EXHIBIT 4


                       MORGAN STANLEY ABS CAPITAL I INC.,
                                   Depositor,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
             Master Servicer, Securities Administrator and Servicer,

                         SAXON MORTGAGE SERVICES, INC.,
                                    Servicer,

                   JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
                                    Servicer,

                          HOMEQ SERVICING CORPORATION,
                                    Servicer,

                       FIRST NLC FINANCIAL SERVICES, LLC,
                               Responsible Party,

                       DECISION ONE MORTGAGE COMPANY, LLC,
                               Responsible Party,

                               WMC MORTGAGE CORP.,
                               Responsible Party,

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                     Trustee

                                       and

                         IXIS REAL ESTATE CAPITAL INC.,
                                    a Sponsor

                ------------------------------------------------

                         POOLING AND SERVICING AGREEMENT

                            Dated as of June 1, 2006

                ------------------------------------------------

              MORGAN STANLEY IXIS REAL ESTATE CAPITAL TRUST 2006-1

                       MORTGAGE PASS THROUGH CERTIFICATES,
                                  SERIES 2006-1

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans.................................
Section 2.02  Acceptance by the Trustee of the Mortgage Loans..............
Section 2.03  Representations and Warranties; Remedies for Breaches of
               Representations and Warranties with Respect to the
               Mortgage Loans..............................................
Section 2.04  Execution and Delivery of Certificates.......................
Section 2.05  REMIC Matters................................................
Section 2.06  Representations and Warranties of the Depositor..............

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

Section 3.01  Servicers to Service Mortgage Loans..........................
Section 3.02  Subservicing Agreements between a Servicer and
               Subservicers................................................
Section 3.03  Successor Subservicers.......................................
Section 3.04  Liability of the Servicers...................................
Section 3.05  No Contractual Relationship between Subservicers, the
               Master Servicer and the Trustee.............................
Section 3.06  Assumption or Termination of Subservicing Agreements by
               Master Servicer.............................................
Section 3.07  Collection of Certain Mortgage Loan Payments.................
Section 3.08  Subservicing Accounts........................................
Section 3.09  Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts.............................................
Section 3.10  Collection Accounts..........................................
Section 3.11  Withdrawals from the Collection Accounts.....................
Section 3.12  Investment of Funds in the Collection Accounts and the
               Distribution Account........................................
Section 3.13  Maintenance of Hazard Insurance and Errors and Omissions
               and Fidelity Coverage.......................................
Section 3.14  Enforcement of "Due-on-Sale" Clauses; Assumption
               Agreements..................................................
Section 3.15  Realization upon Defaulted Mortgage Loans....................
Section 3.16  Release of Mortgage Files....................................
Section 3.17  Title, Conservation and Disposition of REO Property..........
Section 3.18  Notification of Adjustments..................................
Section 3.19  Access to Certain Documentation and Information Regarding
               the Mortgage Loans..........................................
Section 3.20  Documents, Records and Funds in Possession of the
               Servicers to Be Held for the Trustee........................
Section 3.21  Servicing Compensation.......................................
Section 3.22  Annual Statement as to Compliance............................
Section 3.23  Annual Reports on Assessment of Compliance with Servicing
               Criteria; Annual Independent Public Accountants'
               Attestation Report..........................................
Section 3.24  Master Servicer to Act as Servicer...........................
Section 3.25  Compensating Interest........................................
Section 3.26  Credit Reporting; Gramm-Leach-Bliley Act.....................

                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICERS

Section 4.01  Advances.....................................................
Section 4.02  Priorities of Distribution...................................
Section 4.03  Monthly Statements to Certificateholders.....................
Section 4.04  Certain Matters Relating to the Determination of LIBOR.......
Section 4.05  Allocation of Applied Realized Loss Amounts..................
Section 4.06  Swap Account.................................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Certificate Register; Registration of Transfer and
               Exchange of Certificates....................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.04  Persons Deemed Owners........................................
Section 5.05  Access to List of Certificateholders' Names and Addresses....
Section 5.06  Maintenance of Office or Agency..............................

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICERS

Section 6.01  Respective Liabilities of the Depositor and the Servicers....
Section 6.02  Merger or Consolidation of the Depositor or a Servicer.......
Section 6.03  Limitation on Liability of the Depositor, the Servicers
               and Others..................................................
Section 6.04  Limitation on Resignation of a Servicer......................
Section 6.05  Additional Indemnification by the Servicers; Third Party
               Claims......................................................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Master Servicer to Act; Appointment of Successor.............
Section 7.03  Notification to Certificateholders...........................
Section 7.04  No Termination Without Cause.................................

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of the Trustee........................................
Section 8.02  Certain Matters Affecting the Trustee........................
Section 8.03  Trustee Not Liable for Certificates or Mortgage Loans........
Section 8.04  Trustee May Own Certificates.................................
Section 8.05  Trustee's Fees and Expenses..................................
Section 8.06  Eligibility Requirements for the Trustee.....................
Section 8.07  Resignation and Removal of the Trustee.......................
Section 8.08  Successor Trustee............................................
Section 8.09  Merger or Consolidation of the Trustee.......................
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Tax Matters..................................................
Section 8.12  Periodic Filings.............................................
Section 8.13  Tax Treatment of Upper-Tier CarryForward Amounts, Basis
               Risk CarryForward Amounts and Class IO Shortfalls; Tax Classification of the Excess Reserve Fund Account, Swap
               Account and the Interest Rate Swap Agreement................

                                   ARTICLE IX

         ADMINISTRATION OF THE MORTGAGE LOANS BY THE MASTER SERVICER

Section 9.01  Duties of the Master Servicer; Enforcement of Servicer's
               Obligations.................................................
Section 9.02  Maintenance of Fidelity Bond and Errors and Omissions
               Insurance...................................................
Section 9.03  Representations and Warranties of the Master Servicer........
Section 9.04  Master Servicer Events of Default............................
Section 9.05  Waiver of Default............................................
Section 9.06  Successor to the Master Servicer.............................
Section 9.07  Compensation of the Master Servicer..........................
Section 9.08  Merger or Consolidation......................................
Section 9.09  Resignation of the Master Servicer...........................
Section 9.10  Assignment or Delegation of Duties by the Master Servicer....
Section 9.11  Limitation on Liability of the Master Servicer...............
Section 9.12  Indemnification; Third Party Claims..........................

                                    ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

Section 10.01 Duties of Securities Administrator...........................
Section 10.02 Certain Matters Affecting the Securities Administrator.......
Section 10.03 Securities Administrator Not Liable for Certificates or
               Mortgage Loans..............................................
Section 10.04 Securities Administrator May Own Certificates................
Section 10.05 Securities Administrator's Fees and Expenses.................
Section 10.06 Eligibility Requirements for Securities Administrator........
Section 10.07 Resignation and Removal of Securities Administrator..........
Section 10.08 Successor Securities Administrator...........................
Section 10.09 Merger or Consolidation of Securities Administrator..........
Section 10.10 Assignment or Delegation of Duties by the Securities
               Administrator...............................................

                                   ARTICLE XI

                                   TERMINATION

Section 11.01 Termination upon Liquidation or Purchase of the Mortgage
               Loans.......................................................
Section 11.02 Final Distribution on the Certificates.......................
Section 11.03 Additional Termination Requirements..........................

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.01 Amendment....................................................
Section 12.02 Recordation of Agreement; Counterparts.......................
Section 12.03 Governing Law................................................
Section 12.04 Intention of Parties.........................................
Section 12.05 Notices......................................................
Section 12.06 Severability of Provisions...................................
Section 12.07 Assignment; Sales; Advance Facilities........................
Section 12.08 Limitation on Rights of Certificateholders...................
Section 12.09 Inspection and Audit Rights..................................
Section 12.10 Certificates Nonassessable and Fully Paid....................
Section 12.11 Rule of Construction.........................................
Section 12.12 Waiver of Jury Trial.........................................
Section 12.13 Opinions of Internal Counsel of WMC..........................
Section 12.14 Rights of the Third Parties..................................
Section 12.15 Regulation AB Compliance; Intent of the Parties;
               Reasonableness..............................................


SCHEDULES

Schedule I    Mortgage Loan Schedule

Schedule II Representations and Warranties of HomEq Servicing Corporation, as Servicer

Schedule III Representations and Warranties of Morgan Stanley ABS Capital I Inc. as to the MSMC Mortgage Loans

Schedule IV Representations and Warranties of First NLC as to the First NLC-MSMC Mortgage Loans

Schedule V    Representations and Warranties of WMC as to the WMC Mortgage Loans

Schedule VI   Representations and Warranties of WMC as to WMC

Schedule VII Representations and Warranties of Decision One as to the Decision One Mortgage Loans

Schedule VIII Representations and Warranties of JPMorgan, as Servicer

Schedule IX Representations and Warranties of Wells Fargo Bank, National Association, as Servicer

Schedule X Representations and Warranties of Saxon Mortgage Securities Inc., as Servicer

Schedule XI   Representations and Warranties of IXIS Real Estate Capital Inc.


EXHIBITS

Exhibit A    Form of Class A, Class M and Class B Certificate

Exhibit B    Form of Class P Certificate

Exhibit C    Form of Class R Certificate

Exhibit D    Form of Class X Certificate

Exhibit E    Form of Initial Certification of Trustee

Exhibit F    Form of Document Certification and Exception Report of Trustee

Exhibit G    Form of Residual Transfer Affidavit

Exhibit H    Form of Transferor Certificate

Exhibit I    Form of Rule 144A Letter

Exhibit J    Form of Request for Release

Exhibit K    Form of Contents for Each Mortgage File

Exhibit L    Form of Certification to be provided with Form 10-K

Exhibit M    Form of Certification to be provided by the Securities
               Administrator to Depositor

Exhibit N    Form of Certification to be provided by the Servicer to Depositor

Exhibit N-1  Form of Certification to be provided by the Master Servicer to
               Depositor

Exhibit O    First NLC-MSMC Purchase Agreement

Exhibit P    Decision One Purchase Agreement

Exhibit Q    WMC Purchase Agreement

Exhibit R    Meritage Agreements

Exhibit S    AIG Agreements

Exhibit T    Accredited-MSMC Agreements

Exhibit U    Aegis Agreements

Exhibit V    Accredited-IXIS Agreements

Exhibit W    Chapel Agreements

Exhibit X    Encore Agreements

Exhibit Y    First Bank Agreements

Exhibit Z    First Horizon Agreements

Exhibit AA   First NLC-IXIS Agreements

Exhibit BB   FlexPoint Agreements

Exhibit CC   Fremont Agreements

Exhibit DD   Funding America Agreements

Exhibit EE   Lenders Direct Agreements

Exhibit FF   Lime Agreements

Exhibit GG   Mandalay Agreements

Exhibit HH   Master Financial Agreements

Exhibit II   [Reserved]

Exhibit JJ   NC Capital Agreements

Exhibit KK   Quick Loan Agreements

Exhibit LL   Rose Agreements

Exhibit MM   IXIS Agreements

Exhibit NN   CHL Agreements

Exhibit OO   Form of Servicer Power of Attorney

Exhibit PP   Servicing Criteria

Exhibit QQ   Additional Form 10-D Disclosure

Exhibit RR   Additional Form 10-K Disclosure

Exhibit SS   Form 8-K Disclosure Information

Exhibit TT   Interest Rate Swap Agreement

Exhibit UU   JPMorgan Subservicing Agreement

Exhibit VV   Form of Additional Disclosure Notification

Exhibit WW-1 Form of Servicer Reports

Exhibit WW-2 Form of Servicer Report for JPMorgan

Exhibit XX   Standard File Layout - Delinquency Reporting

Exhibit YY   Form 322 Calculation of Realized Loss/Gain Form 332

Exhibit ZZ   Form 332 Realized Loss Report for JPMorgan

            THIS POOLING AND SERVICING AGREEMENT, dated as of June 1, 2006, among MORGAN STANLEY ABS CAPITAL I INC., a Delaware corporation (the "Depositor"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as master servicer, securities administrator and a servicer ("Wells Fargo"), SAXON MORTGAGE SERVICES, INC., a Delaware corporation ("Saxon"), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association ("JPMorgan"), HOMEQ SERVICING CORPORATION, a New Jersey corporation ("HomEq"), and together with Wells Fargo, Saxon and JPMorgan, the "Servicers"), FIRST NLC FINANCIAL SERVICES, LLC, a Florida limited liability company ("First NLC"), DECISION ONE MORTGAGE COMPANY, LLC, a North Carolina limited liability company ("Decision One"), WMC MORTGAGE CORP., a California corporation ("WMC" and together with First NLC and Decision One, the "Responsible Parties"), IXIS REAL ESTATE CAPITAL INC., a New York corporation ("IXIS"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the "Trustee").

                              W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Securities Administrator, on behalf of the Trustee, shall elect that four segregated asset pools within the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Swap Assets, (iii) the Excess Reserve Fund Account, and (iv) the right of the Offered Certificates to receive Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts and the obligation to pay Class IO Shortfalls) be treated for federal income tax purposes as comprising four REMICs (each, a "Trust REMIC" or, in the alternative, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC, respectively). The Class X Interest, Class IO Interest and each Class of Offered Certificates (other than the right of each Class of Offered Certificates to receive Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts and the obligation to pay Class IO Shortfalls) represents ownership of a regular interest in a REMIC for purposes of the REMIC Provisions. The Class R Certificates represent ownership of the sole class of residual interest in each Trust REMIC for purposes of the REMIC Provisions. The Startup Day for each Trust REMIC described herein is the Closing Date. The latest possible maturity date for each regular interest is the latest date referenced in Section 2.05. The Upper-Tier REMIC shall hold as assets the several classes of uncertificated Lower-Tier Regular Interests, set out below. The Lower-Tier REMIC shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-2 Regular Interests. Pooling-Tier REMIC-2 shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-1 Regular Interests. Pooling-Tier REMIC-1 shall hold as assets the assets of the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Swap Assets, (iii) the Excess Reserve Fund Account, and (iv) the right of the Offered Certificates to receive Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts and the obligation to pay Class IO Shortfalls).

            For federal income tax purposes, each Class of Offered Certificates represents a beneficial ownership of a regular interest in the Upper-Tier REMIC, the right to receive Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts, and the obligation to pay Class IO Shortfalls, the Class X Certificates represent beneficial ownership of the Class X Interest, the Class IO Interest, the Interest Rate Swap Agreement, the Swap Account, the Excess Reserve Fund Account and the right to receive Class IO Shortfalls, subject to the obligation to pay Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts, and the Class P Certificates represent beneficial ownership of the Prepayment Premiums, which portions of the Trust Fund shall be treated as a grantor trust under subpart E, Part I of subchapter J of the Code (the "Grantor Trust").

                              Pooling-Tier REMIC-1

            Pooling-Tier REMIC-1 shall issue the following interests in Pooling-Tier REMIC-1, and each such interest, other than the Class PT1-R Interest is hereby designated as a regular interest in the Pooling-Tier REMIC-1. Pooling-Tier REMIC-1 shall also issue the Class PT1-R Interest, which is hereby designated as the sole class of residual interest in Pooling-Tier REMIC-1. The Class PT1-R Interest shall be represented by the Class R Certificates, shall not have a principal balance and shall have no interest rate.

                                 Pooling-Tier    Initial Pooling
              Pooling-Tier          REMIC-1        Tier REMIC-1
              REMIC-1 Interest   Interest Rate   Principal Amount
              ----------------   -------------   ----------------
              Class PT1-1            (1)         $  57,847,305.20
              Class PT1-2A           (2)         $  25,477,252.70
              Class PT1-2B           (3)         $  25,477,252.70
              Class PT1-3A           (2)         $  24,239,719.60
              Class PT1-3B           (3)         $  24,239,719.60
              Class PT1-4A           (2)         $  23,122,242.60
              Class PT1-4B           (3)         $  23,122,242.60
              Class PT1-5A           (2)         $  22,245,238.35
              Class PT1-5B           (3)         $  22,245,238.35
              Class PT1-6A           (2)         $  21,409,379.90
              Class PT1-6B           (3)         $  21,409,379.90
              Class PT1-7A           (2)         $  20,612,107.45
              Class PT1-7B           (3)         $  20,612,107.45
              Class PT1-8A           (2)         $  19,850,961.70
              Class PT1-8B           (3)         $  19,850,961.70
              Class PT1-9A           (2)         $  19,123,410.55
              Class PT1-9B           (3)         $  19,123,410.55
              Class PT1-10A          (2)         $  18,427,305.80
              Class PT1-10B          (3)         $  18,427,305.80
              Class PT1-11A          (2)         $  17,760,543.85
              Class PT1-11B          (3)         $  17,760,543.85
              Class PT1-12A          (2)         $  17,119,535.10
              Class PT1-12B          (3)         $  17,119,535.10
              Class PT1-13A          (2)         $  16,503,373.40
              Class PT1-13B          (3)         $  16,503,373.40
              Class PT1-14A          (2)         $  15,895,984.50
              Class PT1-14B          (3)         $  15,895,984.50
              Class PT1-15A          (2)         $  15,244,124.80
              Class PT1-15B          (3)         $  15,244,124.80
              Class PT1-16A          (2)         $  14,583,387.75
              Class PT1-16B          (3)         $  14,583,387.75
              Class PT1-17A          (2)         $  13,948,909.60
              Class PT1-17B          (3)         $  13,948,909.60
              Class PT1-18A          (2)         $  13,342,147.80
              Class PT1-18B          (3)         $  13,342,147.80
              Class PT1-19A          (2)         $  12,981,690.55
              Class PT1-19B          (3)         $  12,981,690.55
              Class PT1-20A          (2)         $  15,118,368.35
              Class PT1-20B          (3)         $  15,118,368.35
              Class PT1-21A          (2)         $  37,379,266.10
              Class PT1-21B          (3)         $  37,379,266.10
              Class PT1-22A          (2)         $ 152,236,121.35
              Class PT1-22B          (3)         $ 152,236,121.35
              Class PT1-23A          (2)         $   5,553,443.40
              Class PT1-23B          (3)         $   5,553,443.40
              Class PT1-24A          (2)         $   3,143,741.55
              Class PT1-24B          (3)         $   3,143,741.55
              Class PT1-25A          (2)         $   2,718,794.85
              Class PT1-25B          (3)         $   2,718,794.85
              Class PT1-26A          (2)         $   2,609,572.40
              Class PT1-26B          (3)         $   2,609,572.40
              Class PT1-27A          (2)         $   2,504,799.65
              Class PT1-27B          (3)         $   2,504,799.65
              Class PT1-28A          (2)         $   2,404,336.25
              Class PT1-28B          (3)         $   2,404,336.25
              Class PT1-29A          (2)         $   2,308,070.35
              Class PT1-29B          (3)         $   2,308,070.35
              Class PT1-30A          (2)         $   2,215,535.55
              Class PT1-30B          (3)         $   2,215,535.55
              Class PT1-31A          (2)         $   2,175,627.05
              Class PT1-31B          (3)         $   2,175,627.05
              Class PT1-32A          (2)         $   2,039,370.15
              Class PT1-32B          (3)         $   2,039,370.15
              Class PT1-33A          (2)         $   3,766,786.30
              Class PT1-33B          (3)         $   3,766,786.30
              Class PT1-34A          (2)         $  24,379,694.75
              Class PT1-34B          (3)         $  24,379,694.75
              Class PT1-35A          (2)         $   1,105,561.65
              Class PT1-35B          (3)         $   1,105,561.65
              Class PT1-36A          (2)         $     713,350.75
              Class PT1-36B          (3)         $     713,350.75
              Class PT1-37A          (2)         $     649,621.00
              Class PT1-37B          (3)         $     649,621.00
              Class PT1-38A          (2)         $     628,614.65
              Class PT1-38B          (3)         $     628,614.65
              Class PT1-39A          (2)         $     608,262.55
              Class PT1-39B          (3)         $     608,262.55
              Class PT1-40A          (2)         $     588,546.65
              Class PT1-40B          (3)         $     588,546.65
              Class PT1-41A          (2)         $     569,494.05
              Class PT1-41B          (3)         $     569,494.05
              Class PT1-42A          (2)         $     550,988.80
              Class PT1-42B          (3)         $     550,988.80
              Class PT1-43A          (2)         $     533,063.40
              Class PT1-43B          (3)         $     533,063.40
              Class PT1-44A          (2)         $     515,701.50
              Class PT1-44B          (3)         $     515,701.50
              Class PT1-45A          (2)         $     498,886.15
              Class PT1-45B          (3)         $     498,886.15
              Class PT1-46A          (2)         $     482,601.20
              Class PT1-46B          (3)         $     482,601.20
              Class PT1-47A          (2)         $     466,832.10
              Class PT1-47B          (3)         $     466,832.10
              Class PT1-48A          (2)         $     451,560.45
              Class PT1-48B          (3)         $     451,560.45
              Class PT1-49A          (2)         $     436,772.70
              Class PT1-49B          (3)         $     436,772.70
              Class PT1-50A          (2)         $     422,454.30
              Class PT1-50B          (3)         $     422,454.30
              Class PT1-51A          (2)         $     408,591.00
              Class PT1-51B          (3)         $     408,591.00
              Class PT1-52A          (2)         $     395,168.95
              Class PT1-52B          (3)         $     395,168.95
              Class PT1-53A          (2)         $     382,174.80
              Class PT1-53B          (3)         $     382,174.80
              Class PT1-54A          (2)         $  10,975,089.70
              Class PT1-54B          (3)         $  10,975,089.70
              Class PT1-R            (4)                       (4)

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the Pooling-Tier REMIC-1 WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the product of
      (i) 2 and (ii) the Pooling-Tier REMIC-1 WAC Rate, subject to a maximum rate of 10.80%.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Pooling-Tier REMIC-1 WAC Rate over (B) 10.80%.

(4) The Class PT1-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans for such Distribution Date shall be deemed to be distributed to the Pooling-Tier REMIC-1 Regular Interests at the rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Mortgage Loans (including, for the first Distribution Date only, the Closing Date Deposit Amount) shall be allocated to the outstanding Pooling-Tier REMIC-1 Regular Interest with the lowest numerical denomination until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero, provided that, with respect to Pooling-Tier REMIC-1 Regular Interests with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-1 Regular Interests, until the Pooling-Tier REMIC-1 Principal Amount of such interests is reduced to zero.

                              Pooling-Tier REMIC-2

            Pooling-Tier REMIC-2 shall issue the following interests in Pooling-Tier REMIC-2, and each such interest, other than the Class PT2-R Interest, is hereby designated as a regular interest in Pooling-Tier REMIC-2. The Class PT2-R Interest is hereby designated as the sole class of residual interest in Pooling-Tier REMIC-2 and shall be represented by the Class R Certificates.

                                                                                         Corresponding
                   Pooling-Tier    Pooling-Tier      Corresponding     Corresponding       Scheduled
                     REMIC-2      REMIC-2 Initial    Pooling-Tier       Pooling-Tier       Crossover
Pooling-Tier         Interest        Principal        REMIC-2 IO          REMIC-1         Distribution
REMIC-2 Interest       Rate           Amount           Interest       Regular Interest        Date
----------------   ------------   ---------------   ---------------   ----------------   --------------
Class PT2-1            (1)        $ 57,847,305.20         N/A               N/A               N/A
Class PT2-2A           (2)        $ 25,477,252.70   Class PT2-IO-2          N/A               N/A
Class PT2-2B           (3)        $ 25,477,252.70         N/A               N/A               N/A
Class PT2-3A           (2)        $ 24,239,719.60   Class PT2-IO-3          N/A               N/A
Class PT2-3B           (3)        $ 24,239,719.60         N/A               N/A               N/A
Class PT2-4A           (2)        $ 23,122,242.60   Class PT2-IO-4          N/A               N/A
Class PT2-4B           (3)        $ 23,122,242.60         N/A               N/A               N/A
Class PT2-5A           (2)        $ 22,245,238.35   Class PT2-IO-5          N/A               N/A
Class PT2-5B           (3)        $ 22,245,238.35         N/A               N/A               N/A
Class PT2-6A           (2)        $ 21,409,379.90   Class PT2-IO-6          N/A               N/A
Class PT2-6B           (3)        $ 21,409,379.90         N/A               N/A               N/A
Class PT2-7A           (2)        $ 20,612,107.45   Class PT2-IO-7          N/A               N/A
Class PT2-7B           (3)        $ 20,612,107.45         N/A               N/A               N/A
Class PT2-8A           (2)        $ 19,850,961.70   Class PT2-IO-8          N/A               N/A
Class PT2-8B           (3)        $ 19,850,961.70         N/A               N/A               N/A
Class PT2-9A           (2)        $ 19,123,410.55   Class PT2-IO-9          N/A               N/A
Class PT2-9B           (3)        $ 19,123,410.55         N/A               N/A               N/A
Class PT2-10A          (2)        $ 18,427,305.80   Class PT2-IO-10         N/A               N/A
Class PT2-10B          (3)        $ 18,427,305.80         N/A               N/A               N/A
Class PT2-11A          (2)        $ 17,760,543.85   Class PT2-IO-11         N/A               N/A
Class PT2-11B          (3)        $ 17,760,543.85         N/A               N/A               N/A
Class PT2-12A          (2)        $ 17,119,535.10   Class PT2-IO-12         N/A               N/A
Class PT2-12B          (3)        $ 17,119,535.10         N/A               N/A               N/A
Class PT2-13A          (2)        $ 16,503,373.40   Class PT2-IO-13         N/A               N/A
Class PT2-13B          (3)        $ 16,503,373.40         N/A               N/A               N/A
Class PT2-14A          (2)        $ 15,895,984.50   Class PT2-IO-14         N/A               N/A
Class PT2-14B          (3)        $ 15,895,984.50         N/A               N/A               N/A
Class PT2-15A          (2)        $ 15,244,124.80   Class PT2-IO-15         N/A               N/A
Class PT2-15B          (3)        $ 15,244,124.80         N/A               N/A               N/A
Class PT2-16A          (2)        $ 14,583,387.75   Class PT2-IO-16         N/A               N/A
Class PT2-16B          (3)        $ 14,583,387.75         N/A               N/A               N/A
Class PT2-17A          (2)        $ 13,948,909.60   Class PT2-IO-17         N/A               N/A
Class PT2-17B          (3)        $ 13,948,909.60         N/A               N/A               N/A
Class PT2-18A          (2)        $ 13,342,147.80   Class PT2-IO-18         N/A               N/A
Class PT2-18B          (3)        $ 13,342,147.80         N/A               N/A               N/A
Class PT2-19A          (2)        $ 12,981,690.55   Class PT2-IO-19         N/A               N/A
Class PT2-19B          (3)        $ 12,981,690.55         N/A               N/A               N/A
Class PT2-20A          (2)        $ 15,118,368.35   Class PT2-IO-20         N/A               N/A
Class PT2-20B          (3)        $ 15,118,368.35         N/A               N/A               N/A
Class PT2-21A          (2)        $ 37,379,266.10   Class PT2-IO-21         N/A               N/A
Class PT2-21B          (3)        $ 37,379,266.10         N/A               N/A               N/A
Class PT2-22A          (2)        $152,236,121.35   Class PT2-IO-22         N/A               N/A
Class PT2-22B          (3)        $152,236,121.35         N/A               N/A               N/A
Class PT2-23A          (2)        $  5,553,443.40   Class PT2-IO-23         N/A               N/A
Class PT2-23B          (3)        $  5,553,443.40         N/A               N/A               N/A
Class PT2-24A          (2)        $  3,143,741.55   Class PT2-IO-24         N/A               N/A
Class PT2-24B          (3)        $  3,143,741.55         N/A               N/A               N/A
Class PT2-25A          (2)        $  2,718,794.85   Class PT2-IO-25         N/A               N/A
Class PT2-25B          (3)        $  2,718,794.85         N/A               N/A               N/A
Class PT2-26A          (2)        $  2,609,572.40   Class PT2-IO-26         N/A               N/A
Class PT2-26B          (3)        $  2,609,572.40         N/A               N/A               N/A
Class PT2-27A          (2)        $  2,504,799.65   Class PT2-IO-27         N/A               N/A
Class PT2-27B          (3)        $  2,504,799.65         N/A               N/A               N/A
Class PT2-28A          (2)        $  2,404,336.25   Class PT2-IO-28         N/A               N/A
Class PT2-28B          (3)        $  2,404,336.25         N/A               N/A               N/A
Class PT2-29A          (2)        $  2,308,070.35   Class PT2-IO-29         N/A               N/A
Class PT2-29B          (3)        $  2,308,070.35         N/A               N/A               N/A
Class PT2-30A          (2)        $  2,215,535.55   Class PT2-IO-30         N/A               N/A
Class PT2-30B          (3)        $  2,215,535.55         N/A               N/A               N/A
Class PT2-31A          (2)        $  2,175,627.05   Class PT2-IO-31         N/A               N/A
Class PT2-31B          (3)        $  2,175,627.05         N/A               N/A               N/A
Class PT2-32A          (2)        $  2,039,370.15   Class PT2-IO-32         N/A               N/A
Class PT2-32B          (3)        $  2,039,370.15         N/A               N/A               N/A
Class PT2-33A          (2)        $  3,766,786.30   Class PT2-IO-33         N/A               N/A
Class PT2-33B          (3)        $  3,766,786.30         N/A               N/A               N/A
Class PT2-34A          (2)        $ 24,379,694.75   Class PT2-IO-34         N/A               N/A
Class PT2-34B          (3)        $ 24,379,694.75         N/A               N/A               N/A
Class PT2-35A          (2)        $  1,105,561.65   Class PT2-IO-35         N/A               N/A
Class PT2-35B          (3)        $  1,105,561.65         N/A               N/A               N/A
Class PT2-36A          (2)        $    713,350.75   Class PT2-IO-36         N/A               N/A
Class PT2-36B          (3)        $    713,350.75         N/A               N/A               N/A
Class PT2-37A          (2)        $    649,621.00   Class PT2-IO-37         N/A               N/A
Class PT2-37B          (3)        $    649,621.00         N/A               N/A               N/A
Class PT2-38A          (2)        $    628,614.65   Class PT2-IO-38         N/A               N/A
Class PT2-38B          (3)        $    628,614.65         N/A               N/A               N/A
Class PT2-39A          (2)        $    608,262.55   Class PT2-IO-39         N/A               N/A
Class PT2-39B          (3)        $    608,262.55         N/A               N/A               N/A
Class PT2-40A          (2)        $    588,546.65   Class PT2-IO-40         N/A               N/A
Class PT2-40B          (3)        $    588,546.65         N/A               N/A               N/A
Class PT2-41A          (2)        $    569,494.05   Class PT2-IO-41         N/A               N/A
Class PT2-41B          (3)        $    569,494.05         N/A               N/A               N/A
Class PT2-42A          (2)        $    550,988.80   Class PT2-IO-42         N/A               N/A
Class PT2-42B          (3)        $    550,988.80         N/A               N/A               N/A
Class PT2-43A          (2)        $    533,063.40   Class PT2-IO-43         N/A               N/A
Class PT2-43B          (3)        $    533,063.40         N/A               N/A               N/A
Class PT2-44A          (2)        $    515,701.50   Class PT2-IO-44         N/A               N/A
Class PT2-44B          (3)        $    515,701.50         N/A               N/A               N/A
Class PT2-45A          (2)        $    498,886.15   Class PT2-IO-45         N/A               N/A
Class PT2-45B          (3)        $    498,886.15         N/A               N/A               N/A
Class PT2-46A          (2)        $    482,601.20   Class PT2-IO-46         N/A               N/A
Class PT2-46B          (3)        $    482,601.20         N/A               N/A               N/A
Class PT2-47A          (2)        $    466,832.10   Class PT2-IO-47         N/A               N/A
Class PT2-47B          (3)        $    466,832.10         N/A               N/A               N/A
Class PT2-48A          (2)        $    451,560.45   Class PT2-IO-48         N/A               N/A
Class PT2-48B          (3)        $    451,560.45         N/A               N/A               N/A
Class PT2-49A          (2)        $    436,772.70   Class PT2-IO-49         N/A               N/A
Class PT2-49B          (3)        $    436,772.70         N/A               N/A               N/A
Class PT2-50A          (2)        $    422,454.30   Class PT2-IO-50         N/A               N/A
Class PT2-50B          (3)        $    422,454.30         N/A               N/A               N/A
Class PT2-51A          (2)        $    408,591.00   Class PT2-IO-51         N/A               N/A
Class PT2-51B          (3)        $    408,591.00         N/A               N/A               N/A
Class PT2-52A          (2)        $    395,168.95   Class PT2-IO-52         N/A               N/A
Class PT2-52B          (3)        $    395,168.95         N/A               N/A               N/A
Class PT2-53A          (2)        $    382,174.80   Class PT2-IO-53         N/A               N/A
Class PT2-53B          (3)        $    382,174.80         N/A               N/A               N/A
Class PT2-54A          (2)        $ 10,975,089.70   Class PT2-IO-54         N/A               N/A
Class PT2-54B          (3)        $ 10,975,089.70         N/A               N/A               N/A
Class PT2-IO-2         (4)             (4)                N/A           Class PT1-2A       July 2006
Class PT2-IO-3         (4)             (4)                N/A           Class PT1-3A      August 2006
Class PT2-IO-4         (4)             (4)                N/A           Class PT1-4A     September 2006
Class PT2-IO-5         (4)             (4)                N/A           Class PT1-5A      October 2006
Class PT2-IO-6         (4)             (4)                N/A           Class PT1-6A     November 2006
Class PT2-IO-7         (4)             (4)                N/A           Class PT1-7A     December 2006
Class PT2-IO-8         (4)             (4)                N/A           Class PT1-8A      January 2007
Class PT2-IO-9         (4)             (4)                N/A           Class PT1-9A     February 2007
Class PT2-IO-10        (4)             (4)                N/A          Class PT1-10A       March 2007
Class PT2-IO-11        (4)             (4)                N/A          Class PT1-11A       April 2007
Class PT2-IO-12        (4)             (4)                N/A          Class PT1-12A        May 2007
Class PT2-IO-13        (4)             (4)                N/A          Class PT1-13A       June 2007
Class PT2-IO-14        (4)             (4)                N/A          Class PT1-14A       July 2007
Class PT2-IO-15        (4)             (4)                N/A          Class PT1-15A      August 2007
Class PT2-IO-16        (4)             (4)                N/A          Class PT1-16A     September 2007
Class PT2-IO-17        (4)             (4)                N/A          Class PT1-17A      October 2007
Class PT2-IO-18        (4)             (4)                N/A          Class PT1-18A     November 2007
Class PT2-IO-19        (4)             (4)                N/A          Class PT1-19A     December 2007
Class PT2-IO-20        (4)             (4)                N/A          Class PT1-20A      January 2008
Class PT2-IO-21        (4)             (4)                N/A          Class PT1-21A     February 2008
Class PT2-IO-22        (4)             (4)                N/A          Class PT1-22A       March 2008
Class PT2-IO-23        (4)             (4)                N/A          Class PT1-23A       April 2008
Class PT2-IO-24        (4)             (4)                N/A          Class PT1-24A        May 2008
Class PT2-IO-25        (4)             (4)                N/A          Class PT1-25A       June 2008
Class PT2-IO-26        (4)             (4)                N/A          Class PT1-26A       July 2008
Class PT2-IO-27        (4)             (4)                N/A          Class PT1-27A      August 2008
Class PT2-IO-28        (4)             (4)                N/A          Class PT1-28A     September 2008
Class PT2-IO-29        (4)             (4)                N/A          Class PT1-29A      October 2008
Class PT2-IO-30        (4)             (4)                N/A          Class PT1-30A     November 2008
Class PT2-IO-31        (4)             (4)                N/A          Class PT1-31A     December 2008
Class PT2-IO-32        (4)             (4)                N/A          Class PT1-32A      January 2009
Class PT2-IO-33        (4)             (4)                N/A          Class PT1-33A     February 2009
Class PT2-IO-34        (4)             (4)                N/A          Class PT1-34A       March 2009
Class PT2-IO-35        (4)             (4)                N/A          Class PT1-35A       April 2009
Class PT2-IO-36        (4)             (4)                N/A          Class PT1-36A        May 2009
Class PT2-IO-37        (4)             (4)                N/A          Class PT1-37A       June 2009
Class PT2-IO-38        (4)             (4)                N/A          Class PT1-38A       July 2009
Class PT2-IO-39        (4)             (4)                N/A          Class PT1-39A      August 2009
Class PT2-IO-40        (4)             (4)                N/A          Class PT1-40A     September 2009
Class PT2-IO-41        (4)             (4)                N/A          Class PT1-41A      October 2009
Class PT2-IO-42        (4)             (4)                N/A          Class PT1-42A     November 2009
Class PT2-IO-43        (4)             (4)                N/A          Class PT1-43A     December 2009
Class PT2-IO-44        (4)             (4)                N/A          Class PT1-44A      January 2010
Class PT2-IO-45        (4)             (4)                N/A          Class PT1-45A     February 2010
Class PT2-IO-46        (4)             (4)                N/A          Class PT1-46A       March 2010
Class PT2-IO-47        (4)             (4)                N/A          Class PT1-47A       April 2010
Class PT2-IO-48        (4)             (4)                N/A          Class PT1-48A        May 2010
Class PT2-IO-49        (4)             (4)                N/A          Class PT1-49A       June 2010
Class PT2-IO-50        (4)             (4)                N/A          Class PT1-50A       July 2010
Class PT2-IO-51        (4)             (4)                N/A          Class PT1-51A      August 2010
Class PT2-IO-52        (4)             (4)                N/A          Class PT1-52A     September 2010
Class PT2-IO-53        (4)             (4)                N/A          Class PT1-53A      October 2010
Class PT2-IO-54        (4)             (4)                N/A          Class PT1-54A     November 2010
Class PT2-R            (5)             (5)                N/A               N/A               N/A

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the Pooling-Tier REMIC-1 WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having an "A" in their class designation, provided that, on each Distribution Date on which interest is distributable on the Corresponding Pooling-Tier REMIC-2 IO Interest, this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate equal to Swap LIBOR subject to a maximum rate equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having an "A" in their class designation.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per-annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having a "B" in their class designation.

(4) Each Pooling-Tier REMIC-2 IO is an interest only interest and does not have a principal balance but has a notional balance ("Pooling-Tier REMIC-2 IO Notional Balance") equal to the Pooling-Tier REMIC-2 Principal Amount of the Corresponding Pooling-Tier REMIC-1 Regular Interest. From the Closing Date through and including the Corresponding Scheduled Crossover Distribution Date, each Pooling-Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Corresponding Pooling-Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Pooling-Tier REMIC-1 Interest Rate for the Corresponding Pooling-Tier REMIC-1 Regular Interest over (ii) Swap LIBOR. After the Corresponding Scheduled Crossover Distribution Date, the Pooling-Tier REMIC-2 IO Interest shall not accrue interest.

(5) The Class PT2-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans for such Distribution Date shall be distributed to the Pooling-Tier REMIC-2 Regular Interests at the Pooling-Tier REMIC-2 Interest Rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Mortgage Loans (including, for the first Distribution Date only, the Closing Date Deposit Amount) shall be allocated to the then outstanding Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests) with the lowest numerical denomination until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero, provided that, for Pooling-Tier REMIC-2 Regular Interests Mortgage Loans with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-2 Regular Interests, until the Pooling-Tier REMIC-2 Principal Amount of such interests is reduced to zero.

                                Lower-Tier REMIC

            The Lower-Tier REMIC shall issue the following interests, and each such interest, other than the Class LT-R Interest, is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-R Interest is hereby designated as the sole class of residual interest in the Lower-Tier REMIC and shall be represented by the Class R Certificates.

                                                                Corresponding
                   Lower-Tier                                    Upper-Tier
Lower-Tier          Interest         Initial Lower-Tier         REMIC Regular
REMIC Interest        Rate            Principal Amount            Interest
----------------   ----------   -----------------------------   -------------
Class LT-A-fpt        (1)       1/2 initial Class Certificate       A-fpt
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-A-1          (1)       1/2 initial Class Certificate        A-1
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-A-2          (1)       1/2 initial Class Certificate        A-2
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-A-3          (1)       1/2 initial Class Certificate        A-3
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-A-4          (1)       1/2 initial Class Certificate        A-4
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-M-1          (1)       1/2 initial Class Certificate        M-1
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-M-2          (1)       1/2 initial Class Certificate        M-2
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-M-3          (1)       1/2 initial Class Certificate        M-3
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-M-4          (1)       1/2 initial Class Certificate        M-4
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-M-5          (1)       1/2 initial Class Certificate        M-5
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-M-6          (1)       1/2 initial Class Certificate        M-6
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-B-1          (1)       1/2 initial Class Certificate        B-1
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-B-2          (1)       1/2 initial Class Certificate        B-2
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-B-3          (1)       1/2 initial Class Certificate        B-3
                                Balance of Corresponding
                                Upper-Tier Regular Interest
Class LT-Accrual      (1)       1/2 Pool Stated Principal            N/A
                                Balance plus 1/2 Subordinated
                                Amount
Class LT-IO           (2)                   (2)                      N/A
Class LT-R            (3)                   (3)                      N/A

------------

(1) The interest rate with respect to any Distribution Date for these interests is a per-annum variable rate equal to the weighted average of the Pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests).

(2) This Lower-Tier Regular Interest is an interest only interest and does not have a Lower-Tier Principal Amount. On each Distribution Date, this Lower-Tier Regular Interest shall be entitled to receive all interest distributable on the Pooling-Tier REMIC-2 IO Interests.

(3) The Class LT-R Interest is the sole class of residual interest in the Lower-Tier REMIC and it does not have a principal amount or an interest rate.

            Each Lower-Tier Regular Interest is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-A-fpt, Class LT-A-1, Class LT-A-2, Class LT-A-3, Class LT-A-4, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2 and Class LT-B-3 Interests are hereby designated the LT Accretion Directed Classes (the "LT Accretion Directed Classes").

            On each Distribution Date, 50% of the increase in the Subordinated Amount shall be payable as a reduction of the Lower-Tier Principal Amount of the LT Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Corresponding Class) and shall be accrued and added to the Lower-Tier Principal Amount of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower-Tier Principal Amount of the Class LT-Accrual Interest shall not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. In the event that: (i) 50% of the increase in the Subordinated Amount exceeds (ii) interest accruals on the Class LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Subordinated Amount for purposes of determining the amount of interest accrual on the Class LT-Accrual Interest payable as principal on the LT Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans (including, for the first Distribution Date only, the Closing Date Deposit Amount) and all Subsequent Recoveries allocable to principal shall be allocated (i) 50% to the Class LT-Accrual Interest and (ii) 50% to the LT Accretion Directed Classes (such principal payments and Subsequent Recoveries shall be allocated among such LT Accretion Directed Classes in an amount equal to 50% of the principal amounts and Subsequent Recoveries allocated to their respective Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class X Interest that result in the reduction in the Subordinated Amount shall be allocated to the Class LT-Accrual Interest (until paid in full). Realized Losses shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower-Tier Principal Amount of each LT Accretion Directed Class is equal to 50% of the Class Certificate Balance of its Corresponding Class, and (ii) the Class LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Mortgage Loans plus 50% of the Subordinated Amount. Any increase in the Class Certificate Balance of a Class of Offered Certificates as a result of a Subsequent Recovery shall increase the Lower-Tier Principal Amount of the Corresponding Lower-Tier Regular Interest by 50% of such increase, and the remaining 50% of such increase shall increase the Lower-Tier Principal Amount of the Class LT-Accrual Interest.

                                Upper-Tier REMIC

            The Upper-Tier REMIC shall issue the following interests, and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper-Tier REMIC. The Class UT-R Interest is hereby designated as the sole class of residual interests in the Upper-Tier REMIC and shall be represented by the Class R Certificates.

                                                            Corresponding
       Upper-Tier        Upper-Tier     Initial Principal     Class of
       REMIC Interest   Interest Rate   Upper-Tier Amount   Certificates
       --------------   -------------   -----------------   -------------
       Class A-fpt          (1)         $     350,000,000    Class A-fpt
       Class A-1            (1)         $     251,995,000     Class A-1
       Class A-2            (1)         $      64,435,000     Class A-2
       Class A-3            (1)         $     219,255,000     Class A-3
       Class A-4            (1)         $     121,500,000     Class A-4
       Class M-1            (1)         $      47,563,000     Class M-1
       Class M-2            (1)         $      43,707,000     Class M-2
       Class M-3            (1)         $      25,710,000     Class M-3
       Class M-4            (1)         $      23,139,000     Class M-4
       Class M-5            (1)         $      21,853,000     Class M-5
       Class M-6            (1)         $      21,211,000     Class M-6
       Class B-1            (1)         $      19,282,000     Class B-1
       Class B-2            (1)         $      18,640,000     Class B-2
       Class B-3            (1)         $      14,140,000     Class B-3
       Class IO             (2)               (2)                N/A
       Class X              (3)               (3)              Class X
       Class UT-R           (4)               (4)              Class R

------------

(1) For any Distribution Date (and the related Interest Accrual Period) this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the WAC Cap) for the Corresponding Class of Certificates and (ii) the Upper-Tier REMIC WAC Rate.

(2) This interest is an interest only interest and does not have a principal balance. On each Distribution Date, the Class IO Interest shall be entitled to receive all interest distributable on the Class LT-IO Interest. This interest shall be beneficially owned by the holders of the Class X Certificates and shall be held as an asset of the Swap Account.

(3) The Class X Interest has an initial principal balance of $43,065,666 but will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X Interest shall have a notional principal balance equal to the aggregate of the Lower-Tier Principal Amounts of the Lower-Tier Regular Interests (other than the Class LT-IO Interest) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class X Interest shall bear interest at a rate equal to the excess, if any, of the Upper-Tier REMIC WAC Rate over the product of (i) 2 and (ii) the weighted average of the Lower-Tier Interest Rates of the Lower-Tier REMIC Interests (other than the Class LT-IO Interest), where the Lower-Tier Interest Rate on each of the Class LT-Accrual Interest is subject to a cap equal to zero and each LT-Accretion Directed Class is subject to a cap equal to the Upper-Tier Interest Rate on its Corresponding Class of Upper-Tier Regular Interest. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class X Interest shall be deferred in an amount equal to any increase in the Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(4) The Class UT-R Interest does not have an interest rate or a principal balance.

            On each Distribution Date, interest distributable in respect of the Lower-Tier Interests for such Distribution Date shall be deemed to be distributed on the interests in the Upper-Tier REMIC at the rates shown above, provided that the Class IO Interest shall be entitled to receive interest before any other interest in the Upper-Tier REMIC.

            On each Distribution Date, all Realized Losses, Subsequent Recoveries and all payments of principal shall be allocated to the Upper-Tier REMIC Interests until the outstanding principal balance of each such interest equals the outstanding Class Certificate Balance of the Corresponding Class of Certificates as of such Distribution Date.

                                The Certificates

                              Class Pass-Through          Class
          Class Designation          Rate          Certificate Balance
          -----------------   ------------------   -------------------
          Class A-fpt                         (1)  $       350,000,000
          Class A-1                           (1)  $       251,995,000
          Class A-2                           (1)  $        64,435,000
          Class A-3                           (1)  $       219,255,000
          Class A-4                           (1)  $       121,500,000
          Class M-1                           (2)  $        47,563,000
          Class M-2                           (2)  $        43,707,000
          Class M-3                           (2)  $        25,710,000
          Class M-4                           (2)  $        23,139,000
          Class M-5                           (2)  $        21,853,000
          Class M-6                           (2)  $        21,211,000
          Class B-1                           (2)  $        19,282,000
          Class B-2                           (2)  $        18,640,000
          Class B-3                           (2)  $        14,140,000
          Class X                             (3)  $                 0(3)
          Class R                             (4)  $                 0(4)

------------

(1) The Class A-fpt, Class A-1, Class A-2, Class A-3 and Class A-4 Certificates will bear interest during each Interest Accrual Period at a per-annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap.

(2) The Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates will bear interest during each Interest Accrual Period at a per-annum rate equal to the lesser of
      (i) LIBOR plus the applicable Pass-Through Margin, and (ii) the WAC Cap.

(3) The Class X Certificates will represent beneficial ownership of the Class X Interest, the Class IO Interest, the Interest Rate Swap Agreement, the right to Class IO Shortfalls and amounts in the Excess Reserve Fund Account and the Swap Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk CarryForward Amounts and amounts in the Swap Account, subject to the obligation to make Net Swap Payments, Swap Termination Payments, remaining Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts. For federal income tax purposes, the Securities Administrator will treat a Class X Certificateholder's obligation to make payments from the Excess Reserve Fund Account or the Swap Account to the holders of the Offered Certificates as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders in favor of each Class of Offered Certificates. Such rights of the Class X Certificateholders and Offered Certificateholders shall be treated as held in the Grantor Trust.

(4) The Class R Certificates do not have an interest rate or a principal balance.

(5) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper-Tier Regular Interest but also the right to receive payments from the Excess Reserve Fund Account and the Swap Account in respect of any Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts. Each of these Certificates will also be subject to the obligation to pay Class IO Shortfalls as described in Section 8.13. For federal income tax purposes, any amount distributed on the Offered Certificates on any such Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Swap Account, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Offered Certificates on such Distribution Date shall be treated as having been paid to the Swap Account, all pursuant to, and as further provided in, Section 8.13. For federal income tax purposes, the Securities Administrator will treat a Certificateholder's right to receive payments from the Excess Reserve Fund Account or the Swap Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders.

            The minimum denomination for each Class of Certificates, other than the Class P, Class R and the Class X Certificates, will be $25,000 with integral multiples of $1 in excess thereof. The minimum denomination for the Class P and the Class X Certificates will each be a 1% Percentage Interest in such Class. The Class R Certificate will represent a 100% Percentage Interest in such Class.

            It is expected that each Class of Certificates will receive its final distribution of principal and interest on or prior to the Final Scheduled Distribution Date.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates................  All Classes of Certificates other than the Physical Certificates.

Class A Certificates...................  Class A-fpt, Class A-1, Class A-2,
                                         Class A-3 and Class A-4 Certificates.

Class B Certificates...................  Class B-1, Class B-2 and Class B-3
                                         Certificates.

Class M Certificates...................  Class M-1, Class M-2, Class M-3,
                                         Class M-4, Class M-5 and Class M-6
                                         Certificates.

Delay Certificates.....................  None.

ERISA-Restricted Certificates..........  Class R, Class P and Class X
                                         Certificates; any certificate with a
                                         rating below the lowest applicable
                                         permitted rating under the
                                         Underwriters' Exemption.

Non-Delay Certificates.................  Class A, Class X and Subordinated
                                         Certificates.

Offered Certificates...................  All Certificates other than the
                                         Private Certificates.

Physical Certificates..................  Class P, Class X and Class R
                                         Certificates.

Private Certificates...................  Class P, Class X and Class R
                                         Certificates.

Rating Agencies........................  Fitch, Moody's and Standard & Poor's.

Regular Certificates...................  All Classes of Certificates other than the Class P and Class R Certificates.

Residual Certificates..................  Class R Certificates.

Subordinated Certificates..............  Class M and Class B Certificates.

                                   ARTICLE I

                                   DEFINITIONS

            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices set forth in Section 3.01(a) of this Agreement.

            Account: Any of the Collection Accounts, the Distribution Account, any Escrow Account, the Excess Reserve Fund Account or the Swap Account. Each Account shall be a non-interest bearing trust account which is an Eligible Account.

            Accredited: Accredited Home Lenders, Inc., a California corporation, and its successors in interest.

            Accredited Assignment Agreements: The Accredited-IXIS Assignment Agreement and the Accredited-MSMC Assignment Agreement.

            Accredited-IXIS Agreements: The Accredited-IXIS Purchase Agreement and the Accredited-IXIS Assignment Agreement, copies of which are attached hereto as Exhibit V.

            Accredited-IXIS Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Accredited.

            Accredited-IXIS Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2006, by and between Accredited and IXIS.

            Accredited Mortgage Loans: The Mortgage Loans purchased by the Sponsors pursuant to the Accredited Purchase Agreements for which Accredited is identified as Originator on the Mortgage Loan Schedule.

            Accredited-MSMC Agreements: The Accredited-MSMC Purchase Agreement and the Accredited-MSMC Assignment Agreement, copies of which are attached hereto as Exhibit T.

            Accredited-MSMC Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among MSMC, the Depositor and Accredited.

            Accredited-MSMC Purchase Agreement: With respect to Accredited Mortgage Loans purchased by MSMC prior to February 1, 2006 (as set forth on the Mortgage Loan Schedule), the Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, and with respect to Accredited Mortgage Loans purchased by MSMC on or after February 1, 2006 (as set forth on the Mortgage Loan Schedule), the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, in each case between Accredited and MSMC.

            Accredited Purchase Agreements: The Accredited-IXIS Purchase Agreement and the Accredited-MSMC Purchase Agreement.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of Offered Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.02.

            Additional Disclosure Notification: A notification in the form of
Exhibit VV hereto.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan.

            Adjusted Net Mortgage Rate: As to each Mortgage Loan and at any time, the per-annum rate equal to the Mortgage Rate less the Expense Fee Rate.

            Adjustment Date: As to any Adjustable Rate Mortgage Loan, the first Due Date on which the related Mortgage Rate adjusts as set forth in the related Mortgage Note and each Due Date thereafter on which the Mortgage Rate adjusts as set forth in the related Mortgage Note.

            Advance: Any P&I Advance or Servicing Advance.

            Advance Facility: A financing or other facility as described in
Section 12.07.

            Advancing Person: The Person to whom any Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances have been assigned pursuant to Section 12.07.

            Aegis: Aegis Mortgage Corporation, a Delaware corporation, and its successors in interest.

            Aegis Agreements: The Aegis Purchase Agreement and the Aegis Assignment Agreement, copies of which are attached hereto as Exhibit U.

            Aegis Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among MSMC, the Depositor and Aegis.

            Aegis Mortgage Loans: The Mortgage Loans purchased by MSMC pursuant to the Aegis Purchase Agreement for which Aegis is identified as Originator on the Mortgage Loan Schedule.

            Aegis Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, between Aegis and MSMC.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Pooling and Servicing Agreement and all amendments or supplements hereto.

            AIG: AIG Federal Savings Bank, a federally chartered savings bank, and its successors in interest.

            AIG Agreements: The AIG Purchase Agreement and the AIG Assignment Agreement, copies of which are attached hereto as Exhibit S.

            AIG Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among MSMC, the Depositor and AIG.

            AIG Mortgage Loans: The Mortgage Loans purchased by MSMC pursuant to the AIG Purchase Agreement for which AIG is identified as Originator on the Mortgage Loan Schedule.

            AIG Purchase Agreement: The Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, between AIG and MSMC.

            Amount Held for Future Distribution: As to the Certificates on any Distribution Date, the aggregate amount held in each Collection Account at the close of business on the related Determination Date on account of (i) Principal Prepayments, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds on the Mortgage Loans received after the end of the related Prepayment Period and (ii) all Scheduled Payments on the Mortgage Loans due after the end of the related Due Period.

            Analytics Company: Intex Solutions, Inc., or any other bond analytics service provider identified to the Securities Administrator by the Depositor.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the Offered Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment Agreements: The Accredited Assignment Agreements, the Aegis Assignment Agreement, the AIG Assignment Agreement, the Chapel Assignment Agreement, the CHL Assignment Agreement, the Encore Assignment Agreement, the First Bank Assignment Agreement, the First Horizon Assignment Agreement, the First NLC Assignment Agreements, the FlexPoint Assignment Agreement, the Fremont Assignment Agreement, the Funding America Assignment Agreement, the Lenders Direct Assignment Agreement, the Lime Assignment Agreement, the Mandalay Assignment Agreement, the Master Financial Assignment Agreement, the Meritage Assignment Agreement, the NC Capital Assignment Agreement, the Quick Loan Assignment Agreement and the Rose Assignment Agreement.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans to the extent received by the Securities Administrator (x) the sum of (i) all scheduled installments of interest (net of the related Expense
Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received by the Servicers and the Countrywide Servicer on or prior to the related Determination Date, together with any P&I Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds received by the Servicers and the Countrywide Servicer during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Mortgage Loans received by the Servicers and the Countrywide Servicer during the related Prepayment Period together with all Compensating Interest, if applicable, paid by the Servicers and the Countrywide Servicer thereon (excluding any Prepayment Charges); (iv) all Substitution Adjustment Amounts with respect to the substitutions of Mortgage Loans that occur with respect to such Distribution Date; (v) amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Mortgage Loan repurchased with respect to such Distribution Date; (vi) the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 11.01; and (vii) the Closing Date Deposit Amount; reduced by (y) amounts in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicers, the Countrywide Servicer, the Depositor, the Master Servicer, the Securities Administrator or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement or the CHL Sale and Servicing Agreement.

            Back-up Certification: As defined in Section 8.12(d).

            Balloon Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or Scheduled Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Excess Subordinated Amount, if any, for such Distribution Date.

            Basis Risk CarryForward Amount: With respect to each Class of Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of Offered Certificates is based upon the WAC Cap, the excess of (i) the Accrued Certificate Interest Distribution Amount such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate not been subject to any WAC Cap (that is, had such rate been calculated as the sum of LIBOR and the applicable Pass-Through Margin on such Class of Certificates for such Distribution Date and the resulting amount being reduced by allocated Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls) over (ii) the Accrued Certificate Interest Distribution Amount received on such Distribution Date on such Class of Offered Certificates at the WAC Cap for such Distribution Date and (B) the Basis Risk CarryForward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date.

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk CarryForward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to any reduction for (x) amounts paid from the Excess Reserve Fund Account to pay any Basis Risk CarryForward Amount or (y) any Defaulted Swap Termination Payment).

            Best's: Best's Key Rating Guide, as the same shall be amended from time to time.

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of Arizona, New York, California, Texas, Maryland, Minnesota, New Jersey or Delaware, (b) a State in which any Servicer's servicing operations are located, or (c) the State in which the Securities Administrator's operations are located, are authorized or obligated by law or executive order to be closed.

            Certificate: Any one of the Certificates executed by the Securities Administrator in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Certificates, other than the Class X, Class P or Class R Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Certificates, reduced by any Applied Realized Loss Amounts allocated to such Class of Certificates pursuant to Section 4.05; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of the Unpaid Realized Loss Amount for such Class or Classes for such Distribution Date). The Class X, Class P and Class R Certificates have no Certificate Balance.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any Affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Securities Administrator is entitled to rely conclusively on a certification of the Depositor or any Affiliate of the Depositor in determining which Certificates are registered in the name of an Affiliate of the Depositor.

            Certification Parties: As defined in Section 8.12(d).

            Certifying Person: As defined in Section 8.12(d).

            Chapel: Chapel Mortgage Corporation, a New Jersey corporation, and its successors in interest.

            Chapel Agreements: The Chapel Purchase Agreement and the Chapel Assignment Agreement, copies of which are attached hereto as Exhibit W.

            Chapel Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Chapel.

            Chapel Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Chapel Purchase Agreement for which Chapel is identified as Originator on the Mortgage Loan Schedule.

            Chapel Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, between Chapel and IXIS.

            CHL: Countrywide Home Loans, Inc., a New York corporation, and its successors in interest.

            CHL Agreements: Collectively, the CHL Sale and Servicing Agreement and the CHL Assignment Agreement, each of which are attached hereto as Exhibit NN.

            CHL Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among the Sponsor, the Depositor, the Countrywide Servicer and CHL.

            CHL Event of Default: An event of default in the CHL Sale and Servicing Agreement.

            CHL Mortgage Loans: The Mortgage Loans purchased by the Sponsor pursuant to the CHL Sale and Servicing Agreement for which CHL is identified as Originator on the Mortgage Loan Schedule.

            CHL Sale and Servicing Agreement: The Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005, by and among CHL, Countrywide Servicing and the Sponsor, as amended by the Amendment Regulation AB, dated as of January 26, 2006, by and among CHL, Countrywide Servicing and the Sponsor solely insofar as such agreement, as so amended, relates to the CHL Mortgage Loans.

            Class: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

            Class A Certificates: As specified in the Preliminary Statement.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 56.70% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class A-fpt Certificates: All Certificates bearing the class designation of "Class A-fpt".

            Class A-1 Certificates: All Certificates bearing the class designation of "Class A-1".

            Class A-2 Certificates: All Certificates bearing the class designation of "Class A-2".

            Class A-3 Certificates: All Certificates bearing the class designation of "Class A-3".

            Class A-4 Certificates: All Certificates bearing the class designation of "Class A-4".

            Class B Certificates: As specified in the Preliminary Statement.

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1".

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date) and (H) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 88.20% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2".

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), and (I) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 91.10% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3".

            Class B-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date) and (J) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 93.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class IO Interest: As specified in the Preliminary Statement.

            Class IO Shortfall: As defined in Section 8.13. For the avoidance of doubt, the Class IO Shortfall for any Distribution Date shall equal the amount payable to the Class X Certificates in respect of amounts due to the Swap Provider on such Distribution Date (other than Defaulted Swap Termination Payments) in excess of the amount payable on the Class X Interest (prior to any reduction for Basis Risk Payments or Defaulted Swap Termination Payments) or Class IO Interest on such Distribution Date, all as further provided in Section 8.13.

            Class LT-R Interest: The residual interest in the Lower-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class M Certificates: As specified in the Preliminary Statement.

            Class M-1 Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balances of the Class M and Class B Certificates (other than the Class M-1 Certificates) and (ii) the Subordinated Amount, in each case after taking into account the distributions of the related Principal Distribution Amount and any principal payments on those Classes of Certificates from the Swap Account on that Distribution Date, by (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1".

            Class M-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 64.10% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2".

            Class M-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 70.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3".

            Class M-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date) and (D) the Class Certificate Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 74.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class M-4 Certificates: All Certificates bearing the class designation of "Class M-4".

            Class M-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), and (E) the Class Certificate Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 78.50% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class M-5 Certificates: All Certificates bearing the class designation of "Class M-5".

            Class M-5 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date) and (F) the Class Certificate Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 81.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class M-6 Certificates: All Certificates bearing the class designation of "Class M-6".

            Class M-6 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date) and (G) the Class Certificate Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 85.20% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $6,427,478.

            Class P Certificates: All Certificates bearing the class designation of "Class P".

            Class PT1-R Interest: The residual interest in Pooling-Tier REMIC-1 as described in the Preliminary Statement and the related footnote thereto.

            Class PT2-R Interest: The residual interest in Pooling-Tier REMIC-2 as described in the Preliminary Statement and the related footnote thereto.

            Class R Certificates: All Certificates bearing the class designation of "Class R".

            Class UT-R Interest: The residual interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class X Certificates: All Certificates bearing the class designation of "Class X".

            Class X Distributable Amount: On any Distribution Date, the sum of
(i) as a distribution in respect of interest, the amount of interest that has accrued on the Class X Interest and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication, (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Interest which is distributable as a Subordination Reduction Amount, minus (iii) any amounts paid from the Excess Reserve Fund Account to pay Basis Risk CarryForward Amounts, and any Defaulted Swap Termination Payment payable to the Swap Provider.

            Class X Interest: The Upper-Tier Regular Interest represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Closing Date: June 30, 2006.

            Closing Date Deposit Amount: $350,259.44 (all of which is allocable to principal) deposited by the Depositor into the Distribution Account on the Closing Date.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: As defined in Section 3.10(a).

            Combined Loan-to-Value Ratio or CLTV: As of any date and as to any Second-Lien Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second-Lien Mortgage Loan and
(ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second-Lien Mortgage Loan and which are secured by the same Mortgaged Property to (b) (i) in the case of a First-Lien Mortgage Loan, the lesser of the sale price of the Mortgage Property and its Appraised Value as determined at the origination of the Mortgage Loan, or (ii) in the case of a Second-Lien Mortgage Loan, the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second-Lien Mortgage Loan.

            Commission: The United States Securities and Exchange Commission.

            Compensating Interest: For any Distribution Date and each Servicer, the lesser of (a) the amount by which all Prepayment Interest Shortfalls resulting from Principal Prepayments in Full exceeds all Prepayment Interest Excesses for such Distribution Date on the Mortgage Loans serviced by the applicable Servicer and (b) the amount of the aggregate Servicing Fee paid to or retained by the applicable Servicer for such Distribution Date. For any Distribution Date and the Countrywide Servicer, the amount, if any, required to be paid by the Countrywide Servicer pursuant to the CHL Agreements to compensate for Prepayment Interest Shortfalls with respect to such Distribution Date.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Corporate Trust Office: With respect to the Securities Administrator, the principal office of the Securities Administrator at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Client Manager MSIX 2006-1 (or, for the purposes of the registration of transfers or exchanges of Certificates, as set forth in Section 5.06), or such other address as the Securities Administrator may designate from time to time by notice to the Certificateholders. The designated office of the Trustee in the State of California at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attn: Trust Administration-MS06I1, facsimile no. (714) 247 6329 and which is the address to which notices to and correspondence with the Trustee should be directed.

            Corresponding Class: The class of interests in the Lower-Tier REMIC or Upper-Tier REMIC that corresponds to the class of interests in the other such REMIC or to a Class of Certificates in the manner set out below:

  Corresponding Lower-Tier   Corresponding Upper-Tier   Corresponding Class of
     Class Designation           Regular Interest            Certificates
  ------------------------   ------------------------   ----------------------
       Class LT-A-fpt              Class A-fpt               Class A-fpt
        Class LT-A-1                Class A-1                 Class A-1
        Class LT-A-2                Class A-2                 Class A-2
        Class LT-A-3                Class A-3                 Class A-3
        Class LT-A-4                Class A-4                 Class A-4
        Class LT-M-1                Class M-1                 Class M-1
        Class LT-M-2                Class M-2                 Class M-2
        Class LT-M-3                Class M-3                 Class M-3
        Class LT-M-4                Class M-4                 Class M-4
        Class LT-M-5                Class M-5                 Class M-5
        Class LT-M-6                Class M-6                 Class M-6
        Class LT-B-1                Class B-1                 Class B-1
        Class LT-B-2                Class B-2                 Class B-2
        Class LT-B-3                Class B-3                 Class B-3
            N/A                      Class X                   Class X

            Corresponding Pooling-Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Corresponding Pooling-Tier REMIC-2 IO Interest: As described in the Preliminary Statement.

            Corresponding Scheduled Crossover Distribution Date: The Distribution Date in the month and year specified in the Preliminary Statement corresponding to a Pooling-Tier REMIC-2 IO Interest.

            Countrywide Servicer: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors in interest, and if a successor is appointed under the CHL Agreements, such successor.

            Cumulative Loss Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date through the last day of the related Prepayment Period and the denominator of which is the Cut-off Date Pool Principal Balance of the Mortgage Loans.

            Cumulative Loss Trigger Event: With respect to any Distribution Date, a Cumulative Loss Trigger Event exists if the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Prepayment Period divided by
(y) the Cut-off Date Pool Principal Balance exceeds the applicable cumulative loss percentages set forth below with respect to such Distribution Date:

      Distribution Date
        Occurring In                      Cumulative Loss Percentage
---------------------------   -------------------------------------------------
July 2008 through June 2009   1.550% for the first month, plus an additional
                              1/12th of 1.850% for each month thereafter (e.g., 2.475% in January 2009)

July 2009 through June 2010   3.400% for the first month, plus an additional
                              1/12th of 1.950% for each month thereafter (e.g., 4.375% in January 2010)

July 2010 through June 2011   5.350% for the first month, plus an additional
                              1/12th of 1.500% for each month thereafter (e.g., 6.100% in January 2011)

July 2011 through June 2012   6.850% for the first month, plus an additional
                              1/12th of 0.800% for each month thereafter (e.g., 7.250% in January 2012)

July 2012 and thereafter      7.650%

            Custodial File: With respect to each Mortgage Loan, the file retained by the Trustee consisting of items (i) - (viii) as listed on Exhibit K hereto.

            Cut-off Date: June 1, 2006.

            Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-off Date plus the portion of the Closing Date Deposit Amount allocable to principal.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

            Data Tape Information: The information provided by the Originators as of the Cut-off Date to the Depositor or the Sponsors setting forth the following information with respect to each Mortgage Loan: (1) the Mortgagor's name; (2) as to each Mortgage Loan, the Scheduled Principal Balance as of the Cut-off Date; (3) the Mortgage Rate Cap; (4) the Index; (5) a code indicating whether the Mortgaged Property is owner occupied; (6) the type of Mortgaged Property; (7) the first date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (8) the "paid through date" based on payments received from the related Mortgagor; (9) the original principal amount of the Mortgage Loan; (10) with respect to Adjustable Rate Mortgage Loans, the Maximum Mortgage Rate; (11) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan, First-Lien Mortgage Loan or Second-Lien Mortgage Loan); (12) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take out refinance); (13) a code indicating the documentation style (i.e., full, asset verification, income verification and no documentation); (14) the credit risk score (FICO score); (15) the loan credit grade classification (as described in the underwriting guidelines); (16) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate; (17) the Mortgage Rate at origination; (18) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the Cut-off Date;
(19) the value of the Mortgaged Property; (20) a code indicating the type of Prepayment Charges applicable to such Mortgage Loan (including any prepayment penalty term), if any; (21) with respect to each Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap; (22) the applicable Originator of such Mortgage Loan; (23) with respect to each First-Lien Mortgage Loan, the LTV at origination, and with respect to each Second-Lien Mortgage Loan, the CLTV at origination; and (24) if such Mortgage Loan is covered by a primary mortgage insurance policy or a lender-paid primary mortgage insurance policy, the primary mortgage insurance rate. With respect to the Mortgage Loans in the aggregate, the Data Tape Information shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Decision One: Decision One Mortgage Company, LLC, a California limited liability company, and its successors in interest.

            Decision One Mortgage Loans: The Mortgage Loans purchased by MSMC pursuant to the Decision One Purchase Agreement for which Decision One is identified as Responsible Party on the Mortgage Loan Schedule.

            Decision One Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, between Decision One and MSMC, a copy of which is attached hereto as Exhibit P.

            Defaulted Swap Termination Payment: Any Swap Termination Payment required to be paid by the Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) with respect to which the Swap Provider is the defaulting party or a Termination Event (as defined in the Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Interest Rate Swap Agreement )) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Delay Certificates: As specified in the Preliminary Statement.

            Deleted Mortgage Loan: As defined in Section 2.03.

            Delinquency Trigger Event: With respect to any Distribution Date, a Delinquency Trigger Event exists if the quotient (expressed as a percentage) of
(x) the rolling three month average of the aggregate unpaid principal balance of 60+ Day Delinquent Mortgage Loans (including Mortgage Loans in foreclosure and Mortgage Loans related to REO Property) and (y) (1) until the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero, the aggregate unpaid principal balance of the Mortgage Loans for such Distribution Date equals or exceeds 36.95% of the prior period's Senior Enhancement Percentage and (2) after the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero, the aggregate unpaid principal balance of the Mortgage Loans for such Distribution Date equals or exceeds 44.55% of the prior period's Class M-1 Enhancement Percentage.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: Morgan Stanley ABS Capital I Inc., a Delaware corporation, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8 102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Securities Administrator, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated "P-1" by Moody's, "F1+" by Fitch and "A-1" by Standard & Poor's (to the extent they are Rating Agencies hereunder).

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Distribution Date, the 18th day (or if that day is not a Business Day, the immediately preceding Business
Day), in the case of Wells, JPMorgan and HomEq, and the 15th day (or if that day is not a Business Day, the immediately preceding Business Day), in the case of Saxon, in the calendar month in which that Distribution Date occurs.

            Distribution Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(d) in the name of the Securities Administrator for the benefit of the Certificateholders and designated "Wells Fargo Bank, National Association in trust for registered Holders of Morgan Stanley IXIS Real Estate Capital Trust 2006-1 Mortgage Pass-Through Certificates, Series 2006-1." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Account Deposit Date: As to any Distribution Date, 12:00 noon New York City time on the second Business Day immediately preceding such Distribution Date.

            Distribution Date: The 25th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing in July 2006.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation
Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Securities Administrator. Each Eligible Account shall be a separate account.

            Eligible Institution: A federal or state chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30-days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations or other short-term deposits of which are rated at least "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicers and the Securities Administrator) (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement).

            Encore: Encore Credit Corp., a California corporation, and its successors in interest.

            Encore Agreements: The Encore Purchase Agreement and the Encore Assignment Agreement, copies of which are attached hereto as Exhibit X.

            Encore Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Encore.

            Encore Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Encore Purchase Agreement for which Encore is identified as Originator on the Mortgage Loan Schedule.

            Encore Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, between Encore and IXIS, as amended by Amendment No. 1, dated as of February 1, 2006 and Amendment No. 2, dated as of June 1, 2006.

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Escrow Account: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

            Escrow Payments: As defined in Section 3.09(b).

            Event of Default: As defined in Section 7.01 or in the CHL Agreements, as applicable.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Sections 3.07(b) and 3.07(c) in the name of the Securities Administrator for the benefit of the Regular Certificateholders and designated "Wells Fargo Bank, National Association, in trust for registered Holders of Morgan Stanley IXIS Real Estate Capital Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1." Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Subordinated Amount on such Distribution Date over (b) the Specified Subordinated Amount for such Distribution Date.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per-annum rate equal to the sum of the Servicing Fee Rate and the Master Servicer Fee Rate.

            Expense Fees: As to each Mortgage Loan, the sum of the Servicing Fee and the Master Servicer Fee.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the related Subordination Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the applicable Originator, IXIS or the Depositor, as applicable, as contemplated by this Agreement or the applicable Purchase Agreements or the applicable Assignment Agreements), a determination made by the applicable Servicer that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries which the applicable Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. Each Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date in July 2036.

            First Bank: First Bank Mortgage, Inc., a Missouri corporation, and its successors in interest.

            First Bank Agreements: The First Bank Purchase Agreement and the First Bank Assignment Agreement, copies of which are attached hereto as Exhibit Y.

            First Bank Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and First Bank.

            First Bank Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the First Bank Purchase Agreement for which First Bank is identified as Originator on the Mortgage Loan Schedule.

            First Bank Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, between First Bank and IXIS, as amended by Amendment No. 1, dated as of May 1, 2006.

            First Horizon: First Horizon Home Loan Corporation, a Kansas corporation, and its successors in interest.

            First Horizon Agreements: The First Horizon Purchase Agreement and the First Horizon Assignment Agreement, copies of which are attached hereto as Exhibit Z.

            First Horizon Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and First Horizon.

            First Horizon Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the First Horizon Purchase Agreement for which First Horizon is identified as Originator on the Mortgage Loan Schedule.

            First Horizon Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, between First Horizon and IXIS.

            First-Lien Mortgage Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            First NLC: First NLC Financial Services, LLC, a Florida limited liability company, and its successors in interest.

            First NLC Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and First NLC.

            First NLC-IXIS Agreements: The First NLC-IXIS Purchase Agreement and the First NLC Assignment Agreement, each of which are attached hereto as Exhibit AA.

            First NLC-IXIS Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the First NLC-IXIS Purchase Agreement for which First NLC is identified as Originator on the Mortgage Loan Schedule.

            First NLC-IXIS Purchase Agreement: The Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, by and between First NLC and IXIS.

            First NLC-MSMC Mortgage Loans: The Mortgage Loans purchased by MSMC pursuant to the First NLC-MSMC Purchase Agreement for which First NLC is identified as Originator on the Mortgage Loan Schedule.

            First NLC-MSMC Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, between First NLC and MSMC, which is attached hereto as Exhibit O.

            First NLC Purchase Agreements: The First NLC-IXIS Purchase Agreement and the First NLC-MSMC Purchase Agreement.

            Fitch: Fitch, Inc., and its successors in interest. If Fitch is designated as a Rating Agency in the Preliminary Statement, for purposes of
Section 12.05(b) the address for notices to Fitch shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: MBS Monitoring - Morgan Stanley IXIS Real Estate Capital Trust 2006-1, or such other address as Fitch may hereafter furnish to the Depositor, the Securities Administrator, the Trustee and the Servicers.

            Fixed Rate Mortgage Loan: A fixed rate Mortgage Loan.

            FlexPoint: FlexPoint Funding Corporation, a California corporation, and its successors in interest.

            FlexPoint Agreements: The FlexPoint Purchase Agreement and the FlexPoint Assignment Agreement, copies of which are attached hereto as Exhibit BB.

            FlexPoint Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and FlexPoint.

            FlexPoint Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the FlexPoint Purchase Agreement for which FlexPoint is identified as Originator on the Mortgage Loan Schedule.

            FlexPoint Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, between FlexPoint and IXIS.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

            Fremont: Fremont Investment & Loan, a California state-chartered industrial bank, and its successors in interest.

            Fremont Agreements: The Fremont Purchase Agreement and the Fremont Assignment Agreement, copies of which are attached hereto as Exhibit CC.

            Fremont Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Fremont.

            Fremont Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Fremont Purchase Agreement for which Fremont is identified as Originator on the Mortgage Loan Schedule.

            Fremont Purchase Agreement: The Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 22, 2004, between Fremont and IXIS.

            Funding America: Funding America Mortgage Warehouse Trust, a Delaware statutory trust, and its successors in interest.

            Funding America Agreements: The Funding America Purchase Agreement and the Funding America Assignment Agreement, copies of which are attached hereto as Exhibit DD.

            Funding America Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Funding America.

            Funding America Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Funding America Purchase Agreement for which Funding America is identified as Originator on the Mortgage Loan Schedule.

            Funding America Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, between Funding America and IXIS.

            Grantor Trust: As described in the Preliminary Statement.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

            HomEq: HomEq Servicing Corporation, a New Jersey corporation, and its successors in interest.

            Index: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such on the related Mortgage Note.

            Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance Policies.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Class of Non-Delay Certificates and the Corresponding Class of Lower-Tier Regular Interests and any Distribution Date, the period commencing on the Distribution Date occurring in the month preceding the month in which the current Distribution Date occurs and ending on the day immediately preceding the current Distribution Date (or, in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date). For purposes of computing interest accruals on each Class of Non-Delay Certificates, each Interest Accrual Period has the actual number of days in such month and each year is assumed to have 360-days.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Rate is adjusted.

            Interest Rate Swap Agreement: The interest rate swap agreement, dated as of the Closing Date, between the Swap Provider and the Securities Administrator, a copy of which is attached hereto as Exhibit TT.

            Interest Remittance Amount: With respect to any Distribution Date, the portion of Available Funds attributable to interest received or advanced on the Mortgage Loans, net of the fees payable to the Servicers and the Master Servicer, and net of any Net Swap Payments and Swap Termination Payments, other than Defaulted Swap Termination Payments, payable to the Swap Provider with respect to that Distribution Date.

            Investment Account: As defined in Section 3.12(a).

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Investor-Based Exemption: Any of Prohibited Transaction Class Exemption ("PTCE") 84-14 (for transactions by independent "qualified professional asset managers"), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by "in house asset managers"), or any comparable exemption available under Similar Law.

            IXIS: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest.

            IXIS Agreement: The Unaffiliated Seller's Agreement, dated as of the Closing Date, between IXIS and the Depositor, which is attached hereto as Exhibit MM.

            IXIS Mortgage Loans: The Mortgage Loans for which IXIS is the Sponsor, as specified on the Mortgage Loan Schedule.

            JPMorgan: JPMorgan Chase Bank, National Association, a national banking association, and its successors in interest.

            Late Collections: With respect to any Mortgage Loan and any Due Period, all amounts received after the Determination Date immediately following such Due Period, whether as late payments of Scheduled Payments or as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage
Note) but delinquent for such Due Period and not previously recovered.

            Lenders Direct: Lenders Direct Capital Corp., a California corporation, and its successors in interest.

            Lenders Direct Agreements: The Lenders Direct Purchase Agreement and the Lenders Direct Assignment Agreement, copies of which are attached hereto as Exhibit EE.

            Lenders Direct Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Lenders Direct.

            Lenders Direct Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Lenders Direct Purchase Agreement for which Lenders Direct is identified as Originator on the Mortgage Loan Schedule.

            Lenders Direct Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, between Lenders Direct and IXIS.

            LIBOR: With respect to any Interest Accrual Period for the Offered Certificates, the rate determined by the Securities Administrator on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Securities Administrator shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Securities Administrator (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar loans to leading European banks.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the Offered Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Lime: Lime Financial Services, Ltd., an Oregon corporation, and its successors in interest.

            Lime Agreements: The Lime Purchase Agreement and the Lime Assignment Agreement, copies of which are attached hereto as Exhibit FF.

            Lime Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Lime.

            Lime Mortgage Loans: The Mortgage Loans purchased by the Sponsors pursuant to the Lime Purchase Agreement for which Lime is identified as Originator on the Mortgage Loan Schedule.

            Lime Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, between Lime and IXIS.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which either (a) was liquidated in the calendar month preceding the month of such Distribution Date and as to which the applicable Servicer or the Countrywide Servicer has certified to the Securities Administrator that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property, or (b) is a Second-Lien Mortgage Loan (1) that is delinquent 180 days or longer, (2) for which the related first lien mortgage loan is not a Mortgage Loan, and (3) as to which the applicable Servicer or the Countrywide Servicer has certified to the Master Servicer that it does not believe there is a reasonable likelihood that any further net proceeds will be received or recovered with respect to such Second-Lien Mortgage Loan.

            Liquidation Proceeds: Cash received in connection with the liquidation of a Liquidated Mortgage Loan, whether through a trustee's sale, foreclosure sale or otherwise, including any Subsequent Recoveries.

            Loan-to-Value Ratio or LTV: With respect to any First-Lien Mortgage Loan, the ratio (expressed as a percentage) of the original outstanding principal amount of the First-Lien Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination, and (b) if the First-Lien Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Lower-Tier Interest Rate: As described in the Preliminary Statement.

            Lower-Tier Principal Amount: As described in the Preliminary Statement.

            Lower-Tier Regular Interest: Each of the Class LT-A-fpt, Class LT-A-1, Class LT-A-2, Class LT-A-3, Class LT-A-4, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3, Class LT-IO and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower-Tier REMIC: As described in the Preliminary Statement.

            Mandalay: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest.

            Mandalay Agreements: The Mandalay Purchase Agreement and the Mandalay Assignment Agreement, copies of which are attached hereto as Exhibit GG.

            Mandalay Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Mandalay.

            Mandalay Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Mandalay Purchase Agreement for which Mandalay is identified as Originator on the Mortgage Loan Schedule.

            Mandalay Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, between Mandalay and IXIS.

            Master Financial: Master Financial Inc., a California corporation, and its successors in interest.

            Master Financial Agreements: The Master Financial Purchase Agreement and the Master Financial Assignment Agreement, copies of which are attached hereto as Exhibit HH.

            Master Financial Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Master Financial.

            Master Financial Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Master Financial Purchase Agreement for which Master Financial is identified as Originator on the Mortgage Loan Schedule.

            Master Financial Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, between Master Financial and IXIS, as amended by Amendment No. 1, dated as of May 1, 2006.

            Master Servicer: Wells Fargo, and if a successor master servicer is appointed hereunder, such successor.

            Master Servicer Event of Default: As defined in Section 9.04.

            Master Servicing Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to one month's interest at the related Master Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the preceding Distribution Date (or as of the Closing Date in the case of the first Distribution Date) or, in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor, interest at the Master Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan for the period covered by such payment of interest.

            Master Servicing Fee Rate: With respect to any Mortgage Loan, a per annum rate equal to 0.0135%.

            Master Servicing Officer: Any officer of the Master Servicer involved in, or responsible for, the administration and master servicing of the Mortgage Loans.

            Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the maximum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be increased during the lifetime of such Adjustable Rate Mortgage Loan.

            Meritage: Meritage Mortgage Corporation, an Oregon corporation, and its successors in interest.

            Meritage Agreements: The Meritage Purchase Agreement and the Meritage Assignment Agreement, copies of which are attached hereto as Exhibit R.

            Meritage Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among MSMC, the Depositor and Meritage.

            Meritage Mortgage Loans: The Mortgage Loans purchased by the MSMC pursuant to the Meritage Purchase Agreement for which Meritage is identified as Originator on the Mortgage Loan Schedule.

            Meritage Purchase Agreement: With respect to Meritage Mortgage Loans purchased by MSMC prior to February 1, 2006 (as set forth on the Mortgage Loan Schedule), the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, as amended by Amendment No. 1 to the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 27, 2006, with respect to Meritage Mortgage Loans purchased by MSMC on or after November 1, 2005 and before May 1, 2006 (as set forth on the Mortgage Loan Schedule), the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and with respect to Meritage Mortgage Loans purchased by MSMC on or after May 1, 2006 (as set forth on the Mortgage Loan Schedule), the Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, in each case between Meritage and MSMC.

            MERS: Mortgage Electronic Registration System, Inc.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Originators have designated or will designate MERS as, and have taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Originators, in accordance with MERS Procedure Manual and (b) the Originators have designated or will designate the Trustee as the Investor on the MERS(R) System.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the minimum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be decreased during the lifetime of such Adjustable Rate Mortgage Loan.

            Monthly Statement: The statement delivered to the Certificateholders pursuant to Section 4.03.

            Moody's: Moody's Investors Service, Inc., and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 12.05(b), the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Securities Administrator, the Trustee and the Servicers.

            Morgan Stanley: Morgan Stanley, a Delaware corporation.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Charges, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Master Servicer and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Mortgage Loan number; (2) the city, state and zip code of the Mortgaged Property; (3) the number and type of residential units constituting the Mortgaged Property; (4) the current Mortgage Rate; (5) the current net Mortgage Rate; (6) the current Scheduled Payment; (7) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) with respect to each Adjustable Rate Mortgage Loan, the next Interest Rate Adjustment Date; (12) with respect to each Adjustable Rate Mortgage Loan, the lifetime Mortgage Interest Rate Cap; (13) whether the Mortgage Loan is convertible or not; (14) the Servicing Fee; (15) the applicable Originator's name; (16) the date such Mortgage Loan was sold by the applicable Originator to the applicable Sponsor; (17) whether such Mortgage Loan provides for a Prepayment Charge as well as the term and amount of such Prepayment Charge, if any; (18) with respect to each First-Lien Mortgage Loan, the LTV at origination, and with respect to each Second-Lien Mortgage Loan, the CLTV at origination; (19) the applicable Servicer's name; (20) the date on which servicing of the Mortgage Loan was transferred to the applicable Servicer; (21) the applicable Sponsor's name; and (22) with respect to each CHL Mortgage Loan, the Servicing Fee Rate. The Master Servicer, upon request, shall provide a copy of the Mortgage Loan Schedule, and any amendments, supplements or modifications thereto to the Trustee promptly upon receipt thereof.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

            Mortgage Rate: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time in the case of an Adjustable Rate Mortgage Loan.

            Mortgage Rate Caps: With respect to an Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap, the Maximum Mortgage Rate, and the Minimum Mortgage Rate for such Mortgage Loan.

            Mortgaged Property: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by the related Mortgage Note.

            Mortgagor: The obligor(s) on a Mortgage Note.

            MSMC: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest.

            MSMC Mortgage Loans: The Mortgage Loans for which MSMC is the Sponsor, as specified on the Mortgage Loan Schedule.

            NC Capital: NC Capital Corporation, a California corporation, and its successors in interest.

            NC Capital Agreements: The NC Capital Purchase Agreement and the Master Financial Assignment Agreement, copies of which are attached hereto as Exhibit JJ.

            NC Capital Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and NC Capital.

            NC Capital Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the NC Capital Purchase Agreement for which NC Capital is identified as Originator on the Mortgage Loan Schedule.

            NC Capital Purchase Agreement: The Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, between NC Capital and IXIS.

            Net Monthly Excess Cash Flow: For any Distribution Date that portion of Available Funds remaining for distribution pursuant to subsection 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls for such Distribution Date exceeds the sum of (i) all Prepayment Interest Excesses for such Distribution Date and (ii) Compensating Interest payments made with respect to such Distribution Date.

            Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) payable by the Trust to the Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) made by the Swap Provider to the Trust on the related Floating Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            NIM Issuer: The entity established as the issuer of the NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by one or more Rating Agencies.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Delay Certificates: As specified in the Preliminary Statement.

            Non-Permitted Transferee: A Person other than a Permitted
Transferee.

            Nonrecoverable P&I Advance: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the applicable Servicer, will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds, or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein; or in the case of the Countrywide Servicer, a P&I Advance determined by the Countrywide Servicer to be not recoverable pursuant to the CHL Agreements.

            Nonrecoverable Servicing Advance: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in accordance with Accepted Servicing Practices, will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 11.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by an officer of any Servicer or Subservicer with responsibility for the servicing of the Mortgage Loans required to be serviced by such Servicer or Subservicer and listed on a list delivered to the Master Servicer pursuant to this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in house counsel for the applicable Servicer or a Subservicer, reasonably acceptable to the Trustee and/or the Securities Administrator, as applicable(and/or such other Persons as may be set forth herein), provided that any Opinion of Counsel relating to (a) qualification of any Trust REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of such Servicer or the Countrywide Servicer, (ii) does not have any material direct or indirect financial interest in such Servicer or the Countrywide Servicer or in an Affiliate of either and (iii) is not connected with such Servicer or the Countrywide Servicer as an officer, employee, director or person performing similar functions.

            Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Cut-off Date Pool Principal Balance.

            Originators: The Responsible Parties, Accredited, Aegis, AIG, Chapel, CHL, Encore, First Bank, First Horizon, FlexPoint, Fremont, Funding America, Lenders Direct, Lime, Mandalay, Master Financial, Meritage, New Century, Quick Loan and Rose.

            Originator Agreements: The Accredited Agreements, the Aegis Agreements, the AIG Agreements, the Chapel Agreements, the CHL Agreements, the Encore Agreements, the First Bank Agreements, the First Horizon Agreements, the First NLC-IXIS Agreements, the FlexPoint Agreements, the Fremont Agreements, the Funding America Agreements, the Lenders Direct Agreements, the Lime Agreements, the Mandalay Agreements, the Master Financial Agreements, the Meritage Agreements, the NC Capital Agreements, the Quick Loans Agreements and the Rose Agreements.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

            (i) Certificates theretofore canceled by the Securities Administrator or delivered to the Securities Administrator for cancellation; and

            (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Securities Administrator pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            P&I Advance: As to any Mortgage Loan or REO Property, any advance made by the applicable Servicer or the Countrywide Servicer in respect of any Remittance Date representing the aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the Mortgage Loans and that were delinquent on the related Determination Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed-in-lieu of foreclosure as determined pursuant to Section 4.01 or the CHL Agreements as applicable.

            Pass-Through Margin: With respect to each Class of Offered Certificates (except as set forth in the following sentence), the following percentages: Class A-fpt, 0.0500%; Class A-1, 0.0300%; Class A-2, 0.0900%; Class A-3, 0.1500%; Class A-4, 0.2300%; Class M-1, 0.2900%; Class M-2, 0.3000%; Class
M-3, 0.3100%; Class M-4, 0.3600%; Class M-5, 0.3800%; Class M-6, 0.4600%; Class
B-1, 0.9000%; Class B-2, 1.1000%; and Class B-3, 1.9500%. On the first
Distribution Date after the Optional Termination Date, the Pass-Through Margins shall increase to: Class A-fpt, 0.1000%; Class A-1, 0.0600%; Class A-2, 0.1800%; Class A-3, 0.3000%; Class A-4, 0.4600%; Class M-1, 0.4350%; Class M-2, 0.4500%;
Class M-3, 0.4650%; Class M-4, 0.5400%; Class M-5, 0.5700%; Class M-6, 0.6900%;
Class B-1, 1.3500%; Class B-2, 1.6500%; and Class B-3, 2.9250%.

            Pass-Through Rate: For each Class of Regular Certificates, each Pooling-Tier REMIC-1 Regular Interest, each Pooling-Tier REMIC-2 Regular Interest, each Lower-Tier Regular Interest and each Upper-Tier Regular Interest, the per-annum rate set forth or calculated in the manner described in the Preliminary Statement.

            PCAOB: The Public Company Accounting Oversight Board.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Periodic Mortgage Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the periodic limit on each Mortgage Rate adjustment as set forth in the related Mortgage Note.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by any Servicer, the Securities Administrator or any of their respective Affiliates:

                  (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90-days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30-days) denominated in United States dollars and issued by, any Depository Institution and rated "P-1" by Moody's, "F1+" by Fitch and "A-1+" by Standard & Poor's (to the extent they are Rating Agencies hereunder and are so rated by such Rating Agency);

                  (iii) repurchase obligations with respect to any security
            described in clause (i) above entered into with a Depository Institution (acting as principal);

                  (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                  (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30-days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                  (vi) units of money market funds, including money market funds advised by the Depositor, the Securities Administrator or an Affiliate thereof, that have been rated "Aaa" by Moody's, "AAAm" by Standard & Poor's and at least "AA" by Fitch (to the extent they are Rating Agencies hereunder and such funds are so rated by such Rating Agency); and

                  (vii) if previously confirmed in writing to the Securities
            Administrator, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Pooling-Tier Interest Rate: As specified in the Preliminary
Statement.

            Pooling-Tier REMIC-1: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 WAC Rate: With respect to the Mortgage Loans as of any Distribution Date, a per-annum rate equal to (a) the weighted average of the Adjusted Net Mortgage Rates for each such Mortgage Loan then in effect on the beginning of the related Due Period on the Mortgage Loans, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period. With respect to the first Due Period and the first Distribution Date, the Pooling-Tier REMIC-1 Net WAC Rate shall be reduced by a fraction, the numerator of which is the Closing Date Deposit Amount and the denominator of which is the Cut-off Date Pool Principal Balance.

            Pooling-Tier REMIC-2: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 IO Interest: Any of the Pooling-Tier REMIC-2 Regular Interests with the designation "IO" in its name.

            Pooling-Tier REMIC-2 IO Notional Balance: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Regular Interest: As described in the Preliminary Statement.

            Prepayment Charge: Any prepayment premium, penalty or charge collected by any Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any voluntary Principal Prepayment pursuant to the terms of the related Mortgage Note.

            Prepayment Interest Excess: With respect to any Distribution Date, any interest collected by a Servicer with respect to any Mortgage Loan serviced by such Servicer as to which a Principal Prepayment in Full occurs from the 1st day of the month through the 15th day of the month in which such Distribution Date occurs and that represents interest that accrues from the 1st day of such month to the date of such Principal Prepayment in Full.

            Prepayment Interest Shortfall: With respect to any Distribution Date and any Servicer, the sum of, for each Mortgage Loan that was, during the portion of the Prepayment Period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or from the day following the Cut-off Date, in the case of the first Distribution Date) through the last day of such month, the subject of a Principal Prepayment which is not accompanied by an amount equal to one-month of interest that would have been due on such Mortgage Loan on the Due Date in the following month and which was applied by the such Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding such Due Date an amount equal to the product of (a) the Mortgage Rate net of the Servicing Fee Rate for such Mortgage Loan,
(b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and
(d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the calendar month in which the related Prepayment Period begins. With respect to any Distribution Date and the Countrywide Servicer, as determined pursuant to the CHL Agreements.

            Prepayment Period: With respect to any Distribution Date and any Servicer or the Countrywide Servicer, either (a) the period commencing on the 16th day of the month preceding the month in which such Distribution Date occurs (or in the case of the first Distribution Date, commencing on the Cut-off Date) and ending on the 15th day of the month in which such Distribution Date occurs, or (b) the calendar month prior to such Distribution Date, with respect to any partial Principal Prepayments in the case of any Servicer or any involuntary Principal Prepayments in Full in the case of Wells Fargo, Saxon and JPMorgan.

            Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal (Northeast edition).

            Principal Distribution Amount: For any Distribution Date, the sum of
(i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received by the applicable Servicer or the Countrywide Servicer, as applicable, in advance of its scheduled Due Date, excluding any Prepayment Charge thereon.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Remittance Amount: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period: (i) each scheduled payment of principal on a Mortgage Loan due during such Due Period and received by the applicable Servicer or the Countrywide Servicer, as applicable, on or prior to the related Determination Date or advanced by the applicable Servicer for the related Remittance Date, and all Principal Prepayments received during the related Prepayment Period; (ii) all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds on the Mortgage Loans allocable to principal actually collected by the applicable Servicer or the Countrywide Servicer, as applicable, during the related Prepayment Period; (iii) the portion of the Repurchase Price allocable to principal with respect to each Mortgage Loan repurchased with respect to such Distribution Date; (iv) all Substitution Adjustment Amounts allocable to principal received in connection with the substitutions of Mortgage Loans with respect to such Distribution Date; (v) with respect to the Distribution Date in July 2006 only, the portion of the Closing Date Deposit Amount allocable to principal; and (vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause
(a) of Section 11.01 (to the extent such proceeds relate to principal).

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated June 26, 2006, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            Purchase Agreements: The Accredited Purchase Agreements, the Aegis Purchase Agreement, the AIG Purchase Agreement, the Chapel Purchase Agreement, the CHL Purchase Agreement, the Encore Purchase Agreement, the First Bank Purchase Agreement, the First Horizon Purchase Agreement, the First NLC Purchase Agreements, the FlexPoint Purchase Agreement, the Fremont Purchase Agreement, the Funding America Purchase Agreement, the Lenders Direct Purchase Agreement, the Lime Purchase Agreement, the Mandalay Purchase Agreement, the Master Financial Purchase Agreement, the Meritage Purchase Agreement, the NC Capital Purchase Agreement, the Quick Loan Purchase Agreement and the Rose Purchase Agreement.

            Quick Loan: Quick Loan Funding Inc., a California corporation, and its successors in interest.

            Quick Loan Agreements: The Quick Loan Purchase Agreement and the Quick Loan Assignment Agreement, copies of which are attached hereto as Exhibit KK.

            Quick Loan Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Quick Loan.

            Quick Loan Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Quick Loan Purchase Agreement for which Quick Loan is identified as Originator on the Mortgage Loan Schedule.

            Quick Loan Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, between Quick Loan and IXIS.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Securities Administrator. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 12.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor, the Securities Administrator, the Trustee and the Servicers.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the applicable Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, that for any Certificate issued in definitive form, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such applicable Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M-of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Date: With respect to any Distribution Date, the second Business Day immediately preceding such Distribution Date with respect to JPMorgan and HomEq, the third Business Day immediately preceding such Distribution Date with respect to Wells Fargo, and the 21st day (or if such day is a Saturday, then it shall be the first Business Day immediately preceding that day, or if such day is a Sunday or otherwise not a Business Day, then it shall be the immediately following Business Day) of the month of each related Distribution Date with respect to Saxon.

            REO Disposition: The final sale by the applicable Servicer of any REO Property.

            REO Imputed Interest: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate net of the Servicing Fee Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.17 by any income from the REO Property treated as a recovery of principal).

            REO Mortgage Loan: A Mortgage Loan where title to the related Mortgaged Property has been obtained by the applicable Servicer in the name of the Trustee on behalf of the Certificateholders, or obtained by the Countrywide Servicer in the manner set forth in the CHL Agreements.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Replacement Swap Provider Payment: Any payments that have been received by the Trust as a result of entering into a replacement interest rate swap agreement following an Additional Termination Event described in Part 1(k)(iv) of the Interest Rate Swap Agreement.

            Reportable Event: As defined in Section 8.12(g).

            Repurchase Price: With respect to any Mortgage Loan, (a) in the case of any Mortgage Loan repurchased by the Depositor, IXIS or a Responsible Party, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid and distributed to the Securities Administrator to the date of repurchase, (iii) all unreimbursed Servicing Advances, (iv) all costs and expenses incurred by the applicable Servicer, the Master Servicer, the Trust or the Trustee, as the case may be, arising out of or based upon a breach of a representation or warranty, including without limitation, costs and expenses relating to any Servicer's, Master Servicer's or Trustee's enforcement of the repurchase obligation of the Depositor or such Responsible Party hereunder, and (v) all costs and expenses incurred by, or on behalf of the Trust in connection with any violation by such Mortgage Loan of a predatory or abusive lending law arising out of or based upon such breach, and (b) in the case of any Mortgage Loan repurchased by Accredited, Aegis, AIG, Chapel, CHL, Encore, First Bank, First Horizon, First NLC (with respect to the First NLC-IXIS Mortgage Loans), FlexPoint, Fremont, Funding America, Lenders Direct, Lime, Mandalay, Master Financial, Meritage, New Century, Quick Loan or Rose, the repurchase price specified in the applicable Assignment Agreement. In addition to the Repurchase Price, each Responsible Party is obligated to make certain indemnification payments for material breaches of representations and warranties as further set forth in Section 2.03(o) in this Agreement, and each of Accredited, Aegis, AIG, Chapel, CHL, Encore, First Bank, First Horizon, First NLC (with respect to the First NLC-IXIS Mortgage Loans), FlexPoint, Fremont, Funding America, Lenders Direct, Lime, Mandalay, Master Financial, Meritage, New Century, Quick Loan or Rose is obligated to make certain indemnification payments for material breaches of representations and warranties as further set forth in the applicable Assignment Agreement, as applicable.

            Request for Release: The Request for Release submitted by the applicable Servicer to the Trustee substantially in the form of Exhibit J.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, the Securities Administrator, the Master Servicer any managing director, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate, or any other officer of the Trustee, the Securities Administrator, or the Master Servicer customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

            Responsible Parties: First NLC (solely with respect to the First NLC-MSMC Mortgage Loans), Decision One and WMC.

            Rose: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest.

            Rose Agreements: The Rose Purchase Agreement and the Rose Assignment Agreement, copies of which are attached hereto as Exhibit LL.

            Rose Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among IXIS, the Depositor and Rose.

            Rose Mortgage Loans: The Mortgage Loans purchased by IXIS pursuant to the Rose Purchase Agreement for which Rose is identified as Originator on the Mortgage Loan Schedule.

            Rose Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, between Rose and IXIS.

            Rule 144A Letter: As defined in Section 5.02(b).

            Sarbanes Certification: As defined in Section 8.12(c).

            Saxon: Saxon Mortgage Services, Inc., a Texas corporation, and its successors in interest.

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Second-Lien Mortgage Loan: A Mortgage Loan secured by a second-lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securities Administrator: Wells Fargo Bank, National Association, and its successors in interest, if any, and, if a successor securities administrator is appointed hereunder, such successor.

            Securities Administrator Float Period: With respect to the Distribution Date and the related amounts in the Distribution Account, the period commencing on the Business Day immediately preceding such Distribution Date and ending on such Distribution Date.

            Securities Administrator Information: As defined in Section 8.12(d).

            Senior Defaulted Swap Termination Payment: As of any date, the lesser of (x) any Replacement Swap Provider Payment and (y) any Defaulted Swap Termination Payment owed to the Swap Provider.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Subordinated Amount, in each case after taking into account the distribution of the Principal Distribution Amount, including any principal payments on those Classes of Certificates from the Swap Account, for that Distribution Date, by (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Senior Specified Enhancement Percentage: As of any date of determination, 43.30%.

            Servicer: Wells Fargo, Saxon, JPMorgan or HomEq, as applicable, and if a successor is appointed hereunder, such successor. When the term "Servicer" is used in this Agreement in connection with the administration of servicing obligations with respect to any Mortgage Loan, Mortgaged Property, REO Property or Mortgage File, "Servicer" shall mean the Person identified as the Servicer of such Mortgage Loan on the Mortgage Loan Schedule.

            Servicer Remittance Report: As defined in Section 4.03(e).

            Servicing Advances: The reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the applicable Servicer or the Countrywide Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property, (ii) any enforcement, administrative or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property and (iv) the performance of its obligations under Sections 3.01, 3.09, 3.13 and 3.15, in the case of such Servicer, or the applicable provisions of the CHL Agreements, in the case of the Countrywide Servicer. The Servicing Advances shall also include any reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by such Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. Neither any Servicer nor the Countrywide Servicer shall be required to make any Nonrecoverable Servicing Advances.

            Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, which as of the Closing Date are listed on Exhibit PP hereto.

            Servicing Fee: With respect to each Servicer and the Countrywide Servicer and each Mortgage Loan serviced by such Servicer and for any calendar month, an amount equal to one month's interest at the Servicing Fee Rate on the applicable Stated Principal Balance of such Mortgage Loan as of the first day of such calendar month. Such fee shall be payable monthly, solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to REO Properties, to the extent permitted by Section 3.11) of such Scheduled Payment collected by such Servicer, or as otherwise provided under
Section 3.11.

            Servicing Fee Rate: With respect to each Mortgage Loan, 0.50% per-annum.

            Servicing File: With respect to each Mortgage Loan, the file retained by the applicable Servicer or the Countrywide Servicer consisting of originals or copies of all documents in the Mortgage File which are not delivered to the Trustee in the Custodial File and copies of the Mortgage Loan Documents set forth in Exhibit K hereto.

            Servicing Function Participant: As defined in Section 3.23(a).

            Servicing Officer: Any officer of any Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Master Servicer by any Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended, or in the case of the Countrywide Servicer, as defined in the CHL Agreements.

            Servicing Transfer Date: With respect to any Mortgage Loan, the date on which servicing of such Mortgage Loan was transferred to the applicable Servicer (as set forth on the Mortgage Loan Schedule).

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: (i) Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), including, without limitation, such Mortgage Loans that are subject to bankruptcy proceedings, (ii) each Mortgage Loan in foreclosure and
(iii) all REO Property.

            Specified Subordinated Amount: Prior to the Stepdown Date, an amount equal to 3.35% of the Cut-off Date Pool Principal Balance. On and after the Stepdown Date, an amount equal to 6.70% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, subject, until the Class Certificate Balance of each Class of Offered Certificates has been reduced to zero, to a minimum amount equal to 0.50% of the Cut-off Date Pool Principal Balance; provided, however, that if, on any Distribution Date, a Trigger Event exists, the Specified Subordinated Amount shall not be reduced to the applicable percentage of the then current aggregate Stated Principal Balance of the Mortgage Loans until the Distribution Date on which a Trigger Event no longer exists. When the Class Certificate Balance of each Class of Offered Certificates has been reduced to zero, the Specified Subordinated Amount will thereafter equal zero.

            Sponsor: MSMC or IXIS, as applicable.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors in interest. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 12.05(b) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041, Attention:
Residential Mortgage Surveillance Group - Morgan Stanley IXIS Real Estate Capital Trust 2006-1, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Securities Administrator, the Trustee and the Servicers.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Startup Day: The Closing Date.

            Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date (whether or not received), minus (ii) all amounts previously remitted to the Securities Administrator with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received by the applicable Servicer or the Countrywide Servicer on or prior to the related Determination Date or advanced by the applicable Servicer or the Countrywide Servicer for the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Stepdown Date: The later to occur of (i) the earlier to occur of (a) the Distribution Date in July 2009 and (b) the Distribution Date following the Distribution Date on which the aggregate Class Certificate Balances of the Class A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Mortgage Loans applied to reduce the Stated Principal Balances of the Mortgage Loans for the applicable Distribution Date but prior to any allocation of the Principal Distribution Amount and principal payments from the Swap Account to the Certificates on such Distribution Date) is greater than or equal to the Senior Specified Enhancement Percentage.

            Subcontractor: Any third-party or Affiliated vendor, subcontractor or other Person utilized by a Servicer, the Countrywide Servicer, a Subservicer or the Securities Administrator, as applicable, that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans.

            Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the Offered Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on such Distribution Date).

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subordination Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date.

            Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and
(b) the Net Monthly Excess Cash Flow.

            Subsequent Recovery: With respect to any Mortgage Loan or related Mortgaged Property that became a Liquidated Mortgage Loan or was otherwise disposed of, all amounts received in respect of such Liquidated Mortgage Loan after an Applied Realized Loss Amount related to such Mortgage Loan or Mortgaged Property is allocated to reduce the Class Certificate Balance of any Class of Subordinated Certificates. Any Subsequent Recovery that is received during a Prepayment Period will be treated as Liquidation Proceeds and included as part of the Principal Remittance Amount for the related Distribution Date.

            Subservicer: Any Person that services Mortgage Loans on behalf of a Servicer or the Countrywide Servicer, as applicable, or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by a Servicer under this Agreement or by the Countrywide Servicer pursuant to the CHL Agreements, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB.

            Subservicing Account: As defined in Section 3.08.

            Subservicing Agreements: As defined in Section 3.02(a), or a subservicing agreement entered into pursuant to the CHL Agreements, as applicable.

            Substitute Mortgage Loan: A Mortgage Loan (i) substituted by any Originator (to the extent permitted under the applicable Originator Agreement), IXIS or the Depositor for a Deleted Mortgage Loan that satisfies the criteria set forth in the definition of "Qualified Substitute Mortgage Loan" in the applicable Purchase Agreement or (ii) substituted by the Depositor for a Deleted Mortgage Loan, which, if substituted by the Depositor, must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit J, (a) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not more than 10% less than, the Stated Principal Balance of the Deleted Mortgage Loan; (b) be accruing interest at a rate no lower than and not more than 1% per-annum higher than, that of the Deleted Mortgage Loan; (c) have a Loan-to-Value Ratio or a Combined Loan-to-Value Ratio, as applicable, no higher than that of the Deleted Mortgage Loan; (d) have a remaining term to maturity no greater than (and not more than one year less than that of) the Deleted Mortgage Loan; and (e) comply with each representation and warranty set forth in Section 2.03.

            Substitution Adjustment Amount: As defined in Section 2.03.

            Swap Account: As defined in Section 4.06.

            Swap Assets: Collectively, the Swap Account, the Interest Rate Swap Agreement, the Class IO Interest and the right to receive Class IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.06.

            Swap LIBOR: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as used in the Interest Swap Agreement), (ii) two, and (iii) the quotient of (a) the actual number of days in the Interest Accrual Period for the Offered Certificates divided by (b) 30.

            Swap Payment Allocation: For any Class of Certificates and any Distribution Date, that Class's pro rata share of the Net Swap Receipts, if any, for that Distribution Date, based on the Class Certificate Balances of the Classes of Certificates.

            Swap Payment Rate: For any Distribution Date, a fraction, the numerator of which is any Net Swap Payment or Swap Termination Payment (other than a Defaulted Swap Termination Payment) owed to the Swap Provider for such Distribution Date and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans at the beginning of the related Due Period, multiplied by 12.

            Swap Provider: IXIS Financial Products Inc., a Delaware corporation, and its successors in interest.

            Swap Termination Payment: Any payment payable by the Trust or the Swap Provider upon termination of the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest Rate Swap Agreement).

            Tax Matters Person: The Holder of the Class R Certificates designated as "tax matters person" of each Trust REMIC in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            Tax Service Contract: As defined in Section 3.09(a).

            Telerate Page 3750: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest on the Mortgage Loans received by the Servicers or the Countrywide Servicer on or prior to the related Determination Date (other than Prepayment Interest Excesses) or advanced by the Servicers or the Countrywide Servicer for the related Remittance Date (net of Expense Fees) over (ii) the sum of (A) the amounts payable to the Certificates pursuant to Section 4.02(a)(i) on such Distribution Date and (B) any Net Swap Payments to the Swap Provider and (C) any Swap Termination Payment (other than a Defaulted Swap Termination Payment that is not a Senior Defaulted Swap Termination Payment) to the Swap Provider.

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: Either a Cumulative Loss Trigger Event or a Delinquency Trigger Event.

            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal with respect thereto received on or after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or prior to the related Cut-off Date; (ii) the Collection Accounts, Excess Reserve Fund Account, the Distribution Account, and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the Closing Date Deposit Amount; (v) the Interest Rate Swap Agreement; (vi) the Swap Assets;
(vii) the Depositor's rights under the Assignment Agreements; and (viii) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trust REMIC: Any of Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC or the Upper-Tier REMIC, as applicable.

            Trustee: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Underwriters' Exemption: Any exemption listed under footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487
(2002), or any successor exemption.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from Distribution Dates prior to the current Distribution Date remaining unpaid immediately prior to the current Distribution Date and (b) interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Unpaid Realized Loss Amount: With respect to any Class of Subordinated Certificates and as to any Distribution Date, is the excess of (i) the Applied Realized Loss Amounts with respect to such Class over (ii) the sum of (a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates, and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recoveries on all previous Distribution Dates. Any amounts distributed to a Class of Subordinated Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

            Upper-Tier CarryForward Amount: With respect to each Class of Offered Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Upper-Tier Interest Rate for the Class of Corresponding Upper-Tier Regular Interest is based upon the Upper-Tier REMIC WAC Rate, the excess, if any, of (i) the amount of interest such Class of Upper-Tier Regular Interest would otherwise be entitled to receive on such Distribution Date had such Upper-Tier Regular Interest not been subject to the Upper-Tier REMIC WAC Rate, over (ii) the amount of interest payable on such Class of Upper-Tier Regular Interest on such Distribution Date taking into account the Upper-Tier REMIC WAC Rate and (B) the Upper-Tier CarryForward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Upper-Tier Interest Rate for such Class of Certificates for such Distribution Date, without giving effect to the Upper-Tier REMIC WAC Rate.

            Upper-Tier Interest Rate: As described in the Preliminary Statement.

            Upper-Tier Regular Interest: As described in the Preliminary Statement.

            Upper-Tier REMIC: As described in the Preliminary Statement.

            Upper-Tier REMIC WAC Rate: For any Distribution Date, the weighted average of the Lower-Tier Interest Rates on the Lower-Tier Regular Interests (other than the Class LT-IO Interest) as of the first day of the related Interest Accrual Period, weighted on the basis of the Lower-Tier Principal Amounts of such Lower-Tier Regular Interests as of the first day of the related Interest Accrual Period.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.

            WAC Cap: With respect to the Mortgage Loans as of any Distribution Date, the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Mortgage Loans minus the Swap Payment Rate, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period. With respect to the first Due Period and the first Distribution Date only, the WAC Rate shall be reduced by a fraction, the numerator of which is the Closing Date Deposit Amount and the denominator of which is the Cut-off Date Pool Principal Balance.

            Wells Fargo: Wells Fargo Bank, National Association, a national banking association, and its successors in interest.

            WMC: WMC Mortgage Corp., a California corporation, and its successors in interest.

            WMC Mortgage Loans: The Mortgage Loans purchased by the Sponsors pursuant to the WMC Purchase Agreement for which WMC is identified as Responsible Party on the Mortgage Loan Schedule.

            WMC Purchase Agreement: The Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005, between WMC and MSMC, a copy of which is attached hereto as Exhibit Q.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund, and the Trustee, on behalf of the Trust, hereby accepts the Trust Fund.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to the Trustee with respect to each Mortgage Loan for which MSMC is the Sponsor, and IXIS has delivered or caused to be delivered to the Trustee with respect to each Mortgage Loan for which IXIS is the Sponsor, for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned:

            (i) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed (which may be by facsimile signature) in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of the Mortgage Note for endorsements, the endorsement may be contained on an allonge, unless the Trustee is advised in writing by the applicable Originator (if required by the applicable Purchase Agreement), IXIS or the Depositor, as applicable, that state law does not so allow;

            (ii) the original of any guaranty executed in connection with the Mortgage Note;

            (iii) the original Mortgage with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If, in connection with any Mortgage Loan, the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the applicable Responsible Party, with respect to its Mortgage Loans, the Depositor, with respect to any other Mortgage Loan for which MSMC is the Sponsor, or IXIS with respect to any Mortgage Loan for which IXIS is the Sponsor, shall deliver or cause to be delivered to the Trustee a photocopy of such Mortgage certified by the applicable Originator or the Depositor, title company, escrow company or attorney, as applicable, to be a true and complete copy of such Mortgage and such Responsible Party, the Depositor or IXIS, as applicable, shall forward to the Trustee such original recorded Mortgage within 14 days following the applicable Responsible Party's, the Depositor's or IXIS's, as applicable, receipt of such Mortgage from the applicable public recording office; or in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (iv) the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon or certified true copy of such agreement submitted for recording;

            (v) the original Assignment of Mortgage for each Mortgage Loan endorsed in blank (except with respect to MERS Designated Mortgage Loans);

            (vi) the originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage Loan) to the last endorsee with evidence of recording thereon or a certified true copy of such intervening assignments of Mortgage submitted for recording, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the applicable Responsible Party or the Depositor, as applicable, with respect to any other Mortgage Loan for which MSMC is the Sponsor, or IXIS with respect to any Mortgage Loan for which IXIS is the Sponsor, shall deliver or cause to be delivered a photocopy of such intervening assignment, certified by the applicable Responsible Party, Originator, IXIS, Depositor, title company, escrow company or attorney, as applicable, to be a true and complete copy of such intervening assignment and shall forward to the Trustee such original recorded intervening assignment within 14 days following the Responsible Parties or the Depositor's receipt of such from the applicable public recording office; or in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (vii) (vii) the original mortgagee title insurance policy, a photocopy of the mortgage title insurance policy, or attorney's opinion of title and abstract of title, or, in the event such title policy is unavailable, a copy of the related policy binder or commitment for title from the title insurance company; and

            (viii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided).

            The Depositor will use its reasonable efforts to assist the Trustee in enforcing the obligations of the Responsible Parties under this Agreement and, to the extent MSMC is the Sponsor with respect to the applicable Mortgage Loans, the obligations of the other Originators under their applicable Assignment Agreements and IXIS will use its reasonable efforts to assist the Trustee in enforcing the obligations of the Originators under their applicable Assignment Agreements, to the extent IXIS is the Sponsor with respect to the applicable Mortgage Loans.

            The applicable Responsible Party, IXIS or the Depositor, as applicable, shall cause to be delivered to the Trustee the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 180 days, or in the case of WMC Mortgage Loans one year, from the Closing Date.

            If any Mortgage has been recorded in the name of Mortgage Electronic Registration System, Inc. ("MERS") or its designee, no Assignment of Mortgage in favor of the Trustee will be required to be prepared or delivered and instead, the applicable Servicer shall take all reasonable actions as are necessary at the expense of the applicable Responsible Party, with respect to its Mortgage Loans, or at the expense of the applicable other Originator to the extent permitted under the related Purchase Agreement or otherwise at the expense of the Depositor, with respect to any other Mortgage Loan for which MSMC is the Sponsor, or IXIS with respect to any Mortgage Loan for which IXIS is the Sponsor, to cause the Trust to be shown as the owner of the related Mortgage Loan on the records of MERS for the purpose of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

            From time to time, the applicable Responsible Party, IXIS, the Depositor or the applicable Servicer, as applicable, shall forward to the Trustee additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan in accordance with the terms of this Agreement upon receipt of such documents. All such mortgage documents held by the Trustee as to each Mortgage Loan shall constitute the "Custodial File".

            No later than thirty (30) Business Days following the later of the Closing Date and the date of receipt by the applicable Servicer of the complete recording information for a Mortgage and except as set forth below, such Servicer shall promptly submit or cause to be submitted for recording, at the expense of the applicable Originator as required pursuant to the related Purchase Agreement and at no expense to the Trust Fund, the Trustee, the Servicers, or the Depositor, in the appropriate public office for real property records, each Assignment of Mortgage referred to in Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments of Mortgage shall not be required to be completed and submitted for recording with respect to any Mortgage Loan (i) if the Trustee and each Rating Agency have received an Opinion of Counsel, satisfactory in form and substance to the Trustee and each Rating Agency to the effect that the recordation of such Assignments of Mortgage in any specific jurisdiction is not necessary to protect the Trustee's interest in the related Mortgage Note, (ii) if such Mortgage Loan is a MERS Designated Mortgage Loan or (iii) if the Rating Agencies have each notified the Depositor in writing that not recording any such Assignments of Mortgage would not cause the initial ratings on any Offered Certificates to be downgraded or withdrawn; provided, however, that no Servicer shall be held responsible or liable for any loss that occurs because an Assignment of Mortgage was not recorded, but only to the extent the applicable Servicer does not have prior knowledge of the act or omission that causes such loss. Unless the Depositor gives the Servicers notice to the contrary, the Depositor is deemed to have given the Servicers notice that the condition set forth in clause (iii) above is applicable. However, with respect to the Assignments of Mortgage referred to in clauses (i) and (ii) above, if foreclosure proceedings occur against a Mortgaged Property, the applicable Servicer shall record such Assignment of Mortgage at the expense of the related Originator (and at no expense to the applicable Servicer) as required pursuant to the related Purchase Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to "Deutsche Bank National Trust Company, as trustee under the Pooling and Servicing Agreement dated as of June 1, 2006, Morgan Stanley IXIS Real Estate Capital Trust 2006-1." In the event that any such Assignment of Mortgage is lost or returned unrecorded because of a defect therein, the Depositor shall promptly cause to be delivered a substitute Assignment of Mortgage to cure such defect and thereafter cause each such assignment to be duly recorded. If there is such a defect with respect to an Accredited Mortgage Loan, an Aegis Mortgage Loan, an AIG Mortgage Loan, a Chapel Mortgage Loan, a CHL Mortgage Loan, an Encore Mortgage Loan, a First Bank Mortgage Loan, a First Horizon Mortgage Loan, a First NLC-IXIS Mortgage Loan, a FlexPoint Mortgage Loan, a Fremont Mortgage Loan, a Funding America Mortgage Loan, a Lenders Direct Mortgage Loan, a Lime Mortgage Loan, a Mandalay Mortgage Loan, a Master Financial Mortgage Loan, a Meritage Mortgage Loan, a NC Capital Mortgage Loan, a Quick Loan Mortgage Loan or a Rose Mortgage Loan, the Trustee shall notify the Depositor and the applicable Responsible Party. If, within ten (10) Business Days of receipt of such notice, the applicable Responsible Party fails to cure such defect, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee against such Responsible Party if the Trustee has received written notice from the Depositor directing the Trustee to pursue such legal remedies.

            On or prior to the Closing Date, the Depositor shall deliver to the Trustee a copy of the Data Tape Information in an electronic, machine readable medium in a form mutually acceptable to the Depositor and the Trustee.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "MORGAN STANLEY IXIS REAL ESTATE CAPITAL TRUST 2006-1" and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this Agreement, including without limitation, the representation and warranty set forth in paragraph (aaa) of Schedule IV to this Agreement. The Trust's fiscal year is the calendar year.

            (d) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans and the Assignment Agreements) pursuant to Section 2.01(a). The Securities Administrator on behalf of the Trust is hereby directed to enter into the Interest Rate Swap Agreement.

            Section 2.02 Acceptance by the Trustee of the Mortgage Loans. The Trustee shall acknowledge, on the Closing Date, receipt by the Trustee of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Trustee shall maintain possession of the related Mortgage Notes in the State of California, unless otherwise permitted by the Rating Agencies.

            In connection with the Closing Date, the Trustee shall be required to deliver via facsimile or electronically in .pdf format (with original to follow the next Business Day) to the Depositor and the Servicers or the Countrywide Servicer, as applicable, an Initial Certification prior to the Closing Date, or, as the Depositor agrees to, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each applicable Mortgage Loan. The Trustee shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            Within 90 days after the Closing Date, the Trustee shall, for the benefit of the Holders of the Certificates, ascertain that all documents identified in the Document Certification and Exception Report in the form attached hereto as Exhibit F are in its possession, and shall deliver to the Depositor and the Servicers or the Countrywide Servicer, as applicable, a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, to the effect that, as to each applicable Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents identified in the Document Certification and Exception Report and required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2) and (9) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information respecting such Mortgage Loan accurately reflects the information set forth in the Custodial File; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. The Trustee shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            Within 90 days after the Closing Date, each Servicer (for the benefit of the Holders of the Certificates, based solely on the list of MERS Designated Mortgage Loans and screen printouts from the MERS(R) System provided to such Servicer by each applicable Originator no later than 45 days after the Closing Date) shall confirm, on behalf of the Trust, that the Trustee is shown as the Investor with respect to each MERS Designated Mortgage Loan on such screen printouts. If the Trustee is not shown as the Investor with respect to any MERS Designated Mortgage Loans on such screen printouts, such Servicer shall promptly notify the related Originator of such fact, and such Person shall then either cure such defect or repurchase such Mortgage Loan in accordance with
Section 2.03.

            The Trustee shall retain possession and custody of each applicable Custodial File in accordance with and subject to the terms and conditions set forth herein. The applicable Servicer shall promptly deliver to the Trustee upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the applicable Servicer from time to time.

            Each Responsible Party, with respect to its Mortgage Loans, shall deliver (or the Depositor, with respect to any other Mortgage Loan for which MSMC is the Sponsor, or IXIS with respect to any Mortgage Loan for which IXIS is the Sponsor, shall use reasonable efforts to cause the other applicable Originator to deliver) to the applicable Servicer copies of all trailing documents required to be included in the Custodial File at the same time the original or certified copies thereof are delivered to the Trustee including but not limited to such documents as the title insurance policy and any other Mortgage Loan Documents upon return from the public recording office. Such documents shall be delivered by the applicable Responsible Party at the Responsible Party's expense (or the Depositor, with respect to any other Mortgage Loan for which MSMC is the Sponsor, or IXIS with respect to any Mortgage Loan for which IXIS is the Sponsor, shall use reasonable efforts to cause the other applicable Originator to deliver such documents at their applicable expense pursuant to the applicable Assignment Agreement) to such Servicer.

            Section 2.03 Representations and Warranties; Remedies for Breaches of Representations and Warranties with Respect to the Mortgage Loans. (a) HomEq hereby makes the representations and warranties set forth in Schedule II hereto to the Depositor, the Master Servicer, the Securities Administrator, IXIS and the Trustee as of the dates set forth in such Schedule, JPMorgan hereby makes the representations and warranties set forth in Schedule VIII hereto to the Depositor, the Master Servicer, the Securities Administrator, IXIS and the Trustee as of the dates set forth in such Schedule, Wells Fargo hereby makes the representations and warranties set forth in Schedule IX hereto to the Depositor, the Master Servicer, the Securities Administrator, IXIS and the Trustee, as of the dates set forth in such Schedule. Saxon hereby makes the representations and warranties set forth in Schedule X and Schedule X-A hereto to the Depositor, the Master Servicer, the Securities Administrator, IXIS and the Trustee as of the dates set forth in such Schedule. Upon discovery by any of the parties hereto of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            (b) The Depositor hereby makes the representations and warranties set forth in Schedule III hereto to the Master Servicer, Securities Administrator, IXIS and the Trustee as of the dates set forth in such Schedule. IXIS hereby makes the representations and warranties set forth in Schedule XI hereto as of the Closing Date.

            (c) First NLC hereby makes the representations and warranties set forth in Schedule IV hereto to the Depositor, the Servicers, the Master Servicer, the Securities Administrator, IXIS and the Trustee as of the dates set forth in such Schedule with respect to the First NLC-MSMC Mortgage Loans. WMC hereby makes the representations and warranties, set forth in Schedule V and
Schedule VI hereto to the Depositor, the Servicer, the Master Servicer, the Securities Administrator, IXIS and the Trustee as of the dates set forth in such Schedule. Decision One hereby makes the representations and warranties, set forth in Schedule VII hereto to the Depositor, the Master Servicer, the Securities Administrator, IXIS and the Trustee as of the dates set forth in such Schedule.

            (d) It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 2.03 shall survive the transfer of the Mortgage Loans by the Depositor to the Trustee, and shall inure to the benefit of the parties to whom the representations and warranties were made notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File.

            (e) Upon discovery by any of the parties hereto of a breach of a representation or warranty made by the Depositor or any Responsible Party, as applicable, under this Agreement that materially and adversely affects the value of any Mortgage Loan or the interests of the Trustee or the Certificateholders therein, the party discovering such breach shall give prompt written notice thereof to the other parties. Upon receiving written notice of a breach of a representation and warranty or written notice that a Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, the Trustee shall in turn notify the applicable Responsible Party or the Depositor, as applicable, in writing to correct or cure, in accordance with the this Agreement, any such breach of a representation or warranty made by the applicable Responsible Party or the Depositor, as applicable, under this Agreement within sixty (60) days from the date of notice from the Trustee or the discovery by the applicable Responsible Party or the Depositor, as applicable, of the breach, and if the applicable Responsible Party or the Depositor, as applicable, fails or is unable to correct or cure the defect or breach within such period, the Trustee (upon receiving such notice or having actual knowledge) shall notify the Depositor of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor of such failure by the applicable Responsible Party or the Depositor, as applicable, to correct or cure, the Trustee shall notify the applicable Responsible Party or the Depositor, as applicable, to repurchase the Mortgage Loan (a "Deleted Mortgage Loan") at the Repurchase Price or, if permitted hereunder, substitute a Substitute Mortgage Loan for such Mortgage Loan, in each case, pursuant to this Agreement. Notwithstanding the foregoing, in the event that the Trustee receives notice of a breach by (i) First NLC of any of the representations and warranties set forth in paragraphs (rr), (zz), (aaa), (ccc),
(jjj), (kkk), (lll), (mmm), (nnn), (ooo) and (ppp) of Schedule IV with respect to the First NLC-MSMC Mortgage Loans, (ii) Decision One of any of the representations and warranties set forth in paragraphs (g), (i), (xx), (yy),
(ggg), (hhh), (iii), (jjj), (kkk), (lll), (mmm), (nnn), (ooo), (ppp), (qqq),
(sss) and (ttt) of Schedule VII with respect to the Decision One Mortgage Loans,
(iii) WMC of any of the representations and warranties set forth in paragraphs
(g), (i), (rr), (zz), (aaa), (jjj), (kkk), (lll), (mmm), (nnn), (ooo), (ppp),
(qqq) and (rrr) of Schedule V with respect to the WMC Mortgage Loans, the Trustee shall notify the applicable Responsible Party to repurchase the Mortgage Loan at the Repurchase Price within sixty (60) days of the applicable Responsible Party's receipt of such notice, as applicable. If, by the end of such sixty (60) day period, such Responsible Party or the Depositor, as applicable, fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee against the applicable Responsible Party under this Agreement, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies.

            (f) In the event any Mortgage Loan does not conform to the requirements as determined in the Trustee's review of the related Custodial File, the Trustee shall notify the applicable Originator, the applicable Servicer or the Countrywide Servicer, as applicable, IXIS (if applicable) and the Depositor in writing, and request that such Originator correct or cure such defect as required under this Agreement, or the applicable Assignment Agreement, as applicable, and if such Originator fails or is unable to correct or cure the defect within the period set forth in this Agreement, or the applicable Assignment Agreement, as applicable, the Trustee shall notify the Depositor or IXIS, if applicable, of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor or IXIS, if applicable, of such failure by the applicable Originator to correct or cure, the Trustee shall notify the applicable Originator to repurchase the Mortgage Loan at the Repurchase Price or, if permitted hereunder, substitute a Substitute Mortgage Loan for such Mortgage Loan, in each case, pursuant to the terms of this Agreement, as applicable. If, within ten (10) Business Days of receipt of such notice by the applicable Originator, such Originator fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor or IXIS, as applicable, of such failure. The Trustee shall pursue all legal remedies available to the Trustee against the applicable Originator under this Agreement, or the applicable Assignment Agreement, as applicable, if the Trustee has received written notice from the Depositor or IXIS, as applicable, directing the Trustee to pursue such remedies.

            (g) Within 90-days of the earlier of either discovery by or notice to the Depositor of any breach of a representation or warranty set forth on
Schedule III hereto that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the Depositor shall use its best efforts to promptly cure such breach in all material respects and, if such defect or breach cannot be remedied, the Depositor shall purchase such Mortgage Loan at the Repurchase Price or, if permitted hereunder, substitute a Substitute Mortgage Loan for such Mortgage Loan. Within 90-days of the earlier of discovery by the Depositor or receipt of notice by the Depositor of the breach of a representation and warranty set forth in Schedules IV, V or VII to this Agreement (with respect to the First NLC-MSMC Mortgage Loans, the WMC Mortgage Loans and the Decision One Mortgage Loans), or set forth in the Accredited-MSMC Assignment Agreement, the Aegis Assignment Agreement, the AIG Assignment Agreement, the Meritage Assignment Agreement or the CHL Assignment Agreement, that (1) materially and adversely affects the interests of the Certificateholders in any Mortgage Loan and (2) has not been cured, repurchased or substituted for by the applicable Originator in accordance with the terms of this Agreement, or the applicable Assignment Agreement, as applicable, (i) the Depositor shall, within the time period permitted therefor under such agreement, (A) in the case of a breach by First NLC (with respect to the First NLC-MSMC Mortgage Loans), Decision One or WMC, take such action described in Section 2.03(e) of this Agreement in respect of such Mortgage Loan,
(B) in the case of Accredited (with respect to any Accredited-MSMC Mortgage
Loan), Aegis, AIG or Meritage, take such action as described in the applicable Section of the applicable Assignment Agreement in respect of such Mortgage Loan, or (C) in the case of CHL, take such action described in Section 5 of the CHL Assignment Agreement in respect of such Mortgage Loan, in each case of clauses
(A) (solely with respect to First NLC-MSMC Mortgage Loans), (B) or (C), as if the Depositor were the applicable Originator, and (ii) the Trustee shall promptly deliver to the Depositor or its designee the related Custodial File in accordance with the applicable Servicer's direction in a Request for Release and, upon Depositor's request, shall assign to the Depositor all of its rights with respect to such Originator's breach under this Agreement or the applicable Assignment Agreement, as applicable, which assignment shall be evidenced by a writing prepared by the Depositor and executed by the Trustee in favor of the Depositor. Any obligation of the Depositor under this subsection shall terminate upon receipt by the Trustee of a confirmation from each Rating Agency that such termination will not cause a downgrade, qualification or withdrawal of the rating then assigned to any Class of Certificates by any Rating Agency.

            (h) Within 90 days of the earlier of either discovery by or notice to the Responsible Parties of any breach of a representation or warranty set forth on Schedule IV, Schedule V or Schedule VII that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the applicable Responsible Party shall use its best efforts to promptly cure such breach in all material respects and, if such defect or breach cannot be remedied, the applicable Responsible Party shall, at the Depositor's option, purchase such Mortgage Loan at the Repurchase Price or, if permitted hereunder, substitute a Substitute Mortgage Loan for such Mortgage Loan, if applicable.

            (i) Within 90 days of the earlier of either discovery by or notice to IXIS of any breach of a representation or warranty set forth in Section 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) or 3.03 of the IXIS Agreement that materially and adversely affects the value of any IXIS Mortgage Loan or the interest of the Trustee or the Certificateholders therein, IXIS shall use its best efforts to cure such breach in all material respects and, if such breach cannot be remedied, IXIS shall, (i) if such 90-day period expires prior to the second anniversary of the related Closing Date, remove such Mortgage Loan from the Trust Fund and substitute in its place a Substitute Mortgage Loan, in the manner and subject to the conditions set forth in this Section 2.03; or (ii) repurchase such Mortgage Loan at the Repurchase Price.

            In the event there is a breach of a representation or warranty by Accredited with respect to an Accredited-IXIS Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Accredited fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Accredited-IXIS Assignment Agreement or the Accredited-IXIS Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Chapel with respect to a Chapel Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Chapel fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Chapel Mortgage Assignment Agreement or the Chapel Mortgage Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by First Bank with respect to a First Bank Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, First Bank fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the First Bank Assignment Agreement or the First Bank Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by First Horizon with respect to a First Horizon Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, First Horizon fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the First Horizon Assignment Agreement or the First Horizon Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by First NLC with respect to a First NLC-IXIS Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, First NLC fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the First NLC Assignment Agreement or the First NLC Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by FlexPoint with respect to a FlexPoint Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, FlexPoint fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the FlexPoint Assignment Agreement or the FlexPoint Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Funding America with respect to a Funding America Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Funding America fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Funding America Assignment Agreement or the Funding America Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Lenders Direct with respect to a Lenders Direct Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Lenders Direct fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Lenders Direct Assignment Agreement or the Lenders Direct Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Lime Financial with respect to a Lime Financial Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Lime Financial fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Lime Financial Assignment Agreement or the Lime Financial Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Mandalay with respect to a Mandalay Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Mandalay fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Mandalay Assignment Agreement or the Mandalay Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Master Financial with respect to a Master Financial Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Master Financial fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Master Financial Assignment Agreement or the Master Financial Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by NC Capital with respect to a NC Capital Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, NC Capital fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the NC Capital Assignment Agreement or the NC Capital Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Quick Loan with respect to a Quick Loan Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Quick Loan fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Quick Loan Assignment Agreement or the Quick Loan Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this
Section 2.03. In the event there is a breach of a representation or warranty by Rose with respect to a Rose Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Rose fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Rose Assignment Agreement or the Rose Purchase Agreement, IXIS shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. Notwithstanding IXIS's lack of knowledge, in the event it is discovered by IXIS, the Depositor or the Trust (including the Trustee, the Securities Administrator and the Servicers acting on the Trust's behalf), that the substance of a representation or warranty was inaccurate as of the applicable date of such representation or warranty and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest of the Trustee and the Certificateholders therein, IXIS shall use its best efforts to cure such breach or substitute or repurchase such Mortgage Loan in accordance with this Section 2.03(i).

            (j) Any substitution of a Substitute Mortgage Loan by an Originator shall be made in accordance with the substitution procedures set forth in the applicable Purchase Agreement, which provisions shall be as set forth in such agreements as if they were set forth herein. With respect to any Substitute Mortgage Loan or Loans substituted by the Depositor or IXIS, the Depositor or IXIS, as applicable, shall deliver to the Trustee for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the related Assignment of Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by
Section 2.01. Notwithstanding anything to the contrary set forth in this Agreement, no substitution under this Agreement is permitted to be made (a) in any calendar month after the Determination Date for such month or (b) if the substitution were to be made on or after the second anniversary of the Closing Date. Scheduled Payments due with respect to Substitute Mortgage Loans in the Due Period of substitution shall not be part of the Trust Fund and will be retained by the Depositor, IXIS or the applicable Responsible Party, as applicable, on the next succeeding Distribution Date. For the Due Period of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for such Due Period and thereafter the Depositor, IXIS or the applicable Responsible Party, as applicable, shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

            (k) The applicable Servicer, based upon information provided by the Depositor, IXIS or the applicable Originator, as applicable, shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Substitute Mortgage Loan or Loans and such Servicer shall deliver the amended Mortgage Loan Schedule to the Master Servicer, with a copy of such amended Mortgage Loan Schedule to be provided to the Trustee at the time such Servicer is required to deliver a Servicer Remittance Report Master Servicer pursuant to Section 4.03(e). Upon such substitution, the Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and, if the substitution is made by the Depositor, a Responsible Party, or IXIS, the Depositor, such Responsible Party or IXIS, as applicable, shall be deemed to have made with respect to such Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties made pursuant to Section 2.03(b) with respect to such Substitute Mortgage Loan. Upon receipt of a Request for Release in connection with any such substitution and the deposit into the related Collection Account of the amount required to be deposited therein in connection with such substitution as described in Section 2.03(k), the Trustee shall release the lien on the Mortgage File held for the benefit of the Certificateholders relating to such Deleted Mortgage Loan to the applicable Responsible Party, the Depositor or IXIS, as applicable, and the Trustee shall execute and deliver at the direction of the Depositor, IXIS or the applicable Originator, as applicable, such instruments of transfer or assignment prepared by the Depositor, IXIS or the applicable Originator, as applicable, in each case without recourse, representation or warranty, as shall be necessary to vest title in the Depositor, IXIS or the applicable Originator, as applicable, of the Trustee's interest in any Deleted Mortgage Loan substituted for pursuant to this
Section 2.03.

            (l) For any month in which the Depositor or any Responsible Party substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the applicable Servicer will determine the amount (if any) by which the aggregate unpaid principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid principal balance of all such Deleted Mortgage Loans. The amount of such shortage, plus an amount equal to the sum of (i) any accrued and unpaid interest on the Deleted Mortgage Loans and (ii) all unreimbursed Servicing Advances with respect to such Deleted Mortgage Loans, or the amount of any similar shortage with respect to a Substitute Mortgage Loan substituted by a Responsible Party under this Agreement (collectively, the "Substitution Adjustment Amount"), shall be deposited into the applicable Collection Account by the Depositor, IXIS or the Responsible Party, as applicable, on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder. The Depositor, with respect to any other Mortgage Loan for which MSMC is the Sponsor, or IXIS with respect to any Mortgage Loan for which IXIS is the Sponsor, shall use reasonable efforts to cause the applicable Originator to remit to the applicable Servicer for deposit into the related Collection Account any Substitution Adjustment Amount on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

            (m) Any Mortgage Loan repurchased pursuant to this Section 2.03 will be removed from the Trust Fund. The applicable Servicer shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of any Mortgage Loan repurchased and such Servicer shall deliver the amended Mortgage Loan Schedule to the Master Servicer, with a copy of such amended Mortgage Loan Schedule to be provided to the Trustee at the time such Servicer is required to deliver a Servicer Remittance Report to the Master Servicer pursuant to Section 4.03(e). For purposes of determining the applicable Repurchase Price, any such repurchase shall occur or shall be deemed to occur as of the last day of the applicable Prepayment Period.

            (n) In the event that the Depositor, IXIS or any Originator shall have repurchased a Mortgage Loan pursuant to this Agreement, the Repurchase Price therefor shall be deposited by the applicable Servicer in the applicable Collection Account pursuant to Section 3.10 on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which such Mortgage Loan was repurchased and upon such deposit of the Repurchase Price and receipt of a Request for Release in the form of Exhibit J hereto, the Trustee shall release the related Custodial File held for the benefit of the Certificateholders to such Person as directed by the applicable Servicer, and the Trustee shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, representation or warranty, as shall be necessary to transfer title from the Trustee.

            (o) In addition to any repurchase or substitution obligation by the Responsible Party under this Agreement, each Responsible Party shall indemnify the Depositor and its Affiliates, the Securities Administrator, the Servicers, the Sponsors, the Trustee and the Trust for any breach of any representation and warranty of such Responsible Party set forth in this Agreement, in accordance with the indemnification provisions relating to breaches of representations and warranties (including without limitation, the representation and warranty set forth in paragraph (aaa) of Schedule IV, paragraph (aaa) of Schedule V and paragraph (yy) of Schedule VII to this Agreement) and defective Mortgage Loans set forth in the applicable Purchase Agreement as if such indemnification provisions were set forth herein for the benefit of the Depositor and its Affiliates, the Servicers, the Sponsors, the Trustee and the Trust. This indemnity shall survive the termination of this Agreement.

            (p) It is understood and agreed by the parties hereto that the obligation of the Depositor under this Agreement, IXIS under this Agreement, or any Responsible Party under this Agreement to cure, repurchase or substitute any Mortgage Loan as to which a breach of a representation and warranty has occurred and is continuing, together with any related indemnification obligations set forth herein, shall constitute the sole remedies against such Persons respecting such breach available to Certificateholders, the Depositor (if applicable), or the Trustee on their behalf.

            The provisions of this Section 2.03 shall survive delivery of the respective Custodial Files to the Trustee for the benefit of the Certificateholders.

            Section 2.04 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, the Securities Administrator has executed and delivered to or upon the order of the Depositor, the Certificates in authorized Denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.05 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" of each Trust REMIC for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" of the regular interests in each Trust REMIC is the Distribution Date occurring in July 2036, which is the Distribution Date in the month following the month in which the latest maturity date of any Mortgage Loan occurs. Amounts distributable to the Class X Certificates (prior to any reduction for any Basis Risk Payment, Net Swap Payment or Swap Termination Payment), exclusive of any amounts received from the Swap Provider, shall be deemed paid from the Upper-Tier REMIC in respect of the Class X Interest and Class IO Interest to the Holders of the Class X Certificates prior to distribution of any Basis Risk Payments to the Offered Certificates and Net Swap Payments or Swap Termination Payments to the Swap Provider. For federal income tax purposes, any amount distributed on the Offered Certificates on any Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Swap Account, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Corresponding Class of Offered Certificates on such Distribution Date shall be treated as having been paid to the Swap Account, all pursuant to and as further provided in
Section 8.13.

            Section 2.06 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee, the Master Servicer, the Securities Administrator, IXIS and the Servicers that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the corporate power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or bylaws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 12.04.

            (i) The Depositor has caused any payment to the Swap Provider due and payable on or prior to the Closing Date to have been fully paid on or prior to the Closing Date.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.06 shall survive delivery of the respective Custodial Files to the Trustee and shall inure to the benefit of the Trustee.

                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

            Section 3.01 Servicers to Service Mortgage Loans. (a) For and on behalf of the Certificateholders, each Servicer shall service and administer the Mortgage Loans for which it is acting as Servicer in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

            (i) any relationship that such Servicer, any Subservicer or any Affiliate of such Servicer or any Subservicer may have with the related Mortgagor;

            (ii) the ownership or non ownership of any Certificate by such Servicer or any Affiliate of such Servicer;

            (iii) such Servicer's obligation to make P&I Advances or Servicing Advances; or

            (iv) such Servicer's or any Subservicer's right to receive compensation for its services hereunder or with respect to any particular transaction.

            Notwithstanding any provision in this Agreement to the contrary, the Servicers shall not have any obligation or responsibility to service the Mortgage Loans serviced by the Countrywide Servicer.

            To the extent consistent with the foregoing, each Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, each Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each Servicer in its own name or in the name of a Subservicer is hereby authorized and empowered by the Trustee when the applicable Servicer believes it appropriate in its best judgment in accordance with Accepted Servicing Practices, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee. Each Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. Each Servicer covenants that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the applicable Servicer can service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement. Each Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.16, the Trustee shall execute, at the written request of a Servicer, and furnish to such Servicer and any Subservicer such documents provided to the Trustee as are necessary or appropriate to enable such Servicer or any Subservicer to carry out its servicing and administrative duties hereunder, and the Trustee hereby grants to each Servicer, and this Agreement shall constitute, a power of attorney to carry out such duties, including a power of attorney in the form of Exhibit OO hereto to take title to Mortgaged Properties after foreclosure in the name of and on behalf of the Trustee. The Trustee shall execute a separate power of attorney in favor of each Servicer for the purposes described herein to the extent necessary or desirable to enable each Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of any Servicer or any Subservicers under such powers of attorney. Notwithstanding anything contained herein to the contrary, no Servicer or Subservicer shall without the Trustee's consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating such Servicer's or Subservicer's, as applicable, representative capacity, or (ii) take any action with the intent to, or which actually does cause, the Trustee to be registered to do business in any state.

            (b) Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, each Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first-instance from related collections from the Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11. Any cost incurred by a Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

            (c) Notwithstanding anything in this Agreement to the contrary, a Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.01) and no Servicer shall (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for a reduction of interest payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions after the startup date" under the REMIC Provisions, or (iii) except as provided in Section 3.07(a), waive any Prepayment Charges. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the applicable Servicer, a default is reasonably foreseeable, such Servicer may accept payment from the related Mortgagor of an amount less than the Stated Principal Balance of such Mortgage Loan in final satisfaction thereof, if in such Servicer's determination such action is not materially adverse to the interests of the Certificateholders (taking into account any estimated Realized Loss that might result absent such action).

            (d) Each Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release that Servicer from the responsibilities or liabilities arising under this Agreement.

            (e) In the event that the Mortgage Loan Documents relating to any Mortgage Loan contain provisions requiring the related Mortgagor to submit to binding arbitration with respect to any disputes arising in connection with such Mortgage Loan, the applicable Servicer shall be entitled to waive any such provisions on behalf of the Trust and to send written notice of such waiver to the related Mortgagor, although the Mortgagor may still require arbitration of such disputes at its option.

            Section 3.02 Subservicing Agreements between a Servicer and Subservicers. (a) Each Servicer may enter into subservicing agreements with Subservicers for the servicing and administration of the Mortgage Loans ("Subservicing Agreements"). Each Servicer represents and warrants to the other parties hereto that, except as otherwise set forth herein, no Subservicing Agreement is in effect as of the Closing Date with respect to any Mortgage Loans required to be serviced by it hereunder. Each Servicer shall give notice to the Depositor and the Master Servicer of any such Subservicer and Subservicing Agreement, which notice shall contain all information (including without limitation a copy of the Subservicing Agreement) reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). No Subservicing Agreement shall be effective until 30-days after such written notice is received by the Depositor and the Master Servicer. The Master Servicer shall not be required to review or consent to such Subservicing Agreements and shall have no liability in connection therewith.

            (b) Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. Each Servicer will examine each Subservicing Agreement to which it is a party and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. Each Servicer and the respective Subservicers may enter into and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee, without the consent of the Trustee. Any variation without the consent of the Trustee from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to such Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. Each Servicer shall deliver to the Trustee, the Master Servicer, IXIS and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon such Servicer's execution and delivery of such instruments.

            (c) As part of its servicing activities hereunder, each Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement to which such Servicer is a party, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as such Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. Each Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

            (d) Each Servicer shall cause any Subservicer engaged by such Servicer (or by any Subservicer) for the benefit of the Depositor, the Master Servicer and the Trustee to comply with the provisions of this Section 3.02 and with Sections 3.22, 3.23, 6.02 and 6.05 of this Agreement to the same extent as if such Subservicer were such Servicer, and to provide the information required with respect to such Subservicer under Section 8.12(f) of this Agreement. Such Servicer shall be responsible for obtaining from each such Subservicer and delivering to applicable Persons any servicer compliance statement required to be delivered by such Subservicer under Section 3.22 and any assessment of compliance report and related accountant's attestation required to be delivered by such Subservicer under Section 3.23, in each case as and when required to be delivered.

            (e) Subject to the conditions set forth in this Section 3.02(e), each Servicer and any Subservicer engaged by such Servicer is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicer shall promptly upon request provide to the Depositor or the Master Servicer a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor utilized by such Servicer or any such Subservicer, specifying no later than the date specified for delivery of the annual report on assessment of compliance set forth in
Section 3.23(b), (i) the identity of each such Subcontractor, if any, that is "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph. As a condition to the utilization by such Servicer or any such Subservicer of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, such Servicer shall cause any such Subcontractor used by such Servicer (or by any such Subservicer) for the benefit of the Depositor, the Master Servicer and the Trustee to comply with the provisions of Section 3.23 of this Agreement to the same extent as if such Subcontractor were such Servicer. Such Servicer shall be responsible for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 3.23, in each case as and when required to be delivered.

            Notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and whether any such affiliate or third-party vendor meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Subservicer for purposes of this Agreement, the engagement of such Subservicer shall not be effective unless and until notice is given pursuant to Section 3.02(a) and such Servicer shall comply with Section 3.02(d) with respect thereto.

            (f) As of the Closing Date, JPMorgan has appointed Chase Home Finance LLC ("CHF") to act as the sole Subservicer pursuant to a Subservicing Agreement (a copy of which is attached hereto as Exhibit UU) with respect to JPMorgan's servicing obligations under this Agreement. So long as JPMorgan is not a rated servicer by each Rating Agency, JPMorgan agrees that prior to replacing CHF as Subservicer, other than with an affiliate of JPMorgan that is a rated servicer, it will obtain confirmation from each Rating Agency that such replacement of CHF as Subservicer with respect to JPMorgan's servicing obligations related to the Mortgage Loans will not cause the then current rating on any Class of Certificates to be qualified, withdrawn or lowered by any Rating Agency and agrees that any replacement subservicer shall agree to subservice in accordance with the terms of this Agreement, including but not limited to the consideration of whether to waive a Prepayment Charge hereunder.

            Section 3.03 Successor Subservicers. Each Servicer shall be entitled to terminate any Subservicing Agreement to which such Servicer is a party and the rights and obligations of any Subservicer pursuant to any such Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement; provided, however, that the termination, resignation or removal of a Subservicer shall not be effective until 30-days after written notice is received by the Depositor and the Master Servicer that contains all information reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the applicable Servicer party to the related Subservicing Agreement without any act or deed on the part of such Subservicer or such Servicer, and such Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 3.02.

            Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor or the Master Servicer without fee, in accordance with the terms of this Agreement, in the event that the Servicer who is party to the related Subservicing Agreement shall, for any reason, no longer be a Servicer (including termination due to an Event of Default).

            Section 3.04 Liability of the Servicers. Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between a Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, such Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section
3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if such Servicer alone were servicing and administering such Mortgage Loans. Each Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of such Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

            Section 3.05 No Contractual Relationship between Subservicers, the Master Servicer and the Trustee. Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the related Servicer alone, and neither the Trustee nor the Master Servicer (or any other successor to such Servicer) shall be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.06. Each Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether such Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

            Section 3.06 Assumption or Termination of Subservicing Agreements by Master Servicer. In the event a Servicer or the Countrywide Servicer at any time shall for any reason no longer be a Servicer or the Countrywide Servicer (including by reason of the occurrence of an Event of Default), the Master Servicer, or its designee, or the successor servicer if the successor is not the Master Servicer, shall thereupon assume all of the rights and obligations of such Servicer or the Countrywide Servicer under each Subservicing Agreement that such Servicer or the Countrywide Servicer may have entered into, with copies thereof provided to the Master Servicer, or the successor servicer if the successor is not the Master Servicer, prior to the Master Servicer, or the successor servicer if the successor is not the Master Servicer, assuming such rights and obligations, unless the Master Servicer elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

            Upon such assumption, the Master Servicer shall be deemed, subject to Section 3.03, to have assumed all of such Servicer's interest therein and to have replaced such Servicer or the Countrywide Servicer as a party to each Subservicing Agreement to which the predecessor Servicer was a party to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) such Servicer or the Countrywide Servicer shall not thereby be relieved of any liability or obligations under any such Subservicing Agreement that arose before it ceased to be a Servicer or the Countrywide Servicer and (ii) none of the Depositor, the Master Servicer, the Trustee, their designees or any successor to such Servicer or the Countrywide Servicer shall be deemed to have assumed any liability or obligation of such Servicer that arose before it ceased to be a Servicer.

            Each Servicer at its expense shall, upon request of the Master Servicer deliver to the assuming party all documents and records relating to each Subservicing Agreement to which it is a party and the Mortgage Loans then being serviced by it and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

            Section 3.07 Collection of Certain Mortgage Loan Payments. (a) Each Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and Accepted Servicing Practices, each Servicer may (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the Due Dates for the Scheduled Payments due on a Mortgage Note for a period of not greater than 180 days; provided that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the applicable Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which such Servicer shall not be required to make any such advances that are Nonrecoverable P&I Advances. Notwithstanding the foregoing, a Servicer may waive, or permit a Subservicer to waive, in whole or in part, a Prepayment Charge only under the following circumstances: (i) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of such Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan, provided, however, that the applicable Servicer or Subservicer may waive such Prepayment Charge if the Mortgage Loan is accelerated or paid-off in connection with the workout of a delinquent Mortgage Loan or due to the related Mortgagor's default, notwithstanding that the terms of the Mortgage Loan or federal or state law might permit the imposition of such Prepayment Charge, (ii) such Prepayment Charge is not permitted to be collected by applicable federal, state or local law or regulation or (iii) the collection of such Prepayment Charge would be considered "predatory" pursuant to written guidance published or issued by any applicable federal, state or local regulatory authority acting in its official capacity and having jurisdiction over such matters. If a Prepayment Charge is waived other than as permitted by the prior sentence, then the applicable Servicer is required to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the related Collection Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the related Collection Account; provided, however, that the applicable Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan Schedule in effect at such time.

            (b) (i) The Securities Administrator shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders, to receive any Basis Risk Payment and to secure their limited recourse obligation to pay to the Offered Certificateholders Basis Risk CarryForward Amounts (prior to using any Net Swap Receipts). For the avoidance of doubt, any Basis Risk CarryForward Amounts shall be paid to the Offered Certificates first from the Excess Reserve Fund Account and then from the Swap Account.

            (ii) On each Distribution Date, the Securities Administrator shall deposit the amount of any Basis Risk Payment for such date into the Excess Reserve Fund Account.

            (c) (i) On each Distribution Date on which there exists a Basis Risk CarryForward Amount on any Class of Certificates, the Securities Administrator shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.02(a)(iii)(S), the lesser of (x) the Class X Distributable Amount (without regard to the reduction in clause
(iii) in the definition thereof) (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(R)) and (y) the aggregate Basis Risk CarryForward Amounts for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the Basis Risk CarryForward Amount. Such payments, along with payments from the Swap Account, shall be allocated to those Classes on a pro rata basis based upon the amount of Basis Risk CarryForward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.02(a)(iii)(T).

            (ii) The Securities Administrator shall account for the Excess Reserve Fund Account as an asset of the Grantor Trust and not an asset of any Trust REMIC. The beneficial owners of the Excess Reserve Fund Account are the Class X Certificateholders. For all federal tax purposes, amounts transferred by the Upper-Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Securities Administrator to the Class X Certificateholders.

            (iii) Any Basis Risk CarryForward Amounts paid by the Securities Administrator to the Offered Certificateholders shall be accounted for by the Securities Administrator as amounts paid first to the Holders of the Class X Certificates and then to the respective Class or Classes of Offered Certificates. In addition, the Securities Administrator shall account for the Offered Certificateholders' rights to receive payments of Basis Risk CarryForward Amounts (along with payments of Basis Risk CarryForward Amounts, and without duplication, Upper-Tier CarryForward Amounts from the Swap Account) as rights in a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of the Offered Certificateholders.

            (iv) Notwithstanding any provision contained in this Agreement, the Securities Administrator shall not be required to make any payments from the Excess Reserve Fund Account except as expressly set forth in this
      Section 3.07(c) and Sections 4.02(a)(iii)(T)-(V).

            (d) The Securities Administrator shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Depositor shall cause to be deposited into the Distribution Account on the Closing Date the Closing Date Deposit Amount. The Master Servicer shall, promptly upon receipt, deposit in the Distribution Account and retain the Securities Administrator shall retain therein the following:

            (i) the aggregate amount remitted by the Servicers to the Master Servicer pursuant to Section 3.11 or by the Countrywide Servicer pursuant to the CHL Agreements;

            (ii) any amount deposited by the Servicers pursuant to Section 3.12(b) or by the Countrywide Servicer pursuant to the CHL Agreements in connection with any losses on Permitted Investments; and

            (iii) any other amounts deposited hereunder or by the Countrywide Servicer pursuant to the CHL Agreements which are required to be deposited in the Distribution Account.

            In the event that any Servicer or the Countrywide Servicer shall remit any amount not required to be remitted, it may at any time direct the Master Servicer in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Master Servicer which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution Account shall be held by the Securities Administrator in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02.

            (e) The Securities Administrator may invest the funds in the Distribution Account, in one or more Permitted Investments, in accordance with
Section 3.12. Each Servicer or the Countrywide Servicer shall direct the Master Servicer to instruct the Securities Administrator to withdraw from the Distribution Account and to remit to such Servicer or the Countrywide Servicer no less than monthly, all income and gain realized from the investment of the portion of funds deposited in the Distribution Account by such Servicer or the Countrywide Servicer (except during the Securities Administrator Float Period). The Securities Administrator may withdraw from the Distribution Account any income or gain earned from the investment of funds deposited therein during the Securities Administrator Float Period for its own benefit.

            (f) Each Servicer or the Countrywide Servicer shall give notice to the Master Servicer, and the Master Servicer shall give notice to each Rating Agency, the Securities Administrator and the Depositor of any proposed change of the location of the related Collection Account within a reasonable period of time prior to any change thereof.

            (g) In order to comply with its duties under the USA Patriot Act of 2001, the Securities Administrator shall obtain and verify certain information and documentation from the other parties to this Agreement including, but not limited to, each such party's name, address and other identifying information.

            (h) In order to comply with laws, rules and regulations applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee upon its request from time to time such party's complete name, address, tax identification number and such other identifying information together with copies of such party's constituting documentation, securities disclosure documentation and such other identifying documentation as may be available for such party.

            Section 3.08 Subservicing Accounts. In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more segregated accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the related Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the related Collection Account of the applicable Servicer or remit such proceeds to such Servicer for deposit in the related Collection Account of such Servicer not later than two Business Days after the deposit of such amounts in the Subservicing Account. For purposes of this Agreement, such Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

            Section 3.09 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) Each Servicer shall enforce the obligations under each paid-in-full, life-of-the-loan tax service contract in effect with respect to each First-Lien Mortgage Loan (each, a "Tax Service Contract") serviced by such Servicer. Each Tax Service Contract shall be assigned to the Master Servicer, or a successor Servicer at the applicable Servicer's expense in the event that a Servicer is terminated as Servicer of the related Mortgage Loan.

            (b) To the extent that the services described in this paragraph (b) are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) above, each Servicer undertakes to perform such functions with respect to the Mortgage Loans serviced by such Servicer. To the extent the related Mortgage provides for Escrow Payments, the related Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated accounts (the "Escrow Accounts"), which shall be Eligible Accounts. Each Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after such Servicer's receipt thereof, all collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors ("Escrow Payments") collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the Escrow Accounts, in no event more than two Business Days after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse such Servicer (or a Subservicer to the extent provided in the related Subservicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and
Section 3.13 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Escrow Account; (v) clear and terminate the Escrow Account at the termination of such Servicer's obligations and responsibilities in respect of the Mortgage Loans under this Agreement; (vi) to transfer such funds to a replacement Escrow Account that meets the requirements hereof; or (vii) recover amounts deposited in error. As part of its servicing duties, each Servicer or Subservicers shall pay to the Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a Mortgage does not provide for Escrow Payments, the applicable Servicer shall determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure of a tax lien. The applicable Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments; provided, however, that such advances are deemed to be Servicing Advances.

            Section 3.10 Collection Accounts. (a) On behalf of the Trustee, each Servicer shall establish and maintain, or cause to be established and maintained, one or more separate Eligible Accounts (each such account or accounts, a "Collection Account"), held in trust for the benefit of the Trustee. On behalf of the Trustee, each Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after such Servicer's receipt thereof, and shall thereafter deposit in the related Collection Account, in no event more than two Business Days after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (ii) all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

            (iii) all Insurance Proceeds and Condemnation Proceeds to the extent such Insurance Proceeds and Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with Accepted Servicing Practices and Liquidation Proceeds;

            (iv) any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the related Collection Account;

            (v) any amounts required to be deposited by such Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

            (vi) all proceeds of any Mortgage Loan repurchased or purchased as contemplated by this Agreement; and

            (vii) all Prepayment Charges collected or paid (pursuant to Section 3.07(a)) by such Servicer.

            The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by each Servicer in the related Collection Account and shall, upon collection, belong to the applicable Servicer as additional compensation for its servicing activities. In the event a Servicer shall deposit in the related Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

            (b) Funds in the Collection Accounts may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. Each Servicer shall give notice to the Master Servicer of the location of the related Collection Account maintained by it when established and prior to any change thereof in accordance with Section 3.07(f).

            Section 3.11 Withdrawals from the Collection Accounts. (a) Each Servicer shall, from time to time, make withdrawals from the related Collection Account for any of the following purposes or as described in Section 4.01:

            (i) on or prior to each Remittance Date, to remit to the Master Servicer all Available Funds (without reduction for amounts owed to the Depositor, the Securities Administrator, the Master Servicer or the Trustee as provided for in the definition of "Available Funds") in respect of the related Distribution Date together with all amounts representing Prepayment Charges from the Mortgage Loans received by the applicable Servicer during the related Prepayment Period;

            (ii) to reimburse such Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Scheduled Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.01 (such Servicer's right for recovery or reimbursement has priority over the Trust as stated in the definition of "Available Funds");

            (iii) to pay such Servicer or any Subservicer (a) any unpaid Servicing Fees or (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan serviced by such Servicer or Subservicer, but only to the extent of any Late Collections, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or other amounts as may be collected by such Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan (or the related REO Property) (such Servicer's right for recovery or reimbursement has priority over the Trust as stated in the definition of "Available Funds");

            (iv) to pay to such Servicer as servicing compensation (in addition to the Servicing Fee) on each Remittance Date any interest or investment income earned on funds deposited in its Collection Account;

            (v) to pay to the applicable Originator, IXIS or the Depositor, as applicable, with respect to each Mortgage Loan that has previously been repurchased or replaced pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or substitution, as further described herein;

            (vi) to reimburse such Servicer for (A) any P&I Advance or Servicing Advance previously made which such Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance in accordance with the provisions of Section 4.01 and (B) any unpaid Servicing Fees related to any Second-Lien Mortgage Loan to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Second-Lien Mortgage Loan under
      Section 3.11(a)(iii) (such Servicer's right for recovery or reimbursement has priority over the Trust as stated in the definition of "Available Funds");

            (vii) to pay, or to reimburse such Servicer for advances in respect of, expenses incurred in connection with any Mortgage Loan serviced by such Servicer pursuant to Section 3.15 (such Servicer's right for recovery or reimbursement has priority over the Trust);

            (viii) to reimburse the Master Servicer, such Servicer or the Depositor for expenses incurred by or reimbursable to the Master Servicer, such Servicer or the Depositor, as the case may be, pursuant to Section
      6.03 (such Servicer's right for recovery or reimbursement has priority over the Trust as stated in the definition of "Available Funds");

            (ix) to reimburse the Master Servicer, such Servicer or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation of any Originator, IXIS or the Depositor, as applicable, that were included in the Repurchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation, to the extent not otherwise paid pursuant to the terms hereof (such Servicer's right for recovery or reimbursement has priority over the Trust as stated in the definition of "Available Funds");

            (x) to withdraw any amounts deposited in the related Collection Account in error;

            (xi) to withdraw any amounts held in the related Collection Account and not required to be remitted to the Master Servicer on the Remittance Date occurring in the month in which such amounts are deposited into such Collection Account, to reimburse such Servicer for unreimbursed P&I Advances;

            (xii) to invest funds in Permitted Investments in accordance with
      Section 3.12; and

            (xiii) to clear and terminate the related Collection Account upon termination of this Agreement.

            To the extent that a Servicer does not timely make the remittance referred to in clause (i) above, such Servicer shall pay the Master Servicer for the account of the Master Servicer interest on any amount not timely remitted at the Prime Rate, from and including the applicable Remittance Date to but excluding the date such remittance is actually made.

            (b) Each Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the related Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (v), (vi), (vii), (viii) and (ix) above. Each Servicer shall provide written notification (as set forth in Section 4.01(d)) to the Master Servicer, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the related Collection Account pursuant to subclause (a)(vi) above.

            (c) Each Servicer shall be responsible for reviewing and reconciling the applicable Collection Account in accordance with Accepted Servicing Practices. Each Servicer shall act promptly to resolve any discrepancies.

            Section 3.12 Investment of Funds in the Collection Accounts and the Distribution Account. (a) Each Servicer may invest the funds in the related Collection Account and the related Escrow Account (to the extent permitted by law and the related Mortgage Loan documents) and the Securities Administrator may (but is not obligated to) invest funds in the Distribution Account during the Securities Administrator Float Period, and, with respect to the portion of funds in the Distribution Account deposited by a Servicer, shall (except during the Securities Administrator Float Period) invest such funds in the Distribution Account at the direction of such Servicer in the Wells Fargo Advantage Prime Investments Money Market Fund (for purposes of this Section 3.12, such Accounts are referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement; provided, however, that the Securities Administrator shall have no obligation to invest funds deposited into the Distribution Account by a Servicer on the Remittance Date later than 10:00 a.m. (Pacific Standard Time). If no investment instruction is given in a timely manner, the Securities Administrator shall hold the funds in the Distribution Account uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account (other than investments made during the Securities Administrator Float Period) shall be made in the name of the Securities Administrator in Permitted Investments selected by the applicable Servicer. The applicable Servicer shall be entitled to the income from (except with respect to investment direction of funds and any income and gain realized on any investment in the Distribution Account during the Securities Administrator Float Period, which shall be for the sole benefit of the Securities Administrator) such related investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the applicable Servicer, or with respect to investments during the Securities Administrator Float Period, the Securities Administrator or its agent (with a copy to the Securities Administrator or its agent if related to investment of funds in the Distribution Account not during the Securities Administrator Float Period), together with any document of transfer necessary to transfer title to such investment to the applicable Servicer, or with respect to investments during the Securities Administrator Float Period, the Securities Administrator or its agent. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Servicer, or with respect to investments during the Securities Administrator Float Period, the Securities Administrator may:

                  (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                  (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in an Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the related Collection Account or Escrow Account held by or on behalf of the related Servicer, shall be for the benefit of such Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. Such Servicer shall deposit in its Collection Account or Escrow Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (c) All income and gain realized from the investment of the portion of funds deposited in the Distribution Account by a Servicer and held by the Securities Administrator, shall be for the benefit of such Servicer (except for any income or gain realized from the investment of funds on deposit in the Distribution Account during the Securities Administrator Float Period, which shall be for the benefit of the Securities Administrator) and shall be subject to the Securities Administrator's withdrawal in the manner set forth in Section 3.07(e). Each Servicer shall deposit in the Distribution Account (except with respect to losses incurred during the Securities Administrator Float Period) the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (d) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Securities Administrator shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            (e) The Securities Administrator shall not be liable for the amount of any loss incurred with respect of any investment or lack of investment of funds held in any Investment Account or the Distribution Account (except that if any losses are incurred from the investment of funds deposited in the Distribution Account during the Securities Administrator Float Period, the Securities Administrator shall be responsible for reimbursing the Trust for such loss immediately upon realization of such loss) if made in accordance with this
Section 3.12.

            (f) The Securities Administrator or its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Securities Administrator's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

            Section 3.13 Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage. (a) Each Servicer shall cause to be maintained for each Mortgage Loan serviced by such Servicer fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such Mortgage Loan,
(ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and
(iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. Each Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property serviced by such Servicer in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property. Each Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by any Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that such Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the related Collection Account, subject to withdrawal pursuant to Section 3.11. Any cost incurred by any Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Master Servicer, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the applicable Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

            In the event that any Servicer shall obtain and maintain a blanket policy with an insurer either (i) acceptable to Fannie Mae or Freddie Mac or
(ii) having a General Policy Rating of A:X or better from Best's (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case such Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the related Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, each Servicer agrees to prepare and present, on behalf of itself and the Trustee claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

            (b) Each Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of such Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless such Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. Each Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless such Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. Each Servicer shall provide the Master Servicer upon request with copies of any such insurance policies and fidelity bond. Each Servicer shall be deemed to have complied with this provision if an Affiliate of the applicable Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to such Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days' prior written notice to the Trustee and the Master Servicer. Each Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

            Section 3.14 Enforcement of "Due-on-Sale" Clauses; Assumption Agreements. Each Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause, if any, applicable thereto; provided, however, that no Servicer shall be required to take such action if, in its sole business judgment, such Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If a Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, such Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Each Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note; provided, that no such substitution shall be effective unless such person satisfies the underwriting criteria of such Servicer and such substitution is in the best interest of the Certificateholders as determined by such Servicer. In connection with any assumption, modification or substitution, such Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. No Servicer shall take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained. Any fee collected by a Servicer in respect of an assumption or substitution of liability agreement will be retained by such Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. Each Servicer shall notify the Trustee that any such substitution, modification or assumption agreement has been completed and shall forward to the Trustee the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

            Notwithstanding the foregoing paragraph or any other provision of this Agreement, a Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which such Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 3.15 Realization upon Defaulted Mortgage Loans. Each Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. Each Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Securities Administrator, taking into account, among other things, the timing of foreclosure proceedings; provided, however, with respect to any Second-Lien Mortgage Loan for which the related first lien mortgage loan is not included in the Trust Fund, if, after such Mortgage Loan becomes 180 days or more delinquent, the applicable Servicer determines that a significant net recovery is not possible through foreclosure, such Mortgage Loan may be charged-off and the Mortgage Loan will be treated as a Liquidated Mortgage Loan giving rise to a Realized Loss. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage from an uninsured cause, a Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole discretion (i) that such restoration will increase the net proceeds of liquidation of the related Mortgage Loan to the Securities Administrator, after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by such Servicer through Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 3.11. Each Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 3.11.

            The proceeds of any liquidation or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the applicable Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to Section 3.11 or 3.17; second, to reimburse the applicable Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a liquidation or REO Disposition; and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fees; and second, as interest at the Mortgage Rate (net of the Servicing Fee Rate). The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the applicable Servicer or any Subservicer pursuant to Section 3.11 or 3.17. The portions of the recovery so allocated to interest at the Mortgage Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the applicable Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with Section 3.11 or 3.17, and second, to the Securities Administrator in accordance with the provisions of Section 4.02, subject to the last paragraph of Section 3.17 with respect to certain excess recoveries from an REO Disposition.

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed-in-lieu of foreclosure, in the event a Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related Mortgaged Property, or if the Trustee or the Master Servicer otherwise requests, such Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, such Servicer shall promptly provide the Trustee, the Master Servicer and the Depositor with a written report of the environmental inspection.

            After reviewing the environmental inspection report, the applicable Servicer shall determine consistent with Accepted Servicing Practices how such Servicer shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the applicable Servicer determines, consistent with Accepted Servicing Practices, to proceed with foreclosure or acceptance of a deed-in-lieu of foreclosure, such Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed-in-lieu of foreclosure and any related environmental clean-up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse such Servicer, such Servicer shall be entitled to be reimbursed from amounts in the related Collection Account pursuant to Section 3.11. In the event the applicable Servicer determines not to proceed with foreclosure or acceptance of a deed-in-lieu of foreclosure, such Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the related Collection Account pursuant to Section 3.11. The Trustee shall not be responsible for any determination made by the applicable Servicer pursuant to this paragraph or otherwise.

            In the event Wells Fargo, Saxon or HomEq, as applicable, elects to charge-off a Second-Lien Mortgage Loan 180 days or more delinquent pursuant to this Section 3.15, no Second-Lien Mortgage Loan shall be characterized as a Liquidated Mortgage Loan, unless the Depositor consents in writing to such characterization after Wells Fargo, Saxon or HomEq, as applicable, has provided the Depositor with a combined equity analysis of such Second-Lien Mortgage Loan and the related first lien mortgage loan; provided, that if the Depositor has failed to notify Wells Fargo, Saxon or HomEq, as applicable, within 3 Business Days of receipt of such combined equity analysis, then the Depositor shall be deemed to have consented to such characterization. In the event Wells Fargo, Saxon or HomEq, as applicable, elects to charge-off a Second-Lien Mortgage Loan 180 days or more delinquent pursuant to this Section 3.15, Wells Fargo, Saxon or HomEq, as applicable, shall notify the Master Servicer of such election, which notice may be provided in a Servicer Remittance Report delivered pursuant to
Section 4.03(e). JPMorgan may elect to charge-off a Second-Lien Mortgage Loan pursuant to this Section 3.15 without such written consent, so long as such Second-Lien Mortgage Loan is 180 days or more delinquent. JPMorgan shall notify the Master Servicer of such election, which notice may be provided in a Servicer Remittance Report delivered pursuant to Section 4.03(e).

            Section 3.16 Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by a Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Servicer will, on or before the last day of the month in which such payment in full occurs, notify the Trustee by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the related Collection Account pursuant to Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Custodial File by submitting a Request for Release (in writing or an electronic format acceptable to the Trustee) to the Trustee. Upon receipt of such certification and Request for Release, the Trustee shall promptly release the related Custodial File to such Servicer within five (5) Business Days. Except as otherwise provided for in this Agreement, no expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the related Collection Account or the Trustee.

            (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Insurance Policy relating to the Mortgage Loans, the Trustee shall, upon request of such Servicer and delivery to the Trustee of a Request for Release in written or electronic form, release the related Custodial File to such Servicer, and the Trustee shall, at the direction of such Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings and such Servicer shall retain the Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the applicable Servicer to return each and every document previously requested from the Custodial File to the Trustee when the need therefor by such Servicer no longer exists, unless the Mortgage Loan has been charged-off or liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the related Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and such Servicer has delivered to the Trustee a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was charged-off or liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the related Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee to the applicable Servicer or its designee upon request therefor. Upon receipt of a Request for Release under this Section 3.16, the Trustee shall deliver the related Custodial File to the requesting Servicer; provided, however, that in the event a Servicer has not previously received copies of the relevant Mortgage Loan Documents necessary to service the related Mortgage Loan in accordance with Accepted Servicing Practices, the Responsible Parties shall reimburse the Trustee for any overnight courier charges incurred for the requested Custodial Files.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the applicable Servicer copies of any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to such Servicer a power of attorney sufficient to authorize such Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.17 Title, Conservation and Disposition of REO Property.
(a) This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the applicable Servicer shall cause the deed or certificate of sale to be issued in the name of the Trustee, on behalf of the Certificateholders. Upon written request by the applicable Servicer, the Trustee shall provide such Servicer with a power of attorney prepared by such Servicer with respect to such REO Property in the form of Exhibit OO.

            (b) Each Servicer shall manage, conserve, protect and operate each related REO Property for the Trustee solely for the purpose of its prompt disposition and sale. Each Servicer, either itself or through an agent selected by such Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as such Servicer deems to be in the best interest of the Trustee. The Trustee shall have no obligations with respect to any REO Dispositions.

            (c) Each Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the related Collection Account.

            (d) Each Servicer shall deposit net of reimbursement to such Servicer for any related outstanding Servicing Advances and unpaid Servicing Fees provided in Section 3.11, or cause to be deposited, in no event more than two (2) Business Days following such Servicer's receipt thereof in the related Collection Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property.

            (e) Each Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed Servicing Advances as well as any unpaid Servicing Fees from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

            (f) Any net proceeds from an REO Disposition which are in excess of the unpaid principal balance of the related Mortgage Loan plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition shall be retained by the applicable Servicer as additional servicing compensation.

            (g) Each Servicer shall use its reasonable best efforts to sell, or cause its Subservicer to sell, in accordance with Accepted Servicing Practices, any REO Property serviced by such Servicer or Subservicer as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by Pooling-Tier REMIC-1 unless (i) such Servicer applies for an extension of such period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or
(ii) such Servicer obtains an Opinion of Counsel, addressed to the Depositor, the Trustee, the Master Servicer and such Servicer, to the effect that the holding by the Pooling-Tier REMIC-1 of such REO Property subsequent to such period will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code or cause any Trust REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. Each Servicer shall manage, conserve, protect and operate each REO Property serviced by such Servicer for the Trustee solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) or result in the receipt by the Pooling-Tier REMIC-1 of any "income from non permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the applicable Servicer shall either itself or through an agent selected by such Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as such Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as "rents from real property" as defined in Section 856(d) of the Code.

            Section 3.18 Notification of Adjustments. With respect to each Adjustable Rate Mortgage Loan, the applicable Servicer shall adjust the Mortgage Rate on the related Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. In the event that an Index becomes unavailable or otherwise unpublished, the related Servicer shall select a comparable alternative index over which it has no direct control and which is readily verifiable. Each Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and Scheduled Payment adjustments. Each Servicer shall promptly, upon written request therefor, deliver to the Master Servicer such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by a Servicer or the receipt of notice from the Master Servicer that a Servicer has failed to adjust a Mortgage Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, such Servicer shall deposit in the related Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

            Section 3.19 Access to Certain Documentation and Information Regarding the Mortgage Loans. The applicable Servicer shall provide, or cause the Subservicer to provide, to the Depositor, the Trustee, the OTS or the FDIC and the examiners and supervisory agents thereof, access to the documentation regarding the Mortgage Loans in its possession required by applicable regulations of the OTS. Such access shall be afforded without charge, but only upon five (5) Business Days' prior written request and during normal business hours at the offices of the applicable Servicer or any Subservicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

            Section 3.20 Documents, Records and Funds in Possession of the Servicers to Be Held for the Trustee. Each Servicer shall account fully to the Master Servicer for any funds received by such Servicer or which otherwise are collected by such Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Mortgage Loan serviced by such Servicer. All Mortgage Files and funds collected or held by, or under the control of, a Servicer in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including, but not limited to, any funds on deposit in its Collection Account, shall be held by such Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. Each Servicer also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in any Collection Account, the Distribution Account or any Escrow Account, or any funds that otherwise are or may become due or payable to the Securities Administrator for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that such Servicer shall be entitled to set-off against and deduct from any such funds any amounts that are properly due and payable to such Servicer under this Agreement.

            Section 3.21 Servicing Compensation. (a) As compensation for its activities hereunder, each Servicer shall, with respect to each Mortgage Loan serviced by it, be entitled to retain from deposits to its Collection Account and from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Proceeds related to such Mortgage Loan, the Servicing Fee with respect to each Mortgage Loan (less any portion of such amounts retained by any Subservicer). In addition, each Servicer shall be entitled to recover unpaid Servicing Fees out of related late collections to the extent permitted in Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of a Servicer's responsibilities and obligations under this Agreement; provided, however, that each Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

            (b) Additional servicing compensation in the form of assumption or modification fees, late payment charges, NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Charges) shall be retained by a Servicer only to the extent such fees or charges are received by such Servicer. Each Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the related Collection Account, and pursuant to Section 3.07(e), to direct the Master Servicer to instruct the Securities Administrator to withdraw from the Distribution Account and remit to the applicable Servicer (except for monies invested during the Securities Administrator Float Period), as additional servicing compensation, interest or other income earned on the related portions of deposits therein. Each Servicer shall also be entitled as additional servicing compensation, to interest or other income earned on deposits in the related Escrow Account (to the extent permitted by law and the related Mortgage Loan documents) in accordance with Section 3.12. Each Servicer shall also be entitled to retain net Prepayment Interest Excesses (to the extent not required to offset Prepayment Interest Shortfalls), but only to the extent such amounts are received by such Servicer.

            (c) Each Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by such Servicer), and shall not be entitled to reimbursement therefor from the Trust Fund except as specifically provided in Section 3.11.

            Section 3.22 Annual Statement as to Compliance. Each Servicer, the Securities Administrator and the Master Servicer shall deliver and shall cause each Subservicer engaged by such Servicer to deliver or cause to be delivered to the Master Servicer (and the Master Servicer shall deliver or otherwise make available to the Depositor, the Securities Administrator, the Rating Agencies and the Trustee) on or before March 5th of each calendar year (March 15th with respect to Saxon), commencing in 2007, an Officer's Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Securities Administrator, the Master Servicer, such Servicer or Subservicer, as applicable, during the preceding calendar year and of its performance under this Agreement or the applicable Subservicing Agreement, as the case may be, has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Securities Administrator, the Master Servicer, such Servicer or Subservicer, as applicable, has fulfilled all of its obligations under this Agreement or the applicable Subservicing Agreement, as the case may be, in all material respects, throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officers and the nature and status thereof. Promptly after receipt of each such Officer's Certificate, the Depositor shall review each such Officer's Certificate and, if applicable, consult with the Securities Administrator, the Master Servicer, the applicable Servicer or Subservicer as to the nature of any defaults by the Securities Administrator, the Master Servicer, such Servicer or any related Subservicer in the fulfillment of any of the Securities Administrator's, the Master Servicer's, such Servicer's or any related Subservicer's obligations. The obligations of the Securities Administrator, the Master Servicer, each Servicer and each Subservicer under this Section apply to the Securities Administrator, the Master Servicer, each Servicer and each Subservicer that serviced a Mortgage Loan during the applicable period, whether or not the Securities Administrator, the Master Servicer, such Servicer or such Subservicer is acting as the Securities Administrator, Master Servicer, a Servicer or a Subservicer at the time such Officer's Certificate is required to be delivered. None of the Servicers, the Master Servicer, the Securities Administrator or any Servicing Function Participant shall be required to cause the delivery of any Officer's Certificate required by this Section until March 10th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            Section 3.23 Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants' Attestation Report.
(a) Not later than March 5th (March 15th with respect to Saxon) of each calendar year commencing in 2007, each Servicer shall deliver, and shall cause each Subservicer engaged by such Servicer to deliver, and the Securities Administrator, the Master Servicer and the Trustee shall deliver or otherwise make available, and each Servicer, the Securities Administrator and the Master Servicer shall cause each Subcontractor utilized by such Servicer (or by any such Subservicer), the Securities Administrator or the Master Servicer, as applicable, and determined by such Servicer, the Securities Administrator or the Master Servicer, as applicable, pursuant to Section 3.02(e) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (in each case, a "Servicing Function Participant"), to deliver, each at its own expense, to the Master Servicer (and the Master Servicer shall make available to the Securities Administrator and the Depositor), a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such party of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such party used the Servicing Criteria to assess compliance with the applicable Servicing Criteria,
(C) such party's assessment of compliance with the applicable Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 8.12, including, if there has been any material instance of noncompliance with the applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Person's assessment of compliance with the applicable Servicing Criteria as of and for such period. Each such assessment of compliance report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address each of the applicable Servicing Criteria set forth on Exhibit PP hereto, or as set forth in the notification furnished to the Depositor and the Securities Administrator pursuant to Section 3.23(c). The Servicers, the Securities Administrator, the Master Servicer and the Trustee hereby acknowledge and agree that their respective assessments of compliance will cover the items identified on Exhibit PP hereto as being covered by such party. The parties to this Agreement acknowledge that where a particular Servicing Criteria has multiple components, each party's assessment of compliance (and related attestation of compliance) will relate only to those components that are applicable to such party. Promptly after receipt of each such report on assessment of compliance, the Depositor shall review each such report and, if applicable, consult with the applicable Servicer, the Securities Administrator, the Master Servicer or the Trustee, as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Subservicer or Servicing Function Participant engaged or utilized by the applicable Servicer, such Subservicer, the Securities Administrator or the Master Servicer, as applicable), as the case may be. None of the Servicers, the Securities Administrator, the Master Servicer, the Trustee or any Subservicer or any Servicing Function Participant shall be required to cause the delivery of any such assessments until March 10th in any given year, and the Trustee shall not be required to deliver any such assessment, so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            (b) Not later than March 5th (March 15th with respect to Saxon) of each calendar year commencing in 2007, each Servicer, the Securities Administrator, the Master Servicer and the Trustee shall cause, and such Servicer shall cause each Subservicer engaged by such Servicer and such Servicer, the Securities Administrator and the Master Servicer shall cause each Servicing Function Participant utilized by the Securities Administrator, the Master Servicer or such Servicer, as applicable (or by any Subservicer engaged by such Servicer) to cause, each at its own expense, a registered public accounting firm (which may also render other services to such party) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Master Servicer (and the Master Servicer shall make available to the Securities Administrator and the Depositor with a copy to the Rating Agencies), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Person, which includes an assertion that such Person has complied with the Servicing Criteria applicable to it pursuant to Section 3.23(a) and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, that attests to and reports on such Person's assessment of compliance with the Servicing Criteria applicable to it. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Promptly after receipt of each such accountants' attestation report, the Depositor shall review the report and, if applicable, consult with the applicable Servicer, the Master Servicer, the Securities Administrator or the Trustee as to the nature of any defaults by the applicable Servicer, the Securities Administrator, the Master Servicer or the Trustee (and each Subservicer or Servicing Function Participant engaged or utilized by any Servicer, the Securities Administrator or the Master Servicer, as applicable or by any Subservicer engaged by the Servicer), as the case may be, in the fulfillment of any of the Servicer's, the Securities Administrator's, the Master Servicer's, any of the Trustee's or the applicable Subservicer's or Servicing Function Participant's obligations hereunder or under any applicable sub-servicing agreement. None of Wells Fargo, JPMorgan, HomEq, the Securities Administrator, the Master Servicer, the Trustee or any Servicing Function Participant shall be required to cause the delivery of any such attestation required by this paragraph until March 10th in any given year, and the Trustee shall not be required to deliver any such assessment, so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            (c) Promptly upon written request from the Depositor, each Servicer shall notify the Securities Administrator and the Depositor as to the name of each Subservicer engaged by such Servicer and each Servicing Function Participant utilized by such Servicer and by each Subservicer engaged by such Servicer, but only to the extent there has been a change in the information in such notification from notices previously delivered and the Securities Administrator and the Master Servicer shall notify the Depositor and the Securities Administrator as to the name of each Servicing Function Participant utilized by it, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Subservicer and Servicing Function Participant in each case, to the extent of any change from the prior year's notice, if any. When a Servicer, the Securities Administrator or the Master Servicer submits its assessment pursuant to Section 3.23(a), such Servicer, the Securities Administrator or the Master Servicer, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 3.23(b)) of each Servicing Function Participant utilized by it and by each Subservicer engaged by it.

            (d) The obligations of the Securities Administrator, the Master Servicer, the Trustee, each Servicer or Subservicer under this Section 3.23 apply to the Securities Administrator, the Master Servicer and the Trustee, and each Servicer and Subservicer that serviced a Mortgage Loan during the applicable period, whether or not such Securities Administrator, the Master Servicer, the Trustee, Servicer or Subservicer is acting as Securities Administrator, Master Servicer, Trustee, Servicer or Subservicer, as applicable, at the time such assessment of compliance with Servicing Criteria and related accountant's attestation is required to be delivered.

            Section 3.24 Master Servicer to Act as Servicer. (a) Subject to
Section 7.02, in the event that any Servicer or the Countrywide Servicer shall for any reason no longer be a Servicer hereunder or under the CHL Agreements (including by reason of an Event of Default), the Master Servicer or its successor shall thereupon assume all of the rights and obligations of such Servicer hereunder or the Countrywide Servicer under the CHL Agreements, as applicable, arising thereafter (except that the Master Servicer shall not be (i) liable for losses of such predecessor servicer pursuant to Section 3.10 or any acts or omissions of such predecessor servicer hereunder or under the CHL Agreements), (ii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder or under the CHL Agreements, including but not limited to repurchases or substitutions pursuant to Section 2.03, (iii) responsible for expenses of such predecessor Servicer pursuant to Section 2.03 or (iv) deemed to have made any representations and warranties of such Servicer hereunder or the Countrywide Servicer under the CHL Agreements, as applicable. Any such assumption shall be subject to Section 7.02.

            (b) Every Subservicing Agreement entered into by a Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed.

            (c) If any Servicer or the Countrywide Servicer shall for any reason no longer be a Servicer hereunder or under the CHL Agreements, as applicable (including by reason of any Event of Default), the Master Servicer (or any other successor servicer) may, at its option, succeed to any rights and obligations of such Servicer or the Countrywide Servicer under any Subservicing Agreement in accordance with the terms thereof; provided that the Master Servicer (or any other successor servicer) shall not incur any liability or have any obligations in its capacity as successor servicer under a Subservicing Agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of such Servicer or the Countrywide Servicer thereunder; and such Servicer or the Countrywide Servicer, as applicable, shall not thereby be relieved of any liability or obligations under the Subservicing Agreement arising prior to the date of such succession.

            (d) The applicable Servicer shall, upon request of the Master Servicer, but at the expense of such Servicer, deliver to the assuming party all documents and records relating to each Subservicing Agreement (if any) to which it is party and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of such Subservicing Agreement to the assuming party.

            Section 3.25 Compensating Interest. Each Servicer shall remit to the Master Servicer on each Remittance Date for deposit in the Distribution Account an amount from its own funds equal to the Compensating Interest payable by such Servicer for the related Distribution Date.

            Section 3.26 Credit Reporting; Gramm-Leach-Bliley Act. (a) With respect to each Mortgage Loan, each Servicer agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and TransUnion Credit Information Company (three of the credit repositories), on a monthly basis.

            (b) Each Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, relating to the Mortgage Loans required to be serviced by it and the related borrowers and shall provide all required notices thereunder.

                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICERS

            Section 4.01 Advances. (a) The amount of P&I Advances to be made by each Servicer for any Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due during the Due Period immediately preceding such Remittance Date in respect of the Mortgage Loans serviced by such Servicer, which Scheduled Payments were not received as of the close of business on the related Determination Date (provided, however, that with respect to any Balloon Loan that is delinquent on its maturity date, the applicable Servicer will not be required to advance the principal portion of the related balloon payment but will be required to continue to make P&I Advances in accordance with this Section 4.01(a) with respect to such Balloon Loan in an amount equal to the assumed scheduled interest that would otherwise be due based on the original amortization schedule for such Balloon Loan (with interest at the Adjusted Net Mortgage Rate)), plus (ii) with respect to each REO Property serviced by such Servicer, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Scheduled Payments (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loans, over the net income from such REO Property transferred to the related Collection Account for distribution on such Remittance Date.

            (b) On each Remittance Date, each Servicer shall remit in immediately available funds to the Master Servicer an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties serviced by such Servicer for the related Remittance Date either (i) from its own funds or (ii) from the related Collection Account, to the extent of funds held therein for future distribution (in which case, such Servicer will cause to be made an appropriate entry in the records of the related Collection Account that Amounts Held for Future Distribution have been, as permitted by this Section 4.01, used by such Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by such Servicer with respect to such Mortgage Loans and REO Properties. Any Amounts Held for Future Distribution and so used shall be appropriately reflected in such Servicer's records and replaced by such Servicer by deposit in the related Collection Account on or before any future Remittance Date to the extent required.

            (c) The obligation of each Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to paragraph (d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section.

            (d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by any Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. The determination by any Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officer's Certificate of such Servicer delivered to the Master Servicer.

            (e) Except as otherwise provided herein, the applicable Servicer shall be entitled to reimbursement pursuant to Section 3.11 for Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.

            (f) On each Remittance Date, the Master Servicer shall deposit in the Distribution Account all funds remitted to it by the Servicer pursuant to Sections 3.11(a)(i) and 3.25 and this Section 4.01. The Securities Administrator may retain or withdraw from the Distribution Account, (i) the Master Servicing Fee, (ii) amounts necessary to reimburse the Master Servicer or the Servicer for any previously unreimbursed Advances and any Advances the Master Servicer deems to be nonrecoverable from the related Mortgage Loan proceeds, (iii) an amount to indemnify the Master Servicer, the Trustee or the Servicer for amounts due in accordance with this Agreement, and (iv) any other amounts that each of the Master Servicer, the Trustee and the Securities Administrator is entitled to receive hereunder for reimbursement, indemnification or otherwise.

            Section 4.02 Priorities of Distribution. (a) On each Distribution Date, the Securities Administrator shall allocate from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining plus any Senior Defaulted Swap Termination Payment received from a replacement swap provider and, on such Distribution Date, shall make distributions on the Certificates in accordance with such allocation:

            (i) to the holders of each Class of Offered Certificates and to the Swap Account in the following order of priority:

                  (A) to the Swap Account, the sum of (x) all Net Swap Payments
            and (y) any Swap Termination Payment owed to the Swap Provider, including, without limitation, the lesser of (i) any Replacement Swap Provider Payment and (ii) any Senior Defaulted Swap Termination Payment but not including any other Defaulted Swap Termination Payment;

                  (B) from the Interest Remittance Amount, to the Class A-fpt,
            Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, the related Accrued Certificate Interest Distribution Amounts and any related Unpaid Interest Amounts for such Distribution Date, allocated pro rata based on their respective entitlements to those amounts;

                  (C) from any remaining Interest Remittance Amount to the Class
            M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (D) from any remaining Interest Remittance Amount to the Class
            M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (E) from any remaining Interest Remittance Amount to the Class
            M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (F) from any remaining Interest Remittance Amount to the Class
            M-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (G) from any remaining Interest Remittance Amount to the Class
            M-5 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (H) from any remaining Interest Remittance Amount to the Class
            M-6 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (I) from any remaining Interest Remittance Amount to the Class
            B-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (J) from any remaining Interest Remittance Amount to the Class
            B-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

                  (K) from any remaining Interest Remittance Amount to the Class
            B-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

            (ii) (A) on each Distribution Date (1) before the Stepdown Date or
      (2) with respect to which a Trigger Event is in effect, to the holders of the related Class or Classes of Offered Certificates then entitled to distributions of principal as set forth below, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following order of priority:

                        (1) to the Class A Certificates, allocated as described
            in Section 4.02(b), until the respective Class Certificate Balances thereof are reduced to zero; and

                        (2) sequentially to the Class M-1, Class M-2, Class M-3,
            Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

                  (B) on each Distribution Date (1) on and after the Stepdown
            Date and (2) as long as a Trigger Event is not in effect, to the holders of the related Class or Classes of Offered Certificates then entitled to distribution of principal, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to, in the aggregate, the Principal Distribution Amount in the following amounts and order of priority:

                        (1) to the Class A Certificates, the lesser of (x) the
            Principal Distribution Amount and (y) the Class A Principal Distribution Amount, allocated as described in Section 4.02(b), until the respective Class Certificate Balances thereof are reduced to zero;

                        (2) to the Class M-1 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above and (y) the Class M-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (3) to the Class M-2 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above and to the Class M-1 Certificates in clause (ii)(B)(b) above and (y) the Class M-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (4) to the Class M-3 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above and to the Class M-2 Certificates in clause (ii)(B)(c) above and (y) the Class M-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (5) to the Class M-4 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above and to the Class M-3 Certificates in clause (ii)(B)(d) above and (y) the Class M-4 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (6) to the Class M-5 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above and to the Class M-4 Certificates in clause (ii)(B)(e) above and (y) the Class M-5 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (7) to the Class M-6 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above and to the Class M-5 Certificates in clause (ii)(B)(f) above and (y) the Class M-6 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (8) to the Class B-1 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above and to the Class M-6 Certificates in clause (ii)(B)(g) above and (y) the Class B-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (9) to the Class B-2 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above and to the Class B-1 Certificates in clause (ii)(B)(h) above and (y) the Class B-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero; and

                        (10) to the Class B-3 Certificates, the lesser of (x)
            the excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
            (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above, to the Class B-1 Certificates in clause (ii)(B)(h) above and to the Class B-2 Certificates in clause (ii)(B)(i) above and (y) the Class B-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, from amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

                  (A) to the Class M-1 Certificates, any Unpaid Interest Amount
            for such Class;

                  (B) to the Class M-1 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (C) to the Class M-2 Certificates, any Unpaid Interest Amount
            for such Class;

                  (D) to the Class M-2 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (E) to the Class M-3 Certificates, any Unpaid Interest Amount
            for such Class;

                  (F) to the Class M-3 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (G) to the Class M-4 Certificates, any Unpaid Interest Amount
            for such Class;

                  (H) to the Class M-4 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (I) to the Class M-5 Certificates, any Unpaid Interest Amount
            for such Class;

                  (J) to the Class M-5 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (K) to the Class M-6 Certificates, any Unpaid Interest Amount
            for such Class;

                  (L) to the Class M-6 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (M) to the Class B-1 Certificates, any Unpaid Interest Amount
            for such Class;

                  (N) to the Class B-1 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (O) to the Class B-2 Certificates, any Unpaid Interest Amount
            for such Class;

                  (P) to the Class B-2 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (Q) to the Class B-3 Certificates, any Unpaid Interest Amount
            for such Class;

                  (R) to the Class B-3 Certificates, any Unpaid Realized Loss
            Amount for such Class;

                  (S) to the Excess Reserve Fund Account, the amount of any
            Basis Risk Payment (without regard to Net Swap Receipts) for such Distribution Date;

                  (T) from funds on deposit in the Excess Reserve Fund Account with respect to such Distribution Date, an amount equal to any remaining Basis Risk CarryForward Amount with respect to the Offered Certificates for such Distribution Date, allocated to the Offered Certificates in the same order and priority in which the Accrued Certificate Interest Distribution Amount is allocated among such Classes of Certificates, with the allocation to the Class A Certificates being (a) first, among the Class A Certificates, pro rata, based on their respective Class Certificate Balances and (b) second, any remaining amounts to the Class A Certificates, pro rata, based on any Basis Risk CarryForward Amounts remaining unpaid, in order to reimburse such unpaid amounts;

                  (U) to the Swap Account, the amount of any remaining Defaulted
            Swap Termination Payment (other than a Senior Defaulted Swap Termination Payment) owed to the Swap Provider;

                  (V) to the Class X Certificates, the remainder of the Class X
            Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(U); and

                  (W) to the Class R Certificates, any remaining amount in the
            Trust REMICs.

            If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class A Certificates does not receive in full the related Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amount, if any, then such shortfall will be allocated to the Holders of such Class, with interest thereon, on future Distribution Dates, as an Unpaid Interest Amount, subject to the priorities described above.

            (b) On each Distribution Date, prior to any distributions on any other Class of Certificates, all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period shall be distributed by the Securities Administrator to the holders of the Class P Certificates.

            (c) Any principal distributions allocated to the Class A Certificates shall be allocated first, concurrently on a pro rata basis (based on (i) the Class Certificate Balance of the Class A-fpt Certificates, on the one hand, and (ii) the aggregate Class Certificate Balance of the Class A-1 Certificates and Class A-2 Certificates, on the other hand) to (a) the Class A-fpt Certificates until their Class Certificate Balance has been reduced to zero and (b) sequentially, to the Class A-1 Certificates and Class A-2 Certificates, in that order, until their respective Class Certificate Balances have been reduced to zero, and second, sequentially, to the Class A-3 Certificates and Class A-4 Certificates, in that order, until their respective Class Certificate Balances have been reduced to zero. Notwithstanding the foregoing, on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and the principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Class A Certificates shall be allocated, pro rata among the Class A Certificates, based on their respective Class Certificate Balances, until their respective Class Certificate Balances have been reduced to zero.

            (d) On any Distribution Date, any Relief Act Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Securities Administrator as a reduction in the following order:

            (i) First, to the portion of Class X Distributable Amount allocable to interest; and

            (ii) Second, pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class A, Class M and Class B-Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            Section 4.03 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Securities Administrator shall make available to each Certificateholder, the Servicers, the Depositor, the Master Servicer, the Swap Provider and each Rating Agency a statement setting forth with respect to the related distribution:

            (i) the actual Distribution Date, the related Record Date, the Interest Accrual Period(s) for each Class for such Distribution Date and the LIBOR Determination Date for such Interest Accrual Period;

            (ii) the amount of Available Funds;

            (iii) the amount of Available Funds allocable to principal, the Principal Remittance Amount (separately identifying the components thereof) and the Principal Distribution Amount (separately identifying the components thereof);

            (iv) the amount of Available Funds allocable to interest and each Interest Remittance Amount;

            (v) the amount of any Unpaid Interest Amount for each Class included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk CarryForward Amount for each Class and the amount of such Basis Risk CarryForward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

            (vi) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation of the shortfall as between principal and interest, including any Basis Risk CarryForward Amount not covered by amounts in the Excess Reserve Fund Account;

            (vii) the Class Certificate Balance of each Class of Certificates before and after giving effect to the distribution of principal on such Distribution Date;

            (viii) the Pool Stated Principal Balance for the following Distribution Date;

            (ix) the amount of Expense Fees paid to or retained by the Servicers, the Countrywide Servicer, the Securities Administrator and the Master Servicer (stated separately and in the aggregate) with respect to such Distribution Date;

            (x) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (xi) the amount of Advances included in the distribution on such Distribution Date reported by the Servicers and the Countrywide Servicer (and the Master Servicer as successor servicer and any other successor servicer, if applicable) as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (xii) the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Scheduled Payment is delinquent 31 to 60 days, 61 to 90 days and 90+ days, (2) that have become REO Property,
      (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (xiii) with respect to any Mortgage Loans that became REO Properties during the preceding calendar month, the aggregate number of such Mortgage Loans and the aggregate Stated Principal Balance of such Mortgage Loans as of the close of business on the last Business Day of the immediately preceding month;

            (xiv) the total number and outstanding principal balance of any REO Properties (and market value, if available) as of the close of business on the last Business Day of the immediately preceding month;

            (xv) whether a Trigger Event has occurred and is continuing, including the calculation resulting in the existence of the Trigger Event;

            (xvi) the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

            (xvii) in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xviii) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation of it to the Certificateholders with respect to Unpaid Interest Amounts, Unpaid Realized Loss Amounts, and Basis Risk CarryForward Amounts;

            (xix) the amount of any Net Swap Payments, Net Swap Receipts, Swap Termination Payments or Defaulted Swap Termination Payments;

            (xx) the calculations of LIBOR and Swap LIBOR; (xxi) the Subordinated Amount and Specified Subordinated Amount;

            (xxii) Prepayment Charges collected or paid (pursuant to Section 3.07(a) or the CHL Agreements, as applicable) by the Servicers and the Countrywide Servicer;

            (xxiii) the Cumulative Loss Percentage and the aggregate amount of Realized Losses used to calculate the Cumulative Loss Percentage;

            (xxiv) the amount distributed on the Class X Certificates; (xxv) the amount of any Subsequent Recoveries for such Distribution Date; and (xxvi) the number of Mortgage Loans at the beginning and end of the applicable reporting period, the pool factor (being the Stated Principal Balance of the Mortgage Loans for the related Distribution Date divided by the Cut-off Date Principal Balance), and the weighted average interest rate, and weighted average remaining term.

            In addition, each Form 10-D prepared and filed by the Securities Administrator pursuant to Section 8.12 shall include the following information with respect to the related distribution (including to the extent such information is provided by the Trustee to the Securities Administrator):

            (i) material breaches of Mortgage Loan representations and warranties under this Agreement of which the Securities Administrator has knowledge or has received written notice; and

            (ii) material breaches of any covenants under this Agreement of which the Securities Administrator has knowledge or has received written notice;

provided that, if the Securities Administrator receives written notice of the events described in (i) and/or (ii) above from any Servicer or the Countrywide Servicer, such Servicer or Countrywide Servicer shall be responsible for providing information to the Securities Administrator for inclusion in the applicable Form 10-D.

            (b) The Securities Administrator's responsibility for providing the above statement to the Certificateholders, each Rating Agency, the Master Servicer and the Depositor is limited, if applicable, to the availability, timeliness and accuracy of the information derived from the Servicers, the Countrywide Servicer, the Master Servicer and the Swap Provider. The Securities Administrator shall make available the above statement via the Securities Administrator's internet website. The Securities Administrator's website will initially be located at http://www.ctslink.com and assistance in using the website can be obtained by calling the Securities Administrator's customer service desk at (301) 815-6600. Parties that are unable to use the website are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Securities Administrator may change the way the monthly statements to Certificateholders are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Securities Administrator shall provide timely and adequate notification to all above parties regarding any such changes. The Securities Administrator will not be liable for the dissemination of information in accordance with this Agreement.

            The Securities Administrator shall make available to each Analytics Company, either electronically or via the Securities Administrator's internet website, each statement to Certificateholders prepared pursuant to this Section 4.03(a). The Securities Administrator (and the applicable Servicer, if such discrepancy results from or arises out of any information provided by such Servicer pursuant to this Agreement) shall cooperate in good faith with the Depositor to reconcile any discrepancies in such statements, and the Securities Administrator shall provide any corrections to such statements to each Analytics Company no more than 10 Business Days after such discrepancies have been identified and resolved.

            The Securities Administrator will also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the monthly statement to Certificateholders and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i) and (a)(ii) of this Section 4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code as from time to time in effect.

            (d) The Securities Administrator shall be entitled to rely on information provided by third parties for purposes of preparing the foregoing report, but shall not be responsible for the accuracy of such information.

            (e) No later than the Determination Date for each Distribution Date (or, in the case of JPMorgan, no later than the 10th calendar day of each month, or if such day is not a Business Day, then the next succeeding Business Day (and in the case of either Wells Fargo or JPMorgan, not later than three Business Days after the end of the related Prepayment Period in the case of any supplemental reporting of Principal Prepayments made during such Prepayment Period)) each Servicer shall furnish to the Master Servicer a monthly remittance advice statement (the "Servicer Remittance Report") containing the data fields set forth on Exhibit WW-1 attached hereto (or, in the case of JPMorgan, Exhibit WW-2 attached hereto), a monthly defaulted loan report containing the data fields set forth on Exhibit XX attached hereto, and in the case of Wells Fargo, Saxon and HomEq, a realized loss report substantially in the form of Exhibit YY attached hereto, and in the case of JPMorgan, a realized loss report substantially in the form of Exhibit ZZ attached hereto (in the case of each Exhibit specified in this Section 4.03(e), in a format mutually agreed upon by such Servicer and the Master Servicer) and such information as shall be reasonably requested (i) by the Depositor to enable the Depositor to disclose "static pool information", as required by Item 1105 of Regulation AB, with respect to the Mortgage Loans, and (ii) by the Master Servicer to enable the Securities Administrator to provide the reports required by Section 4.03(a) as to the accompanying remittance and applicable Due Period and Prepayment Period to which such remittance relates.

            The Servicer Remittance Report shall, at a minimum, document, on such Determination Date or such other report due date, Mortgage Loan payment activity on an individual Mortgage Loan basis, as follows:

            (i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Charges, received during the related Prepayment Period along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 3.25);

            (ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest;

            (iii) the amount of servicing compensation received by such Servicer during the prior distribution period;

            (iv) the individual and aggregate Stated Principal Balance of the Mortgage Loans;

            (v) the aggregate expenses reimbursed to such Servicer during the prior distribution period pursuant to Section 3.11; and

            (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent 31 to 60 days, 61 to 90 days and 90+ days;
      (b) as to which foreclosure or bankruptcy proceedings of the related mortgagor have commenced; and (c) as to which REO Property has been acquired.

            Concurrently with each delivery of a Servicer Remittance Report to the Securities Administrator, Wells Fargo, acting as a Servicer, shall provide, in a manner consistent with the preceding paragraph, a supplemental statement (to the extent not previously provided) setting forth the information in subclauses (v) and (vi).

            The Master Servicer shall promptly forward the Servicer Remittance Report and the related supplemental statement to the Depositor and the Securities Administrator.

            (f) Notwithstanding anything in Section 4.03(e) to the contrary (other than any supplemental reports of Principal Prepayments by Wells Fargo or JPMorgan), the Servicers shall be deemed to have satisfied the requirement to timely deliver the Servicer Remittance Report if such report is received by the Master Servicer and the Depositor on or prior to the 18th calendar day (or, in the case of JPMorgan, the 10th calendar day) of such month in which the related Determination Date occurs; provided, however, that if such 18th calendar day (or, in the case of JPMorgan, the 10th calendar day) is a Sunday or a Monday which is not a Business Day, the Servicers shall be deemed to have satisfied the requirement to timely deliver the Servicer Remittance Report if the Master Servicer and the Depositor receive such report (i) on the next Business Day succeeding such 18th calendar day (or, in the case of JPMorgan, such 10th calendar day), or (ii) on the Business Day immediately preceding such 18th calendar day, if such succeeding Business Day is later than the 20th (or, in the case of JPMorgan, the 10th calendar day of such calendar month, or if such day is not a Business Day, then the next succeeding Business Day).

            (g) For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined by the Securities Administrator from information provided by the Servicers and reported by the Securities Administrator based on the "OTS" methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans. By way of example, a Mortgage Loan would be delinquent with respect to a Scheduled Payment due on a Due Date if such Scheduled Payment is not made by the close of business on the Mortgage Loan's next succeeding Due Date, and a Mortgage Loan would be more than 30-days Delinquent with respect to such Scheduled Payment if such Scheduled Payment were not made by the close of business on the Mortgage Loan's second succeeding Due Date. Each Servicer hereby represents and warrants to the Depositor that such Servicer is not subject to any delinquency recognition policy established by the primary safety and soundness regulator, if any, of such Servicer, that is more restrictive than the foregoing delinquency recognition policy.

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Securities Administrator in accordance with the definition of "LIBOR". Until all of the Offered Certificates are paid in full, the Securities Administrator shall at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Securities Administrator initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Securities Administrator and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Securities Administrator should terminate its appointment as Reference Bank, the Securities Administrator shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Securities Administrator shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            The Pass-Through Rate for each Class of Offered Certificates for each Interest Accrual Period shall be determined by the Securities Administrator on each LIBOR Determination Date so long as the Offered Certificates are Outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the Offered Certificates in the table relating to the Certificates in the Preliminary Statement. The Securities Administrator shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the Offered Certificates by the Securities Administrator shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Securities Administrator.

            Section 4.05 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts shall be allocated by the Securities Administrator to the most junior Class of Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof.

            Section 4.06 Swap Account. On the Closing Date, the Securities Administrator shall establish and maintain in its name, a separate non-interest-bearing trust account for the benefit of the holders of the Certificates (the "Swap Account") as a part of the Trust Fund. The Swap Account shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Securities Administrator held pursuant to this Agreement.

            On the Business Day immediately preceding each Distribution Date, Swap Termination Payments, Net Swap Payments owed to the Swap Provider and Net Swap Receipts for that Distribution Date will be deposited into the Swap Account. Funds in the Swap Account will be distributed on each Distribution Date in the following order of priority:

            (i) to the Swap Provider, all Net Swap Payments, if any, owed to the Swap Provider for that Distribution Date;

            (ii) to the Swap Provider, any Swap Termination Payment, including, without limitation, any Senior Defaulted Swap Termination Payment but not including any other Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date;

            (iii) to the Class A Certificates, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i), to the extent unpaid from Available Funds;

            (iv) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, in that order, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i) and Section 4.02(a)(iii), to the extent unpaid from Available Funds;

            (v) to the Offered Certificates, to pay principal as described and, in the same manner and order of priority as set forth, in Section 4.02(a)(ii)(A) or Section 4.02(a)(ii)(B), as applicable, but only to the extent necessary to restore the Subordinated Amount to the Specified Subordinated Amount for prior or current Realized Losses not previously reimbursed, after giving effect to payments and distributions from Available Funds;

            (vi) to the Class A Certificates, to pay Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts, pro rata, based on their Class Certificate Balances for such Distribution Date, up to the Swap Payment Allocation for each Class of Class A Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (vii) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, to pay Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts, up to the Swap Payment Allocation for each Class of Class M-and Class B Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (viii) to the Offered Certificates, any remaining unpaid Basis Risk CarryForward Amount and, without duplication, Upper-Tier CarryForward Amounts, pro rata, based on their respective remaining unpaid Basis Risk CarryForward Amount or Upper-Tier CarryForward Amounts after the allocation of payments as set forth in clauses (vi) and (vii) above;

            (ix) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, to pay any Unpaid Realized Loss Amount, to the extent unpaid from Available Funds;

            (x) to the Swap Provider, any remaining Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date; and

            (xi) to the holders of the Class X Certificates, any remaining amounts.

            Notwithstanding the foregoing, in the event that the Trust receives a Swap Termination Payment, the Securities Administrator shall use the Swap Termination Payment to enter into a replacement interest rate swap agreement as directed by the Depositor with a successor Swap Provider (or its guarantor) meeting the ratings requirements set forth in the Interest Rate Swap Agreement being terminated on the same remaining terms as those in the Interest Rate Swap Agreement being terminated, so long as the Swap Termination Payment is sufficient to obtain such replacement interest rate swap agreement. In the event that the Trust receives a Swap Termination Payment and a successor Swap Provider cannot be obtained, then the Securities Administrator shall deposit the Swap Termination Payment into the reserve account that is a sub-account of the Swap Account. On each subsequent Distribution Date (so long as funds are available in the reserve account), the Securities Administrator shall withdraw from the reserve account and deposit into the Swap Account an amount equal to the amount of any Net Swap Receipt due the Trust (calculated in accordance with the terms of the original Interest Rate Swap Agreement) and treat such amount as a Net Swap Receipt for purposes of determining the distributions from the Swap Account. In no event shall the Securities Administrator be responsible for the selection of any successor or replacement swap provider or any shortfalls caused by a failure to enter into a replacement interest rate swap agreement.

            Upon termination of the Trust, any amounts remaining in the Swap Account shall be distributed pursuant to the priorities set forth in this
Section 4.06.

            In the event that, upon the Trust entering into a replacement interest rate swap following the occurrence of an Additional Termination Event of the type described in Part 1(k)(iv) of the Interest Rate Swap Agreement, the Trust is entitled to receive a payment from a replacement swap provider, the Securities Administrator shall direct the replacement swap provider to make such payment to the Swap Account. Any Senior Defaulted Swap Termination Payment shall be made from the Swap Account to the Swap Provider immediately upon receipt of such payment, regardless of whether the date of receipt thereof is a Distribution Date. To the extent that any Replacement Swap Provider Payment is made to an account other than the Swap Account, then, notwithstanding anything to the contrary contained in this Agreement, any Senior Defaulted Swap Termination Payment shall be paid to the Swap Provider immediately upon receipt of such Replacement Swap Provider Payment, regardless of whether the date of receipt thereof is a Distribution Date and without regard to anything to the contrary contained in this Agreement. For the avoidance of doubt, the parties agree that the Swap Provider shall have first priority to any Replacement Swap Provider Payment over the payment by the Trust to Certificateholders, any Servicer, the Securities Administrator, the Responsible Parties, the Trustee or any other Person.

            The Securities Administrator shall account for the Swap Account as an asset of the Grantor Trust and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Swap Account are the Class X Certificateholders. For federal income tax purposes, Net Swap Payments and Swap Termination Payments (other than Senior Defaulted Swap Termination Payments) payable to the Swap Provider shall be deemed to be paid to the Swap Account from the Upper-Tier REMIC, first, by the Holder of the Class X Certificates (in respect of the Class IO Interest and, if applicable, the Class X Interest) and second, other than any Defaulted Swap Termination Payment, from the Upper-Tier REMIC by the Holders of the applicable Class or Classes of Offered Certificates (in respect of Class IO Shortfalls) as and to the extent provided in Section 8.13.

            Any Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts distributed by the Securities Administrator to the Offered Certificateholders shall be accounted for by the Securities Administrator, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates in respect of the Class X Interest and (to the extent remaining after payments to the Swap Provider) the Class IO Interest, and then to the respective Class or Classes of Offered Certificates. In addition, the Securities Administrator shall account for the rights of Holders of each Class of Offered Certificates to receive payments of Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts from the Swap Account (along with Basis Risk CarryForward Amounts payable from the Excess Reserve Fund Account) as rights in a separate limited recourse interest rate cap contract written by the Class X Certificateholders in favor of Holders of each such Class.

            The Swap Account shall be an "outside reserve fund" for federal income tax purposes and not an asset of any Trust REMIC. Furthermore, the Holders of the Class X Certificates shall be the beneficial owners of the Swap Account for all federal income tax purposes, and shall be taxable on all income earned thereon.

            With respect to the failure of the Swap Provider to perform any of its obligations under the Interest Rate Swap Agreement, the breach by the Swap Provider of any of its representations and warranties made pursuant to the Interest Rate Swap Agreement, or the termination of the Interest Rate Swap Agreement, the Securities Administrator shall send any notices and make any demands, on behalf of the Trust as are required under the Interest Rate Swap Agreement. To the extent that the Swap Provider fails to make any payment required under terms of the Interest Rate Swap Agreement, the Securities Administrator shall immediately demand that Morgan Stanley, the guarantor of the Swap Provider's obligations under the guarantee of Morgan Stanley relating to the Interest Rate Swap Agreement, make any and all payments then required to be made by Morgan Stanley pursuant to such guarantee. The Securities Administrator shall cause any replacement swap provider to provide a copy of the related replacement interest rate swap agreement to the Securities Administrator and the Depositor.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Securities Administrator to register the Class X and Class P Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Securities Administrator, the Securities Administrator shall transfer the Class X and Class P Certificates in the name of the NIM Trustee, or such other name or names as the Depositor shall request, and to deliver the Class X and Class P Certificates to the NIM Trustee or to such other Person or Persons as the Depositor shall request.

            Subject to Section 11.02 respecting the final distribution on the Certificates, on each Distribution Date the Securities Administrator shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Securities Administrator at least five Business Days prior to the related Record Date or (y) by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Securities Administrator by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Securities Administrator shall bind the Securities Administrator, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Securities Administrator by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Securities Administrator shall authenticate the Certificates to be issued at the direction of the Depositor or any Affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Securities Administrator shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Securities Administrator shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Securities Administrator. Whenever any Certificates are so surrendered for exchange, the Securities Administrator shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the Holder thereof or his attorney duly authorized in writing.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Securities Administrator in accordance with the Securities Administrator's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In determining whether a transfer is being made pursuant to an effective registration statement, the Securities Administrator shall be entitled to rely solely upon a written notice to such effect from the Depositor. Except with respect to (i) the transfer of the Class X, Class P or Class R Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Securities Administrator in writing the facts surrounding the transfer in substantially the form set forth in Exhibit H (the "Transferor Certificate") and either (i) there shall be delivered to the Securities Administrator a letter in substantially the form of
Exhibit I (the "Rule 144A Letter") or (ii) there shall be delivered to the Securities Administrator at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Securities Administrator, the Master Servicer and the Servicers shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Depositor, the Securities Administrator, the Master Servicer, IXIS and each Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of the Class R, Class X or Class P Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Securities Administrator shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Securities Administrator (in the event such Certificate is a Private Certificate or a Residual Certificate, such requirement is satisfied only by the Securities Administrator's receipt of a representation letter from the transferee substantially in the form of Exhibit I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a Person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, or (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate or a Class P Certificate that has been the subject of an ERISA-Qualifying Underwriting, and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95 60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate or Class P Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to
Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Securities Administrator, which Opinion of Counsel shall not be an expense of the Servicers, the Depositor, the Securities Administrator, IXIS or the Trust Fund, addressed to the Securities Administrator, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Securities Administrator, the Master Servicer, IXIS or the Servicers to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Private Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Securities Administrator by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA-Restricted Certificate, other than a Class P Certificate or Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Securities Administrator of an Opinion of Counsel satisfactory to the Securities Administrator as described above shall be void and of no effect and (b) any purported transfer of a Class P Certificate or Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Securities Administrator shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Securities Administrator in accordance with the foregoing requirements.

            As long as the Interest Rate Swap Agreement is in effect, each beneficial owner of a Certificate other than an ERISA-Restricted Certificate, or any interest therein, shall be deemed to have represented that either (i) it is not a Plan or (ii) the acquisition and holding of the Certificate are eligible for the exemptive relief available under at least one of the Investor-Based Exemptions.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under subparagraph (b) above, the Securities Administrator shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Securities Administrator shall not have any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Securities Administrator shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the Securities Administrator to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Securities Administrator, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Securities Administrator of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund or the Securities Administrator, to the effect that the elimination of such restrictions will not cause any Trust REMIC hereunder to fail to qualify as a REMIC at any time that the Certificates are Outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Securities Administrator, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Securities Administrator except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Securities Administrator shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (vi) the Securities Administrator may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Securities Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Securities Administrator or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository (and the Securities Administrator consents) of its intent to terminate the book-entry system through the Depository, and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully-registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Securities Administrator of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Securities Administrator shall issue the Definitive Certificates. None of the Servicers, the Depositor or the Securities Administrator shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Securities Administrator with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates and the Securities Administrator and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided that the Securities Administrator shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Securities Administrator, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be cancelled and subsequently disposed of by the Securities Administrator in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Securities Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicers, the Master Servicer and the Securities Administrator such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a bona fide purchaser, the Securities Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section
5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Servicers, the Master Servicer, the Securities Administrator, the Trustee, the Depositor, and any agent of a Servicer, the Master Servicer, the Securities Administrator, the Depositor, or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicers, the Master Servicer, the Securities Administrator, the Trustee, the Depositor, or any agent of a Servicer, the Master Servicer, the Depositor, the Securities Administrator or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Securities Administrator, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor, the Trustee or a Servicer shall request such information in writing from the Securities Administrator, then the Securities Administrator shall, within ten Business Days after the receipt of such request, provide the Depositor, the Trustee, such Servicer or the Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Securities Administrator, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Securities Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Securities Administrator initially designates its Corporate Trust Office for registration of transfer or exchange purposes located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services - MSIX 2006-1. The Securities Administrator shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICERS

            Section 6.01 Respective Liabilities of the Depositor and the Servicers. The Depositor and each of the Servicers shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor or a Servicer.
(a) The Depositor and each of the Servicers will each keep in full effect its existence, rights and franchises as a corporation or federally chartered savings bank, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            (b) Any Person into which the Depositor or a Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or a Servicer, shall be a party, or any person succeeding to the business of the Depositor or a Servicer (including through the acquisition of substantially all of the assets of a Servicer), shall be the successor of the Depositor or such Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding (except that any person succeeding to the business of a Servicer shall be required to assume all of such Servicer's obligations under this Agreement and satisfy all of the requirements of this Agreement to be a successor servicer); provided, however, that the successor or surviving Person to such Servicer shall be qualified to service mortgage loans on behalf of, Fannie Mae or Freddie Mac. As a condition to the succession to any Servicer under this Agreement by any Person (i) into which a Servicer may be merged or consolidated or whom succeeds to the business of a Servicer, or (ii) which may be appointed as a successor to a Servicer, such Servicer shall provide to the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Depositor of such succession or appointment and (y) in writing to the Depositor and in form and substance reasonably satisfactory to the Depositor and the Master Servicer, all information reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are then required to be filed under the Exchange Act). The Depositor shall forward to the Master Servicer promptly upon receipt thereof copies of any notices received by it pursuant to Section 6.02(b)(ii).


            Section 6.03 Limitation on Liability of the Depositor, the Servicers and Others. Neither the Depositor, the Servicers nor any of their respective directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicers or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicers or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, each Servicer and any director, officer, employee or agent of the Depositor and each Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor and its Affiliates, the Sponsors, each Servicer and any director, officer, employee or agent of the Depositor, the Sponsors or each Servicer shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. Neither the Depositor nor any Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that each of the Depositor and each Servicer may in its discretion undertake any such action (or direct the Trustee to undertake such actions pursuant to Section 2.03 for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor and the applicable Servicer shall be entitled to be reimbursed therefor out of the applicable Collection Account.

            Section 6.04 Limitation on Resignation of a Servicer. Subject to Sections 7.01 and 10.07, no Servicer shall assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the applicable Servicer, the Depositor and the Trustee or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by such Servicer without the incurrence of unreasonable expense. Any such determination permitting the resignation of a Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor, the Master Servicer and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Depositor, the Master Servicer and the Trustee. No such resignation shall become effective until a successor shall have assumed such Servicer's responsibilities and obligations hereunder.

            Notwithstanding the provisions of Section 6.04 herein to the contrary, in the event that a Servicer determines that it will no longer engage in the business of servicing mortgage loans, such Servicer may assign its rights under this Agreement, provided that, (i) the Depositor in its sole discretion has consented, which consent shall not be unreasonably withheld, (ii) the Rating Agencies' ratings of the Certificates in effect immediately prior to such action will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agencies) and (iii) such Servicer shall be liable for all costs and expenses associated with the transfer of servicing, provided, further, that such Servicer shall indemnify and hold each of the Trust Fund, the Master Servicer, the Securities Administrator, the Trustee, the Depositor, the other Servicers hereunder, any sub-servicer, the successor Servicer and each Certificateholder harmless against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such party may sustain in any way related to such assignment except with respect to a successor Servicer's failure to comply with the terms of this Agreement. No assignment by such Servicer shall become effective until a successor Servicer acceptable to the Depositor and the Master Servicer shall have assumed in writing such Servicer's responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement. Any such assignment shall not relieve the applicable Servicer of responsibility for any of the obligations specified herein except to the extent that such responsibilities have been expressly assumed by the successor Servicer.

            Section 6.05 Additional Indemnification by the Servicers; Third Party Claims. (a) Each Servicer, severally and not jointly, shall indemnify the applicable Responsible Party, the Depositor, the Sponsors, the Master Servicer, the Securities Administrator and the Trustee and any director, officer, employee or agent of the Responsible Parties, the Depositor, the Master Servicer, the Securities Administrator, the Sponsors or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to (i) any breach by such Servicer of any of its representations and warranties referred to in Section 2.03(a), (ii) any error in any tax or information return prepared by such Servicer or (iii) the failure of such Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement (including, without limitation, the failure to deliver accurate and complete information on a timely basis pursuant to Section 4.03(e)). The applicable Servicer immediately shall notify the Master Servicer, the Securities Administrator, the Depositor, IXIS and the Trustee if such claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Depositor, the Master Servicer, IXIS and the Securities Administrator) the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Depositor, the Master Servicer, the Securities Administrator, the Sponsors, the Responsible Parties or the Trustee in respect of such claim.

            (b) Notwithstanding anything to the contrary contained in this Agreement, each Servicer shall indemnify the Depositor, the Sponsors, the Master Servicer, the Securities Administrator, the Trustee and any director, officer, employee or agent of the Depositor, the Sponsors, the Master Servicer, the Securities Administrator or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any failure by such Servicer or any Subservicer engaged by such Servicer or any Subcontractor utilized by such Servicer to deliver any information, report, certification or accountants' letter when and as required under Sections 3.22, 3.23, 6.02 or 8.12, including without limitation any failure by such Servicer to identify pursuant to Section 3.02(e) any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB.

            (c) If the indemnification provided for in this Section 6.05 is unavailable or insufficient to hold harmless any Person entitled to indemnification thereunder, then such Servicer shall contribute to the amount paid or payable by the Person entitled to indemnification as a result of the losses, claims, damages or liabilities of such Person in such proportion as is appropriate to reflect the relative fault of such Person on the one hand and such Servicer, on the other, in connection with such Servicer's obligations pursuant to this Section 6.05. This Section 6.05 shall survive the termination of this Agreement or the earlier resignation or removal of each Servicer.

                                  ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. "Event of Default" wherever used herein, means, with respect to each Servicer individually, any one of the following events:

            (a) any failure by a Servicer to remit to the Master Servicer any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day, or in the case of Wells Fargo, two Business Days, after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor, the Securities Administrator, the Master Servicer or by the Trustee, or to such Servicer, the Depositor, the Securities Administrator, the Master Servicer and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (b) any failure on the part of a Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Servicer set forth in this Agreement which continues unremedied for a period of sixty (60) days (except that (x) such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and (y) such number of days shall be ten (or zero, with respect to Saxon) in the case of a failure to observe or perform any of the obligations set forth in Sections 3.02, 3.22, 3.23, 6.02 or 8.12), after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor, the Securities Administrator, the Master Servicer or by the Trustee, or to such Servicer, the Securities Administrator, the Master Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates and (ii) actual knowledge of such failure by a Servicing Officer of such Servicer; or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

            (d) a Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to a Servicer or of or relating to all or substantially all of its property; or

            (e) a Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) a breach of any representation and warranty of a Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty (30) days after the date upon which written notice of such breach is given to such Servicer by the Securities Administrator, Master Servicer, Trustee or by the Depositor, or to such Servicer, Securities Administrator, Master Servicer, the Trustee and the Depositor by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (g) either (i) with respect to Wells Fargo or JPMorgan, any withdrawal or downgrade of two or more levels (i.e., from "Above Average" to "Below Average" or the equivalent) of the servicer rating, as of the Closing Date of such Servicer, by any Rating Agency which results in a downgrade, qualification or withdrawal of the rating assigned to any Class of Certificates by any Rating Agency, (ii) with respect to HomEq and Saxon, Fitch reduces its servicer rating of HomEq or Saxon to "RPS2-" or lower, Moody's reduces its servicer rating of HomEq or Saxon to "SQ3" or lower, or S&P reduces its servicer rating of HomEq or Saxon to "Average" or lower, or (iii) with respect to Saxon only, any reduction, withdrawal or qualification of Saxon's servicer rating by any Rating Agency which results in Saxon being deemed unacceptable by any Rating Agency to act as a primary servicer for this transaction or a primary servicer or a special servicer for any other mortgage-backed or asset-backed transaction rated or to be rated by any such Rating Agency.

            If an Event of Default described in clauses (a) through (g) of this
Section 7.01 shall occur or if an Event of Default under the CHL Agreements shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Master Servicer (except with respect to Wells Fargo Bank, National Association, also by the Trustee) may, and at the written direction of a majority of the Voting Rights, the Master Servicer (except with respect to Wells Fargo Bank, National Association, also by the Trustee) shall, by notice in writing to the applicable Servicer or the Countrywide Servicer, as applicable (with a copy to the Securities Administrator and each Rating Agency), terminate all of the rights and obligations of the applicable Servicer under this Agreement or the Countrywide Servicer under the CHL Agreements, as applicable, and in and to the Mortgage Loans serviced by the applicable Servicer or the Countrywide Servicer, as applicable, and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Master Servicer shall not be required to give written notice to such Servicer of the occurrence of an Event of Default described in clauses
(b) through (g) of this Section 7.01, or to the Countrywide Servicer of the corresponding Event of Default (if any) under the CHL Agreements, unless and until a Responsible Officer of the Master Servicer has actual knowledge of the occurrence of such an event. In the event that a Responsible Officer of the Master Servicer has actual knowledge of the occurrence of an Event of Default described in clause (a) of this Section 7.01, or a corresponding Event of Default under the CHL Agreements, the Master Servicer shall give written notice to such Servicer or the Countrywide Servicer, as applicable, of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence; provided, that if such failure is the failure to make a P&I Advance, the Master Servicer shall send such notice prior to 12:00 noon New York time on the Distribution Date and, if the Event of Default of such Servicer or the Countrywide Servicer, as applicable, was the failure to make a P&I Advance, the Master Servicer, as successor servicer, shall make such P&I Advance on the Distribution Date that such notice was delivered. On and after the receipt by such Servicer or the Countrywide Servicer, as applicable, of such written notice, all authority and power of such Servicer hereunder, or the Countrywide Servicer under the CHL Agreements whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer. Subject to Section 7.02, the Master Servicer is hereby authorized and empowered to execute and deliver, on behalf of such Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of such Servicer to pay amounts owed pursuant to Article VIII. Each Servicer agrees to cooperate with the Master Servicer in effecting the termination of such Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to the Master Servicer of all cash amounts which shall at the time be credited to the related Collection Account of such predecessor Servicer, or thereafter be received with respect to the Mortgage Loans.

            Notwithstanding any termination of the activities of a Servicer hereunder, such Servicer shall be entitled to receive from the Trust Fund, prior to transfer of its servicing obligations hereunder, payment of all accrued and unpaid Servicing Fees and reimbursement for all outstanding P&I Advances and Servicing Advances.

            Section 7.02 Master Servicer to Act; Appointment of Successor. On and after the time the Master Servicer gives, and a Servicer or the Countrywide Servicer, as applicable, receives a notice of termination pursuant to Section
3.24 or Section 7.01 or pursuant to the CHL Agreements, as applicable, the Master Servicer shall, subject to and to the extent provided in Section 3.05, be the successor to such Servicer or the Countrywide Servicer, as applicable, in its capacity as servicer under this Agreement or the CHL Agreements and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Servicer or the Countrywide Servicer, as applicable, by the terms and provisions hereof or thereof and applicable law including the obligation to make P&I Advances or Servicing Advances pursuant to Section 3.24 or Section 7.01 or pursuant to the CHL Agreements, as applicable. As compensation therefor, the Master Servicer shall be entitled to all funds relating to the Mortgage Loans that such Servicer or the Countrywide Servicer, as applicable, would have been entitled to charge to its Collection Account if such Servicer or the Countrywide Servicer, as applicable, had continued to act hereunder or thereunder, including, if such Servicer or the Countrywide Servicer, as applicable, was receiving the Servicing Fee, the Servicing Fee and the income on investments or gain related to its Collection Account and the Distribution Account which such Servicer or the Countrywide Servicer, as applicable, would be entitled to receive. Notwithstanding the foregoing, if the Master Servicer has become the successor to the Servicer or the Countrywide Servicer, as applicable, in accordance with Section 7.01, (a) the Master Servicer shall have a period not to exceed 90 days to complete the transfer of servicing and all data and to correct or manipulate such servicing data as may be required by the Master Servicer to correct any errors or insufficiencies in the servicing data or otherwise enable the Master Servicer or other successor servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices and (b) the Master Servicer may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to Section 4.01 or pursuant to the CHL Agreements, as applicable, if it is otherwise unable to so act or at the written request of Certificateholders entitled to at least a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to such servicer hereunder or thereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such servicer hereunder or thereunder. Any successor to such servicer shall be an institution which is a Fannie Mae and Freddie Mac approved servicer in good standing, which has a net worth of at least $30,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Master Servicer an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such terminated servicer (other than liabilities of such terminated servicer under Section 6.03 incurred prior to termination of such Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to a servicer hereunder or thereunder, the Master Servicer, unless the Master Servicer is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Master Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the predecessor servicer from investments. The Master Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Master Servicer nor any other successor Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            In the event that a Servicer is terminated pursuant to Section 7.01, such terminated Servicer shall be responsible for the servicing transfer, provide notices to the Mortgagors, arrange for and transfer the Servicing Files to a successor Servicer, pay all of its own out-of-pocket costs and expenses at its own expense and pay all costs and expenses of all other parties hereto relating to the transfer of the related Servicing Files to a successor Servicer (excluding set up costs and other administrative expenses of the successor Servicer), and in all other cases the successor Servicer shall pay for such costs and expenses but shall not be entitled to reimbursement therefor from the Trust Fund. Such amounts payable by the terminated Servicer shall be paid by the terminated Servicer promptly upon presentation of reasonable documentation of such costs. If the Master Servicer is the predecessor Servicer (except in the case where the Master Servicer in its role as successor Servicer is being terminated pursuant to Section 7.01 by reason of an Event of Default caused solely by the Master Servicer as the successor servicer and not by the predecessor Servicer's actions or omissions), such costs shall be paid by the prior terminated Servicer promptly upon presentation of reasonable documentation of such costs.

            Any successor to a Servicer as servicer shall give notice to the related Mortgagors of such change of servicer and shall, during the term of its service as servicer, maintain in force the policy or policies that each Servicer is required to maintain pursuant to Section 3.13.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to a Servicer or the Countrywide Servicer, the Securities Administrator shall give prompt written notice thereof to Certificateholders, the Swap Provider and to each Rating Agency.

            (b) Within 60-days after the occurrence of any Event of Default, the Securities Administrator shall transmit by mail to all Certificateholders, the Swap Provider and each Rating Agency notice of each such Event of Default hereunder known to the Securities Administrator, unless such event shall have been cured or waived.

            Section 7.04 No Termination Without Cause. None of the Trustee, the Securities Administrator or the Master Servicer shall exercise any right to terminate the Countrywide Servicer without cause under the CHL Agreements.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of a Master Servicer Event of Default and after the curing of all Master Servicer Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case a Master Servicer Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

            Unless a Master Servicer Event of Default known to the Trustee has occurred and is continuing:

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming on their face to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            The Trustee shall not be permitted to utilize Subcontractors for the performance of its obligations under this Agreement unless the Trustee complies with Section 3.02(e) as if the Trustee were a "Servicer" pursuant to that Section. The Trustee shall indemnify the Depositor, the Master Servicer, the Securities Administrator, such Sponsor and any director, officer, employee or agent of the Depositor or such Sponsor and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Trustee to perform any of its obligations under Section 3.23, including without limitation, any failure by the Trustee to identify pursuant to Section 3.02(e) any Subcontractor that is a Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee.

            Section 8.02 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01: (a) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (c) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement;

            (h) unless a Responsible Officer of the Trustee has actual knowledge of the occurrence of a Master Servicer Event of Default or an Event of Default, the Trustee shall not be deemed to have knowledge of a Master Servicer Event of Default or an Event of Default, until a Responsible Officer of the Trustee shall have received written notice thereof; and

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement, the Interest Rate Swap Agreement or of the Certificates or of any Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicer, the Securities Administrator or a Servicer of any funds paid to the Depositor, the Master Servicer, the Securities Administrator or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from any Collection Account or the Distribution Account by the Depositor, the Master Servicer, the Securities Administrator or a Servicer.

            The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer).

            Section 8.04 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.05 Trustee's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee shall be paid its fee by the Master Servicer from the Master Servicer's own funds pursuant to a separate agreement. The Trustee and any director, officer, employee, or agent of the Trustee shall be indemnified by the Trust Fund against any loss, liability, or expense (including reasonable attorney's fees) resulting from any error in any tax or information return prepared by any Master Servicer or incurred in connection with any claim or legal action relating to (a) this Agreement, (b) the Certificates or the Interest Rate Swap Agreement, or (c) the performance of any of the Trustee's duties under this Agreement (including any unreimbursed out of pocket costs resulting from a servicing transfer), the Certificates or the Interest Rate Swap Agreement, other than any loss, liability, or expense (i) resulting from any breach of any Servicer's obligations in connection with this Agreement for which the related Servicer has performed its obligation to indemnify the Trustee pursuant to Section 6.05, (ii) resulting from any breach of the Master Servicer's obligations in connection with this Agreement for which the Master Servicer has performed its obligations to indemnify the Trustee pursuant to Section 2.03(j) or (iii) incurred because of willful misconduct, bad faith, or negligence in the performance of any of the Trustee's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misconduct, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

                  (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

                  (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement or a separate letter agreement between the Trustee and the Depositor, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee under this Agreement or for any other expenses incurred by the Trustee; provided, however, that no expense shall be reimbursed by the Trust Fund under this Agreement if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.06 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor, the Servicers, the Countrywide Servicer and their respective Affiliates; provided, however, that such entity cannot be an Affiliate of the Depositor, the Servicer or the Countrywide Servicer other than the Trustee in its role as successor to the Master Servicer.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Securities Administrator, the Master Servicer, the Servicers and each Rating Agency not less than 60-days before the date specified in such notice, when, subject to Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in Section
8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30-days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to each Servicer and one copy to the successor trustee.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to each Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

            Section 8.08 Successor Trustee. Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Servicers an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor, the Servicers and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.09 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Trustee under this Agreement by any Person
(i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall notify the Depositor and the Securities Administrator of such succession or appointment and shall furnish to the Depositor and the Securities Administrator in writing and in form and substance reasonably satisfactory to the Depositor and the Securities Administrator, all information reasonably necessary for the Depositor to accurately and timely report, pursuant to Section 8.12(g), the event under Item
6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the applicable Servicer or the Countrywide Servicer, as applicable, and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the applicable Servicer or the Countrywide Servicer, as applicable, and the Trustee may consider appropriate. If any Servicer or the Countrywide Servicer, as applicable, shall not have joined in such appointment within 15 days after the receipt by such Servicer or the Countrywide Servicer, as applicable, of a request to do so or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under
Section 8.08.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee (as successor Master Servicer) under this Agreement to advance funds on behalf of the Master Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.11 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Securities Administrator covenants and agrees that it shall act as agent (and the Securities Administrator is hereby appointed to act as agent) on behalf of each Trust REMIC and that in such capacity it shall:

            (a) prepare for the Trustee to sign, and the Trustee shall sign, and the Securities Administrator shall file, in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare for the Trustee to sign, and the Trustee shall sign, and the Securities Administrator shall file, with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities (i.e. the Trust REMICs and the Grantor Trust) and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) make an election that each of Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (d) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (e) provide information necessary for the computation of tax imposed on the Transfer of a Residual Certificate to a Person that is a Non-Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are Outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (h) pay, from the sources specified in the last paragraph of this
Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on any Trust REMIC created hereunder before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Securities Administrator or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Securities Administrator from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (i) cause federal, state or local income tax or information returns to be signed by the Trustee or such other Person as may be required to sign such returns by the Code or state or local laws, regulations or rules; and

            (j) maintain records relating to each Trust REMIC created hereunder, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information.

            The Holder of the largest Percentage Interest of the Class R Certificates shall act as Tax Matters Person for each Trust REMIC, within the meaning of Treasury Regulations Section 1.860F-4(d), and the Securities Administrator is hereby designated as agent of such Certificateholder for such purpose (or if the Securities Administrator is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Securities Administrator shall, as and when necessary and appropriate, represent each Trust REMIC created hereunder in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC created hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of each Trust REMIC created hereunder, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Securities Administrator shall treat the rights of the Class P Certificateholders to Prepayment Charges, the rights of the Class X Certificateholders to receive amounts in the Excess Reserve Fund Account and the Swap Account (subject to the obligation to pay Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts) and the rights of the Offered Certificateholders to receive Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts as the beneficial ownership of interests in the Grantor Trust, and not as obligations of any Trust REMIC created hereunder, for federal income tax purposes. The Securities Administrator shall file or cause to be filed with the Internal Revenue Service Form 1041 or such other form as may be applicable and shall apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for the Grantor Trust and shall furnish or cause to be furnished, to the Class P Certificateholders, Class X Certificateholders and Offered Certificateholders, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Securities Administrator to perform its duties under this Agreement, the Depositor shall provide to the Securities Administrator within ten days after the Closing Date all information or data that the Securities Administrator requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Securities Administrator concerning the value, if any, to each Class of Certificates of the right to receive Basis Risk CarryForward Amounts from the Excess Reserve Fund Account and Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts from the Swap Account. Thereafter, the Depositor shall provide to the Securities Administrator promptly upon written request therefor any additional information or data that the Securities Administrator may, from time to time, reasonably request to enable the Securities Administrator to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans that the applicable Servicer is required to provide to the Securities Administrator pursuant to this Agreement. The Depositor hereby indemnifies the Securities Administrator for any losses, liabilities, damages, claims, or expenses of the Securities Administrator arising from any errors or miscalculations of the Securities Administrator that result from any failure of the Depositor to provide pursuant to this paragraph accurate information or data to the Securities Administrator on a timely basis.

            None of the Servicers, the Trustee, the Master Servicer or the Securities Administrator shall (i) permit the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement or the related Mortgage Loan documents) or (iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee and the Securities Administrator receive an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Securities Administrator determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Trustee or the Securities Administrator) to the effect that the contemplated action will not, with respect to the Trust Fund, any Trust REMIC created hereunder, endanger such status or, unless the Trustee determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax).

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Pooling-Tier REMIC-1 as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Start-up Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, if applicable, any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee, the Master Servicer or the Securities Administrator, respectively, if such tax arises out of or results from negligence of the Trustee, the Master Servicer or the Securities Administrator, as applicable, in the performance of any of its obligations under this Agreement, (ii) the applicable Servicer and the Responsible Parties, jointly, in the case of any such minimum tax, and the applicable Servicer if such tax arises out of or results from a breach by such Servicer of any of its obligations under this Agreement, (iii) the applicable Responsible Party if such tax arises out of or results from the applicable Responsible Party's obligation to repurchase a Mortgage Loan pursuant to Section 2.03, or (iv) in all other cases, or if the Trustee, the Master Servicer, the Securities Administrator, the applicable Servicer or the applicable Responsible Party fails to honor its obligations under the preceding clause (i), (ii), or
(iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.02(a).

            Section 8.12 Periodic Filings. (a) The Securities Administrator, the Master Servicer, the Trustee and each Servicer shall reasonably cooperate with the Depositor in connection with the reporting requirements of the Trust under the Exchange Act. The Securities Administrator shall prepare for execution by the Master Servicer any Forms 8-K (other than the initial Form 8-K relating to this Agreement, which shall be the responsibility of the Depositor to prepare, execute and file), 10-D and 10-K required by the Exchange Act and the rules and regulations of the Commission thereunder, in order to permit the timely filing thereof, pursuant to the terms of this Section 8.12, and the Securities Administrator shall file (via the Commission's Electronic Data Gathering and Retrieval System, or EDGAR) such Forms executed by the Master Servicer. Each of Form 10-D and Form 10-K requires the Depositor to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." A "yes" shall be indicated on each Form 10-D and 10-K unless the Depositor shall notify the Securities Administration in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D and no later than March 15th with respect to the filing of a report on Form 10-K, that a "no" should be indicated. The Securities Administrator and the Master Servicer shall be entitled to rely on such notice (or lack thereof) in preparing, executing and/or filing any such report.

            (b) The Securities Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Securities Administrator will utilize reasonable best efforts to file such Form 10-D on or by the 14th calendar day after each Distribution Date, but in no event later than the filing deadline for such Form 10-D (subject to permitted extensions under the Exchange Act). The Securities Administrator shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall be prepared by the party responsible for preparing such disclosure as set forth in Exhibit QQ hereto and the Securities Administrator shall compile such disclosure pursuant to the following paragraph. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit QQ hereto, within 5 calendar days after the related Distribution Date, the parties to this Agreement shall be required to provide to the Securities Administrator and the Depositor, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and such party, to the extent known by such applicable parties, any Additional Form 10-D Disclosure, if applicable, together with an Additional Disclosure Notification. In addition, the Countrywide Servicer is obligated under the CHL Agreements to provide certain information to the Securities Administrator. The Depositor will approve as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure. The Depositor will be responsible for all reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph, including converting any such disclosure to an EDGAR-compatible format.

            (a) The Securities Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Securities Administrator will utilize reasonable best efforts to file such Form 10-D on or by the 14th calendar day after each Distribution Date, but in no event later than the filing deadline for such Form 10-D (subject to permitted extensions under the Exchange Act). The Securities Administrator shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall be prepared by the party responsible for preparing such disclosure as set forth in Exhibit QQ hereto and the Securities Administrator shall compile such disclosure pursuant to the following paragraph. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit QQ hereto, within 5 calendar days after the related Distribution Date, the parties to this Agreement shall be required to provide to the Securities Administrator and the Depositor, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and such party, to the extent known by such applicable parties, any Additional Form 10-D Disclosure, if applicable, together with an Additional Disclosure Notification. In addition, the Countrywide Servicer is obligated under the CHL Agreements to provide certain information to the Securities Administrator. The Depositor will approve as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure. The Depositor will be responsible for all reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph, including converting any such disclosure to an EDGAR-compatible format.

            The Securities Administrator shall prepare and forward electronically a draft copy of the Form 10-D to the Depositor sufficiently far in advance of, but in no event later than the 11th calendar day after the related Distribution Date, for the Depositor to review and verify such Form 10-D. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-D is in final form and the Securities Administrator may proceed with procuring the execution of and filing the Form 10-D. No later than 2 Business Days prior to the 15th calendar day after the related Distribution Date, a duly authorized representative of the Master Servicer shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Securities Administrator will follow the procedures set forth in
Section 8.12(e)(ii). Promptly (but in any case within one Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Securities Administrator. The Depositor can be contacted at the Depositor's address for notices set forth in Section 12.05(b)(ii)(a) or such other address as to which the Depositor has provided prior written notice to the Securities Administrator. The Depositor acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this
Section 8.12(b) related to the timely preparation, execution and filing of Form 10-D is contingent, in part, upon the Servicers, the Countrywide Servicer, the Depositor and any other Person obligated to provide Additional Form 10-D Disclosure as set forth on Exhibit QQ hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(b) or the applicable provisions of the CHL Agreements. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from the Securities Administrator's or the Master Servicer's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator, the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, execute or file such Form 10-D, not resulting from their own negligence, bad faith or willful misconduct.

            (b) On any date within 90 days (including the 90th day) after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline"), commencing in March 2007, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for the Securities Administrator, the Master Servicer, the Countrywide Servicer, each Servicer and each Subservicer and any other Servicing Function Participant engaged by a Servicer and the Countrywide Servicer, as described under Section 3.22 or under the CHL Agreements, (ii)(A) the annual reports on assessment of compliance with servicing criteria for the Securities Administrator, the Master Servicer, the Trustee, each Servicer, the Countrywide Servicer, each Subservicer engaged by any Servicer or the Countrywide Servicer and each Servicing Function Participant utilized by a Servicer, the Master Servicer or the Securities Administrator, as described under Section 3.23, and (B) if any such report on assessment of compliance with servicing criteria described under Section 3.23 or under the CHL Agreements identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or such report on assessment of compliance with servicing criteria described under Section 3.23 or under the CHL Agreements is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included,
(iii)(A) the registered public accounting firm attestation report for the Securities Administrator, the Master Servicer, each Servicer, the Trustee, the Countrywide Servicer, each Subservicer engaged by any Servicer or the Countrywide Servicer and each Servicing Function Participant utilized by a Servicer, the Countrywide Servicer, the Master Servicer or the Securities Administrator, as described under Section 3.23 or the CHL Agreements, and (B) if any registered public accounting firm attestation report described under Section
3.23 or the CHL Agreements identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a certification substantially in the form attached hereto as Exhibit L, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes Certification"), which shall be signed by the senior officer of the Master Servicer in charge of securitization. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall be prepared by the party responsible for preparing such disclosure as set forth on Exhibit RR hereto, and the Securities Administrator shall compile such disclosure pursuant to the following paragraph. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit RR hereto, no later than March 1st of each year (or, in the case of each Servicer, March 5th of each year) that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, the parties to this Agreement shall be required to provide to the Securities Administrator and the Depositor, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and such party, to the extent known by such applicable parties, any Additional Form 10-K Disclosure, if applicable, together with an Additional Disclosure Notification. In addition, the Countrywide Servicer is obligated under the CHL Agreements to provide certain information to the Securities Administrator. The Depositor will approve as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure. The Depositor will be responsible for all reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph, including converting any such disclosure to an EDGAR-compatible format. The Securities Administrator shall compile all such information provided to it in a Form 10-K prepared by it.

            The Securities Administrator shall prepare and forward electronically a draft copy of the Form 10-K to the Depositor sufficiently far in advance of, but in no event less than three (3) Business Days prior to, when the Master Servicer is required to execute such Form 10-K to permit the Depositor to review and verify such Form 10-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 10-K is in final form and the Securities Administrator may proceed with procuring the execution of and filing the Form 10-K. No later than 5:00 p.m. EST on the 4th Business Day prior to the 10-K Filing Deadline, the senior officer in charge of the servicing function of the Master Servicer shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 8.12(e)(ii). Promptly (but in any case within one Business Day) after filing with the Commission, the Securities Administrator will make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Securities Administrator. The Depositor acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this Section 8.12(c) related to the timely preparation and filing of Form 10-K is contingent, in part, upon each Servicer and the Countrywide Servicer (and any Subservicer or Servicing Function Participant engaged by a Servicer or the Countrywide Servicer) and the Depositor and any other Person obligated to provide Additional Form 10-K Disclosure as set forth on Exhibit RR hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(c), Section 8.12(d), Section 3.22 and Section 3.23 or the applicable provisions of the CHL Agreements. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Securities Administrator's or the Master Servicer's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator , the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, execute or file such Form 10-K, not resulting from their own negligence, bad faith or willful misconduct.

            (c) Each of the Securities Administrator, the Master Servicer, each Servicer and the Countrywide Servicer shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide, to the Person who signs the Sarbanes Certification (the "Certifying Person"), by March 10th (or is such day is not a Business Day, the immediately preceding Business Day) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a "Back-Up Certification"), substantially in the form attached hereto as Exhibit M (with respect to the Securities Administrator) Exhibit N-1 (with respect to the Master Servicer) or Exhibit N (with respect to the other such parties)(in any instance, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. The senior officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted by e-mail at cts.sec.notifications@wellsfargo.com or by facsimile at 410-715-2380. Notwithstanding the foregoing, (i) the Master Servicer and the Securities Administrator shall not be required to deliver a Back-Up Certification to each other if both are the same Person and the Master Servicer is the Certifying Person and (ii) the Master Servicer shall not be obligated to sign the Sarbanes Certification in the event that it does not receive any Back-Up Certification required to be furnished to it pursuant to this Section 8.12(d). In the event that prior to the filing date of the Form 10-K in March of each year, a Servicer, the Countrywide Servicer, the Master Servicer or the Securities Administrator has actual knowledge of information material to the Sarbanes Certification, that party shall promptly notify the Depositor and each of the other parties signing the certifications. In addition, (i) the Securities Administrator shall indemnify and hold harmless the Depositor and the Sponsor and their officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Securities Administrator's obligations under this Section 8.12(d) or any material misstatement or material omission in (w) any compliance certificate delivered by the Securities Administrator or any Subcontractor of the Securities Administrator pursuant to Section 3.22 of this Agreement, (x) any assessment or attestation delivered by or on behalf of the Securities Administrator or any Subcontractor of the Securities Administrator pursuant to Section 3.23 of this Agreement, (y) any Back-Up Certification in the form of Exhibit M delivered by the Securities Administrator pursuant to Section 8.12(d) of this Agreement or (z) any information about the Securities Administrator provided by it pursuant to Item 2 (Legal Proceedings) of Exhibit QQ, Item 1117 and Item 1119 of Exhibit RR or Item 6.02 (Change of Securities Administrator) of Exhibit SS (collectively, the "Securities Administrator Information"), or the Securities Administrator's negligence, bad faith or willful misconduct in connection therewith, (ii) each Servicer, severally and not jointly, shall indemnify and hold harmless the Depositor, the Sponsors, the Securities Administrator, the Master Servicer and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of such Servicer's obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith, and (iii) the Master Servicer shall indemnify and hold harmless the Depositor, the Sponsors, the Securities Administrator and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Master Servicer's obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of the Master Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then (i) the Securities Administrator agrees in connection with a breach of the Securities Administrator's obligations under this Section 8.12(d) or any material misstatement or material omission contained in any Securities Administrator Information, or any negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor and the Sponsors as a result of the losses, claims, damages or liabilities of the Depositor and the Sponsors in such proportion as is appropriate to reflect the relative fault of the Depositor and the Sponsors on the one hand and the Securities Administrator on the other and (ii) each Servicer, several and not jointly, agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and such Servicer, on the other hand, in connection with a breach of such Servicer's obligations under this Section 8.12(d) or any material misstatement or material omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith.

            The obligations of the Securities Administrator, the Master Servicer, each Servicer and each Servicing Function Participant and Servicing under this Section 8.12(d) shall apply to the Securities Administrator, the Master Servicer, each Servicer and each Servicing Function Participant that serviced a Mortgage Loan during the applicable period, whether or not such Securities Administrator, the Master Servicer, such Servicer or such Servicing Function Participant is acting as Securities Administrator, Master Servicer, a Servicer or a Servicing Function Participant, as applicable, at the time such certification is required to be delivered. The indemnification and contribution obligations set forth in this Section 8.12(d) shall survive the termination of this Agreement or the earlier resignation or removal of the Securities Administrator, the Master Servicer or the applicable Servicer, as applicable.

            (d) (i) The obligations set forth in paragraphs (a) through (g) of this Section shall only apply with respect to periods for which reports are required to be filed with respect to the Trust under the Exchange Act. Prior to January 30 of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall prepare and file a Form 15 Suspension Notification with respect to the Trust, with a copy to the Depositor. At the beginning of the immediately succeeding calendar year after the filing of a Form 15 Suspension Notification, if the number of Holders of the Offered Certificates of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Securities Administrator shall recommence preparing and filing, and the Master Servicer shall recommence executing, reports on Form 10-K, 10-D and 8-K as required pursuant to this Section 8.12 and the parties hereto shall again have the obligations set forth in this Section.

            (ii) In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K (other than the initial Form 8-K filed by the Depositor with respect to this Agreement), 10-D or 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines (and the expiration of the applicable grace period with respect to such deadline prior to such failure to deliver resulting in an Event of Default) set forth in this Agreement, the Securities Administrator will promptly notify electronically the Depositor and if necessary, or applicable, the Servicers and the Countrywide Servicer. In the case of Form 10-D and 10-K, the Depositor, Servicers and the Securities Administrator will thereupon cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Securities Administrator will, upon receipt of all disclosure information required to be included on Form 8-K and as directed by the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, the party to this Agreement deciding that an amendment to such Form 8-K, 10-D or 10-K is required will notify the Depositor if the amendment pertains to an additional disclosure item and the Depositor will cooperate to prepare any necessary Form 8-KA, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by a duly authorized representative or a senior officer in charge of master servicing, as applicable, of the Master Servicer. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Securities Administrator of its duties under this Section 8.12(f) related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Servicers, the Countrywide Servicer and the Depositor observing all applicable deadlines (and the related grace periods thereto) in the performance of their duties under this Section 8.12 and Section 3.22 and 3.23 or the applicable provisions of the CHL Agreements. Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Securities Administrator's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator, the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (e) On any date within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), and if requested by the Depositor, the Securities Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall be reported and prepared by the party responsible for preparing such disclosure as set forth on Exhibit SS hereto and compiled by the Securities Administrator pursuant to the following paragraph. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

            As set forth on Exhibit SS hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than noon Eastern Standard Time on the 2nd Business Day after the occurrence of a Reportable Event, the parties to this Agreement shall be required to provide to the Depositor and the Securities Administrator, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Securities Administrator and such party, to the extent known by such applicable parties, any Form 8-K Disclosure Information, if applicable, together with an Additional Disclosure Notification. In addition, the Countrywide Servicer is obligated under the CHL Agreements to provide certain information to the Securities Administrator. The Depositor will be responsible for all reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph, including the conversion of any such disclosure into an EDGAR-compatible format. The Depositor will approve as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information.

            (f) The Securities Administrator shall prepare and forward electronically a draft copy of the Form 8-K to the Depositor sufficiently far in advance of, but in no event later than noon (Eastern Standard Time) on the 3rd Business Day after a Reportable Event, to permit the Depositor to review and verify such Form 8-K. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Securities Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Securities Administrator shall be entitled to assume that such Form 8-K is in final form and the Securities Administrator may proceed with the execution and filing of the Form 8-K. A duly authorized representative of the Master Servicer shall sign each Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities Administrator will follow the procedures set forth in Section 8.12(e)(ii). Promptly (but in any case within one Business Day) after filing with the Commission, the Securities Administrator will, make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Securities Administrator. The Depositor acknowledges that the performance by the Securities Administrator and the Master Servicer of their duties under this
Section 8.12(g) related to the timely preparation and filing of Form 8-K is contingent, in part, upon each Servicer, the Countrywide Servicer, the Depositor and any other Person obligated to provide Form 8-K Disclosure Information as set forth on Exhibit SS hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(f). Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from the Securities Administrator's or the Master Servicer's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Securities Administrator or the Master Servicer or any Subcontractor utilized by the Securities Administrator or the Master Servicer) needed to prepare, execute or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

            (g) Neither the Master Servicer nor the Securities Administrator shall have any liability for any loss, expense, damage or claim arising out of or resulting from (i) the accuracy or inaccuracy of any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information (excluding any information therein provided by the Securities Administrator or any Subcontractor utilized by the Securities Administrator) provided to the Securities Administrator in connection with the preparation of Forms 10-D, 10-K and 8-K pursuant to this Section 8.12, or (ii) the failure of the Depositor to timely execute and return for filing any Forms 10-D, 10-K and 8-K required to be filed by the Securities Administrator pursuant to this Section 8.12, in either case, not resulting from the Securities Administrator's own negligence, bad faith or misconduct.

            Section 1.02 Tax Treatment of Upper-Tier CarryForward Amounts, Basis Risk CarryForward Amounts and Class IO Shortfalls; Tax Classification of the Excess Reserve Fund Account, Swap Account and the Interest Rate Swap Agreement. For federal income tax purposes, the Securities Administrator shall treat the Excess Reserve Fund Account and the Swap Account as beneficially owned by the holders of the Class X Certificates and shall treat such portion of the Trust Fund as a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code. The Securities Administrator shall treat the rights that each Class of Offered Certificates has to receive payments of Basis Risk CarryForward Amounts, and to the extent not paid from the Excess Reserve Fund Account, Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts from the Swap Account (together with Basis Risk CarryForward Amounts from the Excess Reserve Fund Account) as rights to receive payments under an interest rate cap contract written by the Class X Certificateholder in favor of each such Class and beneficially owned by each such Class through the Grantor Trust. Accordingly, each Class of Certificates (excluding the Class X, Class P and Class R Certificates) will be comprised of two components - an Upper-Tier Regular Interest and an interest in an interest rate cap contract, and the Class X Certificates will be comprised of four components - two Upper-Tier Regular Interests (the Class X Interest and the Class IO Interest), an interest in the Excess Reserve Fund Account, subject to obligation to pay Basis Risk CarryForward Amounts, and ownership of the Swap Account and the Interest Rate Swap Agreement, subject to the obligation to pay Basis Risk CarryForward Amounts and, without duplication, Upper-Tier CarryForward Amounts. The Securities Administrator shall allocate the issue price for a Class of Certificates among the respective components for purposes of determining the issue price of the Upper-Tier Regular Interest component based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Securities Administrator is hereby directed to assign a value of zero to the right of each Holder of a Offered Certificate to receive the related Upper-Tier CarryForward Amounts and, without duplication, the related Basis Risk CarryForward Amounts for purposes of allocating the purchase price of a Offered Certificate acquired by an initial Holder thereof between such right and the related Upper-Tier Regular Interest.

            Holders of Offered Certificates shall also be treated as having agreed to pay, on each Distribution Date, to the Holders of the Class X Certificates an aggregate amount equal to the excess, if any, of (i) Net Swap Payments and Swap Termination Payments (other than Defaulted Swap Termination Payments) over (ii) the sum of amounts payable on the Class X Interest available for such payments and amounts payable on the Class IO Interest (such excess, a "Class IO Shortfall"), first from interest and then from principal distributable on the Offered Certificates. A Class IO Shortfall payable from interest collections shall be allocated pro rata among such Offered Certificates based on the amount of interest otherwise payable to such Class of Offered Certificates, and a Class IO Shortfall payable from principal collections shall be allocated in reverse sequential order beginning with the most subordinate Class of Offered Certificates then Outstanding.

            Any payments of Class IO Shortfalls shall be treated for tax purposes as having been received by the Holders of such Class of Offered Certificates in respect of the corresponding Upper-Tier Regular Interest and as having been paid by such Holders to the Holders of the Class X Certificates through the Swap Account. In the event any class of Upper-Tier Regular Interest corresponding to a class of Offered Certificates is subject to the Upper-Tier REMIC WAC Rate, and such rate exceeds the applicable Pass-Through Rate of the Corresponding Class of Certificates as a result of a Swap Termination Payment, such excess shall be deemed first paid to the related Upper-Tier Regular Interest and then paid to the Class X Certificates in a manner analogous to Class IO Shortfalls.

                                   ARTICLE IX

           ADMINISTRATION OF THE MORTGAGE LOANS BY THE MASTER SERVICER

            Section 9.01 Duties of the Master Servicer; Enforcement of Servicer's Obligations. (a) The Master Servicer, on behalf of the Trustee, the Securities Administrator, the Depositor and the Certificateholders, shall monitor the performance of each Servicer's and the Countrywide Servicer's obligations under this Agreement, and (except as set forth below) shall use its reasonable good faith efforts to cause such Servicer or the Countrywide Servicer to duly and punctually perform its duties and obligations hereunder. Upon the occurrence of an Event of Default of which a Responsible Officer of the Master Servicer has actual knowledge, the Master Servicer shall promptly notify the Securities Administrator and the Trustee and shall specify in such notice the action, if any, the Master Servicer plans to take in respect of such default. So long as an Event of Default shall occur and be continuing, the Master Servicer shall take the actions specified in Article VII.

            If (i) a Servicer or the Countrywide Servicer reports a delinquency on a monthly report and (ii) such Servicer or the Countrywide Servicer, by 4 p.m. (Eastern Standard Time) on the related Remittance Date, neither makes an Advance nor provides the Securities Administrator and the Master Servicer with an Officer's Certificate certifying that such an Advance would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, then the Master Servicer shall deposit in the Distribution Account not later than the Business Day immediately preceding the related Distribution Date an Advance in an amount equal to the difference between (x) with respect to each Monthly Payment due on a Mortgage Loan that is delinquent (other than Relief Act Interest Shortfalls) and for which the related Servicer or the Countrywide Servicer was required to make an Advance pursuant to this Agreement or the CHL Agreement, as applicable, and (y) amounts deposited in the Collection Account to be used for Advances with respect to such Mortgage Loan, except to the extent the Master Servicer determines any such Advance to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. Subject to the foregoing and Section 7.02, the Master Servicer shall continue to make such Advances for so long as the related Servicer is required to do so under this Agreement. If applicable, on the Business Day immediately preceding the Distribution Date, the Master Servicer shall deliver an Officer's Certificate to the Trustee and the Securities Administrator stating that the Master Servicer elects not to make an Advance in a stated amount and detailing the reason(s) it deems the Advance to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. Any amounts deposited by the Master Servicer pursuant to this Section 9.01 shall be net of the Servicing Fee for the related Mortgage Loans.

            (b) The Master Servicer shall pay the costs of monitoring the Servicers and the Countrywide Servicer as required hereunder (including costs associated with (i) termination of any Servicer or the Countrywide Servicer,
(ii) the appointment of a successor Servicer or (iii) the transfer to and assumption of, the servicing by the Master Servicer) and shall, to the extent permitted hereunder, seek reimbursement therefor initially from the terminated Servicer. In the event the full costs associated with the transition of servicing responsibilities to the Master Servicer are not paid for by the predecessor or successor Servicer (provided such successor Servicer is not the Master Servicer), the Master Servicer may be reimbursed therefor by the Trust for out of pocket costs incurred by the Master Servicer associated with any such transfer of servicing duties from the Servicer or the Countrywide Servicer to the Master Servicer or any other successor Servicer.

            (c) If the Master Servicer assumes the servicing with respect to any of the Mortgage Loans, it will not assume liability for the representations and warranties of any Servicer or the Countrywide Servicer it replaces or for any errors or omissions of such Servicer or the Countrywide Servicer, as applicable.

            (d) Neither the Depositor nor the Securities Administrator shall consent to the assignment by any Servicer or the Countrywide Servicer of such Servicer's or the Countrywide Servicer's, as applicable, rights and obligations under this Agreement or the CHL Agreement, as applicable, without the prior written consent of the Master Servicer, which consent shall not be unreasonably withheld.

            Section 9.02 Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, directors, employees and other Persons acting on such Master Servicer's behalf, and covering errors and omissions in the performance of the Master Servicer's obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

            Section 9.03 Representations and Warranties of the Master Servicer.
(a) The Master Servicer hereby represents and warrants to the Servicers, the Depositor, the Securities Administrator and the Trustee, for the benefit of the Certificateholders, as of the Closing Date that:

            (i) it is a national banking association validly existing and in good standing under the laws of the United States of America, and as Master Servicer has full power and authority to transact any and all business contemplated by this Agreement and to execute, deliver and comply with its obligations under the terms of this Agreement, the execution, delivery and performance of which have been duly authorized by all necessary corporate action on the part of the Master Servicer;

            (ii) the execution and delivery of this Agreement by the Master Servicer and its performance and compliance with the terms of this Agreement will not (A) violate the Master Servicer's charter or bylaws,
      (B) violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or by which it is bound or to which any of its assets are subject, which violation, default or breach would materially and adversely affect the Master Servicer's ability to perform its obligations under this Agreement;

            (iii) this Agreement constitutes, assuming due authorization, execution and delivery hereof by the other respective parties hereto, a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights in general, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (iv) the Master Servicer is not in default with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency to the extent that any such default would materially and adversely affect its performance hereunder;

            (v) the Master Servicer is not a party to or bound by any agreement or instrument or subject to any charter provision, bylaw or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that may materially and adversely affect its ability as Master Servicer to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this Agreement or the performance by the Master Servicer of its obligations under this Agreement;

            (vi) no litigation is pending or, to the best of the Master Servicer's knowledge, threatened against the Master Servicer which would prohibit its entering into this Agreement or performing its obligations under this Agreement;

            (vii) [Reserved];

            (viii) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of or compliance by the Master Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations and orders (if any) as have been obtained; and

            (ix) the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Master Servicer.

            (b) [Reserved]

            (c) It is understood and agreed that the representations and warranties set forth in this Section shall survive the execution and delivery of this Agreement. The Master Servicer shall indemnify the Servicers, the Depositor, the Securities Administrator, the Trustee and the Trust and hold them harmless against any loss, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a material breach of the Master Servicer's representations and warranties contained in Section 9.03(a) above. It is understood and agreed that the enforcement of the obligation of the Master Servicer set forth in this Section 9.03 to indemnify the Servicers, the Depositor, the Securities Administrator, the Trustee and the Trust constitutes the sole remedy of the Servicers, the Depositor, the Securities Administrator, the Trustee and the Trust, respecting a breach of the foregoing representations and warranties. Such indemnification shall survive any termination of the Master Servicer as Master Servicer hereunder and any termination of this Agreement.

            Any cause of action against the Master Servicer relating to or arising out of the breach of any representations and warranties made in this Section shall accrue upon discovery of such breach by either the Servicers, Depositor, the Master Servicer, Securities Administrator or the Trustee or notice thereof by any one of such parties to the other parties.

            Section 9.04 Master Servicer Events of Default. Each of the following shall constitute a "Master Servicer Event of Default":

            (a) any failure by the Master Servicer to cause to be deposited in the Distribution Account any payment received by it from a Servicer or required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by any other party hereto;

            (b) failure by the Master Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Master Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided that the thirty (30) day cure period shall not apply so long as the Depositor is required to file any Forms 8-K, 10-D and 10-K required by the Exchange Act with respect to the Trust Fund, the failure to comply with the requirements set forth in Section 8.12, for which the grace period shall not exceed the lesser of ten (10) calendar days or such period in which any applicable Form 8-K, 10-D and 10-K required by the Exchange Act can be timely filed (without taking into account any extensions);

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

            (d) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or relating to all or substantially all of its property;

            (e) the Master Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations for three (3) Business Days;

            (f) except as otherwise set forth herein, the Master Servicer attempts to assign this Agreement or its responsibilities hereunder or to delegate its duties hereunder (or any portion thereof) without the consent of the Securities Administrator, the Trustee and the Depositor; or

            (g) the indictment of the Master Servicer for the taking of any action by the Master Servicer, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, in each case, where such indictment materially and adversely affects the ability of the Master Servicer to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within ninety (90) days).

            In each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, in addition to whatever rights the Trustee may have at law or equity to damages, including injunctive relief and specific performance, the Trustee, by notice in writing to the Master Servicer, may, and upon the request of the Holders of Certificates representing at least 51% of the Voting Rights shall, terminate with cause all the rights and obligations of the Master Servicer under this Agreement.

            Upon receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Agreement, shall pass to and be vested in any successor master servicer appointed hereunder which accepts such appointments. Upon written request from the Trustee or the Depositor, the Master Servicer shall prepare, execute and deliver to the successor entity designated by the Trustee any and all documents and other instruments related to the performance of its duties hereunder as the Master Servicer and, place in such successor's possession all such documents with respect to the master servicing of the Mortgage Loans and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, at the Master Servicer's sole expense. The Master Servicer shall cooperate with the Trustee and such successor master servicer in effecting the termination of the Master Servicer's responsibilities and rights hereunder, including without limitation, the transfer to such successor master servicer for administration by it of all cash amounts which shall at the time be credited to the Distribution Account or are thereafter received with respect to the Mortgage Loans.

            All reasonable out-of-pocket costs and expenses incurred by the Trustee in connection with the transfer of servicing from a terminated Master Servicer, including, without limitation, any such costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee (or any other successor Master Servicer appointed pursuant to Section 9.06) to master service shall be paid by the terminated Master Servicer; provided, however, that to the extent not previously reimbursed by the terminated Master Servicer, such fees and expenses shall be payable to the Trustee pursuant to Section 8.05.

            Upon the occurrence of a Master Servicer Event of Default, the Trustee shall provide the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably requested by the Depositor in order to comply with its reporting obligation under Item
6.02 of Form 8-K with respect to a successor master servicer in the event the Trustee should succeed to the duties of the Master Servicer as set forth herein.

            Section 9.05 Waiver of Default. By a written notice, the Trustee may with the consent of a Holders of Certificates evidencing at least 51% of the Voting Rights waive any default by the Master Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Master Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

            Section 9.06 Successor to the Master Servicer. Upon termination of the Master Servicer's responsibilities and duties under this Agreement, the Trustee shall appoint or may petition any court of competent jurisdiction for the appointment of a successor, which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Master Servicer under this Agreement prior to the termination of the Master Servicer. Any successor shall be a Fannie Mae and Freddie Mac approved servicer in good standing and acceptable to the Depositor and the Rating Agencies. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that in no event shall the Master Servicing Fee paid to such successor master servicer exceed that paid to the Master Servicer hereunder. In the event that the Master Servicer's duties, responsibilities and liabilities under this Agreement are terminated, the Master Servicer shall continue to discharge its duties and responsibilities hereunder until the effective date of such termination with the same degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights of its successor. The termination of the Master Servicer shall not become effective until a successor shall be appointed pursuant hereto and shall in no event (i) relieve the Master Servicer of responsibility for the representations and warranties made pursuant to Section 9.03(a) hereof and the remedies available to the Trustee under Section 9.03(b) hereof, it being understood and agreed that the provisions of Section 9.03 hereof shall be applicable to the Master Servicer notwithstanding any such sale, assignment, resignation or termination of the Master Servicer or the termination of this Agreement; or (ii) affect the right of the Master Servicer to receive payment and/or reimbursement of any amounts accruing to it hereunder prior to the date of termination (or during any transition period in which the Master Servicer continues to perform its duties hereunder prior to the date the successor master servicer fully assumes its duties).

            If no successor Master Servicer has accepted its appointment within 90 days of the time the Trustee receives the resignation of the Master Servicer, the Trustee shall be the successor Master Servicer in all respects under this Agreement and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto, including the obligation to make Advances as successor Servicer; provided, however, that any failure to perform any duties or responsibilities caused by the Master Servicer's failure to provide information required by this Agreement shall not be considered a default by the Trustee hereunder. In the Trustee's capacity as such successor, the Trustee shall have the same limitations on liability herein granted to the Master Servicer. As compensation therefor, the Trustee shall be entitled to receive the compensation, reimbursement and indemnities otherwise payable to the Master Servicer, including the fees and other amounts payable pursuant to Section 9.07 hereof.

            Any successor master servicer appointed as provided herein, shall execute, acknowledge and deliver to the Master Servicer and to the Trustee an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 9.03 hereof, and whereupon such successor shall become fully vested with all of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Master Servicer or termination of this Agreement shall not affect any claims that the Trustee may have against the Master Servicer arising out of the Master Servicer's actions or failure to act prior to any such termination or resignation or in connection with the Trustee's assumption as successor master servicer of such obligations, duties and responsibilities.

            Upon a successor's acceptance of appointment as such, the Master Servicer shall notify by mail the Trustee of such appointment.

            Section 9.07 Compensation of the Master Servicer. As compensation for its activities under this Agreement, the Master Servicer shall be paid the Master Servicing Fee.

            Section 9.08 Merger or Consolidation. Any Person into which the Master Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor to the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or resulting Person to the Master Servicer shall (i) be a Person (or have an Affiliate) that is qualified and approved to service mortgage loans for Fannie Mae and Freddie Mac (provided further that a successor Master Servicer that satisfies subclause (i) through an Affiliate agrees to service the Mortgage Loans in accordance with all applicable Fannie Mae and Freddie Mac guidelines) and (ii) have a net worth of not less than $25,000,000.

            Section 9.09 Resignation of the Master Servicer. Except as otherwise provided in Sections 9.08 and 9.10 hereof, the Master Servicer shall not resign from the obligations and duties hereby imposed on it unless the Master Servicer's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it and cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel that shall be independent to such effect delivered to the Trustee. No such resignation shall become effective until the Trustee shall have assumed, or another successor master servicer satisfactory to the Trustee and the Depositor shall have assumed, the Master Servicer's responsibilities and obligations under this Agreement. Notice of such resignation shall be given promptly by the Master Servicer and the Depositor to the Trustee.

            If at any time, Wells Fargo Bank, National Association, as Master Servicer, resigns under this Section 9.09, or is removed as Master Servicer pursuant to Section 9.04, then at such time Wells Fargo Bank, National Association shall also resign (and shall be entitled to resign) as Securities Administrator under this Agreement.

            Section 9.10 Assignment or Delegation of Duties by the Master Servicer. Except as expressly provided herein, the Master Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Master Servicer; provided, however, that the Master Servicer shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed), and upon delivery to the Trustee and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Master Servicer hereunder. Notice of such permitted assignment shall be given promptly by the Master Servicer to the Depositor and the Trustee. If, pursuant to any provision hereof, the duties of the Master Servicer are transferred to a successor master servicer, the entire compensation payable to the Master Servicer pursuant hereto shall thereafter be payable to such successor master servicer but in no event shall the fee payable to the successor master servicer exceed that payable to the predecessor master servicer.

            Section 9.11 Limitation on Liability of the Master Servicer. Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Trustee, the Securities Administrator, the Servicers or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such person against any liability that would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard for its obligations and duties under this Agreement. The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Master Servicer shall be under no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as Master Servicer with respect to the Mortgage Loans under this Agreement and that in its opinion may involve it in any expenses or liability; provided, however, that the Master Servicer may in its sole discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom, shall be liabilities of the Trust, and the Master Servicer shall be entitled to be reimbursed therefor out of the Distribution Account in accordance with the provisions of Section 9.07 and Section 9.12.

            The Master Servicer shall not be liable for any acts or omissions of the Servicer except to the extent that damages or expenses are incurred as a result of such act or omissions and such damages and expenses would not have been incurred but for the negligence, willful malfeasance, bad faith or recklessness of the Master Servicer in supervising, monitoring and overseeing the performance of the obligations of the Servicers as required under this Agreement.

            Section 9.12 Indemnification; Third Party Claims. The Master Servicer agrees to indemnify the Servicers, Depositor, the Sponsors, the Securities Administrator, the Trustee and the Trust, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses that the Servicers, Depositor, the Sponsors, the Securities Administrator, the Trustee or the Trust may sustain as a result of the Master Servicer's willful malfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard for its obligations and duties under this Agreement, including any failure by the Master Servicer or any Subcontractor utilized by the Master Servicer to deliver any information, report, certification or accountants' letter when and as required under Sections 3.22,
3.23 or 8.12, including without limitation any failure by the Master Servicer to identify any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB. The Depositor, the Securities Administrator, each Sponsor, each Servicer and the Trustee shall immediately notify the Master Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans which would entitle the Depositor, the Securities Administrator, each Servicer, the Trustee or the Trust to indemnification under this Section 9.12, whereupon the Master Servicer shall assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.

            The Master Servicer agrees to indemnify and hold harmless the Trustee from and against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses (including reasonable attorneys' fees) that the Trustee may sustain as a result of such liability or obligations of the Master Servicer and in connection with the Trustee's assumption (not including the Trustee's performance, except to the extent that costs or liability of the Trustee are created or increased as a result of negligent or wrongful acts or omissions of the Master Servicer prior to its replacement as Master Servicer) of the Master Servicer's obligations, duties or responsibilities under this Agreement.

            The Trust will indemnify the Master Servicer and hold it harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Master Servicer may incur or sustain in connection with, arising out of or related to this Agreement or the Certificates, except to the extent that any such loss, liability or expense is related to (i) a material breach of the Master Servicer's representations and warranties in this Agreement, (ii) resulting from any breach of the applicable Servicer's obligations in connection with this Agreement for which such Servicer has performed its obligation to indemnify the Trustee pursuant to Section 6.05,
(iii) resulting from any breach of the applicable Original Loan Seller's obligations in connection with the related Assignment Agreement or the Representations and Warranties Agreements, as applicable, for which the applicable Original Loan Seller has performed its obligation to indemnify the Master Servicer pursuant to the related Assignment Agreement or the Representations and Warranties Agreements, as applicable, or (iv) the Master Servicer's willful malfeasance, bad faith or negligence or by reason of its reckless disregard of its duties and obligations under this Agreement; provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). The Master Servicer shall be entitled to reimbursement for any such indemnified amount from funds on deposit in the Distribution Account.

                                   ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

            Section 10.01 Duties of Securities Administrator. The Securities Administrator shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.

            The Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Securities Administrator that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement; provided, however, that the Securities Administrator shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument. If any such instrument is found not to conform in any material respect to the requirements of this Agreement, the Securities Administrator shall notify the Certificateholders of such non-conforming instrument in the event the Securities Administrator, after so requesting, does not receive a satisfactorily corrected instrument.

            No provision of this Agreement shall be construed to relieve the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i) the duties and obligations of the Securities Administrator shall be determined solely by the express provisions of this Agreement, the Securities Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Securities Administrator and the Securities Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Securities Administrator and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (ii) the Securities Administrator shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Securities Administrator, unless it shall be conclusively determined by a court of competent jurisdiction, such determination no longer subject to appeal, that the Securities Administrator was negligent in ascertaining the pertinent facts;

            (iii) the Securities Administrator shall not be liable with respect to any action or inaction taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Securities Administrator, or exercising or omitting to exercise any trust or power conferred upon the Securities Administrator under this Agreement; and

            (iv) the Securities Administrator shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Servicers or the Trustee.

            The Securities Administrator shall be permitted to utilize one or more Subcontractors for the performance of certain of its obligations under this Agreement, provided that the Securities Administrator complies with Section 3.02(e) as if the Securities Administrator were a "Servicer" pursuant to that Section. The Securities Administrator shall indemnify the Depositor, such Sponsor and any director, officer, employee or agent of the Depositor or such Sponsor and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Securities Administrator to perform any of its obligations under Section 3.22 or Section 3.23, including without limitation any failure by the Securities Administrator to identify pursuant to Section 3.02(e) any Subcontractor that is a Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Securities Administrator.

            Section 10.02 Certain Matters Affecting the Securities Administrator. Except as otherwise provided in Section 10.01:

            (i) the Securities Administrator may request and conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Securities Administrator shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (ii) the Securities Administrator may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (iii) the Securities Administrator shall not be liable for any action or inaction taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (iv) the Securities Administrator shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Securities Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Securities Administrator, not reasonably assured to the Securities Administrator by the security afforded to it by the terms of this Agreement, the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to so proceeding. Nothing in this clause (iv) shall derogate from the obligation of the Securities Administrator to observe any applicable law prohibiting disclosure of information regarding the Mortgagors, provided that the Master Servicer shall have no liability for disclosure required by this Agreement;

            (v) the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian and the Securities Administrator shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed by the Securities Administrator with due care;

            (vi) the Securities Administrator shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it, and none of the provisions contained in this Agreement shall in any event require the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of any Servicer under this Agreement;

            (vii) the Securities Administrator shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Securities Administrator reasonable security or indemnity satisfactory to the Securities Administrator against the costs, expenses and liabilities which may be incurred therein or thereby; and

            (viii) the Securities Administrator shall have no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Securities Administrator may in its discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Trustee, the Securities Administrator and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Securities Administrator shall be entitled to be reimbursed therefor out of the Distribution Account.

            The Securities Administrator shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing thereof, (B) to see to the provision of any insurance or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Distribution Account.

            Section 10.03 Securities Administrator Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor or the Sponsors, as the case may be, and the Securities Administrator assumes no responsibility for their correctness. The Securities Administrator makes no representations as to the validity or sufficiency of this Agreement, the Interest Rate Swap Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Securities Administrator's execution and authentication of the Certificates. The Securities Administrator shall not be accountable for the use or application by the Depositor or any Servicer of any funds paid to the Depositor or any Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or any Servicer.

            The Securities Administrator executes the Interest Rate Swap Agreement and the Certificates not in its individual capacity but solely as Securities Administrator of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Securities Administrator on behalf of the Trust Fund in the Interest Rate Swap Agreement and the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 10.04 Securities Administrator May Own Certificates. The Securities Administrator in its individual or any other capacity may become the owner or pledgee of Certificates and may transact business with the parties hereto and their Affiliates with the same rights as it would have if it were not the Securities Administrator.

            Section 10.05 Securities Administrator's Fees and Expenses. The Securities Administrator shall be entitled to the investment income earned on amounts in the Distribution Account during the Securities Administrator Float Period. The Securities Administrator and any director, officer, employee, agent or "control person" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange of 1934, as amended ("Control Person"), of the Securities Administrator shall be indemnified by the Trust and held harmless against any loss, liability or expense (including reasonable attorney's fees)
(i) incurred in connection with any claim or legal action relating to (a) this Agreement or the Interest Rate Swap Agreement, (b) the Mortgage Loans or (c) the Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder, (ii) incurred in connection with the performance of any of the Securities Administrator's duties hereunder or under such other agreements, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities Administrator's duties hereunder or (iii) incurred by reason of any action of the Securities Administrator taken at the direction of the Certificateholders, provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). Such indemnity shall survive the termination of this Agreement or the resignation or removal of the Securities Administrator hereunder. Without limiting the foregoing, and except for any such expense, disbursement or advance as may arise from the Securities Administrator's negligence, bad faith or willful misconduct, or which would not be an "unanticipated expense" within the meaning of the second preceding sentence, the Securities Administrator shall be reimbursed by the Trust for all reasonable expenses, disbursements and advances incurred or made by the Securities Administrator in accordance with any of the provisions of this Agreement with respect to: (A) the reasonable compensation and the expenses and disbursements of its counsel not associated with the closing of the issuance of the Certificates, (B) the reasonable compensation, expenses and disbursements of any accountant, engineer, appraiser or other agent that is not regularly employed by the Securities Administrator, to the extent that the Securities Administrator must engage such Persons to perform acts or services hereunder and
(C) printing and engraving expenses in connection with preparing any Definitive Certificates. The Trust shall fulfill its obligations under this paragraph from amounts on deposit from time to time in the Distribution Account. The Securities Administrator shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

            Section 10.06 Eligibility Requirements for Securities Administrator. The Securities Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating of at least investment grade. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section 10.06, the Securities Administrator shall resign immediately in the manner and with the effect specified in Section 10.07 hereof. The entity serving as Securities Administrator may have normal banking and trust relationships with the Depositor and its affiliates or the Trustee and its affiliates.

            Any successor Securities Administrator (i) may not be an originator, the Servicer, the Countrywide Servicer, the Depositor or an affiliate of the Depositor unless the Securities Administrator functions are operated through an institutional trust department of the Securities Administrator, (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a Rating Agency and rates such successor, or the equivalent rating by S&P or Moody's. If no successor Securities Administrator shall have been appointed and shall have accepted appointment within 60 days after the Securities Administrator ceases to be the Securities Administrator pursuant to Section 10.07, then the Trustee may (but shall not be obligated to) become the successor Securities Administrator. The Depositor shall appoint a successor to the Securities Administrator in accordance with Section 10.07. The Trustee shall notify the Rating Agencies of any change of Securities Administrator.

            Section 10.07 Resignation and Removal of Securities Administrator. The Securities Administrator may at any time resign by giving written notice of resignation to the Depositor, the Swap Provider and the Trustee and each Rating Agency not less than 60 days before the date specified in such notice when, subject to Section 10.08, such resignation is to take effect, and acceptance by a successor Securities Administrator in accordance with Section 10.08 meeting the qualifications set forth in Section 10.06. If no successor Securities Administrator meeting such qualifications shall have been so appointed by the Depositor and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor Securities Administrator.

            If at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, or if at any time the Securities Administrator shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Securities Administrator or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different Securities Administrator, then the Depositor may remove the Securities Administrator and appoint a successor Securities Administrator by written instrument, in triplicate, one copy of which instrument shall be delivered to the Securities Administrator so removed, one copy of which shall be delivered to the Master Servicer and one copy to the successor Securities Administrator.

            The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Securities Administrator and appoint a successor Securities Administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys in fact duly authorized, one complete set of which instruments shall be delivered by the successor Securities Administrator to the Trustee, one complete set to the Securities Administrator so removed and one complete set to the successor so appointed. Notice of any removal of the Securities Administrator shall be given to each Rating Agency by the successor Securities Administrator.

            Any resignation or removal of the Securities Administrator and appointment of a successor Securities Administrator pursuant to any of the provisions of this Section 10.07 shall become effective upon acceptance by the successor Securities Administrator of appointment as provided in Section 10.08 hereof.

            Section 10.08 Successor Securities Administrator. Any successor Securities Administrator (which may be the Trustee) appointed as provided in
Section 10.07 hereof shall execute, acknowledge and deliver to the Swap Provider and the Depositor and to its predecessor Securities Administrator and the Trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor Securities Administrator shall become effective and such successor Securities Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Securities Administrator herein. The Depositor, the Trustee, the Master Servicer and the predecessor Securities Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Securities Administrator all such rights, powers, duties, and obligations.

            No successor Securities Administrator shall accept appointment as provided in this Section 10.08 unless at the time of such acceptance such successor Securities Administrator shall be eligible under the provisions of
Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates, as confirmed in writing by each Rating Agency.

            Upon acceptance by a successor Securities Administrator of appointment as provided in this Section 10.08, the Depositor shall mail notice of the succession of such Securities Administrator hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance by the successor Securities Administrator of appointment, the successor Securities Administrator shall cause such notice to be mailed at the expense of the Depositor.

            Section 10.09 Merger or Consolidation of Securities Administrator. Any corporation or other entity into which the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation or other entity resulting from any merger, conversion or consolidation to which the Securities Administrator shall be a party, or any corporation or other entity succeeding to the business of the Securities Administrator, shall be the successor of the Securities Administrator hereunder, provided that such corporation or other entity shall be eligible under the provisions of Section
10.06 hereof, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 10.10 Assignment or Delegation of Duties by the Securities Administrator. Except as expressly provided herein, the Securities Administrator shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Securities Administrator; provided, however, that the Securities Administrator shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed), and upon delivery to the Trustee and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Securities Administrator hereunder. Notice of such permitted assignment shall be given promptly by the Securities Administrator to the Depositor, the Swap Provider and the Trustee. If, pursuant to any provision hereof, the duties of the Securities Administrator are transferred to a successor securities administrator, the entire compensation payable to the Securities Administrator pursuant hereto shall thereafter be payable to such successor securities administrator but in no event shall the fee payable to the successor Securities Administrator exceed that payable to the predecessor Securities Administrator.

                                   ARTICLE XI

                                   TERMINATION

            Section 11.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Servicers, the Master Servicer, the Securities Administrator and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase, on or after the Optional Termination Date, by Wells Fargo, Saxon or JPMorgan, individually or together, of all Mortgage Loans (and REO Properties) at the price equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by Wells Fargo, Saxon or JPMorgan, individually or together, at the expense of Wells Fargo, Saxon or JPMorgan, individually or together, plus accrued and unpaid interest on each Mortgage Loan at the applicable Mortgage Rate and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, and (iii) any Swap Termination Payment owed to the Swap Provider pursuant to the Interest Rate Swap Agreement, and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Notwithstanding anything to the contrary contained herein, no such purchase shall be permitted, unless (i) after distribution of the proceeds thereof to the Certificateholders (other than the Holders of the Class X, Class P and Residual Certificates) pursuant to Section 11.02, the distribution of the remaining proceeds to the Class X and Class P Certificates is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding, or (ii) prior to such purchase, the purchasing Servicers shall have deposited in the related Collection Account an amount to be remitted to the NIM Trustee that, together with such remaining proceeds, will be sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding.

            Section 11.02 Final Distribution on the Certificates. If on any Remittance Date, the Servicers determine that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Accounts, Wells Fargo, Saxon or JPMorgan, individually or together, shall direct the Securities Administrator promptly to send a Notice of Final Distribution to each Certificateholder and the Swap Provider. If Wells Fargo, Saxon or JPMorgan, individually elects to terminate the Trust Fund pursuant to clause (a) of Section 11.01, such Servicer shall notify the other Servicer of such election by the 15th day of the month preceding the month of the final distribution and the other Servicer shall have 5 days to elect, by notice to the other Servicer, to purchase the Mortgage Loans it services. If Wells Fargo, Saxon or JPMorgan, individually or together, so elect to terminate the Trust Fund pursuant to clause (a) of Section 11.01, by the 25th day of the month preceding the month of the final distribution, such Servicer or Servicers shall notify the Depositor, the Master Servicer and the Securities Administrator of the date such Servicer or Servicers intend to terminate the Trust Fund and of the applicable repurchase price of the Mortgage Loans and REO Properties.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Securities Administrator by letter to Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Securities Administrator will give such Notice of Final Distribution to each Rating Agency and the Swap Provider at the time such Notice of Final Distribution is given to Certificateholders.

            In the event such Notice of Final Distribution is given, each Servicer shall cause all funds in its Collection Account to be remitted to the Master Servicer for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Trustee of a Request for Release therefor, the Trustee shall promptly release to the applicable Servicer the Custodial Files for the Mortgage Loans.

            Upon presentation and surrender of the Certificates, the Securities Administrator shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due to the Servicers, the Countrywide Servicer, the Depositor, the Swap Provider, the Master Servicer, the Securities Administrator and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, up to an amount equal to (i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to Section 4.02 and (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Securities Administrator shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Securities Administrator may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 11.03 Additional Termination Requirements. In the event the applicable Servicer or Servicers exercise their purchase option with respect to the Mortgage Loans as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense of the applicable Servicer or Servicers to the effect that the failure to comply with the requirements of this Section 11.03 will not (i) result in the imposition of taxes on "prohibited transactions" on any Trust REMIC as defined in Section 860F of the Code, or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are Outstanding:

            (a) The Securities Administrator shall sell all of the assets of the Trust Fund to the applicable Servicer and, by no later than the next Distribution Date after such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each Trust REMIC; and

            (b) The Securities Administrator shall attach a statement to the final federal income tax return for each Trust REMIC stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90-day liquidation period for each such Trust REMIC was the date on which the Securities Administrator sold the assets of the Trust Fund to the applicable Servicer or Servicers.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

            Section 12.01 Amendment. This Agreement may be amended from time to time (x) by the Depositor, the Responsible Parties, the Servicers, the Master Servicer, the Securities Administrator and the Trustee (y) with the consent of IXIS unless the Securities Administrator and the Trustee receive an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect IXIS, but (z) without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add to the duties of the Depositor, the Master Servicer, the Securities Administrator or the Servicers,
(iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided that any amendment pursuant to clauses (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Trustee, the Securities Administrator or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; and provided, further, that any such amendment pursuant to clause (iv) or (v) above shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. This Agreement may also be amended from time to time (x) by the Trustee, the Depositor, the Responsible Parties, the Master Servicer, the Securities Administrator and the Servicers and
(y) with the consent of IXIS unless the Securities Administrator and the Trustee receive an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect IXIS, but (z) without the consent of the Certificateholders to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the Code, (ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time (x) by the Depositor, the Servicers, the Responsible Parties, the Master Servicer, the Securities Administrator and the Trustee (y) with the consent of IXIS unless the Securities Administrator receives an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect IXIS, and (z) with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66?% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66?%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then Outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on any Trust REMIC or the Certificateholders or cause any such Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust at any time that any Certificates are Outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 12.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the Servicers, any Certificate beneficially owned by the Depositor shall be deemed not to be Outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this
Section 12.01 have been obtained.

            Notwithstanding any contrary provision of this Agreement, the Securities Administrator shall not consent to any amendment, modification or change to this Agreement without the prior written consent of the Swap Provider, if such Amendment, modification or change could reasonably be expected to have a material adverse effect on the rights or obligations of the Swap Provider under this Agreement or under the Interest Rate Swap Agreement. Unless notified by the Swap Provider that the Swap Provider could reasonably be materially and adversely affected by such amendment, modification or change, for purposes of determining whether an amendment, modification or change could reasonably be expected to have a material adverse effect on the Swap Provider, the Trustee and the Securities Administrator shall be entitled to rely on an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator or the Trustee) after giving notice of such amendment, modification or change to the Swap Provider. The Securities Administrator shall furnish to the Swap Provider a copy of each proposed amendment, modification or change to this Agreement at least ten Business Days prior to the execution thereof and a copy of each executed amendment, modification or change to this Agreement promptly upon execution thereof, along with copies of the letter from each Rating Agency stating that the amendment, modification or change would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

            Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to the Swap Provider, each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee, the Master Servicer or the Securities Administrator to enter into an amendment without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee, the Master Servicer, the Securities Administrator or the Trust Fund), satisfactory to the Trustee, the Master Servicer or the Securities Administrator that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with (including the obtaining of any required consents); and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 12.01.

            Section 12.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the applicable Servicer at the direction and expense of the Depositor, but only upon receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 12.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 12.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders and the Swap Provider, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 12.05 Notices. (a) The Securities Administrator shall promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) Any material change or amendment to this Agreement;

            (ii) The occurrence of any Event of Default that has not been cured;

            (iii) The resignation or termination of a Servicer, the Countrywide Servicer, the Master Servicer, the Securities Administrator or the Trustee and the appointment of any successor;

            (iv) The repurchase or substitution of Mortgage Loans pursuant to
      Section 2.03; and

            (v) The final payment to Certificateholders.

            (b) In addition, the Securities Administrator shall promptly furnish to each Rating Agency copies (which may be provided electronically via the Securities Administrator's website) of the following:

            (i) Each report to Certificateholders described in Section 4.03; and

            (ii) Any notice of a purchase of a Mortgage Loan pursuant to Section 2.02, 2.03 or 3.11.

            All directions, demands, consents and notices hereunder shall be in writing (unless otherwise indicated in this paragraph) and shall be deemed to have been duly given when delivered to: (a) in the case of the Depositor or the Underwriter, Morgan Stanley ABS Capital I Inc. or Morgan Stanley & Co. Incorporated, (1) Steven Shapiro, Morgan Stanley - SPG Finance, 1585 Broadway, 10th Floor, New York, New York 10036; (2) James Y. Lee, Morgan Stanley - Legal Counsel (Securities), 1585 Broadway, 38th Floor, New York, New York 10036; (3) Jeff Williams, Morgan Stanley - Servicing Oversight, 5002 T-Rex Ave., Suite 300, Boca Raton, Florida 33431; (4) Peter Woroniecki, Morgan Stanley - Whole Loan Operations, 750 Seventh Avenue, New York, NY 10019; (5) Scott Samlin, Morgan Stanley - RFPG, 1585 Broadway, 38th Floor, New York, New York 10036; and (6) in the case of a direction or demand, notification to the following email addresses: Jeff.Williams@morganstanley.com, EK.Kaplan@morganstanley.com,
James.Y.Lee@morganstanley.com, Scott.Samlin @morganstanley.com and John.Monaghan@morganstanley.com; or such other address as may be hereafter furnished to the other parties hereto by the Depositor in writing; (b) in the case of Wells Fargo in its capacity as Securities Administrator and Master Servicer, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by Wells Fargo in writing; (c) in the case of Wells Fargo in its capacity as Servicer, 1 Home Campus, Des Moines, Iowa 50328, Attention: John Brown, MACX2401-042, Facsimile No. (515) 213-7121, with a copy to 1 Home Campus, Des Moines, Iowa 50328-0001, Attention: General Counsel, MACX2401-06T, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by Wells Fargo in writing; (d) in the case of JPMorgan, JPMorgan Chase Bank, National Association, in care of Chase Home Finance LLC, 10790 Rancho Bernardo, San Diego, California 92127, Attention: Cindy Dunks, with a copy to: 194 Wood Avenue South, Iselin, New Jersey 08830 Attention: General Counsel; (e) First NLC, First NLC Financial Services, LLC, 700 West Hillsboro, Building 1, Deerfield Beach, Florida 33441, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by First NLC in writing; (f) in the case of the HomEq Servicing Corporation, 4837 Watt Avenue, North Highlands, California 95660-5101, Attention: Portfolio Management, Facsimile No. (916) 339-6995, with a copy to HomEq Servicing Corporation, 1620 East Roseville Parkway, Suite 210, Second Floor, Roseville, California 95661,
Attention: Legal Department, Facsimile No. (916) 339-6995, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by HomEq in writing; (g) in the case of WMC, WMC Mortgage Corp., 3100 Thornton Avenue, Burbank, California 91504, Attention: Mardy Grossman, Facsimile No.
(818) 615-1157, with a copy to General Counsel, Facsimile No. (818) 736-7948, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by WMC in writing; (h) in the case of Decision One, Decision One Mortgage Company, LLC, 6060 J.A. Jones Boulevard, Suite 1000, Charlotte, North Carolina 28287, Attention: General Counsel, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by Decision One in writing; (i) in the case of the Trustee, to Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705,
Attention: Trust Administration-MS06I1 or such other address as the Trustee may hereafter furnish to the other parties hereto and the Swap Provider by the Trustee in writing; (j) in the case of the Swap Provider, IXIS Financial Products Inc. 9 West 57th Street, 36th Floor, New York, NY 10019, Attention:
Swaps Administration, with a copy to: Attention: General Counsel, or such other address as may be hereafter furnished to the other parties hereto and the Swap Provider by IXIS Financial Products Inc. in writing; (k) in the case of Saxon, to Saxon Mortgage Services, Inc., 4708 Mercantile Drive, Fort Worth, Texas 76137
Attention: David Dill, President, with a copy to Saxon Capital, Inc., 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, Attention: General Counsel, or such other address as may be hereafter furnished to the parties in writing, and; (l) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 12.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 12.07 Assignment; Sales; Advance Facilities. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.04, this Agreement may not be assigned by any Servicer without the prior written consent of the Trustee and the Depositor; provided, however, each Servicer is hereby authorized to enter into an Advance Facility under which (l) such Servicer sells, assigns or pledges to an Advancing Person the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by such Servicer pursuant to this Agreement. No consent of the Trustee, Certificateholders or any other party is required before a Servicer may enter into an Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund P&I Advances and/or Servicing Advances on the Servicer's behalf, such Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

            Reimbursement amounts shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which a Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming such Servicer had made the related P&I Advance(s) and/or Servicing Advance(s).

            The applicable Servicer shall maintain and provide to any successor Servicer a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

            An Advancing Person who purchases or receives an assignment or pledge of the rights to be reimbursed for P&I Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a Subservicer set forth in this Agreement.

            The documentation establishing any Advance Facility shall require that reimbursement amounts distributed with respect to each Mortgage Loan be allocated to outstanding unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a "first-in, first-out"
(FIFO) basis. Such documentation shall also require the applicable Servicer to provide to the related Advancing Person or its designee loan-by-loan information with respect to each such reimbursement amount distributed to such Advancing Person or Advance Facility trustee on each Distribution Date, to enable the Advancing Person or Advance Facility trustee to make the FIFO allocation of each such reimbursement amount with respect to each applicable Mortgage Loan. The applicable Servicer shall remain entitled to be reimbursed by the Advancing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by such Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

            Any amendment to this Section 12.07 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 12.07, including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee, the Depositor, the Responsible Parties, the Securities Administrator, the Master Servicer and the Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, upon receipt by the Trustee of an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders or written confirmation from the Rating Agencies that such amendment will not adversely affect the ratings on the Certificates. Prior to entering into an Advance Facility, such Servicer shall notify the lender under such facility in writing that: (a) the Advances financed by and/or pledged to the lender are obligations owed to such Servicer on a non recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of Advances only to the extent provided herein, and the Trustee and the Trust are not otherwise obligated or liable to repay any Advances financed by the lender; (b) such Servicer will be responsible for remitting to the lender the applicable amounts collected by it as reimbursement for Advances funded by the lender, subject to the restrictions and priorities created in this Agreement; and (c) none of the Securities Administrator, the Master Servicer or the Trustee shall have any responsibility to track or monitor the administration of the financing arrangement between such applicable Servicer and the lender.

            Section 12.08 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third-party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60-days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.08, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 12.09 Inspection and Audit Rights. Each Servicer agrees that, on 5 Business Days prior notice, it will permit any representative of the Depositor, the Master Servicer or the Trustee during such Person's normal business hours, to examine all the books of account, records, reports and other papers of such Person relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor, the Master Servicer or the Trustee and to discuss its affairs, finances and accounts relating to the Mortgage Loans with its officers, employees and independent public accountants (and by this provision each Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense of a Servicer incident to the exercise by the Depositor, the Master Servicer or the Trustee of any right under this Section 12.09 shall be borne by such Servicer.

            Section 12.10 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Securities Administrator pursuant to this Agreement, are and shall be deemed fully paid.

            Section 12.11 Rule of Construction. Article and section headings are for the convenience of the reader and shall not be considered in interpreting this Agreement or the intent of the parties hereto.

            Section 12.12 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE
LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

            Section 12.13 Opinions of Internal Counsel of WMC. WMC acknowledges and agrees that, in connection with any legal opinions delivered by any internal counsel of WMC in connection with the execution, delivery and/or performance by WMC of this Agreement (including any opinions rendered on the Closing Date), WMC shall be liable to the addressees thereon for any and all claims or demands arising out of or based upon any such legal opinion.

            Section 12.14 Rights of the Third Parties. Each of the Swap Provider, and each Person entitled to indemnification hereunder who is not a party hereto, shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto and shall have the right to enforce its rights under this Agreement.

            Section 12.15 Regulation AB Compliance; Intent of the Parties; Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with all reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Trust, each Servicer, the Securities Administrator, the Master Servicer and the Trustee shall cooperate fully with the Depositor to deliver to the Depositor (including its assignees or designees), any and all statements, reports, certifications, records and any other information available to such party and reasonably necessary in the good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to each Servicer, the Securities Administrator, the Master Servicer and the Trustee, as applicable, reasonably believed by the Depositor to be necessary in order to effect such compliance.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC., as
                                          Depositor

                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Title: Managing Director

                                       JPMORGAN CHASE BANK, NATIONAL
                                          ASSOCIATION,

                                          as Servicer

                                       By: /s/ Kim Urbanek
                                           -----------------------------------
                                           Name:  Kim Urbanek
                                           Title: Assistant Vice President

                                       HOMEQ SERVICING CORPORATION,
                                          as Servicer

                                       By: /s/ Arthur Lyon
                                           -----------------------------------
                                           Name:  Arthur Lyon
                                           Title: President

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Servicer

                                       By: /s/ Laurie McGoogan
                                           -----------------------------------
                                           Name:  Laurie McGoogan
                                           Title: Vice President

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Master Servicer and Securities
                                          Administrator

                                       By: /s/ Patricia M. Russo
                                           -----------------------------------
                                           Name:  Patricia M. Russo
                                           Title: Vice President

                                       FIRST NLC FINANCIAL SERVICES, LLC,
                                          as Responsible Party

                                       By: /s/ Lesley Hackett
                                           -----------------------------------
                                           Name:  Lesley Hackett
                                           Title: Sr. Vice President

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          solely as Trustee and not in its
                                          individual capacity

                                       By: /s/ Jennifer Hermansader
                                           -----------------------------------
                                           Name:  Jennifer Hermansader
                                           Title: Associate

                                       By: /s/ Barbara Campbell
                                           -----------------------------------
                                           Name:  Barbara Campbell
                                           Title: Vice President

                                       WMC MORTGAGE CORP.,
                                          as Responsible Party

                                       By: /s/ Mardy Grossman
                                           -----------------------------------
                                           Name:  Mardy Grossman
                                           Title: Senior Vice President

                                       DECISION ONE MORTGAGE COMPANY, LLC, as
                                          Responsible Party

                                       By: /s/ Peter A. Schwindt
                                           -----------------------------------
                                           Name:  Peter A. Schwindt
                                           Title: Vice President Secondary

                                       SAXON MORTGAGE SERVICES, INC.,
                                          as Servicer

                                       By: /s/ David Dill
                                           -----------------------------------
                                           Name:  David Dill
                                           Title: President

                                       IXIS REAL ESTATE CAPITAL INC.,
                                          as a Sponsor

                                       By: /s/ Anthony Malanga
                                           -----------------------------------
                                           Name:  Anthony Malanga
                                           Title: Managing Director

                                       By: /s/ Kathy Lynch
                                           -----------------------------------
                                           Name:  Kathy Lynch
                                           Title: Director

                                   SCHEDULE I

                             Mortgage Loan Schedule

 (Delivered to the Securities Administrator and the Trustee and not attached to the Pooling and Servicing Agreement)

                                   SCHEDULE II

                        Representations and Warranties of
                   HomEq Servicing Corporation, as Servicer

            HomEq hereby makes the representations and warranties set forth in this Schedule II to the Depositor, the Securities Administrator and the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined in this
Schedule II shall have the meaning ascribed thereto in the Agreement to which this Schedule II is attached.

            (1) HomEq is duly organized as a corporation and is validly existing and in good standing under the laws of the state of New Jersey, and is licensed and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by HomEq in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement;

            (2) HomEq has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of HomEq the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the Responsible Parties, the other Servicers and the Trustee, constitutes a legal, valid and binding obligation of HomEq, enforceable against HomEq in accordance with its terms; except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Pooling and Servicing Agreement by HomEq, the servicing of the Mortgage Loans required to be serviced by HomEq hereunder, the consummation by HomEq of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of HomEq and will not (A) result in a breach of any term or provision of the organizational documents of HomEq or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which HomEq is a party or by which it may be bound, or any law, statute, rule, order, regulation, judgment or decree applicable to HomEq or its property of any court, regulatory body, administrative agency or governmental body having jurisdiction over HomEq; and HomEq is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any law, statute, rule, order, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which (w) materially and adversely affects or, to HomEq's knowledge, would in the future materially and adversely affect, the ability of HomEq to perform its obligations under this Pooling and Servicing Agreement, (x) materially and adversely affects or, to HomEq's knowledge, would in the future materially and adversely affect, the business, operations, financial condition, properties or assets of HomEq taken as a whole, (y) impair the ability of the Trust to realize on the Mortgage Loans, or (z) impair the value of the Mortgage Loans;

            (4) HomEq has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans;

            (5) HomEq does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Pooling and Servicing Agreement;

            (6) No action, suit, proceeding or investigation is pending or threatened against HomEq, before any court, administrative agency or other tribunal asserting the invalidity of this Pooling and Servicing Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Pooling and Servicing Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of HomEq, or in any material impairment of the right or ability of HomEq to carry on its business substantially as now conducted, or in any material liability on the part of HomEq, or which would draw into question the validity of this Pooling and Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of HomEq contemplated herein, or which would be likely to impair materially the ability of HomEq to perform under the terms of this Pooling and Servicing Agreement;

            (7) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by HomEq of, or compliance by HomEq with, this Pooling and Servicing Agreement or the servicing of the Mortgage Loans as evidenced by the consummation by HomEq of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

            With respect to each Mortgage Loan serviced by HomEq hereunder, to the extent HomEq serviced such Mortgage Loan and to the extent HomEq provided monthly reports to the three credit repositories, HomEq has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                  SCHEDULE III

                Representations and Warranties of Morgan Stanley
                ABS Capital I Inc. as to the MSMC Mortgage Loans

            The Depositor hereby makes with respect the MSMC Mortgage Loans the following representations and warranties to the Securities Administrator and the Trustee, as of the Closing Date. Capitalized terms used but not otherwise defined shall have the meaning ascribed thereto in the Agreement to which this
Schedule is attached.

            (a) Immediately prior to the transfer of the Mortgage Loans by the Depositor to the Trust on the Closing Date, the Depositor had good title to the Mortgage Loans, free and clear of any liens, charges, claims or encumbrances whatsoever.

                                   SCHEDULE IV

                   Representations and Warranties of First NLC
                     as to the First NLC-MSMC Mortgage Loans

            First NLC hereby makes the representations and warranties set forth in this Schedule V, as to First NLC-MSMC Mortgage Loans only, to the Depositor, HomEq Servicing Corporation, Wells Fargo Bank, National Association, JPMorgan Chase Bank, National Association and the Trustee, as of June 30, 2006 (the "Securitization Closing Date") (unless otherwise expressly indicated). Capitalized terms used but not otherwise defined in the Agreement to which this
Schedule IV is attached shall have the meanings ascribed thereto in the First NLC Purchase Agreement.

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. Except with respect to First NLC Mortgage Loans representing approximately 0.43% of the aggregate principal balance of First NLC Mortgage Loans as of the Cut-off Date, as of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30-days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30-days or more delinquent nor has any payment under the Mortgage Loan been 30-days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. Except with respect to First NLC Mortgage Loans representing approximately 0.43% of the aggregate principal balance of First NLC Mortgage Loans as of the Cut-off Date, as of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one-month the related Due Date of the first-installment of principal and interest;

            (d) Original Terms Unmodified. As of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of MSMC, and which has been delivered to the Trustee or to such other Person as MSMC shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Trustee or to such other Person as MSMC shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. As of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of MSMC upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the MSMC's inspection, and shall deliver to MSMC upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. As of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second-Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First-Lien Loan) or Second-Lien (with respect to a Second-Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second-Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First-Lien
Loan) or Second-Lien (with respect to a Second-Lien Loan) and first priority (with respect to a First-Lien Loan) or second priority (with respect to a Second-Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to MSMC;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. Immediately prior to the Closing Date, subject to the lien of a warehouse lender that was released prior to the closing of any Mortgage Loan sale, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to MSMC, the Seller retained the Mortgage Files or any part thereof with respect thereto not delivered to the Trustee, MSMC or MSMC's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Immediately prior to the Closing Date, the Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to MSMC free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the First NLC-MSMC Purchase Agreement and following the sale of each Mortgage Loan, MSMC owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intended to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller had no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller had no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First-Lien Loan) or second (with respect to a Second-Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Except with respect to First NLC Mortgage Loans representing approximately 0.43% of the aggregate principal balance of First NLC Mortgage Loans as of the Cut-off Date, as of the Servicing Transfer Date, other than payments due but not yet 30-days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. As of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by MSMC to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Trustee. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Trustee;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First-Lien Loan) or second (with respect to a Second-Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. As of the Closing Date, and to the best of the Seller's knowledge as of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second-Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second-Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second-Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. As of the Servicing Transfer Date , each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First-Lien. As of the Servicing Transfer Date, with respect to each Second-Lien Loan, the related First-Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First-Lien. With respect to each Second-Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to MSMC, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to MSMC and MSMC is not precluded from furnishing the same to any subsequent or prospective sponsors of such Mortgage. The Seller shall hold MSMC harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with MSMC's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the Closing Date and to the Seller's Knowledge as of the Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely-accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through July 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) [Reserved];

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date MSMC shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Sponsor) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. As of the Servicing Transfer Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale;

            (iii) [Reserved];

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, unemployment, property, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (nnn) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

                  (1) For purposes of this Schedule IV, the following
            capitalized terms shall have the respective meanings set forth below:

                  (2) Covered Loan: A Mortgage Loan categorized as Covered
            pursuant to Appendix E of Standard & Poor's Glossary.

                  (3) High Cost Loan: A Mortgage Loan (a) covered by the Home
            Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
            (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

                  (4) For the purpose of this schedule, "Servicing Transfer
            Date" means, the date on which servicing of such Mortgage Loan was transferred to the applicable Servicer as set forth on the Mortgage Loan Schedule.

                                   SCHEDULE V

       Representations and Warranties of WMC as to the WMC Mortgage Loans

            With respect to the Mortgage Loans for which WMC is specific as the Responsible Party on the Mortgage Loan Schedule, WMC hereby makes the following representations and warranties set forth in this Schedule V to the Depositor, the Servicers and the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined in the Agreement shall have the meanings ascribed thereto in the WMC Purchase Agreement.

            (a) Mortgage Loans as Described. WMC Mortgage Corp. has delivered to MSMC, as of the related Closing Date, the Data Tape Information and that Data Tape Information set forth on the Mortgage Loan Schedule (other than information regarding the Stated Principal Balances or Due Dates) are true and correct, including, without limitation, the terms of the Prepayment Charges, if any, as of the Closing Date. As of the Servicing Transfer Date and with respect to each Mortgage Loan, the information regarding the Stated Principal Balances and Due Dates set forth on the Data Tape Information and the Mortgage Loan Schedule are true and correct;

            (b) Payments Current. As of the related Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent, exclusive of any period of grace, at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. As of the related Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. As of the related Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. As of the related Servicing Transfer Date, no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, subject to bankruptcy, equitable principles and laws affecting creditor rights;

            (f) Hazard Insurance. As of the related Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable in accordance with Seller's Underwriting Guidelines against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is situated as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. As of the related Servicing Transfer Date, if required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Seller's Underwriting Guidelines as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. As of the related Servicing Transfer Date, all individual insurance policies contain a standard mortgagee clause naming the originator and its successors and assigns as mortgagee, and all premiums thereon have been paid. As of the related Servicing Transfer Date, the Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. As of the related Servicing Transfer Date, the hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Trustee upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's or the Trustee's inspection, and shall deliver to the Purchaser or the Trustee upon demand, evidence of compliance with all such requirements to the extent compliance therewith can be demonstrated and if required by applicable law. This representation and warranty is a Deemed Material and Adverse Representation;

            (h) No Satisfaction of Mortgage. As of the related Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of one or more separate and complete tax parcels of real property improved by a Residential Dwelling; provided, however, that any condominium unit or planned unit development (other than a de minimis planned unit development) shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are Manufactured Homes (a "Manufactured Home Mortgage Loans"), (i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (iv) as of the origination date of such Manufactured Home Mortgage Loan, the related Mortgagor occupied the related Manufactured Home as its primary residence, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under
      Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
      (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are log homes, mobile homes, geodesic domes or other unique property types. Clause (iv) above is a Deemed Material and Adverse Representation;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting and enforceable first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to (collectively, the "Permitted Exceptions"):

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser subject to the Permitted Exceptions;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties), subject to bankruptcy, equitable principles and laws affecting creditor rights. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. Notwithstanding the foregoing, but without limiting the other representations and warranties set forth elsewhere in this Agreement, if any error, omission or negligence in the origination of such Mortgage Loan occurred despite Seller's conformance with its Underwriting Guidelines (as in effect at the time such Mortgage Loan was made), then there shall be a presumptive conclusion that there was no error, omission or negligence. No fraud, misrepresentation, or similar occurrence or, to Seller's knowledge, error, omission, or negligence with respect to a Mortgage Loan has taken place on the part of any Person (other than Seller), including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. Immediately prior to the transfer contemplated by the WMC Purchase Agreement, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to MSMC, the Seller retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located to the extent required to ensure enforceability of the Mortgage Loan, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV or a CLTV greater than 100%;

            (p) Title Insurance. As of the related Servicing Transfer Date, the Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable pursuant to Seller's Underwriting Guidelines and each such title insurance policy is issued by a title insurer acceptable to prudent lenders in the secondary mortgage market and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the originator, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the Permitted Exceptions, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller (or its predecessor in interest), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. As of the related Servicing Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. As of the related Servicing Transfer Date, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. As of the related Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, except with respect to a Mortgage Loan purchased from a correspondent as indicated on the Mortgage Loan Schedule. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. Unless specified on the related Mortgage Loan Schedule as an interest-only loan or a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization (or forty years for Mortgage Loans identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan with a forty year amortization period). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month and the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and
      (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines, as may be amended from time to time by the Seller (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to prudent mortgage lenders in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. As of the related Servicing Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. As of the related Servicing Transfer Date, the Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved].

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Seller's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable subject to applicable bankruptcy, equitable principles and laws affecting creditors' rights;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents do not allow an assumption of such Mortgage Loan by any other party;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. As of the related Servicing Transfer Date, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien
      Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to prudent mortgage lenders in the secondary market. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the related Servicing Transfer Date, there is no proceeding pending or, to Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in at least the same condition or better than its condition at the time of its appraisal. Since the time of its appraisal, there have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. As of the related Servicing Transfer Date, with respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. As of the related Servicing Transfer Date, all Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As of the related Servicing Transfer Date, an escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. As of the related Servicing Transfer Date, the Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. As of the related Servicing Transfer Date, any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. As of the related Servicing Transfer Date and to the best of the Seller's knowledge, (i) there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and (ii) there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Seller's Underwriting Guidelines and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either
      (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. As of the related Servicing Transfer Date, the Seller (or its sub-servicer) has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

            (ss) Reports. On or prior to the related Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor and the Custodian as the Custodian with respect to each MERS Designated Mortgage Loan;

            (tt) MERS Designations. With respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor, the Custodian as the Custodian and no Person shall be listed as Interim Funder on the MERS(R) System;

            (uu) No Default Under First Lien. As of the related Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and as of the related Servicing Transfer Date, there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and as of the related Servicing Transfer Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, such lease conforms to the requirements required by Fannie Mae pursuant to the Fannie Mae Guide;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a Prepayment Penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five
      (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three
      (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. The second and third sentences of this representation and warranty are a Deemed Material and Adverse Representation;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

            (bbb) [Reserved];

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by Fidelity National Tax Service, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. As of the related Servicing Transfer Date, on or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not been previously rejected by a third-party purchaser;

            (iii) [Reserved];

            (jjj) Fannie Mae Guides Anti-Predatory Lending Eligibility. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides. This representation and warranty is a Deemed Material and Adverse Representation;

            (kkk) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Seller which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Seller or any Affiliate of the Seller with which the Seller has a referral relationship or mechanism in place. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Seller with which the Seller has a referral relationship or mechanism in place, the Seller referred the related Mortgagor's application to such Affiliate for underwriting consideration. This representation and warranty is a Deemed Material and Adverse Representation;

            (lll) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (mmm) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction,
      (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium; provided, that such offer may have been evidenced by the Seller's rate sheet/pricing grid relating to such Mortgage Loan, which provided that the Mortgage Loan had a full prepayment premium buy-out pricing adjustment available, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Seller, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

            (nnn) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (ooo) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (ppp) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

            (qqq) No Arbitration. No Mortgage Loan originated on or after August 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse Representation; and

            (rrr) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse Representation.

                                   SCHEDULE VI

                 Representations and Warranties of WMC as to WMC

            WMC hereby makes the representations and warranties set forth in this Schedule VI to the Depositor, the Servicers, the Securities Administrator, the Master Servicer and the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined shall have the meaning ascribed thereto in the Agreement to which this Schedule is attached.

      (a) Due Organization and Authority. WMC is a corporation, validly existing, and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Properties are located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by WMC. WMC has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by WMC and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of WMC, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by WMC to make this Agreement valid and binding upon WMC in accordance with its terms;

      (b) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by WMC, the sale of the Mortgage Loans to MSMC, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of WMC's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which WMC is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which WMC or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of MSMC to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of MSMC to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

      (c) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to WMC's knowledge, threatened against WMC, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, would likely result in any material adverse change in the business, operations, financial condition, properties or assets of WMC, or in any material impairment of the right or ability of WMC to carry on its business substantially as now conducted, or in any material liability on the part of WMC, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of WMC contemplated herein, or which would be likely to impair materially the ability of WMC to perform under the terms of this Agreement;

      (d) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over WMC is required or, if required, such consent, approval, authorization or order has been or will, prior to the Closing Date, be obtained;

      (e) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of WMC, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by WMC pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction; and

      (f) Ability to Perform; Solvency. WMC does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. WMC is solvent and the sale of the Mortgage Loans will not cause WMC to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of WMC's creditors.

                                 SCHEDULE VII

                Representations and Warranties of Decision One
                    as to the Decision One Mortgage Loans

            With respect to the Mortgage Loans for which Decision One is specific as the Responsible Party on the Mortgage Loan Schedule, Decision One hereby makes the following representations and warranties set forth in this
Schedule VII to the other parties to the Agreement to which this Schedule VII is attached as of the Closing Date. Capitalized terms used but not otherwise defined in the Agreement shall have the meanings ascribed thereto in the Decision One Purchase Agreement.

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule as prepared by MSMC is complete, true and correct as of the Closing Date;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards, if any, as are usually and customarily insured against by prudent mortgage lenders in the community in which the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the requirements usually and customarily insured against by prudent mortgage lenders in the community in which the related Mortgaged Property is located, as well as all additional requirements set forth in Section
      2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are Manufactured Homes (a "Manufactured Home Mortgage Loans"), (i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (iv) as of the origination date of such Manufactured Home Mortgage Loan, the related Mortgagor occupied the related manufactured dwelling as its primary residence; and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation and warranty is a Deemed Material and Adverse Representation;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and
      (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%.

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date, unless otherwise specified in the related Mortgage Loan Schedule;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and
      (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements, if any, stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien
      Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable under the Underwriting Guidelines. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, accepted by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property (except as may be expressly shown in the related appraisal) or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

            (rr) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

            (ss) [Reserved];

            (tt) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (uu) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (vv) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or good faith legitimate prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's good faith legitimate secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (ww) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (xx) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. This representation and warranty is a Deemed Material and Adverse Representation;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

            (zz) [Reserved];

            (aaa) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (bbb) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by Fidelity National Tax Service, and such contract is transferable;

            (ccc) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (ddd) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (eee) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (fff) No Prior Offer. The Mortgage Loan has not previously been offered for sale;

            (ggg) Fannie Mae Guides Anti-Predatory Lending Eligibility. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides. This representation and warranty is a Deemed Material and Adverse Representation;

            (hhh) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. This representation and warranty is a Deemed Material and Adverse Representation;

            (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (jjj) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction,
      (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

            (kkk) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (lll) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

            (mmm) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

            (nnn) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse Representation;

            (ooo) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either
      (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File. This representation and warranty is a Deemed Material and Adverse Representation;

            (ppp) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder. This representation and warranty is a Deemed Material and Adverse Representation;

            (qqq) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage. This representation and warranty is a Deemed Material and Adverse Representation;

            (rrr) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (sss) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization. This representation and warranty is a Deemed Material and Adverse Representation; and

            (ttt) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse Representation.

                                  SCHEDULE VIII

             Representations and Warranties of JPMorgan, as Servicer

            JPMorgan hereby makes the representations and warranties set forth in this Schedule VI to the Depositor, the Securities Administrator and the Trustee, as of the Closing Date. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in this
Schedule VIII to which this Schedule VIII is attached.

                  (1) JPMorgan is a national banking association duly organized, validly existing and in good standing under the federal laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by JPMorgan in any state in which a Mortgaged Property securing a Mortgage Loan serviced by JPMorgan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan serviced by JPMorgan and to service each Mortgage Loan serviced by JPMorgan in accordance with the terms of this Pooling and Servicing Agreement;

                  (2) JPMorgan has the full power and authority to service each
            Mortgage Loan serviced by JPMorgan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of JPMorgan the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the Responsible Parties, the other Servicer and the Trustee, constitutes a legal, valid and binding obligation of JPMorgan, enforceable against JPMorgan in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                  (3) The execution and delivery of this Pooling and Servicing
            Agreement by JPMorgan, the servicing of the Mortgage Loans serviced by JPMorgan by JPMorgan hereunder, the consummation by JPMorgan of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of JPMorgan and will not (A) result in a breach of any term or provision of the organizational documents of JPMorgan or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which JPMorgan is a party or by which it may be bound, or any statute, order or regulation applicable to JPMorgan of any court, regulatory body, administrative agency or governmental body having jurisdiction over JPMorgan; and JPMorgan is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to JPMorgan's knowledge, would in the future materially and adversely affect, (x) the ability of JPMorgan to perform its obligations under this Pooling and Servicing Agreement or (y) the business, operations, financial condition, properties or assets of JPMorgan taken as a whole;

                  (4) JPMorgan is an approved seller/servicer for Fannie Mae, an approved servicer for Freddie Mac in good standing and is a HUD approved non supervised mortgagee;

                  (5) No litigation is pending against JPMorgan that would
            materially and adversely affect the execution, delivery or enforceability of this Pooling and Servicing Agreement or the ability of JPMorgan to service the Mortgage Loans serviced by JPMorgan or to perform any of its other obligations hereunder in accordance with the terms hereof;

                  (6) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by JPMorgan of, or compliance by JPMorgan with, this Pooling and Servicing Agreement or the consummation by JPMorgan of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

                  (7) JPMorgan has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans serviced by JPMorgan; and

                  (8) With respect to each Mortgage Loan serviced by JPMorgan, to the extent JPMorgan serviced such Mortgage Loan serviced by JPMorgan and to the extent JPMorgan provided monthly reports to the three credit repositories, JPMorgan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                   SCHEDULE IX

           Representations and Warranties of Wells Fargo, as Servicer

            Wells Fargo hereby makes the representations and warranties set forth in this Schedule IX to the Depositor, the Securities Administrator and the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined in this Schedule IX shall have the meaning ascribed thereto in the Agreement to which this Schedule IX is attached.

            (1) Wells Fargo is duly organized as a corporation and is validly existing and in good standing under the federal laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by Wells Fargo in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Agreement;

            (2) Wells Fargo has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of Wells Fargo the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties to the Agreement, constitutes a legal, valid and binding obligation of Wells Fargo, enforceable against Wells Fargo in accordance with its terms; except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws administered by the FDIC affecting the enforcement of contract obligations of insured banks relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Agreement by Wells Fargo, the servicing of the Mortgage Loans required to be serviced by Wells Fargo hereunder, the consummation by Wells Fargo of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of Wells Fargo and will not (A) result in a breach of any term or provision of the organizational documents of Wells Fargo or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which Wells Fargo is a party or by which it may be bound, or any law, statute, rule, order, regulation, judgment or decree applicable to Wells Fargo or its property of any court, regulatory body, administrative agency or governmental body having jurisdiction over Wells Fargo; and Wells Fargo is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any law, statute, rule, order, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which (w) materially and adversely affects or, to Wells Fargo's knowledge, would in the future materially and adversely affect, the ability of Wells Fargo to perform its obligations under this Agreement, (x) materially and adversely affects or, to Wells Fargo's knowledge, would in the future materially and adversely affect, the business, operations, financial condition, properties or assets of Wells Fargo taken as a whole, (y) impair the ability of the Trust to realize on the Mortgage Loans, or (z) impair the value of the Mortgage Loans;

            (4) Wells Fargo has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans;

            (5) Wells Fargo does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

            (6) No action, suit, proceeding or investigation is pending or threatened against Wells Fargo, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Wells Fargo, or in any material impairment of the right or ability of Wells Fargo to carry on its business substantially as now conducted, or in any material liability on the part of Wells Fargo, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Wells Fargo contemplated herein, or which would be likely to impair materially the ability of Wells Fargo to perform under the terms of this Agreement;

            (7) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Wells Fargo of, or compliance by Wells Fargo with, this Agreement or the servicing of the Mortgage Loans as evidenced by the consummation by Wells Fargo of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

            With respect to each Mortgage Loan serviced by Wells Fargo hereunder, to the extent Wells Fargo serviced such Mortgage Loan and to the extent Wells Fargo provided monthly reports to the three credit repositories, Wells Fargo has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                   SCHEDULE X

                     Representations and Warranties of Saxon

      (a) The Servicer is duly organized as a corporation and is validly existing and in good standing under the laws of the state of Texas and is licensed and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by the Servicer in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement;

      (b) The Servicer has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of the Servicer the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

      (c) The execution and delivery of this Pooling and Servicing Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation by the Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer and will not (A) result in a breach of any term or provision of the organizational documents of the Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer; and the Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Servicer's knowledge, would in the future materially and adversely affect, (x) the ability of the Servicer to perform its obligations under this Pooling and Servicing Agreement or (y) the business, operations, financial condition, properties or assets of the Servicer taken as a whole;

      (d) The Servicer is an approved seller/servicer for Fannie Mae or Freddie Mac;

      (e) No action,, suit, proceeding or investigation is pending or, to the best of the Servicer's knowledge, threatened against the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Pooling and Servicing Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Pooling and Servicing Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in business, operations, financial conditions, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Pooling and Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Pooling and Servicing Agreement;

      (f) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of, or compliance by the Servicer with, this Pooling and Servicing Agreement or the consummation by the Servicer of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

      (g) The Servicer represents that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the Servicer can service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement; and

      (h) With respect to each Mortgage Loan, to the extent the Servicer serviced such Mortgage Loan and to the extent the Servicer provided monthly reports to the three credit repositories, the Servicer has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulation, accurate and compete information i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the national credit repositories), on a monthly basis.

                                  SCHEDULE X-A

                 Further Representations and Warranties of Saxon

      (a) Mortgage Loan Schedule. With respect to each Mortgage Loan, as of the applicable Cut-off Date, each of (1) the last Due Date on which a payment was actually applied to the outstanding principal balance of each Mortgage Loan; (2) the Stated Principal Balance of each Mortgage Loan, after deduction of payments of principal due and collected on or before the applicable Cut-off Date; and (3) the Servicing Transfer Date for each Mortgage Loan, in each case, as listed on the Mortgage Loan Schedule, is true and correct;

      (b) Payments Current. Unless otherwise indicated on the related Mortgage Loan Schedule, with respect to each Mortgage Loan, no Scheduled Payment is 30 days or more Delinquent as of the Cut-off Date nor has any Payment been 30 days or more Delinquent at any time from and after the Servicing Transfer Date through the Cut-off Date;

      (c) Original Terms Unmodified. With respect to each Mortgage Loan, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified by or on behalf of the Servicer from and after the Servicing Transfer Date;

      (d) No Satisfaction of Mortgage. With respect to each Mortgage Loan, since the related Servicing Transfer Date and except for prepayments in full, the Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. From and after the Servicing Transfer Date, the Servicer has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Servicer waived any default resulting from any action or inaction by the Mortgagor;

      (e) No Defaults. With respect to each Mortgage Loan, to the best knowledge of the Servicer, other than payments due but not yet 30 days Delinquent, there is no material default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note;

      (f) Escrow Payments/Interest Rate Adjustments. With respect to each Mortgage Loan, since the Servicing Transfer Date, the servicing and collection practices used by the Servicer with respect to such Mortgage Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, if any, all such deposits and payments received by the Servicer are in the possession of, or under the control of, the Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage (to the extent not otherwise prohibited by law). From and after the Servicing Transfer Date, all Mortgage Rate adjustments (if any) have been made in strict compliance with state and federal law and the terms of the related Mortgage Note;

      (g) Other Insurance Policies. The improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire and extended coverage and coverage for such other hazards as are customary in the area where the Mortgaged Property is located; and

      (h) Servicemembers Civil Relief Act. With respect to each Mortgage Loan, from and after the Servicing Transfer Date, no Mortgagor has notified the Servicer, and the Servicer has no knowledge, of any relief requested and allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state or local law

                                   SCHEDULE XI

                     Representations and Warranties of IXIS

      (i) Due Organization and Authority. IXIS is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by IXIS, and in any event IXIS is in compliance with the laws of any such state to the extent necessary; IXIS has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by IXIS and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of IXIS, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by IXIS to make this Agreement and all agreements contemplated hereby valid and binding upon IXIS in accordance with their terms;

      (j) No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of IXIS's charter or by-laws or any legal restriction or any agreement or instrument to which IXIS is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, except such unfulfillment, noncompliance or default or acceleration does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of IXIS or result in the violation of any law, rule, regulation, order, judgment or decree to which IXIS or its property is subject, except such violation does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of IXIS or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument;

      (k) No Litigation Pending. There is no action, suit, proceeding or investigation pending nor, to IXIS's knowledge, threatened against IXIS, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of IXIS, or in any material impairment of the right or ability of IXIS to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement or of any action taken or to be taken in correction with the obligations of IXIS contemplated herein, or which would be likely to impair materially the ability of IXIS to perform under the terms of this Agreement; and

      (l) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the VA is required for the execution, delivery and performance by IXIS of or compliance by IXIS with this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

                                    EXHIBIT A

[To be added to any Class A-1 Certificate while it remains a Private
Certificate: IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER (THE "TRANSFEROR LETTER") IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER (THE "144A LETTER") IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE.

In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate.]

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

AS LONG AS THE INTEREST RATE SWAP AGREEMENT IS IN EFFECT, EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 84-14, PTCE 90-1, PTCE 91-8, PTCE 95-60 OR PTCE 96-23 OR A COMPARABLE EXEMPTION AVAILABLE UNDER SIMILAR LAW.

Certificate No.                         :     A-1 [  ]
                                              A-2 [  ]
                                              A-3 [  ]
                                              A-4 [  ]
                                              M-1 [  ]
                                              M-2  [  ]
                                              M-3 [  ]
                                              M-4 [  ]
                                              M-5 [  ]
                                              M-6 [  ]
                                              B-1 [  ]
                                              B-2 [  ]
                                              B-3 [  ]

Cut-off Date                            :     June 1, 2006

First Distribution Date                 :     July 25, 2006

Initial Certificate Balance of this     :     $[          ]
Certificate ("Denomination")

Initial Certificate Balances of all     :     [A-fpt]  $350,000,000
Certificates of this Class
                                              [A-1] $251,995,000
                                              [A-2] $64,435,000
                                              [A-3] $219,255,000
                                              [A-4] $121,500,000
                                              [M-1] $47,563,000
                                              [M-2] $43,707,000
                                              [M-3] $25,710,000
                                              [M-4] $23,139,000
                                              [M-5] $21,853,000
                                              [M-6] $21,211,000
                                              [B-1] $19,282,000
                                              [B-2] $18,640,000
                                              [B-3] $14,140,000

CUSIP                                   :     [Class A-fpt] []
                                              [Class A-1] []
                                              [Class A-2] []
                                              [Class A-3] []
                                              [Class A-4] []
                                              [Class M-1] []
                                              [Class M-2] []
                                              [Class M-3] []
                                              [Class M-4] []
                                              [Class M-5] []
                                              [Class M-6] []
                                              [Class B-1] []
                                              [Class B-2] []
                                              [Class B-3] []

ISIN                                    :     [Class A-fpt] []
                                              [Class A-1] []
                                              [Class A-2] []
                                              [Class A-3] []
                                              [Class A-4] []
                                              [Class M-1] []
                                              [Class M-2] []
                                              [Class M-3] []
                                              [Class M-4] []
                                              [Class M-5] []
                                              [Class M-6] []
                                              [Class B-1] []
                                              [Class B-2] []
                                              [Class B-3] []

                      MORGAN STANLEY ABS CAPITAL I INC.

             Morgan Stanley IXIS Real Estate Capital Trust 2006-1
              Mortgage Pass-Through Certificates, Series 2006-1
                        [Class A ][Class M-][Class B-]

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), securities administrator (the "Securities Administrator") and a servicer, Saxon Mortgage Services, Inc., as a servicer, JPMorgan Chase Bank, National Association, as a servicer, HomEq Servicing Corporation, as a servicer, First NLC Financial Services, LLC, as a responsible party, Decision One Mortgage Company, LLC, as a responsible party, WMC Mortgage Corp., as a responsible party, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                    * * *

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as Securities Administrator

                                       By: ___________________________________

Authenticated:

By_____________________________________
  Authorized Signatory of
  WELLS FARGO BANK, NATIONAL ASSOCIATION,
  not in its individual capacity,
  but solely as Securities Administrator

                        MORGAN STANLEY ABS CAPITAL I INC.
              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley IXIS Real Estate Capital Trust 2006-1 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date, provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor, the Securities Administrator and the Trustee and any agent of the Depositor, the Securities Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Securities Administrator, the Trustee nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, Wells Fargo Bank, National Association, Saxon Mortgage Services, Inc. or JPMorgan Chase Bank, National Association, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.


                                        _____________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ___________, or, if mailed by check, to ______________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT B

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                            :      P-1

Cut-off Date                               :      June 1, 2006

First Distribution Date                    :      July 25, 2006

Percentage Interest of this                :      [___]%
Certificate ("Denomination")

                        MORGAN STANLEY ABS CAPITAL I INC.

              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                Mortgage Pass-Through Certificates, Series 2006-1

                                     Class P

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________], is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), securities administrator (the "Securities Administrator") and a servicer, Saxon Mortgage Services, Inc., as a servicer, JPMorgan Chase Bank, National Association, as a servicer, HomEq Servicing Corporation, as a servicer, First NLC Financial Services, LLC, as a responsible party, Decision One Mortgage Company, LLC, as a responsible party, WMC Mortgage Corp., as a responsible party, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws or is made in accordance with the Securities Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the Securities Act or is being made pursuant to the Securities Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA, Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law"), or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Securities Administrator.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as
                                          Securities Administrator

                                       By: ___________________________________

Authenticated:

By____________________________________
  Authorized Signatory of
  WELLS FARGO BANK, NATIONAL ASSOCIATION,
  not in its individual capacity,
  but solely as Securities Administrator

                        MORGAN STANLEY ABS CAPITAL I INC.
              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley IXIS Real Estate Capital Trust 2006-1 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor, the Securities Administrator and the Trustee and any agent of the Depositor, the Securities Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Securities Administrator, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, Wells Fargo Bank, National Association, Saxon Mortgage Services, Inc. or JPMorgan Chase Bank, National Association, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

            the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.



                                        _____________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ___________, or, if mailed by check, to ______________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT C

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN FOUR "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED (I) TO A PERSON OTHER THAN A PERMITTED TRANSFEREE IN COMPLIANCE WITH SECTION 5.02(C) OF THE AGREEMENT, OR (II) UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO
SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                       :     R-1

Cut-off Date                          :     June 1, 2006

First Distribution Date               :     July 25, 2006

Percentage Interest of this           :     100%
Certificate ("Denomination")

                        MORGAN STANLEY ABS CAPITAL I INC.

              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                Mortgage Pass-Through Certificates, Series 2006-1

                                     Class R

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class R Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________] is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class R Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), securities administrator (the "Securities Administrator") and a servicer, Saxon Mortgage Services, Inc., as a servicer, JPMorgan Chase Bank, National Association, as a servicer, HomEq Servicing Corporation, as a servicer, First NLC Financial Services, LLC, as a responsible party, Decision One Mortgage Company, LLC, as a responsible party, WMC Mortgage Corp., as a responsible party, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders.

            No transfer of a Class R Certificate shall be made unless the Securities Administrator shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Securities Administrator, the Servicers, the Depositor or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R Certificate may be registered on the Closing Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under
Section 5.02(b) of the Agreement, the Securities Administrator shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R Certificate, (C) not to cause income with respect to the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R Certificate or to cause the Transfer of the Ownership Interest in this Class R Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:______

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as Securities Administrator

                                       By  ___________________________________

Authenticated:

By_____________________________________
  Authorized Signatory of
  WELLS FARGO BANK, NATIONAL ASSOCIATION,
  not in its individual capacity,
  but solely as Securities Administrator

              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley IXIS Real Estate Capital Trust 2006-1 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor, the Securities Administrator and the Trustee and any agent of the Depositor, the Securities Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Securities Administrator, the Trustee nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, Wells Fargo Bank, National Association, Saxon Mortgage Services, Inc. or JPMorgan Chase Bank, National Association, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.


                                        _____________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ___________, or, if mailed by check, to ______________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT D

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN TWO "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES ADMINISTRATOR EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE SECURITIES ADMINISTRATOR, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE SECURITIES ADMINISTRATOR, THE MASTER SERVICER, THE DEPOSITOR OR THE SERVICERS TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THE AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE SECURITIES ADMINISTRATOR AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.                         :     X-1

Cut-off Date                            :     June 1, 2006

First Distribution Date                 :     July 25, 2006

Percentage Interest of this             :     [___]%
Certificate ("Denomination")

                        MORGAN STANLEY ABS CAPITAL I INC.

              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                Mortgage Pass-Through Certificates, Series 2006-1

                                     Class X

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Master Servicer, the Securities Administrator, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________], is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), securities administrator (the "Securities Administrator") and a servicer, Saxon Mortgage Services, Inc., as a servicer, JPMorgan Chase Bank, National Association, as a servicer, HomEq Servicing Corporation, as a servicer, First NLC Financial Services, LLC, as a responsible party, Decision One Mortgage Company, LLC, as a responsible party, WMC Mortgage Corp., as a responsible party, IXIS Real Estate Capital Inc., as a sponsor, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Certificate Balance or Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws or is made in accordance with the Securities Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the Securities Act or is being made pursuant to the Securities Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received either (i) a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or Section 4975 of the Code or any materially similar provisions of applicable Federal, state or local law ("Similar Law") or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Securities Administrator, or (ii) if the transferee is an insurance company, a representation letter that it is purchasing such Certificates with the assets of its general account and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60, or (iii) in the case of a Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments) or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Securities Administrator, which Opinion of Counsel shall not be an expense of the Trustee, the Securities Administrator, the Servicers or the Trust Fund, addressed to the Securities Administrator, to the effect that the purchase or holding of such Certificate will not constitute or result in a non exempt prohibited transaction within the meaning of ERISA,
Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Securities Administrator, the Trustee or the Servicers to any obligation in addition to those expressly undertaken in the Agreement or to any liability.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

            IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:______

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as Securities Administrator

                                       By  ___________________________________

Authenticated:

By ____________________________________
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Securities Administrator

                        MORGAN STANLEY ABS CAPITAL I INC.
              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley IXIS Real Estate Capital Trust 2006-1 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that neither the Trustee nor the Securities Administrator is liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor, the Securities Administrator and the Trustee and any agent of the Depositor, the Securities Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Securities Administrator, the Trustee nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, Wells Fargo Bank, National Association, Saxon Mortgage Services, Inc. or JPMorgan Chase Bank, National Association, individually or together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto ___________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.


                                        _____________________________________
                                        Signature by or on behalf of assignor

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ___________, or, if mailed by check, to ______________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT E

                   FORM OF INITIAL CERTIFICATION OF [TRUSTEE]

                                     [date]

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 38th Floor
New York, New York 10036

Wells Fargo Bank, National Association
1 Home Campus
Des Moines, Iowa 50328

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas  76137

JPMorgan Chase Bank, National Association
c/o Chase Home Finance LLC
10790 Rancho Bernado
San Diego, California  92127

HomEq Servicing Corporation
4837 Watt Avenue
North Highlands, California 95660 5101

      Re: Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer, Saxon Mortgage Services, Inc., as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, First NLC Financial Services, LLC, as a Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, IXIS Real Estate Capital Inc., as a Sponsor, and Deutsche Bank National Trust Company, as Trustee, Morgan Stanley IXIS Real Estate Capital Trust, Series 2006-1
            --------------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), for each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan listed in the attached schedule), it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) an executed assignment of the Mortgage (which may be included in a blanket assignment or assignments), except with respect to MERS Designated Mortgage Loans.

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the Trustee has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                       [DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as Trustee]


                                       By: ___________________________________
                                           Name:
                                           Title:

                                    EXHIBIT F

                  FORM OF DOCUMENT CERTIFICATION AND EXCEPTION
                               REPORT OF [TRUSTEE]

                                     [date]

Morgan Stanley ABS Capital I Inc.
1585 Broadway 38th Floor
New York, New York 10036

Wells Fargo Bank, National Association
1 Home Campus
Des Moines, Iowa 50328

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas  76137

JPMorgan Chase Bank, National Association
c/o Chase Home Finance LLC
10790 Rancho Bernado
San Diego, California 92127

HomEq Servicing Corporation
4837 Watt Avenue
North Highlands, California 95660 5101

      Re: Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer, Saxon Mortgage Services, Inc., as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, First NLC Financial Services, LLC, as a Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., IXIS Real Estate Capital Inc., as a Sponsor, as a Responsible Party and Deutsche Bank National Trust Company, as Trustee, Morgan Stanley IXIS Real Estate Capital Trust, Series 2006-1
            --------------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), the undersigned, as Trustee, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (i) The original Mortgage Note, endorsed in the form provided in
      Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

            (ii) The original or county certified recorded Mortgage.

            (iii) Except with respect to MERS Designated Mortgage Loans, an executed assignment of the Mortgage in the form provided in Section 2.01 of the Pooling and Servicing Agreement; or, if the Responsible Party has certified or the Trustee otherwise knows that the related Mortgage has not been returned from the applicable recording office, a copy of the assignment of the Mortgage (excluding information to be provided by the recording office).

            (iv) The original or county certified recorded assignment or assignments of the Mortgage showing a complete chain of assignment from the originator to the last endorsee.

            (v) The original or duplicate original lender's title policy and all riders thereto or, any one of an original title binder, an original preliminary title report or an original title commitment, or a copy thereof from the title company.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1), (2) and (9) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information accurately reflects information set forth in the Custodial File.

            The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or
(ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the Trustee has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or
(ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                       [DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as Trustee]

                                       By: ___________________________________
                                           Name:
                                           Title:

                                    EXHIBIT G

                           RESIDUAL TRANSFER AFFIDAVIT

              Morgan Stanley IXIS Real Estate Capital Trust 2006-1,
                       Mortgage Pass-Through Certificates,
                                  Series 2006-1

STATE OF                )
                        )  ss.:
COUNTY OF               )

            The undersigned, being first duly sworn, deposes and says as follows:

            (1) The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class R Certificate (the "Certificate") issued pursuant to the Pooling and Servicing Agreement (the "Agreement"), relating to the above-referenced Series, by and among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer (the "Master Servicer"), Securities Administrator (the "Securities Administrator") and a Servicer, HomEq Servicing Corporation, as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, First NLC Financial Services, LLC, as a Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, IXIS Real Estate Capital Inc., as a Sponsor, and Deutsche Bank National Trust Company, as Trustee (the "Trustee"). Capitalized terms used, but not defined herein shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

            (2) The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            (3) The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are Non-Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is a Non-Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            (4) The Transferee has been advised of, and understands that a tax will be imposed on a "pass through entity" holding the Certificate if at any time during the taxable year of the pass through entity a Person that is a Non-Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass through entity an affidavit that such record holder is a Permitted Transferee and the pass through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass through entities as a nominee for another Person.)

            (5) The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            (6) The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is a Non-Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Securities Administrator a certificate substantially in the form set forth as Exhibit H to the Agreement (a "Transferor Certificate") to the effect that, among other things, such Transferee has no actual knowledge that the Person to which the Transfer is to be made is a Non-Permitted Transferee.

            (7) The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate. The Transferee has historically paid its debts as they have come due and intends to pay its debts as they come due in the future. The Transferee intends to pay all taxes due with respect to the Certificate as they become due.

            (8) The Transferee's taxpayer identification number is __________.

            (9) The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

            (10) The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            (11) The Transferee will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. Person.

            (12) Check the applicable paragraph:

            [ ] The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [ ] The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Certificate only to another
                  "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [ ]   None of the above.

            (13) The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

                                      * * *

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this ____ day of ______, 20__.



                                       _______________________________________
                                              Print Name of Transferee


                                       By:____________________________________
                                          Name:
                                          Title:


[Corporate Seal]

ATTEST:

[Assistant] Secretary

            Personally appeared before me the above named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ____ day of ______, 20__.



                                       _______________________________________
                                                    NOTARY PUBLIC

                                       My Commission expires the __ day
                                       of _________, 20__

                                    EXHIBIT H

                         FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 38th Floor
New York, New York 10036
Attention:  James Y. Lee

Wells Fargo Bank, National Association,
as Securities Administrator
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

Attention:  MSIX 2006-1

      Re: Morgan Stanley IXIS Real Estate Capital Trust, Series 2006-1, Mortgage Pass-Through Certificates, Series 2006-1, Class
            -------------------------------------------------------------

            Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (i) we have no knowledge the Transferee is a Non-Permitted Transferee, (ii) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (iii) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                       Very truly yours,



                                       _______________________________________
                                              Print Name of Transferor


                                       By: ___________________________________
                                           Authorized Officer

                                    EXHIBIT I

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 38th Floor
New York, New York 10036
Attention:  James Y. Lee

Wells Fargo Bank, National Association,
as Securities Administrator
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

Attention:  MSIX 2006-1

      Re: Morgan Stanley IXIS Real Estate Capital Trust, Series 2006-1, Mortgage Pass-Through Certificates, Series 2006-1, Class
            -------------------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are purchasing a Class A-fpt, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 or Class B-3 Certificate or we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or a plan subject to materially similar provisions of applicable federal, state or local law, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition or, with respect to a Class X Certificate, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

            In connection with our purchase of the Certificates, we acknowledge and agree that (i) none of you nor any of your affiliates is acting as a fiduciary or financial or investment adviser for us; (ii) we are not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of any of you or your affiliates with respect to the Certificates; (iii) none of you nor any of your affiliates has given to us (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of our purchase of the Certificates; (iv) we have performed our own diligence to the extent we have deemed necessary and we have consulted with our own legal, regulatory, tax, business, investment, financial and accounting advisers to the extent that we have deemed necessary, and we have made our own investment decisions based upon our own judgment and upon any advice from such advisers as we have deemed necessary and appropriate and not upon any view expressed by any of you or your affiliates with respect to the Certificates; (v) none of you nor any of your affiliates will be obligated to make payments on the Certificates in the event that the assets of the trust is insufficient to provide for such payments; (vi) you and your affiliates may have positions and may effect transactions in any of the Series 2006-1 securities; and (vii) we are familiar with the Certificates and have reviewed and understand the related pooling and servicing agreement, the prospectus supplement and prospectus relating to Series 2006-1 and the other material transaction documents related thereto.

                                                            ANNEX 1 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

         [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $______(1) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

            ____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____  Broker dealer. The Buyer is a dealer registered pursuant to
                  Section 15 of the Securities Exchange Act of 1934.

            ____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

            ____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

            ____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

            ____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

            ____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

            ____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.



                                       _______________________________________
                                              Print Name of Transferee


                                       By: ___________________________________
                                           Name:
                                           Title:


                                       Date:__________________________________

--------

(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                                          ANNEX 2 TO EXHIBIT I

           QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees That Are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

            ____ The Buyer owned $____________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $___________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.



                                       _______________________________________
                                              Print Name of Transferee


                                       By: ___________________________________
                                           Name:
                                           Title:

                                       IF AN ADVISER:



                                       _______________________________________
                                                 Print Name of Buyer


                                       Date:__________________________________

                                    EXHIBIT J

                           FORM OF REQUEST FOR RELEASE
                                  (for Trustee)

To:  Trustee

      Re: In connection with the administration of the Mortgage Loans held by you as the Trustee on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, First NLC Financial Services, LLC, as a Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer, Saxon Mortgage Services, Inc., as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, IXIS Real Estate Capital Inc., as a Sponsor, and Deutsche Bank National Trust Company, as Trustee, Morgan Stanley IXIS Real Estate Capital Trust, Series 2006-1, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.
            --------------------------------------------------------------------

Mortgagor's Name, Address & Zip Code:
-------------------------------------

Mortgage Loan Number:
---------------------

Send Custodial File to:
-----------------------

Delivery Method (check one)
---------------------------

____1.      Regular mail

____2.      Overnight courier (Tracking information: )

            If neither box 1 nor 2 is checked, regular mail shall be assumed.

Reason for Requesting Documents (check one)

____1. Mortgage Loan Paid in Full. (The Servicer hereby certifies that all amounts received in connection therewith have been credited to its Collection Account as provided in the Pooling and Servicing Agreement.)

____2. Mortgage Loan Repurchase Pursuant to Subsection 2.03 of the Pooling and Servicing Agreement. (The Servicer hereby certifies that the repurchase price has been credited to Collection Account as provided in the Pooling and Servicing Agreement.)

____3. Mortgage Loan Liquidated By _________________. (The Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to its Collection Account pursuant to the Pooling and Servicing Agreement.)

____4.      Mortgage Loan in Foreclosure.

____5.      Other (explain).____________________________________________________

If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

If box 4 or 5 above is checked, upon our return of all of the above documents to you as the Trustee, please acknowledge your receipt by signing in the space indicated below, and returning this form if requested by us.

                                       [SERVICER]

                                       By: ___________________________________
                                           Name:
                                           Title:
                                           Date:

[ACKNOWLEDGED AND AGREED:

[___________________________],
as [__________]

By:___________________________________
   Name:
   Title:
   Date:                  ]

                                    EXHIBIT K

                        CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Sponsors and which shall be retained by Servicer or delivered to and retained by the Trustee:

            (i) The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed (which may be by facsimile signature) in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of a Mortgage Note for endorsements, the endorsement may be contained on an allonge, unless the Trustee is advised by the Originator (if required by the applicable Purchase Agreement) , IXIS or the Depositor, as applicable, that state law does not so allow.

            (ii) The original of any guaranty executed in connection with the Mortgage Note

            (iii) The original Mortgage with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Responsible Party shall deliver or cause to be delivered to the Trustee, as a photocopy of such Mortgage certified by the Responsible Party to be a true and complete copy of such Mortgage and shall forward to the Trustee such original recorded Mortgage within 14 days following the Responsible Party's receipt of such Mortgage from the applicable public recording office; or in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage.

            (iv) The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

            (v) Except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan endorsed in blank.

            (vi) The originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator to the last endorsee with evidence of recording thereon or a certified true copy of such intervening assignments of Mortgage submitted for recording, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the Responsible Party shall deliver or cause to be delivered a photocopy of such intervening assignment, certified by the Responsible Party to be a true and complete copy of such intervening assignment and shall forward to the Trustee such original recorded intervening assignment within 14 days following the Responsible Party's receipt of such from the applicable public recording office; or in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

            (vii) The original mortgagee title insurance policy or attorney's opinion of title and abstract of title, or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company.

            (viii) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided).

            (ix) Residential loan application.

            (x) Mortgage Loan closing statement.

            (xi) Verification of employment and income, if applicable.

            (xii) Verification of acceptable evidence of source and amount of downpayment.

            (xiii) Credit report on Mortgagor.

            (xiv) Residential appraisal report.

            (xv) Photograph of the Mortgaged Property.

            (xvi) Survey of the Mortgaged Property.

            (xvii) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (xviii) All required disclosure statements.

            (xix) If required in an appraisal, termite report, structural engineer's report, water potability and septic certification.

            (xx) Sales contract, if applicable.

Evidence of payment of taxes and insurance, insurance claim files, correspondence, current and historical computerized data files (which include records of tax receipts and payment history from the date of origination), and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

                                    EXHIBIT L

                              FORM OF CERTIFICATION
                          TO BE PROVIDED WITH FORM 10-K

      Re: Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-1, issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, First NLC Financial Services, LLC, as Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer, Saxon Mortgage Services, Inc., as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, IXIS Real Estate Capital Inc., as a Sponsor, and Deutsche Bank National Trust Company, as Trustee, Morgan Stanley IXIS Real Estate Capital, Series 2006-1
            --------------------------------------------------------------------

      Re:

            I, [identify the certifying individual], certify that:

            (1) I have reviewed this annual report on Form 10-K ("Annual Report"), and all reports on Form 10-D (collectively with this Annual Report, the "Reports") required to be filed in respect of period covered by this Annual Report, of the Trust;

            (2) Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

            (3) Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this Annual Report is included in the Reports;

            (4) Based on my knowledge and the compliance statements required in this Annual Report under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Servicers have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

            (5) All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria required to be included in this Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this Annual Report, except as otherwise disclosed in this Annual Report. Any material instances of non-compliance described in such reports have been disclosed in this Annual Report.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee, the Master Servicer, the Securities Administrator and the Servicers.


Date:_________________________________


______________________________________
[Signature]
[Title]

                                    EXHIBIT M

                           FORM OF CERTIFICATION TO BE
              PROVIDED BY THE SECURITIES ADMINISTRATOR TO DEPOSITOR

      Re: Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-1, issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, First NLC Financial Services, LLC, as Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer, Saxon Mortgage Services, Inc., as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, IXIS Real Estate Capital Inc., as a Sponsor, and Deutsche Bank National Trust Company, as Trustee, Morgan Stanley IXIS Real Estate Capital, Series 2006-1
            --------------------------------------------------------------------

            The Securities Administrator hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            (1) I have reviewed the annual report on Form 10-K for the fiscal year [___] (the "Annual Report"), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            (2) To my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, it being understood that the Securities Administrator is not responsible for verifying the accuracy or completeness of information in the Reports (a) provided by Persons other than the Securities Administrator or any Subcontractor utilized by the Securities Administrator or (b) relating to Persons other than the Securities Administrator or any Subcontractor utilized by the Securities Administrator as to which a Responsible Officer of the Securities Administrator does not have actual knowledge;

            (3) To my knowledge, the distribution or servicing information required to be provided to the Securities Administrator by each Servicer under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports; and

            (4) The report on assessment of compliance with servicing criteria for asset-backed securities applicable to the Securities Administrator and each Subcontractor utilized by the Securities Administrator and their related attestation reports on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.


Date:_________________________________


______________________________________
[Signature]
[Title]

                                    EXHIBIT N

                      FORM OF CERTIFICATION TO BE PROVIDED
                          BY EACH SERVICER TO DEPOSITOR

      Re: Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-1, issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, First NLC Financial Services, LLC, as Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer, Saxon Mortgage Services, Inc., as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, and Deutsche Bank National Trust Company, as Trustee, Morgan Stanley IXIS Real Estate Capital, Series 2006-1

            [Wells Fargo] [Saxon] [JPMorgan] [HomEq], certifies to the Depositor and the Securities Administrator, and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1. [Wells Fargo] [Saxon] [JPMorgan] [HomEq] has reviewed the servicer compliance statement of [Wells Fargo] [Saxon] [JPMorgan] [HomEq] and the compliance statements of each Subservicer, if any, engaged by[Wells Fargo] [Saxon] [JPMorgan] [HomEq] provided to the Depositor and the Securities Administrator for the Trust's fiscal year [___] in accordance with Item 1123 of Regulation AB (each a "Compliance Statement"), the report on assessment of [Wells Fargo's] [Saxon's] [JPMorgan's] [HomEq's] compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria") and reports on assessment of compliance with servicing criteria for asset-backed securities of [Wells Fargo] [Saxon] [JPMorgan] [HomEq] and of each Subservicer or Subcontractor, if any, engaged or utilized by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] provided to the Depositor and the Securities Administrator for the Trust's fiscal year [___] in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (each a "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB related to each Servicing Assessment (each an "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] during 200[ ] that were delivered or caused to be delivered by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] pursuant to the Agreement (collectively, the "Servicing Information");

2. Based on the [Wells Fargo's] [Saxon's] [JPMorgan's] [HomEq's] knowledge, the Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicing Information;

3. Based on the [Wells Fargo's] [Saxon's] [JPMorgan's] [HomEq's] knowledge, the servicing information required to be provided to the Securities Administrator by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] pursuant to the Pooling and Servicing Agreement has been provided to the Securities Administrator;

4. Based on [JPMorgan's] [Wells Fargo's] [HomEq's] knowledge and the compliance review conducted in preparing Compliance Statement of [Wells Fargo] [Saxon] [JPMorgan] [HomEq] and, if applicable, reviewing each Compliance Statement of each Subservicer, if any, engaged by [Wells Fargo] [Saxon] [JPMorgan] [HomEq], and except as disclosed in such Compliance Statement[(s)], [Wells Fargo] [Saxon] [JPMorgan] [HomEq] [(directly and through its Subservicers, if any)] has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects.

5. Each Servicing Assessment of [Wells Fargo] [Saxon] [JPMorgan] [HomEq] and of each Subservicer or Subcontractor, if any, engaged or utilized by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] and its related Attestation Report required to be included in the Annual Report in accordance with
      Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and the Securities Administrator. Any material instances of non-compliance are described in any such Servicing Assessment or Attestation Report.

      Date:__________________________________

      By:____________________________________

      Name:__________________________________

      Title:_________________________________

                                   EXHIBIT N-1

                      FORM OF CERTIFICATION TO BE PROVIDED
                       BY THE MASTER SERVICER TO DEPOSITOR

      Re: Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-1, issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, First NLC Financial Services, LLC, as Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer, Saxon Mortgage Services, Inc., as a Servicer, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, IXIS Real Estate Capital Inc., as a Sponsor, and Deutsche Bank National Trust Company, as Trustee, Morgan Stanley IXIS Real Estate Capital, Series 2006-1
            --------------------------------------------------------------------

            The Master Servicer (the "Servicer"), certifies to the Depositor and the Securities Administrator, and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1) The Servicer has reviewed the servicer compliance statement of the Servicer provided to the Depositor and the Securities Administrator for the Trust's fiscal year [___] in accordance with Item 1123 of Regulation AB (each a "Compliance Statement"), the report on assessment of the Servicer's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria") provided to the Depositor and the Securities Administrator for the Trust's fiscal year [___] in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (each a "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB related to each Servicing Assessment (each an "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered or caused to be delivered by the Servicer pursuant to the Agreement (collectively, the "Servicing Information");

(2) Based on the Servicer's knowledge, the Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicing Information;

(3) Based on the Company's knowledge, the servicing information required to be provided to the Securities Administrator by the Servicer pursuant to the Pooling and Servicing Agreement has been provided to the Securities Administrator;

(4) Based on the Company's knowledge and the compliance review conducted in preparing Compliance Statement of the Servicer except as disclosed in such Compliance Statement[(s)], Servicing Assessment[(s)] or Attestation Report[(s)], the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects.

(5) Each Servicing Assessment of the Servicer and its related Attestation Report required to be included in the Annual Report in accordance with
      Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and the Securities Administrator. Any material instances of non-compliance are described in any such Servicing Assessment or Attestation Report.

      Date:__________________________________

      By:____________________________________

      Name:__________________________________

      Title:_________________________________

                                    EXHIBIT O

                        FIRST NLC-MSMC PURCHASE AGREEMENT

================================================================================


 SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                            ________________________


                      MORGAN STANLEY MORTGAGE CAPITAL INC.,


                                    Purchaser

                       FIRST NLC FINANCIAL SERVICES, LLC,


                                     Seller

                            ________________________


                           Dated as of January 1, 2006

                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS


SECTION 1.        DEFINITIONS.................................................

SECTION 2.        AGREEMENT TO PURCHASE.......................................

SECTION 3.        MORTGAGE SCHEDULES..........................................

SECTION 4.        PURCHASE PRICE..............................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES...............................

SECTION 6.        CONVEYANCE FROM SELLER TO PURCHASER.........................

        Subsection 6.01   Conveyance of Mortgage Loans........................
        Subsection 6.02   Books and Records...................................
        Subsection 6.03   Delivery of Mortgage Loan Documents.................
        Subsection 6.04   Quality Control Procedures..........................

SECTION 7.        SERVICING OF THE MORTGAGE LOANS.............................

SECTION 8.        TRANSFER OF SERVICING.......................................

SECTION 9.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                  REMEDIES FOR BREACH.........................................

        Subsection 9.01   Representations and Warranties Regarding the Seller.
        Subsection 9.02   Representations and Warranties Regarding Individual
                          Mortgage Loans......................................
        Subsection 9.03   Remedies for Breach of Representations and
                          Warranties..........................................
        Subsection 9.04   Repurchase of Mortgage Loans with First Payment
                          Defaults............................................
        Subsection 9.05   Premium Recapture...................................

SECTION 10.       CLOSING.....................................................

SECTION 11.       CLOSING DOCUMENTS...........................................

SECTION 12.       COSTS.......................................................

SECTION 13.       COOPERATION OF SELLER WITH A RECONSTITUTION.................

SECTION 14.       THE SELLER..................................................

        Subsection 14.01  Additional Indemnification by the Seller; Third
                          Party Claims........................................
        Subsection 14.02  Merger or Consolidation of the Seller...............

SECTION 15.       FINANCIAL STATEMENTS........................................

SECTION 16.       MANDATORY DELIVERY; GRANT OF SECURITY INTEREST..............

SECTION 17.       NOTICES.....................................................

SECTION 18.       SEVERABILITY CLAUSE.........................................

SECTION 19.       COUNTERPARTS................................................

SECTION 20.       GOVERNING LAW...............................................

SECTION 21.       INTENTION OF THE PARTIES....................................

SECTION 22.       SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT....

SECTION 23.       WAIVERS.....................................................

SECTION 24.       EXHIBITS....................................................

SECTION 25.       GENERAL INTERPRETIVE PRINCIPLES.............................

SECTION 26.       REPRODUCTION OF DOCUMENTS...................................

SECTION 27.       FURTHER AGREEMENTS..........................................

SECTION 28.       RECORDATION OF ASSIGNMENTS OF MORTGAGE......................

SECTION 29.       NO SOLICITATION.............................................

SECTION 30.       WAIVER OF TRIAL BY JURY.....................................

SECTION 31.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS...

SECTION 32.       COMPLIANCE WITH REGULATION AB...............................

        Subsection 32.01  Intent of the Parties; Reasonableness...............
        Subsection 32.02  Additional Representations and Warranties of the
                          Seller..............................................
        Subsection 32.03  Information to Be Provided by the Seller............
        Subsection 32.04  Indemnification; Remedies...........................

                                  EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H   UNDERWRITING GUIDELINES

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT J   TRANSFER DATE MORTGAGE LOAN DATA


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                      SECOND AMENDED AND RESTATED MORTGAGE
                     LOAN PURCHASE AND WARRANTIES AGREEMENT

            This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of January 1, 2006, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and First NLC Financial Services, LLC, a Florida limited liability company, having an office at 700 West Hillsboro, Building 1, Deerfield Beach, Florida 33441 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of September 29, 2005, (the "Original Purchase Agreement") pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described therein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided therein (each, a "Closing Date");

            WHEREAS, at the present time, the Purchaser and the Company desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loan acquired pursuant to this Agreement or the Original Purchase Agreement;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material and Adverse Representation: Each representation and warranty identified as such in Subsection 9.02 of this Agreement.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 12.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

            Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a High Cost Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; and (47) with respect to the related Mortgagor, the debt-to-income ratio. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Seller Information: As defined in Subsection 32.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Static Pool Information: Static pool information as described in
Item 11.05(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Third-Party Originator: Each person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer or any subservicer thereof to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer or any subservicer thereof. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            (l) Transfer of Data. The Seller shall or shall cause the Interim Servicer to (x) transfer to the Purchaser's designee and (y) verify the accuracy of the data set forth on Exhibit J hereto in connection with each Mortgage Loan.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a limited liability company, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and, subject to a mutually agreeable confidentiality agreement, any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. Subject to the lien of a warehouse lender to be released prior to the closing of any Mortgage Loan sale, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. To the best of the Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File. This representation and warranty is a Deemed Material and Adverse Representation;

            (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder. This representation and warranty is a Deemed Material and Adverse Representation;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage. This representation and warranty is a Deemed Material and Adverse Representation;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is legally enforceable and, prior to the Transfer Date, will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. This representation and warranty is a Deemed Material and Adverse Representation;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

            (bbb) [Reserved];

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each First Lien Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) the Seller shall or shall cause its subservicer to order and put into place such tax service contracts on or prior to the related Transfer Date. In the event a tax service contract is not provided with respect to each First Lien Loan prior to the related Transfer Date, the Seller shall pay to the Purchaser on such date $75.00 per Mortgage Loan to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale;

            (iii) [Reserved];

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the originator or any Affiliate of the originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the originator, the originator referred the related Mortgagor's application to such Affiliate for underwriting consideration. This representation and warranty is a Deemed Material and Adverse Representation;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (nnn) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse
Representation;

            (qqq) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization. This representation and warranty is a Deemed Material and Adverse Representation; and

            (rrr) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse Representation.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days after the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (ccc) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material and Adverse Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution. Accordingly, on the date of such substitution, the Seller will remit to the Purchaser from its own funds an amount equal to the amount of such shortfalls plus one month's interest thereon at the applicable Mortgage Interest Rate minus the related Servicing Fee.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the Repurchase Price. For purposes of clarification, with respect to a Mortgage Loan's first Monthly Payment after the related Closing Date, such payment shall not be considered a "First Payment Default" for purposes of clause (ii) of the previous sentence unless and until the payment has not been received by the Purchaser within forty-five (45) days of the related Due Date (effectively allowing for a fifteen (15) day cure period). The Purchaser shall have ninety
(90) days following any such delinquency to notify the Seller of any repurchase request and the Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of the date of such request.

            Subsection 9.05 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, the Seller shall pay the Purchaser, within five (5) Business Days after such prepayment in full, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date. Notwithstanding the foregoing, such provision shall not apply to Mortgage Loans containing legally enforceable prepayment penalties due to the Purchaser but waived and not collected by the related servicer.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) the Interim Servicing Agreement, dated as of the
                  initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                        (3) with respect to the initial Closing Date, the
                  Custodial Agreement, dated as of the initial Cut-off Date;

                        (4) the related Mortgage Loan Schedule (one copy to be
                  attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (5) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (6) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (7) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (8) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

                        (9) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (10) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (11) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto; and

                        (12) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements..

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser and (3) to restate the representations and warranties set forth in Subsections 9.01 and
9.02 as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"), such restatement to be in the form of Exhibit B to Exhibit I hereto, or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to the Seller:

                  First NLC Financial Services, LLC
                  700 West Hillsboro Boulevard, Building 1
                  Deerfield Beach, Florida 33441
                  Attention:  Lesley Hackett

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1221 Avenue of the Americas, 27th Floor
                  New York, New York 10020
                  Attention:  Peter Woroniecki - Whole Loan Operations Manager
                  Fax:  212-507-3565
                  Email:  peter.woroniecki@morganstanley.com

                  with copies to:

                  Scott Samlin
                  Morgan Stanley - RFPG
                  1585 Broadway, 10th Floor
                  New York, New York 10036
                  Fax: 212-507-6569
                  Email: scott.samlin@morganstanley.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of Process.THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 32. Compliance with Regulation AB.

            Subsection 32.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 32 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB, subject to
Section 1105(f) of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance, subject to Section 1105(f) of Regulation AB.

            Subsection 32.02 Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 32.03 Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
            Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental
            proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall, to the extent consistent with then-current industry practice, use reasonable good faith efforts to provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved]

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            (e) With respect to those Mortgage Loans that were originated by the Seller (including as an acquirer of Mortgage Loans from a Qualified Correspondent) and sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, provide or cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to provide Static Pool Information to the Purchaser and to other parties in the same manner in which Static Pool Information is required to be provided by the Seller to the Purchaser hereunder, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2), provided in the manner specified in Item 1105(a)(3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information"). The most recent periodic increment for Loan Performance Information must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Loan Performance Information is to be included or incorporated by reference. The Loan Performance Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Seller.

            Subsection 32.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 32 by or on behalf of the Seller, or provided under this Section 32 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32, or any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

            (c) The Purchaser shall indemnify the Seller, each affiliate of the Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i)(A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Information or (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

            (ii) any failure by the Purchaser to timely deliver or cause to be delivered any Loan Performance Information as required to be produced under Subsection 32.03(e).

                           [Signature Page Follows]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:


                                       FIRST NLC FINANCIAL SERVICES, LLC
                                              (Seller)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT
                             ----------------------

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and [______________], a
[______________] (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

            WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

            WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            ABS Informational and Computational Material means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as may be amended from time to time.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: All information in the Prospectus Supplement, the Offering Circular or any Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party [and Servicer,"] "The Mortgage Loan Pool--Underwriting Guidelines" [and "The Servicer"], and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) and (B) static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials or the Free Writing Prospectus or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

            Offering Circular: The offering circular, dated [_______], 200___, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

            Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates.

            Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) Each party hereto represents and warrants this Agreement has been duly authorized, executed and delivered by such party;

            (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party; and

            (d) The Indemnifying Party hereto represents that the Indemnifying Party Information satisfies the requirements of the applicable provisions of Regulation AB.

                                   ARTICLE III

                                 INDEMNIFICATION

            3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of the representation and warranty set forth in Section 2(d) above or (ii) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

            4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of the Depositor:
                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            with a copy to:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loans Operations Manager
                  Telephone:

            In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            In the case of the Indemnifying Party:

                  [______________]
                  [______________]
                  [______________]
                  Attention:


                           [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                       [DEPOSITOR]


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [UNDERWRITER]


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [INDEMNIFYING PARTY]


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

            (i) Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            (ii) Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            (iv) Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company, (b) the Interim Servicing Agreement, dated as of September 1, 2004, by and between the Seller and the Purchaser, [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

            (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            (ix) The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                   By:____________________________________
                                            Name:
                                            Title:  [Vice]President


By:____________________________________  By:____________________________________
   Name:                                    Name:
   Title:                                   Title:


                               By:___________________________
                               Name:_________________________
[Seal]                         Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title:  [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

           NAME                       TITLE                  SIGNATURE
           ----                       -----                  ---------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of January 1, 2006 (the "Purchase Agreement") and that certain Amended and Restated Interim Servicing Agreement (the "Interim Servicing Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            (i)   the Purchase Agreement;

           (ii)   the Interim Servicing Agreement;

          (iii)   the form of Assignment of Mortgage;

           (iv)   the form of endorsement of the Mortgage Notes; and

           (v) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            (i) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            (ii) The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

            (iii) The Agreements have been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            (iv) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            (v) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            (vi) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            (viii) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            (ix) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            (x) The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

                                       Very truly yours,


                                       ______________________________
                                       [Name]
                                       [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
___________________________
___________________________
___________________________

Attention:  ___________________________
            ___________________________

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

                                       Very truly yours,


                                       _______________________________________



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

________________________________


By:______________________________
Name:____________________________
Title:___________________________
Date:____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                       I.  Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      _________________________________
                (Name)

      _________________________________
            (Address)




      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                ______________________________

                                                By:___________________________
                                                Title:________________________
                                                Date:_________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006 (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                           [SIGNATURE PAGE FOLLOWS]

                                       _________________________


                                       By:__________________________________
                                          Name:
                                          Title:


Accepted and Agreed:

   MORGAN STANLEY MORTGAGE CAPITAL INC.


By:_______________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS
                               ------------------

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
             -------------------------------------------------------
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE
                 ---------------------------------------------

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES
                             -----------------------

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES
                             -----------------------

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

            Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of January 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsections 9.04 and 9.05 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]


                                       By:
                                          Name: ___________________________
                                          Its:  ___________________________


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:_____________________________________
                                          Name:
                                          Its:


                                       [________________________]


                                       By:_____________________________________
                                          Name:
                                          Its:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                            Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

     Representations and Warranties as to the Seller and the Mortgage Loans

I. Representations and Warranties Regarding the Seller

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Due Organization and Authority. The Seller is a limited liability company, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and, any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (r) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date") the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.   Representations and Warranties Regarding Individual Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. As of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. As of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. As of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. As of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. As of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, subject to the lien of a warehouse lender to be released prior to the closing of any Mortgage Loan sale, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. As of the Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. As of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. As of the Closing Date, and to the best of the Seller's knowledge as of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. As of the Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. As of the Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is legally enforceable and, prior to the servicing transfer date, will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) [Reserved];

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. As of the Servicing Transfer Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale;

            (iii) [Reserved];

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the originator or any Affiliate of the originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the originator, the originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (nnn) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

            (qqq) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization; and

            (rrr) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan.

                                    EXHIBIT J

                        TRANSFER DATE MORTGAGE LOAN DATA

                                    EXHIBIT P

                         DECISION ONE PURCHASE AGREEMENT

================================================================================


             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                                ----------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,


                                    Purchaser


                       DECISION ONE MORTGAGE COMPANY, LLC,


                                     Seller


                                ----------------

                          Dated as of November 1, 2005

                                  Conventional,
         Fixed and Adjustable Rate, Subprime Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                REMEDIES FOR BREACH.........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    SUBMISSION TO JURISDICTION; WAIVERS..........................

SECTION 32.    CONFIDENTIALITY..............................................

SECTION 33.    ENTIRE AGREEMENT.............................................

SECTION 34.    COMPLIANCE WITH REGULATION AB................................

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H   UNDERWRITING GUIDELINES

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of November 1, 2005, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser") and Decision One Mortgage Company, LLC, a North Carolina limited liability company, having an office at 6060 J.A. Jones Boulevard, Suite 1000, Charlotte, North Carolina 28287 (the "Seller").

                              W I T N E S S E T H:

              WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain conventional adjustable-rate and fixed-rate subprime residential first and second lien mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date"); and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein, and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Other capitalized terms used in this Agreement and not defined herein shall have the respective meanings set forth in the Interim Servicing Agreement.

              Accepted Servicing Practices: With respect to any Mortgage Loan those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association or any successor thereto.

              Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser and without recourse except as otherwise set forth herein.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the State of New York, (b) the state in which the Seller's servicing operations are located or (c) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Account: The separate trust account created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Custodial Agreement: The Custodial Agreement, dated as of August 1, 2002, among the Seller, the Purchaser and the Custodian, which governs the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

              Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and or its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, acting as interim servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 6.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Escrow Account: The separate account created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Seller, as interim servicer, providing for the Seller to service the Mortgage Loans as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan Performance Information: As defined in Subsection 34.03(e).

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

              Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity based on original amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance);
(24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (27) the Mortgage Interest Rate as of origination; (28) the credit risk score (FICO score); (29) the date of origination; (30) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (31) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (34) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (35) a code indicating whether the Mortgage Loan is a Home Loan; (36) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (37) the Due Date for the first Monthly Payment; (38) the original Monthly Payment due; (39) Appraised Value; (40) with respect to the related Mortgagor, the debt-to-income ratio; and (41) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

              Mortgagor: The obligor on a Mortgage Note.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price Percentage: As defined in the related Purchase Price and Terms Agreement.

              Purchase Price and Terms Agreement: Those certain letter agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser, accepted by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan (iv) be of the same type as the deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: A Whole Loan Transfer or a Securitization Transaction.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Relief Act: The Servicemembers' Civil Relief Act.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Decision One Mortgage Company, LLC, its successors in interest and assigns.

              Seller Information: As defined in Subsection 34.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Seller under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Seller, or as otherwise provided under this Agreement.

              Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance Agreement, attached hereto as Exhibit G.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the related Purchase Price Percentage (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, net of the Servicing Fee Rate. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such related Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such related Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser; provided, however, that the Purchaser and the Seller shall agree in writing on the final pool of Mortgage Loans to be purchased on a Closing Date pursuant to this Agreement The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by it pursuant to this Agreement to be appropriately identified in its computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. In addition, the Seller shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state, and local laws, rules and regulations in connection with the origination and servicing of the Mortgage Loans to the extent required by law to be maintained. The Seller shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than ten (10) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

              The Seller shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Seller shall have an internal quality control program that statistically verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Seller. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines, guard against dishonest, fraudulent, or negligent acts, and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05 MERS Designated Loans.

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Seller as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Purchaser and Seller shall execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement, the Seller shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans from the related Closing Date until the termination of the Interim Servicing Agreement. SECTION
8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cease all servicing responsibilities related to the Mortgage Loans. The Transfer Date shall be the date determined in accordance with Section 6.03 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the related Transfer Date, or as otherwise specified below the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with copies of all such related notices within five (5) Business Days following the related Transfer Date.

              (b) [Reserved]

              (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller.

              (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the related Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the related Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received After Transfer Date. The amount of any related Monthly Payments received by the Seller after the related Transfer Date shall be forwarded to the Purchaser by overnight mail within one (1) Business Day following the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the related Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by it after the related Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                     (1) All parties shall cooperate in correcting
              misapplication errors;

                     (2) The party receiving notice of a misapplied payment
              occurring prior to the related Transfer Date and discovered after the related Transfer Date shall immediately notify the other party;

                     (3) If a misapplied payment which occurred prior to the
              related Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                     (4) If a misapplied payment which occurred prior to the
              related Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                     (5) Any check issued under the provisions of this Section
              8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the related Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements as set forth in this agreement.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed in accordance with applicable law in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01 Representations and Warranties Regarding the
Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of North Carolina and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the related Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the VA is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

              (h) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (i) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (j) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (l) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

              (m) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

              (r) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

              Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards, if any, as are usually and customarily insured against by prudent mortgage lenders in the community in which the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the requirements usually and customarily insured against by prudent mortgage lenders in the community in which the related Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"),
(i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (iv) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) the lien of current real property taxes and assessments not yet due and payable;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%.

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date, unless otherwise specified in the related Mortgage Loan Schedule;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements, if any, stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable under the Underwriting Guidelines. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, accepted by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property (except as may be expressly shown in the related appraisal) or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

              (rr) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

              (ss) [Reserved];

              (tt) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (uu) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (vv) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or good faith legitimate prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's good faith legitimate secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (ww) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (xx) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

              (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

              (zz) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (aaa) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

              (bbb) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by Fidelity National Tax Service, and such contract is transferable;

              (ccc) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (ddd) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (eee) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (fff) No Prior Offer. The Mortgage Loan has not previously been offered for sale;

              (ggg) Fannie Mae Guides Anti-Predatory Lending Eligibility: Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides;

              (hhh) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Originator or any Affiliate of the Originator;

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

              (jjj) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

              (kkk) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (lll) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

              (mmm) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

              (nnn) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

              (ooo) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (ppp) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (qqq) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and

              (rrr) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured.

              Subsection 9.03 Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in Paragraph (xx), (yy), (zz), (aaa), (ggg), (hhh), (iii),
(jjj), (kkk), (lll), (mmm) and (nnn) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01 which materially and adversely affects the value of the Mortgage Loans as a whole or the interests of the Purchaser therein, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04 Repurchase of Mortgage Loans With First Payment Defaults.

              With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, the Purchaser's right to request a repurchase hereunder shall not commence until the date which is sixty (60) days following the related Due Date (the "Breach Date"). The Purchaser shall have ninety (90) days following the related Breach Date to notify the Seller and request a repurchase and the Seller shall repurchase such Mortgage Loan within forty-five (45) days of receipt of such notice. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such sixty
(60) day timeframe in the event of a NSF return. In addition, if any payment referred to above is received by the Seller following the Transfer Date but such payment is made within the allotted thirty (30) or sixty (60) day period, as applicable, the Purchaser shall not have the option to request a repurchase.

              Subsection 9.05 Premium Recapture

              With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first three months following the Closing Date, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Seller under this Agreement and under the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

              (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              4. the related Mortgage Loan Schedule, one copy to be attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

              6. a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

              11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              13. Assignment and Conveyance Agreement in the form of Exhibit G hereto, and all exhibits thereto;

              14. with respect to each Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

              15. a MERS Report reflecting the Purchaser as Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

              (ii) Freddie Mac (the "Freddie Mac Transfer"); or

              (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Seller, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the Seller or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively the agreements referred to herein as designated, the "Reconstitution Agreements").

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements reasonably required by the Purchaser; and
(3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution that occurs on or prior to six (6) months following the related Closing Date and in connection with any Reconstitution thereafter, to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Closing Date (each, a "Reconstitution Date"), or make the representations and warranties set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, in connection with such Reconstitution. The Seller shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser or any such other participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant. The Seller shall indemnify the Purchaser, each Affiliate of the Purchaser participating in the Reconstitution, each underwriter or placement agent participating in the Reconstitution, and each Person who controls the Purchaser, such Affiliate, underwriter or placement agent and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document (including, without limitation, structural term sheets, collateral term sheets and computational materials) prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

              Notwithstanding the foregoing, the Seller shall not be obligated to any greater extent under any Reconstitution Agreement than it is under this Agreement. In addition, the Purchaser will reimburse to the Seller up to $10,000 of the Seller's out-of-pocket expenses incurred in connection with a Securitization Transaction.

              In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement (consistent with this Agreement) in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

              The Seller shall indemnify the Purchaser and its present and former directors, officers, employees, and agents and any Successor Servicer and its present and former directors, officers, employees, and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's Indemnification obligation under Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Purchaser" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were Successor Servicers pursuant to this Agreement. The Seller immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or any Reconstitution Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Purchaser promptly shall reimburse the Seller for all amounts advanced by it pursuant to the preceding sentence, except when the claim is in any way related to the Seller's indemnification pursuant to Section 9, or is in any way related to the failure of the Seller to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement.

              Subsection 14.02 Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a limited liability company under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a value or net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans is mandatory from and after the date of the execution of the Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise reasonably acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and
(ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

                     (i)    if to the Seller:

                            Decision One Mortgage Company, LLC
                            6060 J.A. Jones Drive, Suite 1000
                            Charlotte, North Carolina  28287
                            Attention:  James C. Tarulli

                            With a copy to:

                            Katten Muchin Zavis Rosenman
                            401 South Tryon Street, Suite 2600
                            Charlotte, North Carolina  28202-1935
                            Attention:  Robert B. Tucker, Jr./
                                        Carlton A. Shannon, Jr.


                     (ii)   if to the Purchaser:

                            Morgan Stanley Mortgage Capital Inc.
                            1633 Broadway
                            New York, New York 10019
                            Attention:  Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Seller agrees that it will not cause any action to be taken by any of its affiliates, and that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without (i) the prior written consent of the Purchaser; or (ii) written notice from the related borrower or obligor under a Mortgage Loan of such party's intention to refinance such Mortgage Loan. It is understood and agreed that all rights and benefits relating to the specific solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

              (1) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

              (2) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

              Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Submission To Jurisdiction; Waivers.

              The Seller hereby irrevocably and unconditionally:

              (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

              (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

              (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

              (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

              SECTION 32. Confidentiality. Each of the Purchaser and the Seller shall employ proper procedures and standards designed to maintain the confidential nature of the terms of this Agreement, except to the extent: (a) the disclosure of which is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) disclosed to any one or more of such party's employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such Person's duties for such party, to the extent such party has procedures in effect to inform such Person of the confidential nature thereof; (c) that is disclosed in a prospectus, prospectus supplement or private placement memorandum relating to a securitization of the Mortgage Loans by the Purchaser (or an affiliate assignee thereof) or to any Person in connection with the resale or proposed resale of all or a portion of the Mortgage Loans by such party in accordance with the terms of this Agreement; and
(d) that is reasonably believed by such party to be necessary for the enforcement of such party's rights under this Agreement.

              Notwithstanding any other express or implied agreement to the contrary, each of the Purchaser and the Seller agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms "tax treatment" and "tax structure" have the meanings specified in Treasury Regulation section 1.6011-4(c).

              SECTION 33. Entire Agreement.

              This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

              SECTION 34. Compliance with Regulation AB.

              Subsection 34.01 Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 34 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate reasonably and in good faith with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, necessary in order to effect such compliance.

              Subsection 34.02 Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 34.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 34.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 34.03 Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

              (A)    the originator's form of organization;

              (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
                     Item 1110(b)(2) of Regulation AB;

              (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

              (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
                     Transaction:

                     (1)    the sponsor;
                     (2)    the depositor;
                     (3)    the issuing entity;
                     (4)    any servicer;
                     (5)    any trustee;
                     (6)    any originator;
                     (7)    any significant obligor;
                     (8)    any enhancement or support provider; and
                     (9)    any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Notwithstanding the foregoing, the Static Pool Information required to be provided under this Subsection 34.03(b) initially shall relate to the Mortgage Loans sold and purchased hereunder; provided however, the Purchaser and the Seller agree that if the Purchaser determines in its sole discretion due to changes in the interpretations of the requirements of Regulation AB or market practice in complying with Regulation AB that this limitation shall cause the Purchaser to be unable to comply with Regulation AB or is not consistent with market practices with respect to static pool disclosure under Regulation AB, then the Seller shall provide all Static Pool Information regardless of whether the related Mortgage Loans were sold and purchased by the Purchaser hereunder. The Seller shall provide all Static Pool Information in a timely manner in order to allow the Purchaser to comply with its obligations under Regulation AB. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser and the Seller by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              Notwithstanding the foregoing, the Static Pool Information required to be provided under this Subsection 34.03(b) initially shall relate to the Mortgage Loans sold and purchased hereunder; provided however, the Purchaser and the Seller agree that if the Purchaser determines due to changes in the interpretations of the requirements of Regulation AB or market practice in complying with Regulation AB that this limitation shall cause the Purchaser to be unable to comply with Regulation AB or is not consistent with market practices with respect to static pool disclosure under Regulation AB, then the Purchaser and the Seller shall negotiate in good faith to amend this provision to reflect a reasonable, good faith interpretation of the requirements of Regulation AB or market practice.

              (c) [Reserved]

              (d) Upon a request by the Purchaser or any Depositor, for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              (e) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement and subsequently subject to a Securitization Transfer, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

              Subsection 34.04 Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided under this Section 34 by or on behalf of the Seller, or provided under this Section 34 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 34; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 34.02(a) or in a writing furnished pursuant to Subsection 34.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 34.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 34, or any breach by the Seller of a representation or warranty set forth in Subsection 34.02(a) or in a writing furnished pursuant to Subsection 34.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 34.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

              (c) The Purchaser shall indemnify the Seller, each affiliate of the Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i) (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Information or (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

              (ii) any failure by the Purchaser or by the related servicer to deliver any Loan Performance Information as required under Subsection 34.03(e).

                     [Signatures Commence on Following Page]


              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                               MORGAN STANLEY MORTGAGE
                                               CAPITAL INC.
                                                     (Purchaser)


                                               By: _____________________________
                                               Name: ___________________________
                                               Title:___________________________



                                               DECISION ONE MORTGAGE COMPANY,
                                               LLC
                                                     (Seller)
                                               By:______________________________
                                               Name: ___________________________
                                               Title:___________________________

                                   EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon.;

              (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee with evidence of recording thereon;

              (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

              (h) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              Notwithstanding the foregoing, in connection with any item described above in clauses (c), (d), (f) or (g), if the Seller cannot deliver or cause to be delivered the original of any such item with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such item has been delivered for recordation or because such item has been lost or because such public recording office retains the original recorded item (each such item, a "Delayed Document"), the Seller shall deliver or cause to be delivered to the Custodian, (i) in the case of a delay caused by the public recording office, a photocopy of such Delayed Document, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) to the effect that such copy is a true and correct copy of the Delayed Document that has been dispatched to the appropriate public recording office for recordation (and the original recorded Delayed Document or a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document will be promptly delivered to the Custodian upon receipt thereof by the Seller); or (ii) in the case of a Delayed Document where a public recording office retains the original recorded Delayed Document or in the case where a Delayed Document is lost after recordation in a public recording office, a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document; provided however in connection with clauses (f) and (g), the Seller may deliver or cause to be delivered to the Custodian in the case of a delay caused by the public recording office, a photocopy of such Delayed Document certified by the Seller to be true and correct, with the original recorded Delayed Document to be provided to the Custodian within 180 days of the related Closing Date.

              In the event an Officers Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document is expected to be delivered to the Custodian. An extension of the date specified in
(iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                   EXHIBIT B

                            FORM OF INDEMNIFICATION
                                      AND
                             CONTRIBUTION AGREEMENT
                             ----------------------

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and [______________], a
[______________] (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

              WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

              WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: [(A)] All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary-Relevant Parties-Responsible Party," and "The Mortgage Loan Pool-Underwriting Guidelines" and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) [and (B) static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

              Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Purchase Agreement: The Purchase Agreement, dated ___________, 200_, between the Depositor and the Initial Purchaser, relating to the sale of the Privately Offered Certificates.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

              1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              Each party hereto represents that:

              (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) this Agreement has been duly authorized, executed and delivered by such party; and

              (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                  ARTICLE III

                                INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                    GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

              In the case of the Depositor:
                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:
              with a copy to:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loans Operations Manager
                  Telephone:

              In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

              In the case of the Indemnifying Party:

                  [______________]
                  [______________]
                  [______________]
                  Attention:


                            [Signature Page Follows]


              IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                               [DEPOSITOR]


                                               By:
                                               Name:
                                               Title:


                                               [UNDERWRITER]


                                               By: ____________________________
                                               Name:
                                               Title:


                                               [INDEMNIFYING PARTY]


                                               By:
                                               Name:
                                               Title:

                                                                       Exhibit C


                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

                       DECISION ONE MORTGAGE COMPANY, LLC
                       ----------------------------------

        I, Kathryn M. Nolan, hereby certify that I am a duly appointed, qualified and acting Assistant Secretary of DECISION ONE MORTGAGE COMPANY, LLC, a North Carolina Limited Liability Company (the "Company"), and hereby further certify to the following

    1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Integrated Limited Liability Company Operating Agreement of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since March 4, 1996 and restated as of Restated as of August 31, 1999.

    2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver rescission or modification since March 4, 1996.

    3. Attached hereto as Exhibit 3 is a certificate of existence of the Company issued State of North Carolina Department of The Secretary of State on [_____________], and no event has occurred since the date thereof which would impair such standing.

    4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the resolutions adopted by the Managers of the Limited Liability Company on [_____________], which have not been rescinded or modified.

    5. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, by and between the Company and Morgan Stanley Mortgage Capital Inc. ("MS Capital"), (b) the Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and MS Capital and (c) the Custodial Agreement, dated as of October 1, 2004, by and among MS Capital, the Company and Deutsche Bank Trust Company Americas, as Custodian, and (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

    6. To my knowledge, neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, the Interim Servicing Agreement and the Custodial Agreement referred to above conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter

              IN WITNESS WHEREOF, the undersigned has executed this Certificate on this the 28th day of November 2005.


                              _________________________________
                                    K. M. Nolan
                                    Assistant Secretary

                                                                       Exhibit 1


                                    EXHIBIT 1

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                  ---------------------------------------------

                       DECISION ONE MORTGAGE COMPANY, LLC
                       ----------------------------------

                                                                       Exhibit 2

                                    EXHIBIT 2

                                     BYLAWS

                       DECISION ONE MORTGAGE COMPANY, LLC

                                                                       Exhibit 3

                                    EXHIBIT 3

                  CERTIFICATE OF GOOD STANDING - NORTH CAROLINA

                       DECISION ONE MORTGAGE COMPANY, LLC

                                                                       Exhibit 4

                                    EXHIBIT 4

                       DECISION ONE MORTGAGE COMPANY, LLC
                       ----------------------------------

              "WHEREAS, the Company desires to sell or securitize pools of Mortgage Loans held for sale;

              WHEREAS, in order to effect such sales and securitizations, the Company must enter into Mortgage Loan Purchase Agreements, Interim Servicing Agreements, Custodial Agreements and related and similar agreements;

              NOW, THEREFORE, BE IT RESOLVED, that the Company is hereby authorized to enter into (a) Mortgage Loan Purchase Agreements, (b) Interim Servicing Agreements and (c) Custodial Agreements and related and similar agreements.

              RESOLVED FURTHER, that each of the President, and each Senior Vice President, Vice President, Secretary and Assistant Secretary of the Company is hereby authorized, for and on behalf of the Company, to execute and deliver each of the foregoing agreements, as well as such other agreements, instruments and certificates, and to take such other action, as any of them may deem necessary or advisable to carry out the purpose of the foregoing resolutions.

              BE IT FURTHER RESOLVED, that the Company is authorized to enter into the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, and the Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, with MORGAN STANLEY MORTGAGE CAPITAL INC. ("MS Capital"), and the Custodial Agreement, dated as of October 1, 2004, among MS Capital, the Company and Deutsche Bank Trust Company Americas, as Custodian, as well as such other agreements, instruments and certificates as any of them may deem necessary or advisable in connection therewith, for the purpose of selling mortgage loans to MS Capital from time to time and servicing such mortgage loans on an interim basis."

                                                                       Exhibit 5

                                    EXHIBIT 5

                   LIST OF OFFICERS AS ADOPTED [_____________]
                   -------------------------------------------

                       DECISION ONE MORTGAGE COMPANY, LLC
                       ----------------------------------


        Manager                                     James C. Faulkner
        Manager                                     William A. Markwat

        President                                   James C. Faulkner
        Senior Vice President & Assistant           William A. Markwat
        Secretary
        Senior Vice President of Finance,           Michael J. Holcomb
        CFO, Treasurer & Assistant Secretary
        Senior Vice President & Assistant           Parkes C. Dibble, Jr.
        Secretary
        Senior Vice President & Assistant           Tod E. Highfield
        Secretary
        Senior Vice President & Assistant           James C. Tarulli
        Secretary
        Vice President & Controller                 Christine K. Worwa
        Vice President, Secretary & General         Thomas S. Jefferson
        Counsel
        Vice President & Assistant Secretary        Loren J. Morris
        Vice President & Assistant Secretary        Lisa L. Muse
        Vice President                              Jerry D. Sumner
        Assistant Vice President                    Martha H. Newsom
        Assistant Vice President & Assistant        Alisha M. Marshall
        Secretary
        Assistant Vice President and                Peter A. Schwindt
        Assistant Secretary
        Assistant Vice President                    William R. Zwirner
        Managing Principal                          Joanna L. McGinn
        Assistant Secretary                         William R. Baker
        Assistant Secretary                         Sterlita M. Baxter
        Assistant Secretary                         Greg T. Bucko
        Assistant Secretary                         Jill S. Cannon
        Assistant Secretary                         Brent E. Fussell
        Assistant Secretary                         Diane M. Kahlich
        Assistant Secretary                         Allison M. Kessler
        Assistant Secretary                         Shirlyn J. Oliver
        Assistant Secretary                         Julie D. Ray
        Assistant Secretary                         Nicholas A. Reid
        Assistant Secretary                         Keith E. Roberts
        Assistant Secretary                         Billie L. Simpson
        Assistant Secretary                         Angela R. Hamorsky
        Assistant Secretary                         Michael. S. Hopp
        Assistant Secretary                         LaTonya M. Kirby
        Assistant Secretary                         Julie D. Ray
        Assistant Secretary                         Jason C. Sorrow
        Assistant Secretary                         Donna J. Walker
        Assistant Secretary                         Mary Kay Calandra
        Assistant Secretary                         Joseph M. Angelo
        Assistant Secretary                         Michael J. Genz
        Assistant Secretary                         Mark A. Ainslie
        Assistant Secretary                         Judd A. Levy
        Assistant Secretary                         Kathryn M. Nolan

                                                                       Exhibit D


                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of November 1, 2005 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, between the Purchaser and ________________________ (the "Interim Servicer") (the "Servicing Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

              [We] [I] have examined the following documents:

              (i)    the Purchase Agreement;

              (ii)   the Servicing Agreement;

              (iii)  the form of Assignment of Mortgage;

              (iv)   the form of endorsement of the Mortgage Notes; and

              (v) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

              (i) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

              (ii) The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

              (iii) Each of the Agreements has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

              (iv) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

              (v) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

              (vi) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              (viii) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

              (ix) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

              (x) The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.


                                                Very truly yours,


                                                _____________________________
                                                [Name]
                                                [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION


                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

              Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.


                                                Very truly yours,

                                                ____________________________


                                                By:__________________________
                                                Name:________________________
                                                Title:_________________________
                                                Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

                                                                       Exhibit F


                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

Upon receipt of the sum of $_____________ in immediately available funds, the financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by to Morgan Stanley Dean Witter Mortgage Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc.

Name and Address of Financial Institution

      ________________________________
                (name)

      ________________________________
               (Address)

      By:_____________________________


                          II. Certification of Release

              The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _____________________________

                                                By:__________________________
                                                Title:_________________________
                                                Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                   -------------------------------------------

              On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _________, ____ (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       ________________________


                                       By: _____________________________
                                       Name:
                                       Title:

Accepted and Agreed:

MORGAN STANLEY MORTGAGE CAPITAL INC.


   By:______________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS
                               ------------------

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
             -------------------------------------------------------
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE
                 ---------------------------------------------

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a FICO Score of less than ___; or (4) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit H

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit I

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------


              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

              Assignment and Conveyance
              -------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]


                                       By:  __________________________________
                                       Name:__________________________________
                                       Its:

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:  __________________________________
                                       Name:__________________________________
                                       Its:

                                        [__________________________]


                                       By:  __________________________________
                                       Name:__________________________________
                                       Its:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                    EXHIBIT Q

                             WMC PURCHASE AGREEMENT

================================================================================




             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                            -----------------------



                      MORGAN STANLEY MORTGAGE CAPITAL INC.,



                                    Purchaser



                               WMC MORTGAGE CORP.,



                                     Seller


                            -----------------------



                           Dated as of October 1, 2005



                                    Subprime,
              Fixed and Adjustable Rate, Residential Mortgage Loans


================================================================================

                                TABLE OF CONTENTS




SECTION 1.     DEFINITIONS.................................................

SECTION 2.     AGREEMENT TO PURCHASE.......................................

SECTION 3.     MORTGAGE SCHEDULES..........................................

SECTION 4.     PURCHASE PRICE..............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES...............................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER.........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS.............................

SECTION 8.     TRANSFER OF SERVICING.......................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH.........................................

SECTION 10.    CLOSING.....................................................

SECTION 11.    CLOSING DOCUMENTS...........................................

SECTION 12.    COSTS.......................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION.................

SECTION 14.    THE SELLER..................................................

SECTION 15.    FINANCIAL STATEMENTS........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST..............

SECTION 17.    NOTICES.....................................................

SECTION 18.    SEVERABILITY CLAUSE.........................................

SECTION 19.    COUNTERPARTS................................................

SECTION 20.    GOVERNING LAW...............................................

SECTION 21.    INTENTION OF THE PARTIES....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT....

SECTION 23.    WAIVERS.....................................................

SECTION 24.    EXHIBITS....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES.............................

SECTION 26.    REPRODUCTION OF DOCUMENTS...................................

SECTION 27.    FURTHER AGREEMENTS..........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE......................

SECTION 29.    NO SOLICITATION.............................................

SECTION 30.    WAIVER OF TRIAL BY JURY.....................................

SECTION 31.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS...


                                    EXHIBITS


EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE


EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT


EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE


EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER


EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT


EXHIBIT H   UNDERWRITING GUIDELINES


EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of October 1, 2005, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and WMC Mortgage Corp., a California corporation, having an office at 3100 Thornton Avenue, Burbank, California 91504 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of September 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association or any successor thereto.

              Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

                 Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

              Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law currently in effect regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan for the purpose of calculating the Mortgage Interest Rate thereon.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property and received on or after the applicable Cut-off Date.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

              Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash (other than Insurance Proceeds or Condemnation Proceeds) received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

              Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual, (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System, and (c) the Seller has designated or will designate the Custodian as the Custodian on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date;
(12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a High Cost Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; (48) with respect to each MERS Designated Mortgage Loan, the MERS Identification Number; (49) a code indicating whether the Mortgage Loan was purchased from a correspondent; (50) a code indicating whether the Mortgage Loan does not comply with Subsection 9.02 (ooo) and (51) a code indicating whether the Mortgage Loan is a Home Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in one or more separate and complete tax parcels of real property improved by a Residential Dwelling.

              Mortgagor: The obligor on a Mortgage Note.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due
Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: A Whole Loan Transfer or a Securitization
Transfer.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Relief Act: The Servicemembers' Civil Relief Act.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project, (iv) a one-family dwelling in a planned unit development, or (v) a Manufactured Home, none of which is a dwelling unit in a residential cooperative housing corporation or mobile home.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The federal Securities Act of 1933, as amended.

              Securities Exchange Act: The federal Securities Act of 1934, as amended.

              Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

              Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans (other than any payments or monies received by Seller during any interim servicing period for servicing any Mortgage Loan);
(b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: As defined in Section 13.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

              Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the Stated Principal Balance. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the Stated Principal Balance of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans from the related date on which interest was last paid through the day prior to the applicable Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees during the period that the Interim Servicer is servicing the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan (except with respect to each MERS Designated Mortgage Loan), or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole good faith discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date and with the payment of the Purchase Price by the Purchaser, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, beneficial ownership of each Mortgage and related Mortgage Note shall be vested solely in the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser and in accordance with Accepted Servicing Practices, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered for the related Closing Date, as evidenced by the Initial Certification of the Custodian. The Purchaser shall pay all fees and expenses of the Custodian.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred twenty days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to this Agreement including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 120 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              The Interim Servicer may enter into subservicing agreements with subservicers for the servicing and administration of the Mortgage Loans and for the performance of any and all other activities of the Interim Servicer as provided in the Interim Servicing Agreement. The Purchaser hereby acknowledges that the Seller shall assign its obligation to service the Mortgage Loans for the benefit of the Purchaser to its interim subservicer, which, on the date of this Agreement, is either Option One Mortgage Corporation or Litton Loan Servicing, LP.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Interim Servicer or the Seller, as applicable, to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) [Reserved].

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments reasonably required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties reasonably incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              (l) MERS. With respect to each MERS Designated Mortgage Loan, the Seller shall, on or before the Transfer Date, designate, as directed by the Purchaser, the Purchaser, or its designee, as the servicer on the MERS(R) System. In addition, the Seller shall promptly take all other actions reasonably requested by Purchaser with respect to MERS Designated Mortgage Loans and the MERS(R) System to effectuate and evidence the transfer of servicing in accordance with the terms of this Agreement and the Interim Servicing Agreement.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01 Representations and Warranties Regarding the
Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Seller's knowledge, threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, would likely result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program to the extent required by the Anti-Money Laundering Laws, has conducted due diligence in connection with the origination of each Mortgage Loan to the extent required by and for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;;

              (j) Selection Process. The Mortgage Loans were selected from among the one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement shall be delivered to the Custodian all in compliance with the specific requirements hereunder. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) [Reserved];

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) [Reserved];

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

              (r) Credit Reporting. The Seller, as servicer, will fully furnish (or cause to be furnished), in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit (or cause to be transmitted) full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report (or cause to be reported) one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

              Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent, exclusive of any period of grace, at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, subject to bankruptcy, equitable principles and laws affecting creditor rights;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable in accordance with Seller's Underwriting Guidelines against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is situated as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Seller's Underwriting Guidelines as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the originator and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements to the extent compliance therewith can be demonstrated and if required by applicable law;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of one or more separate and complete tax parcels of real property improved by a Residential Dwelling; provided, however, that any condominium unit or planned unit development (other than a de minimis planned unit development) shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are Manufactured Homes (a "Manufactured Home Mortgage Loans"),
(i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (iv) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting and enforceable first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to (collectively, the "Permitted Exceptions"):

              (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

              (B) the lien of current real property taxes and assessments not yet due and payable;

              (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

              (D) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien
Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser subject to the Permitted Exceptions;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties), subject to bankruptcy, equitable principles and laws affecting creditor rights. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. Notwithstanding the foregoing, but without limiting the other representations and warranties set forth elsewhere in this Agreement, if any error, omission or negligence in the origination of such Mortgage Loan occurred despite Seller's conformance with its Underwriting Guidelines (as in effect at the time such Mortgage Loan was made), then there shall be a presumptive conclusion that there was no error, omission or negligence. No fraud, misrepresentation, or similar occurrence or, to Seller's knowledge, error, omission, or negligence with respect to a Mortgage Loan has taken place on the part of any Person (other than Seller), including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. From and after the related Closing Date, the Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located to the extent required to ensure enforceability of the Mortgage Loan, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV or a CLTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable pursuant to Seller's Underwriting Guidelines and each such title insurance policy is issued by a title insurer acceptable to prudent lenders in the secondary mortgage market and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the originator, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the Permitted Exceptions, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller (or its predecessor in interest), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, except with respect to a Mortgage Loan purchased from a correspondent as indicated on the Mortgage Loan Schedule. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. Unless specified on the related Mortgage Loan Schedule as an interest-only loan or a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization (or forty years for Mortgage Loans identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan with a forty year amortization period). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month and the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines, as may be amended from time to time by the Seller (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to prudent mortgage lenders in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved].

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Seller's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable subject to applicable bankruptcy, equitable principles and laws affecting creditors' rights;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents do not allow an assumption of such Mortgage Loan by any other party;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to prudent mortgage lenders in the secondary market. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or, to Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in at least the same condition or better than its condition at the time of its appraisal. Since the time of its appraisal, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. To the best of the Seller's knowledge, (i) there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and (ii) there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Seller's Underwriting Guidelines and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. The Seller (or its sub-servicer) has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ss) Reports. On or prior to the related Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor and the Custodian as the Custodian with respect to each MERS Designated Mortgage Loan;

              (tt) MERS Designations. With respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor, the Custodian as the Custodian and no Person shall be listed as Interim Funder on the MERS(R) System;

              (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, such lease conforms to the requirements required by Fannie Mae pursuant to the Fannie Mae Guide;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by Fidelity National Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. The Mortgage Loan has not been previously rejected by a third-party purchaser;

              (iii) [Reserved];

              (jjj) Fannie Mae Guides Anti-Predatory Lending Eligibility: Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides;

              (kkk) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Seller which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Seller or any Affiliate of the Seller with which the Seller has a referral relationship or mechanism in place. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Seller with which the Seller has a referral relationship or mechanism in place, the Seller referred the related Mortgagor's application to such Affiliate for underwriting consideration;

              (lll) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

              (mmm) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium; provided, that such offer may have been evidenced by the Seller's rate sheet/pricing grid relating to such Mortgage Loan, which provided that the Mortgage Loan had a full prepayment premium buy-out pricing adjustment available, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Seller, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

              (nnn) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (ooo) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except (i) as set forth on the related Mortgage Loan Schedule and (ii) in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 5% of the principal amount of such Mortgage Loan, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides;

              (ppp) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

              (qqq) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

              Subsection 9.03 Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, the Seller shall use commercially reasonable efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in Paragraph (rr), (zz), (aaa), (bbb), (ccc), (jjj), (kkk),
(lll), (mmm), (nnn), (ooo), (ppp) and (qqq) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid within sixty (60) days of the related Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price. The Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of such request unless the Seller can provide evidence reasonably acceptable to the Purchaser in its good faith discretion that such delinquency was due to a servicing error.

              Notwithstanding the foregoing, the Purchaser may, in its sole discretion, elect to submit for the Seller's consideration a revised Purchase Price Percentage (as defined in the related Purchase Price and Terms Agreement) (in each case, a "Revised Pricing Offer") with respect to any such Mortgage Loan. Thereafter, the Seller shall accept or reject such Revised Pricing Offer. In the event the Seller rejects a Revised Pricing Offer, the applicable Mortgage Loan shall be repurchased pursuant to the previous paragraph. In the event the Seller accepts a Revised Pricing Offer with respect to any such Mortgage Loan (such loan, a "Repriced Mortgage Loan") the Seller shall refund to the Purchaser an amount equal to (i) the product of (x) the difference between the original related Purchase Price Percentage and (y) the applicable Revised Pricing Offer, and (ii) the outstanding principal balance of such Repriced Mortgage Loan as of the related Cut-off Date (such product, in each case, the "Repricing Adjustment"), plus accrued interest on such Repricing Adjustment calculated at the federal funds rate as of the related Closing Date. Such amount shall be paid by the Seller to the Purchaser within thirty (30) days thereof.

              Subsection 9.05 Premium Recapture. With respect to any Mortgage Loan without a prepayment penalty, in the event that any such Mortgage Loan prepays in full during the first three months following the related Closing Date, the Seller shall pay the Purchaser, within ten (10) Business Days of such prepayment in full, an amount equal to the product of the applicable percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) and the Stated Principal Balance of such Mortgage Loan as of the related Cut-off Date; provided, however, that the Purchaser must request in writing that Seller pay such amount within six (6) months of the related Closing Date.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

              (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              (1) this Agreement (to be executed and delivered only for the initial Closing Date);

              (2) the Interim Servicing Agreement, dated as of the initial Cut-off Date (to be executed and delivered only for the initial Closing
       Date);

              (3) the related Mortgage Loan Schedule (one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

              (4) a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

              (5) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              (6) with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              (7) with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

              (8) a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              (9) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              (10) Assignment and Conveyance Agreement in the form of Exhibit G hereto, and all exhibits thereto;

              (11) with respect to the initial Closing Date, the Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

              (12) a MERS Report reflecting the Purchaser as Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

              (ii) Freddie Mac (the "Freddie Mac Transfer"); or

              (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

              The Seller, on behalf of itself and the Interim Servicer, agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller and the Interim Servicer, if applicable, among the Purchaser, the Seller and/or the Interim Servicer, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller, on behalf of itself and the Interim Servicer, agrees:

              (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures;

              (2) to execute, deliver and perform all Reconstitution Agreements reasonably required by the Purchaser (provided Seller and Interim Servicer, if applicable, shall be given adequate time to review and negotiate in good faith such agreements);

              (3) to restate the representations and warranties set forth in Subsections 9.01 and 9.02 as of the Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution; provided, that the representations and warranties contained in Subsection 9.02(m) shall be made as of the related Closing Date; and provided, further, that the representation and warranty contained in Subsection 9.02(a) (with respect to information regarding stated principal balances and due dates),
(b), the first sentence of (c), (d), (f) (other than the fifth and the seventh sentences), the first sentence of (h), the first and last sentences of (p), the first sentence of (q), (r), the first two sentences of (w), (x), (ff), (hh),
(ii) (other than the first and fourth sentences), (ll), (rr), (uu) and (ggg) shall be made only as of the related Transfer Date. Notwithstanding the provisos set forth in this clause (3), the Seller shall remain liable for any breaches following the date of its restatement of the representations and warranties set forth in Subsections 9.01 and 9.02 to the extent the actions of the Seller, Interim Servicer or any of their Affiliates contributed to such breaches;

              (4) to deliver to Purchaser and any prospective purchaser within five (5) Business Days after written request by Purchaser or prospective purchaser, information, in form and substance satisfactory to Purchaser (provided with respect to (a) and (b) below only if the Mortgage Loans are 20% or more of the pool of assets included in such Securitization Transfer) and such prospective purchaser, with respect to each originator of the Mortgage Loans, required by Item 1110 of Regulation AB, which as of the date hereof requires the following information: (a) the originator's form of organization; and (b) to the extent material in the good faith judgment of the Purchaser, a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description must include a discussion of the originator's experience in originating mortgage loans of the same type as the Mortgage Loans and, if material in the good faith judgment of the Purchaser, information regarding the size and composition of the originator's origination portfolio as well as information that may be material, in the good faith judgment of the Purchaser, to an analysis of the performance of the Mortgage Loans, such as the originators' credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans; and

              (5) to deliver to the Purchaser and any prospective purchaser within five (5) Business Days after written request by the Purchaser, static pool information deliverable pursuant to Regulation AB relating to the mortgage loans that were originated by the Seller, which are of the same type as the Mortgage Loans, and (i) for the period during which such mortgage loans were serviced by the Seller or its agent, or (ii) were previously securitized and publicly offered by the Seller or its affiliate as the sponsor, or (iii) were included in static pool information provided by the Seller in connection with a public securitization of mortgage loans by the Seller or its affiliate, or (iv) such information as provided to the Seller by any third party purchaser or servicer (other than the Purchaser or a servicer designated by such Purchaser) together with indemnification therefor (collectively, the "Static Pool Information"). Such Static Pool Information shall be prepared by the Seller in accordance with the requirements of Regulation AB. To the extent that there is reasonably available to the Seller Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to clause (5) above. A vintage origination year represents mortgage loans originated during the same year. Such Static Pool Information shall be for the prior five years or for so long as the originator has been originating (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans, if originating for less than five years. The Static Pool Information for each vintage origination year or prior securitized pools, as applicable, shall be presented no less frequently than quarterly increments, to the extent material in the good faith judgment of the Purchaser, over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any assignee or designee thereof. The Seller and the Purchaser agree that either (i) the Seller shall provide all Static Pool Information, as described above, or (ii) solely with respect to the period of time prior to January 1, 2006, the Seller shall represent and warrant that it is unable without unreasonable effort or expense to provide Static Pool Information.

              The Seller and the Interim Servicer shall provide to the Purchaser's servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller, the Interim Servicer or their affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B as agreed upon by the parties thereto. Moreover, the Seller, on behalf of itself and the Interim Servicer, agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to, information provided by or on behalf of the Seller regarding the Seller, the Seller's or other originator's Static Pool Information or the unavailability of such Static Pool Information (based upon a breach of the representation and warranty set forth in clause (ii) of the final sentence of the previous paragraph), the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. By way of clarification, an omission or alleged omission as described in the prior sentence shall be construed solely by reference to the information the Seller is indemnifying for as required to be provided pursuant to Regulation AB under clauses (4) and (5) above (the "Indemnified Information") and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Indemnified Information or any portion thereof is presented together with or separately from such other information. For purposes of the indemnification set forth above, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement and subsequently subject to a Securitization Transfer, the Purchaser shall within five (5) Business Days after written request by the Seller (or such other time as is reasonably required by the Purchaser, but in any event in a timely manner in order for the Seller to comply with Regulation AB), cause the related servicer (or another party) to be obligated to provide such information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans, including, without limitation, providing to the Seller static pool information deliverable pursuant to Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

              The Purchaser shall indemnify the Seller, each Person who controls the Seller, each affiliate of the Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained
              or alleged to be contained in the Loan Performance Information or
              (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

                     (ii) any failure by the Purchaser or by the related
              servicer (or other party) to deliver any Loan Performance Information as required above.

              For purposes of all Regulation AB provisions above, the term "Purchaser" shall refer to the Purchaser hereunder and its successors in interest and assigns. In addition, any notice or request that must be "in writing" or "written" may be made by electronic mail.

              The Purchaser will reimburse to the Seller up to $15,000 of the Seller's out-of-pocket expenses incurred in connection with a Securitization Transfer.

              In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to
Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits or special or consequential damages). Except as set forth above, the Seller shall not be liable to any Person for any action taken or omitted to be taken by it hereunder in good faith and believed by it to be within the purview of this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              (c) The Seller shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its obligation to sell or duty to service the Mortgage Loans in accordance with this Agreement and which in its opinion may result in its incurring any expenses or liability; provided, however, that the Seller may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser shall be liable, and the Seller shall be entitled to reimbursement therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to the Seller's indemnification under Subsections 14.01(a) or 14.01(b).

              Subsection 14.02 Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

              (i)    if to the Seller:

                     WMC Mortgage Corp.
                     3100 Thornton Avenue
                     Burbank, California 91504
                     Attention: Mardy Grossman
                     Email: mgrossma@wmcdirect.com

              With a copy to:

                     WMC Mortgage Corp.
                     3100 Thornton Avenue
                     Burbank, California  91504
                     Attention: General Counsel
                     Email: geshaghi@wmcdirect.com

              (ii)   if to the Purchaser:

                     Morgan Stanley Mortgage Capital Inc.
                     1221 Avenue of the Americas
                     New York, New York 10020
                     Attention: Whole Loan Operations Manager
                     Facsimile: (212) 762-6942

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or subsidiaries, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

                     (i) may advertise its availability for handling
              refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

                     (ii) may provide pay-off information and otherwise
              cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

              Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29. In addition, the solicitation of any Mortgagor under a Mortgage Loan for the purpose of offering, selling and/or making other financial products, including, without limitation, credit cards and personal loans, shall not constitute solicitation under this Section 29; provided such solicitations may not involve products related to the Mortgaged Property in whole or in part, without the prior written consent of the Purchaser.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                       WMC MORTGAGE CORP.
                                              (Seller)

                                       By:____________________________________
                                       Name: Mardy Grossman
                                       Title: Senior Vice President


                             [2nd A&R MLWPA 10.2005]

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or MERS, with respect to each MERS Designated Mortgage
       Loan) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a true copy of the related policy binder or commitment for title issued by the title insurance company;

              (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

              (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 120 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document is expected to be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), and WMC Mortgage
Corp., a [______________] corporation (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

              WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party "The Mortgage Loan Pool--Underwriting Guidelines" and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission of a material fact arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party), [and static pool information regarding mortgage loans originated or acquired by the seller [and included in the Prospectus Supplement, the Offering Circular or the Comp Materials][incorporated by reference from the Seller's website at [________]].

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates.

              Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, among the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              Each party hereto represents that:

              (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) this Agreement has been duly authorized, executed and delivered by such party; and

              (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. [The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.]

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:


              In the case of the Depositor:
                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:


              with a copy to:

                    Morgan Stanley Mortgage Capital Inc.
                    1633 Broadway
                    New York, New York 10019
                    Attention: Whole Loans Operations Manager
                    Telephone:


              In the case of the Underwriter:

                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:


              In the case of the Indemnifying Party:

                    WMC Mortgage Corp.
                    3100 Thornton Avenue
                    Burbank, California  91504
                    Attention: Mardy Grossman - Secondary Marketing
                    Telephone: (818) 736-5300


              with a copy to:


                    WMC Mortgage Corp.
                    3100 Thornton Avenue
                    Burbank, California  91504
                    Attention: General Counsel
                    Telephone: (818) 736-5626





                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.



                                       [DEPOSITOR]




                                       By:____________________________________
                                          Name:
                                          Title:



                                       [UNDERWRITER]




                                       By:____________________________________
                                          Name:
                                          Title:



                                       WMC MORTGAGE CORP.




                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

              I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], corporation organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

              (i) Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof.

              (ii) Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof.

              (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              (iv) Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_ (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and (b) the Interim Servicing Agreement, dated as of _______ __, 200_ (the "Interim Servicing Agreement"), by and between the Purchaser and ___________ (the "Interim Servicer"), and such resolutions are in effect on the date hereof.

              (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

              (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              (ix) The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Vice] President


              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.


              IN WITNESS WHEREOF, I have hereunto signed my name.


Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


           NAME                   TITLE                   SIGNATURE
           ----                   -----                   ---------

Todd Wallace            Executive Vice President
---------------------   -------------------------  ----------------------------

Mark Walter             Executive Vice President
---------------------   -------------------------  ----------------------------

                        Executive Vice
Greg Macfarlane         President/CFO
---------------------   -------------------------  ----------------------------

George Eshaghian        Executive Vice
                        President/General Counsel
---------------------   -------------------------  ----------------------------

Mardy Grossman          Senior Vice President
---------------------   -------------------------  ----------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                (to be inserted)

                                    EXHIBIT E


                     FORM OF SECURITY RELEASE CERTIFICATION





                                                      ___________________, 200__


[Federal Home Loan Bank of
______(the "Association")]
________________________
________________________
________________________


Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral


Dear Sirs:

              This letter serves as notice that
________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

              Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.


             Very truly yours,

       ____________________________




       By:__________________________
       Name:________________________
       Title:_________________________
       Date:_________________________


Acknowledged and approved:


[FEDERAL HOME LOAN BANK OF]


__________________________


By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

              The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution



      ________________________________
                (Name)


      ________________________________
               (Address)

      ________________________________

      ________________________________

      ________________________________



      By:_____________________________

                          II. Certification of Release
                          ----------------------------

              The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


                                                _____________________________


                                                By: _________________________
                                                Title: ______________________
                                                Date: _______________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                   -------------------------------------------

              On this __th day of ____, 200_, WMC Mortgage Corp. ("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _____, 200_ (the "PPTA"), (ii) that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005 (the "Purchase Agreement"), and (iii) that certain Interim Servicing Agreement, dated as of April 1, 2004, as amended by Amendment No. 1, dated as of October 29, 2004, and Amendment No. 2, dated as of February 28, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to
Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by WMC Mortgage Corp. or its designee, as interim servicer ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Interim Servicer in its capacity as interim servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing, the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.


                            [SIGNATURE PAGE FOLLOWS]

                                       WMC MORTGAGE CORP.




                                       By: ____________________________________
                                          Name: _______________________________
                                          Title: ______________________________



Accepted and Agreed:

MORGAN STANLEY MORTGAGE CAPITAL INC.




By:___________________________________________________________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS
                               ------------------

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
             -------------------------------------------------------
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE
                 ---------------------------------------------


    [to be provided under separate cover by Purchaser as agreed to by Seller]

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES
                             -----------------------

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit I

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT


              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans to the same extent as Assignor would have been able to enforce such obligations, and
(iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). From the date hereof, neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that, other than ______, the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.


Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                       WMC MORTGAGE CORP.




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                       MORGAN STANLEY MORTGAGE CAPITAL INC.




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                       ASSIGNEE




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------


                             Mortgage Loan Schedule

                                    EXHIBIT R

                               MERITAGE AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2005 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Meritage Mortgage Corporation (the "Company"):

              In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, as amended by Amendment No. 1, dated as of January 27, 2006 (the "Second A&R Purchase Agreement"), that Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Third A&R Purchase Agreement") and that Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement (together with the Second A&R Purchase Agreement and Third A&R Purchase Agreement, the "Purchase Agreements"), dated as of May 1, 2006, each between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreements which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the applicable Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under Purchase Agreements (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, First NLC Financial Services, LLC, Decision One Mortgage Company, LLC, WMC Mortgage Corp., Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as master servicer (including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer"), securities administrator (including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), and as a servicer ("Wells Fargo"), Saxon Mortgage Services Inc. ("Saxon"), JPMorgan Chase Bank, National Association ("JPMorgan") and HomEq Servicing Corporation (together with Wells Fargo (in its capacity as servicer), Saxon and JPMorgan including their successors in interest and any successor servicer under the Pooling Agreement, the "Servicers"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the applicable Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the applicable Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the applicable Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreements which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreements with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreements. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the related Closing Date for the sale of the Mortgage Loans from the Seller to the Purchaser (the "Closing Date");

              (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreements, and the Company is solvent.

              4. Pursuant to Section 13 of each Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of each Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreements (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the applicable Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                          MERITAGE MORTGAGE CORPORATION



                                       By: /s/ Rick W. Baldwin
                                          ------------------------------------
                                          Name:  Rick W. Baldwin
                                          Its:   Senior Office


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By: /s/ Valerie Kay
                                          ------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                        MORGAN STANLEY ABS CAPITAL I INC.



                                       By: /s/ Valerie Kay
                                          ------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

 (Delivered to the Securities Administrator and the Trustee on the Closing Date)

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

     Representations and Warranties as to the Seller and the Mortgage Loans

I.            Representations and Warranties Regarding the Seller

              The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirement, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the related Closing Date;

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as of the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contained any untrue statement of fact or omitted to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

              (q) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date") the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the related Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.           Representations and Warranties Regarding Individual Mortgage Loans

              The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. As of the related Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. As of the related Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. As of the related Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. As of the related Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by the applicable Purchase Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the related Servicing Transfer Date. This representation and warranty is a Deemed Material and Adverse Representation in the event any and all applicable requirements of any federal, state or local law as described above have not been complied with in all material respects;

              (h) No Satisfaction of Mortgage. As of the related Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the related Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) The lien of current real property taxes and assessments not yet due and payable as of the related Servicing Transfer Date;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

(k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a
              Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. Immediately prior to the related Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the applicable Purchase Agreement and following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intended to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller had no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller had no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the applicable Purchase Agreement;

              (n) Doing Business. As of the related Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by the applicable Purchase Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. As of the related Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. As of the related Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date, the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. As of the related Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the related Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the related Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

              (ll) No Violation of Environmental Laws. As of the related Closing Date, and to the best of the Seller's knowledge as of the related Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. As of the related Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. As of the related Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

              (ss) Escrow Analysis. As of the related Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. As of the related Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. As of the related Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. As of the related Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the related Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and
(7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium was adequately disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. The Mortgage Loan would be a "qualified mortgage," within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. As of the related Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. As of the related Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines.

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (jjj) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

              (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse
Representation;

              (nnn) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization; and

              (ooo) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was (i) owner-occupied or (ii) the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse
Representation.

================================================================================



             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                             -----------------------


                      MORGAN STANLEY MORTGAGE CAPITAL INC.,


                                    Purchaser



                         MERITAGE MORTGAGE CORPORATION,


                                     Seller


                             -----------------------


                          Dated as of November 1, 2005


                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans


================================================================================

                                TABLE OF CONTENTS




SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

SECTION 32.    COMPLIANCE WITH REGULATION AB................................


                                    EXHIBITS


EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE


EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT


EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE


EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER


EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT


EXHIBIT H   UNDERWRITING GUIDELINES


EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
             ------------------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of November 1, 2005, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and Meritage Mortgage Corporation, an Oregon corporation, having an office at 9300 SW Gemini Drive, Beaverton, OR 97008 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, as amended by Amendment No. 1, dated as of March 29, 2005, as amended by the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

              WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans;

              WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction; and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Freddie Mac Transfer.

              Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association or any successor thereto.

              Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

              Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law in effect at the time of origination of any related Mortgage Loan.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

              Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

              Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date;
(12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a High Cost Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM) if applicable; (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; (48) the MERS Identification Number, if applicable; (49) a field indicating whether such Mortgage Loan is a Home Loan and (50) a field indicating whether such Mortgage Loan is a leasehold estate. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

              Mortgagor: The obligor on a Mortgage Note.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or an Officer and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser, acceptable by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Relief Act: The Servicemembers' Civil Relief Act.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

              Seller Information: As defined in Subsection 32.04(a).

              Servicing Fee: An amount equal to twenty seven ($27) dollars per Mortgage Loan per month. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement, provided the Transfer Date is greater than 30 days following the related Closing Date.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Standard & Poor's Glossary: With respect to any Mortgage Loan, the Standard & Poor's LEVELS(R) Glossary, as may be in effect at the time of origination of such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Subservicer: Any subservicer which is subservicing any of the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer, and any such subservicer's successors in interest and assigns, shall meet the qualifications set forth in Subsection 7.02 and be acceptable to the Purchaser in its sole discretion.

              Subservicing Agreement: An agreement, acceptable to the Purchaser in its sole discretion, between the Interim Servicer and a Subservicer for the servicing of the related Mortgage Loans.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement, which date shall not be more than 30 days following the related Closing Date, unless otherwise agreed upon by the parties hereto.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (1) all principal received after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees, if any.

              SECTION 5. Examination of Mortgage Files.

              At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to MERS Designated Loans), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 120 days (or 180 days in connection with public recording offices located in New York, New Jersey and Pennsylvania), following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Seller shall pay all initial recording fees (except with respect to MERS Designated Loans), if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05 MERS Designated Loan.

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as Custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS report listing the Purchaser as the Investor and the Custodian as Custodian, and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.

              Subsection 7.01 Servicing of the Mortgage Loans; Interim Servicer

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee, if any, with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              Subsection 7.02 Subservicing

              The Mortgage Loans may be subserviced by a Subservicer on behalf of the Seller in accordance with the servicing provisions of the Interim Servicing Agreement, provided that (i) the Subservicer is a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for seller/servicers imposed by Freddie Mac, or which would require notification to Freddie Mac and (ii) the Purchaser approves any Subservicer in writing. The Interim Servicer may perform any of its servicing responsibilities under the Interim Servicing Agreement or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Interim Servicer of a Subservicer shall not release the Interim Servicer from any of its obligations under the Interim Servicing Agreement and the Interim Servicer shall remain responsible under the Interim Servicing Agreement for all acts and omissions of a Subservicer as fully as if such acts and omissions were those of the Interim Servicer. The Interim Servicer shall pay all fees and expenses of any Subservicer engaged by the Interim Servicer from its own funds.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date set forth in the related Purchase Price and Terms Agreement.

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. Any Monthly Payments received by the Seller sixty one (61) or more days after the Transfer Date will be returned to the related Mortgagor with instructions to remit to the Purchaser or its servicer. The Seller shall assume responsibility for notifying the Successor Servicer of the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then known by the Seller as being in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01 Representations and Warranties Regarding the
Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirements, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. Immediately prior to each related Closing Date, the Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

              (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

              Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

              (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

              (B) the lien of current real property taxes and assessments not yet due and payable;

              (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

              (D) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

              (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of Section 860G(a)(3) of the Code;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines;

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

              (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

              (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

              (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

              Subsection 9.03 Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in Paragraph (rr), (zz), (aaa), (bbb), (ccc), (iii), (jjj),
(kkk), (lll) and (mmm) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              Three (3) days prior to the repurchase of any Mortgage Loan as set forth above, the Purchaser, the Seller and an independent third party bailee shall arrange for the reassignment of the repurchased Mortgage Loan and the related Servicing Rights to the Seller and the delivery to such independent third party bailee, pursuant to a bailee agreement mutually acceptable to the Purchaser, related Seller and such independent third party bailee, the Mortgage Loan Documents held by the Purchaser or its designee relating to the repurchased Mortgage Loan. Within three (3) Business Days of repurchase, but in no instance later than the related Transfer Date, all Mortgage Files shall be released to Meritage Mortgage Corporation, 7215 Financial Way, Jacksonville, FL 32256, Attn:
Capital Markets. Upon such repurchase, the related Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, the Purchaser's right to request a repurchase hereunder shall not commence until the date which is sixty (60) days following the related Due Date (the "Breach Date"). The Purchaser shall have ninety (90) days following the related Breach Date to notify the Seller and request a repurchase and the Seller shall repurchase such Mortgage Loan within thirty (30) days of receipt of such notice, provided notification is in accordance with Section 17. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such sixty (60) day timeframe in the event of a NSF return.

              Subsection 9.05 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, and with respect to any Mortgage Loan that is repurchased pursuant to Subsection 9.03, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full or repurchase, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At both the Purchaser's and Seller's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser in a mutually acceptable electronic format a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

              (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              (1) this Agreement (to be executed and delivered only for the initial Closing Date);

              (2) the Interim Servicing Agreement, dated as of the initial Cut-off Date (to be executed and delivered only for the initial Closing
       Date);

              (3) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              (4) the related Mortgage Loan Schedule (one copy to be attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

              (5) a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

              (6) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              (7) with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), substantially in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              (8) with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), substantially in the form of an exhibit to the Custodial Agreement(s);

              (9) a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              (10) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              (11) Assignment and Conveyance Agreement in the form of Exhibit G hereto, and all exhibits thereto;

              (12) with respect to the initial Closing Date, the Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

              (13) a MERS Report reflecting the Purchaser as Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Freddie Mac (the "Freddie Mac Transfer"); or

              (ii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iii) one or more trusts or other entities to be formed as part of one or more Securitization Transaction, provided that the servicing shall be transferred from the Seller to the successor servicer of Purchaser's choice prior to the creation of any REMICs.

              For up to six (6) transfers, the Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements; provided, however, as to each Mortgage Loan to the extent that any facts or circumstances which did not exist on the applicable Closing Date hereunder would render any representation and warranty materially false with respect to such Mortgage Loan if made as of the date of such required restatement, in such event, the Seller shall be permitted to take an exception to the representation and warranty with respect to such changed fact or circumstance with respect to such Mortgage Loan as of the date of such required restatement; provided, further, that the Seller shall be required to notify the Purchaser and any Successor Servicer promptly and no later than the date of such required restatement of any such facts or circumstances.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and
9.02 as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"), such restatement to be in the form of Exhibit B to Exhibit I hereto, or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02 Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information obtained from ABS Net as to its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the related Closing Date, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations hereunder, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.]

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

              (i)    if to the Seller:

                     Meritage Mortgage Corporation
                     9300 SW Gemini Drive
                     Beaverton, OR  97008
                     Attention: Rick Baldwin

                     with copies to:

                     RBMG, Inc.
                     9710 Two Notch Road
                     Columbia, SC  29223
                     Attn: Director of Loan Administration
                     CC Chief Legal Counsel

                     For issues of repurchases an additional copy to:

                     Meritage Mortgage Corporation
                     7215 Financial Way
                     Jacksonville, FL  32256
                     Attention: Capital Markets

              (ii)   if to the Purchaser:

                     Morgan Stanley Mortgage Capital Inc.
                     1633 Broadway
                     New York, New York 10019
                     Attention: Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

              (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

              (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

              Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, internet website and television advertisements), shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 32. COMPLIANCE WITH REGULATION AB

              Subsection 32.01 Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 32 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the reasonable good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              With respect to those Mortgage Loans that were originated by Seller (including as an acquirer of Mortgage Loans from a Qualified Correspondent) and sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB.

              Subsection 32.02 Additional Representations and Warranties of the Seller.

              (a) Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 32.03 Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                     (i) the originator's form of organization;

                     (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the reasonable good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                     (iii) a description of any material legal or governmental
              proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                     (iv) a description of any affiliation or relationship
              between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1)    the sponsor;
                     (2)    the depositor;
                     (3)    the issuing entity;
                     (4)    any servicer;
                     (5)    any trustee;
                     (6)    any originator;
                     (7)    any significant obligor;
                     (8)    any enhancement or support provider; and
                     (9)    any other material transaction party.

              (b) If so reasonably requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (vi) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 32.04 Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided under this Section 32 by or on behalf of the Seller, or provided under this Section 32 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

                     (ii) any failure by the Seller or any Third-Party
              Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32; or

                     (iii) any breach by the Seller of a representation or
              warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32, or any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                       MERITAGE MORTGAGE CORPORATION
                                              (Seller)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

              (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

              (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 120 days of the related Closing Date (or 180 days of the related Closing Date as specified in Subsection 6.03 of the Agreement), an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT
                             ----------------------

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), and [______________],
a [______________] (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

              WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

              WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party [and Servicer,"] "The Mortgage Loan Pool--Underwriting Guidelines" [and "The Servicer"], and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) [as well as static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement or any amendment or supplement thereto] [incorporated by reference from the website located at ______________].

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

              Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates.

              Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, among the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

              1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              Each party hereto represents that:

              (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) this Agreement has been duly authorized, executed and delivered by such party; and

              (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

              In the case of the Depositor:
                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              with a copy to:

                    Morgan Stanley Mortgage Capital Inc.
                    1633 Broadway
                    New York, New York 10019
                    Attention: Whole Loans Operations Manager
                    Telephone:

              In the case of the Underwriter:

                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              In the case of the Indemnifying Party:

                    [______________]
                    [______________]
                    [______________]
                    Attention:

                              [Signature Page Follows]

              IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                       [DEPOSITOR]



                                       By:____________________________________
                                          Name:
                                          Title:


                                       [UNDERWRITER]



                                       By:____________________________________
                                          Name:
                                          Title:


                                       [INDEMNIFYING PARTY]



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

              I, ____________________, hereby certify that I am the duly elected Officer of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

              (i) Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

              (ii) Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              (iv) Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and (b) the Custodial Agreement, dated as of _______ __, 200_ (the "Custodial Agreement"), by and among the Purchaser, the Company, ________________________ (the "Interim Servicer") and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

              (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

              (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              (ix) The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                       Title: Officer

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting Officer of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

           NAME                       TITLE                  SIGNATURE
           ----                       -----                  ---------


--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of November 1, 2005 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and
______________________[CUSTODIAN] (the "Custodial Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

              [We] [I] have examined the following documents:

              (i)    the Purchase Agreement;

              (ii)   the Custodial Agreement;

              (iii)  the form of Assignment of Mortgage;

              (iv)   the form of endorsement of the Mortgage Notes; and

              (v) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

              (i) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

              (ii) The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

              (iii) The Agreements have been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

              (iv) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

              (v) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

              (vi) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              (viii) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

              (ix) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

              (x) The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

                                       Very truly yours,

                                       _____________________________
                                       [Name]
                                       [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

              Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

               Very truly yours,

         ____________________________

         By:__________________________
         Name:________________________
         Title:_________________________
         Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

              The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)

      ________________________________

      ________________________________

      ________________________________



      By:_____________________________


                          II. Certification of Release

              The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _____________________________

                                                By:__________________________
                                                Title:_________________________
                                                Date:_________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                   -------------------------------------------

              On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005 (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]


                                       ________________________

                                       By: __________________________________
                                          Name:______________________________
                                          Title:_____________________________

Accepted and Agreed:

      MORGAN STANLEY MORTGAGE CAPITAL INC.

      By:_______________________________________________________________________
         Name:
         Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS
                               ------------------

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
             -------------------------------------------------------
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE
                 ---------------------------------------------

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit I

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]

                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.

                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                        [__________________________]

                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

     Representations and Warranties as to the Seller and the Mortgage Loans

I.            Representations and Warranties Regarding the Seller

              The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirement, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the Closing Date for the sale of the Mortgage Loans from the Seller to the Purchaser (the "Closing Date");

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as of the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contained any untrue statement of fact or omitted to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

              (q) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date") the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.         Representations and Warranties Regarding Individual Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. As of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. As of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. As of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the Servicing Transfer Date;

              (h) No Satisfaction of Mortgage. As of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) The lien of current real property taxes and assessments not yet due and payable as of the Servicing Transfer Date;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. As of the Closing Date, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. As of the Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. As of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

              (ll) No Violation of Environmental Laws. As of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. As of the Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. As of the Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of Section 860G(a)(3) of the Code;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. As of the Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines.

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

              (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

              (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

              (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction."

                                 AMENDMENT NO. 1

              AMENDMENT NO. 1, dated as of January 27, 2006 ("Amendment"), to the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, (the "Purchase Agreement"), each between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation ("Morgan Stanley"), and MERITAGE MORTGAGE CORPORATION, an Oregon corporation ("Meritage").

                                    RECITALS

              WHEREAS, the parties hereto have entered into the Purchase Agreement;

              WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

              NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

              1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

              2.     Amendments.

                     a. Exhibit B of the Purchase Agreement is hereby amended by deleting the exhibit in its entirety and replacing it with Exhibit 1 attached hereto.

              3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

              4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

              5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.



                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:____________________________________
                                          Name:
                                          Title:




                                       MERITAGE MORTGAGE CORPORATION


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT 1

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT
                             ----------------------

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and [______________], a
[______________] (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc., an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              ABS Informational and Computational Material means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as may be amended from time to time.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: All information in the Prospectus Supplement, the Offering Circular or any Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party "The Mortgage Loan Pool--Underwriting Guidelines", and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) and [(B) static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials or the Free Writing Prospectus or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

              Offering Circular: The offering circular, dated [_______], 200___, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

              Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

              1.2___Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) Each party hereto represents and warrants this Agreement has been duly authorized, executed and delivered by such party;

              (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party; and

              (d) The Indemnifying Party hereto represents that the Indemnifying Party Information satisfies the requirements of Sections 1110, 1117, 1119 [and 1105] of Regulation AB [if the Indemnifying Party supplied static pool information regarding mortgage loans originated or acquired by the Indemnifying Party].

                                   ARTICLE III

                                 INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of the representation and warranty set forth in Section 2(d) above or (ii) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

              In the case of the Depositor:
                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              with a copy to:

                    Morgan Stanley Mortgage Capital Inc.
                    1633 Broadway
                    New York, New York 10019
                    Attention: Whole Loans Operations Manager
                    Telephone:

              In the case of the Underwriter:

                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              In the case of the Indemnifying Party:

                    [______________]
                    [______________]
                    [______________]
                    Attention:



                            [Signature Page Follows]

              IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                       [DEPOSITOR]



                                       By:____________________________________
                                          Name:
                                          Title:


                                       [UNDERWRITER]



                                       By:____________________________________
                                          Name:
                                          Title:


                                       [INDEMNIFYING PARTY]



                                       By:____________________________________
                                          Name:
                                          Title:

================================================================================



              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT



                               -------------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,


                                    Purchaser


                         MERITAGE MORTGAGE CORPORATION,


                                     Seller



                               -------------------


                          Dated as of February 1, 2006



                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS



SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

SECTION 32.    COMPLIANCE WITH REGULATION AB................................

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H   UNDERWRITING GUIDELINES

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
              -----------------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006 by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and Meritage Mortgage Corporation, an Oregon corporation, having an office at 9300 SW Gemini Drive, Beaverton, OR 97008 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

              WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans;

              WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction; and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Freddie Mac Transfer.

              Agreement: This Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association or any successor thereto.

              Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

              Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material and Adverse Representation: Each representation and warranty identified as such in Subsection 9.02 of this Agreement.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law in effect at the time of origination of any related Mortgage Loan.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

              Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

              Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

              MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

              MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date;
(12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a High Cost Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM) if applicable; (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; (48) the MERS Identification Number, if applicable; (49) a field indicating whether such Mortgage Loan is a Home Loan and (50) a field indicating whether such Mortgage Loan is a leasehold estate. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

              Mortgagor: The obligor on a Mortgage Note.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or an Officer and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser, acceptable by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Relief Act: The Servicemembers' Civil Relief Act.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

              Seller Information: As defined in Subsection 32.04(a).

              Servicing Fee: An amount equal to twenty-seven ($27) dollars per Mortgage Loan per month. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement, provided the Transfer Date is greater than thirty (30) days following the related Closing Date.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Standard & Poor's Glossary: With respect to any Mortgage Loan, the Standard & Poor's LEVELS(R) Glossary, as may be in effect at the time of origination of such Mortgage Loan.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Subservicer: Any subservicer which is subservicing any of the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer, and any such subservicer's successors in interest and assigns, shall meet the qualifications set forth in Subsection 7.02 and be acceptable to the Purchaser in its sole discretion.

              Subservicing Agreement: An agreement, acceptable to the Purchaser in its sole discretion, between the Interim Servicer and a Subservicer for the servicing of the related Mortgage Loans.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement, which date shall not be more than 30 days following the related Closing Date, unless otherwise agreed upon by the parties hereto.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (1) all principal received after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees, if any.

              SECTION 5. Examination of Mortgage Files.

              At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to MERS Designated Loans), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 120 days (or 180 days in connection with public recording offices located in New York, New Jersey and Pennsylvania), following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Seller shall pay all initial recording fees (except with respect to MERS Designated Loans), if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05 MERS Designated Mortgage Loans.

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition on or prior to the related Closing Date, the Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor and the Custodian as custodian, and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.

              Subsection 7.01 Servicing of the Mortgage Loans; Interim Servicer.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee, if any, with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement. Additionally, and notwithstanding anything to the contrary in the Interim Servicing Agreement, the Interim Servicer shall not impose a prepayment premium in any instance where the mortgage debt is accelerated due to the related Mortgagor's default in making the Mortgage Loan payments unless the Purchaser requests that the Interim Servicer do so (which shall not constitute a breach of Subsection 9.02 (jjj) of this Agreement).

              Subsection 7.02 Subservicing.

              The Mortgage Loans may be subserviced by a Subservicer on behalf of the Seller in accordance with the servicing provisions of the Interim Servicing Agreement, provided that (i) the Subservicer is a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for seller/servicers imposed by Freddie Mac, or which would require notification to Freddie Mac and (ii) the Purchaser approves any Subservicer in writing. The Interim Servicer may perform any of its servicing responsibilities under the Interim Servicing Agreement or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Interim Servicer of a Subservicer shall not release the Interim Servicer from any of its obligations under the Interim Servicing Agreement and the Interim Servicer shall remain responsible under the Interim Servicing Agreement for all acts and omissions of a Subservicer as fully as if such acts and omissions were those of the Interim Servicer. The Interim Servicer shall pay all fees and expenses of any Subservicer engaged by the Interim Servicer from its own funds.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date set forth in the related Purchase Price and Terms Agreement.

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. Any Monthly Payments received by the Seller sixty one (61) or more days after the Transfer Date will be returned to the related Mortgagor with instructions to remit to the Purchaser or its servicer. The Seller shall assume responsibility for notifying the Successor Servicer of the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then known by the Seller as being in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01 Representations and Warranties Regarding the
Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirements, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. Immediately prior to each related Closing Date, the Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

              (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

              Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation in the event any and all applicable requirements of any federal, state or local law as described above have not been complied with in all material respects;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) the lien of current real property taxes and assessments not yet due and payable;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

              (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

              (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. This representation and warranty is a Deemed Material and Adverse Representation;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein. This representation and warranty is a Deemed Material and Adverse Representation;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. The Mortgage Loan would be a "qualified mortgage," within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines;

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (jjj) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

              (kkk) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (lll) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (mmm) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

              (nnn) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse
Representation;

              (ooo) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization; and

              (ppp) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was (i) owner-occupied or (ii) the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse
Representation.

              Subsection 9.03 Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days after the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (ccc) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of clauses (rr), (zz), (aaa), (bbb), (iii), (jjj), (kkk), (lll), (mmm) and (nnn) of Subsection 9.02 as well as following a Reconstitution any breach of any Deemed Material and Adverse Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              Three (3) days prior to the repurchase of any Mortgage Loan as set forth above, the Purchaser, the Seller and an independent third party bailee shall arrange for the reassignment of the repurchased Mortgage Loan and the related Servicing Rights to the Seller and the delivery to such independent third party bailee, pursuant to a bailee agreement mutually acceptable to the Purchaser, related Seller and such independent third party bailee, the Mortgage Loan Documents held by the Purchaser or its designee relating to the repurchased Mortgage Loan. Within three (3) Business Days of repurchase, but in no instance later than the related Transfer Date, all Mortgage Files shall be released to Meritage Mortgage Corporation, 7215 Financial Way, Jacksonville, FL 32256, Attn:
Capital Markets. Upon such repurchase, the related Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, the Purchaser's right to request a repurchase hereunder shall not commence until the date which is sixty (60) days following the related Due Date (the "Breach Date"). The Purchaser shall have ninety (90) days following the related Breach Date to notify the Seller and request a repurchase and the Seller shall repurchase such Mortgage Loan within thirty (30) days of receipt of such notice, provided notification is in accordance with Section 17. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such sixty (60) day timeframe in the event of a NSF return.

              Subsection 9.05 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, and with respect to any Mortgage Loan that is repurchased pursuant to Subsection 9.03, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full or repurchase, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At both the Purchaser's and Seller's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser in a mutually acceptable electronic format a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

              (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                            (1) this Agreement (to be executed and delivered
                     only for the initial Closing Date);

                            (2) the Interim Servicing Agreement, dated as of the
                     initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                            (3) with respect to the initial Closing Date, the
                     Custodial Agreement, dated as of the initial Cut-off Date;

                            (4) the related Mortgage Loan Schedule (one copy to
                     be attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                            (5) a Custodian's Certification, as required under
                     the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                            (6) with respect to the initial Closing Date, an
                     Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                            (7) with respect to the initial Closing Date, an
                     Opinion of Counsel of the Seller (who may be an employee of the Seller), substantially in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                            (8) with respect to the initial Closing Date, an
                     Opinion of Counsel of the Custodian (who may be an employee of the Custodian), substantially in the form of an exhibit to the Custodial Agreement(s);

                            (9) a Security Release Certification, in the form of
                     Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                            (10) a certificate or other evidence of merger or
                     change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                            (11) Assignment and Conveyance Agreement in the form
                     of Exhibit G hereto, and all exhibits thereto;

                            (12) with respect to the initial Closing Date, the
                     Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                            (13) a MERS Report reflecting the Purchaser as
                     Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Freddie Mac (the "Freddie Mac Transfer"); or

              (ii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iii) one or more trusts or other entities to be formed as part of one or more Securitization Transaction, provided that the servicing shall be transferred from the Seller to the successor servicer of Purchaser's choice prior to the creation of any REMICs.

              For up to six (6) transfers, the Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements; provided, however, as to each Mortgage Loan to the extent that any facts or circumstances which did not exist on the applicable Closing Date hereunder would render any representation and warranty materially false with respect to such Mortgage Loan if made as of the date of such required restatement, in such event, the Seller shall be permitted to take an exception to the representation and warranty with respect to such changed fact or circumstance with respect to such Mortgage Loan as of the date of such required restatement; provided, further, that the Seller shall be required to notify the Purchaser and any Successor Servicer promptly and no later than the date of such required restatement of any such facts or circumstances.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and
9.02 as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"), such restatement to be in the form of Exhibit B to Exhibit I hereto, or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02 Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information obtained from ABS Net as to its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the related Closing Date, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations hereunder, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.]

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

              (i)    if to the Seller:

                     Meritage Mortgage Corporation
                     9300 SW Gemini Drive
                     Beaverton, OR  97008
                     Attention: Rick Baldwin

                     with copies to:

                     Netbank
                     9710 Two Notch Road
                     Columbia, SC  29223
                     Attn: Director of Loan Administration
                     CC Chief Legal Counsel

                     For issues of repurchases an additional copy to:

                     Meritage Mortgage Corporation
                     7215 Financial Way
                     Jacksonville, FL  32256
                     Attention: Capital Markets

              (ii)   if to the Purchaser:

                     Morgan Stanley Mortgage Capital Inc.
                     1633 Broadway
                     New York, New York 10019
                     Attention: Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

              (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

              (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

              Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, internet website and television advertisements), shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 32. Compliance with Regulation AB.

              Subsection 32.01 Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 32 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the reasonable good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              With respect to those Mortgage Loans that were originated by Seller (including as an acquirer of Mortgage Loans from a Qualified Correspondent) and sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB.

              Subsection 32.02 Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 32.03 Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                     (i) the originator's form of organization;

                     (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the reasonable good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                     (iii) a description of any material legal or governmental
              proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                     (iv) a description of any affiliation or relationship
              between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1)    the sponsor;
                     (2)    the depositor;
                     (3)    the issuing entity;
                     (4)    any servicer;
                     (5)    any trustee;
                     (6)    any originator;
                     (7)    any significant obligor;
                     (8)    any enhancement or support provider; and
                     (9)    any other material transaction party.

              (b) Except with respect to any Securitization Transaction for which less than 20% of the pool assets (measured by cut-off date principal balance) are Mortgage Loans, if so requested by the Purchaser or any Depositor, in order to comply with its obligations under Regulation AB as determined by the Purchaser in its sole discretion exercised in good faith, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) Subsection 32.03 (a) and (b) notwithstanding, the Seller shall not be required to provide the Purchaser Static Pool Information for any period prior to January 1, 2006 if such Static Pool Information is unknown and not available to the Seller without unreasonable effort or expense, provided the Seller shall provide such Static Pool Information it possesses or can acquire without unreasonable effort or expense and the Seller certifies to the Purchaser that it cannot provide such Static Pool Information without unreasonable effort or expense..

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (vi) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 32.04 Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 32 by or on behalf of the Seller, or provided under this Section 32 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date.

       In the case of any failure of performance described in clause (a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32, or any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       MERITAGE MORTGAGE CORPORATION
                                              (Seller)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage (which may be provided in electronic form), together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage (which may be provided in electronic form) certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Mortgage Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Mortgage Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) the original mortgagee policy of title insurance (which may be provided in electronic form) or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

              (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

              (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 120 days of the related Closing Date (or 180 days of the related Closing Date as specified in Subsection 6.03 of the Agreement), an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT
                             ----------------------

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and [______________], a
[______________] (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc., an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              ABS Informational and Computational Material means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as may be amended from time to time.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: All information in the Prospectus Supplement, the Offering Circular or any Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party" and "The Mortgage Loan Pool--Underwriting Guidelines", and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) and [(B) comprising static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials or the Free Writing Prospectus or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

              Offering Circular: The offering circular, dated [_______], 200___, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

              Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

              1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) Each party hereto represents and warrants this Agreement has been duly authorized, executed and delivered by such party;

              (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party; and

              (d) The Indemnifying Party hereto represents that the Indemnifying Party Information satisfies the requirements of Sections 1110, 1117, 1119 [and 1105] of Regulation AB [if the Indemnifying Party supplied static pool information regarding mortgage loans originated or acquired by the Indemnifying Party].


                                   ARTICLE III

                                 INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of the representation and warranty set forth in Section 2(d) above or (ii) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

              In the case of the Depositor:
                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              with a copy to:

                    Morgan Stanley Mortgage Capital Inc.
                    1633 Broadway
                    New York, New York 10019
                    Attention: Whole Loans Operations Manager
                    Telephone:

              In the case of the Underwriter:

                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              In the case of the Indemnifying Party:

                    [______________]
                    [______________]
                    [______________]
                    Attention:

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                       [DEPOSITOR]


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [UNDERWRITER]



                                       By:____________________________________
                                          Name:
                                          Title:

                                       [INDEMNIFYING PARTY]



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

              I, ____________________, hereby certify that I am the duly elected Officer of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

                     (i) Attached hereto as Exhibit 1 is a true, correct and
              complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                     (ii) Attached hereto as Exhibit 2 is a true, correct and
              complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                     (iii) Attached hereto as Exhibit 3 is an original
              certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                     (iv) Attached hereto as Exhibit 4 is a true, correct and
              complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and (b) the Custodial Agreement, dated as of _______ __, 200_ (the "Custodial Agreement"), by and among the Purchaser, the Company, ________________________ (the "Interim Servicer") and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                     (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                     (vi) Neither the consummation of the transactions
              contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                     (vii) To the best of my knowledge, there is no action,
              suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                     (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                     (ix) The Company is duly authorized to engage in the
              transactions described and contemplated in the Purchase Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: Officer

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting Officer of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


           NAME                       TITLE                  SIGNATURE
           ----                       -----                  ---------


--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

--------------------------   ----------------------   -------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, __________________ (the "Interim Servicer") and ______________________ [CUSTODIAN] (the "Custodial Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

              [We] [I] have examined the following documents:

              (i)    the Purchase Agreement;

              (ii)   the Custodial Agreement;

              (iii)  the form of Assignment of Mortgage;

              (iv)   the form of endorsement of the Mortgage Notes; and

              (v) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

              (i) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

              (ii) The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

              (iii) The Agreements have been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

              (iv) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

              (v) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

              (vi) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              (viii) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

              (ix) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

              (x) The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

                                       Very truly yours,

                                       _____________________________
                                       [Name]
                                       [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

              Very truly yours,

        ____________________________

        By:__________________________
        Name:________________________
        Title:_______________________
        Date:________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:_______________________________
Name:_____________________________
Title:____________________________
Date:_____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

              The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)
     ________________________________

     ________________________________

     ________________________________




      By:_____________________________

                          II. Certification of Release

              The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _____________________________

                                                By:__________________________
                                                Title:_________________________
                                                Date:_________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                   -------------------------------------------

              On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       ________________________

                                       By: _________________________________
                                          Name: ____________________________
                                          Title:____________________________

Accepted and Agreed:

      MORGAN STANLEY MORTGAGE CAPITAL INC.

      By:___________________________________
         Name:
         Title:

                                    EXHIBIT A

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS
                               ------------------

                                    EXHIBIT B

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
             -------------------------------------------------------
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE
                 ---------------------------------------------

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit I
                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]



                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                        [__________________________]



                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

     Representations and Warranties as to the Seller and the Mortgage Loans

I.            Representations and Warranties Regarding the Seller

              The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirements, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the Closing Date for the sale of the Mortgage Loans from the Seller to the Purchaser (the "Closing Date");

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as of the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contained any untrue statement of fact or omitted to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

              (q) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date"), the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.           Representations and Warranties Regarding Individual Mortgage Loans

              The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. As of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. As of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. As of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the Servicing Transfer Date;

              (h) No Satisfaction of Mortgage. As of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) the lien of current real property taxes and assessments not yet due and payable as of the Servicing Transfer Date;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. As of the Closing Date, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. As of the Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. As of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law; (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

              (ll) No Violation of Environmental Laws. As of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. As of the Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. As of the Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. The Mortgage Loan would be a "qualified mortgage," within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. As of the Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines;

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

              (jjj) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

              (kkk) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (lll) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

              (mmm) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

              (nnn) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

              (ooo) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization; and

              (ppp) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was (i) owner-occupied or (ii) the Mortgagor's principal residence at the time of the origination of such Second Lien Loan.

================================================================================



             FOURTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                            -----------------------



                      MORGAN STANLEY MORTGAGE CAPITAL INC.,



                                    Purchaser



                         MERITAGE MORTGAGE CORPORATION,



                                     Seller

                            -----------------------



                             Dated as of May 1, 2006



                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans



================================================================================

                                TABLE OF CONTENTS



SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

SECTION 32.    COMPLIANCE WITH REGULATION AB................................


                                    EXHIBITS


EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE


EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT


EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE


EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER


EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT


EXHIBIT H   UNDERWRITING GUIDELINES


EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

             FOURTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
             ------------------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This FOURTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of May 1, 2006 by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and Meritage Mortgage Corporation, an Oregon corporation, having an office at 9300 SW Gemini Drive, Beaverton, OR 97008 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

              WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans;

              WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated Securitization Transaction; and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Freddie Mac Transfer.

              Agreement: This Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association or any successor thereto.

              Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

              Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material and Adverse Representation: Each representation and warranty identified as such in Subsection 9.02 of this Agreement.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term was defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law in effect at the time of origination of any related Mortgage Loan.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

              Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

              Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

              MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

              MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's first and last name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor's race and/or ethnicity is (i) native American or Alaskan native, (ii) Asian/Pacific islander, (iii) African American, (iv) white, (v) Hispanic or Latino, (vi) other minority, (vii) not provided by the Mortgagor,
(viii) not applicable (if the Mortgagor is an entity) or (ix) unknown or missing; (5) a code indicating whether the Mortgagor is self-employed; (6) a code indicating whether the Mortgaged Property is owner-occupied; (7) the number and type of residential units constituting the Mortgaged Property; (8) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (9) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the first payment date; (14) the amount of the Monthly Payment at origination; (15) the last payment date on which a payment was actually applied to the outstanding principal balance; (16) the original principal amount of the Mortgage Loan; (17) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (18) delinquency status as of the related Cut-off Date;
(19) with respect to each Adjustable Rate Mortgage Loan, the first Interest Rate Adjustment Date; (20) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (21) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (22) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (23) the product type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (24) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (25) a code indicating the documentation style (i.e., full, alternative or reduced);
(26) asset verification (Y/N); (27) the loan credit classification (as described in the Underwriting Guidelines); (28) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (29) a description of the Prepayment Penalty, if applicable; (30) the Mortgage Interest Rate as of origination; (31) the credit risk score (FICO score); (32) the date of origination; (33) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (34) whether the Mortgage Loan has Monthly Payments that are interest-only for a period of time, and the interest-only period, if applicable (and with respect to each Second Lien Loan, whether the related First Lien Loan has monthly payments that are interest-only for a period of time, and the interest-only period, if applicable)e; (35) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(36) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (37) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (38) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (39) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (40) a code indicating whether the Mortgage Loan is a Home Loan; (41) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (42) the Due Date for the first Monthly Payment; (43) the original Monthly Payment due; (44) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (45) Appraised Value; (46) appraisal type; (47) automated valuation model (AVM); (48) appraisal date; (49) with respect to the related Mortgagor, the debt-to-income ratio; and (50) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

              Mortgagor: The obligor on a Mortgage Note.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or an Officer and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser, acceptable by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Relief Act: The Servicemembers' Civil Relief Act.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

              Seller Information: As defined in Subsection 32.04(a).

              Servicing Fee: An amount equal to twenty-seven ($27) dollars per Mortgage Loan per month. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement, provided the Transfer Date is greater than thirty (30) days following the related Closing Date.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Standard & Poor's Glossary: With respect to any Mortgage Loan, the Standard & Poor's LEVELS(R) Glossary, as may be in effect at the time of origination of such Mortgage Loan.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Subservicer: Any subservicer which is subservicing any of the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer, and any such subservicer's successors in interest and assigns, shall meet the qualifications set forth in Subsection 7.02 and be acceptable to the Purchaser in its sole discretion.

              Subservicing Agreement: An agreement, acceptable to the Purchaser in its sole discretion, between the Interim Servicer and a Subservicer for the servicing of the related Mortgage Loans.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date:__The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement, which date shall not be more than 30 days following the related Closing Date, unless otherwise agreed upon by the parties hereto.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (1) all principal received after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees, if any.

              SECTION 5. Examination of Mortgage Files.

              At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to MERS Designated Loans), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 120 days (or 180 days in connection with public recording offices located in New York, New Jersey and Pennsylvania), following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Seller shall pay all initial recording fees (except with respect to MERS Designated Loans), if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05 MERS Designated Mortgage Loans.

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition on or prior to the related Closing Date, the Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor and the Custodian as custodian, and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.

              Subsection 7.01 Servicing of the Mortgage Loans; Interim Servicer.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee, if any, with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement. Additionally, and notwithstanding anything to the contrary in the Interim Servicing Agreement, the Interim Servicer shall not impose a prepayment premium in any instance where the mortgage debt is accelerated due to the related Mortgagor's default in making the Mortgage Loan payments unless the Purchaser requests that the Interim Servicer do so (which shall not constitute a breach of Subsection 9.02 (jjj) of this Agreement).

              Subsection 7.02 Subservicing.

              The Mortgage Loans may be subserviced by a Subservicer on behalf of the Seller in accordance with the servicing provisions of the Interim Servicing Agreement, provided that (i) the Subservicer is a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for seller/servicers imposed by Freddie Mac, or which would require notification to Freddie Mac and (ii) the Purchaser approves any Subservicer in writing. The Interim Servicer may perform any of its servicing responsibilities under the Interim Servicing Agreement or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Interim Servicer of a Subservicer shall not release the Interim Servicer from any of its obligations under the Interim Servicing Agreement and the Interim Servicer shall remain responsible under the Interim Servicing Agreement for all acts and omissions of a Subservicer as fully as if such acts and omissions were those of the Interim Servicer. The Interim Servicer shall pay all fees and expenses of any Subservicer engaged by the Interim Servicer from its own funds.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date set forth in the related Purchase Price and Terms Agreement.

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor. (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. Any Monthly Payments received by the Seller sixty one (61) or more days after the Transfer Date will be returned to the related Mortgagor with instructions to remit to the Purchaser or its servicer. The Seller shall assume responsibility for notifying the Successor Servicer of the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then known by the Seller as being in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01 Representations and Warranties Regarding the
Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirements, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws. Additionally, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the "Executive Order") or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the "OFAC Regulations") or in violation of the Executive Order or the OFAC Regulations; and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a "blocked person" for purposes of the OFAC Regulations;

              (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. Immediately prior to each related Closing Date, the Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

              (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

              Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation in the event any and all applicable requirements of any federal, state or local law as described above have not been complied with in all material respects;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) the lien of current real property taxes and assessments not yet due and payable;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

              (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

              (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium was adequately disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein. This representation and warranty is a Deemed Material and Adverse Representation;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. The Mortgage Loan would be a "qualified mortgage," within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines;

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (jjj) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

              (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse
Representation;

              (nnn) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization; and

              (ooo) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was (i) owner-occupied or (ii) the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse
Representation.

              Subsection 9.03 Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days after the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (ccc) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of clauses (rr), (zz), (aaa), (bbb), (iii), (jjj), (kkk), (lll), (mmm) and (ooo) of Subsection 9.02 as well as following a Reconstitution any breach of any Deemed Material and Adverse Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representation and warranty set forth in clause
(ccc) of such Section or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              Three (3) days prior to the repurchase of any Mortgage Loan as set forth above, the Purchaser, the Seller and an independent third party bailee shall arrange for the reassignment of the repurchased Mortgage Loan and the related Servicing Rights to the Seller and the delivery to such independent third party bailee, pursuant to a bailee agreement mutually acceptable to the Purchaser, related Seller and such independent third party bailee, the Mortgage Loan Documents held by the Purchaser or its designee relating to the repurchased Mortgage Loan. Within three (3) Business Days of repurchase, but in no instance later than the related Transfer Date, all Mortgage Files shall be released to Meritage Mortgage Corporation, 7215 Financial Way, Jacksonville, FL 32256, Attn:
Capital Markets. Upon such repurchase, the related Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, the Purchaser's right to request a repurchase hereunder shall not commence until the date which is sixty (60) days following the related Due Date (the "Breach Date"). The Purchaser shall have ninety (90) days following the related Breach Date to notify the Seller and request a repurchase and the Seller shall repurchase such Mortgage Loan within thirty (30) days of receipt of such notice, provided notification is in accordance with Section 17. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such sixty (60) day timeframe in the event of a NSF return.

              Subsection 9.05 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, and with respect to any Mortgage Loan that is repurchased pursuant to Subsection 9.03, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full or repurchase, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At both the Purchaser's and Seller's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser in a mutually acceptable electronic format a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

              (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                            (1) this Agreement (to be executed and delivered
                     only for the initial Closing Date);

                            (2) the Interim Servicing Agreement, dated as of the
                     initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                            (3) with respect to the initial Closing Date, the
                     Custodial Agreement, dated as of the initial Cut-off Date;

                            (4) the related Mortgage Loan Schedule (one copy to
                     be attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                            (5) a Custodian's Certification, as required under
                     the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                            (6) with respect to the initial Closing Date, an
                     Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                            (7) with respect to the initial Closing Date, an
                     Opinion of Counsel of the Seller (who may be an employee of the Seller), substantially in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                            (8) with respect to the initial Closing Date, an
                     Opinion of Counsel of the Custodian (who may be an employee of the Custodian), substantially in the form of an exhibit to the Custodial Agreement(s);

                            (9) a Security Release Certification, in the form of
                     Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                            (10) a certificate or other evidence of merger or
                     change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                            (11) Assignment and Conveyance Agreement in the form
                     of Exhibit G hereto, and all exhibits thereto;

                            (12) with respect to the initial Closing Date, the
                     Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                            (13) a MERS Report reflecting the Purchaser as
                     Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Freddie Mac (the "Freddie Mac Transfer"); or

              (ii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iii) one or more trusts or other entities to be formed as part of one or more Securitization Transaction, provided that the servicing shall be transferred from the Seller to the successor servicer of Purchaser's choice prior to the creation of any REMICs.

              For up to six (6) transfers, the Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements; provided, however, as to each Mortgage Loan to the extent that any facts or circumstances which did not exist on the applicable Closing Date hereunder would render any representation and warranty materially false with respect to such Mortgage Loan if made as of the date of such required restatement, in such event, the Seller shall be permitted to take an exception to the representation and warranty with respect to such changed fact or circumstance with respect to such Mortgage Loan as of the date of such required restatement; provided, further, that the Seller shall be required to notify the Purchaser and any Successor Servicer promptly and no later than the date of such required restatement of any such facts or circumstances.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and
9.02 as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"), such restatement to be in the form of Exhibit B to Exhibit I hereto, or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02 Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information obtained from ABS Net as to its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the related Closing Date, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations hereunder, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.]

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

              (i)    if to the Seller:

                     Meritage Mortgage Corporation
                     9300 SW Gemini Drive
                     Beaverton, OR  97008
                     Attention: Rick Baldwin

                     with copies to:

                     Netbank
                     9710 Two Notch Road
                     Columbia, SC  29223
                     Attn: Director of Loan Administration
                     CC Chief Legal Counsel

                     For issues of repurchases an additional copy to:

                     Meritage Mortgage Corporation
                     7215 Financial Way
                     Jacksonville, FL  32256
                     Attention: Capital Markets

              (ii)   if to the Purchaser:

                     Morgan Stanley Mortgage Capital Inc.
                     1633 Broadway
                     New York, New York 10019
                     Attention: Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

              (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

              (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

              Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, internet website and television advertisements), shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 32. Compliance with Regulation AB.

              Subsection 32.01 Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 32 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the reasonable good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              With respect to those Mortgage Loans that were originated by Seller (including as an acquirer of Mortgage Loans from a Qualified Correspondent) and sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB.

              Subsection 32.02 Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 32.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 32.03 Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                     (i) the originator's form of organization;

                     (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the reasonable good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                     (iii) a description of any material legal or governmental
              proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                     (iv) a description of any affiliation or relationship
              between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1)    the sponsor;
                     (2)    the depositor;
                     (3)    the issuing entity;
                     (4)    any servicer;
                     (5)    any trustee;
                     (6)    any originator;
                     (7)    any significant obligor;
                     (8)    any enhancement or support provider; and
                     (9)    any other material transaction party.

              (b) Except with respect to any Securitization Transaction for which less than 20% of the pool assets (measured by cut-off date principal balance) are Mortgage Loans, if so requested by the Purchaser or any Depositor, in order to comply with its obligations under Regulation AB as determined by the Purchaser in its sole discretion exercised in good faith, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) Subsection 32.03 (a) and (b) notwithstanding, the Seller shall not be required to provide the Purchaser Static Pool Information for any period prior to January 1, 2006 if such Static Pool Information is unknown and not available to the Seller without unreasonable effort or expense, provided the Seller shall provide such Static Pool Information it possesses or can acquire without unreasonable effort or expense and the Seller certifies to the Purchaser that it cannot provide such Static Pool Information without unreasonable effort or expense..

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (vi) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 32.04 Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 32 by or on behalf of the Seller, or provided under this Section 32 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date.

       In the case of any failure of performance described in clause (a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 32, or any breach by the Seller of a representation or warranty set forth in Subsection 32.02(a) or in a writing furnished pursuant to Subsection 32.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 32.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       MERITAGE MORTGAGE CORPORATION
                                              (Seller)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage (which may be provided in electronic form), together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage (which may be provided in electronic form) certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Mortgage Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Mortgage Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) the original mortgagee policy of title insurance (which may be provided in electronic form) or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

              (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

              (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 120 days of the related Closing Date (or 180 days of the related Closing Date as specified in Subsection 6.03 of the Agreement), an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT
                             ----------------------

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and [______________], a
[______________] (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc., an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              ABS Informational and Computational Material means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as may be amended from time to time.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: All information in the Prospectus Supplement, the Offering Circular or any Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party" and "The Mortgage Loan Pool--Underwriting Guidelines", and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) and [(B) comprising static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials or the Free Writing Prospectus or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

              Offering Circular: The offering circular, dated [_______], 200___, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

              Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

              1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) Each party hereto represents and warrants this Agreement has been duly authorized, executed and delivered by such party;

              (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party; and

              (d) The Indemnifying Party hereto represents that the Indemnifying Party Information satisfies the requirements of Sections 1110, 1117, 1119 [and 1105] of Regulation AB [if the Indemnifying Party supplied static pool information regarding mortgage loans originated or acquired by the Indemnifying Party].

                                   ARTICLE III

                                 INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of the representation and warranty set forth in Section 2(d) above or (ii) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

              In the case of the Depositor:
                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              with a copy to:

                    Morgan Stanley Mortgage Capital Inc.
                    1633 Broadway
                    New York, New York 10019
                    Attention: Whole Loans Operations Manager
                    Telephone:

              In the case of the Underwriter:

                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              In the case of the Indemnifying Party:

                    [______________]
                    [______________]
                    [______________]
                    Attention:

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                       [DEPOSITOR]



                                       By:____________________________________
                                          Name:
                                          Title:


                                       [UNDERWRITER]



                                       By:____________________________________
                                          Name:
                                          Title:


                                       [INDEMNIFYING PARTY]



                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

              I, ____________________, hereby certify that I am the duly elected Officer of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

                     (i) Attached hereto as Exhibit 1 is a true, correct and
              complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                     (ii) Attached hereto as Exhibit 2 is a true, correct and
              complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                     (iii) Attached hereto as Exhibit 3 is an original
              certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                     (iv) Attached hereto as Exhibit 4 is a true, correct and
              complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and (b) the Custodial Agreement, dated as of _______ __, 200_ (the "Custodial Agreement"), by and among the Purchaser, the Company, ________________________ (the "Interim Servicer") and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
              ____________.

                     (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                     (vi) Neither the consummation of the transactions
              contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                     (vii) To the best of my knowledge, there is no action,
              suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                     (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                     (ix) The Company is duly authorized to engage in the
              transactions described and contemplated in the Purchase Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: Officer

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting Officer of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


           NAME                   TITLE                   SIGNATURE
           ----                   -----                   ---------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of May 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________
(the "Interim Servicer") and ______________________[CUSTODIAN] (the "Custodial Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

              [We] [I] have examined the following documents:

              (i)    the Purchase Agreement;

              (ii)   the Custodial Agreement;

              (iii)  the form of Assignment of Mortgage;

              (iv)   the form of endorsement of the Mortgage Notes; and

              (v) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

              (i) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

              (ii) The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

              (iii) The Agreements have been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

              (iv) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

              (v) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

              (vi) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              (viii) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

              (ix) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

              (x) The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

                                       Very truly yours,

                                       _____________________________
                                          [Name]
                                          [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

              Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

                Very truly yours,

          ____________________________

          By:__________________________
          Name:________________________
          Title:_________________________
          Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

              The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)

      ________________________________

      ________________________________

      ________________________________



      By:_____________________________

                          II. Certification of Release

              The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _____________________________

                                                By:__________________________
                                                Title:_________________________
                                                Date:_________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                   -------------------------------------------

              On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       ________________________

                                       By: ____________________________________
                                          Name: _______________________________
                                          Title: ______________________________

Accepted and Agreed:

      MORGAN STANLEY MORTGAGE CAPITAL INC.

      By:__________________________________
         Name:
         Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS
                               ------------------

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT


             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
             -------------------------------------------------------
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE
                 ---------------------------------------------

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit I

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                        [__________________________]



                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

     Representations and Warranties as to the Seller and the Mortgage Loans

I.            Representations and Warranties Regarding the Seller

              The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirements, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the Closing Date for the sale of the Mortgage Loans from the Seller to the Purchaser (the "Closing Date");

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as of the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contained any untrue statement of fact or omitted to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

              (q) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date"), the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.           Representations and Warranties Regarding Individual Mortgage Loans

              The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. As of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. As of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. As of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the Servicing Transfer Date;

              (h) No Satisfaction of Mortgage. As of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) the lien of current real property taxes and assessments not yet due and payable as of the Servicing Transfer Date;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. As of the Closing Date, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. As of the Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. As of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law; (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) [Reserved];

              (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

              (ll) No Violation of Environmental Laws. As of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. As of the Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. As of the Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

              (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. The Mortgage Loan would be a "qualified mortgage," within the meaning of Section 860G(a)(3) of the Code, if transferred to a REMIC on its startup day in exchange for the regular or residual interests in the REMIC;

              (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. As of the Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines;

              (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

              (jjj) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

              (kkk) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, credit property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (lll) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

              (mmm) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

              (nnn) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

              (ooo) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization; and

              (ppp) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was (i) owner-occupied or (ii) the Mortgagor's principal residence at the time of the origination of such Second Lien Loan.

                                    EXHIBIT S

                                 AIG AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and AIG Federal Savings Bank (the "Company"):

              In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Purchase Agreement"), each between the Assignor, as purchaser (the "Purchaser"), and the Company, as sellers, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement or (iii) its obligations under Section 33.03(e) of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 with respect to the Mortgage Loans.

Recognition of the Company, as seller
-------------------------------------

              2. From and after the date hereof (the "Securitization Closing Date"),the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, First NLC Financial Services, LLC, Decision One Mortgage Company, LLC, WMC Mortgage Corp., Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as master servicer (the "Master Servicer"), securities administrator (the "Securities Administrator"), and as a servicer ("Wells Fargo"), Saxon Mortgage Services Inc. ("Saxon"), JPMorgan Chase Bank, National Association ("JPMorgan") and HomEq Servicing Corporation (together with Wells Fargo (in its capacity as servicer), Saxon and JPMorgan including their successors in interest and any successor servicer under the Pooling Agreement, the "Servicers"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans (solely to the extent set forth herein), (iii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company, as seller
--------------------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

              (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that with respect to the Mortgage Loans sold by it under the Purchase Agreement, the representations and warranties set forth on Exhibit B hereto are true and correct as of the applicable Closing Date; provided, however, that the Company shall restate the representations and warranties set forth on Exhibit B that match the Servicing Representations and Warranties as set forth in Subsection 9.02 of the Purchase Agreement as of the applicable Transfer Date unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or the Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       AIG FEDERAL SAVINGS BANK



                                       By: /s/ Robert W. Pierce
                                          ------------------------------------
                                          Name:  Robert W. Pierce
                                          Its:   President



                                       By: /s/ Robert Rossiter
                                          ------------------------------------
                                          Name:  Robert Rossiter
                                          Its:   SVP/COO


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By: /s/ Valerie Kay
                                          ------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                        MORGAN STANLEY ABS CAPITAL I INC.



                                       By: /s/ Valerie Kay
                                          ------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

 (Delivered to the Securities Administrator and the Trustee on the Closing Date)

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------


                         Representations and Warranties
                       Regarding Individual Mortgage Loans

              The Company hereby represents and warrants to the Purchaser that, as to each Mortgage Loan sold by it under the Purchase Agreement, as of the related Closing Date (or such other date as specified below) for such Mortgage
Loan:

              (a) Mortgage Loans as Described. As of the Transfer Date, the information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. Except with respect to Mortgage Loans representing approximately .011% of the aggregate principal balance of the Mortgage Loans as of June 1, 2006, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within thirty
(30) days thereafter, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. Except with respect to Mortgage Loans representing approximately .011% of the aggregate principal balance of the Mortgage Loans as of June 1, 2006, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. As of the Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by the applicable Purchase Agreement. Neither the Company nor the related Mortgagor has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

              (h) No Satisfaction of Mortgage. As of the Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law) and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                            (A) with respect to a Second Lien Loan only, the
                     lien of the first mortgage on the Mortgaged Property;

                            (B) the lien of current real property taxes and
                     assessments not yet due and payable;

                            (C) covenants, conditions and restrictions, rights
                     of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                            (D) other matters to which like properties are
                     commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

              Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties) except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage other than any amounts placed in a tax or insurance escrow account pursuant to the Mortgage;

              (m) Ownership. Immediately prior to the related Closing Date, the Company was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Company retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Immediately prior to the related Closing Date, the Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the applicable Purchase Agreement except for any warehouse liens that will be released simultaneously with the sale of the Mortgage Loan to the Purchaser, and following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intended to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Company had no right to modify or alter the terms of the sale of the Mortgage Loan and the Company had no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the applicable Purchase Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by the applicable Purchase Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

              (q) No Defaults. Except with respect to Mortgage Loans representing approximately 0.18% of the aggregate principal balance of the Mortgage Loans as of May 1, 2006, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except for deminimis encroachments acceptable to a prudent mortgage lender that originates mortgage loans similar to the Mortgage Loan in the jurisdiction where the Mortgaged Property is located that will have no adverse affect on the value of the property, provided that any such encroaching improvements are stated in the applicable title insurance policy and affirmatively insured over. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause prudent private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Company generally;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Transfer Date, the origination, servicing and collection practices used by the Company with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Company executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. As of the Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. As of the Transfer Date, the Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, accepted by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Company has complied with, all applicable law with respect to the making of the Mortgage Loans. The Company shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. As of the Transfer Date, with respect to any Second Lien Loan, if applicable to the Company, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Company has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (rr) [Reserved];

              (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Company has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

              (ww) No Failure to Cure Default. The Company has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, that the Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

              (bbb) Single-premium Credit Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

              (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded, or has been sent for recording, and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Company, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale to and been rejected by another investor for material reasons of credit compliance or valuation;

              (iii) [Reserved];

              (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

              (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

              (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) the Company has non-prepayment programs available to Mortgagors, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

              (mmm) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (nnn) [Reserved];

              (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

              (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

================================================================================



              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                            -----------------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.

                                    Purchaser

                            WILMINGTON FINANCE INC.,

                                     Seller

       AIG FEDERAL SAVINGS BANK (through its Wilmington Finance division),

                                     Seller


                             -----------------------

                          Dated as of December 1, 2005

                                  Conventional,
         Fixed and Adjustable Rate, Subprime Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS



SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLERS TO PURCHASER.........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS;
               REMEDIES FOR BREACH..........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLERS..................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

SECTION 32.    OBLIGATIONS JOINT AND SEVERAL................................

SECTION 33.    COMPLIANCE WITH REGULATION AB................................


                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   [RESERVED]

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   [RESERVED]

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H   UNDERWRITING GUIDELINES

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
              -----------------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of December 1, 2005, by and among Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), WILMINGTON FINANCE INC., a Delaware corporation, having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 and AIG FEDERAL SAVINGS BANK (through its Wilmington Finance division), a federally chartered savings bank, having an office at having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 (each a "Seller" and, together, the "Sellers").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Sellers are parties to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Sellers desire to sell, from time to time, to the Purchaser on a nonexclusive basis, and the Purchaser desires to purchase, from time to time, from the Sellers, without recourse to the Sellers but subject to the terms of this Agreement, certain first and second lien, adjustable-rate and fixed-rate subprime residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, at the present time, the Purchaser and each of the Sellers desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein, and upon the execution and delivery of this Agreement by the Purchaser and each of the Sellers this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement effective as of the date hereof;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and each of the Sellers agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              AIG: As defined in Section 7.

              ALTA: The American Land Title Association or any successor thereto.

              Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan (a) that requires only payments of interest until the stated maturity date of the Mortgage Loan or (b) for which Monthly Payments of principal (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

              Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which either Seller's servicing operations are located or (iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Sellers from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

              Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material and Adverse Representation: Each representation and warranty identified as such in Subsection 9.02 of this Agreement.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the applicable Seller in accordance with the terms of this Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The second Business Day of the month in which the related Remittance Date occurs.

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Sellers) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan Performance Information: As defined in Subsection 34.03(e).

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

              Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Sellers from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the applicable Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;
(20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan);
(23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines);
(27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a Home Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; and (47) with respect to the related Mortgagor, the debt-to-income ratio. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

              Mortgagor: The obligor on a Mortgage Note.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of each Seller, and delivered to the Purchaser as required by this Agreement.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Sellers in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Sellers and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser, accepted by the Sellers, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Correspondent: Any Person from which the Sellers purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Sellers and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Sellers, in accordance with underwriting guidelines designated by the Sellers ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Sellers within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Sellers in origination of mortgage loans of the same type as the Mortgage Loans for the Sellers' own accounts or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Sellers on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Sellers; and (iv) the Sellers employed, at the time such Mortgage Loans were acquired by the Sellers, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Sellers.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the applicable Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be remitted to the Purchaser by the applicable Seller in accordance with the terms of this Agreement in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: A Whole Loan Transfer or a Securitization Transaction.

              Reconstitution Agreement: As defined in Section 13.

              Reconstitution Date: As defined in Section 13.

              Relief Act: The Servicemembers' Civil Relief Act.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The fifth Business Day of any month, beginning with the first Remittance Date after the related Closing Date.

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

              Sellers: As defined in the initial paragraph of the Agreement.

              Seller Information: As defined in Subsection 33.04(a).

              Servicing File: With respect to each Mortgage Loan, the file retained by the applicable Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Representations and Warranties: The representations and warranties set forth in Subsection 9.02(a), (f), (h), (ii), (ll), (mm) and (qq).

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Sellers for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Sellers thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Sellers with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Sellers.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Sellers shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Sellers in the related Purchase Price and Terms Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Sellers, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

              WFI: As defined in Section 7.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Sellers agree to sell from time to time on a nonexclusive basis, and the Purchaser agrees to purchase from time to time without recourse to the Sellers but subject to the representations and warranties and terms contained in this Agreement, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Sellers as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Sellers from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The applicable Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Sellers, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Sellers by wire transfer of immediately available funds to an account designated by the Sellers in writing.

              The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser and shall be remitted by the Sellers to the Purchaser on the next Remittance Date.

              SECTION 5. Examination of Mortgage Files.

              At least ten (10) Business Days prior to the related Closing Date, the Sellers shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at the Sellers' place of business in Plymouth Meeting, Pennsylvania. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and reasonably determines, in good faith, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced, at the applicable Seller's option, by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Sellers, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

              SECTION 6. Conveyance from Sellers to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans.

              The Sellers shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Sellers shall cause the Servicing File retained by the Sellers pursuant to this Agreement to be appropriately identified in the Sellers' computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Sellers shall release from their custody the contents of any Servicing File retained by it only in accordance with this Agreement.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the applicable Seller, an Affiliate of the applicable Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Sellers after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Sellers in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The Sellers shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Sellers shall maintain in their possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the Mortgaged Property is located, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property and documentation evidencing insurance coverage. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Sellers may be in the form of microfilm or microfiche so long as the Sellers comply with the requirements of the Fannie Mae Guides or prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the Mortgaged Property is located.

              The sale of each Mortgage Loan shall be reflected on the applicable Seller's balance sheet and other financial statements as a sale of assets by the applicable Seller.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Sellers shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Sellers shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

              The Sellers shall forward to the Custodian, or after the related Closing Date, to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Sellers shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office or title closing agent to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the applicable Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by such Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that such Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that such Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of such Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, such Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Sellers shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Sellers for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Sellers shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Sellers' loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Sellers to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement, the Sellers hereby sell, transfer, assign, convey and deliver to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Sellers as contract servicers of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions set forth in this section provided that if the related Transfer Date has not occurred on or prior to the date which is 60 days after the related Closing Date, the Purchaser and the Sellers hereby agree to negotiate in good faith and enter into a more detailed interim servicing agreement mutually acceptable to the parties. The Sellers shall service the Mortgage Loans on an "actual/actual" basis and otherwise in accordance with the Accepted Servicing Practices and the following provisions of this section. The Sellers shall not be entitled to a servicing fee in connection with the servicing of any Mortgage Loan hereunder.

              In servicing the Mortgage Loans, the Sellers shall comply with all applicable laws, rules and regulations with respect thereto. The Sellers shall take no action with respect to any Mortgage Loan, including entering into any litigation, or any agreement with the related Mortgagor, without the prior written consent of the Purchaser. The Sellers shall promptly notify the Purchaser in writing of any action which should be taken with respect to any Mortgage Loan in accordance with Accepted Servicing Practices. The Sellers shall take no action, and shall not refrain from taking action, which, in either case,
(a) would impair the ability of the Purchaser to realize on or enforce the Mortgage Note or the lien of the Mortgage or any other document related thereto or (b) would jeopardize the rights or remedies available to the Purchaser with respect to any Mortgage Loan or otherwise impair the ability of the Purchaser to realize on the Mortgaged Property with respect to such Mortgage Loan.

              The Sellers shall be obligated to make all advances on the Mortgage Loans with respect to taxes and insurance premiums due and owing (the "T&I Servicing Advances"). Any other servicing advances in excess of $500 shall be made with the prior written consent of the Purchaser. The Sellers shall be required to notify the Purchaser in writing of all advances in excess of $500 required to be made in order to further protect and preserve the Purchaser's interest in the Mortgage Loans and the underlying Mortgaged Property (the "Other Servicing Advances," together with the T&I Servicing Advances, the "Servicing Advances"), and shall make such Other Servicing Advances in a timely fashion unless otherwise instructed by the Purchaser. The Sellers shall be entitled to reimbursement for all Servicing Advances from the Purchaser within 15 Business Days following the Transfer Date.

              The Sellers shall segregate and hold all funds collected and received pursuant to the Mortgage Loans, including Escrow Payments, separate and apart from any of their own funds and general assets in one or more Eligible Accounts.

              The Sellers shall remit to the Purchaser on each Remittance Date all amounts received from any source with respect to the Mortgage Loans. On or prior to each Remittance Date the Sellers shall deliver to the Purchaser a remittance advice in electronic format acceptable to the Purchaser as to the accompanying remittance and the period ending on the related Determination Date and shall additionally specify the number of days which each Mortgage Loan is delinquent, and shall contain an explanation of all Servicing Advances made, the status of all Mortgage Loans in foreclosure or otherwise the subject of litigation, and the status of all other collection efforts with respect to each Mortgage Loan.

              Wilmington Finance Inc. ("WFI"), jointly and severally, and AIG Federal Savings Bank (through its Wilmington Finance division) ("AIG"), severally but not jointly, shall each indemnify and hold harmless the Purchaser from and against any and all losses, claims or causes of actions resulting from the breach by WFI or AIG of any of their covenants set forth herein.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Sellers shall cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 7 herein.

              On or prior to the applicable Transfer Date, the Sellers shall, at their sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Sellers shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Sellers shall provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) Notice to Insurance Companies. The Sellers shall transmit to the applicable insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Sellers shall provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Sellers shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Sellers' possession relating to each related Mortgage Loan.

              (d) Escrow Payments. The Sellers shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Sellers shall provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Sellers shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Sellers.

              (e) Payoffs and Assumptions. The Sellers shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Sellers on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Sellers on each related Mortgage Loan shall be properly applied by the Sellers to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Sellers after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the Business Day following the date of receipt. The Sellers shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Sellers forward with their payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Sellers shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Sellers after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Sellers shall comply with the foregoing requirements with respect to all Monthly Payments received by the Sellers after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage, the Sellers shall be liable for the amount of such shortage. The Sellers shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within seven (7) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Sellers with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Sellers shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Sellers and the Purchaser as appropriate.

              (k) IRS Forms. The Sellers shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Sellers shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to either Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Sellers; Remedies for Breach.

              Subsection 9.01 Representations and Warranties Regarding the
Seller.

              Each Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. Wilmington Finance Inc. is a Delaware corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation. AIG Federal Savings Bank (through its Wilmington Finance division) is a federally chartered savings bank, validly existing, and in good standing under the laws of its jurisdiction of formation. The Seller has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

              (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

              (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

              (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms reasonably requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or (up to the applicable Transfer Date) will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans to the Purchaser pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

              (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

              Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

              Each Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within thirty
(30) days thereafter, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. Neither the Seller nor the related Mortgagor has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

              (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law) and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (A) with respect to a Second Lien Loan only, the lien of
              the first mortgage on the Mortgaged Property;

                     (B) the lien of current real property taxes and assessments not yet due and payable;

                     (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (D) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties) except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage other than any amounts placed in a tax or insurance escrow account pursuant to the Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement except for any warehouse liens that will be released simultaneously with the sale of the Mortgage Loan to the Purchaser, and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Propert, except for deminimis encroachments acceptable to a prudent mortgage lender that originates mortgage loans similar to the Mortgage Loan in the jurisdiction where the Mortgaged Property is located that will have no adverse affect on the value of the property, provided that any such encroaching improvements are stated in the applicable title insurance policy and affirmatively insured over. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause prudent private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, accepted by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, if applicable to the Seller, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File. This representation and warranty is a Deemed Material and Adverse Representation;

              (rr) [Reserved];

              (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder. This representation and warranty is a Deemed Material and Adverse Representation;

              (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage. This representation and warranty is a Deemed Material and Adverse Representation;

              (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

              (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

              (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

              (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a Prepayment Penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to applicable federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the Prepayment Penalty period shall not exceed three (3) years from the date of the Mortgage Note (except as set forth on the related Mortgage Loan Schedule) unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of the related Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. This representation and warranty is a Deemed Material and Adverse Representation;

              (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

              (bbb) [Reserved];

              (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

              (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

              (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

              (fff) Recordation. Each original Mortgage was recorded, or has been sent for recording, and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

              (ggg) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale to and been rejected by another investor for material reasons of credit compliance or valuation;

              (iii) [Reserved];

              (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration. This representation and warranty is a Deemed Material and Adverse Representation;

              (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) Seller has non-prepayment programs available to Mortgagors, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments. This representation and warranty is a Deemed Material and Adverse Representation;

              (mmm) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (nnn) [Reserved];

              (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

              (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

              (qqq) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization. This representation and warranty is a Deemed Material and Adverse Representation; and

              (rrr) Principal Residence. With respect to each Second Lien Loan, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation and warranty is a Deemed Material and Adverse Representation.

              Subsection 9.03 Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either Seller or by the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other; however, in any event, such notice by Purchaser must be made to the applicable Seller within sixty (60) days of the Purchaser's discovery of such breach. In the event that the Purchaser does not deliver such notice within the sixty (60) day timeframe then the Purchaser shall forfeit its right to require such Seller to repurchase the applicable Mortgage Loan.

              Within 60 days of the earlier of either discovery by or notice to the applicable Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), such Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, such Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days after the earlier of either discovery by, or notice to, the applicable Seller of any breach of the representation and warranty set forth in clause (ccc) of Subsection 9.02, such Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material and Adverse Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the applicable Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by such Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the applicable Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, such Seller shall, at such Seller's option and provided that such Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If such Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the applicable Seller shall arrange for the reassignment of the Deleted Mortgage Loan to such Seller and the Purchaser shall reassign the Mortgage Loan affected and any right it may have in the relevant Mortgaged Property to such Seller free and clear of all liens, encumbrances, claims, or interest of any person or entity claiming by, through, or under the Purchaser without recourse and shall execute and deliver to such Seller in recordable form an assignment of the Purchaser's beneficial interest in the affected Mortgage, as well as other documents necessary to reflect the reassignment of any title protection and insurance policies, and the delivery to such Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the applicable Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the applicable Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The applicable Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The applicable Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the applicable Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the applicable Seller shall thereafter be entitled to retain all amounts subsequently received by such Seller in respect of such Deleted Mortgage Loan.

              For any month in which either Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, such Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the applicable Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              As to each Mortgage Loan, on and after the date servicing is transferred from the Sellers to the Purchaser and until such time as the servicing for such Mortgage Loan in reassigned to Sellers, the Purchaser or its designee shall service such Mortgage Loan in conformance and accordance with the servicing practices that Purchaser or its designee would follow in servicing residential mortgage loans held for its own account, giving due consideration to those mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

              In addition to such repurchase or substitution obligation, WFI, jointly and severally, and AIG, severally but not jointly, shall each indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of WFI's or AIG's representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Sellers set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against either Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and 9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by either Seller to the Purchaser, (ii) failure by the applicable Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the applicable Seller by the Purchaser for compliance with this Agreement.

              Notwithstanding the above, in no event shall the indemnifying party be liable to the indemnified party for any punitive, special, incidental, indirect or consequential damages, including but not limited to, lost profits.

              Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan is not paid by the related Mortgagor to the then current mortgagee, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such related Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, with respect to the first scheduled payment of principal and interest due following the related Closing Date, such payment shall not be considered a "First Payment Default" for purposes of this provision until the payment has not been received by the Purchaser within forty-five (45) days of the related Due Date. The Purchaser shall have ninety (90) days following such forty-five (45) day period to notify the Seller and request a repurchase and the Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of receipt of such notice. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such ninety (90) day timeframe in the event of a NSF return of the related first payment.

              Subsection 9.05 [Reserved].

              Subsection 9.06 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, the applicable Seller shall pay the Purchaser, within seven (7) Business Days after Purchaser notifies such Seller in writing (with backup documentation) of such prepayment, such prepayment in full, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Sellers shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Sellers under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Sellers shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

              (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Sellers on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Sellers.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                     (1) this Agreement (to be executed and delivered only for
              the initial Closing Date);

                     (2) with respect to the initial Closing Date, the Custodial
              Agreement, dated as of the initial Cut-off Date;

                     (3) the related Mortgage Loan Schedule (one copy to be
              attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                     (4) a Custodian's Certification, as required under the
              Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                     (5) with respect to the initial Closing Date, an Officer's
              Certificate, in the form of Exhibit C hereto with respect to each of the Sellers, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                     (6) with respect to the initial Closing Date, an Opinion of
              Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

                     (7) a Security Release Certification, in the form of
              Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                     (8) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by either Seller by merger or acquired or originated by either Seller while conducting business under a name other than its present name, if applicable;

                     (9) Assignment and Conveyance Agreement in the form of
              Exhibit G hereto, and all exhibits thereto; and

                     (10) with respect to the initial Closing Date, the
              Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance.

              The Sellers shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Sellers' attorney's fees, shall be paid by the Sellers.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Sellers and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

              (ii) Freddie Mac (the "Freddie Mac Transfer"); or

              (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Sellers agree to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Sellers among the Purchaser, the Sellers and any servicer in connection with a Whole Loan Transfer, a sellers' warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (each, a "Reconstitution Agreement"). Notwithstanding anything contained in this Agreement to the contrary, under no circumstances and in no event shall either Seller be required to service any Mortgage Loans subject to a Securitization Transaction on or after the applicable Reconstitution Date.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Sellers agree (1) to reasonably cooperate with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform a Reconstitution Agreement as required by the Purchaser; (3) to restate the representations and warranties set forth in Subsection 9.01 of this Agreement as of the applicable Reconstitution Date and restate the representations and warranties set forth in Subsection 9.02 of this Agreement as of the applicable Closing Date; provided, however, that the Sellers shall restate the Servicing Representations and Warranties set forth in Subsection
9.02 of this Agreement as of the applicable Transfer Date. The Sellers shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all reasonable information and appropriate verification of information which may be reasonably available to the Sellers or their affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Sellers as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement reasonably required by the Purchaser or any such participant. Moreover, the Sellers agree to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreement. The Sellers shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution, each underwriter or placement agent participating in the Reconstitution and each Person who controls the Purchaser, such affiliate, underwriter or placement agent and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of either Seller regarding either Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document (including, without limitation, structural term sheets, collateral term sheets and computational materials) prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Sellers hold record title to the Mortgages, prior to the Reconstitution Date, the Sellers shall prepare an assignment of mortgage in blank from the Sellers, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Sellers shall execute each assignment of mortgage.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Sellers.

              Subsection 14.01 Additional Indemnification by the Sellers; Third Party Claims.

              (a) WFI, jointly and severally, and AIG, severally but not jointly, shall each indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of WFI's or AIG's indemnification obligations under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of WFI or AIG, as the case may be, to perform its duties and to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of WFI's or AIG's representations, warranties and covenants set forth in this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02 Merger or Consolidation of the Sellers.

              The Sellers will keep in full effect their existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which either Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which either Seller shall be a party, or any Person succeeding to the business of either Seller, shall be the successor of such Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Sellers understand that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Sellers for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Sellers at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Sellers shall also make available any comparable interim statements to the extent any such statements have been prepared by the Sellers (and are available upon request to members or stockholders of the Sellers or the public at large). The Sellers, if they have not already done so, agree to furnish promptly to the Purchaser copies of the statements specified above.

              The Sellers also agree to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Sellers or the financial statements of the Sellers.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of either Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Sellers hereby grant to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Sellers of their obligations under the related Purchase Price and Terms Agreement, and the Sellers agree that they shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

              (i)    if to either Seller:

                     Wilmington Finance Inc.
                     AIG Federal Savings Bank (through its Wilmington Finance division)
                     401 Plymouth Road, Suite 400
                     Plymouth Meeting, Pennsylvania 19462
                     Attention: Carl Messina

              (ii)   if to the Purchaser:

                     Morgan Stanley Mortgage Capital Inc.
                     1221 Avenue of the Americas, 27th Floor
                     New York, New York 10020
                     Attention: Peter Woroniecki - Whole Loan Operations Manager
                     Fax: 212-507-3565
                     Email: peter.woroniecki@morganstanley.com

                     with copies to:

                     Scott Samlin
                     Morgan Stanley - RFPG 1585 Broadway, 10th Floor New York, New York 10036
                     Fax: 212-507-6569
                     Email: scott.samlin@morganstanley.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Sellers are selling the Mortgage Loans and not a debt instrument of either Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Sellers, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Sellers shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Sellers and the Purchaser and the respective permitted successors and assigns of each Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Sellers to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Sellers. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Sellers acknowledge and agree to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Sellers with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Sellers and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Sellers' expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Sellers agree that they will not take any action or permit or cause any action to be taken by any of their agents or affiliates, or by any independent contractors on either Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Sellers, or any of their respective affiliates:

              (i) may advertise its availability for handling refinancings of mortgages in their portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Sellers and any of their affiliates (those it owns as well as those serviced for others); and

              (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact them about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

              Promotions undertaken by the Sellers or by any affiliate of either Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLERS AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Governing Law Jurisdiction; Consent to Service of Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLERS IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 32. Obligations Joint and Several.

            OBLIGATIONS OF SELLERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) WFI HEREBY AGREES TO BE JOINTLY AND SEVERALLY LIABLE FOR ALL REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS AND INDEMNITIES OF THE SELLERS HEREUNDER, AND (B) PURCHASER ACKNOWLEDGES AND AGREES THAT AIG SHALL ONLY BE LIABLE FOR ITS OWN BREACHES, ACTS OR OMISSIONS HEREUNDER AND IN NO EVENT OR UNDER ANY CIRCUMSTANCE SHALL AIG BE LIABLE (WHETHER JOINTLY AND SEVERALLY OR OTHERWISE) FOR THE BREACHES, ACTS OR OMISSIONS OF WFI, INCLUDING, WITHOUT LIMITATION, BREACHES OF REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS OR INDEMNITIES OF WFI HEREUNDER.

              SECTION 33. Compliance With Regulation AB.

              Subsection 33.01 Intent of the Parties; Reasonableness.

              The Purchaser and each Seller acknowledges and agrees that the purpose of Section 33 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, each Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). Each Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Sellers shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Sellers, any Third-Party Originator and the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Sellers by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 33.02 Additional Representations and Warranties of the Sellers.

       (a) Each Seller, as to itself, shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date:
(i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in
Item 1119 of Regulation AB.

       (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03, each Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 33.03 Information to Be Provided by each Seller.

              In connection with any Securitization Transaction the Sellers shall (i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by any Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Sellers shall provide such information regarding (i) each Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

              (A) the originator's form of organization;

              (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against each Seller and each Third-Party Originator; and

              (D) a description of any affiliation or relationship between each Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Sellers by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                  (1)     the sponsor;
                  (2)     the depositor;
                  (3)     the issuing entity;
                  (4)     any servicer;
                  (5)     any trustee;
                  (6)     any originator;
                  (7)     any significant obligor;
                  (8)     any enhancement or support provider; and
                  (9)     any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Sellers shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Sellers, if any Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser by each Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Sellers (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable. The Sellers and the Purchaser agree that either (i) the Sellers shall provide all Static Pool Information, as described above, or (ii) solely with respect to the period of time prior to January 1, 2006, the Sellers shall represent and warrant that they are unable without unreasonable effort or expense to provide Static Pool Information and indemnify the Purchaser for such assessment. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Purchaser or any Depositor shall not be requesting, and the Sellers shall not be required to provide, Static Pool Information from the Sellers until such time that the Purchaser is informed by the Sellers that it is able to comply with the obligations set forth above.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), each Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Sellers.

              If so requested by the Purchaser or any Depositor, each Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to such Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, each Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against such Seller or any Third-Party Originator (to the extent permitted by applicable law) and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between such Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              (e) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement, the Purchaser shall cause the servicer (or another party) to be obligated to provide information, on a monthly basis and in the form customarily provided by such servicer or other party (which need not be customized for the Sellers) with respect to the Mortgage Loans reasonably necessary for the Sellers to comply with their contractual and other obligations under Regulation AB reasonably related to information reasonably requested from the Sellers for purposes of compliance with Regulation AB, including, without limitation, providing to the Sellers Static Pool Information, as set forth in
Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

              Subsection 33.04 Indemnification; Remedies.

              (a) Each Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 33 by or on behalf of any Seller, or provided under this Section 33 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by any Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 33; or

              (iii) any breach by any Seller of a representation or warranty set forth in Subsection 33.02(a) or in a writing furnished pursuant to Subsection 33.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by any Seller of a representation or warranty in a writing furnished pursuant to Subsection 33.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Sellers shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by any Seller or any Third-Party Originator.

              (b) [Reserved].

              (c) The Purchaser shall indemnify the Sellers, each affiliate of the Sellers and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained
              or alleged to be contained in the Loan Performance Information or
              (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

                     (ii) any failure by the Purchaser or by the related
              servicer to deliver any Loan Performance Information as required under Subsection 34.03(e).

                            [Signature Page Follows]

              IN WITNESS WHEREOF, the Sellers and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                             (Purchaser)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       WILMINGTON FINANCE INC.
                                              (Seller)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       AIG FEDERAL SAVINGS BANK (through its
                                         Wilmington Finance division)
                                              (Seller)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Sellers that state law so allows. If the Mortgage Loan was acquired by either Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the applicable Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, such Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of such Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by such Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by either Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by either Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the applicable Seller to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, such Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of such Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the applicable Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

              (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

              (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the applicable Seller to be a true and correct copy of the original.

              In the event an Officer's Certificate of either Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, such Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                                   [RESERVED]

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

              I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________ [COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

                     (i) Attached hereto as Exhibit 1 is a true, correct and
              complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                     (ii) Attached hereto as Exhibit 2 is a true, correct and
              complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                     (iii) Attached hereto as Exhibit 3 is an original
              certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                     (iv) Attached hereto as Exhibit 4 is a true, correct and
              complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company, [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                     (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                     (vi) Neither the consummation of the transactions
              contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                     (vii) To the best of my knowledge, there is no action,
              suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                     (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                     (ix) The Company is duly authorized to engage in the
              transactions described and contemplated in the Purchase Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Vice] President

              I, ________________________, an [Assistant] Secretary of
______________ [COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

           NAME                   TITLE                   SIGNATURE
           ----                   -----                   ---------


---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

                                    EXHIBIT D

                                   [RESERVED]

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------


                                                      ___________________, 200__

[Federal Home Loan Bank of
______ (the "Association")]
________________________
________________________
________________________

Attention:   ___________________________
             ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

              Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.


               Very truly yours,

          ____________________________


          By:__________________________
          Name:________________________
          Title:_________________________
          Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

              The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)

      ________________________________

      ________________________________

      ________________________________




      By:_____________________________



                          II. Certification of Release

              The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _____________________________

                                                By:__________________________
                                                Title:_________________________
                                                Date:_________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                   -------------------------------------------

              On this ___ day of ____________, ________, Wilmington Finance Inc. and AIG Federal Savings Bank (through its Wilmington Finance division) ("Sellers"), as the Sellers under (i) that certain Purchase Price and Terms Agreement, dated as of ________, 200_ (the "PPTA"), and (ii) that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Purchase Agreement"), do hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Sellers have delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Sellers shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Sellers at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       WILMINGTON FINANCE INC.


                                       By: ___________________________________
                                          Name: ______________________________
                                          Title: _____________________________

                                       AIG FEDERAL SAVINGS BANK (through its
                                         Wilmington Finance division)


                                       By: ___________________________________
                                          Name: ______________________________
                                          Title: _____________________________

Accepted and Agreed:

  MORGAN STANLEY MORTGAGE CAPITAL INC.


  By:__________________________________
     Name:
     Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS
                               ------------------

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
             -------------------------------------------------------
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE
                 ---------------------------------------------

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES
                             -----------------------

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit J
                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLERS] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of December 1, 2005, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the applicable Closing Date; provided, however, that the Seller shall restate the representations and warranties set forth on Exhibit B that match the Servicing Representations and Warranties as set forth in Subsection 9.02 of the Purchase Agreement as of the applicable Transfer Date unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       WILMINGTON FINANCE INC.


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       AIG FEDERAL SAVINGS BANK (through its
                                        Wilmington Finance division)


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                        [__________________________]


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                         Representations and Warranties
                       Regarding Individual Mortgage Loans

                                    EXHIBIT T

                           ACCREDITED-MSMC AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT


              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Accredited Home Lenders, Inc. (the "Company"):

              For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Fifth A&R Purchase Agreements"), and that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (together with the Fifth A&R Purchase Agreement, the "Purchase Agreements") each between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreements relate to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreements which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreements (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, First NLC Financial Services, LLC, Decision One Mortgage Company, LLC, WMC Mortgage Corp., Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as master servicer (including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer"), securities administrator (including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), and as a servicer ("Wells Fargo"), Saxon Mortgage Services Inc. ("Saxon"), JPMorgan Chase Bank, National Association ("JPMorgan") and HomEq Servicing Corporation (together with Wells Fargo (in its capacity as servicer), Saxon and JPMorgan including their successors in interest and any successor servicer under the Pooling Agreement, the "Servicers"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the applicable Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the applicable Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser or the Custodian under the applicable Purchase Agreement insofar as they relate to the Mortgage Loans shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreements which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreements with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreements. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or if required, such approval has been obtained prior to the date hereof; and

              (d) Except as previously identified by the Company to the Assignor in writing, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreements, and the Company is solvent.

              4. Pursuant to Section 13 of each Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of each Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreements (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the applicable Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.




                                       ACCREDITED HOME LENDERS, INC.


                                       By: /s/ Melissa G. Dant
                                          ------------------------------------
                                          Name:  Melissa G. Dant
                                          Its:   Senior Secondary Markets,
                                                 Counsel, AVP & Ass't Sec'y


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Its:   Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

 (Delivered to the Securities Administrator and the Trustee on the Closing Date)

                                                                           Final


                                    Exhibit B


       Representations and Warranties Regarding Individual Mortgage Loans.
       -------------------------------------------------------------------

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date") (unless otherwise expressly indicated) for such Mortgage Loan. Capitalized terms used but not otherwise defined in this Exhibit B shall have the meanings ascribed thereto in the applicable Purchase Agreement:

              (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule delivered to the Purchaser by the Seller on the Servicing Transfer Date (the "Mortgage Loan Schedule") is complete, true and correct;

              (b) Payments Current. Except as set forth on the Mortgage Loan Schedule, all payments required to be made up to the Servicing Transfer Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. Except as set forth on the Mortgage Loan Schedule, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

              (c) No Outstanding Charges. Except as set forth on the Mortgage Loan Schedule, to the Seller's knowledge as of the Servicing Transfer Date there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the securitization (the "Securitization Closing Date"), the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was funded;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section
2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase of the Mortgage Loan as contemplated by this Agreement. As of the Securitization Closing Date, the Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. As of the Securitization Closing Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan, following the Servicing Transfer Date;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) as of the origination date of the related Manufactured Home Mortgage Loan, the related manufactured dwelling will be the principal residence of the related Mortgagor, and (vi) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under
Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended, and (y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the Seller's knowledge, from the date of origination up to the Servicing Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

the lien of current real property taxes and assessments not yet due and payable;

                            (A) covenants, conditions and restrictions, rights
                     of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                            (B) other matters to which like properties are
                     commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.


Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser. As used in this Subsection 9.02, "enforceable" shall be deemed to be subject to bankruptcy laws and general principles of equity;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation or similar occurrence with respect to the origination of a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines, and as to which a completed Fannie Mae form 442 has been delivered to the Purchaser within sixty (60) days after the Closing Date, as of the Securitization Closing Date the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. As of the Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the Purchase Price, the Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the Purchase Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. As of the Closing Date, the Seller intended to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. As of the Securitization Closing Date, no Mortgage Loan had an LTV at origination greater than 100%.

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i) and (ii) of paragraph (j) of this Subsection 9.02, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase of the Mortgage Loan as contemplated by this Agreement. Unless otherwise disclosed by the Seller to the Purchaser in writing on or prior to the Servicing Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Except as set forth on the Mortgage Loan Schedule and other than payments due but not yet 30 days or more delinquent, to the Seller's knowledge as of the Servicing Transfer Date, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. Unless otherwise disclosed by the Seller to the Purchaser in writing on or prior to the Servicing Transfer Date, except as insured against by the related title insurance, to the Seller's knowledge as of the Servicing Transfer Date there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and unless otherwise disclosed by the Seller to the Purchaser in writing on or prior to the Servicing Transfer Date, to the Seller's knowledge as of the Servicing Transfer Date no improvements on adjoining properties encroach upon the Mortgaged Property. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. As of the Securitization Closing Date, either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller,
(ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Principal payments on the Mortgage Loan are required to commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap, are as set forth on the Mortgage Loan Schedule. Except with respect to a "balloon" Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the Purchase Agreements as Exhibit G). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the Mortgaged Property is capable of being lawfully occupied under applicable law. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. The Seller has no knowledge as of the Servicing Transfer Date of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing, other than the subprime nature of such credit standing, that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan, to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project Mortgage Loan was originated in accordance with, and, at the time of origination, the Mortgaged Property met the guidelines set forth in the Seller's Underwriting Guidelines in effect at such time;

              (cc) Transfer of Mortgage Loans. As of the Securitization Closing Date, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) [Reserved];

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. As of the Securitization Closing Date, any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. As of the Closing Date, there have not been any condemnation proceedings with respect to the Mortgaged Property and as of the Servicing Transfer Date the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller through the Servicing Transfer Date, and, as of such date, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments collected by the Seller have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and all escrows that have been established have been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized by the Seller under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (kk) Other Insurance Policies. Unless otherwise disclosed by the Seller to the Purchaser in writing, to the Seller's knowledge as of the Servicing Transfer Date no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. Unless otherwise disclosed by the Seller to the Purchaser in writing, as of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. Unless otherwise disclosed by the Seller to the Purchaser in writing, to the Seller's knowledge, as of the Servicing Transfer Date, based upon customary and prudent residential mortgage industry underwriting standards, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge as of the Servicing Transfer Date of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or any similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfied the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has executed one or more statements to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement(s) in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, no Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Value of Mortgaged Property. Unless otherwise disclosed by the Seller to the Purchaser in writing, the Seller has no knowledge as of the Servicing Transfer Date of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

              (rr) No Defense to Insurance Coverage. Unless otherwise disclosed by the Seller to the Purchaser in writing, to the Seller's knowledge as of the Servicing Transfer Date no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

              (ss) Escrow Analysis. With respect to each Mortgage, prior to the Closing Date the Seller had within the previous twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced by the Seller in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (vv) Leaseholds. As of the Closing Date and to Seller's knowledge as of the Servicing Transfer Date, if the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the collateral assignment of the lease without the lessor's consent (or such consent has been obtained) and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (ww) Prepayment Penalty. (i) Each Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note, except as set forth on the Mortgage Loan Schedule, and (ii) no such prepayment penalty may be imposed for a term in excess of five (5) years from the date of origination;

              (xx) Predatory Lending Regulations. None of the Mortgage Loans (a) is covered by the Home Ownership and Equity Protection Act of 1994 or (b) is classified as a "high cost home," "threshold," "covered" (excluding a "covered home loan" as defined in clause (1) of the definition of such term under the New Jersey Home Ownership Security Act of 2002), "high risk home", "predatory" or similar loan under any other applicable federal, state or local law (including without limitation any regulation or ordinance) (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) is a Mortgage Loan categorized as "High Cost" or "Covered" pursuant to Appendix E of the Standard & Poor's Glossary, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

              (yy) Single-premium credit life insurance policy. As of the Securitization Closing Date, in connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance a single-premium credit life insurance policy;

              (zz) Compliance with Anti-Money Laundering Laws. As of the Closing Date and to Seller's knowledge as of the Servicing Transfer Date, the Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

              (aaa) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

              (bbb) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

              (ccc) Fair Credit Reporting Act. Accredited has, in its capacity as servicer for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ddd) Mortgagor Selection. As of the Securitization Closing Date, no Mortgagor was encouraged or required to select a mortgage loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the related Mortgagor's application to such affiliate for underwriting consideration;

              (eee) Underwriting Methodology. As of the Securitization Closing Date, the methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan, relying on the Mortgagor's representation of the Mortgagor's income in the case of loan programs which did not require verification of the Mortgagor's income;

              (fff) Mortgage Loans with Prepayment Premiums. As of the Securitization Closing Date, with respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the Mortgage Loan's funding, the related Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law;

              (ggg) Purchase of Insurance. As of the Securitization Closing Date, no Mortgagor was required to purchase any credit life, disability, accident, health insurance product or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (hhh) Disclosure of Fees and Charges. As of the Securitization Closing Date, all fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

              (iii) No Arbitration. No Mortgage Loan originated on or after August 1, 2004, requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

================================================================================



                    FIFTH AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT


                               ------------------


                      MORGAN STANLEY MORTGAGE CAPITAL INC.,


                                    Purchaser


                         ACCREDITED HOME LENDERS, INC.,


                                     Seller


                               ------------------


                          Dated as of December 1, 2005



                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans



================================================================================

                                TABLE OF CONTENTS



SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

   Subsection 6.01   Conveyance of Mortgage Loans; Possession of
                     Servicing Files........................................

   Subsection 6.02   Books and Records......................................

   Subsection 6.03   Delivery of Mortgage Loan Documents....................

   Subsection 6.04   Quality Control Procedures.............................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01   Representations and Warranties Regarding the Seller....

   Subsection 9.02   Representations and Warranties Regarding Individual
                     Mortgage Loans.........................................

   Subsection 9.03   Remedies for Breach of Representations and
                     Warranties.............................................

   Subsection 9.04   [RESERVED].............................................

   Subsection 9.05   Mortgage Loans with First Payment Defaults;
                     Repurchase.............................................

   Subsection 9.06   Repurchase of Certain Mortgage Loans That Prepay
                     in Full................................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

   Subsection 14.01  Additional Indemnification by the Seller;
                     Third Party Claims.....................................

   Subsection 14.02  Merger or Consolidation of the Seller..................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY...........................................

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    SUBMISSION TO JURISDICTION; WAIVERS..........................

SECTION 32.    CONFIDENTIALITY..............................................

SECTION 33     COMPLIANCE WITH REGULATION AB................................

   Subsection 33.01  Intent of the Parties; Reasonableness..................

   Subsection 33.02  Additional Representations and Warranties
                     of the Seller..........................................

   Subsection 33.03  Information To Be Provided by the Seller...............

   Subsection 33.04  Indemnification........................................

                                    EXHIBITS


EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE


EXHIBIT B   [RESERVED]


EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE


EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER


EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION


EXHIBIT G   UNDERWRITING GUIDELINES


EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT


EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT


EXHIBIT J   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

              FIFTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
              -----------------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This FIFTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of December 1, 2005, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and Accredited Home Lenders, Inc., a California corporation, having an office at 15030 Avenue of Science, Suite 100, San Diego, California 92128 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Fourth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2005, (the "Original Purchase Agreement"), pursuant to which the Seller may sell, from time to time, to the Purchaser, and the Purchaser may purchase, from time to time, from the Seller, certain conventional adjustable and fixed rate B/C, residential first mortgage loans (the "Mortgage Loans") on a servicing released basis as described therein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided therein (each, a "Closing Date"); and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Other capitalized terms used in this Agreement and not defined herein shall have the respective meanings set forth in the Interim Servicing Agreement.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association or any successor thereto.

              Ancillary Income: All late charges, assumption fees, escrow account benefits, reinstatement fees and similar types of fees arising from or in connection with any Mortgage, to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

              Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

              Appropriate Federal Banking Agency: Appropriate Federal Banking Agency shall have the meaning ascribed to it by Section 1813(q) of Title 12 of the United States Code, as amended from time to time.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              BIF: The Bank Insurance Fund, or any successor thereto.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in (a) the State of New York, (b) the state in which the Seller's servicing operations are located or
(c) the State in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a fixed rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Account: The separate trust account created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Custodial Agreement: The Custodial Agreement, dated as of the date hereof, among the Seller, the Purchaser and the Custodian, which governs the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

              Custodian: Deutsche Bank Trust Company Americas, or its successor in interest or permitted assigns, or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Due Period: With respect to each Remittance Date and any Mortgage Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan occurring in the month preceding the month of the Remittance Date and ending on the next Due Date.

              Equity Take-out Refinanced Mortgage Loan: A Mortgage Loan used to refinance an existing mortgage loan, the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

              Escrow Account: The separate account created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              FHA Approved Mortgagee: A corporation or institution approved as a mortgagee by the FHA under the Act, and applicable HUD regulations, and eligible to own and service mortgage loans such as the FHA mortgage loans.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Insured Depository Institution: Insured Depository Institution shall have the meaning ascribed to such term by Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicing Agreement: The Interim Servicing Agreement, between Purchaser and Seller, as servicer, dated as of August 1, 2002, as amended by Amendment No. 1, dated as of January 15, 2004, which agreement provides for the Seller to service the Mortgage Loans for an interim period.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap set forth as an amount per annum on the related Mortgage Loan Schedule.

              Limited Documentation Program: The guidelines under which the Seller generally originates Mortgage Loans principally on the basis of the Loan-to-Value Ratio of the related Mortgage Loan and the creditworthiness of the Mortgagor.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, or was made within 12 months following such acquisition, the purchase price of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual, (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System, and (c) the Seller has designated or will designate the Custodian as the Custodian on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule attached to the Purchase Price and Terms Agreement as the "Points Schedule" together with the schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;
(20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan);
(23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines);
(27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a Home Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; and (48) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

              Mortgagor: The obligor on a Mortgage Note.

              Non-Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which does not contain a provision pursuant to which the Mortgagor may convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan.

              Nonrecoverable Advance: Any advance previously made or proposed to be made in respect of a Mortgage Loan which, in the good faith judgment of the Seller, will not or, in the case of a proposed advance, would not, be ultimately recoverable from related Insurance Proceeds, Liquidation Proceeds or otherwise. The determination by the Seller that it has made a Nonrecoverable Advance or that any proposed advance of principal and interest, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officers' Certificate delivered to the Purchaser.

              OCC: Office of the Comptroller of the Currency, and any successor thereto.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President (including Assistant Vice Presidents) and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision, and any successor thereto.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price Percentage: As defined in the related Purchase Price and Terms Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., or its successor in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre~purchase or post~purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the highest rating category by any of the Rating Agencies with respect to primary mortgage insurance and in the two highest rating categories by Best's with respect to hazard and flood insurance (or such other rating as may be required by a Rating Agency in connection with a Securitization Transaction in order to achieve the desired ratings for the securities to be issued in connection with such Securitization Transaction).

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Relief Act: The Soldiers' and Sailors' Civil Relief Act of 1940, as amended, and any other comparable state statute.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Accredited Home Lenders, Inc., its successors in interest and assigns.

              Seller Information: As defined in Subsection 33.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Seller under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Seller, or as otherwise provided under this Agreement.

              Servicing Fee Rate: 50 basis points (0.50%) per annum.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)~(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller (which take into account the exception policies set forth therein), a copy of which is attached hereto as Exhibit G and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

              Well Capitalized: Well Capitalized shall mean, with respect to any Insured Depository Institution, the maintenance by such Insured Depository Institution of capital ratios at or above the required minimum levels for such capital category under the regulations promulgated pursuant to Section 1831(o) of the United States Code, as amended from time to time, by the Appropriate Federal Banking Agency for such institution, as such regulation may be amended from time to time.

              Whole Loan Agreement: Any Reconstitution Agreement in respect of a Whole Loan Transfer.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller is obligated to deliver those Mortgage Loans funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which are not being purchased by the Purchaser deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received. The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least five (5) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage pertaining to each Mortgage Loan (except with respect to each MERS Designated Mortgage Loan), or
(b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein; provided, however, that the Purchaser may not demand repurchase, substitution or other relief on the basis that a Mortgage Loan examined by the Purchaser or its designee prior to purchase does not comply with the Underwriting Guidelines provided by the Seller to the Purchaser prior to such examination and attached as an exhibit hereto.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by it pursuant to this Agreement to be appropriately identified in its computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02. Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and applicable requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides, if applicable. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche so long as the Seller complies with the requirements of the Fannie Mae Guides, if applicable.

              Subsection 6.03. Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than three (3) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

              The Seller shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04. Quality Control Procedures.

              The Seller shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Seller. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Standards and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Seller as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Purchaser and Seller shall execute the Interim Servicing Agreement on the Closing Date. Pursuant to the Interim Servicing Agreement, the Seller shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to each Mortgage Loan from the related Closing Date until the termination of the Interim Servicing Agreement with respect to such Mortgage Loan as set forth therein.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cease all servicing responsibilities related to the related Mortgage Loans. The Transfer Date shall be the date determined in accordance with Section 6.03 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, or as otherwise specified below, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with copies of all such related notices within five (5) Business Days following the Transfer Date;

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall provide the Purchaser with copies of all such notices within five (5) Business Days following the Transfer Date;

              (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein);

              (d) Escrow Payments. The Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller;

              (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the Transfer Date;

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor;

              (g) Mortgage Payments Received After Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within one (1) Business Day following the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by the it after the Transfer Date;

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                     (i) All parties shall cooperate in correcting
              misapplication errors;

                     (ii) The party receiving notice of a misapplied payment
              occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

                     (iii) If a misapplied payment which occurred prior to the
              Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                     (iv) If a misapplied payment which occurred prior to the
              Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                     (v) Any check issued under the provisions of this Section
              8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments;

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements as set forth in this Agreement;

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate;

              (k) IRS Forms. The Seller shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph; and

              (l) MERS. With respect to each MERS Designated Mortgage Loan, the Seller shall, on or before the Transfer Date, designate, as directed by the Purchaser, the Purchaser, or its designee, as the Servicer on the MERS(R) System. In addition, the Seller shall promptly take all other actions reasonably requested by Purchaser with respect to MERS Designated Mortgage Loans and the MERS(R) System to effectuate and evidence the transfer of servicing in accordance with the terms of this Agreement and the Interim Servicing Agreement.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01. Representations and Warranties Regarding the Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law, but subject to bankruptcy laws and general principles of equity; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. Seller has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by HUD, the OTS, the OCC or the FDIC, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. Except as previously identified by the Seller to the Purchaser in writing, there is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been or will be obtained prior to the date required by federal, state or local law;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not intentionally made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (k) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (l) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

              (m) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated.

              Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was funded;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section
2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase of the Mortgage Loan as contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home; provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended, and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

              (i) the lien of current real property taxes and assessments not yet due and payable;

              (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

              (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

              Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser. As used in this Subsection 9.02, "enforceable" shall be deemed to be subject to bankruptcy laws and general principles of equity;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, or similar occurrence with respect to the origination of a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines, and as to which a completed Fannie Mae form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Upon payment of the Purchase Price, the Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan had an LTV at origination greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i) and (ii) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase of the Mortgage Loan as contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. Except as insured against by the related title insurance, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Principal payments on the Mortgage Loan are required to commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap, are as set forth on the related Mortgage Loan Schedule. Except with respect to a "balloon" Mortgage Loan, the Mortgage
Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is capable of being lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing, other than the subprime nature of such credit standing, that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan, to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Seller's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-on-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) [Reserved];

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and, if requested by the Mortgagor, has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (kk) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. To the best of Seller's knowledge, based upon customary and prudent residential mortgage industry underwriting standards, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Soldiers' and Sailors' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or any similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfied the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed one or more statements to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement(s) in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

              (rr) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

              (ss) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

              (uu) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (vv) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the collateral assignment of the lease without the lessor's consent (or such consent has been obtained) and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (ww) Prepayment Penalty. (i) Each Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note, except as set forth on the related Mortgage Loan Schedule, and (ii) no such prepayment penalty may be imposed for a term in excess of five (5) years from the date of origination;

              (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

              (yy) Single-premium credit life insurance policy. In connection with the origination of the Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

              (zz) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

              (aaa) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

              (bbb) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service or another issuer reasonably acceptable to the Purchaser, and such contract is transferable;

              (ccc) Reports. On or prior to the related Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor and the Custodian as the Custodian with respect to each MERS Designated Mortgage Loan;

              (ddd) MERS Designations. With respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor, the Custodian as the Custodian and no Person shall be listed as Interim Funder on the MERS(R) System;

              (eee) [Reserved];

              (fff) Fair Credit Reporting Act. The Seller has, in its capacity as servicer for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ggg) Mortgagor Selection. No Mortgagor was encouraged or required to select a mortgage loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the related Mortgagor's application to such affiliate for underwriting consideration;

              (hhh) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan, relying on the Mortgagor's representation of the Mortgagor's income in the case of loan programs which did not require verification of the Mortgagor's income;

              (iii) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the Mortgage Loan's funding, the related Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law;

              (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (kkk) [Reserved];

              (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

              (mmm) No Arbitration. No Mortgage Loan originated on or after August 1, 2004, requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

              Subsection 9.03. Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File in accordance with Section 5 hereof. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in paragraph (ww)(ii), (xx), (yy), (aaa), (fff), (ggg),
(hhh), (iii), (jjj), (lll) or (mmm) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. With regards to any repurchase under this Subsection 9.03: (i) the repurchase request must be made by the Purchaser in a prompt and timely manner and must contain reasonably sufficient information to enable the Seller to evaluate the request, including in the case of a first payment default, the payment history and collection comments, and (ii) with respect to any Mortgage Loan which was never included in a Securitization Transaction, the Purchaser shall use best efforts to notify the Seller of any known breach of a representation and warranty and require the Seller to repurchase such Mortgage Loan prior to foreclosure procedures commencing on such Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price, for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price, to the Purchaser or its designee in accordance with the Purchaser's instructions. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. The Purchaser shall advise its servicer/subservicer that such repurchase had taken place promptly after the Repurchase Price has been received. At the same time the Seller shall provide servicing transfer instructions to each of the Purchaser and the Purchaser's servicer/subservicer so it may adequately comply with the provisions set forth below.

              Promptly upon the Purchaser's receipt of the Repurchase Price, the Purchaser shall or shall cause its designee to release the Purchaser's interest in the repurchased Mortgage Loan or Loans and shall promptly effect, or cause to be effected, (i) the reconveyance of such repurchased Mortgage Loan or Loans to the Seller free and clear of any lien, charge or encumbrance suffered or incurred by the Purchaser and (ii) the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan (and in any event within thirty days after the Seller repurchases the Mortgage Loan or Loans). In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller or any other party in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04.[RESERVED].

              Subsection 9.05. Mortgage Loans with First Payment Defaults; Repurchase.

              In the event that the first Monthly Payment with respect to any Mortgage Loan due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price; provided, however, the Seller shall have until the date which is sixty (60) days following such Due Date (the "Breach Date") to cause the related Mortgagor to cure any such nonpayment. In addition, and notwithstanding the foregoing, the Purchaser's right to request a repurchase hereunder shall not commence until the Breach Date. The Purchaser shall have sixty (60) days following the Breach Date (the "Notice Period") to notify the Seller and request a repurchase and the Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of receipt of such notice; provided that the repurchase request includes the related payment history and collection comments. Also, the Purchaser reserves the right to request a repurchase following the expiration of the Notice Period in the event of a NSF return in connection with such first Monthly Payment that is not cured, provided the Purchaser notifies the Seller of such a repurchase request within thirty (30) days of notice of such NSF return but in no event more than one hundred eighty
(180) days following the related Due Date.

              Subsection 9.06. Repurchase of Certain Mortgage Loans That Prepay in Full.

              With respect to Mortgage Loans without prepayment penalties, in the event that any such Mortgage Loan prepays in full during the first three months following the related Closing Date, the Seller shall pay the Purchaser, within ten (10) Business Days of such prepayment in full, an amount equal to the product of the applicable Purchase Price Percentage less 100%, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date; provided, however, that the Purchaser must request that Seller pay such amount within sixty (60) days of the date the Mortgage Loan is prepaid in full.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Seller under this Agreement and under the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

              (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              4. the related Mortgage Loan Schedule (one copy to be attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

              6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

              11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto, or in the form of the Seller's warehouse lender's standard bailee letter, subject to the Purchaser's reasonable approval, executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached hereto as Exhibit G;

              14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              15. Exhibit B to the related Assignment and Conveyance Agreement; and

              16. a MERS Report reflecting the Purchaser as Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen, the legal fees and expenses of its attorneys and the costs and expenses of the Custodian. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights, including costs and expenses related to the servicing transfer from the Seller to any successor servicer, recording fees, fees for a one-time transfer on the MERS(R) System, fees for title policy endorsements and continuations and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

              (ii)   Freddie Mac (the "Freddie Mac Transfer"); or

              (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Seller, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein are designated the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement in connection with such Reconstitution that occurs on or prior to the date which is six (6) months following the related Closing Date, such restatement to be in the form of Exhibit B to Exhibit I hereto. The Seller shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser or any such other participant and as are customarily provided in connection with Securitization Transactions involving mortgage loans similar to the Mortgage Loans; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit J. The Seller shall indemnify the Purchaser, each Affiliate designated by the Purchaser and each Person who controls the Purchaser or such Affiliate and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties or to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios. The Purchaser shall use reasonable best efforts to cause any prospective purchaser to enter into a confidentiality agreement in connection with such financial information.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

                     (i)    if to the Seller:

                            Accredited Home Lenders, Inc.
                            15030 Avenue of Science, Suite 100
                            San Diego, California  92128
                            Attention: Capital Markets

                     (ii)   if to the Purchaser:

                            Morgan Stanley Mortgage Capital Inc.
                            1633 Broadway
                            New York, New York 10019
                            Attention: Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser. This Agreement may be assigned, pledged or hypothecated by the Purchaser without the consent of the Seller. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without (i) the prior written consent of the Purchaser; or (ii) written notice from the related borrower or obligor under a Mortgage Loan of such party's intention to refinance such Mortgage Loan. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Submission to Jurisdiction; Waivers.

              The Seller hereby irrevocably and unconditionally:

              (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

              (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

              (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

              (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

              SECTION 32. Confidentiality.

              The Seller hereby acknowledges the Purchaser's need to share non-public information ("Information") with the Purchaser's employees, Affiliates, attorneys or accountants (the "Representatives"), as well as Persons performing due diligence investigations in connection with securities or merger/acquisition transactions, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws (collectively with the Representatives, the "Agents"). The Purchaser hereby agrees to use best efforts to avoid causing the Seller to violate applicable securities laws governing publicly traded companies. The Purchaser and the Seller shall use mutual best efforts to determine which Information will remain confidential.

              SECTION 33. Compliance with Regulation AB

              Subsection 33.01. Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 33 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. Furthermore, the Purchaser and the Company agree that if any such changes in the interpretations of the requirements of Regulation AB materially affect this
Section 33, then the Purchaser and the Seller will amend such affected provisions. In connection with the above, the Purchaser agrees to give the Seller prompt written notice of changes in the requirements of Regulation AB that might affect its obligations under this Section 33. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third Party Originator and the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

              Subsection 33.02 Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any Third Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 33.03 Information To Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Subsection, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Subsection. Notwithstanding the foregoing, it is understood and agreed that (1) the information required pursuant to Items 1103(a)(1), 1110(a) and 1119 of Regulation AB (including the information required pursuant to subparts (a)(A), (a)(D) and (c)(i)(B) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 10% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction, (2) the information required pursuant to Items 1110(b) and 1117 of Regulation AB (including the information required pursuant to subparts (a)(B), (a)(C) and (c)(i)(A) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 20% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction and (3) the information required pursuant to Item 1105 of Regulation AB (including the information required pursuant to subpart (b) below) shall only be required in Securitization Transactions in which such Static Pool Information is material, as determined by the Purchaser or Depositor in its sole reasonable determination of the requirements of Regulation AB. Notwithstanding the foregoing, neither the Purchaser nor any Depositor shall exercise its right to request delivery of such information or other performance under these provisions other than in good faith or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

              (a) Subject to the provisions of the preceding paragraph, if so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or
(ii) each Third Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum.

              (i) the originator's form of organization;

              (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originator's credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (iii) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third Party Originator; and

              (iv) a description of any affiliation or relationship between the Seller, each Third Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

              (1)    the sponsor;
              (2)    the depositor;
              (3)    the issuing entity;
              (4)    any servicer;
              (5)    any trustee;
              (6)    any originator;
              (7)    any significant obligor;
              (8)    any enhancement or support provider; and
              (9)    any other material transaction party.

              (b) Subject to the provisions of the initial paragraph, if so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) Subject to the provisions of the initial paragraph, if so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third Party Originator and any of the parties specified in clause (vi) of paragraph (a) of this Subsection (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              (e) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

              Subsection 33.04 Indemnification.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
Section 33 by or on behalf of the Seller, or provided under this Section 33 by or on behalf of any Third Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 33; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 33.02(a) or in a writing furnished pursuant to Subsection 33.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 33.02(b) to the extent made as of a date subsequent to such closing date.

              (b) In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

              (c) The Purchaser shall indemnify the Seller, each affiliate of the Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained
              or alleged to be contained in the Loan Performance Information or
              (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

                     (ii) any failure by the Purchaser or by the related
              servicer to deliver any Loan Performance Information as required under Subsection 34.03(e).

                     [Signatures Commence on Following Page]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                       ACCREDITED HOME LENDERS, INC.
                                              (Seller)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                                                       Exhibit A

                                    EXHIBIT A
                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or MERS, with respect to each MERS Designated Mortgage Loan) with evidence of recording thereon;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder, preliminary report or commitment for title issued by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              Notwithstanding the foregoing, in connection with any item described above in clauses (c), (d) or (f), if the Seller cannot deliver or cause to be delivered the original of any such item with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such item has been delivered for recordation or because such item has been lost or because such public recording office retains the original recorded item (each such item, a "Delayed Document"), the Seller shall deliver or cause to be delivered to the Custodian, (i) in the case of a delay caused by the public recording office, a photocopy of such Delayed Document, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) to the effect that such copy is a true and correct copy of the Delayed Document that has been dispatched to the appropriate public recording office for recordation (and the original recorded Delayed Document or a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document will be promptly delivered to the Custodian upon receipt thereof by the Seller); or (ii) in the case of a Delayed Document where a public recording office retains the original recorded Delayed Document or in the case where a Delayed Document is lost after recordation in a public recording office, a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                                   [RESERVED]

                                                                       Exhibit C

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

              I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a corporation organized under the laws of the state of ____________] (the "Company") and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver agreements such as the Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_, by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of _______ __, 200_, by and between the Company and the Purchaser (the "Servicing Agreement"), and the Custodial Agreement dated as of _____ __, 200_ by and among the Company, the Purchaser and Deutsche Bank Trust Company Americas (the "Custodial Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Servicing Agreement, the Custodial Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. Except as previously identified by the Company to the Purchaser in writing, to the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement.

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Servicing Agreement, (c) the Custodial Agreement and
       (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
       Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement, the Servicing Agreement and the Custodial Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Executive/Assistant Vice] President

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Executive/Assistant Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


           NAME                   TITLE                   SIGNATURE
           ----                   -----                   ---------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor,
New York, New York 10036

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of _________ __, 200_ (the "Purchase Agreement"), which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, 200_ among the Purchaser, the Company and Deutsche Bank Trust Company Americas (the "Custodial Agreement"), and serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, 200_ by and between the Seller and the Purchaser (the "Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Servicing Agreement.

              [We] [I] have examined the following documents:

              1.     the Purchase Agreement;

              2.     the Servicing Agreement;

              3.     the Custodial Agreement;

              4.     the form of endorsement of the Mortgage Notes; and

              5. such other documents, records and papers as [we] [I] have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement and in the Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

              1. The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [state of incorporation] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

              2. The Company has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

              3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

              4. The Company has been duly authorized to allow certain of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party

              5. The Company has been duly authorized to allow certain of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

              6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or
                     (ii) any required consent, approval, authorization or order has been obtained by the Company.

              7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              8. Except as previously identified by the Company to the Purchaser in writing, there is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements to which it is a party.

              9. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement, the Servicing Agreement and the Custodial Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

              10. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              I am admitted to the bar of the State of California, and I express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. I make no undertaking to supplement or update this opinion if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion. This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                                Very truly yours,

                                                _____________________________
                                                [Name]
                                                [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to Morgan Stanley Mortgage Capital Inc. under the Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, certain mortgage loans originated by the Association. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

              Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

                                                Very truly yours,

                                                ____________________________

                                                By:__________________________
                                                Name:________________________
                                                Title:_________________________
                                                Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

              Upon receipt of the sum of $_____________ in immediately available funds, the financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by Morgan Stanley Mortgage Capital Inc. from the Company named below pursuant to that certain Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc.

Name and Address of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)

      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _____________________________

                                                By:__________________________
                                                Title:_________________________
                                                Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit H

                                    EXHIBIT H

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                   -------------------------------------------

              On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ________, ____ (the "Purchase Agreement"), and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of ___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H
                                       [SELLER]

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

Accepted and Agreed:

MORGAN STANLEY MORTGAGE
CAPITAL INC.

By: _________________________________

   Name: ____________________________

   Title: ___________________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H
                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       EXHIBIT I

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser or the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or if required, such approval has been obtained prior to the date hereof; and

       (d) Except as previously identified by the Company to the Assignor in writing, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       [SELLER]


                                       By:  __________________________________
                                       Name:__________________________________
                                       Its: __________________________________


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:  __________________________________
                                       Name:__________________________________
                                       Its: __________________________________


                                       [__________________________]


                                       By:  __________________________________
                                       Name:__________________________________
                                       Its: __________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

             Representations and Warranties as to the Mortgage Loans

                    (insert reps from Exhibit B to PPTA here)

                                    EXHIBIT J

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT
               --------------------------------------------------

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT, dated [______________] ("Agreement"), among [_________________] (the "Depositor"),
[________________] (the "Underwriter"), [_____________} (the "Initial
Purchaser") and [_________________] (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Indemnifying Party or its affiliate originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to [_____________], an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, pursuant to Section [__] of the Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, by and between the Indemnifying Party and the Initial Purchaser, the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: [(A)] All information in the [Prospectus Supplement,] [the Offering Circular] or [any Free Writing Prospectus] or any amendment or supplement thereto (i) contained under the headings "Transaction Overview--Parties--The Original Loan Sellers-Accredited Home Lenders, Inc." and "The Mortgage Loan Pool--Underwriting Guidelines--Accredited Home Lenders, Inc." and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) [and (B) static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

              Offering Circular: The offering circular, dated [_______], 200___, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of [__________], among the Depositor, the Indemnifying Party and [_____________].

              [Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.]

              Prospectus Supplement: The prospectus supplement, dated [___________], relating to the offering of the Publicly Offered Certificates.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

              1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              Each party hereto represents that:

              (a) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) this Agreement has been duly authorized, executed and delivered by such party; and

              (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the [Prospectus Supplement,] [the Offering Circular,] [any Free Writing Prospectus] or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1, then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative benefit to the Depositor and the Indemnifying Party from the issuance and sale of the Publicly Offered Certificates or, if such allocation is not permitted by a court of competent jurisdiction, then on a basis appropriate to also recognize the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or Parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates [and Privately Offered Certificates].

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

              In the case of the Depositor:
                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              with a copy to:

                    Morgan Stanley Mortgage Capital Inc.
                    1633 Broadway
                    New York, New York 10019
                    Attention: Whole Loans Operations Manager
                    Telephone:

              In the case of the Underwriter:

                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              In the case of the Indemnifying Party:

                    [______________]
                    [______________]
                    [______________]
                    Attention:


                            [Signature Page Follows]

              IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                       [DEPOSITOR]


                                       By:____________________________________
                                       Name:
                                       Title:

                                       [UNDERWRITER]


                                       By:____________________________________
                                       Name:
                                       Title:

                                       [INDEMNIFYING PARTY]


                                       By:____________________________________
                                       Name:
                                       Title:

===============================================================================




                    SIXTH AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

                              --------------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,

                                    Purchaser

                         ACCREDITED HOME LENDERS, INC.,

                                     Seller

                              --------------------


                          Dated as of February 1, 2006

                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans

==============================================================================

                                TABLE OF CONTENTS



SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

   Subsection 6.01   Conveyance of Mortgage Loans; Possession of
                     Servicing File.........................................

   Subsection 6.02   Books and Records......................................

   Subsection 6.03   Delivery of Mortgage Loan Documents....................

   Subsection 6.04   Quality Control Procedures.............................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01   Representations and Warranties Regarding the
                     Seller.................................................

   Subsection 9.02   Representations and Warranties Regarding
                     Individual Mortgage Loans..............................

   Subsection 9.03   Remedies for Breach of Representations and
                     Warranties.............................................

   Subsection 9.04   [RESERVED].............................................

   Subsection 9.05   Mortgage Loans with First Payment Defaults;
                     Repurchase.............................................

   Subsection 9.06   Repurchase of Certain Mortgage Loans That Prepay
                     in Full................................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

   Subsection 14.01  Additional Indemnification by the Seller; Third
                     Party Claims...........................................

   Subsection 14.02  Merger or Consolidation of the Seller..................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY...........................................

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    SUBMISSION TO JURISDICTION; WAIVERS..........................

SECTION 32.    CONFIDENTIALITY..............................................

SECTION 33     COMPLIANCE WITH REGULATION AB................................

   Subsection 33.01  Intent of the Parties; Reasonableness..................

   Subsection 33.02  Additional Representations and Warranties of the
                     Seller.................................................

   Subsection 33.03  Information To Be Provided by the Seller...............

   Subsection 33.04  Indemnification........................................

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   [RESERVED]

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   UNDERWRITING GUIDELINES

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT J   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

              SIXTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
              -----------------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This SIXTH AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and Accredited Home Lenders, Inc., a California corporation, having an office at 15030 Avenue of Science, Suite 100, San Diego, California 92128 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Fifth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller may sell, from time to time, to the Purchaser, and the Purchaser may purchase, from time to time, from the Seller, certain conventional adjustable and fixed rate B/C, residential first mortgage loans (the "Mortgage Loans") on a servicing released basis as described therein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided therein (each, a "Closing Date"); and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Other capitalized terms used in this Agreement and not defined herein shall have the respective meanings set forth in the Interim Servicing Agreement.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association or any successor thereto.

              Ancillary Income: All late charges, assumption fees, escrow account benefits, reinstatement fees and similar types of fees arising from or in connection with any Mortgage, to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

              Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

              Appropriate Federal Banking Agency: Appropriate Federal Banking Agency shall have the meaning ascribed to it by Section 1813(q) of Title 12 of the United States Code, as amended from time to time.

              Assignment and Conveyance Agreement: As defined in

              Subsection 6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              BIF: The Bank Insurance Fund, or any successor thereto.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in (a) the State of New York, (b) the state in which the Seller's servicing operations are located or
(c) the State in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a fixed rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Custodial Account: The separate trust account created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Custodial Agreement: The Custodial Agreement, dated as of the date hereof, among the Seller, the Purchaser and the Custodian, which governs the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

            Custodian: Deutsche Bank Trust Company Americas, or its successor in interest or permitted assigns, or any successor to the Custodian under the Custodial Agreement as therein provided.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material and Adverse Representation: Each representation and warranty identified as such in Subsection 9.02 of this Agreement.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Due Period: With respect to each Remittance Date and any Mortgage Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan occurring in the month preceding the month of the Remittance Date and ending on the next Due Date.

              Equity Take-out Refinanced Mortgage Loan: A Mortgage Loan used to refinance an existing mortgage loan, the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

              Escrow Account: The separate account created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              FHA Approved Mortgagee: A corporation or institution approved as a mortgagee by the FHA under the Act, and applicable HUD regulations, and eligible to own and service mortgage loans such as the FHA mortgage loans.

              Fitch: Fitch, Inc., or its successor in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Insured Depository Institution: Insured Depository Institution shall have the meaning ascribed to such term by Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicing Agreement: The Interim Servicing Agreement, between Purchaser and Seller, as servicer, dated as of August 1, 2002, as amended by Amendment No. 1, dated as of January 15, 2004, which agreement provides for the Seller to service the Mortgage Loans for an interim period.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap set forth as an amount per annum on the related Mortgage Loan Schedule.

              Limited Documentation Program: The guidelines under which the Seller generally originates Mortgage Loans principally on the basis of the Loan-to-Value Ratio of the related Mortgage Loan and the creditworthiness of the Mortgagor.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, or was made within 12 months following such acquisition, the purchase price of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual, (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System, and (c) the Seller has designated or will designate the Custodian as the Custodian on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc., and any successor thereto.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule attached to the Purchase Price and Terms Agreement as the "Points Schedule" together with the schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;
(20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan);
(23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines);
(27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a Home Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; and (48) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

              Mortgagor: The obligor on a Mortgage Note.

              Non-Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which does not contain a provision pursuant to which the Mortgagor may convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan.

              Nonrecoverable Advance: Any advance previously made or proposed to be made in respect of a Mortgage Loan which, in the good faith judgment of the Seller, will not or, in the case of a proposed advance, would not, be ultimately recoverable from related Insurance Proceeds, Liquidation Proceeds or otherwise. The determination by the Seller that it has made a Nonrecoverable Advance or that any proposed advance of principal and interest, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officers' Certificate delivered to the Purchaser.

              OCC: Office of the Comptroller of the Currency, and any successor thereto.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President (including Assistant Vice Presidents) and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision, and any successor thereto.

              Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price Percentage: As defined in the related Purchase Price and Terms Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

              Purchaser: Morgan Stanley Mortgage Capital Inc., or its successor in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre~purchase or post~purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the highest rating category by any of the Rating Agencies with respect to primary mortgage insurance and in the two highest rating categories by Best's with respect to hazard and flood insurance (or such other rating as may be required by a Rating Agency in connection with a Securitization Transaction in order to achieve the desired ratings for the securities to be issued in connection with such Securitization Transaction).

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              Relief Act: The Soldiers' and Sailors' Civil Relief Act of 1940, as amended, and any other comparable state statute.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

              Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Accredited Home Lenders, Inc., its successors in interest and assigns.

              Seller Information: As defined in Subsection 33.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Seller under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Seller, or as otherwise provided under this Agreement.

              Servicing Fee Rate: 50 basis points (0.50%) per annum.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)~(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date:__The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller (which take into account the exception policies set forth therein), a copy of which is attached hereto as Exhibit G and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

              Well Capitalized: Well Capitalized shall mean, with respect to any Insured Depository Institution, the maintenance by such Insured Depository Institution of capital ratios at or above the required minimum levels for such capital category under the regulations promulgated pursuant to Section 1831(o) of the United States Code, as amended from time to time, by the Appropriate Federal Banking Agency for such institution, as such regulation may be amended from time to time.

              Whole Loan Agreement: Any Reconstitution Agreement in respect of a Whole Loan Transfer.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller is obligated to deliver those Mortgage Loans funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which are not being purchased by the Purchaser deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received. The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least five (5) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage pertaining to each Mortgage Loan (except with respect to each MERS Designated Mortgage Loan), or
(b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein; provided, however, that the Purchaser may not demand repurchase, substitution or other relief on the basis that a Mortgage Loan examined by the Purchaser or its designee prior to purchase does not comply with the Underwriting Guidelines provided by the Seller to the Purchaser prior to such examination and attached as an exhibit hereto.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by it pursuant to this Agreement to be appropriately identified in its computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and applicable requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides, if applicable. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche so long as the Seller complies with the requirements of the Fannie Mae Guides, if applicable.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than three (3) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

              The Seller shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Seller shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Seller. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Standards and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Seller as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Purchaser and Seller shall execute the Interim Servicing Agreement on the Closing Date. Pursuant to the Interim Servicing Agreement, the Seller shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to each Mortgage Loan from the related Closing Date until the termination of the Interim Servicing Agreement with respect to such Mortgage Loan as set forth therein.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cease all servicing responsibilities related to the related Mortgage Loans. The Transfer Date shall be the date determined in accordance with Section 6.03 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, or as otherwise specified below, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with copies of all such related notices within five (5) Business Days following the Transfer Date;

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall provide the Purchaser with copies of all such notices within five (5) Business Days following the Transfer Date;

              (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein);

              (d) Escrow Payments. The Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller;

              (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the Transfer Date;

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor;

              (g) Mortgage Payments Received After Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within one (1) Business Day following the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by the it after the Transfer Date;

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                     (i) All parties shall cooperate in correcting
              misapplication errors;

                     (ii) The party receiving notice of a misapplied payment
              occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

                     (iii) If a misapplied payment which occurred prior to the
              Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                     (iv) If a misapplied payment which occurred prior to the
              Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                     (v) Any check issued under the provisions of this Section
              8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments;

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements as set forth in this Agreement;

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate;

              (k) IRS Forms. The Seller shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph; and

              (l) MERS. With respect to each MERS Designated Mortgage Loan, the Seller shall, on or before the Transfer Date, designate, as directed by the Purchaser, the Purchaser, or its designee, as the Servicer on the MERS(R) System. In addition, the Seller shall promptly take all other actions reasonably requested by Purchaser with respect to MERS Designated Mortgage Loans and the MERS(R) System to effectuate and evidence the transfer of servicing in accordance with the terms of this Agreement and the Interim Servicing Agreement.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01 Representations and Warranties Regarding the
Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law, but subject to bankruptcy laws and general principles of equity; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. Seller has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by HUD, the OTS, the OCC or the FDIC, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. Except as previously identified by the Seller to the Purchaser in writing, there is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been or will be obtained prior to the date required by federal, state or local law;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not intentionally made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

              (k) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (l) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

              (m) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (o) Sale Treatment. The Seller intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated.

              Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was funded;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section
2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase of the Mortgage Loan as contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. (i) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and Prepayment Penalties, have been complied with, (ii) the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and (iii) the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Clause (i) of this representation and warranty is a Deemed Material and Adverse Representation;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home; provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) as of the origination date of the related Manufactured Home Mortgage Loan, the related manufactured dwelling will be the principal residence of the related Mortgagor, and (vi) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under
Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended, and (y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. Clause (v) of this representation and warranty is a Deemed Material and Adverse Representation;

              (j) Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                     (i) the lien of current real property taxes and assessments not yet due and payable;

                     (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (iii) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser. As used in this Subsection 9.02, "enforceable" shall be deemed to be subject to bankruptcy laws and general principles of equity;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, or similar occurrence with respect to the origination of a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines, and as to which a completed Fannie Mae form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Upon payment of the Purchase Price, the Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) LTV. No Mortgage Loan had an LTV at origination greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i) and (ii) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase of the Mortgage Loan as contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

              (r) No Mechanics' Liens. Except as insured against by the related title insurance, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

              (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Principal payments on the Mortgage Loan are required to commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap, are as set forth on the related Mortgage Loan Schedule. Except with respect to a "balloon" Mortgage Loan, the Mortgage
Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is capable of being lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing, other than the subprime nature of such credit standing, that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan, to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Seller's Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-on-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

              (ee) [Reserved];

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and, if requested by the Mortgagor, has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (kk) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. To the best of Seller's knowledge, based upon customary and prudent residential mortgage industry underwriting standards, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Soldiers' and Sailors' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or any similar state statute;

              (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfied the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

              (oo) Disclosure Materials. The Mortgagor has executed one or more statements to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement(s) in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

              (rr) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

              (ss) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices; (uu) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

              (vv) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the collateral assignment of the lease without the lessor's consent (or such consent has been obtained) and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (ww) Prepayment Penalty. (i) Each Mortgage Loan is subject to a Prepayment Penalty as provided in the related Mortgage Note, except as set forth on the related Mortgage Loan Schedule, and (ii) no such Prepayment Penalty may be imposed for a term in excess of five (5) years from the date of origination. Clause (ii of this representation and warranty is a Deemed Material and Adverse Representation;

              (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

              (yy) [Reserved];

              (zz) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

              (aaa) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

              (bbb) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service or another issuer reasonably acceptable to the Purchaser, and such contract is transferable;

              (ccc) Reports. On or prior to the related Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor and the Custodian as the Custodian with respect to each MERS Designated Mortgage Loan;

              (ddd) MERS Designations. With respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor, the Custodian as the Custodian and no Person shall be listed as Interim Funder on the MERS(R) System;

              (eee) [Reserved];

              (fff) Fair Credit Reporting Act. The Seller has, in its capacity as servicer for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

              (ggg) Mortgagor Selection. No Mortgagor was encouraged or required to select a mortgage loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the related Mortgagor's application to such affiliate for underwriting consideration. This representation and warranty is a Deemed Material and Adverse Representation;

              (hhh) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan, relying on the Mortgagor's representation of the Mortgagor's income in the case of loan programs which did not require verification of the Mortgagor's income. This representation and warranty is a Deemed Material and Adverse Representation;

              (iii) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the Mortgage Loan's funding, the related Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law. This representation and warranty is a Deemed Material and Adverse Representation;

              (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

              (kkk) [Reserved];

              (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation; and

              (mmm) No Arbitration. No Mortgage Loan originated on or after August 1, 2004, requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse Representation.

              Subsection 9.03 Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File in accordance with Section 5 hereof. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days after the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (aaa) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material and Adverse Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. With regards to any repurchase under this Subsection 9.03: (i) the repurchase request must be made by the Purchaser in a prompt and timely manner and must contain reasonably sufficient information to enable the Seller to evaluate the request, including in the case of a first payment default, the payment history and collection comments, and (ii) with respect to any Mortgage Loan which was never included in a Securitization Transaction, the Purchaser shall use best efforts to notify the Seller of any known breach of a representation and warranty and require the Seller to repurchase such Mortgage Loan prior to foreclosure procedures commencing on such Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price, for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price, to the Purchaser or its designee in accordance with the Purchaser's instructions. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. The Purchaser shall advise its servicer/subservicer that such repurchase had taken place promptly after the Repurchase Price has been received. At the same time the Seller shall provide servicing transfer instructions to each of the Purchaser and the Purchaser's servicer/subservicer so it may adequately comply with the provisions set forth below.

              Promptly upon the Purchaser's receipt of the Repurchase Price, the Purchaser shall or shall cause its designee to release the Purchaser's interest in the repurchased Mortgage Loan or Loans and shall promptly effect, or cause to be effected, (i) the reconveyance of such repurchased Mortgage Loan or Loans to the Seller free and clear of any lien, charge or encumbrance suffered or incurred by the Purchaser and (ii) the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan (and in any event within thirty days after the Seller repurchases the Mortgage Loan or Loans). In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller or any other party in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04 [RESERVED].

              Subsection 9.05 Mortgage Loans with First Payment Defaults; Repurchase.

              In the event that the first Monthly Payment with respect to any Mortgage Loan due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price; provided, however, the Seller shall have until the date which is sixty (60) days following such Due Date (the "Breach Date") to cause the related Mortgagor to cure any such nonpayment. In addition, and notwithstanding the foregoing, the Purchaser's right to request a repurchase hereunder shall not commence until the Breach Date. The Purchaser shall have sixty (60) days following the Breach Date (the "Notice Period") to notify the Seller and request a repurchase and the Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of receipt of such notice; provided that the repurchase request includes the related payment history and collection comments. Also, the Purchaser reserves the right to request a repurchase following the expiration of the Notice Period in the event of a NSF return in connection with such first Monthly Payment that is not cured, provided the Purchaser notifies the Seller of such a repurchase request within thirty (30) days of notice of such NSF return but in no event more than one hundred eighty
(180) days following the related Due Date.

              Subsection 9.06 Repurchase of Certain Mortgage Loans That Prepay in Full.

              With respect to Mortgage Loans without Prepayment Penalties, in the event that any such Mortgage Loan prepays in full during the first three months following the related Closing Date, the Seller shall pay the Purchaser, within ten (10) Business Days of such prepayment in full, an amount equal to the product of the applicable Purchase Price Percentage less 100%, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date; provided, however, that the Purchaser must request that Seller pay such amount within sixty (60) days of the date the Mortgage Loan is prepaid in full.

              SECTION 10 Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (ii) all of the representations and warranties of the Seller under this Agreement and under the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              4. the related Mortgage Loan Schedule (one copy to be attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

              6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

              11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto, or in the form of the Seller's warehouse lender's standard bailee letter, subject to the Purchaser's reasonable approval, executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached hereto as Exhibit G;

              14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              15. Exhibit B to the related Assignment and Conveyance Agreement; and

              16. a MERS Report reflecting the Purchaser as Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen, the legal fees and expenses of its attorneys and the costs and expenses of the Custodian. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights, including costs and expenses related to the servicing transfer from the Seller to any successor servicer, recording fees, fees for a one-time transfer on the MERS(R) System, fees for title policy endorsements and continuations and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

              (ii)   Freddie Mac (the "Freddie Mac Transfer"); or

              (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

              (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Seller, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein are designated the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement in connection with such Reconstitution that occurs on or prior to the date which is six (6) months following the related Closing Date, such restatement to be in the form of Exhibit B to Exhibit I hereto. The Seller shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser or any such other participant and as are customarily provided in connection with Securitization Transactions involving mortgage loans similar to the Mortgage Loans; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit J. The Seller shall indemnify the Purchaser, each Affiliate designated by the Purchaser and each Person who controls the Purchaser or such Affiliate and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties or to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02 Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios. The Purchaser shall use reasonable best efforts to cause any prospective purchaser to enter into a confidentiality agreement in connection with such financial information.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

              (i)    if to the Seller:

                     Accredited Home Lenders, Inc.
                     15030 Avenue of Science, Suite 100
                     San Diego, California 92128
                     Attention: Capital Markets

              (ii)   if to the Purchaser:

                     Morgan Stanley Mortgage Capital Inc.
                     1221 Avenue of the Americas, 27th Floor
                     New York, New York 10020
                     Attention: Peter Woroniecki - Whole Loan Operations
                     Manager
                     Fax: 212-507-3565
                     Email: peter.woroniecki@morganstanley.com

                     with copies to:

                     Scott Samlin
                     Morgan Stanley - RFPG
                     1585 Broadway, 10th Floor
                     New York, New York 10036
                     Fax: 212-507-6569
                     Email: scott.samlin@morganstanley.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law.

              This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser. This Agreement may be assigned, pledged or hypothecated by the Purchaser without the consent of the Seller. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without (i) the prior written consent of the Purchaser; or (ii) written notice from the related borrower or obligor under a Mortgage Loan of such party's intention to refinance such Mortgage Loan. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

              SECTION 31. Submission to Jurisdiction; Waivers.

              The Seller hereby irrevocably and unconditionally:

              (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

              (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

              (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

              (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

SECTION 32. Confidentiality.

            The Seller hereby acknowledges the Purchaser's need to share non-public information ("Information") with the Purchaser's employees, Affiliates, attorneys or accountants (the "Representatives"), as well as Persons performing due diligence investigations in connection with securities or merger/acquisition transactions, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws (collectively with the Representatives, the "Agents"). The Purchaser hereby agrees to use best efforts to avoid causing the Seller to violate applicable securities laws governing publicly traded companies. The Purchaser and the Seller shall use mutual best efforts to determine which Information will remain confidential.

              SECTION 33. Compliance with Regulation AB

              Subsection 33.01 Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 33 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. Furthermore, the Purchaser and the Company agree that if any such changes in the interpretations of the requirements of Regulation AB materially affect this
Section 33, then the Purchaser and the Seller will amend such affected provisions. In connection with the above, the Purchaser agrees to give the Seller prompt written notice of changes in the requirements of Regulation AB that might affect its obligations under this Section 33. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third Party Originator and the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

              Subsection 33.02 Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any Third Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 33.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 33.03 Information To Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Subsection, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Subsection. Notwithstanding the foregoing, it is understood and agreed that (1) the information required pursuant to Items 1103(a)(1), 1110(a) and 1119 of Regulation AB (including the information required pursuant to subparts (a)(A), (a)(D) and (c)(i)(B) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 10% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction, (2) the information required pursuant to Items 1110(b) and 1117 of Regulation AB (including the information required pursuant to subparts (a)(B), (a)(C) and (c)(i)(A) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 20% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction and (3) the information required pursuant to Item 1105 of Regulation AB (including the information required pursuant to subpart (b) below) shall only be required in Securitization Transactions in which such Static Pool Information is material, as determined by the Purchaser or Depositor in its sole reasonable determination of the requirements of Regulation AB. Notwithstanding the foregoing, neither the Purchaser nor any Depositor shall exercise its right to request delivery of such information or other performance under these provisions other than in good faith or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

              (a) Subject to the provisions of the preceding paragraph, if so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or
(ii) each Third Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum.

              (i) the originator's form of organization;

              (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originator's credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (iii) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third Party Originator; and

              (iv) a description of any affiliation or relationship between the Seller, each Third Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

              (1)    the sponsor;

              (2)    the depositor;

              (3)    the issuing entity;

              (4)    any servicer;

              (5)    any trustee;

              (6)    any originator;

              (7)    any significant obligor;

              (8)    any enhancement or support provider; and

              (9)    any other material transaction party.

              (b) Subject to the provisions of the initial paragraph, if so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) Subject to the provisions of the initial paragraph, if so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third Party Originator and any of the parties specified in clause (vi) of paragraph (a) of this Subsection (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              (e) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

              Subsection 33.04 Indemnification.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
Section 33 by or on behalf of the Seller, or provided under this Section 33 by or on behalf of any Third Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 33; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 33.02(a) or in a writing furnished pursuant to Subsection 33.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 33.02(b) to the extent made as of a date subsequent to such closing date.

              (b) In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

              (c) The Purchaser shall indemnify the Seller, each affiliate of the Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained
              or alleged to be contained in the Loan Performance Information or
              (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

                     (ii) any failure by the Purchaser or by the related
              servicer to deliver any Loan Performance Information as required under Subsection 34.03(e).

                   [Signatures Commence on Following Page]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       ACCREDITED HOME LENDERS, INC.
                                              (Seller)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or MERS, with respect to each MERS Designated Mortgage Loan) with evidence of recording thereon;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder, preliminary report or commitment for title issued by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              Notwithstanding the foregoing, in connection with any item described above in clauses (c), (d) or (f), if the Seller cannot deliver or cause to be delivered the original of any such item with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such item has been delivered for recordation or because such item has been lost or because such public recording office retains the original recorded item (each such item, a "Delayed Document"), the Seller shall deliver or cause to be delivered to the Custodian, (i) in the case of a delay caused by the public recording office, a photocopy of such Delayed Document, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) to the effect that such copy is a true and correct copy of the Delayed Document that has been dispatched to the appropriate public recording office for recordation (and the original recorded Delayed Document or a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document will be promptly delivered to the Custodian upon receipt thereof by the Seller); or (ii) in the case of a Delayed Document where a public recording office retains the original recorded Delayed Document or in the case where a Delayed Document is lost after recordation in a public recording office, a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                                   [RESERVED]

                                                                       Exhibit C


                                   EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

              I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a corporation organized under the laws of the state of ____________] (the "Company") and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver agreements such as the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_, by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of _______ __, 200_, by and between the Company and the Purchaser (the "Servicing Agreement"), and the Custodial Agreement dated as of _____ __, 200_ by and among the Company, the Purchaser and Deutsche Bank Trust Company Americas (the "Custodial Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Servicing Agreement, the Custodial Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. Except as previously identified by the Company to the Purchaser in writing, to the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement.

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Servicing Agreement, (c) the Custodial Agreement and
       (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
       Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement, the Servicing Agreement and the Custodial Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Executive/Assistant Vice] President

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Executive/Assistant Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

          NAME                           TITLE                     SIGNATURE
          ----                           -----                     ---------


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

LIB5 884332.5

                                                                       Exhibit D

                                    EXHIBIT D

                   FORM OF OPINION OF COUNSEL TO THE SELLER
                   ----------------------------------------

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor,
New York, New York 10036

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of _________ __, 200_ (the "Purchase Agreement"), which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, 200_ among the Purchaser, the Company and Deutsche Bank Trust Company Americas (the "Custodial Agreement"), and serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, 200_ by and between the Seller and the Purchaser (the "Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Servicing Agreement.

              [We]  [I] have examined the following documents:

              1.      the Purchase Agreement;

              2.      the Servicing Agreement;

              3.      the Custodial Agreement;

              4.      the form of endorsement of the Mortgage Notes; and

              5. such other documents, records and papers as [we] [I] have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement and in the Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

              1. The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [state of incorporation] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

              2. The Company has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

              3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

              4. The Company has been duly authorized to allow certain of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party

              5. The Company has been duly authorized to allow certain of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

              6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or
                     (ii) any required consent, approval, authorization or order has been obtained by the Company.

              7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              8. Except as previously identified by the Company to the Purchaser in writing, there is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements to which it is a party.

              9. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement, the Servicing Agreement and the Custodial Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

              10. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              I am admitted to the bar of the State of California, and I express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. I make no undertaking to supplement or update this opinion if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion. This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                                Very truly yours,



                                                _____________________________
                                                [Name]
                                                [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                    FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that _______________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to Morgan Stanley Mortgage Capital Inc. under the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, certain mortgage loans originated by the Association. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

              The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

              Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

                                                Very truly yours,

                                                ____________________________



                                                By:__________________________
                                                Name:________________________
                                                Title:_________________________
                                                Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:______________________________
Name:___________________________
Title:____________________________
Date:____________________________

                                                                       Exhibit F

                                    EXHIBIT F

                    FORM OF SECURITY RELEASE CERTIFICATION
                    --------------------------------------

                         I. Release of Security Interest

              Upon receipt of the sum of $_____________ in immediately available funds, the financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by Morgan Stanley Mortgage Capital Inc. from the Company named below pursuant to that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc.

Name and Address of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)

      By:_____________________________

                          II. Certification of Release
                              ------------------------

              The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _____________________________

                                                By:__________________________
                                                Title:_________________________
                                                Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                             UNDERWRITING GUIDELINES
                             -----------------------

                                                                       Exhibit H


                                    EXHIBIT H

                 FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                 -------------------------------------------

              On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ________, ____ (the "Purchase Agreement"), and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of ___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H


                                       [SELLER]

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________



Accepted and Agreed:

MORGAN STANLEY MORTGAGE
CAPITAL INC.


By: _______________________________

   Name: __________________________

   Title: _________________________

                                                                       Exhibit H
                                    EXHIBIT A
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B

                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       EXHIBIT I

                                    EXHIBIT I

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                 --------------------------------------------

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser or the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or if required, such approval has been obtained prior to the date hereof; and

       (d) Except as previously identified by the Company to the Assignor in writing, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]

                                       By:  __________________________________
                                       Name:__________________________________
                                       Its: __________________________________



                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By:  __________________________________
                                       Name:__________________________________
                                       Its: __________________________________



                                       [__________________________]



                                       By:  __________________________________
                                       Name:__________________________________
                                       Its: __________________________________

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------

                             Mortgage Loan Schedule

              EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------

           Representations and Warranties as to the Mortgage Loans

                  (insert reps from Exhibit B to PPTA here)

                                    EXHIBIT J

              FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

              THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT, dated [______________] ("Agreement"), among [_________________] (the "Depositor"),
[________________] (the "Underwriter"), [_____________} (the "Initial
Purchaser") and [_________________] (the "Indemnifying Party").

                             W I T N E S S E T H:
                             - - - - - - - - - -

              WHEREAS, the Indemnifying Party or its affiliate originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to [_____________], an affiliate of the Depositor, in anticipation of the securitization transaction;

              WHEREAS, pursuant to Section [__] of the Sixth Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, by and between the Indemnifying Party and the Initial Purchaser, the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

              1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

              1933 Act: The Securities Act of 1933, as amended.

              1934 Act: The Securities Exchange Act of 1934, as amended.

              Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

              Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              Indemnified Parties: As defined in Section 3.1.

              Indemnifying Party Information: [(A)] All information in the [Prospectus Supplement,] [the Offering Circular] or [any Free Writing Prospectus] or any amendment or supplement thereto (i) contained under the headings "Transaction Overview--Parties--The Original Loan Sellers-Accredited Home Lenders, Inc." and "The Mortgage Loan Pool--Underwriting Guidelines--Accredited Home Lenders, Inc." and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) [and (B) static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

              Offering Circular: The offering circular, dated [_______], 200___, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

              Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of [__________], among the Depositor, the Indemnifying Party and [_____________].

              [Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.]

              Prospectus Supplement: The prospectus supplement, dated [___________], relating to the offering of the Publicly Offered Certificates.

              Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

              Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

              1.2___Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

              Each party hereto represents that:

              (a) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

              (b) this Agreement has been duly authorized, executed and delivered by such party; and

              (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

              3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the [Prospectus Supplement,] [the Offering Circular,] [any Free Writing Prospectus] or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

              (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1, then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative benefit to the Depositor and the Indemnifying Party from the issuance and sale of the Publicly Offered Certificates or, if such allocation is not permitted by a court of competent jurisdiction, then on a basis appropriate to also recognize the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

              3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or Parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

              4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates [and Privately Offered Certificates].

              4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

              4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

              4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

              4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

              In the case of the Depositor:
                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              with a copy to:

                        Morgan Stanley Mortgage Capital Inc.

                    1633 Broadway
                    New York, New York 10019
                    Attention: Whole Loans Operations Manager
                    Telephone:

              In the case of the Underwriter:

                    [______________]
                    [______________]
                    [______________]
                    Attention:
                    Telephone:

              In the case of the Indemnifying Party:

                    [______________]
                    [______________]
                    [______________]
                    Attention:

                              [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                       [DEPOSITOR]

                                       By:____________________________________
                                       Name:
                                       Title:

                                       [UNDERWRITER]

                                       By:____________________________________
                                       Name:
                                       Title:

                                       [INDEMNIFYING PARTY]


                                       By:____________________________________
                                       Name:
                                       Title:

                                    EXHIBIT U

                                AEGIS AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Aegis Mortgage Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006 between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, First NLC Financial Services, LLC, Decision One Mortgage Company, LLC, WMC Mortgage Corp., Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as master servicer (including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer"), securities administrator (including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), and as a servicer ("Wells Fargo"), Saxon Mortgage Services Inc. ("Saxon"), JPMorgan Chase Bank, National Association ("JPMorgan") and HomEq Servicing Corporation (together with Wells Fargo (in its capacity as servicer), Saxon and JPMorgan including their successors in interest and any successor servicer under the Pooling Agreement, the "Servicers"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       AEGIS MORTGAGE CORPORATION


                                       By: /s/ James Day
                                          --------------------------------------
                                          Name:  James Day
                                          Its:   SVP


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Title: Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Title: Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

 (Delivered to the Securities Administrator and the Trustee on the Closing Date)

================================================================================


               MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                         ______________________________


                    MORGAN STANLEY MORTGAGE CAPITAL INC.,


                                  Purchaser


                         AEGIS MORTGAGE CORPORATION,


                                    Seller

                         ______________________________


                         Dated as of February 1, 2006


                                  Conventional,
         Fixed and Adjustable Rate, Subprime Residential Mortgage Loans

================================================================================

                              TABLE OF CONTENTS

SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

SECTION 32.    CONFIDENTIALITY..............................................

SECTION 33.    ENTIRE AGREEMENT.............................................

SECTION 34.    COMPLIANCE WITH REGULATION AB................................


                                   EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H   UNDERWRITING GUIDELINES

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and Aegis Mortgage Corporation, a Delaware corporation, having an office at 3250 Briarpark Suite 400, Houston, TX 77042 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate subprime residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage Securitization Transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan (a) that requires only payments of interest until the stated maturity date of the Mortgage Loan or (b) for which Monthly Payments of principal (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material and Adverse Representation: Each representation and warranty identified as such in Subsection 9.02 of this Agreement.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

            Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with the MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) a description of the Prepayment Penalty, if applicable; (29) the Mortgage Interest Rate as of origination; (30) the credit risk score (FICO score); (31) the date of origination; (32) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period;
(33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor; (35) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (37) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (38) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (39) a code indicating whether the Mortgage Loan is a Home Loan; (40) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (41) the Due Date for the first Monthly Payment; (42) the original Monthly Payment due; (43) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (44) Appraised Value; (45) appraisal type; (46) automated valuation model (AVM); (47) appraisal date; (48) with respect to the related Mortgagor, the debt-to-income ratio; and (49) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Aegis Mortgage Corporation, its successors in interest and assigns.

            Seller Information: As defined in Subsection 34.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than three (3) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, the Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On the related Transfer Date, the Seller, the Interim Servicer, the Successor Servicer and the Purchaser shall enter into an acknowledgement agreement in form and substance satisfactory to the parties in which the Seller and the Interim Servicer agree, among other things, to (i) comply with all servicing transfer provisions set forth in this Agreement and the Interim Servicing Agreement, and (ii) recognize the Successor Servicer as being entitled to the rights, benefits and indemnities provided to a "Successor Servicer" in this Agreement and the Interim Servicing Agreement.

            In addition, on or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a Delaware corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) [Reserved]; and

            (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet thirty (30) days delinquent, have been made and credited. No payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one (1) month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. Neither the Seller nor the related Mortgagor has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and Prepayment Penalties have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet thirty (30) days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy (70) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance (except for AMC Insurance Agency of Texas, Inc., so long as any commission, fee or other compensation received by such company is in compliance with applicable laws);

            (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation and warranty is a Deemed Material and Adverse Representation;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) [Reserved];

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five (5) years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Penalty is permitted pursuant to federal, state and local law. Each such Prepayment Penalty is in an amount not more than the maximum amount permitted under applicable law and no such Prepayment Penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. This representation and warranty is a Deemed Material and Adverse Representation;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

            (bbb) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ccc) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (ddd) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (eee) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (fff) [Reserved];

            (ggg) No Prior Offer. The Mortgage Loan has not previously been offered for sale;

            (hhh) [Reserved];

            (iii) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration. This representation and warranty is a Deemed Material and Adverse Representation;

            (jjj) [Reserved];

            (kkk) [Reserved];

            (lll) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

            (mmm) [Reserved];

            (nnn) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation and warranty is a Deemed Material and Adverse Representation;

            (ooo) Balloon Mortgage Loans. No Balloon Mortgage Loan has an original stated maturity of less than seven (7) years; and;

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction This representation and warranty is a Deemed Material and Adverse
Representation; and

            (qqq) No Negative Amortization of Related First Lien Loan. With respect to each Second Lien Loan, the related First Lien Loan does not permit negative amortization.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days after the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (bbb) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material and Adverse Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution. Accordingly, on the date of such substitution, the Seller will deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall plus one month's interest thereon at the Mortgage Loan Remittance Rate.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement (including, without limitation, any alleged breach of any such representations and warranties arising out of or based upon any term or provision of any Mortgage Loan alleged to be not in conformity with any state or local law as a result of an assertion of federal preemption or an assertion that the laws of the jurisdiction in which the Seller is located apply to a Mortgage Loan secured by Mortgaged Property in another jurisdiction). It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults.

            With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date (the "Breach Date"), the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. The Purchaser shall have ninety (90) days following the related Breach Date to notify the Seller and request a repurchase and the Seller shall repurchase such Mortgage Loan within thirty (30) days of receipt of such notice.

            Subsection 9.05 Premium Recapture.

            With respect to any Mortgage Loan that prepays in full (i) on or before a Securitization Transaction involving such Mortgage Loan or (ii) during the first three (3) months following the related Closing Date, whichever is earlier, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full, (a) with respect to any Mortgage Loan without a Prepayment Penalty, an amount equal to the difference between (i) the Purchase Price for such Mortgage Loan and (ii) the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date, and (b) with respect to any Mortgage Loan with a Prepayment Penalty, an amount equal to the difference between (i) the Purchase Price for such Mortgage Loan and (ii) the sum of (x) the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date and (y) the Prepayment Penalty contractually due. This premium protection is assignable.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) the Interim Servicing Agreement, dated as of the
                  initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                        (3) with respect to the initial Closing Date, the
                  Custodial Agreement, dated as of the initial Cut-off Date;

                        (4) the related Mortgage Loan Schedule (one copy to be
                  attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (5) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (6) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (7) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (8) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

                        (9) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (10) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (11) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto;

                        (12) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                        (13) a MERS Report reflecting the Purchaser as Investor,
                  the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements..

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and
9.02 as of the "Reconstitution Date" in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution, each underwriter or placement agent participating in the Reconstitution and each Person who controls the Purchaser, such affiliate, underwriter or placement agent and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document (including, without limitation, structural term sheets, collateral term sheets and computational materials) prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall, subject to a confidentiality agreement mutually agreeable to Purchaser and Seller, make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller, subject to a confidentiality agreement mutually agreeable to Purchaser and Seller, shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to the Seller:

                  Aegis Mortgage Corporation
                  3250 Briarpark Suite 400
                  Houston, TX 77042
                  Attention:  Soc Aramburu
                  Email: Soc.Aramburu@AegisMtg.com

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1221 Avenue of the Americas, 27th Floor
                  New York, New York 10020
                  Attention:  Peter Woroniecki - Whole Loan Operations Manager
                  Fax:  212-507-3565
                  Email:  peter.woroniecki@morganstanley.com

                  with copies to:

                  Scott Samlin
                  Morgan Stanley - RFPG
                  1585 Broadway, 10th Floor
                  New York, New York 10036
                  Fax: 212-507-6569
                  Email: scott.samlin@morganstanley.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 32. Confidentiality. Each of the Purchaser and the Seller shall employ proper procedures and standards designed to maintain the confidential nature of the terms of this Agreement, except to the extent: (a) the disclosure of which is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) disclosed to any one or more of such party's employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such Person's duties for such party, to the extent such party has procedures in effect to inform such Person of the confidential nature thereof; (c) that is disclosed in a prospectus, prospectus supplement or private placement memorandum relating to a securitization of the Mortgage Loans by the Purchaser (or an affiliate assignee thereof) or to any Person in connection with the resale or proposed resale of all or a portion of the Mortgage Loans by such party in accordance with the terms of this Agreement; and
(d) that is reasonably believed by such party to be necessary for the enforcement of such party's rights under this Agreement.

            Notwithstanding any other express or implied agreement to the contrary, each of the Purchaser and the Seller agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms "tax treatment" and "tax structure" have the meanings specified in Treasury Regulation section 1.6011-4(c).

            SECTION 33. Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

            SECTION 34. Compliance with Regulation AB.

            Subsection 34.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 34 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            Subsection 34.02 Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 34.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 34.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 34.03 Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A)   the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
                        Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared in form and substance reasonably satisfactory to the Purchaser by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved]

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 34.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 34 by or on behalf of the Seller, or provided under this Section 34 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 34; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 34.02(a) or in a writing furnished pursuant to Subsection 34.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 34.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 34, or any breach by the Seller of a representation or warranty set forth in Subsection 34.02(a) or in a writing furnished pursuant to Subsection 34.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 34.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                           [Signature Page Follows]

NYLIB5 883102.4

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       AEGIS MORTGAGE CORPORATION
                                              (Seller)


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Mortgage Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Mortgage Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one (1) year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and [______________], a
[______________] (the "Indemnifying Party").

                              W I T N E S S E T H:

            WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

            WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

            WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            ABS Informational and Computational Material means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as may be amended from time to time.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: [(A)] All information in the Prospectus Supplement, the Offering Circular or any Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party [and Servicer,"] "The Mortgage Loan Pool--Underwriting Guidelines" [and "The Servicer"] and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party) [and (B) static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials or the Free Writing Prospectus or any amendment or supplement thereto][incorporated by reference from the website located at ___________]].

            Offering Circular: The offering circular, dated [_______], 200___, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

            Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Purchase Agreement: The Purchase Agreement, dated ___________, 200_, between the Depositor and the Initial Purchaser, relating to the sale of the Privately Offered Certificates.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) Each party hereto represents and warrants this Agreement has been duly authorized, executed and delivered by such party;

            (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party; and

            (d) The Indemnifying Party hereto represents that the Indemnifying Party Information satisfies the requirements of the applicable provisions of Regulation AB.

                                 ARTICLE III

                                 INDEMNIFICATION

            3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of the representation and warranty set forth in Article II(d) above or (ii) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

            4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of the Depositor:
                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            with a copy to:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loans Operations Manager
                  Telephone:

            In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            In the case of the Indemnifying Party:

                  [______________]
                  [______________]
                  [______________]
                  Attention:

                           [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                       [DEPOSITOR]


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [UNDERWRITER]


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [INDEMNIFYING PARTY]


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, Soc Aramburu, hereby certify that I am the duly elected Senior Vice President of Aegis Mortgage Corporation, a corporation organized under the laws of the state of Delaware (the "Company") and further as follows:

                  (i) Attached hereto as Exhibit 1 is a true, correct and
            complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  (ii) Attached hereto as Exhibit 2 is a true, correct and
            complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  (iv) Attached hereto as Exhibit 4 is a true, correct and
            complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company, (b) the Interim Servicing Agreement, dated as of February 1, 2006 (the "Interim Servicing Agreement"), by and between the Purchaser and Aegis Mortgage Corporation, as servicer (the "Interim Servicer") and
            (c) the Custodial Agreement, dated as of February 1, 2006 (the "Custodial Agreement"), by and among the Purchaser, the Interim Servicer and Deutsche Bank Trust Company Americas (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________. The Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement may collectively be referred to herein as the "Agreements".

                  (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements, the sale of the mortgage loans or the consummation of the transactions contemplated by the Agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

                  (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement, (c) the Custodial Agreement and (d) any other document delivered or on the date hereof in connection with any purchase described in the Agreements was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  (ix) The Company is duly authorized to engage in the
            transactions described and contemplated in the Agreements.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

           NAME                       TITLE                  SIGNATURE

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

--------------------------  ------------------------  ------------------------

                                  EXHIBIT D

                   FORM OF OPINION OF COUNSEL TO THE SELLER

                                    (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to (a) that certain Mortgage Loan Purchase and Warranties Agreement, by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") and (b) that certain Interim Servicing Agreement, by and between the Company, as interim servicer, and the Purchaser, dated as of February 1, 2006 (the "Interim Servicing Agreement"), which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of February 1, 2006, among the Purchaser, the Interim Servicer and Deutsche Bank Trust Company Americas (the "Custodial Agreement", and collectively with the Purchase Agreement and the Interim Servicing Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            (i)            the Purchase Agreement;

           (ii)            the Interim Servicing Agreement;

          (iii)            the Custodial Agreement;

           (iv)            the form of Assignment of Mortgage;

            (v)            the form of endorsement of the Mortgage Notes; and

           (vi) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Agreements. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            (i) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            (ii) The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

            (iii) The Agreements have been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            (iv) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            (v) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            (vi) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            (viii) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            (ix) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            (x) The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

                                       Very truly yours,


                                       -----------------------------
                                       [Name]
                                       [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
__________________________
__________________________
__________________________

Attention:  ___________________________
            ___________________________

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

           Very truly yours,


     ____________________________



    By:__________________________
    Name:________________________
    Title:_________________________
    Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:_______________________________
Name:_____________________________
Title:____________________________
Date:_____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)

      ________________________________
      ________________________________
      ________________________________


      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                _______________________________

                                                By:____________________________
                                                Title:_________________________
                                                Date:__________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), (ii) that certain Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) that certain Interim Servicing Agreement, dated as of February 1, 2006 (the "Servicing Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by the Interim Servicer to service the Mortgage Loans pursuant to the Agreements and thus not delivered to the Purchaser are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreements, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA, the Purchase Agreement and the Servicing Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                           [SIGNATURE PAGE FOLLOWS]

                                       AEGIS MORTGAGE CORPORATION


                                       By: ___________________________________
                                           Name:  ____________________________
                                           Title:  ___________________________

Accepted and Agreed:

MORGAN STANLEY MORTGAGE CAPITAL INC.


By:____________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES

                                                                       Exhibit J
                                    EXHIBIT I
                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and Aegis Mortgage Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006 between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       AEGIS MORTGAGE CORPORATION


                                       By: ___________________________________
                                           Name:______________________________
                                           Its:_______________________________

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                        [_________________________]


                                       By: ___________________________________
                                           Name:______________________________
                                           Its:_______________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT V

                           ACCREDITED-IXIS AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT


              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Accredited Home Lenders, Inc. (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

       a. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of March 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (c) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

The Assignor specifically reserves and does not assign to the Assignee hereunder
(i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

       b. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

       c. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

              a. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              b. The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              c. Except as has already been obtained, no consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

              d. Except as disclosed in public filings with the Securities Exchange Commission by the Company or its affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

       d. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection 9.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, (ii) the information set forth in the Mortgage Loan Schedule, to the extent provided by the Company, attached hereto as Exhibit A is true and correct as of the date hereof, and (iii) the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

       e. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection
9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).


Miscellaneous
-------------

       f. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

       g. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

       h. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

       i. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

       j. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

       k. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

       l. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.





                            [SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.




                                       ACCREDITED HOME LENDERS, INC.


                                       By: /s/ Melissa G. Dant
                                          ------------------------------------
                                          Name:  Melissa G. Dant
                                          Its:   Senior Secondary Market
                                                 Counsel, AVP & Ass't Sec'y


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          ------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          ------------------------------------
                                          Name: Anthony Malanga
                                          Its:  Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT


                             Mortgage Loan Schedule

                                    EXHIBIT B


             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS


              The Company hereby represents and warrants as to each Mortgage Loan, as of the date on which the Company transferred servicing of the Mortgage Loan to the Assignee or its designee (the "Transfer Date"), unless otherwise set forth below:

              a. [Reserved];

              b. Payments Current. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Transfer Date, no payment required to be made up to the Transfer Date under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

              c. No Outstanding Charges. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Transfer Date, to the Company's knowledge as of the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing Date"), except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and/or interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              d. Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              e. No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

              f. Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. As of the Securitization Closing Date, the Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

              g. Compliance with Applicable Laws. As of the Securitization Closing Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Company shall not be responsible for a breach of a federal, state or local law, other than those governing (i) the origination and (ii) servicing of the Mortgage Loans by the Company during the interim servicing period, following the Transfer Date;

              h. No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

              i. Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, to the Company's knowledge as of the Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              j. Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     i. with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                     ii. the lien of current real property taxes and assessments not yet due and payable;

                     iii. covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     iv. other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.


Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser. With respect to each Second Lien Loan, the Mortgaged Property was not, as of the date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              k. Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. As of the Securitization Closing Date, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              l. Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, as of the Securitization Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              m. Ownership. As of the Closing Date, the Company or MERS was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Company retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related Purchase Price, the Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the Purchase Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Company. As of the Closing Date, the Company intended to relinquish all rights to possess, control and monitor the Mortgage Loan. Since the Closing Date, the Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Company has had and will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the Purchase Agreement;

              n. Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              o. CLTV, LTV; FICO Score. As of the Securitization Closing Date, no Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100% and no Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

              p. Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2) and (3) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and to the Company's knowledge as of the Transfer Date, such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. Except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

              q. No Defaults. Other than payments due but not yet 30 days or more delinquent, as of the Closing Date and to the Company's knowledge as of the Transfer Date (except as set forth on the Mortgage Loan Schedule delivered by the Company to the Purchaser on the Transfer Date), there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, as of the Closing Date and to the Company's knowledge as of the Transfer Date, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and
(iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              r. No Mechanics' Liens. Except as insured against by the related title insurance, as of the Closing Date and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              s. Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. As of the Closing Date and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), the Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              t. Origination; Payment Terms. As of the Securitization Closing Date, the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal and/or interest payments on the Mortgage Loan commenced or will commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment on each Interest Rate Adjustment Date or Monthly Payment Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan or an Interest Only Mortgage
Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

              u. Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              v. Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the related Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              w. Occupancy of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, the Mortgaged Property is capable of being lawfully occupied under applicable law. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              x. No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              y. Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and as of the Closing Date, and to the Company's knowledge as of the Transfer Date, so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              z. Acceptable Investment. To the Company's knowledge as of the Transfer Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Company generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

              aa. Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Custodian, and the Company has retained copies thereof;

              bb. Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

              cc. Transfer of Mortgage Loans. As of the Securitization Closing Date, except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              dd. Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable, subject to applicable law;

              ee. No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              ff. No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              gg. Consolidation of Future Advances. As of the Securitization Closing Date, any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              hh. Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. As of the Closing Date, there have not been any condemnation proceedings with respect to the Mortgaged Property;

              ii. Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of, the Company through the Transfer Date, and, as of such date, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made that will be assigned without penalty, premium or cost to the Purchaser. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments collected by the Company have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and all escrows that have been established have been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized by the Company under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid by the Company to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

              jj. Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              kk. Other Insurance Policies; No Defense to Coverage. Except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date, to the Company's knowledge, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              ll. No Violation of Environmental Laws. As of the Closing Date, and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. As of the Closing Date, and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. As of the Closing Date, based upon customary and prudent residential mortgage industry underwriting standards, and as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), in each case to the Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              mm. Servicemembers Civil Relief Act. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, or any similar state statute;

              nn. Appraisal. The Company has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the Mortgaged Property is located, (ii) had no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii) did not receive compensation that affected the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

              oo. Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Company has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

              pp. Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, the Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              qq. Qualified Mortgage. As of the Closing Date, the Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              rr. Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, the Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Company shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Company has in its capacity as a servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              ss. Leaseholds. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, if the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              tt. Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty is in an amount not greater than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years;

              uu. Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              vv. Escrow Analysis. With respect to each Mortgage, the Company has within the twelve months preceding the Closing Date (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              ww. Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and Terms Agreement;

              xx. Single-premium credit life insurance policy. As of the Securitization Closing Date, in connection with the origination of the Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy, credit disability, credit unemployment or credit property insurance policy;

              yy. Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              zz. Insurance. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              aaa. Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              bbb. Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

              ccc. Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              ddd. Origination Date. Except as shown on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan was first purchased by the Purchaser;

              eee. Mortgage Submitted for Recordation. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, the Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              fff. Endorsements. The Mortgage Note has been endorsed by Company for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              ggg. Accuracy of Information. All information provided to the Purchaser by the Company with respect to the Mortgage Loan was accurate in all material respects;

              hhh. No Construction Loans. No Mortgage Loan was made to (a) facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              iii. No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor; and

              jjj. No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

================================================================================


             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                           --------------------------



                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser



                         ACCREDITED HOME LENDERS, INC.,

                                     Seller


                           --------------------------



                            Dated as of March 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans


================================================================================

                                TABLE OF CONTENTS


SECTION 1.    DEFINITIONS..................................................

SECTION 2.    AGREEMENT TO PURCHASE........................................

SECTION 3.    MORTGAGE SCHEDULES...........................................

SECTION 4.    PURCHASE PRICE...............................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER..........................

   Subsection 6.01. Conveyance of Mortgage Loans; Possession
                    of Servicing Files.....................................

   Subsection 6.02  Books and Records......................................

   Subsection 6.03  Delivery of Mortgage Loan Documents....................

   Subsection 6.04  Quality Control Procedures.............................

   Subsection 6.05  MERS Designated Mortgage Loans.........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.    TRANSFER OF SERVICING........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
              REMEDIES FOR BREACH..........................................

   Subsection 9.01  Representations and Warranties Regarding the Seller....

   Subsection 9.02  Representations and Warranties Regarding Individual
                    Mortgage Loans.........................................

   Subsection 9.03  Remedies for Breach of Representations and Warranties..

   Subsection 9.04  Repurchase of Mortgage Loans That Prepay in Full.......

   Subsection 9.05  Repurchase of Mortgage Loans with First
                    Payment Defaults.......................................

   Subsection 9.06  Purchaser's Right to Review............................

SECTION 10.   CLOSING......................................................

SECTION 11.   CLOSING DOCUMENTS............................................

SECTION 12.   COSTS........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.   THE SELLER...................................................

   Subsection 14.01  Additional Indemnification by the Seller;
                     Third Party Claims....................................

   Subsection 14.02  Merger or Consolidation of the Seller.................

SECTION 15.   FINANCIAL STATEMENTS.........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.   NOTICES......................................................

SECTION 18.   SEVERABILITY CLAUSE..........................................

SECTION 19.   COUNTERPARTS.................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

SECTION 21.   INTENTION OF THE PARTIES.....................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.   WAIVERS......................................................

SECTION 24.   EXHIBITS.....................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.   REPRODUCTION OF DOCUMENTS....................................

SECTION 27.   FURTHER AGREEMENTS...........................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.   NO SOLICITATION..............................................

SECTION 30.   WAIVER OF TRIAL BY JURY......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB................................

   Subsection 31.01  Intent of the Parties; Reasonableness.................

   Subsection 31.02  Additional Representations and Warranties of
                     the Seller............................................

   Subsection 31.03  Information to Be Provided by the Seller..............

   Subsection 31.04  Indemnification; Remedies.............................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      [RESERVED]

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT J      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                           SECOND AMENDED AND RESTATED
                           ---------------------------
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
                 -----------------------------------------------

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of March 1, 2006, by and between IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Accredited Home Lenders, Inc., a California corporation, having an office at 15090 Avenue of Science, San Diego, California 92128 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date"); and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein, and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association and its successors in interest.

              Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property if purchased at or within twelve months prior to such time of origination, whichever is less, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Credit Files: As defined in Section 5 herein.

              Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

              Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material Breach Representation:__Each representation identified as such in Subsection 9.02.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association and its successors in interest.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc. and its successors in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: With respect to each Adjustable Rate Mortgage Loan, the index identified in the related Mortgage Note, as set forth in the related Mortgage Loan Schedule and as set forth on Exhibit B to each Assignment and Conveyance Agreement.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Only Mortgage Loan: A Mortgage Loan which only requires payments of interest for an initial period of time specified in the related Mortgage Note.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: Accredited Home Lenders, Inc., a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

              Interim Servicing Agreement: The Interim Servicing Agreement, dated as of October 1, 2003, between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan is not at any time to exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and/or interest on a Mortgage Loan.

              Monthly Payment Adjustment Date: With respect to each Interest Only Mortgage Loan which is also a Fixed Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Monthly Payment is adjusted.

              Moody's: Moody's Investors Service, Inc. and its successors in interest.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) the credit risk score (FICO score); (29) with respect to the related Mortgagor, the debt-to-income ratio; (30) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (31) the Appraised Value of the Mortgaged Property; (32) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (33) the Periodic Rate Cap under the terms of the Mortgage Note; (34) the Periodic Rate Floor under the terms of the Mortgage Note; (35) whether such Mortgage Loan provides for a prepayment penalty; (36) the prepayment penalty period of such Mortgage Loan, if applicable; (37) a description of the type of prepayment penalty, if applicable;
(38) the MERS Identification Number; (39) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; (40) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan [and (41) a field indicating whether such Mortgage Loan is a Home Loan]. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

              Mortgagor: The obligor on a Mortgage Note.

              OCC: Office of the Comptroller of the Currency and its successors in interest.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision and its successors in interest.

              Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

              Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Points Schedule: A schedule which sets forth, with respect to each Mortgage Loan, the following data points: (1) the loan identification number;
(2) the pool name; (3) the Seller's points; (4) the Seller's rebate; (5) the Seller's fees; (6) the broker fees and (7) the broker points. All information on the Points Schedule shall be true, correct and complete.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

              Prepayment Charges: With respect to each Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

              Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

              Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses reasonably incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Accredited Home Lenders, Inc., a California corporation, and its successors in interest.

              Seller Information: As defined in Subsection 31.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month, other than the month in which the related Closing Date occurs, during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1) (3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

              Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: With respect to each Mortgage Loan Package, the underwriting guidelines of the Seller, a copy of which shall be attached as an Exhibit to the related Assignment and Conveyance Agreement.

              VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the Mortgage Loan Schedule and the related Points Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date or such later date on which the Purchaser has identified to the Seller the final list of Mortgage Loans the Purchaser desires to purchase.

              SECTION 4. Purchase Price.

              The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least seven (7) Business Days prior to the related Closing Date, the Seller shall either deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, or make available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and Seller, copies or originals of the credit and servicing files, including the Mortgage File (collectively, the "Credit Files"). Such examination of the Credit Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable under the terms of the related Purchase Price and Terms Agreement, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. Notwithstanding the foregoing, the Purchaser may not demand a repurchase or other relief or remedy due to the failure of a Mortgage Loan to comply with the Underwriting Guidelines if the Purchaser or its designee has previously examined such Mortgage Loan and certain exceptions to the Underwriting Guidelines were noted and accepted by the Purchaser prior to the purchase of such Mortgage Loan. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02. Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller or MERS. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be beneficially possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and applicable requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by Accepted Servicing Practices. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with Accepted Servicing Practices.

              Subsection 6.03. Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs for a one-time transfer of all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser, or the Purchaser's designee, shall be responsible for recording any Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04. Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05. MERS Designated Mortgage Loans.

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and, no later than one Business Day following the related Closing Date, no Person shall be listed as Interim Funder on the MERS System. In addition, no later than one Business Day following the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in material compliance with Accepted Servicing Practices. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, or such later date provided for below, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser, such approval not to be unreasonably withheld. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices within five Business Days following the related Transfer Date.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices within five Business Days following the related Transfer Date.

              (c) Delivery of Servicing Records. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall, within five Business Days following the related Transfer Date, cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements as set forth in this Agreement.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser in accordance with this Agreement. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01. Representations and Warranties Regarding the Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law, subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors generally and to general principles of equity; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. Except as disclosed in filings with the Securities Exchange Commission by the Seller or its Affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order of, or registration or filing with, or notice has been obtained prior to the need therefore;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made on behalf of the Seller in a manner so as to affect adversely the interests of the Purchaser;

              (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by Seller pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

              (l) Financial Statements. Any financial statements delivered pursuant to Section 15 fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. Except as disclosed in filings with the Securities Exchange Commission by the Seller or its Affiliates, there has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements most recently delivered to Purchaser that would have an adverse effect on its ability to perform its obligations under this Agreement;

              (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note (other than for each MERS Designated Mortgage Loan), and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

              (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, any Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement shall be delivered to the Custodian or as otherwise instructed by the Purchaser all in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian or as otherwise instructed by the Purchaser; and

              (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.


              Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule and in the Points Schedule is complete, true and correct;

              (b) Payments Current. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due to the Purchaser shall be made with respect to the Mortgage Loan within the calendar month in which its Due Date occurs and prior to the Due Date next occurring for such Mortgage Loan;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums currently due thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. (i) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and Prepayment Charges, have been complied with, (ii) the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and (iii) the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Clause (i) of this representation and warranty is a Deemed Material Breach Representation;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) as of the origination date of the related Manufactured Home Mortgage Loan, the related manufactured dwelling will be the principal residence of the related Mortgagor, and (vi) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under
Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended, and (y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. Clause (v) of this representation and warranty is a Deemed Material Breach Representation;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                            (1) with respect to Second Lien Loans, the lien of
                     the first mortgage on the Mortgaged Property;

                            (2) the lien of current real property taxes and
                     assessments not yet due and payable;

                            (3) covenants, conditions and restrictions, rights
                     of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                            (4) other matters to which like properties are
                     commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. With respect to each Second Lien Loan, the Mortgaged Property was not, as of the date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller or MERS is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Except for the lien of the Seller's warehouse lender, which lien will be released upon payment of the related Purchase Price, the Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Seller. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2) and (3) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. Other than payments due but not yet thirty (30) days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. Except as insured against by the related title insurance, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal or interest payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment on each Interest Rate Adjustment Date or Monthly Payment Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the related Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is capable of being lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. To the Seller's knowledge, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property. Additionally, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and, if established for the Mortgage Loan, has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid by the Seller to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

              (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the Mortgaged Property is located, (ii) had no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) did not receive compensation that affected the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) [Reserved].

              (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (ss) Credit Information; Fair Credit Reporting Act. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. The last sentence of the representation is a Deemed Material Breach Representation;

              (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty (x) is in an amount not greater than the maximum amount permitted under applicable law and (y) may not be imposed for a term in excess of five (5) years. Clause (y) of the third sentence of this representation and warranty is a Deemed Material and Adverse Representation;

              (vv) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (ww) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and Terms Agreement. The first two sentences of this representation are Deemed Material Breach Representations;

              (yy) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material Breach Representation;

              (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              (aaa) Insurance. The Seller has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

              (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (eee) Origination Date. Except as shown on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

              (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (ggg) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (hhh) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

              (iii) No Construction Loans. No Mortgage Loan was made to (a) facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (jjj) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (kkk) No Arbitration. No Mortgage Loan originated on or after August 1, 2004 requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;


              (lll) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

              (mmm) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective criteria which relate the Mortgagor's income, assets and liabilities (except in the case of loan programs which do not require the Mortgagor to report the Mortgagor's income or assets, such as "no income, no assets" lending programs or which rely on the Mortgagor's representation of the Mortgagor's income, such as "stated income" lending programs) to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology determined that at the time of origination (application/approval) the Mortgagor had the reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (nnn) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

              (ooo) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (4) except as set forth on the related Mortgage Loan Schedule, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. Item (4) of this representation is a Deemed Material Breach Representation.

              Subsection 9.03. Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or, subject to Section 5, the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans materially and adversely affected thereby shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              With respect to any repurchase under this Section 9.03: (i) the repurchase request must be made by the Purchaser in a prompt and timely manner and must contain reasonably sufficient information to enable the Seller to evaluate the request, including in the case of a first payment default, the payment history, collection comments and such other information to the extent reasonably requested by Seller and available to the Purchaser, (ii) with respect to any Mortgage Loan that was never included in a Securitization Transaction, the Purchaser shall use best efforts to notify the Seller of any known breach of a representation and warranty and require the Seller to repurchase such Mortgage Loan prior to foreclosure procedures commencing on such Mortgage Loan.

              Upon Purchaser's receipt of the related Repurchase Price, Purchaser shall (i) promptly release its interest in the Deleted Mortgage Loan to the Seller, free and clear of any lien, charge or encumbrance suffered or incurred by the Purchaser, and (ii) promptly, but in no event later than twenty
(20) days after payment of the Repurchase Price, deliver or cause to be delivered to the Seller any documents held by the Custodian, servicer or other designee relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

              If any Mortgage Loan is prepaid in full within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within five (5) business days following the Seller's receipt of written demand therefore, which demand must be made within forty-five (45) days following the date of such prepayment in full, an amount equal to (a) the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full, less (b) the amount of any prepayment penalty enforceable in connection with such prepayment.

              Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

              If the related Mortgagor is thirty (30) or more days delinquent with respect to either the Mortgage Loan's Monthly Payment due in the month in which the Closing Date occurs or the Monthly Payment due in the month following the month of the Closing Date, the Seller, at the Purchaser's option exercised in its sole discretion within forty-five (45) days following the occurrence of such delinquency, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              Subsection 9.06. Purchaser's Right to Review.

              Prior to the related Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

              All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

              Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement; provided, however, that Purchaser may not demand a repurchase or other relief or remedy due to the failure of a Mortgage Loan to comply with the Underwriting Guidelines if the Purchaser or its designee has previously examined such Mortgage Loan and certain exceptions to the Underwriting Guidelines were noted and accepted by the Purchaser prior to the purchase of such Mortgage Loan.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (a) at least two (2) Business Days prior to the related Closing Date, or such later date on which the Purchaser has identified to the Seller the final list of Mortgage Loans the Purchaser desires to purchase, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

              (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account(s) designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. a copy of the Interim Servicing Agreement, dated as of October 1, 2003;

              3. a copy of the Custodial Agreement, dated as of October 1, 2003;

              4. the related Mortgage Loan Schedule and Points Schedule, segregated by Mortgage Loan Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

              6. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              7. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              8. a Security Release Certification, substantially in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              9. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              10. the related Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

              11. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              12. Exhibit B to the related Assignment and Conveyance Agreement; and

              13. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan (to be delivered within one Business Day of each Closing Date).

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees and the fees and expenses of the Custodian. All other costs and expenses incurred in connection with the one-time transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect six (6) Reconstitutions within twelve (12) months following the related Closing Date of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                     a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                     b)     Freddie Mac (the "Freddie Mac Transfer"); or

                     c) one or more third party purchasers in one or more Whole Loan Transfers; or

                     d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel as to customary corporate matters (which may be an in house opinion of counsel) with respect to such Reconstitution Agreements but only to the extent that such opinions are customarily delivered and reasonably necessary; provided, however that Seller shall not be required to service into a securitization and/or be a party to the pooling and servicing agreement unless Seller consents in its sole discretion.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements reasonably required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and Recognition Agreement , a form which is attached as Exhibit I. The Seller shall use its reasonable best efforts to provide to such master servicer or issuing entity, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all appropriate information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall reasonably request; and (ii) such additional representations, warranties, covenants and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant and as are reasonably acceptable to the Seller; and (iii) shall execute, and deliver an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit J. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              If the Seller is required to engage a third party to fulfill a request pursuant to the foregoing paragraphs of this section, the Purchaser shall reimburse the Seller for any reasonable out-of-pocket costs incurred by the Seller with respect to such third party.

              Except with respect to each MERS Designated Mortgage Loan, in the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall, to the extent not previously performed, prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, in form and substance required by this Agreement, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each such Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this
Section 14.01) and related costs, judgments, and any other reasonable costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. Upon reasonable request, the Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. Immediately following the release of the lien of the Seller's warehouse lender on each Mortgage Loan, the Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                     (i)    if to the Seller:

                            Accredited Home Lenders, Inc.
                            15090 Avenue of Science
                            San Diego, California  92128
                            Attention: Jeff Crawford
                            Fax: 858-676-8114
                            Email: jcrawford@accredhome.com

                            with a copy to:

                            Accredited Home Lenders, Inc.
                            15090 Avenue Science
                            San Diego, California 92128
                            Attention: Melissa Dant
                            Fax: 858-521-0614
                            Email: mdant@accredhome.com

                     (ii)   if to the Purchaser:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: Christopher Connelly
                            Fax: 212-891-6288
                            Email: c.connelly@ixiscm.com

                            with a copy to:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: General Counsel
                            Fax: 212-891-1922
                            Email: a.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. Except as set forth under Section 14.02 above, this Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may not be unreasonably withheld. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, for Mortgage Loans which are not registered with MERS, each of the Assignments of Mortgage is subject to recordation in the appropriate public offices for real property records in the county or other comparable jurisdictions in which the related Mortgaged Property is situated, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

              SECTION 29. No Solicitation.

              From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

              SECTION 31. Compliance with Regulation AB

              Subsection 31.01. Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. Furthermore, the Purchaser and the Seller agree that if any such changes in the interpretations of the requirements of Regulation AB materially affect this
Article 31, then the Purchaser and the Seller will amend such affected provisions in accordance with this Section 31. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

              Subsection 31.02. Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 31.03. Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Subsection, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Subsection. Notwithstanding the foregoing, it is understood and agreed that (1) the information required pursuant to Items 1103(a)(1), 1110(a) and 1119 of Regulation AB (including the information required pursuant to subparts (a)(A), (a)(D) and (c)(i)(B) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 10% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction, (2) the information required pursuant to Items 1110(b) and 1117 of Regulation AB (including the information required pursuant to subparts (a)(B), (a)(C) and (c)(i)(A) of this Subsection 33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related Securitization Transaction comprise 20% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction and (3) the information required pursuant to Item 1105 of Regulation AB (including the information required pursuant to subpart (b) below) shall only be required in Securitization Transactions in which such Static Pool Information is material, as determined by the Purchaser or Depositor in its sole reasonable determination of the requirements of Regulation AB. Notwithstanding the foregoing, neither the Purchaser nor any Depositor shall exercise its right to request delivery of such information or other performance under these provisions other than in good faith or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

              (a) Subject to the provisions of the preceding paragraph, if so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or
(ii) each Third Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum.

              (i) the originator's form of organization;

              (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originator's credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (iii) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third Party Originator; and

              (iv) a description of any affiliation or relationship between the Seller, each Third Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

              (1)    the sponsor;

              (2)    the depositor;

              (3)    the issuing entity;

              (4)    any servicer;

              (5)    any trustee;

              (6)    any originator;

              (7)    any significant obligor;

              (8)    any enhancement or support provider; and

              (9)    any other material transaction party.

              (b) Subject to the provisions of the initial paragraph of this Section, if so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) Subject to the provisions of the initial paragraph of this Section, if so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third Party Originator to) (i) notify the Purchaser and any Depositor in writing of
(A) any material litigation or governmental proceedings pending against the Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third Party Originator and any of the parties specified in clause (vi) of paragraph (a) of this Subsection (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              (e) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, upon request by Seller in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

              Subsection 31.04. Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained
              or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

                     (ii) any failure by the Seller or any Third Party
              Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

                     (iii) any breach by the Seller of a representation or
              warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

              (b) In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

              (c) The Purchaser shall indemnify the Seller, each affiliate of the Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained
              or alleged to be contained in the Loan Performance Information or
              (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

                     (ii) any failure by the Purchaser or by the related
              servicer to deliver any Loan Performance Information as required under Subsection 31.03(e).



                     [Signatures Commence on Following Page]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                              (Purchaser)



                                          By:_________________________________
                                          Name:
                                          Title:



                                          By:_________________________________
                                          Name:
                                          Title:



                                          ACCREDITED HOME LENDERS, INC
                                              (Seller)



                                          By:_________________________________
                                          Name:
                                          Title:

                                                                       Exhibit A


                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon;

              (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a true copy of the related policy binder, preliminary report or commitment for title; and

              (h) any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              Notwithstanding the foregoing, in connection with any item described above in clauses (c) or (f), if the Seller cannot deliver or cause to be delivered the original of any such item with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such item has been delivered for recordation or because such item has been lost or because such public recording office retains the original recorded item (each such item, a "Delayed Document"), the Seller shall deliver or cause to be delivered to the Custodian, (i) in the case of a delay caused by the public recording office, a photocopy of such Delayed Document, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) to the effect that such copy is a true and correct copy of the Delayed Document that has been dispatched to the appropriate public recording office for recordation (and the original recorded Delayed Document or a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document will be promptly delivered to the Custodian upon receipt thereof by the Seller); or (ii) in the case of a Delayed Document where a public recording office retains the original recorded Delayed Document or in the case where a Delayed Document is lost after recordation in a public recording office, a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document.

              In the event of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                                   [RESERVED]

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE
                     --------------------------------------

              I, ____________________, hereby certify that I am the duly elected [Executive/Assistant] [Vice] President of Accredited Home Lenders, Inc., a state chartered institution organized under the laws of the [State of ____________] (the "Company"), and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof without amendment, waiver, rescission or modification.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof without amendment, waiver, rescission or modification.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver agreements such as the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of October 1, 2003, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original signature, and such resolutions are in effect on the date hereof without amendment, waiver, rescission or modification.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a material breach of or constitutes or will constitute a material default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. To the best of my knowledge, except as disclosed in filings with the Securities Exchange Commission by the Seller or its Affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered before or on the date hereof in connection with any purchase described in the agreements set forth above, other than endorsements of Mortgage Notes, was, at the respective times of such signing and delivery, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

                                                                       Exhibit C

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated:____________________             By:________________________
                                          Name:  __________________
[Seal]                                    Title: [Executive/Assistant] [Vice]
                                          President


              I, ________________________, an [Assistant] Secretary of
Accredited Home Lenders, Inc., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.


Dated:____________________                By:_____________________
                                             Name: _________________
                                          Title: [Assistant] Secretary

                                                                       Exhibit C


                                  EXHIBIT 5 to
                         Company's Officer's Certificate



           NAME                   TITLE                   SIGNATURE
           ----                   -----                   ---------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

                                                                       Exhibit D



                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)
                    ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to Accredited Home Lenders, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of March 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, and serviced pursuant to an Interim Servicing Agreement, dated as of October 1, 2003 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

              [We] [I] have examined the following documents:

              1.     the Purchase Agreement;

              2.     the Interim Servicing Agreement;

              3. the form of Assignment of Mortgage [for a Mortgage Loan secured by a Mortgaged Property located in the State of California];

              4.     the form of endorsement of the Mortgage Notes; and

              5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

       1. The Company and the Interim Servicer is a corporation duly organized, validly existing and in good standing under the laws of the United States and is qualified to transact business in, and is in good standing under, the laws of the State of California.

       2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

       3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

       4. Each of the Company and the Interim Servicer has been duly authorized to allow certain of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party and to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officers of the Company executing the endorsements to the Mortgage Notes and any Assignments of Mortgages represents the legal and valid signatures of said officers of the Company.

       5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

       6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a material breach of or constitutes or will constitute a material default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

       7. Except as disclosed in filings with the Securities Exchange Commission by the Company or its Affiliates, there is no action, suit, proceeding or investigation pending or, to my knowledge, threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

       8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

       9. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of any Assignments of Mortgage, the transfer to the Purchaser, or its designee, in the MERS System of beneficial ownership of each MERS Designated Mortgage Loan, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              I am admitted to the bar of the State of California, and I express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date. I make no undertaking to supplement or update this opinion if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion.

                                                 Very truly yours,



                                                 _______________________________
                                                              [Name]
                                                     [Assistant] General Counsel

                                                                       Exhibit E
                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------




                                                      ___________________, _____


________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that Accredited Home Lenders, Inc., a corporation organized pursuant to the laws of the State of California (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

              The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E


              Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,



                                       _________________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________



Acknowledged and approved:

__________________________



By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                     EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

              Upon receipt of the sum of $________ in immediately available funds in accordance with wiring instructions separately provided, the financial institution named below hereby relinquishes any and all right, title and interest it may have in the Mortgage Loans identified in the attached schedule to be purchased by IXIS Real Estate Capital Inc. from Accredited Home Lenders, Inc. (the "Company"), and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution


      ________________________________
            (Name)


      ________________________________
            (Address)


      By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release
                              ------------------------

              The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc., the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ___________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit I


                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

              On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of October 1, 2003 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by Accredited Home Lenders, Inc. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit I

                                          ACCREDITED HOME LENDERS, INC.



                                          By:_________________________________
                                          Name:
                                          Title:



Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.


By: __________________________
   Name:
   Title:



By: __________________________
   Name:
   Title:

                                                                       Exhibit I
                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit I

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:



              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit I
                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I
                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Accredited Home Lenders, Inc. (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of March 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) Except as has already been obtained, no consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) Except as disclosed in public filings with the Securities Exchange Commission by the Company or its affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
9.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                          ACCREDITED HOME LENDERS, INC.



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          [ASSIGNEE]



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                                                       Exhibit I


                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                                                       Exhibit I


                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

              The Company hereby represents and warrants as to each Mortgage Loan, as of the date on which the Company transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Servicing Transfer Date"), unless otherwise set forth below:

              (a) [Reserved];

              (b) Payments Current. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Servicing Transfer Date, no payment required to be made up to the Transfer Date under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

              (c) No Outstanding Charges. Except as set forth on the Mortgage Loan Schedule delivered to the Purchaser by the Company on the Servicing Transfer Date, to the Company's knowledge as of the Servicing Transfer Date there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing Date"), except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and/or interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. As no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. As of the Securitization Closing Date, the Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

              (g) Compliance with Applicable Laws. As of the Securitization Closing Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Company shall not be responsible for a breach of a federal, state or local law, other than those governing (i) the origination and (ii) servicing of the Mortgage Loans by the Company during the interim servicing period, following the Transfer Date;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, to the Company's knowledge as of the Servicing Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     (i) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                     (ii) the lien of current real property taxes and assessments not yet due and payable;

                     (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser. With respect to each Second Lien Loan, the Mortgaged Property was not, as of the date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. As of the Securitization Closing Date, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. Except to the extent the Mortgage Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing Date, as of the Securitization Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. As of the Closing Date, the Company or MERS was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Company retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related Purchase Price, the Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the Purchase Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Company. As of the Closing Date, the Company intended to relinquish all rights to possess, control and monitor the Mortgage Loan. Since the Closing Date, the Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Company has had and will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the Purchase Agreement;

              (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100% and no Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2) and (3) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and to the Company's knowledge as of the Servicing Transfer Date, such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. Except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

              (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, as of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date (except as set forth on the Mortgage Loan Schedule delivered by the Company to the Purchaser on the Servicing Transfer Date), there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, as of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. Except as insured against by the related title insurance, as of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. As of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), the Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. As of the Securitization Closing Date, the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal and/or interest payments on the Mortgage Loan commenced or will commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment on each Interest Rate Adjustment Date or Monthly Payment Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan or an Interest Only Mortgage
Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the related Underwriting Guidelines. The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, the Mortgaged Property is capable of being lawfully occupied under applicable law. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and as of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. To the Company's knowledge as of the Servicing Transfer Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Company generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the Custodian, and the Company has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. As of the Securitization Closing Date, except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable, subject to applicable law;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. As of the Securitization Closing Date, any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Securitization Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. As of the Closing Date, there have not been any condemnation proceedings with respect to the Mortgaged Property.

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of, the Company through the Servicing Transfer Date, and, as of such date, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made that will be assigned without penalty, premium or cost to the Purchaser. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments collected by the Company have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and all escrows that have been established have been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized by the Company under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid by the Company to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              (kk) Other Insurance Policies; No Defense to Coverage. Except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date, to the Company's knowledge, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer
Date), there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue. As of the Closing Date, based upon customary and prudent residential mortgage industry underwriting standards, and as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), in each case to the Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers Civil Relief Act. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, or any similar state statute;

              (nn) Appraisal. The Company has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the Mortgaged Property is located, (ii) had no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii) did not receive compensation that affected the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Company has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, the Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) Qualified Mortgage. As of the Closing Date, the Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, the Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Company shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Company has in its capacity as a servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (ss) Leaseholds. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, if the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty is in an amount not greater than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years;

              (uu) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (vv) Escrow Analysis. With respect to each Mortgage, the Company has within the twelve months preceding the Closing Date (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (ww) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and Terms Agreement;

              (xx) Single-premium credit life insurance policy. As of the Securitization Closing Date, in connection with the origination of the Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy, credit disability, credit unemployment or credit property insurance policy;

              (yy) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              (zz) Insurance. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (aaa) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (bbb) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

              (ccc) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (ddd) Origination Date. Except as shown on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan was first purchased by the Purchaser;

              (eee) Mortgage Submitted for Recordation. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, the Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (fff) Endorsements. The Mortgage Note has been endorsed by Company for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (ggg) Accuracy of Information. All information provided to the Purchaser by the Company with respect to the Mortgage Loan was accurate in all material respects;

              (hhh) No Construction Loans. No Mortgage Loan was made to (a) facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (iii) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor; and

              (jjj) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

                                                                       Exhibit J

                                    EXHIBIT J

                        FORM OF INDEMNIFICATION AGREEMENT

              This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Accredited Home Lenders, Inc., a [__________] corporation (the "Seller").

              WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [______________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

              WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

              WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

              NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

              1. Indemnification and Contribution.

              (a) Seller agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

              As used herein:

              "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

              "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

              (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

              If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

              Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

              Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

              (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

              (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

              2. Representations and Warranties. Seller represents and warrants that:

              (i) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

              (ii) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

              (iii) the execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

              (iv) except as disclosed in public filings with the Securities Exchange Commission by Seller or its affiliates, (a) no proceeding of or before any court, tribunal or governmental body is currently pending or,
       (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller];

              (v) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

              (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

              (vii) This representation should only be included if the Mortgage Loans comprise 20% or more of the loans in the pool. The Indemnifying Party represents that except as disclosed in writing to the Underwriters or the Depositor: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Indemnifying Party or any Third-Party Originator (as defined in the Purchase Agreement); and (ii) there are no affiliations, relationships or transactions relating to the Indemnifying Party or any Third-Party Originator with respect to any Securitization Transaction (as defined in the Accredited Purchase Agreement) and the list of parties provided to the Indemnifying Party in writing by the Depositor on or prior to the date hereof.

              3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller will be mailed, delivered or telegraphed and confirmed to Accredited Home Lenders, Inc., 15090 Avenue of Science, San Diego, California 92128; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS, 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

              4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                          Name:
                                          Title:



                                          By:_________________________________
                                          Name:
                                          Title:

                                          ACCREDITED HOME LENDERS, INC.



                                          By:_________________________________
                                          Name:
                                          Title:

                                    EXHIBIT W

                                CHAPEL AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006, ("Agreement") among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Chapel Mortgage Corporation (the "Company"):


              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

              (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Sections 9.01 and 9.02 of the Purchase Agreement, are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, except that (i) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto, and (ii) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof:

              (a) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /s/ Valerie Kay
                                         ---------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                         ---------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                         ---------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       CHAPEL MORTGAGE CORPORATION


                                       By: /s/ Thomas J. Burke
                                         ---------------------------------------
                                          Name:  Thomas J. Burke
                                          Its:   SVP/CFO

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

================================================================================


             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                               -------------------



                          IXIS REAL ESTATE CAPITAL INC.

                                    Purchaser

                          CHAPEL MORTGAGE CORPORATION,

                                     Seller

                               -------------------


                          Dated as of February 1, 2006

           Adjustable-Rate and Fixed-Rate, Residential Mortgage Loans

================================================================================

                               TABLE OF CONTENTS

SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      FORM OF CUSTODIAL AGREEMENT

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AGREEMENT

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
             ------------------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser") and Chapel Mortgage Corporation, a New Jersey corporation, having an office at 315 Main Street, Rancocas, New Jersey 08073 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement dated as of February 1, 2006 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date"); and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association and its successors in interest.

              Appraised Value: (i) With respect to any Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Credit Files: As defined in Section 5 herein.

              Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which agreement is annexed hereto as Exhibit G.

              Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association and its successors in interest.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch Inc. and its successors in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: Chapel Mortgage Corporation and its successors in interest.

              Interim Servicing Agreement: The Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between IXIS Real Estate Capital Inc. and Chapel Mortgage Corporation, as may be amended from time to time.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

              MERS: MERSCORP, Inc., its successors and assigns.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Custodian as the Investor on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc. and its successors in interest.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, upon a leasehold estate of the Mortgagor.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e. a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e. full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating the type of prepayment penalty, if any; (29) a code indicating whether the Mortgage Loan is a High Cost Loan; (30) the credit risk score (FICO score); (31) with respect to the related Mortgagor, the debt-to-income ratio;
(32) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (33) the Appraised Value of the Mortgaged Property; (34) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (35) the Periodic Rate Cap under the terms of the Mortgage Note; (36) the Periodic Rate Floor under the terms of the Mortgage Note; (37) whether such Mortgage Loan provides for a prepayment penalty; (38) the prepayment penalty period of such Mortgage Loan, if applicable; (39) a description of the type of prepayment penalty, if applicable;
(40) the MERS Identification Number; (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan; (42) a Code indicating which Underwriting Guidelines were used; and (43) a field indication whether such Mortgage Loan is a Home Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off
Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

              Mortgagor: The obligor on a Mortgage Note.

              OCC: Office of the Comptroller of the Currency and its successors in interest.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision and its successors in interest.

              Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

              Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

              Prepayment Charges: With respect to each Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement".

              Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

              Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e. fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date on which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Chapel Mortgage Corporation and its successors in interest.

              Seller Information: As defined in Subsection 31.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: A servicer designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections
9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each a "Preliminary Mortgage Schedule").

              The Seller is obligated to deliver those Mortgage Loans funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least five (5) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02. Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

              Subsection 6.03. Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04. Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received After Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party;

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01. Representations and Warranties Regarding the Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the VA is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

              (s) Reports. On or prior to the related Closing Date, Seller has provide the Custodian and the Purchaser with a MERS Report listing the Custodian as the Investor with respect to each MERS Designated Mortgage Loan; and

              (t) MERS Designations. With respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor and no Person shall be listed as Interim Funder on the MERS(R) System.

              Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first three Monthly Payments after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     (1) with respect to Second Lien Loans, the lien of the
              first mortgage on the Mortgaged Property;

                     (2) the lien of current real property taxes and assessments not yet due and payable;

                     (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (4) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Converyance as Exhibit C thereto). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and neither the Seller nor the Interim Servicer has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

              (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              (kk) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act as amended, or other similar state statute;

              (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

              (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (uu) Prepayment Fee. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment fee is permitted pursuant to federal, state and local law and is only payable (i) with respect to a Mortgage Loan originated prior to October 1, 2002, during the first 5 years of the term of the Mortgage Loan, and
(ii) with respect to a Mortgage Loan originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction,
(ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

              (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (yy) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

              (zz) Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned to the Purchaser;

              (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

              (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

              (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

              (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty four (24) months prior to the origination of such Mortgage Loan;

              (ooo) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation is a Deemed Material Breach Representation;

              (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of the loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

              (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate to the Mortgagor's income, assets and liabilities to the proposed payments and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principle determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payments of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

              (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation, or event which would permit acceleration existing under such First lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

              Subsection 9.03. Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations or warranties set forth in clause (rr), of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and the Successor Servicer and their present and former directors, officers employees and agents and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and the Successor Servicer as provided in this Subsection 9.03 constitute the sole remedies of the Purchaser and the Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

              In the event that (i) any Mortgage Loan purchased by the Purchaser prepays in full on or prior to the related Closing Date, or (ii) any First Lien Loan prepays in full during the first full three (3) months immediately following the related Closing Date, the Seller shall promptly pay the Purchaser, with respect to such Mortgage Loan, an amount equal to the Purchase Price Percentage less 100% of the outstanding scheduled principal balance of the Mortgage Loan as of the related Cut-off Date. With respect to any Second Lien Loan that prepays in full during the twelve (12) month period from and after the related Closing Date, the Seller shall promptly pay the Purchaser the amount, if any, by which the Purchase Price paid by the Purchaser to the Seller exceeded 100% of the outstanding scheduled principal balance of the Mortgage Loan as of the related Cut-off Date times a fraction, the numerator of which is equal to the number of months remaining from the date of prepayment in full until the first anniversary of the related Closing Date and the denominator of which is twelve (12), within thirty (30) days of such payoff.

              Subsection 9.05. Repurchase of Mortgage Loans With First Three Payment Defaults.

              If either (a) a Mortgagor is thirty (30) days or more delinquent with respect to the Monthly Payment due in the month in which the related Closing Date occurs or in any of the first three (3) Monthly Payments due on the related Mortgage Loan immediately thereafter or (b) the Mortgagor with respect to a Mortgage Loan is in bankruptcy or the Mortgage Loan is involved in any litigation within the first three (3) months immediately following the applicable Closing Date, the Seller, at the Purchaser's option, shall promptly repurchase such Mortgage Loan at the Purchase Price upon receipt of written notice from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              Subsection 9.06. Purchaser's Right to Review.

              From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

              All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

              Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to the related Custodial Agreement; and

              (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date, in the form attached as Exhibit G hereto;

              4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

              6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

              11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached hereto as Exhibit I;

              14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              15. Exhibit B to the related Assignment and Conveyance Agreement; and

              16. a MERS Report reflecting the Custodian as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

              (a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

              (b) Freddie Mac (the "Freddie Mac Transfer"); or

              (c) one or more third party purchasers in one or more Whole Loan Transfers; or

              (d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements").

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and Successor Servicer and their present and former directors, officers, employees and agents and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including) legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that the such parties may sustain in any way related to the failure of the Seller to perform its duties under this Agreement and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representation, warranties and covenants set forth in this Agreement.

              (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address get forth below:

                     (i)    if to the Seller:

                            Chapel Mortgage Corporation
                            593 Rancocas Road
                            Rancocas, New Jersey  08073
                            Attention: Thomas J. Burke
                            Fax: (609) 265-1052
                            Email: tburke@chapelmortgage.com

                     (ii)   if to the Purchaser:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: Christopher Connelly
                            Fax: 212-891-6288
                            Email: c.connelly@ixiscm.com

                            with a copy to:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: General Counsel
                            Fax: 212-891-1922
                            Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

              SECTION 31. Compliance with Regulation AB.

              Subsection 31.01. Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. Reference in this Agreement to compliance with Regulation AB include provision of the comparable disclosure in private offerings.

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

              Subsection 31.02. Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 31.03. Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

              (A) the originator's form of organization;

              (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

              (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1)    the sponsor;
                     (2)    the depositor;
                     (3)    the issuing entity;
                     (4)    any servicer;
                     (5)    any trustee;
                     (6)    any originator;
                     (7)    any significant obligor;
                     (8)    any enhancement or support provider; and
                     (9)    any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved]

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 31.04. Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                         (Purchaser)

                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       CHAPEL MORTGAGE CORPORATION (Seller)



                                       By:____________________________________
                                          Name:
                                          Title:

                                                                       Exhibit A
                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                  (See Tab #4)

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

              I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since _____________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and the Custodial Agreement, dated as of _____ __, ____ by and among the Company, [_______________________________, as Interim Servicer,] the Purchaser and
       ______________[CUSTODIAN] (the "Custodial Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since _______.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement, the Custodial Agreement,] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement the Interim Servicing Agreement and the Custodial Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement, (c) the Custodial Agreement and (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, and the Interim Servicing Agreement].

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Da Dated:____________________          By:________________________
                                          Name:
[Seal]                                    Title: [Vice] President

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________               By:____________________________________
                                           Name:
                                           Title: [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate


           NAME                   TITLE                   SIGNATURE
           ----                   -----                   ---------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

                                                                       Exhibit D


                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)
                    ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to Chapel Mortgage Corporation (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement," and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

              [We] [I] have examined the following documents:

              1.     the Purchase Agreement;

              2.     the Interim Servicing Agreement;

              3.     the form of Assignment of Mortgage;

              4.     the form of endorsement of the Mortgage Notes; and

              5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

       1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

       2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

       3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.


       4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

       5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

       6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

       7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

       8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

       9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                             Very truly yours,

                                             _____________________________
                                             [Name]
                                             [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                                                      ___________________, _____



________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

              The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

              Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________




Acknowledged and approved:

_________________________




By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F


                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

              The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                          II. Certification of Release
                              ------------------------

              The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                       __________________________________


                                       By:____________________________________
                                          Title:
                                          Date:

                                                                       Exhibit G


                                    EXHIBIT G

                                   [RESERVED]
                                   ----------

                                  (See Tab #5)

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

              On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement", and together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to Underwriting Guidelines attached hereto as Exhibit C-1 (the "DLJ Underwriting Guidelines"). To the extent any aspect of the underwriting of a Mortgage Loan was not specifically enumerated by the DLJ Underwriting Guidelines, the Mortgage Loans were underwritten in accordance with the Underwriting Guidelines attached hereto as Exhibit C-2 (the "IMPAC Underwriting Guidelines"). Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                                      [SELLER]

                                       By:____________________________________
                                          Name:
                                          Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.




By:___________________________
   Name:
   Title:




By:____________________________
   Name:
   Title:

                                    EXHIBIT A

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_____________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. [Each Adjustable Rate Mortgage Loan has an Index of [_______].]

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                 (See Exhibit C

                                  EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                  EXHIBIT I(A)

                         UNDERWRITING GUIDELINES FOR DLJ

                                  EXHIBIT I(B)

                        UNDERWRITING GUIDELINES FOR IMPAC

                                  EXHIBIT I(C)

                  SELLER'S UNDERWRITING GUIDELINES FOR CONSECO

                                  EXHIBIT I(D)

                SELLER'S UNDERWRITING GUIDELINES FOR EMC MORTGAGE

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__], ("Agreement") among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Chapel Mortgage Corporation (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [_____________________], as trustee (including its successors in interest and any successor trustee under the Pooling Agreement defined below, the "Trustee") on behalf of the holders of the [_________________] Certificates, pursuant to a Pooling and Servicing Agreement, dated as of [___________] (the "Pooling Agreement"), among the Assignee, the Trustee and [________________] (the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trustee will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trustee for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trustee shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trustee. Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trustee as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement The Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby makes the representations and warranties set forth in Section 9.02 of the Purchase Agreement, as of the date hereof (unless otherwise specifically stated in such representations and warranties), with respect to the Mortgage Loans for the benefit of the Assignor, the Assignee and the Trustee.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trustee in connection with any breach of the representations and warranties made by the Company set forth in
Section 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trustee. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. This Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement to the extent of the Mortgage Loans by Assignor to Assignee and by Assignee to the Trustee.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       CHAPEL MORTGAGE CORPORATION




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________




                                       IXIS REAL ESTATE CAPITAL INC.




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________





                                       [__________________________]




                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------


                             Mortgage Loan Schedule

                                                                       Exhibit I

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

              This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the
"Seller") and [_____________], a [_______________] [(the "Initial Servicer")].

              WHEREAS, [________________] (the "Depositor") is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer") and [________________], as trustee (the "Trustee");

              WHEREAS, as an inducement to the Depositor to enter into the P&S, and [_______________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [_______________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for the indemnification and the contribution on the terms and conditions hereinafter set forth;

              WHEREAS, IXIS Real Estate Capital Inc. ("IXIS") purchased from Chapel Mortgage Corporation ("Chapel Mortgage") certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Chapel Mortgage ("Chapel Mortgage") pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and Chapel Mortgage; and

              WHEREAS, pursuant to Section 13 of the Purchase Agreement, Chapel Mortgage has agreed to indemnify IXIS and its affiliates and their respective present and former directors, officers, employees and agents.

              NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Chapel Mortgage and IXIS agree as follows:

              1. Indemnification and Contribution.

              (a) Chapel Mortgage agrees to indemnify and hold harmless IXIS and its affiliates and their respective present and former directors, officers, employees and agents and each person, if any, who controls IXIS or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act") or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Scetion 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Chapel Mortgage shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Chapel Mortgage Seller Information [and Chapel Mortgage Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Chapel Mortgage may otherwise have to IXIS, its affiliates or any such director, officer, employee, agent or controlling person of IXIS or its affiliates.

              As used herein:

              "ABS Informational and Computational Material" means any written communication as defined in item 1101 of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

              "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              "Chapel Mortgage Seller Information" means any information relating to Chapel Mortgage, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated by Chapel Mortgage [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [_____]].

              ["Chapel Mortgage Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [_______]].]

              (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

              If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

              Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

              Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

              (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

              (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, its directors, officers, employees or agents or any person controlling IXIS, and (iii) acceptance of and payment for any of the Offered Certificates.

              2. Representations and Warranties. Chapel Mortgage represents and warrants that:

              (i) Chapel Mortgage is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Chapel Mortgage is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Chapel Mortgage;

              (ii) Chapel Mortgage is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

              (iii) the execution, delivery and performance of this Agreement by Chapel Mortgage will not violate any provision of any existing law or regulation or any order decree of any court applicable to Chapel Mortgage or any provision of the charter or bylaws of Chapel Mortgage, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Chapel Mortgage is a party or by which it may be bound;

              (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Chapel Mortgage, threatened against Chapel Mortgage or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Chapel Mortgage;

              (v) Chapel Mortgage has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Chapel Mortgage enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

              (vi) this Agreement has been duly executed and delivered by Chapel Mortgage; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

              3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Chapel Mortgage, will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

              4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].



                                       IXIS REAL ESTATE CAPITAL, INC.




                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       CHAPEL MORTGAGE CORPORATION




                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT X

                                ENCORE AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006, ("Agreement") among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Encore Credit Corp. (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of December 1, 2005, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, as amended by Amendment No. 1, dated as of February 1, 2006 and Amendment No. 2, dated as of June 1, 2006, solely insofar as the Purchase Agreement relates to the Mortgage Loans and
(y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement,
     (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, (iv) which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Company contemplated herein, or (v) which would be likely to impair the ability of the Company to perform under the terms of this Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Sections 9.01 and 9.02 of the Purchase Agreement, are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, except that (i) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto, and (ii) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof:

                  (a) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.


                                      By: /s/ Valerie Kay
                                         --------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          -------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       ENCORE CREDIT CORP.



                                       By: /s/ Randall Mason
                                          -------------------------------------
                                          Name:  Randall Mason
                                          Its:   Director of Capitol Markets

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

==============================================================================


                              AMENDED AND RESTATED
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                              ---------------------


                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                              ENCORE CREDIT CORP.,

                                     Seller

                             ----------------------



                          Dated as of December 1, 2005

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

==============================================================================

                                TABLE OF CONTENTS



SECTION 1.    DEFINITIONS..................................................

SECTION 2.    AGREEMENT TO PURCHASE........................................

SECTION 3.    MORTGAGE SCHEDULES...........................................

SECTION 4.    PURCHASE PRICE...............................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER..........................

   Subsection 6.01    Conveyance of Mortgage Loans; Possession
                      of Servicing Files...................................

   Subsection 6.02    Books and Records.....................................

   Subsection 6.03    Delivery of Mortgage Loan Documents...................

   Subsection 6.04    Quality Control Procedures............................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01    Representations and Warranties Regarding the Seller...

   Subsection 9.02    Representations and Warranties Regarding Individual
                      Mortgage Loans........................................

   Subsection 9.03    Remedies for Breach of Representations and Warranties.

   Subsection 9.04    Repurchase of Mortgage Loans That Prepay in Full......

   Subsection 9.05    Repurchase of Mortgage Loans with First Payment
                      Defaults..............................................

   Subsection 9.06    [RESERVED]............................................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

   Subsection 14.01   Additional Indemnification by the Seller;
                      Third Party Claims....................................

   Subsection 14.02   Merger or Consolidation of the Seller.................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01   Intent of the Parties; Reasonableness.................

   Subsection 31.02   Additional Representations and Warranties
                      of the Seller.........................................

   Subsection 31.03   Information to Be Provided by the Seller..............

   Subsection 31.04   Indemnification; Remedies.............................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                    SCHEDULES

SCHEDULE 9.01(g)        LITIGATION SCHEDULE

                 AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                 -----------------------------------------------
                              WARRANTIES AGREEMENT
                              --------------------

              This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of December 1, 2005, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Encore Credit Corp., a California corporation, having an office at 101 Innovation Drive, Suite 200, Irvine, California 92612 (the "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Master Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2002, as amended by Amendment No. 1, dated as of December 1, 2002, Amendment No. 2, dated as of April 1, 2003, Amendment No. 3, dated as of April 21, 2004 and Amendment No. 4, dated as of August 1, 2004 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association and its successors in interest.

              Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Credit Files: As defined in Section 5 herein.

              Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

              Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association and its successors in interest.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              FICO Score: (i) If credit risk scores are available for a Mortgagor from Experian Trans Union and Equifax, the median score, (ii) if only two such credit scores are available, the lower of the two and (iii) if only one credit score is available, it shall be the FICO Score.

              First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch Inc. and its successors in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: Option One Mortgage Corporation, a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

              Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Custodian as the Investor on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc. and its successors in interest.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, upon a leasehold estate of the Mortgagor.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO Score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number, if any; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

              Mortgagor: The obligor on a Mortgage Note.

              OCC: Office of the Comptroller of the Currency and its successors in interest.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision and its successors in interest.

              Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

              Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

              Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

              Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Encore Credit Corp., a California corporation, and its successors in interest.

              Seller Information: As defined in Subsection 31.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

              VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller is obligated to deliver those Mortgage Loans funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date but after the Cut-off Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02. Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche.

              Subsection 6.03. Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and
(ii) such document is delivered within twelve (12) months of the related Closing Date.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04. Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement); provided, however, that in the event that the Interim Servicer continues to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization Transaction, the Interim Servicer shall, at the Purchaser's option, service the Mortgage Loans on a "scheduled/scheduled" basis. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01. Representations and Warranties Regarding the Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth in the Interim Servicing Agreement, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) which, either in any one instance or in the aggregate, except as set forth on Schedule 9.01(g) attached hereto, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, (iv) which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or (v), except as set forth on Schedule 9.01(g) attached hereto, which would be likely to impair the ability of the Seller to perform under the terms of this Agreement; provided, however, that the Seller does not reasonably believe that the litigation set forth on Schedule 9.01(g) is likely to result in the matters set forth in clause (iii) or (v).

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (l) Financial Statements. The Seller has delivered to the Purchaser financial statements since its inception prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience since its formation, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

              (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program if and as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, if required, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and, if applicable, maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

              (s) Reports. On or prior to the related Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor with respect to each MERS Designated Mortgage Loan, if any; and

              (t) MERS Designations. With respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor and no Person shall be listed as Interim Funder on the MERS(R) System.

              (u) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis[.][; and]

              Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section
2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"),
(i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is
(x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

              (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

              (2) the lien of current real property taxes and assessments not yet due and payable;

              (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

              (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO Score of less than 500;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance generally acceptable to prudent mortgage lenders and each such title insurance policy is issued by a title insurer generally acceptable to prudent mortgage lenders and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: The Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to prudent mortgage lenders and neither the Seller nor the Interim Servicer has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the Underwriting Guidelines;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence generally acceptable to prudent mortgage lenders. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement; (kk) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

              (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. The Mortgagor has and, to the extent required by applicable law, has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, except as a set forth in the related Mortgage Loan Schedule as set forth on Exhibit A to each related Assignment and Conveyance, no such prepayment penalty may be imposed for a term in excess of three (3) years;

              (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion;

              (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

              (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser, unless otherwise indicated on the Mortgage Loan Schedule, but in no event shall the date of origination be earlier than five (5) months prior to the date the Mortgage Loan is first purchased by the Purchaser;

              (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

              (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

              (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

              (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

              Subsection 9.03. Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan) (a "Breach"), the Seller shall use its best efforts promptly to cure such Breach in all material respects and, if such Breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clauses (rr), (ss), (uu), (yy), (zz) or (ooo) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. In the event that a Breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such Breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such Breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the Breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clauses (rr), (ss), (uu), (yy), (zz) or (ooo) of such Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and the Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

              If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

              Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

              (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              Subsection 9.06. [RESERVED].

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

              (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

              6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the Closing Date, an Opinion of Counsel of the Interim Servicer (who may be an employee of the Interim Servicer), in the form of an exhibit to the Interim Servicing Agreement;

              11. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

              12. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              13. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              14. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

              15. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              16. Exhibit B to the related Assignment and Conveyance Agreement; and

              17. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                     a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                     b)     Freddie Mac (the "Freddie Mac Transfer"); or

                     c) one or more third party purchasers in one or more Whole Loan Transfers; or

                     d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller since inception or formation. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address get forth below:

                     (i)    if to the Seller:

                            Encore Credit Corp.
                            101 Innovation Drive, Suite 200
                            Irvine, California 92612
                            Attention: John Kontoulis
                            Fax: 919-856-8799
                            Email: jkontoulis@encorecredit.com

                            with a copy to:

                            Encore Credit Corp.
                            101 Innovation Drive, Suite 200
                            Irvine, California 92612
                            Attention: Jon Daurio
                            Fax: 949-717-3076
                            Email: jdaurio@encorecredit.com

                     (ii)   if to the Purchaser:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: Christopher Connelly
                            Fax: 212-891-6288
                            Email: c.connelly@ixiscm.com

                            with a copy to:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: General Counsel
                            Fax: 212-891-1922
                            Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.

              From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

              SECTION 31. Compliance with Regulation AB

              Subsection 31.01. Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

              Subsection 31.02. Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 31.03. Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                     (A) the originator's form of organization;

                     (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                     (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                     (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                            (1)    the sponsor;

                            (2)    the depositor;

                            (3)    the issuing entity;

                            (4)    any servicer;

                            (5)    any trustee;

                            (6)    any originator;

                            (7)    any significant obligor;

                            (8)    any enhancement or support provider; and

                            (9)    any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 31.04. Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                   [Signatures Commence on Following Page]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)



                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________



                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________



                                          ENCORE CREDIT CORP.
                                                (Seller)



                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by a person authorized by the Company. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "

              [Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than 1 year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B
                                   EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                    FORM OF SELLER'S OFFICER'S CERTIFICATE
                    --------------------------------------

              I, Shahid Asghar, hereby certify that I am the duly elected President of Encore Credit Corp., a corporation organized under the laws of the state of California (the "Company"), and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Articles of Incorporation of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since _________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original or facsimile signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company (i) which, in my judgment, either in any one instance or in the aggregate, except as set forth on Exhibit 5 attached hereto, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or
       (ii) which would draw into question the validity of the Purchase Agreement or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or (iii), except as set forth on Exhibit 5 attached hereto, which would be likely to impair the ability of the Company to perform under the terms of the Purchase Agreement; provided, however, that I do not reasonably believe that the litigation set forth on Exhibit 1 attached hereto is likely to result in the matters set forth in clause (i) or (iii).

              8. Each person listed on Exhibit 6 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 6, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                          Name: __________________
[Seal]                                    Title: [Vice] President

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.


Dated:____________________                By:_____________________
                                              Name:
                                              Title: [Assistant] Secretary

                                  EXHIBIT 6 to
                         Company's Officer's Certificate

           NAME                         TITLE                      SIGNATUE
           ----                         -----                      --------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

                                                                      Exhibit D

                                    EXHIBIT D

                   FORM OF OPINION OF COUNSEL TO THE SELLER

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

              You have requested my opinion, as General Counsel to Encore Credit Corp. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of December 1, 2005 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of December 1, 2002 between the Purchaser and Deutsche Bank National Trust Company (the "Custodial Agreement") and serviced pursuant to an Interim Servicing Agreement, dated as of December 1, 2005 by and between Option One Mortgage Corporation (the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

              I have examined the following documents:

              1.     the Purchase Agreement;

              2.     the form of Assignment of Mortgage;

              3.     the form of endorsement of the Mortgage Notes; and

              4. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is my opinion that:

       1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to transact business in, and is in good standing under, the laws of the State of California.

       2. The Company has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

       3. Each of the Agreements to which the Company is a party has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

       4. The Company has been duly authorized to allow any of its officers and certain designed signatories to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original or facsimile signature of the officer or authorized signatory at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer or authorized signatory of the Company.

       5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which the Company is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company.

       6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

       7. There is no action, suit, proceeding or investigation pending or threatened against the Company (i) which, in my judgment, either in any one instance or in the aggregate, except as set forth on
              Exhibit 1 attached hereto, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or (ii) which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or
              (iii), except as set forth on Exhibit 1 attached hereto, which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party; provided, however, that I do not reasonably believe that the litigation set forth on Exhibit 1 attached hereto is likely to result in the matters set forth in clause (i) or
              (iii).

       8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

       9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                            Very truly yours,



                                            ____________________________________
                                                   John Daurio
                                                 General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                    FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____


________________________
________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

              The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

              Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,



                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________



Acknowledged and approved:

--------------------------



By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                     Exhibit F

                                    EXHIBIT F

                    FORM OF SECURITY RELEASE CERTIFICATION
                    --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                          II. Certification of Release
                              ------------------------

              The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ___________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                   EXHIBIT G

                                   [RESERVED]
                                   ----------

                                                                      Exhibit H


                                    EXHIBIT H

                        FORM OF ASSIGNMENT AND CONVEYANCE
                        ---------------------------------

              On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of ___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                          [SELLER]

                                          By:_________________________________

                                          Name:_______________________________

                                          Title:______________________________



Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.


By:  _________________________________

   Name:  ____________________________

   Title: _____________________________


By:  _________________________________

   Name:  ____________________________

   Title: _____________________________

                                    EXHIBIT A
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I



                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                      Exhibit J

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          [SELLER]

                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          [--------------------------]



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________

N
              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

              This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the
"Seller") and [_____________], a [_______________] [(the "Initial Servicer")].

              WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

              WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller; and

              WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

              NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

              1. Indemnification and Contribution.

              (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Materials or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Materials or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Materials or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

              As used herein:

              "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Materials or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Materials, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________].

              "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

              ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Materials or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, ABS Informational and Computational Materials, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________].

              (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

              If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

              Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

              Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

              (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

              (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

              2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

              (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

              (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

              (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

              (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

              3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

              4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                          Name:
                                          Title:



                                          By:_________________________________
                                          Name:
                                          Title:

                                          [SELLER]

                                          By:_________________________________
                                          Name:
                                           Title:

                                          [INITIAL SERVICER]



                                          By:_________________________________
                                          Name:
                                           Title:

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of February 1, 2006 ("Amendment"), to the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, (the "Purchase Agreement"), between IXIS REAL ESTATE CAPITAL INC., a New York corporation, and ENCORE CREDIT CORP., a California corporation.

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (a) Section 1 of the Purchase Agreement is hereby amended by adding the following defined term the appropriate alphabetical order:

            "Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02."

            (b) Section 1 of the Purchase Agreement is hereby amended by adding the following defined term the appropriate alphabetical order:

            "Stated Income Mortgage Loan" shall mean a Mortgage Loan originated without income verification in accordance with the Underwriting Guidelines."

            (c) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (g) that reads as follows:

            "This representation is a Deemed Material Breach Representation;"

            (d) Section 9.02 of the Purchase Agreement is hereby amended by deleting the second sentence of clause (i) and replacing it with:

            "In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
            (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under
            Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence."

            (e) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (i) that reads as follows:

            "This representation is a Deemed Material Breach Representation;"

            (f) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (ss) that reads as follows:

            "This representation is a Deemed Material Breach Representation;"

            (g) Subsection 9.02 of the Purchase Agreement is hereby amended by deleting clause (uu) in its entirety and replacing it with the following:

            "The Mortgage Loan is subject to a Prepayment Charge as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a Prepayment Charge feature, each such Prepayment Charge is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Charge is permitted pursuant to federal, state and local law. Each such Prepayment Charge is in an amount equal to the maximum amount permitted under applicable law and no such Prepayment Charge may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction,
(ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;"

            (h) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (yy) that reads as follows:

            "This representation is a Deemed Material Breach Representation;"

            (i) Subsection 9.02 of the Purchase Agreement is hereby amended by deleting clause (zz) in its entirety and replacing it with the following clause
(zz) that reads as follows:

            "Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;"

            (j) Subsection 9.02 of the Purchase Agreement is hereby amended by deleting the word "and" at the end of clause (nnn).

            (k) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following sentence at the end of clause (ooo) that reads as follows:

            "This representation is a Deemed Material Breach Representation;"

            (l) Subsection 9.02 of the Purchase Agreement is hereby amended by adding the following clauses (ppp), (qqq), (rrr), (sss) and (ttt) that read as follows:

            "(ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. Except with respect to each Mortgage Loan identified as a Stated Income Mortgage Loan on the Mortgage Loan Schedule, the methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed Material Breach Representation."

            (m) Subsection 9.03 of the Purchase Agreement is hereby amended by deleting the second paragraph in its entirety and replacing it with the following paragraph:

            "Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions."

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Notwithstanding anything to the contrary herein, the parties hereto agree that the terms of this Amendment shall apply to any Mortgage Loan Package purchased on or after the date hereof.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       By:____________________________________
                                          Name:
                                          Title:



                                       ENCORE CREDIT CORP.


                                       By:____________________________________
                                          Name:
                                          Title:

                                 AMENDMENT NO. 2

            AMENDMENT NO. 2, dated as of June 1, 2006 ("Amendment"), to the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, as amended by Amendment No. 1, dated as of February 1, 2006 and as further amended, modified and supplemented from time to time (the "Purchase Agreement"), between IXIS Real Estate Capital Inc. (the "Purchaser") and Encore Credit Corp. (the "Seller").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (a) Amendment of the Definition of High Cost Loan. Section 1 of the Purchase Agreement is hereby amended by deleting the definition of "High Cost Loan" therein in its entirety and replacing it with the following definition:

            "High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation."

            (b) Amendment of Compliance with Applicable Laws Representation. Subsection 9.02(g) of the Purchase Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:

            "Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, for the applicable record retention period required pursuant to federal and state law, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements."

            (c) Amendment of Prepayment Penalty Representation. Subsection 9.02(uu) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Prepayment Penalty.

            The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty,
            (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;"

            (d) Amendment of No Arbitration Representation. Subsection 9.02(ooo) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;"

            (e) Amendment of Origination Practices/No Steering Representation. Subsection 9.02(ppp) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Origination Practices/No Steering.

The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;"

            (f) Amendment of Underwriting Methodology Representation. Subsection 9.02(qqq) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Underwriting Methodology.

            The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as, without limitation, the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;"

            (g) Subsection 31.03(c) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "(c) With respect to those Mortgage Loans that were originated by Seller and sold to the Purchaser pursuant to this Agreement and subsequently securitized by the Purchaser or any of its Affiliates (each, a "Reconstituted Mortgage Loan"), the Purchaser shall, to the extent consistent with then-current industry practice, either cause the servicer (or another party to such securitization) under the securitization to be obligated to provide, or provide to the Seller any information received from such servicer, information with respect to the Reconstituted Mortgage Loans from and after cut-off date of such securitization necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2) and (5) of Regulation AB. In addition, with respect to each Reconstituted Mortgage Loan, within 30 days following receipt by the Purchaser of the loan level information set forth on Exhibit A (the "Seller Loan Level Information") the Purchaser shall use its reasonable best efforts to forward such Seller Loan Level Information to the Seller. In the event the Purchaser fails to provide the Seller with such Seller Loan Level Information as set forth above, the Purchaser shall, within 10 Business Days of a request by Seller, provide such Seller Loan Level Information or provide to Seller a written explanation of why such information cannot be provided.

            With respect to those Mortgage Loans that were originated by Seller and sold to the Purchaser pursuant to this Agreement and have been interim serviced for the benefit of the Purchaser for more than the lesser of three (3) consecutive Due Dates or one hundred twenty (120) days following the related Closing Date, Purchaser or its designee shall, prior to a Reconstitution, within 5 Business Days following receipt of the related monthly remittance reports with respect to such Mortgage Loans, use its reasonable best efforts to forward the Seller Loan Level Information to the Seller. In the event the Purchaser fails to provide the Seller with such Seller Loan Level Information as set forth above, the Purchaser shall within 10 Business Days of request by Seller provide such Seller Loan Level Information or provide to Seller a written explanation of why such information cannot be provided."

            3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


                                       SELLER:


                                       ENCORE CREDIT CORP.



                                       By:____________________________________
                                          Name:
                                          Title:



                                       PURCHASER:


                                       IXIS REAL ESTATE CAPITAL INC.



                                       By:
                                             _________________________________
                                             Name:
                                             Title:



                                       By:
                                             _________________________________
                                             Name:
                                             Title:

                                    EXHIBIT A

(i)    Loan ID;
(ii)   Original UPB;
(iii)  Current UPB;
(iv)   Next Due Date;
(v)    Last Payment Received Date;
(vi)   Payoff Date;
(vii)  Servicing Status (FC, BK or REO);
(viii) Loss Amount.

                                    EXHIBIT Y

                              FIRST BANK AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006, ("Agreement") among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and First Bank Mortgage (the "Company"):

      For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of January 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, as amended by Amendment No. 1, dated as of May 1, 2006, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

      The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

      2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Sections 9.01 and 9.02 of the Purchase Agreement, are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, except that (i) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto , and (ii) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof:

                  (a) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.



                                       By: /s/ Valerie Kay
                                         --------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          -------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       FIRST BANK MORTGAGE


                                       By: /s/ Christina M. Dorsa
                                          -------------------------------------
                                          Name:  Christina M. Dorsa
                                          Its:   Vice President Secondary
                                                 Marketing

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

   FIRST AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                            ------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                            FIRST BANC MORTGAGE, INC.

                                     Seller

                            ------------------------

                           Dated as of January 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS...................................................

SECTION 2.        AGREEMENT TO PURCHASE.........................................

SECTION 3.        MORTGAGE SCHEDULES............................................

SECTION 4.        PURCHASE PRICE................................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.        CONVEYANCE FROM SELLER TO PURCHASER...........................

    Subsection 6.01   Conveyance of Mortgage Loans; Possession of
                       Servicing Files..........................................
    Subsection 6.02   Books and Records.........................................
    Subsection 6.03   Delivery of Mortgage Loan Documents.......................
    Subsection 6.04   Quality Control Procedures................................
    Subsection 6.05   MERS Designated Mortgage Loans............................

SECTION 7.        SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.        TRANSFER OF SERVICING.........................................

SECTION 9.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                   REMEDIES FOR BREACH..........................................

    Subsection 9.01   Representations and Warranties Regarding the Seller.......
    Subsection 9.02   Representations and Warranties Regarding Individual
                       Mortgage Loans...........................................
    Subsection 9.03   Remedies for Breach of Representations and Warranties.....
    Subsection 9.04   Repurchase of Mortgage Loans That Prepay in Full..........
    Subsection 9.05   Repurchase of Mortgage Loans with First Payment Defaults..

SECTION 10.       CLOSING.......................................................

SECTION 11.       CLOSING DOCUMENTS.............................................

SECTION 12.       COSTS.........................................................

SECTION 13.       COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.       THE SELLER....................................................

    Subsection 14.01  Additional Indemnification by the Seller; Third Party
                       Claims...................................................
    Subsection 14.02  Merger or Consolidation of the Seller.....................

SECTION 15.       FINANCIAL STATEMENTS..........................................

SECTION 16.       MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.       NOTICES.......................................................

SECTION 18.       SEVERABILITY CLAUSE...........................................

SECTION 19.       COUNTERPARTS..................................................

SECTION 20.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.       INTENTION OF THE PARTIES......................................

SECTION 22.       SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.       WAIVERS.......................................................

SECTION 24.       EXHIBITS......................................................

SECTION 25.       GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.       REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.       FURTHER AGREEMENTS............................................

SECTION 28.       RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.       NO SOLICITATION...............................................

SECTION 30.       WAIVER OF TRIAL BY JURY.......................................

SECTION 31.       COMPLIANCE WITH REGULATION AB.................................

    Subsection 31.01  Intent of the Parties; Reasonableness.....................
    Subsection 31.02  Additional Representations and Warranties of the Seller...
    Subsection 31.03  Information to Be Provided by the Seller..................
    Subsection 31.04  Indemnification; Remedies.................................


EXHIBITS

EXHIBIT A         CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B         FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C         FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D         FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
                  SERVICER

EXHIBIT E         FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F         FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G         [RESERVED]

EXHIBIT H         FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I         SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J         FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K         FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                           FIRST AMENDED AND RESTATED
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This FIRST AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of January 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and First Banc Mortgage, Inc., a Missouri corporation, having an office at 18302 Irvine Blvd., Suite 100, Tustin, California 92780 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of April, 1 2003, as amended by Amendment No. 1 dated as of April 1, 2003, as amended by Amendment No. 2 dated as of March 24, 2004, as amended by Amendment No. 3 dated as of August 1, 2004 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction; and

            WHEREAS, the Purchaser and the Seller desire to amend the Original Purchase Agreement as set forth herein;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed MaterialBreach Representation: Each representation identified as such in Section 9.02 of this Agreement.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: First Banc Mortgage, Inc., a Missouri corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: MERSCORP, Inc., its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, upon a leasehold estate of the Mortgagor.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: First Banc Mortgage, Inc., a Missouri corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller is obligated to deliver those Mortgage Loans funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement); provided, however, that in the event that the Interim Servicer continues to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization Transaction, the Interim Servicer shall, at the Purchaser's option, service the Mortgage Loans on a "scheduled/scheduled" basis. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (i) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (ii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iii) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (iv) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (v) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Reports. On or prior to the related Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor with respect to each MERS Designated Mortgage Loan;

            (t) MERS Designations. With respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor and no Person shall be listed as Interim Funder on the MERS(R) System; and

            (u) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due in the calendar month succeeding the calendar month in which the Closing Date occurs shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home; provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"),
(i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence, and (vi) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and neither the Seller nor the Interim Servicer has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, and (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) [Reserved];

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party; and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections); the costs of mortgage insurance or credit-risk price adjustments; the costs of title, hazard and flood insurance policies; state and local transfer taxes or fees; escrow deposits for the future payment of taxes and insurance premiums; and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation or warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans or the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representation and warranty set forth in clause (rr) or a Deemed Material Breach Representation of such Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 and Subsection 14.01 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within thirty (30) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within thirty (30) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full (less, in the case of any prepayment accompanied by a prepayment premium, the amount of such prepayment premium).

            Subsection 9.05 Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            (1) this Agreement (to be executed and delivered only for the initial Closing Date);

            (2) the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            (3) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            (4) the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            (5) a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            (6) with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            (7) with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            (8) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            (9) with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            (10) with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

            (11) a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            (12) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            (13) with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            (14) Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            (15) Exhibit B to the related Assignment and Conveyance Agreement;
and

            (16) a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (b)   Freddie Mac (the "Freddie Mac Transfer"); or

            (c) one or more third party purchasers in one or more Whole Loan Transfers; or

            (d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (i)   if to the Seller:

                  First Bank Mortgage
                  1 Technology Drive, Building A
                  Irvine, California  92618
                  Attention:  Christina Dorsa
                  Fax:  949-754-0303
                  E-mail:  Chris.Dorsa-Smith@fbol.com

            (ii)  if to the Purchaser:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention:  Christopher Connelly
                  Fax:  212-891-6288
                  Email:  c.connelly@ixiscm.com

                  with a copy to:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention:  General Counsel
                  Fax:  212-891-1922
                  Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02 Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03 Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
            Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental
            proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                   IXIS REAL ESTATE CAPITAL INC.
                                     (Purchaser)

                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                   FIRST BANC MORTGAGE, INC.
                                    (Seller)

                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (c) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (d) the original of any guarantee executed in connection with the Mortgage Note;

            (e) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (f) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (g) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (h) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (i) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (j) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than 1 year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________ [COMPANY], a [state] [federally] chartered institution organized under the laws of the [State of ____________] [United States] (the "Company"), and further as follows:

1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the First Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the First Amended and Restated Interim Servicing Agreement, dated as of January 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement") [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:  ____________________                   By:  ____________________________
                                                        Name:  _________________
[Seal] Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________ [COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

               IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:  ____________________                   By:_________________________
                                                   Name:  _________________
                                                   Title:  [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

           NAME                        TITLE                   SIGNATURE

--------------------------   ------------------------   ------------------------

--------------------------   ------------------------   ------------------------

--------------------------   ------------------------   ------------------------

--------------------------   ------------------------   ------------------------

--------------------------   ------------------------   ------------------------

--------------------------   ------------------------   ------------------------

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to First Banc Mortgage, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of April 1, 2003 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of April 1, 2003 among the Purchaser, the Company, _______________________________ (the
"Interim Servicer") and ______________________ [CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to a First Amended and Restated Interim Servicing Agreement, dated as of January 1, 2006, by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the Custodial Agreement;

            4.    the form of Assignment of Mortgage;

            5.    the form of endorsement of the Mortgage Notes; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                               Very truly yours,


                                               --------------------------------
                                               [Name]
                                               [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      -------------------, -----

------------------------

------------------------

------------------------

Attention:
            ------------------------------
        ---------------------------

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that First Banc Mortgage, Inc. a Missouri corporation, organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a First Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                               Very truly yours,

                                               ---------------------------------

                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------
                                                                Date:


Acknowledged and approved:

--------------------------

By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain First Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

        --------------------------------
               (Name)

        --------------------------------
               (Address)

        By: _____________________________

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                               ---------------------------

                                               By:
                                                  ------------------------------
                                              Title:
                                                    ----------------------------
                                                Date:
                                                     ---------------------------

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, First Banc Mortgage, Inc. ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of [_______] (the "PPTA"), (ii) the Seller under that certain First Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006 (the "Purchase Agreement"), and (iii) the Seller/Interim Servicer under that certain First Amended and Restated Interim Servicing Agreement, dated as of January 1, 2006 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements"), does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                               FIRST BANC MORTGAGE, INC.

                                               By:
                                                   -----------------------------

                                                   Name:
                                                         -----------------------
                                                   Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2006 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                               [SELLER]

                                               By:
                                                   -----------------------------
                                                   Name:
                                                        ------------------------
                                                   Its:
                                                       -------------------------

                                               IXIS Real Estate Capital Inc.

                                               By:
                                                   -----------------------------
                                                   Name:
                                                        ------------------------
                                                   Its:
                                                       -------------------------

                                               By:
                                                   -----------------------------
                                                   Name:
                                                        ------------------------
                                                   Its:
                                                       -------------------------


                                               [__________________________]

                                               By:
                                                   -----------------------------
                                                   Name:
                                                        ------------------------
                                                   Its:
                                                       -------------------------

                                                                       Exhibit J

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b)Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit K


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                               IXIS REAL ESTATE CAPITAL INC.

                                               By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                               By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                               [SELLER]

                                               By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                               [INITIAL SERVICER]

                                               By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of May 1, 2006 ("Amendment"), to the First Amended and Restated Flow Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, and as further amended, modified and supplemented from time to time (the "Purchase Agreement"), between IXIS Real Estate Capital Inc. (the "Purchaser") and First Bank Mortgage f/k/a First Banc Mortgage, Inc. (the "Seller").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (a) Amendment of the Definition of High Cost Loan. Section 1 of the Purchase Agreement is hereby amended by deleting the definition of "High Cost Loan" therein in its entirety and replacing it with the following definition:

            "High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation."

            (b) Amendment of Compliance with Applicable Laws Representation. Subsection 9.02(g) of the Purchase Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:

            "Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements."

            (c) Amendment of Prepayment Penalty Representation. Subsection 9.02(uu) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Prepayment Penalty.

            The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty,
            (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;"

            (d) Amendment of Single Premium Credit Life Insurance Policy Representation. Subsection 9.02(zz) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;"

            (e) Amendment of Origination Practices/No Steering Representation. Subsection 9.02(ppp) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Origination Practices/No Steering.

            The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;"

            (f) Amendment of Underwriting Methodology Representation. Subsection 9.02(qqq) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

            "Underwriting Methodology.

            The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;"

            (g) Amendment of Second Lien Mortgage Loans. Subsection 9.02(ttt) of the Purchase Agreement is hereby amended by deleting clause (5) in its entirety and replacing it with the following:

            (5) the related Mortgaged Property is the Mortgagor's principal residence.

            3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                       SELLER:

                                       FIRST BANK MORTGAGE



                                       By:____________________________________
                                          Name:
                                          Title:


                                       PURCHASER:

                                       IXIS REAL ESTATE CAPITAL INC.



                                       By: ___________________________________
                                           Name:
                                           Title:



                                       By: ___________________________________
                                           Name:
                                           Title:

                                    EXHIBIT Z

                            FIRST HORIZON AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and First Horizon Home Loan Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of July 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FIRST HORIZON HOME LOAN CORPORATION


                                       By: /s/ Kenton T. Smith
                                          -------------------------------------
                                          Name:  Kenton T. Smith
                                          Its:   Div. V.P.


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          -------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By: /s/ Valerie Kay
                                          -------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

================================================================================

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                            ------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                      FIRST HORIZON HOME LOAN CORPORATION,

                                     Seller

                            ------------------------

                            Dated as of July 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                TABLE OF CONTENTS

SECTION 1.     DEFINITIONS....................................................


SECTION 2.     AGREEMENT TO PURCHASE..........................................


SECTION 3.     MORTGAGE SCHEDULES.............................................


SECTION 4.     PURCHASE PRICE.................................................


SECTION 5.     EXAMINATION OF MORTGAGE FILES..................................


SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER............................

   Subsection 6.01   Conveyance of Mortgage Loans; Possession of Servicing
                     Files....................................................
   Subsection 6.02   Books and Records........................................
   Subsection 6.03   Delivery of Mortgage Loan Documents......................
   Subsection 6.04   Quality Control Procedures...............................
   Subsection 6.05   MERS Designated Mortgage Loans...........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS................................

SECTION 8.     TRANSFER OF SERVICING..........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH............................................

   Subsection 9.01   Representations and Warranties Regarding the Seller......
   Subsection 9.02   Representations and Warranties Regarding Individual
                     Mortgage Loans...........................................
   Subsection 9.03   Remedies for Breach of Representations and Warranties....
   Subsection 9.04   Repurchase of Mortgage Loans That Prepay in Full.........
   Subsection 9.05   Repurchase of Mortgage Loans with First Payment Defaults.
   Subsection 9.06   [Reserved]...............................................

SECTION 10.    CLOSING........................................................

SECTION 11.    CLOSING DOCUMENTS..............................................

SECTION 12.    COSTS..........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION....................

SECTION 14.    THE SELLER.....................................................

   Subsection 14.01  Additional Indemnification by the Seller; Third Party
                     Claims...................................................
   Subsection 14.02  Merger or Consolidation of the Seller....................

SECTION 15.    FINANCIAL STATEMENTS...........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST.................

SECTION 17.    NOTICES........................................................

SECTION 18.    SEVERABILITY CLAUSE............................................

SECTION 19.    COUNTERPARTS...................................................

SECTION 20.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS......

SECTION 21.    INTENTION OF THE PARTIES.......................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.......

SECTION 23.    WAIVERS........................................................

SECTION 24.    EXHIBITS.......................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES................................

SECTION 26.    REPRODUCTION OF DOCUMENTS......................................

SECTION 27.    FURTHER AGREEMENTS.............................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.........................

SECTION 29.    NO SOLICITATION................................................

SECTION 30.    WAIVER OF TRIAL BY JURY........................................

SECTION 31.    COMPLIANCE WITH REGULATION AB..................................

   Subsection 31.01  Intent of the Parties; Reasonableness....................
   Subsection 31.02  Additional Representations and Warranties of the Seller..
   Subsection 31.03  Information To Be Provided by the Seller.................
   Subsection 31.04  Indemnification; Remedies................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      LIST OF PROHIBITED STATES

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of July 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and First Horizon Home Loan Corporation, a Kansas corporation, having an office at 5901 College Boulevard, Overland Park, Kansas 66211 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original Purchase Agreement and supplant the Original Purchase Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: First Horizon Home Loan Corporation, a Kansas corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all out of pocket costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve (12) months following the related Closing Date, an amount equal to the product of (i) an amount equal to (A) a fraction, whose numerator is equal to 12 less the number of full calendar months since the Closing Date and whose denominator is equal to 12, multiplied by (B) the Premium Percentage, multiplied by (ii) the then outstanding principal balance of the Mortgage Loan to be repurchased as of the date of such repurchase.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately-placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: First Horizon Home Loan Corporation, a Kansas corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Servicing Transfer Representation: Each representation set forth in Subsections 9.01(t) and 9.02(b), (c), (d), (f), (h), the last sentence of (p),
(q), (r), (z), (hh), (ii), (kk), (ll), (mm), (qq), (xx), (bbb), (kkk), (ttt)(3)
and (ttt)(4).

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans other than a Securitization Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all applicable federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as would be customarily maintained by prudent sellers and servicers of Mortgage Loans similar to the Mortgage Loans in the respective jurisdictions.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with a form of such notices on or prior to the Transfer Date and shall provide the Purchaser with an electronic file of all such notices within 5 Business Days of the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall provide the Purchaser with a form of such notices on or prior to the Transfer Date and shall provide the Purchaser with an electronic file of all such notices no later than five (5) Business Days of the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within 2 Business Days of the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 and all other forms required to be filed which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller as Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects to the extent requested by the Purchaser and available to the Seller. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (a) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state to the extent required by applicable law to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. To the knowledge of the Seller, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any applicable comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion, as set forth on Exhibit G, as may be changed from time to time upon 10 days prior notice from Buyer to Seller. This representation is a Deemed Material Breach Representation;

            (zz) Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Unless otherwise noted on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser unless agreed in writing by Purchaser in its sole discretion;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date thirty (30) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation or warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall notify Purchaser of the prepayment and acknowledge the obligations under this Section 9.04 within three
(3) Business Days of such prepayment and shall pay to the Purchaser, within thirty (30) days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment penalty actually received by Purchaser.

            Subsection 9.05 Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall acknowledge the delinquency and its obligations under this Section 9.05 within ten (10) days of such Mortgage Loan's delinquency and shall repurchase such Mortgage Loan from the Purchaser within twenty-five (25) days of such delinquency at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall acknowledge the delinquency and its obligations under this
Section 9.05 within ten (10) days of such Mortgage Loan's delinquency and shall repurchase such Mortgage Loan from the Purchaser within twenty-five (25) days of such delinquency at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.06 [Reserved].

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            b)    Freddie Mac (the "Freddie Mac Transfer"); or

            c) one or more third party purchasers in one or more Whole Loan Transfers; or

            d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date (or, with respect to the Servicing Transfer Representations, the Transfer Date) or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $10,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller's parent company and unaudited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller to the extent such information is public information.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (i) if to the Seller:

                  First Horizon Home Loan Corporation
                  5901 College Boulevard
                  Overland Park, Kansas, 66211
                  Attention:  Kent Smith
                  Fax: (913) 261-0509
                  Phone: (913) 339-5655
                  Email: kentonsmith@firsthorizon.com

            (ii) if to the Purchaser:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention: Christopher Connelly
                  Fax: (212)-891-6288
                  Email: c.connelly@ixiscm.com

                  with a copy to:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention: General Counsel
                  Fax: (212)-891-1922
                  Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in connection with the review of such tax consequences. Regardless of such review, provided that Seller shall have reasonably cooperated on such review, Seller shall have no obligation to either repurchase such Mortgage Loan or indemnify Purchaser for such Mortgage Loan in the event there is an adverse tax consequence to Seller, except as specifically provided herein.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever related to such Mortgage Loan, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02 Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03 Information To Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

            (A) the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third Party Originator; and

            (D) a description of any affiliation or relationship between the Seller, each Third Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

                (1) the sponsor;

                (2) the depositor;

                (3) the issuing entity;

                (4) any servicer;

                (5) any trustee;

                (6) any originator;

                (7) any significant obligor;

                (8) any enhancement or support provider; and

                (9) any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

            (b) (i) Any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                             (Purchaser)


                                       By:____________________________________
                                          Name:
                                          Title:


                                       By:____________________________________
                                          Name:
                                          Title:


                                          FIRST HORIZON HOME LOAN CORPORATION
                                             (Seller)


                                       By:____________________________________
                                          Name:
                                          Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of , without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B
                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       Exhibit C
                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, __, hereby certify that I am the duly elected [Vice] President of First Horizon Home Loan Corporation, a corporation organized under the laws of the state of Kansas (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), and the Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since .

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement or the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement or the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. There is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated: ___________________                  By:______________________________
                                            Name:____________________________
[Seal]                                      Title: [Vice] President

            I, __________________________, an [Assistant] Secretary of First
Horizon Home Loan Corporation, hereby certify that is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.


Dated: ___________________                  By:______________________________
                                            Name:____________________________
[Seal]                                      Title: [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE


-------------------------   ------------------------   ------------------------

-------------------------   ------------------------   ------------------------

-------------------------   ------------------------   ------------------------

-------------------------   ------------------------   ------------------------

-------------------------   ------------------------   ------------------------

-------------------------   ------------------------   ------------------------

-------------------------   ------------------------   ------------------------

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to First Horizon Home Loan Corporation (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of July 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans and serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005 by and between First Horizon Home Loan Corporation (the Interim Servicer) and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes; and

            5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or, to my knowledge, threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,


                                       ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E
                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    -------------------, -----

________________________
________________________
________________________

Attention:  ___________________________
            ___________________________

            Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that First Horizon Home Loan Corporation a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,


                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________



Acknowledged and approved:


__________________________


By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G
                                    EXHIBIT G

                            LIST OF PROHIBITED STATES

1. New Jersey Owner Occupied Refinance Loans Originated between November 27, 2003 and July 6, 2004;

2.    New Jersey Manufactured Housing Properties;

3.    Georgia Loans Originated Between October 1, 2002 and March 7, 2003.

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by First Horizon Home Loan Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       FIRST HORIZON
                                          HOME LOAN CORPORATION


                                       By:____________________________________

                                          Name:_______________________________

                                          Title:______________________________


Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.


By:________________________________

   Name:___________________________

   Title:__________________________


By:________________________________

   Name:___________________________

   Title:__________________________

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H


                                    EXHIBIT C

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and First Horizon Home Loan Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of July 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [ __] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [ __], 2006 (the "Pooling Agreement"), among the Assignee, the Assignor, [ ___], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [ ], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof or such other date specified herein that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FIRST HORIZON
                                          HOME LOAN CORPORATION


                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                       [_______________________]


                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among/between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), First Horizon Home Loan Corporation, a Kansas corporation (the "Seller") and [_____________], a [_______________] [(the "Initial
Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement , ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement , ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at

[______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement , ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular , ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

            (viii) the [Seller Information] [Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       By:____________________________________
                                          Name:
                                          Title:


                                       FIRST HORIZON
                                          HOME LOAN CORPORATION


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [INITIAL SERVICER]


                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT AA

                            FIRST NLC-IXIS AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and First NLC Financial Services, LLC (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that (A) as of the date hereof, no Mortgage Loan that was originated on or after October 1, 2002 is secured by property located in the State of Georgia and (B) the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (i) otherwise specifically stated in such representations and warranties or (ii) with respect to the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of (p), (q), (r), the third and fourth sentences of (w), (x), (z), (hh), (ii), (kk), (ll), (mm), (rr), (xx),
(bbb) and (kkk), such representations and warranties are true and correct as of the related Transfer Date (as defined in the Purchase Agreement).

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FIRST NLC FINANCIAL SERVICES, LLC


                                       By: /s/ Lesley Hackett
                                          ------------------------------------
                                          Name:  Lesley Hackett
                                          Its:   Sr. Vice President


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          ------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          ------------------------------------
                                          Name: Anthony Malanga
                                          Its:  Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Its:   Managing Director

================================================================================







              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT


                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                       FIRST NLC FINANCIAL SERVICES, LLC,

                                     Seller

                ------------------------------------------------

                             Dated as of May 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans











================================================================================

                                TABLE OF CONTENTS



SECTION 1     DEFINITIONS..................................................

SECTION 2     AGREEMENT TO PURCHASE........................................

SECTION 3     MORTGAGE SCHEDULES...........................................

SECTION 4     PURCHASE PRICE...............................................

SECTION 5     EXAMINATION OF MORTGAGE FILES................................

SECTION 6     CONVEYANCE FROM SELLER TO PURCHASER..........................

   Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing
                   Files...................................................

   Subsection 6.02 Books and Records.......................................

   Subsection 6.03 Delivery of Mortgage Loan Documents.....................

   Subsection 6.04 Quality Control Procedures..............................

   Subsection 6.05 MERS Designated Mortgage Loans..........................

SECTION 7     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8     TRANSFER OF SERVICING........................................

SECTION 9     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH.........................................

   Subsection 9.01 Representations and Warranties Regarding the Seller.....

   Subsection 9.02 Representations and Warranties Regarding Individual
                   Mortgage Loans..........................................

   Subsection 9.03 Remedies for Breach of Representations and Warranties...

   Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full........

   Subsection 9.05 Repurchase of Mortgage Loans with First Payment
                   Defaults................................................

SECTION 10    CLOSING......................................................

SECTION 11    CLOSING DOCUMENTS............................................

SECTION 12    COSTS........................................................

SECTION 13    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14    THE SELLER...................................................

   Subsection 14.01 Additional Indemnification by the Seller;
                    Third Party Claims

   Subsection 14.02 Merger or Consolidation of the Seller..................

SECTION 15    FINANCIAL STATEMENTS.........................................

SECTION 16    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17    NOTICES......................................................

SECTION 18    SEVERABILITY CLAUSE..........................................

SECTION 19    COUNTERPARTS.................................................

SECTION 20    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

SECTION 21    INTENTION OF THE PARTIES.....................................

SECTION 22    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23    WAIVERS......................................................

SECTION 24    EXHIBITS.....................................................

SECTION 25    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26    REPRODUCTION OF DOCUMENTS....................................

SECTION 27    FURTHER AGREEMENTS...........................................

SECTION 28    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29    NO SOLICITATION..............................................

SECTION 30    WAIVER OF TRIAL BY JURY......................................

SECTION 31    COMPLIANCE WITH REGULATION AB................................

   Subsection 31.01 Intent of the Parties; Reasonableness..................

   Subsection 31.02 Additional Representations and Warranties of the Seller

   Subsection 31.03 Information to Be Provided by the Seller...............

   Subsection 31.04 Indemnification; Remedies..............................

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT
                              --------------------

            This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of May 1, 2006, between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and First NLC Financial Services, LLC, a Florida limited liability company, having an office at 700 West Hillsboro Boulevard, Building One, Deerfield Beach, Florida (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005 (the "Original Agreement"), between the Purchaser and the Seller.

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, dated as of October 14, 2002, between the Purchaser and the Custodian.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Delinquent: A Mortgage Loan in which the Monthly Payment has not been received by the date that is one day prior to the Due Date occurring in the immediately succeeding month (i.e. if Monthly Payment due on September 1 is not received prior to October 1, such Mortgage Loan would be Delinquent).

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: First NLC Financial Services, LLC, a Florida limited liability company and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The Second Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified therein.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating the type of prepayment penalty, if any; (29) a code indicating whether the Mortgage Loan is a Home Loan; (30) the credit risk score (FICO score); (31) with respect to the related Mortgagor, the debt-to-income ratio;
(32) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (33) the Appraised Value of the Mortgaged Property; (34) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (35) the Periodic Rate Cap under the terms of the Mortgage Note; (36) the Periodic Rate Floor under the terms of the Mortgage Note; (37) whether such Mortgage Loan provides for a prepayment penalty; (38) the prepayment penalty period of such Mortgage Loan, if applicable; (39) a description of the type of prepayment penalty, if applicable;
(40) the MERS Identification Number; (41) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 through 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: First NLC Financial Services, LLC, a Florida limited liability company, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least five (5) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (i) All parties shall cooperate in correcting misapplication errors;

                  (ii) The party receiving notice of a misapplied payment
            occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

                  (iii) If a misapplied payment which occurred prior to the
            Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (iv) If a misapplied payment which occurred prior to the
            Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                  (v) Any check issued under the provisions of this Section 8(h)
            shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full organizational power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

            (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

            (2) the lien of current real property taxes and assessments not yet due and payable;

            (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 90%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and, subject to Section 9.04, will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor; and

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) [Reserved].

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full, less the amount of any prepayment penalty on such Mortgage Loan actually received by the Purchaser (or, in the event that the servicing of such Mortgage Loan has been transferred from the Interim Servicer to a servicer approved by the Purchaser, less the amount of any prepayment penalty which has been waived by the successor servicer). Notwithstanding the foregoing, if the Seller is the Interim Servicer, the Seller may waive a prepayment penalty payable by a Mortgagor during the 60 days from and after the related Closing Date.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is Delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) (b) If the related Mortgagor is Delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the month following the month in which the related Closing Date occurs, in each case, on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan; provided, however, that the Purchaser shall provide written notification to the Seller of any delinquent payment described above.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Amended and Restated Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing
                  Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            b)    Freddie Mac (the "Freddie Mac Transfer"); or

            c) one or more third party purchasers in one or more Whole Loan Transfers; or

            d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make representations and warranties as may be reasonably required by the issuer, any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution; provided that the Seller shall make the representations and warranties set forth in Section 9.02(a), the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of
(f), (h), the last sentence of (i), (m), (n), the last sentence of (p), (q),
(r), the third and fourth sentences of (w), (x), (z), (hh), (ii), (kk), (ll),
(mm), (rr), (xx), (bbb) and (kkk) as of the related Transfer Date. With respect to each additional requested representation and warranty required pursuant to the preceding sentence, the Seller and the Purchaser shall negotiate such representations and warranties in good faith and shall determine the reasonableness of such requirement after consultation with each other. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i) if to the Seller:

                        First NLC Financial Services, LLC
                        700 West Hillsboro Boulevard, Building 1
                        Deerfield Beach, Florida 33441
                        Attention:  Jeff Henschel and Robert Bello
                        Fax: 954-360-2803
                        Email: rbello@firstnlc.net, jhenschel@firstnlc.net

                  (ii) if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  Christopher Connelly
                        Fax:  212-891-6288
                        Email:  c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  General Counsel
                        Fax:  212-891-1922
                        Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29 and (ii) any solicitation in any manner from a publicly purchased list shall not constitute solicitation under this Section 29; provided that the publicly purchased list was purchased after the origination date of the related Mortgage Loan.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB.

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB, subject to
Section 1105(f) of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance, subject to Section 1105(f) of Regulation AB.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

            (A) the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
      Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

            (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                  (1) the sponsor;

                  (2) the depositor;

                  (3) the issuing entity;

                  (4) any servicer;

                  (5) any trustee;

                  (6) any originator;

                  (7) any significant obligor;

                  (8) any enhancement or support provider; and

                  (9) any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall use reasonable good faith efforts to acquire, and to the extent the data is available to Seller, to provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of
Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            (e) With respect to those Mortgage Loans that were originated by the Seller (including as an acquirer of Mortgage Loans from a Qualified Correspondent) and sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under regulation AB, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2), provided in the manner specified in Item 1105(a)(3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

            (c) The Purchaser shall indemnify the Sellers, each affiliate of the Sellers and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Information or (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

            (ii) any failure by the Purchaser or by the related servicer to deliver any Loan Performance Information as required under Subsection 31.03(e).

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                       FIRST NLC FINANCIAL SERVICES, LLC
                                          (Seller)

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, ____, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of _______ __, ____, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement and the Interim Servicing Agreement,] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:  _________________________________     By:_______________________________
        [Seal]                                   Name:
                                                 Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:  _________________________________     By:_______________________________
        Name:                                    Title:    [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE
----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

----------------------      ------------------------      ----------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of _________ __, ____ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and ______________________[CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____ by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the Custodial Agreement;

            4.    the form of Assignment of Mortgage;

            5.    the form of endorsement of the Mortgage Notes; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

            7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                             ---------------------------------
                                              [Name] [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    _____________________, _____

________________________
________________________
________________________

Attention:  ___________________________
            ___________________________

            Re:   Notice of Sale and Release of Collateral
                  ----------------------------------------

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_______________________________________
                (Name)

_______________________________________
               (Address)

By:____________________________________

                          II. Certification of Release
                              ------------------------

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                       _______________________________________

                                       By: ___________________________________
                                       Title: ________________________________
                                       Date: _________________________________

                                    EXHIBIT G

                                   [RESERVED]

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, First NLC Financial Services, LLC ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Second Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by First NLC Financial Services, LLC ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       FIRST NLC FINANCIAL SERVICES, LLC

                                       By: ___________________________________

                                       Name: _________________________________

                                       Title: ________________________________

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By: ___________________________________

Name: _________________________________

Title: ________________________________

By: ___________________________________

Name: _________________________________

Title: ________________________________

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT
                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT
                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (i) otherwise specifically stated in such representations and warranties or (ii) with respect to the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of
(p), (q), (r), the third and fourth sentences of (w), (x), (z), (hh), (ii),
(kk), (ll), (mm), (rr), (xx), (bbb) and (kkk), such representations and warranties are true and correct as of the related Transfer Date (as defined in the Purchase Agreement).

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                                       [__________________________]

                                       By:____________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, and their respective present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer];

            (vii) the Due Diligence Answers given by the Indemnifying Party are true, correct and complete in all material respects. "Due Diligence Answers" means the answers given by the Seller to due diligence questions asked by [______], which questions were prepared by [______]'s counsel based upon the requirements of Regulation AB. Due Diligence Answers and the related due diligence questions are evidenced by a writing that is attached hereto as Exhibit A; and

            (viii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to First NLC Financial Services, LLC, 700 West Hillsboro Boulevard, Building 1, Deerfield Beach, Florida 33441, Attention: Jeffrey M. Henschel, President; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [SELLER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [INITIAL SERVICER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT BB

                              FLEXPOINT AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and FlexPoint Funding Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 13, Subsection 9.04 and 14.01 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FLEX POINT FUNDING CORPORATION



                                       By: /s/ Dennis Regan
                                          -------------------------------------
                                          Name:  Dennis Regan
                                          Its:   EVP of Capitol Markets


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          -------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By: /s/ Valerie Kay
                                          -------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

==============================================================================



                  SECOND AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                         FLEXPOINT FUNDING CORPORATION,

                                     Seller

                          Dated as of February 1, 2006

        Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans



==============================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.     Definitions.................................................

SECTION 2.     Agreement to Purchase.......................................

SECTION 3.     Mortgage Schedules..........................................

SECTION 4.     Purchase Price..............................................

SECTION 5.     Examination of Mortgage Files...............................

SECTION 6.     Conveyance from Seller to Purchaser.........................

      Subsection 6.01 Conveyance of Mortgage Loans; Possession
                      of Servicing Files...................................
      Subsection 6.02 Books and Records....................................
      Subsection 6.03 Delivery of Mortgage Loan Documents..................
      Subsection 6.04 Quality Control Procedures...........................
      Subsection 6.05 MERS Designated Mortgage Loans.......................

SECTION 7.     Servicing of the Mortgage Loans.............................

SECTION 8.     Transfer of Servicing.......................................

SECTION 9.     Representations, Warranties and Covenants of the Seller;
               Remedies for Breach.........................................

      Subsection 9.01 Representations and Warranties Regarding the Seller.. Subsection 9.02 Representations and Warranties Regarding
                      Individual Mortgage Loans............................
      Subsection 9.03 Remedies for Breach of Representations and
                      Warranties...........................................
      Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.....
      Subsection 9.05 Repurchase of Mortgage Loans with First Payment
                      Defaults.............................................
      Subsection 9.06 Purchaser's Right to Review..........................

SECTION 10.    Closing.....................................................

SECTION 11.    Closing Documents...........................................

SECTION 12.    Costs.......................................................

SECTION 13.    Cooperation of Seller with a Reconstitution.................

SECTION 14.    The Seller..................................................

      Subsection 14.01 Additional Indemnification by the Seller; Third
                       Party Claims........................................
      Subsection 14.02 Merger or Consolidation of the Seller...............

SECTION 15.    Financial Statements........................................

SECTION 16.    Mandatory Delivery; Grant of Security Interest..............

SECTION 17.    Notices.....................................................

SECTION 18.    Severability Clause.........................................

SECTION 19.    Counterparts................................................

SECTION 20.    Governing Law Jurisdiction; Consent to Service of
               Process.....................................................

SECTION 21.    Intention of the Parties....................................

SECTION 22.    Successors and Assigns; Assignment of Purchase Agreement....

SECTION 23.    Waivers.....................................................

SECTION 24.    Exhibits....................................................

SECTION 25.    General Interpretive Principles.............................

SECTION 26.    Reproduction of Documents...................................

SECTION 27.    Further Agreements..........................................

SECTION 28.    Recordation of Assignments of Mortgage......................

SECTION 29.    No Solicitation.............................................

SECTION 30.    Waiver of Trial by Jury.....................................

SECTION 31.    Compliance with Regulation AB...............................

      Subsection 31.01 Intent of the Parties; Reasonableness...............
      Subsection 31.02 Additional Representations and Warranties of the
                       Seller..............................................
      Subsection 31.03 Information to Be Provided by the Seller............
      Subsection 31.04 Indemnification; Remedies...........................

EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE
EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT
EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE
EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT G      [RESERVED]
EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES
EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                  SECOND AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

            This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and FlexPoint Funding Corporation, a California corporation, having an office at 30 Executive Park, Suite 200, Irvine, California 92614 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005 (the "Original Agreement"), between the Purchaser and the Seller.

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions. For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Second and Amended Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: FlexPoint Funding Corporation, a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The federal Securities Act of 1933, as amended.

            Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly-offered or privately-placed, rated or unrated mortgage backed securities or (2) an issuance of publicly-offered or privately-placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: FlexPoint Funding Corporation, a California corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase. The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules. The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price. The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files. At least seven 14 days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage
Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records. Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03 Delivery of Mortgage Loan Documents. The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures. The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans. The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing. On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (i) All parties shall cooperate in correcting misapplication errors;

                  (ii) The party receiving notice of a misapplied payment
            occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

                  (iii) If a misapplied payment which occurred prior to the
            Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (iv) If a misapplied payment which occurred prior to the
            Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                  (v) Any check issued under the provisions of this Section 8(h)
            shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller. The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, in its capacity as the Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (a) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans. The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is underwritten in accordance with the Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, , the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            Subsection 9.03 Remedies for Breach of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full. If any Mortgage Loan is prepaid within one hundred and eighty (180) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 9.05 Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first two calendar months following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.06 Purchaser's Right to Review. From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 10. Closing. The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents. The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                  (1) this Agreement (to be executed and delivered only for the initial Closing Date);

                  (2) the Interim Servicing Agreement, dated as of the initial
            Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

                  (3) with respect to the initial Closing Date, the Custodial
            Agreement, dated as of the initial Cut-off Date;

                  (4) the related Mortgage Loan Schedule, segregated by Mortgage
            Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

                  (5) a Custodian's Certification, as required under the
            Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

                  (6) with respect to the initial Closing Date, a Custodial
            Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

                  (7) with respect to the initial Closing Date, an Escrow
            Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

                  (8) with respect to the initial Closing Date, an Officer's
            Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                  (9) with respect to the initial Closing Date, an Opinion of
            Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                  (10) with respect to the initial Closing Date, an Opinion of
            Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

                  (11) a Security Release Certification, in the form of Exhibit
            E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                  (12) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                  (13) with respect to the initial Closing Date, the
            Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

                  (14) Assignment and Conveyance Agreement in the form of
            Exhibit H hereto;

                  (15) Exhibit B to the related Assignment and Conveyance
            Agreement; and

                  (16) a MERS Report reflecting the Purchaser as Investor and no
            Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution. The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (b) Freddie Mac (the "Freddie Mac Transfer"); or

            (c) one or more third party purchasers in one or more Whole Loan Transfers; or

            (d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller. The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest. The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices. All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (i) if to the Seller:

                  FlexPoint Funding Corporation
                  30 Executive Park, Suite 200
                  Irvine, CA 92614
                  Attention:  Dennis Regan
                  Fax:  (949) 955-8353
                  Email:  dregan@flexfunding.net

            (ii) if to the Purchaser:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention:  Christopher Connelly
                  Fax:  (212) 891-6288
                  Email:  c.connelly@ixiscm.com

            with a copy to:

                  IXIS Real Estate Capital Inc.
                  9 West 57th Street
                  New York, New York 10019
                  Attention:  General Counsel
                  Fax:  (212) 891-1922
                  Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause. Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements. The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation. From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury. THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
            Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental
            proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1) the sponsor;

                        (2) the depositor;

                        (3) the issuing entity;

                        (4) any servicer;

                        (5) any trustee;

                        (6) any originator;

                        (7) any significant obligor;

                        (8) any enhancement or support provider; and

                        (9) any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                        (i) (A) any untrue statement of a material fact
                  contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

                        (ii) any failure by the Seller or any Third-Party
                  Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

                        (iii) any breach by the Seller of a representation or
                  warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       FLEXPOINT FUNDING CORPORATION
                                          (Seller)

                                       By:____________________________________
                                          Name:
                                          Title:

                                                                       Exhibit A

                                   EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of IXIS Real Estate Capital Inc., without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE
                     --------------------------------------

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement") and the Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original or facsimile signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement and the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement or the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                          Name:  _________________
[Seal]                                    Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

                                          By:_____________________
Dated:____________________                Name:  _________________
                                          Title:  [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                        TITLE                      SIGNATURE

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

---------------------   -------------------------    ---------------------------

                                                                       Exhibit D


                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)
                           ---------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to FlexPoint Funding Corporation (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of June 1, 2005 between the Purchaser and Deutsche Bank National Trust Company (the "Custodial Agreement") and serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the FlexPoint Funding Corporation (in such capacity the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

                  [We] [I] have examined the following documents:

                  1.    the Purchase Agreement;

                  2.    the Interim Servicing Agreement;

                  3.    the form of Assignment of Mortgage;

                  4.    the form of endorsement of the Mortgage Notes; and

                  5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

            7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

                                                       [Name]
                                             [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                                                    ___________________, _____

_________________________
_________________________
_________________________

Attention:  ___________________________
            ___________________________

                  Re:   Notice of Sale and Release of Collateral
                        ----------------------------------------

Dear Sirs:

            This letter serves as notice that FlexPoint Funding Corporation a corporation, organized pursuant to the laws of California (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                          ____________________________________

                                          By:_________________________________
                                          Name:
                                          Title:
                                          Date:

Acknowledged and approved:

______________________________

By:___________________________
Name:
Title:
Date:

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest
                            ----------------------------

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

________________________________
           (Name)

________________________________
         (Address)

By:_____________________________

                          II. Certification of Release
                              ------------------------

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ____________________________________

                                          By:_________________________________
                                          Name:
                                          Title:
                                          Date:

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by FlexPoint Funding Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       [SELLER]

                                       By:____________________________________
                                          Name:
                                          Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:_________________________________

Name:

Title:

By:_________________________________

Name:

Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES
                        --------------------------------

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and FlexPoint Funding Corporation (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 13, Subsection 9.04 and 14.01 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FLEXPOINT FUNDING CORPORATION

                                       By:____________________________________
                                          Name:
                                          Its:

                                       IXIS REAL ESTATE Capital Inc.

                                       By:____________________________________
                                          Name:
                                          Its:

                                       By:____________________________________
                                          Name:
                                          Its:


                                       [__________________________]

                                       By:____________________________________
                                          Name:
                                          Its:

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT
                        ---------------------------------

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

1.    Indemnification and Contribution.
      ---------------------------------

(a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any breach of the representation set forth in Section 2(vii) below and
(ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

            (vii) Seller Information satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:____________________________________
                                          Name:
                                          Title:

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [SELLER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       [INITIAL SERVICER]

                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT CC

                               FREMONT AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Fremont Investment & Loan (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of November 22, 2004 between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator.

            The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof (A) other than the representations and warranties set forth in clauses (a), the second sentence of (b), the first sentence of (c),
(d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of (p), (q), (r), the last two sentences of (w), (x), (z), (hh),
(ii), (kk), (ll), (mm), (qq), (rr), (xx), (bbb) and (kkk) of Section 9.02, such representations and warranties shall be made as of earlier to occur of the related Transfer Date and the Securitization Closing Date, and (B) unless otherwise listed as subject to the exceptions to certain representations and warranties set forth in Exhibit B attached hereto for which the related representations and warranties are true and correct as of the Closing Date.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /s/ Valerie Kay
                                          -------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          -------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       FREMONT INVESTMENT & LOAN


                                       By: /s/ Jeff Crusinberry
                                          -------------------------------------
                                          Name:  Jeff Crusinberry
                                          Its:   Senior Vice President

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

              EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

         List of Mortgage Loan Representation and Warranty Exceptions

                                      NONE

 ==============================================================================




















      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT



                ------------------------------------------------


         IXIS REAL ESTATE CAPITAL INC. F/K/A CDC MORTGAGE CAPITAL INC.,

                                    Purchaser

                           FREMONT INVESTMENT & LOAN,

                                     Seller

                ------------------------------------------------


                          Dated as of November 22, 2004

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans



















 ==============================================================================

                                TABLE OF CONTENTS



SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01. Conveyance of Mortgage Loans; Possession of
                    Servicing Files.........................................
   Subsection 6.02  Books and Records.......................................
   Subsection 6.03  Delivery of Mortgage Loan Documents.....................
   Subsection 6.04  Quality Control Procedures..............................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01  Representations and Warranties Regarding the Seller.....
   Subsection 9.02 Representations and Warranties Regarding Individual
                   Mortgage Loans...........................................
   Subsection 9.03 Remedies for Breach of Representations and Warranties....
   Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.........
   Subsection 9.05 Repurchase of Mortgage Loans with First Payment
                   Defaults.................................................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

   Subsection 14.01 Additional Indemnification by the Seller; Third Party
                    Claims..................................................
   Subsection 14.02 Merger or Consolidation of the Seller...................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

            AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of November 22, 2004, by and between IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Fremont Investment & Loan, a California state chartered industrial bank, having an office at 2727 East Imperial Highway, Brea, California 92821 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule and in the related Purchase Price and Terms Agreement with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Fremont Investment & Loan, a California state chartered industrial bank, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the date of origination (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement and related Purchase Price and Terms Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score;
(30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien as of the date of origination of the Second Lien Loan; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number, if applicable; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The original executed note or other evidence of the indebtedness of a Mortgagor, including any riders or addenda thereto.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer or a Securitization Transfer pursuant to Section 13, in the form of the Assignment and Recognition Agreement attached hereto as Exhibit J and the form of Indemnification and Contribution Agreement attached hereto as Exhibit K.

            Reconstitution Date: As defined in Section 13.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date on which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all necessary and reasonable costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: Fremont Investment & Loan, a California state chartered industrial bank, and its successors in interest.

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Purchase Price and Terms Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the related Cut-off Date Balance, plus
(b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the related Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans. The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least three (3) days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations according to Accepted Servicing Practices, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as would be customary by a prudent originator of loans similar to the Mortgage Loans. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with Accepted Servicing Practices.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than three (3) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 150 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 45 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee (it being understood that for so long as any Mortgage Loan is a MERS Designated Loan, no such initial recording fee shall be payable). The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date.

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt for any payments received within 30 days of the related Closing Date and one a week for all payments received more than 30 days after the related Closing Date each week thereafter. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, is likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to materially impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 and the other criteria set forth in the related Purchase Price and Terms Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact;

            (l) Financial Statements. The Seller has delivered or will deliver to the Purchaser upon the Purchaser's request financial statements as to its last two complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto or as required by the Seller's regulator. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a materially adverse effect on its ability to perform its obligations under this Agreement;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date under the terms of the Mortgage Note have been made and credited (other than payments not yet 30 days (or 31 days if the month of the Closing Date is a 31 day month) delinquent). As of the related Closing Date, no payment required under the Mortgage Loan is 30 days or more contractually delinquent nor has any payment under the Mortgage Loan been 30 days or more contractually delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due after the related Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the calendar month in which such payment is due, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan (other than payments not yet 30 days (or 31 days if the month of the Closing Date is a 31 day month) delinquent), and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Underwriting Guidelines and by lenders of similar mortgage loans in the secondary market, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to the Underwriting Guidelines and to the guidelines of lenders of similar mortgage loans in the secondary market, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence is a mobile home, provided, however, that any condominium unit or planned unit development shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"),
(i) such Manufactured Home Mortgage Loan conforms with the Underwriting Guidelines regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

            (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

            (2) the lien of current real property taxes and assessments not yet due and payable;

            (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage other than a First Lien Loan with a second lien as indicated on the Mortgage Loan Schedule;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; Credit Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a credit score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to prudent originators of loans similar to the Mortgage Loans and each such title insurance policy is issued by a title insurer acceptable to prudent originators of loans similar to the Mortgage Loans and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2) and (3) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than delinquencies of less than one month, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. To Seller's knowledge, as of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. To Seller's knowledge, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in sub-prime mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, it being acknowledged that Mortgage Loans originated in accordance with Underwriting Guidelines are sub-prime loans made to borrowers with lower credit scores;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project conforms to the requirements of the Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to the secondary market. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. At the time of origination and, to the Seller's knowledge, on the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan (other than Second Lien Loans) is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act, as amended, or any similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under the guidelines of the state where the Mortgaged Property is located who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, no such prepayment penalty may be imposed for a term in excess of three (3) years;

            (vv) Assumability. No Adjustable Rate Mortgage Loan is assumable;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion;

            (zz) Single-premium credit life insurance policy. In connection with the origination of the Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with industry standard guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. Each First Lien Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser except as otherwise agreed upon and as set forth on the related Mortgage Loan Schedule;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clauses (rr), (ss), (uu), (yy), (zz) or (nnn) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clauses (rr), (ss), (uu), (yy), (zz) or (nnn) of such Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution or if such Mortgage Loan will still be in its interim servicing period the next Remittance Date, or the subsequent Remittance Date.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) Business Days following the receipt of written notice of such prepayment, or if such Mortgage Loan will still be in its interim servicing period on the next Remittance Date, prior to such Remittance Date, of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment charges actually paid by the related borrower and received by the Purchaser. The Seller shall notify the Buyer on the next Remittance Date of any prepayments in full during the interim servicing period. Buyer shall notify Seller within 120 days of the related Closing Date of any requested payment pursuant to this Subsection 9.04.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's (i) Monthly Payment due in the month in which the related Closing Date occurs or (ii) first Monthly Payment due following the Closing Date, in each case on its Due Date or within the calendar month in which such Due Date occurs, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Seller shall notify Purchaser of such delinquency within five (5) days of the related Due Date.

            (c) For purposes of this Subsection 9.05, "delinquent" shall mean that the Monthly Payment was not made in the calendar month in which it was due.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. [Reserved.]

            3. [Reserved.]

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. [Reserved.]

            7. [Reserved.]

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. [Reserved.]

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15. Exhibit B to the related Assignment and Conveyance Agreement;
      and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (a) one or more third party purchasers in one or more Whole Loan Transfers; or

            (b) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            The Seller agrees to execute in connection with any Whole Loan Transfer or Securitization Transfer, an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements. In connection with any Whole Loan Transfer or Securitization Transfer in which the Seller is responsible for executing an Assignment and Recognition Agreement, the Purchaser will deliver a current copy of the Standard & Poor's Glossary and set forth any changes thereto since the related Closing Date to the extent there are any changes thereto.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all reasonably acceptable Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"), in each case subject to any exceptions as may be identified in the Reconstitution Agreement, provided that the representations and warranties set forth in clauses
(a), the second sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of
(p), (q), (r), the last two sentences of (w), (x), (z), (hh), (ii), (kk), (ll),
(mm), (qq), (rr), (xx), (bbb) and (kkk) of Subsection 9.02 will be stated as of no later than the date of the Servicing Transfer Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement. The Purchaser shall use its reasonable efforts exercised in good faith to cause any Successor Servicer to indemnify the Seller upon substantially the same terms as the indemnification from the Seller to the Successor Servicer hereunder for any losses related to the failure of the Successor Servicer to service the Mortgage Loans in compliance with Accepted Servicing Practices.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed two fiscal years respecting which such statements are available, as well as an Income Statement of the Seller at the end of the last two fiscal years. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date of the related Purchase Price and Terms Agreement and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and
(ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i) if to the Seller:

                        Fremont Investment & Loan
                        2727 East Imperial Highway
                        Brea, California 92821
                        Attention: Senior Vice President - Finance
                        Fax:  714-279-7555
                        Email: jcrusinberry@fmtinv.com

                  (ii) if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  Christopher Connelly
                        Fax:  212-891-6288
                        Email:  c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  General Counsel
                        Fax:  212-891-1922
                        Email:  albert.zakes@ ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. Notwithstanding the foregoing, in no event shall Purchaser engage in more than 3 Reconstitutions with respect to a Mortgage Loan Package, it being understood that a Securitization Transfer and up to 3 pre-fundings with respect to such Securitization Transfer would constitute one Reconstitution for purposes of this sentence. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29; provided that responses to a request for a pay-off letter from the Mortgagor shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

                   [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                          By:_________________________________
                                          Name:
                                          Title:

                                          By:_________________________________
                                          Name:
                                          Title:

                                          FREMONT INVESTMENT & LOAN
                                                (Seller)

                                          By:_________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, ____, by and between IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of _______ __, ____, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                          Name:  _________________
[Seal]                                    Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

                                          By:_____________________
Dated:____________________                   Name:  ______________
                                             Title:  [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE
-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc. (the "Purchaser"), dated as of _________ __, ____ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and ______________________[CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____ by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the Custodial Agreement;

            4.    the form of Assignment of Mortgage;

            5.    the form of endorsement of the Mortgage Notes; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                          Very truly yours,

                                           _____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                                                    ___________________, _______

_________________________
_________________________
_________________________

Attention:  _________________________________
            _________________________________

            Re:   Notice of Sale and Release of Collateral
                  ----------------------------------------

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, ____, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest
                            ----------------------------

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, ____, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                          II. Certification of Release
                              ------------------------

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                    EXHIBIT G

                                   [RESERVED]

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ________, ____ (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of ___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                          [SELLER]

                                          By:_________________________________
                                          Name:
                                          Title:



Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.



By:_________________________________
Name:
Title:

By:_________________________________
Name:
Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than ___%; (4) a FICO Score of less than ___; or (4) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_____. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties subject to the exceptions set forth in Exhibit B attached hereto.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          [SELLER]

                                          By:_________________________________
                                          Name:
                                          Title:

                                          IXIS REAL ESTATE CAPITAL INC.

                                          By:_________________________________
                                          Name:
                                          Title:

                                          By:_________________________________
                                          Name:
                                          Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital Inc.), a New York corporation ("IXIS"), and [_____________], a [_______________] (the "Seller").

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp Materials and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement or the Comp Materials.

            The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter (the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20, 1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller represents and warrants that:

            (i) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (ii) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (v) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

            (vi) this Agreement has been duly executed and delivered by Seller.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller, will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS, 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.

                                          By:_________________________________
                                          Name:
                                          Title:

                                          By:_________________________________
                                          Name:
                                          Title:

                                          [SELLER]

                                          By:_________________________________
                                          Name:
                                          Title:

                                   EXHIBIT DD

                           FUNDING AMERICA AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee"), Funding America Mortgage Warehouse Trust (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's organizational documents or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary trust action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 12 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST

                                          (Seller)


                                       By:  Delaware Trust Company, National

                                            Association, not in its
                                            individual capacity but solely as
                                            Owner Trustee


                                       By: /s/ Jason Concavage
                                          -------------------------------------
                                          Name:  Jason Concavage
                                          Its:   Trust Officer


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          -------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By: /s/ Valerie Kay
                                          -------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

              EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         Representations and Warranties

 ==============================================================================


                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT



                ------------------------------------------------


                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                    FUNDING AMERICA MORTGAGE WAREHOUSE TRUST,

                                     Seller

                           OCWEN LOAN SERVICING, LLC,

                         Originator and Interim Servicer

                ------------------------------------------------


                             Dated as of May 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

 ==============================================================================

                                TABLE OF CONTENTS



SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
                    Files...................................................
   Subsection 6.02 Books and Records........................................
   Subsection 6.03 Delivery of Mortgage Loan Documents......................
   Subsection 6.04 Quality Control Procedures...............................
   Subsection 6.05 MERS Designated Mortgage Loans...........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 8.01 Representations and Warranties Regarding the Seller......
   Subsection 8.02 Representations and Warranties Regarding Individual
                   Mortgage Loans...........................................
   Subsection 8.03 Remedies for Breach of Representations and Warranties....
   Subsection 8.04 Repurchase of Mortgage Loans That Prepay in Full.........
   Subsection 8.05 Repurchase of Mortgage Loans with First Payment Defaults.
   Subsection 8.06 Purchaser's Right to Review..............................

SECTION 9.    CLOSING.......................................................

SECTION 10.   CLOSING DOCUMENTS.............................................

SECTION 11.   COSTS.........................................................

SECTION 12.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 13.   THE ORIGINATOR AND THE SELLER.................................

   Subsection 13.01 Additional Indemnification by the Originator;
                    Third Party Claims......................................
   Subsection 13.02 Merger or Consolidation of the Seller...................

SECTION 14.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 15.   NOTICES.......................................................

SECTION 16.   SEVERABILITY CLAUSE...........................................

SECTION 17.   COUNTERPARTS..................................................

SECTION 18.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 19.   INTENTION OF THE PARTIES......................................

SECTION 20.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 21.   WAIVERS.......................................................

SECTION 22.   EXHIBITS......................................................

SECTION 23.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 24.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 25.   FURTHER AGREEMENTS............................................

SECTION 26.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 27.   NO SOLICITATION...............................................

SECTION 28.   WAIVER OF TRIAL BY JURY.......................................

SECTION 29.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 29.01 Intent of the Parties; Reasonableness...................
   Subsection 29.02 Additional Representations and Warranties of the Seller.
   Subsection 29.03 Information to Be Provided by the Seller................
   Subsection 29.04 Indemnification; Remedies...............................

SECTION 30.   NO RECOURSE TO THE SELLER.....................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND
               THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      FUNDING AMERICA'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of May 1, 2006, by and among IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), Funding America Mortgage Warehouse Trust, a Delaware statutory trust, having an office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801 (the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company, having an office at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409 (the "Interim Servicer").

                             W I T N E S S E T H:

            WHEREAS, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") were originated by the Originator and underwritten pursuant to the Underwriting Guidelines of Funding America, LLC ("Funding America");

            WHEREAS, the Mortgage Loans (including the related Servicing Rights) were then sold to the Seller pursuant to that certain Interim Servicing and Servicing Rights Purchase Agreement dated October 11, 2005, prior to the date of any transaction hereunder;

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, the Mortgage Loans on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Guarantor shall guarantee all obligations of the Seller hereunder pursuant to the Guarantee;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans;

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated Securitization Transactions; and

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Funding America's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York, or the State of Florida, or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 8.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 12 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 12 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            Guarantee: The guarantee, to be dated as of the initial Closing Date, pursuant to which the obligations of the Seller under the related Purchase Price and Terms Agreement and the Purchase Agreement will be guaranteed by the Guarantor in favor of the Purchaser.

            Guarantor: Ocwen Financial Corporation, a Florida corporation, and its successors in interest.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule attached as Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on the related Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence, (41) in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise and (42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Originator: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 8 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 12, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 12.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Funding America Mortgage Warehouse Trust, a Delaware statutory trust and its successors in interest.

            Seller Information: As defined in Subsection 29.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 8.03 and 13.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of Funding America, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least seven (7) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Interim Servicer shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Interim Servicer to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller), the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Originator shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 8.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            On each Closing Date, the Seller shall execute and deliver to the Purchaser an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Interim Servicer shall cause the Servicing File retained by the Interim Servicer to be appropriately identified and its computer system and/or books and records to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Interim Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 8.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Originator, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller) those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Interim Servicer shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Interim Servicer shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Originator at the price and in the manner specified in Subsection 8.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve
(12) months of the related Closing Date.

            The Originator shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee.

            Subsection 6.04 Quality Control Procedures.

            The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within five (5) Business Days following the related Closing Date, the Interim Servicer shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement).

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 8.01 Representations and Warranties Regarding the Seller.

            The Seller and the Originator represent, warrant and covenant to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Seller has the full trust power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Seller or Interim Servicer hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite trust or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Originator has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Originator hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite action has been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller and the Originator, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller or the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Seller or the Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's or the Originator's organizational documents or any legal restriction or any agreement or instrument to which the Seller or the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or the Originator or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller and the Originator do not believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the Originator are solvent and the sale of the Mortgage Loans will not cause the Seller or the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's or the Originator's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's and the Originator's knowledge, threatened against the Seller or the Originator, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the Originator, or in any material impairment of the right or ability of the Seller or the Originator to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller or the Originator contemplated herein, or which would be likely to impair the ability of the Seller or the Originator to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller or the Originator of or compliance by the Seller or the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 8.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

            (k) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (l) No Brokers. The Seller and the Originator have not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (n) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (o) Owner of Record. The Seller or Originator is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller or Originator will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (p) Seller or Originator's Origination. The Seller's or Originator's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (q) Compliance with Anti-Money Laundering Laws. Each of the Seller and Originator have complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT Act of 2001 (collectively, the "Anti-Money Laundering Laws"); each of the Seller and Originator have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller or the Interim Servicer will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (s) Credit Reporting. The Interim Servicer, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 8.02 Representations and Warranties Regarding Individual Mortgage Loans.

            Each of the Seller and the Originator hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited, or will be made and credited in the month in which such payment is due. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty
(30) days or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. Other than any payment required under any Mortgage Loan that is less than thirty (30) days delinquent, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller or the Interim Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

            (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

            (2) the lien of current real property taxes and assessments not yet due and payable;

            (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 8.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller (or the Originator), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated maturity of 30 years but amortize based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Originator generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller or the Interim Servicer has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There has been since origination, and is, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (kk) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

            (mm) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (nn) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (oo) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (pp) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Seller or any designee of the Originator or Seller or any corporation in which the Originator or Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (rr) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment penalty period shall not exceed three (3) years from the date of the Mortgage Loan unless the Mortgage Loan was modified to reduce the prepayment penalty period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment penalty period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (vv) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (ww) Escrow Analysis. With respect to each Mortgage, the Interim Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser. This representation is a Deemed Material Breach Representation;

            (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (aaa) [Insurance. The Interim Servicer will perform any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser];

            (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that will be assigned without penalty, cost or premium to the Purchaser;

            (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (eee) Origination Date. Except as otherwise indicated on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (hhh) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (jjj) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (kkk) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

            (mmm) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (nnn) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material Breach Representation;

            (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material Breach Representation;

            (ppp) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (qqq) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            Subsection 8.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 8.01 and 8.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller, the Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller or the Originator shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Originator shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller and the Originator of any breach of the representation and warranty set forth in clause (qq) of Subsection 8.02, the Originator shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 8.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Originator at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 8.02 (other than the representations and warranties set forth in clause (qq) of such Subsection) and the Seller or the Originator discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Originator shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Originator has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 8.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser, the Originator and the Originator shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Originator of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Originator shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller and the Originator shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Originator shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Interim Servicer shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Originator. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Originator shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Originator substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Originator shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Originator directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, consistent with Section 13.01, the Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement other than lost profits.

            It is understood and agreed that the obligations of the Seller and the Originator set forth in this Subsection 8.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 8.03 and Subsection 13.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller or the Originator relating to or arising out of the breach of any representations and warranties made in Subsections 8.01 and 8.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller or the Originator to the Purchaser, (ii) failure by the Originator to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller or the Originator by the Purchaser for compliance with this Agreement.

            Subsection 8.04 Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Originator shall pay to the Purchaser, within fifteen (15) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

            Subsection 8.05 Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) Except as set forth in the related Purchase Price and Terms Agreement, if the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 8.06 Purchaser's Right to Review.

            From the related Closing Date until thirty (30) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Originator shall, no later than ten
(10) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 8.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 8.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 9. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 10. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. with respect to the initial Closing Date, the Guarantee, dated as of the initial Closing Date;

            5. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            6. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            7. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            9. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto or as otherwise may be acceptable to the Purchaser with respect to each of the Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer (who may be an employee of the Guarantor, the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto or as otherwise may be acceptable to the Purchaser ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            11. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            12. a Security Release Certification, in the form of Exhibit E or F, as applicable or as otherwise may be acceptable to the Purchaser, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            13. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            14. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            15. Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan within five (5) Business Days of the Closing Date.

            The Originator shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 11. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Originator.

            SECTION 12. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and Recognition Agreement , a form which is attached as Exhibit J. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Originator shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Interim Servicer servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement required hereunder.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 13. The Originator and the Seller.

            Subsection 13.01 Additional Indemnification by the Originator; Third Party Claims.

            (a) The Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Originator's indemnification obligation under this Subsection 13.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller or the Originator to perform its duties in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 12 or any breach of any of Seller's or the Originator's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 13.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 13.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 13.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 13.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 13.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            SECTION 14. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 15. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i) if to the Seller:

                        Funding America Mortgage Warehouse Trust
                        c/o Funding America, LLC
                        2000 Bering Drive, Suite 300
                        Houston, Texas 77057
                        Attention:  President
                        Fax:  266-217-3231
                        Email:  neil@famtg.com

                  (ii) if the Originator or the Interim Servicer

                        Ocwen Loan Servicing, LLC
                        1661 Worthington Road
                        Centrepark West, Suite 100
                        West Palm Beach, Florida 33409
                        Attention:  Secretary
                        Fax:  (561) 682-8177

                  (ii) if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  Christopher Connelly
                        Fax:  212-891-6288
                        Email:  c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  General Counsel
                        Fax:  212-891-1922
                        Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 16. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 17. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 18. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 19. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 20. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 21. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 22. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 23. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 24. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 25. Further Agreements.

            The Seller, the Originator, the Interim Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 26. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Originator's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 27. No Solicitation.

            From and after the Closing Date, neither the Seller nor the Originator agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's or Originator's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 27, nor is the Seller or Originator prohibited from responding to unsolicited requests or inquiries by a Mortgagor or an agent of the Mortgagor.

            SECTION 28. Waiver of Trial by Jury.

            THE SELLER, THE ORIGINATOR AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 29. Compliance with Regulation AB

            Subsection 29.01 Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 29 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely written (including electronic) notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 29.02 Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 29.03 Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

            (A)   the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
      Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

            (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                  (1)   the sponsor;

                  (2)   the depositor;

                  (3)   the issuing entity;

                  (4)   any servicer;

                  (5)   any trustee;

                  (6)   any originator;

                  (7)   any significant obligor;

                  (8)   any enhancement or support provider; and

                  (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information, subject to Item 1105(f) of Regulation AB, with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 29.04 Indemnification; Remedies.

            The Originator shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 29 by or on behalf of the Seller, or provided under this Section 29 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 29; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 29.02(a) or in a writing furnished pursuant to Subsection 29.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 29.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Originator shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            SECTION 30. No Recourse to the Seller.

            Notwithstanding any provision in this Agreement to the contrary, the Purchaser and the Originator acknowledge that the Purchaser shall not have any recourse against the Seller under this Agreement, and that any obligations of the Seller hereunder shall be deemed to be obligations of the Originator to the extent not otherwise covered by the Guarantee.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller, the Originator and Interim Servicer, and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST
                                          (Seller)

                                       By:  Delaware Trust Company, National
                                            Association, not in its
                                            individual capacity but solely as
                                            Owner Trustee

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN LOAN SERVICING, LLC
                                          (Originator and Interim Servicer)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Originator in a merger, the endorsement must be by "[Originator], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Originator], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Originator], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Originator while doing business under another name, the Assignment of Mortgage must be by "[Originator], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (if Seller is the record mortgagee) (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within one-hundred and eighty (180) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B
                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                                                       Exhibit C
                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of [Funding America Mortgage Warehouse Trust] [Ocwen Financial Corporation], a [Florida] [federally]/[federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), [Ocwen Loan Servicing, LLC], a [__________] limited liability company (the "Originator") and further as follows:

                  1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [bylaws] of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of May 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement")], [the Guarantee, dated as of May 4, 2006 by Ocwen Financial Corporation (the "Guarantee")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee] [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee], [or the mortgage loans] or of any action taken or to be taken in connection with the transactions contemplated thereby], or which would be likely to impair materially the ability of the Company to perform under the terms of [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

                  8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase Agreement, (b) the Interim Servicing Agreement, (c) [the Guarantee] and
      (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                          Name:  _________________
[Seal]                                    Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of [Funding America LLC] [Funding America Mortgage Warehouse Trust][Ocwen Financial Corporation], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

                                          By:_____________________
                                             Name:  ______________________
                                             Title:  [Assistant] Secretary

Dated:____________________

                                                                       Exhibit C

                                  EXHIBIT 5 to
                              Officer's Certificate

NAME                           TITLE                         SIGNATURE
-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

                                                                       Exhibit D

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Funding America Mortgage Warehouse Trust (the "Company"), with respect to certain matters in connection with the sale by the Seller of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of May 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of May 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes;

            5     the Guarantee, and

            6 such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the Company and the Interim Servicer contained in the Guarantee, in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the [state of incorporation].

            3. Each of the Company, the Guarantor and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            4. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, the Guarantor and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, the Guarantor and/or the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            5. Each of the Company, the Guarantor and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company, the Guarantor or the Interim Servicer of or compliance by the Company, the Guarantor or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or
                  (ii) any required consent, approval, authorization or order has been obtained by the Company, the Guarantor or the Interim Servicer.

            7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the Guarantor or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company, the Guarantor or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, the Guarantor or the Interim Servicer is subject or by which it is bound.

            8. There is no action, suit, proceeding or investigation pending or threatened against any of the Company, the Guarantor or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, the Guarantor or the Interim Servicer or in any material impairment of the right or ability of the Company, the Guarantor or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company, the Guarantor or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company, the Guarantor or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                          Very truly yours,

                                           _____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____

_________________________
_________________________
_________________________

Attention:  ___________________________

      _________________________________

            Re:   Notice of Sale and Release of Collateral
                  ----------------------------------------

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                          ____________________________________

                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

Acknowledged and approved:

__________________________

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_______________________________________
(Name)

_______________________________________
(Address)

By:____________________________________

                                                                       Exhibit F

                          II. Certification of Release
                              ------------------------

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                         _____________________________________

                                         By:__________________________________
                                         Title:_______________________________
                                         Date:________________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, Funding America Mortgage Warehouse Trust (the "Seller"), as (i) Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA") and (ii) Seller under that certain Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), with a Cut-off Date of ______, ____, together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Ocwen Loan Servicing, LLC, as Interim Servicer ("Interim Servicer") under that certain Interim Servicing Agreement, dated as of May 1, 2006 (the "Interim Servicing Agreement") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller, to be held by the Interim Servicer, shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Interim Servicer at the will of the Purchaser in such custodial capacity only. The PPTA, Purchase Agreement and Interim Servicing Agreement may be collectively referred to herein as the "Agreements."

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST
                                          (Seller)

                                       By:  Delaware Trust Company, National

                                            Association, not in its
                                            individual capacity but solely as
                                            Owner Trustee

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN LOAN SERVICING, LLC
                                          (Originator and Interim Servicer)

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________



Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By: ______________________________

    Name: ________________________

    Title: _______________________

By: ______________________________

    Name: ________________________

    Title: _______________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H


                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                    FUNDING AMERICA'S UNDERWRITING GUIDELINES
                    -----------------------------------------

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee"), Funding America Mortgage Warehouse Trust (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], [____] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 12 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST
                                          (Seller)

                                       By:  Delaware Trust Company, National
                                            Association, not in its
                                            individual capacity but solely as
                                            Owner Trustee

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       [__________________________]

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         Representations and Warranties

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Funding America Mortgage Warehouse Trust, a [entity] (the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company [(the "Originator")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Originator has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 12 of the Purchase Agreement, Originator have agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Originator, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Originator [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Originator [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Originator Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Originator [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            (b) IXIS agrees to indemnify and hold harmless the Originator and its affiliates, present and former directors, officers, employees and agents and each person, if any, who controls the Originator or such affiliate within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus, provided only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to the information set forth in the IXIS Information, and agrees to reimburse the Originator or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "IXIS Information" means all information in the Prospectus Supplement other than the Seller Information [or the Servicer Information].

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information provided by, or on behalf of, the Seller to IXIS relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information provided by, or on behalf of, the Initial Servicer to IXIS relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (c) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (d) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (e) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Originator and Seller [and Initial Servicer] represent and warrant that:

            (i) Originator and Seller [and Initial Servicer] are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and have full power and authority to own their assets and to transact the business in which they are currently engaged. Originator and Seller [and Initial Servicer] are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business transacted by them or any properties owned or leased by them requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator and Seller [and Initial Servicer];

            (ii) Originator and Seller [and Initial Servicer] are not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Originator and Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Originator or Seller [and Initial Servicer] or any provision of the charter or bylaws of Originator or Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Originator or Seller [and Initial Servicer] is a party or by which they may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Originator or Seller [and Initial Servicer], threatened against Originator or Seller [and Initial Servicer] or any of their properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator or Seller [and Initial Servicer];

            (v) Originator or Seller [and Initial Servicer] have full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of the Originator and the Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Originator and Seller [and Initial Servicer]; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions [to be identified at securitization] of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Originator and Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to Originator at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409, or to Seller c/o Delaware Trust Company, National Association at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       OCWEN FINANCIAL CORPORATION

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       FUNDING AMERICA MORTGAGE WAREHOUSE
                                          TRUST

                                          (Seller)

                                       By:  Delaware Trust Company, National

                                            Association, not in its
                                            individual capacity but solely as
                                            Owner Trustee

                                       By:  __________________________________
                                            Name:
                                            Title:

                                   EXHIBIT EE

                            LENDERS DIRECT AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006, ("Agreement") among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Lenders Direct Capital Corp. (the "Company"):


            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Purchase Agreement"), between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (c) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

                     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties and the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof:

                     (a) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.

                                       By: /s/ Valerie Kay
                                         ---------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                         ---------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                         ---------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       LENDERS DIRECT CAPITAL CORP.


                                       By: /s/ Yolanda Talbot
                                          --------------------------------------
                                          Name:  Yolanda Talbot
                                          Its:   Manager, Secondary Marketing

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------


                             Mortgage Loan Schedule

================================================================================

              SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE
                            AND WARRANTIES AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                          LENDERS DIRECT CAPITAL CORP.,

                                     Seller

                ------------------------------------------------

                          Dated as of December 1, 2005

        Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS



SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

                                    EXHIBITS

EXHIBIT A     CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B     FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C     FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D     FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
              SERVICER

EXHIBIT E     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G     [RESERVED]

EXHIBIT H     FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I     SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J     FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K     FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

 SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
 ---------------------------------------------------------------------------

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of December 1, 2005, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Lenders Direct Capital Corp., a California corporation, having an office at 26140 Enterprise Way, 2nd Floor, Lake Forest, CA 92630 (the "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

              WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2003, as amended by that certain Amended and Restated Mortgage Loan Purchase Agreement, dated as of October 1, 2005 (the "Original Purchase Agreement") and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

              WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

              WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

              WHEREAS, the Purchaser and the Seller desire to enter into this Agreement to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein.

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.
                         ------------

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association and its successors in interest.

              Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Credit Files: As defined in Section 5 herein.

              Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

              Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association and its successors in interest.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc. and its successors in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: Lenders Direct Capital Corp., a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

              Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc. and its successors in interest.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30 with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

              Mortgagor: The obligor on a Mortgage Note.

              OCC: Office of the Comptroller of the Currency and its successors in interest.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision and its successors in interest.

              Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

              Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

              Prepayment Charges: With respect to any Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

              Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

              Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all reasonable costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Lenders Direct Capital Corp., a California corporation, and its successors in interest.

              Seller Information: As defined in Subsection 31.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

              VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.
                         ----------------------

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.
                         -------------------

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.
                         ---------------

              The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

              In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.
                         ------------------------------

              At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

              SECTION 6. Conveyance from Seller to Purchaser.
                         ------------------------------------

              Subsection 6.01. Conveyance of Mortgage Loans; Possession of
                               -------------------------------------------
Servicing Files.
----------------

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02. Books and Records.
                               ------------------

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

              Subsection 6.03. Delivery of Mortgage Loan Documents.
                               ------------------------------------

              The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04. Quality Control Procedures.
                               ---------------------------

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05. MERS Designated Mortgage Loans.
                               -------------------------------

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.
                         --------------------------------

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              SECTION 8. Transfer of Servicing.
                         ----------------------

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the
                         ------------------------------------------------
Seller; Remedies for Breach.
----------------------------

              Subsection 9.01. Representations and Warranties Regarding the
                               --------------------------------------------
Seller.
-------

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a California duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

              (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

              (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; and

              (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

              Subsection 9.02. Representations and Warranties of Seller
                               ----------------------------------------
Regarding Individual Mortgage Loans.
------------------------------------

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due after the Closing Date shall be made with respect to the Mortgage Loan on its Due Date or during the calendar month in which such Due Date occurs, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending laws, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise or a high-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     (1) with respect to Second Lien Loans, the lien of the
              first mortgage on the Mortgaged Property;

                     (2) the lien of current real property taxes and assessments not yet due and payable;

                     (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (4) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

              (p) Title Insurance. Each (i) First Lien Mortgage Loan and (ii) Second Lien Mortgage Loan with a principal balance in excess of $100,000 is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Each Second Lien Mortgage Loan is insured under a title insurance policy or a title search consistent with Seller's business practices. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgaged Property was occupied;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development, such unit was originated in accordance with the Underwriting Standards;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller, if impounded, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either each Mortgage Loan is covered by a paid in full, life of loan, tax service contract or Seller shall pay the cost and expense of Purchaser to purchase such tax service contract, to be netted from the Purchase Price of the related Mortgage Loan. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

              (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) [Reserved].

              (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (ss) Fair Credit Reporting Act. If required under applicable law, the Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (uu) Prepayment Charge. The Mortgage Loan is subject to a Prepayment Charge as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a Prepayment Charge feature, each such Prepayment Charge is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Charge is permitted pursuant to federal, state and local law. Each such Prepayment Charge is in an amount equal to the maximum amount permitted under applicable law and no such Prepayment Charge may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Charge may be imposed for a term in excess of three (3) years

              (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion;

              (zz) Single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

              (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned to the Purchaser;

              (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than six (6) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

              (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

              (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

              (kkk) Mortgagor Bankruptcy. As of the Closing Date, the Mortgagor has not (a) filed a bankruptcy petition, (b) become the subject of involuntary bankruptcy proceedings and (c) consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

              (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

              Subsection 9.03. Remedies for Breach of Representations and
                               ------------------------------------------
Warranties.
-----------

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations and warranties set forth in clauses (rr), (ss), (uu), (yy),
(zz), or (ooo) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clauses (rr), (ss) (uu), (yy), (zz) or (ooo) of such Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.
                               -------------------------------------------------

              If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment fee actually received by the Purchaser.

              Subsection 9.05. Repurchase of Mortgage Loans with First Payment
                               -----------------------------------------------
Defaults.
---------

              (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or during such calendar month, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              Subsection 9.06. Representations and Warranties Regarding the
                               --------------------------------------------
Purchaser.
----------

              The Purchaser represents, warrants and covenants to the Seller that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Purchaser is a New York corporation duly organized, validly existing and in good standing under the laws of the state of New York. The Purchaser has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the Purchaser in accordance with their terms;

              (b) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

              (c) Ability to Perform; Solvency. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Purchaser is solvent and the acquisition of the Mortgage Loans will not cause the Purchaser to become insolvent.

              (d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Purchaser's knowledge threatened against the Purchaser, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair the ability of the Purchaser to perform under the terms of this Agreement;

              (e) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the acquisition of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date.

              SECTION 10. Closing.
                          --------

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

              (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.
                          ------------------

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

              6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

              11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

              14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              15. Exhibit B to the related Assignment and Conveyance Agreement; and

              16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.
                          ------

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.
                          --------------------------------------------

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                     a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                     b)     Freddie Mac (the "Freddie Mac Transfer"); or

                     c) one or more third party purchasers in one or more Whole Loan Transfers; or

                     d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.
                          -----------

              Subsection 14.01. Additional Indemnification by the Seller; Third
                                -----------------------------------------------
Party Claims.
-------------

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.
                                --------------------------------------

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

              SECTION 15. Financial Statements.
                          ---------------------

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.
                          -----------------------------------------------

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.
                          --------

              All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                     (i)  if to the Seller:

                          Lenders Direct Capital Corp.
                          26140 Enterprise Way
                          2nd Floor
                          Lake Forest, Ca 92630
                          Attention: Yolanda Talbot
                          Secondary Marketing Manager
                          Fax: 949.340.2250 Fax
                          Email: yolanda.talbot@lendersdirectcapital.com

                     (ii) if to the Purchaser:

                          IXIS Real Estate Capital Inc.
                          9 West 57th Street
                          New York, New York 10019
                          Attention: Christopher Connelly
                          Fax: 212-891-6288
                          Email: c.connelly@ixiscm.com

                          with a copy to:

                          IXIS Real Estate Capital Inc.
                          9 West 57th Street
                          New York, New York 10019
                          Attention: General Counsel
                          Fax: 212-891-1922
                          Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.
                          --------------------

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.
                          -------------

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law Jurisdiction; Consent to Service of
                          -------------------------------------------------
Process.
--------

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 21. Intention of the Parties.
                          -------------------------

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase
                          ----------------------------------------------
Agreement.
----------

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.
                          --------

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.
                          ---------

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.
                          --------------------------------

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.
                          --------------------------

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.
                          -------------------

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.
                          ---------------------------------------

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

              SECTION 29. No Solicitation.
                          ----------------

              From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.
                          ------------------------

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

              SECTION 31. Compliance with Regulation AB
                          -----------------------------

              Subsection 31.01. Intent of the Parties; Reasonableness.
                                --------------------------------------

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              Subsection 31.02. Additional Representations and Warranties of the
                                ------------------------------------------------
Seller.
-------

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 31.03. Information to Be Provided by the Seller.
                                -----------------------------------------

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

              (A) the originator's form of organization;

              (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

              (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                            (1) the sponsor;

                            (2) the depositor;

                            (3) the issuing entity;

                            (4) any servicer;

                            (5) any trustee;

                            (6) any originator;

                            (7) any significant obligor;

                            (8) any enhancement or support provider; and

                            (9) any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 31.04. Indemnification; Remedies.
                                --------------------------

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                          LENDERS DIRECT CAPITAL CORPORATION
                                                (Seller)


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of ______, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "Lenders Direct Capital Corp., successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "Lenders Direct Capital Corp., formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "Lenders Direct Capital Corp., successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "Lenders Direct Capital Corp., formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE
                     --------------------------------------

              I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, ____, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Second Amended and Restated Interim Servicing Agreement, dated as of _______ __, ____, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:____________________________
                                              Name:___________________
[Seal]                                    Title: [Vice] President

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________             By:____________________________
                                              Name:___________________
                                          Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE
----                           -----                         ---------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

                                                                       Exhibit D

                                    EXHIBIT D

                   FORM OF OPINION OF COUNSEL TO THE SELLER
                         AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of _________ __, ____ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and
______________________[CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____ by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the Custodial Agreement;

            4.    the form of Assignment of Mortgage;

            5.    the form of endorsement of the Mortgage Notes; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

       1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

       2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

       3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

       4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

       5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

       6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

       7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

       8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

       9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,



                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------


                                                    -------------------, -----

------------------------

------------------------

------------------------

Attention:
              ---------------------------

              ---------------------------


              Notice of Sale and Release of Collateral
              ----------------------------------------

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, ____, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

              The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

              Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,


                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________


Acknowledged and approved:

___________________________


By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

              The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, ____, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

        _____________________________
            (Name)

        _____________________________
            (Address)

        By:__________________________

                          II. Certification of Release
                              ------------------------

              The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          _____________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

              On this ___ day of __________, ____, ___________________
("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ________, ____ (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of ___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                          [SELLER]

                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
   --------------------------------------
   Name:
         --------------------------------
   Title:
         --------------------------------

By:
   --------------------------------------
   Name:
         --------------------------------
   Title:
         --------------------------------

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of December 1, 2005, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [ ______________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

              (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]

                                       By:
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                       By:
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                          IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                       By:
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                          [--------------------------]


                                       By:
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

              This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].


              WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

              WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Purchase Agreement"), by and between IXIS and Seller; and

              WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

              NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

              1. Indemnification and Contribution.
                 ---------------------------------

              (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

              As used herein:

              "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

              "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

              (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

              If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

              Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

              Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

              (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

              (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

              2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

              (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

              (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

              (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

              (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

              3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

              4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------


                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------

                                          [SELLER]


                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------

                                          [INITIAL SERVICER]


                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------

                                   EXHIBIT FF

                                 LIME AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Lime Financial Services, Ltd. (the "Company"):


              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 27, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       LIME FINANCIAL SERVICES, LTD.


                                       By: /s/ Mike Parthasarathy
                                          --------------------------------------
                                          Name:  Mike Parthasarathy
                                          Its:   EVP Capitol Markets


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          ------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          ------------------------------------
                                          Name: Anthony Malanga
                                          Its:  Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Title: Managing Director

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------

                             Mortgage Loan Schedule

================================================================================

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                         LIME FINANCIAL SERVICES, LTD.,

                                     Seller

                ------------------------------------------------

                           Dated as of April 27, 2006

        Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS



SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01 Conveyance of Mortgage Loans; Possession of
                   Servicing Files..........................................

   Subsection 6.02 Books and Records........................................

   Subsection 6.03 Delivery of Mortgage Loan Documents......................

   Subsection 6.04 Quality Control Procedures...............................

   Subsection 6.05 MERS Designated Mortgage Loans...........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01 Representations and Warranties Regarding the Seller......

   Subsection 9.02 Representations and Warranties Regarding Individual
                   Mortgage Loans...........................................

   Subsection 9.03 Remedies for Breach of Representations and Warranties....

   Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.........

   Subsection 9.05 Repurchase of Mortgage Loans with First
                   Payment Defaults.........................................



   Subsection 9.06 Purchaser's Right to Review


SECTION 10.   CLOSING.......................................................


SECTION 11.   CLOSING DOCUMENTS.............................................


SECTION 12.   COSTS.........................................................


SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................


SECTION 14.   THE SELLER....................................................

   Subsection 14.01 Additional Indemnification by the Seller;
                    Third Party Claims......................................

   Subsection 14.02 Merger or Consolidation of the Seller

SECTION 15.   FINANCIAL STATEMENTS..........................................


SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................


SECTION 17.   NOTICES.......................................................


SECTION 18.   SEVERABILITY CLAUSE...........................................


SECTION 19.   COUNTERPARTS..................................................


SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....


SECTION 21.   INTENTION OF THE PARTIES......................................


SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......


SECTION 23.   WAIVERS.......................................................


SECTION 24.   EXHIBITS......................................................


SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................


SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................


SECTION 27.   FURTHER AGREEMENTS............................................


SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................


SECTION 29.   NO SOLICITATION...............................................


SECTION 30.   WAIVER OF TRIAL BY JURY.......................................


SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01 Intent of the Parties; Reasonableness...................

   Subsection 31.02 Additional Representations and Warranties of the Seller.

   Subsection 31.03 Information to Be Provided by the Seller................

   Subsection 31.04 Indemnification; Remedies...............................

                                    EXHIBITS

EXHIBIT A     CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B     FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C     FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D     FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
              SERVICER

EXHIBIT E     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G     [RESERVED]

EXHIBIT H     FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I     SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J     FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K     FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

 SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
 ---------------------------------------------------------------------------

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of April 27, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Lime Financial Services, Ltd., an Oregon corporation, having an office at 5885 SW Meadows Road, Suite 600, Lake Oswego, Oregon 97035 (the "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

              WHEREAS, the Purchase and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

              WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

              WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

              WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.
                         ------------

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association and its successors in interest.

              Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Credit Files: As defined in Section 5 herein.

              Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

              Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act: The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association and its successors in interest.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc. and its successors in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: Lime Financial Services, Ltd, an Oregon corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

              Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc. and its successors in interest.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan and (42) a field indicating the points and fees as set forth in clause (rrr) of Section 9.02. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

              Mortgagor: The obligor on a Mortgage Note.

              OCC: Office of the Comptroller of the Currency and its successors in interest.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision and its successors in interest.

              Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

              Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

              Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

              Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Whole Loan Transfer or a Securitization Transaction.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Lime Financial Services, Ltd., an Oregon corporation, and its successors in interest.

              Seller Information: As defined in Subsection 31.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

              Third Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

              VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.
                         ----------------------

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.
                         -------------------

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.
                         ---------------

              The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.
                         ------------------------------

              At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

              SECTION 6. Conveyance from Seller to Purchaser.
                         ------------------------------------

              Subsection 6.01. Conveyance of Mortgage Loans; Possession of
                               -------------------------------------------
Servicing Files.
----------------

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02. Books and Records.
                               ------------------

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon reasonable demand, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche or other form in accordance with Accepted Servicing Practices.

              Subsection 6.03. Delivery of Mortgage Loan Documents.
                               ------------------------------------

              The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04. Quality Control Procedures.
                               ---------------------------

              The Seller shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05. MERS Designated Mortgage Loans.
                               -------------------------------

              With respect to each MERS Designated Mortgage Loan, the Seller shall, within two (2) days of the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within two (2) days of the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.
                         --------------------------------

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis; provided, however, that in the event that the Interim Servicer agrees to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization Transaction, the Interim Servicer shall, at the Purchaser's option, service the Mortgage Loans on a "scheduled/scheduled" basis. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              The Purchaser agrees, following each Transfer Date and within 60 days after the end of each quarter, to use its best efforts to provide or cause to be provided to the Seller aggregate loan performance data including loss, delinquency and prepayment information; provided, however, in the event the Purchaser is unable to obtain and provide such information in a timely manner as described above, the Seller agrees that there shall be no recourse available to it notwithstanding anything to the contrary herein.

              SECTION 8. Transfer of Servicing.
                         ----------------------

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. Upon the Purchaser's request, the Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) [Reserved].

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within one day of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the
                         ------------------------------------------------
Seller; Remedies for Breach.
----------------------------

              Subsection 9.01. Representations and Warranties Regarding the
                               --------------------------------------------
Seller.
-------

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

              (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; and

              (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

              Subsection 9.02. Representations and Warranties Regarding
                               ----------------------------------------
Individual Mortgage Loans.
--------------------------

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the calendar month in which such Monthly Payment was due, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

              (f) Hazard Insurance. All buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage, as well as all additional requirements as are customary in the area in which the Mortgaged Property is located. The Mortgage requires the related Mortgagor to maintain the forgoing insurance. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loan"), (i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (iv) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location). As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     (1) with respect to Second Lien Loans, the lien of the
              first mortgage on the Mortgaged Property;

                     (2) the lien of current real property taxes and assessments not yet due and payable;

                     (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (4) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. With respect to Second Lien Loans, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance and each such title insurance policy is issued by a title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). No representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise indicated on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in similar Mortgage Loans to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project conforms to the Underwriting Guidelines. The representations and warranties required by prudent mortgage lending institutions which originate mortgage loans of the same type as the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located with respect to such condominium or a planned unit development have been satisfied and remain true and correct;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy or an endorsement to the policy insuring the mortgagee's consolidated interest. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either
(x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net the cost to procure such a tax service contract. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

              (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under the Underwriting Guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages;

              (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

              (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

              (zz) Single-Premium Credit Life Insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust";

              (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

              (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser, unless indicated otherwise on the related Mortgage Loan Schedule;

              (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

              (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

              (kkk) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition, has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

              (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

              (ppp) Origination Practices/No Steering. No Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

              (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (rrr) Points and Fees. Except as set forth on the related Mortgage Loan Schedule, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

              (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; and (3) except as set forth on the related Mortgage Loan Schedule, the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

              Subsection 9.03. Remedies for Breach of Representations and
                               ------------------------------------------
Warranties.
-----------

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.
                               -------------------------------------------------

              If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within seven (7) Business Days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full reduced by (i) if Seller is acting as servicer, the amount of any prepayment premium or penalty paid and received by the Purchaser with respect to such Mortgage Loan and (ii) if Seller is no longer acting as servicer, the amount of any legally enforceable prepayment premium or penalty.

              Subsection 9.05. Repurchase of Mortgage Loans with First Payment
                               -----------------------------------------------
Defaults.
---------

              (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan (i.e. such Monthly Payment is not received on its due date or within the calendar month in which such Monthly Payment was due), the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the calendar month in which such Monthly Payment was due, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              Subsection 9.06. Purchaser's Right to Review.
                               ----------------------------

              From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment to investors investing in similar mortgage loans. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than seven (7) Business Days following receipt of notice of such rejection and servicing comments and other applicable and supporting documentation, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

              All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

              Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

              SECTION 10. Closing.
                          --------

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

              (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.
                          ------------------

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

              6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

              11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

              14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              15. Exhibit B to the related Assignment and Conveyance Agreement; and

              16. within two (2) Business Days following the Closing Date, a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.
                          ------

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.
                          --------------------------------------------

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                     a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                     b)     Freddie Mac (the "Freddie Mac Transfer"); or

                     c) one or more third party purchasers in one or more Whole Loan Transfers; or

                     d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.
                          -----------

              Subsection 14.01. Additional Indemnification by the Seller; Third
                                -----------------------------------------------
Party Claims.
-------------

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.
                                --------------------------------------

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $15,000,000.

              SECTION 15. Financial Statements.
                          ---------------------

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.
                          -----------------------------------------------

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.
                          --------

              All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Lime Financial Services, Ltd.
                        5885 SW Meadows Road, Suite 600
                        Lake Oswego, Oregon
                        Attention: Mike Parthasrathy
                        Fax: 503-905-5005
                        Email: mikep@limefinancial.com

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.
                          --------------------

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.
                          -------------

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law Jurisdiction; Consent to Service of
                          -------------------------------------------------
Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 21. Intention of the Parties.
                          -------------------------

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase
                          ----------------------------------------------
Agreement.
----------

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.
                          --------

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.
                          ---------

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.
                          --------------------------------

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.
                          --------------------------

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.
                          -------------------

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.
                          ---------------------------------------

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

              SECTION 29. No Solicitation.
                          ----------------

              From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.
                          ------------------------

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

              SECTION 31. Compliance with Regulation AB
                          -----------------------------

              Subsection 31.01. Intent of the Parties; Reasonableness.
                                --------------------------------------

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB, provided, however, that if any of the information to be provided with respect to Section 1105(d)(1) and (2) is unknown and not available to the Seller without unreasonable effort or expense, such information shall not be required to be delivered by the Seller. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance, provided, however, that if any of the information to be provided with respect to Section 1105(d)(1) and (2) is unknown and not available to the Seller without unreasonable effort or expense, such information shall not be required to be delivered by the Seller.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

              With respect to those Mortgage Loans that were originated by Seller and sold to the Purchaser pursuant to this Agreement and subsequently securitized by the Purchaser or any of its Affiliates, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party to such securitization) under the securitization to be obligated to provide, information with respect to the Mortgage Loans from and after Cut-off Date of such securitization necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2) and (5) of Regulation AB.

              Subsection 31.02. Additional Representations and Warranties of the
                                ------------------------------------------------
Seller.
-------

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 31.03. Information to Be Provided by the Seller.
                                -----------------------------------------

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

              (A) the originator's form of organization;

              (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

              (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1) the sponsor;

                     (2) the depositor;

                     (3) the issuing entity;

                     (4) any servicer;

                     (5) any trustee;

                     (6) any originator;

                     (7) any significant obligor;

                     (8) any enhancement or support provider; and

                     (9) any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 31.04. Indemnification; Remedies.
                                --------------------------

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

              (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

              (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

              (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)


                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:


                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:



                                          LIME FINANCIAL SERVICES, LTD.
                                                (Seller)


                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE
                     --------------------------------------

              I, ____________________, hereby certify that I am the duly elected [Vice] President of Lime Financial Services, Ltd., a state chartered institution organized under the laws of the state of Oregon (the "Company"), and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of May 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
                          ------------.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement].

                                                                       Exhibit C

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:____________________________
                                              Name:___________________
[Seal]                                    Title: [Vice] President

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________             By:____________________________
                                              Name:___________________
                                          Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE
----                           -----                         ---------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

                                                                       Exhibit D

                                    EXHIBIT D

                   FORM OF OPINION OF COUNSEL TO THE SELLER
                         AND INTERIM SERVICER (date)
                   ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to Lime Financial Services, Ltd. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of April 27, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of May 1, 2005 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

              [We] [I] have examined the following documents:

              1.     the Purchase Agreement;

              2.     the Interim Servicing Agreement;

              3.     the form of Assignment of Mortgage;

              4.     the form of endorsement of the Mortgage Notes; and

              5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

       1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

       2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

       3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

       4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

       5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

       6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

       7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

       8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

       9. The Mortgages have been duly assigned. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,


                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------


                                                    -------------------, -----

------------------------

------------------------

------------------------

Attention:
              ---------------------------

              ---------------------------


              Re:  Notice of Sale and Release of Collateral
                   ----------------------------------------

Dear Sirs:

              This letter serves as notice that Lime Financial Services, Ltd. a corporation, organized pursuant to the laws of Oregon (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

              The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                      Exhibit E

              Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,


                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________


Acknowledged and approved:

___________________________


By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

              The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

        _____________________________
            (Name)

        _____________________________
            (Address)

        By:__________________________

                          II. Certification of Release
                              ------------------------

              The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          _____________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

              On this ___ day of [___], 200_, Lime Financial Services, Ltd. ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of May 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The contents of each Servicing File required to be retained by Lime Financial services, Ltd. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                                   LIME FINANCIAL SERVICES, LTD.


                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
   --------------------------------------
   Name:
         --------------------------------
   Title:
         --------------------------------

By:
   --------------------------------------
   Name:
         --------------------------------
   Title:
         --------------------------------

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Lime Financial Services. Ltd. (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 27, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          LIME FINANCIAL SERVICES, LTD.


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                          IXIS REAL ESTATE CAPITAL INC.


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------


                                          [--------------------------]


                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

              This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the
"Seller") and [_____________], a [_______________] [(the "Initial Servicer")].


              WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");


              WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller; and

              WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

              NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

              1. Indemnification and Contribution.
                 ---------------------------------

              (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

              As used herein:

              "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

              "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [--------------]].

              ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

              (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

              If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

              Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

              Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

              (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

              (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

              2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

              (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

              (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

              (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

              (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

              (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB (other than the static pool information of the Seller).

              3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

              4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                          --------------------------------------
                                          Name:

                                          Title:



                                       By:
                                          --------------------------------------
                                          Name:

                                          Title:


                                          [SELLER]


                                       By:
                                          --------------------------------------
                                          Name:

                                          Title:

                                   EXHIBIT GG

                               MANDALAY AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT
                      ------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Mandalay Mortgage, LLC (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006 between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MANDALAY MORTGAGE, LLC



                                       By: /s/ Steve Kolker
                                          ------------------------------------
                                          Name:  Steve Kolker
                                          Its:   President



                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          ------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          ------------------------------------
                                          Name: Anthony Malanga
                                          Its:  Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Title: Managing Director

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

 ==============================================================================


                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT



                ------------------------------------------------


                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             MANDALAY MORTGAGE, LLC,

                                     Seller

                ------------------------------------------------


                          Dated as of February 1, 2006

       Adjustable-Rate and Fixed-Rate, Subprime Residential Mortgage Loans

 ==============================================================================

                                TABLE OF CONTENTS



SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01. Conveyance of Mortgage Loans; Possession of
                    Servicing Files.........................................
   Subsection 6.02. Books and Records.......................................
   Subsection 6.03. Delivery of Mortgage Loan Documents.....................
   Subsection 6.04. Quality Control Procedures..............................
   Subsection 6.05. MERS Designated Mortgage Loans..........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01. Representations and Warranties Regarding the Seller.....
   Subsection 9.02. Representations and Warranties Regarding Individual
                    Mortgage Loans..........................................
   Subsection 9.03. Remedies for Breach of Representations and Warranties...
   Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full........
   Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults
   Subsection 9.06. Purchaser's Right to Review.............................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

   Subsection 14.01. Additional Indemnification by the Seller; Third Party
                     Claims.................................................
   Subsection 14.02. Merger or Consolidation of the Seller..................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01. Intent of the Parties; Reasonableness..................
   Subsection 31.02. Additional Representations and Warranties of the
                     Seller.................................................
   Subsection 31.03. Information To Be Provided by the Seller...............
   Subsection 31.04. Indemnification; Remedies..............................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND
               THE INTERIM SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

               MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Mandalay Mortgage, LLC, a Delaware limited liability company, having an office at 21600 Oxnard Street, Suite 1800, Woodland Hills, California 91367 (the "Seller").

                             W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate subprime residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, or, if such Mortgage Loan was refinanced within six
(6) months of the Closing Date, the lesser of (x) the value of the related Mortgaged Property based upon the appraisal made at the time of origination of the loan being refinanced and (y) the value of the related Mortgaged Property based upon the appraisal made in connection with such refinancing, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the Second Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            Guarantee: The guarantee, to be dated as of the related Closing Date, pursuant to which the obligations of the Seller under the Purchase Agreement and the Interim Servicing Agreement will be guaranteed by the Guarantor in favor of the Purchaser.

            Guarantor: United Pacific Mortgage, a California general partnership and the parent of the Seller, and its successors in interest.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest-Only Loan: Any Mortgage Loan as to which scheduled payments only include interest for an initial period of not more than ten (10) years, after which such Mortgage Loan will fully amortize to maturity.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Servicing Transfer Representation: Each representation set forth in Subsections 9.01(t) and 9.02(b), (c), (d), (f), (h), the last sentence of (p),
(q), (r), (z), (hh), (ii), (kk), (ll), (mm), (qq), (xx), (bbb), (kkk), (ttt)(3)
and (ttt)(4).

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least fourteen (14) days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations in accordance with Accepted Servicing Practices, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as would be customary by a prudent originator of loan similar to the Mortgage Loans. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer acts in accordance with Accepted Servicing Practices.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in accordance with Accepted Servicing Practices. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, as Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to the last two (2) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Guarantor, and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Guarantor, since the date of its financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the calendar month in which such payment was due, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and
(vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

            (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

            (2) the lien of current real property taxes and assessments not yet due and payable;

            (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller; (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest (or, with respect to Interest-Only Loans, monthly installments of interest only), which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. Except as disclosed in the Mortgage Loan Schedule, the Seller has no knowledge of any circumstances or condition with respect to the Mortgaged Property, the Mortgagor, the Mortgagor's credit standing or the Mortgage, that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is originated in conformity with the Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by, or Seller will reimburse Purchaser for the purchase of, a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the origination of the Mortgage Loan by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages, except to the extent arising from Purchaser's violation of law. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) [RESERVED]

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law, except as set forth on the Mortgage Loan Schedule and in no event in excess of the amount permitted by applicable law, and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Except as set forth on the Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not solely rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. For Mortgage Loans originated after January 1, 2006, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser and Seller's mutual option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full. The Purchaser shall request such payment within ninety (90) days of the Purchaser's receipt of notice of such prepayment.

            Subsection 9.05 Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion within 60 days of receipt by the Purchaser of notice of such delinquency, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Within sixty (60) days following the receipt of written notice of such delinquency, the Purchaser shall notify the Seller of any requested repurchase pursuant to this Subsection 9.05(b).

            Subsection 9.06 Purchaser's Right to Review.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. with respect to the initial Closing Date, the Guarantee, dated as of the Closing Date;

            5. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            6. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            7. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            9. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer (who may be an employee of the Guarantor, the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            11. with respect to the initial Closing Date, within thirty (30) days of the Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            12. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            13. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            14. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            15. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            16.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            17. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date (or, with respect to the Servicing Transfer Representations, the Transfer Date) or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller. Subsection 14.01..Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a limited liability under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth at least equal to the net worth of the Seller on the date hereof.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i) if to the Seller:

                        Mandalay Mortgage, LLC
                        21600 Oxnard Street, Suite 1800
                        Woodland Hills, CA 91367
                        Attention:  Mike Peterson
                        Fax:  (818) 654-2143
                        Email:  mpeterson@mandalaymortgage.com

                  (ii) if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  Christopher Connelly
                        Fax:  212-891-6288
                        Email:  c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  General Counsel
                        Fax:  212-891-1922
                        Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion exercised in good faith. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01..Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02..Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03 Information To Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

            (A) the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
      Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

            (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                  (1) the sponsor;

                  (2) the depositor;

                  (3) the issuing entity;

                  (4) any servicer;

                  (5) any trustee;

                  (6) any originator;

                  (7) any significant obligor;

                  (8) any enhancement or support provider; and

                  (9) any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved].

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04 Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                   [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       MANDALAY MORTGAGE, LLC,
                                          (Seller)

                                       By:  __________________________________
                                            Name:
                                            Title:

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of [Mandalay Mortgage, LLC][United Pacific Mortgage], a [limited liability company][general partnership] organized under the laws of the state of ____________ (the "Company"), and further as follows:

                  1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [certificate of limited liability company][charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [limited liability company agreement][bylaws] of the Company which [is][are] in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
      ___________.

                  3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of the Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of February 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement") [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]][the Guarantee, dated as of February 10, 2006, by the Company (the "Guarantee")] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans] [the Guarantee] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim Servicing Agreement][the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans] [the Guarantee] or of any action taken or to be taken in connection with the transactions contemplated thereby], which would be likely to impair materially the ability of the Company to perform under the terms of [the Purchase Agreement and the Interim Servicing Agreement][the Guarantee].

                  8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above][the Guarantee] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement and the Interim Servicing Agreement][the Guarantee].

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                          Name:
[Seal]                                    Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of [Mandalay Mortgage, LLC][United Pacific Mortgage], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.



Dated:____________________              By:_____________________
                                        Name:
                                        Title:  [Assistant] Secretary

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE
-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

-------------------------      ------------------------      -------------------

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,

                       SELLER, AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to (i) Mandalay Mortgage, LLC (the "Company") with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of February 1, 2006 by and between Mandalay Mortgage, LLC, in its capacity as interim servicer (in such capacity, the "Interim Servicer"), and the Purchaser (the "Interim Servicing Agreement") and (ii) United Pacific Mortgage (the "Guarantor"), with respect to certain matters in connection with the guarantee by the Guarantor of the respective obligations of the Company and Interim Servicer under the Purchase Agreement and the Interim Servicing Agreement, as applicable, pursuant to a Guarantee dated February 10, 2006 (the "Guarantee" and, collectively with the Purchase Agreement and the Interim Servicing Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes;

            5.    the Guarantee; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the Company and the Interim Servicer contained in the Guarantee, in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            3. Each of the Guarantor, the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Guarantor, the Company and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Guarantor, the Company and/or the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. Each of the Guarantor, the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature and, in the case of the Company and the Interim Servicer, in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Guarantor, the Company or the Interim Servicer of or compliance by the Guarantor, the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or
                  (ii) any required consent, approval, authorization or order has been obtained by the Guarantor, the Company or the Interim Servicer.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Guarantor, the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Guarantor, the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Guarantor, the Company or the Interim Servicer is subject or by which it is bound.

            7. There is no action, suit, proceeding or investigation pending or threatened against any of the Guarantor, the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Guarantor, the Company or the Interim Servicer or in any material impairment of the right or ability of the Guarantor, the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Guarantor, the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Guarantor, the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

            8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,

______________________________         _________________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____

_____________________________
_____________________________
_____________________________

Attention:  _____________________
     ________________________

            Re:   Notice of Sale and Release of Collateral
                  ----------------------------------------

Dear Sirs:

            This letter serves as notice that Mandalay Mortgage, LLC a limited liability company, organized pursuant to the laws of [the state of organization] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                          Very truly yours,

                                          ____________________________________

                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

Acknowledged and approved:

_____________________________


By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

_________________________________________
(Name)

_________________________________________
(Address)

By:______________________________________

                          II. Certification of Release
                              ------------------------

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                         _____________________________________

                                         By:__________________________________

                                         Title:_______________________________
                                         Date:________________________________

                                    EXHIBIT G

                                   [RESERVED]

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, Mandalay Mortgage, LLC ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Interim Servicer under that certain Interim Servicing Agreement, dated as of February 1, 2006 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Mandalay Mortgage, LLC ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       MANDALAY MORTGAGE, LLC,


                                       By:____________________________________
                                          Name:
                                          Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By: ____________________________
Name:
Title:

By: ____________________________
Name:
Title:

                                    EXHIBIT A

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES
                        --------------------------------

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                  --------------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Mandalay Mortgage, LLC (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006 between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], [___] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof or such other date specified herein that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity was required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MANDALAY MORTGAGE, LLC,


                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________


                                       [__________________________]

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT
                        ---------------------------------

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Mandalay Mortgage, LLC, a [_____] limited liability company (the "Seller") and [_____________], a [_______________] [(the "Initial
Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary [corporate] action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       MANDALAY MORTGAGE, LLC,

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       [INITIAL SERVICER]

                                       By:  __________________________________
                                            Name:
                                            Title:

                                   EXHIBIT HH

                           MASTER FINANCIAL AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006, ("Agreement") among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Master Financial Inc. (the "Company"):


              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), as amended by the Amendment No. 1, dated as of May 1, 2006, each between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

              (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Sections 9.01 and 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof (unless otherwise specifically stated in such representations and warranties), except that (i) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto, and (ii) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof:

              (a) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.


                                      By: /s/ Valerie Kay
                                         ---------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                         ---------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                         ---------------------------------------
                                          Name:  Anthony Malanga
                                          Its:   Managing Director


                                       MASTER FINANCIAL INC.


                                       By: /s/ Michael Kim
                                          --------------------------------------
                                          Name:  Michael Kim
                                          Its:   Executive Vice President/CFO

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------


                             Mortgage Loan Schedule

==============================================================================


   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                ------------------------------------------------


                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             MASTER FINANCIAL INC.,

                                     Seller


                ------------------------------------------------


                          Dated as of February 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

==============================================================================

                                TABLE OF CONTENTS


SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS; REMEDIES FOR
               BREACH.......................................................

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01  Intent of the Parties; Reasonableness...................

   Subsection 31.02  Additional Representations and Warranties of the Seller.

   Subsection 31.03  Information to Be Provided by the Seller................

   Subsection 31.04................................Indemnification; Remedies.

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
   ---------------------------------------------------------------------------

            This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Master Financial Inc., a California corporation, having an office at 505 City Parkway #800, Orange, California 92868 (the "Seller").

                              W I T N E S S E T H:
                              --------------------

            WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2003, as amended by Amendment No. 1, dated as of June 25, 2004 and Amendment No. 2, dated as of August 1, 2004 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Master Financial Inc., a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between IXIS Real Estate Capital Inc. and Master Financial Inc., as may be amended from time to time.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a High Cost Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan and (42) a field indicating whether such Mortgage Loan is a Home Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Prepayment Charges: With respect to each Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all reasonable costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Master Financial Inc., a California corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a California duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties of Seller Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due after the Closing Date shall be made with respect to the Mortgage Loan on its Due Date or during the calendar month in which such Due Date occurs, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loan including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                        (1) with respect to Second Lien Loans, the lien of the
                  first mortgage on the Mortgaged Property;

                        (2) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (3) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (4) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. Each (i) First Lien Mortgage Loan and (ii) Second Lien Mortgage Loan with a principal balance in excess of $100,000 is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Each Second Lien Mortgage Loan is insured under a title insurance policy or a title search consistent with Seller's business practices. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 (sixty) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgaged Property was occupied;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development, such unit was originated in accordance with the Underwriting Standards;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either each Mortgage Loan is covered by a paid in full, life of loan, tax service contract or Seller shall pay the cost and expense of Purchaser to purchase such tax service contract, to be netted from the Purchase Price of the related Mortgage Loan. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) [Reserved].

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Fair Credit Reporting Act. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (uu) Prepayment Fee. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by Seller for the benefit of Purchaser, and each prepayment fee is permitted pursuant to federal, state and local law and is only payable with respect to a Mortgage Loan originated prior to October 1, 2002, during the first 5 years of the term of the Mortgage Loan. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three
(3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation is a Deemed Material Breach Representation;

            (zz) Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than six (6) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. As of the Closing Date, the Mortgagor has not (a) filed a bankruptcy petition, (b) become the subject of involuntary bankruptcy proceedings and (c) consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Brach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment fee actually received by the Purchaser.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or during such calendar month, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            Subsection 9.06. Representations and Warranties Regarding the Purchaser.

            The Purchaser represents, warrants and covenants to the Seller that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Purchaser is a New York corporation duly organized, validly existing and in good standing under the laws of the state of New York. The Purchaser has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the Purchaser in accordance with their terms;

            (b) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

            (c) Ability to Perform; Solvency. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Purchaser is solvent and the acquisition of the Mortgage Loans will not cause the Purchaser to become insolvent.

            (d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Purchaser's knowledge threatened against the Purchaser, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair the ability of the Purchaser to perform under the terms of this Agreement;

            (e) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the acquisition of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Master Financial Inc.
                        505 City Parkway #800
                        Orange, California 92868
                        Attention: Secondary Marketing
                        Fax: 714-456-1198
                        Email: mjmcquiggan@mfinct.com

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information to Be Provided by the Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

            (A) the originator's form of organization;

            (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
      Item 1110(b)(2) of Regulation AB;

            (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

            (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                  (1)   the sponsor;
                  (2)   the depositor;
                  (3)   the issuing entity;
                  (4)   any servicer;
                  (5)   any trustee;
                  (6)   any originator;
                  (7)   any significant obligor;
                  (8)   any enhancement or support provider; and
                  (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) [Reserved]

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)



                                          By:_________________________________
                                          Name:
                                          Title:



                                          By:_________________________________
                                          Name:
                                          Title:



                                          MASTER FINANCIAL INC.
                                                (Seller)



                                          By:_________________________________
                                          Name:
                                          Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "Master Financial Inc., successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "Master Financial Inc., formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;


            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "Master Financial Inc., successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "Master Financial Inc., formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE
                          -----------------------------

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and the Interim Servicing Agreement].

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                            Name:  _______________
[Seal]                                    Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________                By:_____________________
                                              Name:  _____________
                                             Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE



----------------------------   ---------------------------   -------------------


----------------------------   ---------------------------   -------------------


----------------------------   ---------------------------   -------------------


----------------------------   ---------------------------   -------------------


----------------------------   ---------------------------   -------------------


----------------------------   ---------------------------   -------------------

                                                                       Exhibit D
                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Master Financial Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between the Company, as interim servicer (in such capacity, the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement;

            3.    the form of Assignment of Mortgage;

            4.    the form of endorsement of the Mortgage Notes; and

            5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,



                                       _____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____


________________________
________________________
________________________

Attention:        ___________________________
                  ___________________________


                  Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,



                                       _______________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________




Acknowledged and approved:


__________________________



By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F


                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution


      ________________________________
            (Name)


      ________________________________
            (Address)


      By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                          [SELLER]


                                          By:_________________________________

                                          Name:_______________________________

                                          Title:______________________________


Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:________________________________

   Name:___________________________

   Title:__________________________


By:________________________________

   Name:___________________________

   Title:__________________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

   REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          [SELLER]



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                          [__________________________]



                                          By:_________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and [_____________], a [_______________] (the "Seller").

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");


            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify CDC, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer] ; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].


                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                          Name:
                                          Title:



                                          By:_________________________________
                                          Name:
                                          Title:

                                          [SELLER]



                                          By:_________________________________
                                          Name:
                                          Title:

                                          [INITIAL SERVICER]



                                          By:_________________________________
                                          Name:
                                          Title:

                                 AMENDMENT NO. 1

              AMENDMENT NO. 1, dated as of May 1, 2006 ("Amendment"), to the Second Amended and Restated Flow Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, and as further amended, modified and supplemented from time to time (the "Purchase Agreement"), between IXIS Real Estate Capital Inc. (the "Purchaser") and Master Financial Inc. (the "Seller").


                                    RECITALS

              WHEREAS, the parties hereto have entered into the Purchase Agreement;


              WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;


              NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

              1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

              2. Amendments.

              (a) Amendment of the Definition of High Cost Loan. Section 1 of the Purchase Agreement is hereby amended by deleting the definition of "High Cost Loan" therein in its entirety and replacing it with the following definition:

              "High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation."

              (b) Amendment of Compliance with Applicable Laws Representation. Subsection 9.02(g) of the Purchase Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:

              "Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements."

(c) Amendment of Prepayment Penalty Representation. Subsection 9.02(uu) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

              "Prepayment Penalty.
              -------------------

              The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three
              (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;"

              (d) Amendment of Single Premium Credit Life Insurance Policy Representation. Subsection 9.02(zz) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

              "Single Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;"

              (e) Amendment of No Arbitration Representation. Subsection 9.02(ooo) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

              "No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;"

              (f) Amendment of Origination Practices/No Steering Representation. Subsection 9.02(ppp) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

              "Origination Practices/No Steering.
              ----------------------------------

              The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;"

              (g) Amendment of Underwriting Methodology Representation. Subsection 9.02(qqq) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

              "Underwriting Methodology.
              -------------------------

              The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;"

              3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                       SELLER:

                                       MASTER FINANCIAL INC.


                                       By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                       PURCHASER:

                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                       By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                   EXHIBIT II

                                   [Reserved]

                                   EXHIBIT JJ

                      ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and NC Capital Corporation (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

              (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (a) otherwise specifically stated in such representations and warranties or (b) in connection with the representation and warranty in Section 9.02(b), regarding payment delinquencies, of the Purchase Agreement, otherwise specifically set forth on Exhibit B attached hereto, if applicable.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       NC CAPITAL CORPORATION


                                       By: /s/ Warren Licata
                                          --------------------------------------
                                          Name:  Warren Licata
                                          Its:   SVP


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          ------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          ------------------------------------
                                          Name: Anthony Malanga
                                          Its:  Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Its:   Managing Director

                                    EXHIBIT A
                     TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT B
                     TO ASSIGNMENT AND RECOGNITION AGREEMENT

                              PAYMENT DELINQUENCIES

==============================================================================


                    THIRD AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

                                ----------------



                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             NC CAPITAL CORPORATION,

                                     Seller

                                ----------------



                            Dated as of April 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

==============================================================================

                                TABLE OF CONTENTS

SECTION 1.    DEFINITIONS.......................................................

SECTION 2.    AGREEMENT TO PURCHASE.............................................

SECTION 3.    MORTGAGE SCHEDULES................................................

SECTION 4.    PURCHASE PRICE....................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.....................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...............................

   Subsection 6.01   Conveyance of Mortgage Loans; Possession of
                     Servicing Files............................................

   Subsection 6.02   Books and Records..........................................

   Subsection 6.03   Delivery of Mortgage Loan Documents........................

   Subsection 6.04   Quality Control Procedures.................................

   Subsection 6.05   MERS Designated Mortgage Loans.............................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...................................

SECTION 8.    TRANSFER OF SERVICING.............................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..............................................

   Subsection 9.01   Representations and Warranties Regarding the Seller........

   Subsection 9.02   Representations and Warranties Regarding Individual
                     Mortgage Loans.............................................

   Subsection 9.03   Remedies for Breach of Representations and Warranties......

   Subsection 9.04   Repurchase of Mortgage Loans That Prepay in Full...........

   Subsection 9.05   Repurchase of Mortgage Loans with First Payment
                     Defaults...................................................

SECTION 10.   CLOSING...........................................................

SECTION 11.   CLOSING DOCUMENTS.................................................

SECTION 12.   COSTS.............................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION.......................

SECTION 14.   THE SELLER........................................................

   Subsection 14.01  Additional Indemnification by the Seller;
                     Third Party Claims.........................................

   Subsection 14.02  Merger or Consolidation of the Seller......................

SECTION 15.   FINANCIAL STATEMENTS..............................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST....................

SECTION 17.   NOTICES...........................................................

SECTION 18.   SEVERABILITY CLAUSE...............................................

SECTION 19.   COUNTERPARTS......................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.........

SECTION 21.   INTENTION OF THE PARTIES..........................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT..........

SECTION 23.   WAIVERS...........................................................

SECTION 24.   EXHIBITS..........................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...................................

SECTION 26.   REPRODUCTION OF DOCUMENTS.........................................

SECTION 27.   FURTHER AGREEMENTS................................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE............................

SECTION 29.   NO SOLICITATION...................................................

SECTION 30.   WAIVER OF TRIAL BY JURY...........................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.....................................

   Subsection 31.01  Intent of the Parties; Reasonableness......................

   Subsection 31.02  Additional Representations and Warranties of the Seller....

   Subsection 31.03   Information to Be Provided by the Seller..................

   Subsection 31.04   Indemnification; Remedies.................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

              This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of April 1, 2006, by and between IXIS Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser") and NC Capital Corporation, a California corporation, having an office at 18400 Von Karman, Suite 1000, Irvine, California 92612 (the "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

              The Purchaser and NC Capital Corporation are parties to that certain Second Amended Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2005, as amended (the "Original Purchase Agreement"), pursuant to which, from time to time, the Purchaser has agreed to purchase from NC Capital Corporation, and, from time to time, NC Capital Corporation has agreed to sell to the Purchaser certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date").

              At the present time, the Purchaser and NC Capital Corporation desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

              In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NC Capital Corporation and the Purchaser agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association and its successors in interest.

              Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Assignment and Conveyance Agreement: As defined in
Subsection 6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the Second Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the lower of the Appraised Value or the desktop review value determined in connection with the sale hereunder (the "Review Value") and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the First Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the lower of the Appraised Value or Review Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Credit Files: As defined in Section 5 herein.

              Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the initial Cut-Off Date.

              Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act. The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association and its successors in interest.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc. and its successors in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss.226.32(a)(1)(i) and
(ii) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: New Century Mortgage Corporation, a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

              Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with the MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

              MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

              MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS(R) System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc. and its successors in interest.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) [reserved]; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

              Mortgagor: The obligor on a Mortgage Note.

              OCC: Office of the Comptroller of the Currency and its successors in interest.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision and its successors in interest.

              Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

              Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller and the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement".

              Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

              Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

              Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with the same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly-offered or privately-placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: NC Capital Corporation, a California corporation, and its successors in interest.

              Seller Information: As defined in Subsection 31.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

              VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

              Whole Loan Transfer: Any sale or transfer by Purchaser of some or all of the Mortgage Loans other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller is obligated to deliver those Mortgage Loans funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02 Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

              Subsection 6.03 Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred twenty (120) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve
(12) months of the related Closing Date.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04 Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with Accepted Servicing Practices, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05 MERS Designated Mortgage Loans.

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, the Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in electronic format in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein). In the event that the subsequent servicer is not image enabled and/or the subsequent servicer desire the delivery of paper files in addition to images, the shipment costs of the physical files will be borne by the Purchaser of subsequent servicer.

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations Warranties and Covenants of the Seller; Remedies for Breach.

              Representations and Warranties Regarding the Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement and the servicing of the related Mortgage Loan in accordance with the terms of the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) [Reserved];

              (e) [Reserved];

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

              (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) [Reserved];

              (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

              (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

              (t) Credit Reporting. The Seller shall cause the Interim Servicer, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

              Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan has been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within thirty (30) days thereof, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                     (2) the lien of current real property taxes and assessments not yet due and payable;

                     (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 95%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and neither the Seller nor the Interim Servicer has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgaged Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan, except as set forth on the related Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

              (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller shall cause the Interim Servicer, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

              (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, except as set forth in the related Mortgage Loan Schedule as set forth on Exhibit A to each related Assignment and Conveyance the duration of the Prepayment Penalty period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment Penalty period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in Prepayment Penalty period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

              (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by the Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

              (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

              (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

              (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

              (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

              (kkk) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

              (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004, agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

              (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

              (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (rrr) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and regulation. All points and fees related to each Mortgage Loan are accurately described on the Mortgage Loan Schedule.

              (sss) Fees and Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

              (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) except as set forth on the Mortgage Loan Schedule, the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

              Subsection 9.03. Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to the representations and warranties in clauses (rr)) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the applicable Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

              If any Mortgage Loan is prepaid within thirty (30) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

              Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

              (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion within ninety (90) days of receipt by the Purchaser of notice of the delinquency, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price.

              (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion within ninety (90) days of receipt by the Purchaser of notice of the delinquency, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

              (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. a copy of the Amended and Restated Interim Servicing Agreement, dated as of April 1, 2006;

              3.     [Reserved];

              4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

              6. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              7. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller (who may be an employee of the Seller), and the Interim Servicer in the form of Exhibit D hereto ("Opinion of Counsel of the Seller and the Interim Servicer"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller and the Interim Servicer upon request of the Purchaser;

              8. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              9. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              10. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance Agreement as Exhibit C;

              11. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              12. Exhibit B to the related Assignment and Conveyance Agreement; and

              13. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans as provided herein and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, costs and fees for preparing and recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, in not more than five separate transactions occurring within one year of the related Closing Date (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution) of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                     a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                     b)     Freddie Mac (the "Freddie Mac Transfer"); or

                     c) one or more third party purchasers in one or more Whole Loan Transfers; or

                     d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees, agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to (a) the failure of (x) the Seller to perform its duties in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13, or (y) the Interim Servicer to service the Mortgage Loans in compliance with the terms of the Interim Servicing Agreement or (b) any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                     (i)    if to the Seller:

                            NC Capital Corporation
                            18400 Von Karman, Suite 1000
                            Irvine, California 92612
                            Attention: General Counsel
                            Fax: (949) 440-7033

                     (ii)   if to the Purchaser:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: Christopher Connelly
                            Fax: 212-891-6288
                            Email: c.connelly@ixiscm.com

                            with a copy to:

                            IXIS Real Estate Capital Inc.
                            9 West 57th Street
                            New York, New York 10019
                            Attention: General Counsel
                            Fax: 212-891-1922
                            Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

              SECTION 29. No Solicitation.

              From and after the Closing Date until the date occurring two years after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits until the date occurring two years after the related Closing Date. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

              SECTION 31. Compliance with Regulation AB.

              Subsection 31.01. Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

              Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

              Subsection 31.02. Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 31.03. Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                     (A) the originator's form of organization;

                     (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                     (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                     (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

                     (1)    the sponsor;

                     (2)    the depositor;

                     (3)    the issuing entity;

                     (4)    any servicer;

                     (5)    any trustee;

                     (6)    any originator;

                     (7)    any significant obligor;

                     (8)    any enhancement or support provider; and

                     (9)    any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 31.04. Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause
       (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

                     (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this
       Section 31; or

                     (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                   [Signatures Commence on Following Page]

              IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)



                                          By:_________________________________
                                             Name:
                                             Title:



                                          By:_________________________________
                                             Name:
                                             Title:

                                          NC CAPITAL CORPORATION
                                                (Seller)



                                          By:_________________________________
                                             Name:
                                             Title:

                                                                       Exhibit A


                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B
                                   EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                            [Distributed Separately]

                                                                       Exhibit C

                                    EXHIBIT C

        FORM OF SELLER'S AND INTERIM SERVICER'S OFFICER'S CERTIFICATE

              I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company"), and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Amended and Restated Interim Servicing Agreement dated as of April 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ________________.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, or the sale of the mortgage loans] [Interim Servicing Agreement] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement] [Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company , the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement or the mortgage loans] [Interim Servicing Agreement] or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement] [Interim Servicing Agreement].

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the [Purchase Agreement] [Interim Servicing Agreement] and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and Interim Servicing Agreement].

                                                                       Exhibit C

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                          Name:
[Seal]                                    Title: [Vice] President

              I, ________________________________________, an [Assistant]
Secretary of ______________[COMPANY] , hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

                                          By:_____________________
                                             Name:
Dated:____________________                   Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

           NAME                   TITLE                   SIGNATURE
           ----                   -----                   ---------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

---------------------   -------------------------  ----------------------------

                                                                       Exhibit D

                                    EXHIBIT D

      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

                                     (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

              You have requested [our] [my] opinion, as [Assistant] General Counsel to [NC Capital Corporation] (the "Company"), and New Century Mortgage Corporation (the "Interim Servicer") with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of April 1, 2006 (the "Purchase Agreement") and the Amended and Restated Interim Servicing Agreement, dated as of April 1, 2006, each by and between the Purchaser and the Interim Servicer,

              [We]  [I] have examined the following documents:

              1.     the Purchase Agreement;

              2.     the form of Assignment of Mortgage;

              3.     the form of endorsement of the Mortgage Notes;

              4.     the Interim Servicing Agreement; and

              5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement and the representations and warranties of the Interim Servicer contained in the Interim Servicing Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

       1. The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

       2. The Interim Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of [______________].

       3. Each of the Company and the Interim Servicer have the power to engage in the transactions contemplated by the Purchase Agreement and the Interim Servicing Agreement, respectively, and all requisite power, authority and legal right to execute and deliver the Purchase Agreement and the Interim Servicing Agreement, respectively, and to perform and observe the terms and conditions of the Purchase Agreement and the Interim Servicing Agreement, respectively.

       4. Each of the Purchase Agreement and the Interim Servicing Agreement have been duly authorized, executed and delivered by the Company and the Interim Servicer, respectively, and each is a legal, valid and binding agreement enforceable in accordance with its terms against each of the Company and the Interim Servicer, respectively, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

       5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Purchase Agreement by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

       6. The Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Purchase Agreement by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Interim Servicer executing the Interim Servicing Agreement represents the legal and valid signature of said officer of the Interim Servicer.

       7. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Purchase Agreement and the Interim Servicing Agreement, respectively, and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Purchase Agreement and the Interim Servicing Agreement, respectively, or
              (ii) any required consent, approval, authorization or order has been obtained by the Company.

       8. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Purchase Agreement or the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, respectively, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer, respectively, is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer, respectively, is subject or by which it is bound.

       9. There is no action, suit, proceeding or investigation pending or threatened against either the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Purchase Agreement, the Interim Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement, respectively.

       10. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

       11. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                           Very truly yours,



                                           ____________________________________
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E


                                    EXHIBIT E

                    FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____


________________________
________________________

Attention:    ___________________________
              ___________________________

       Re:    Notice of Sale and Release of Collateral

Dear Sirs:

              This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

              The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

              Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,



                                       _________________________________________

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________



Acknowledged and approved:

__________________________



By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                    FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

              The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      ________________________________
            (Name)

      ________________________________
            (Address)

      By:_____________________________

                                                                       Exhibit F

                          II. Certification of Release

              The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H


                                    EXHIBIT H

                        FORM OF ASSIGNMENT AND CONVEYANCE

              On this _____day of __________, ____, NC Capital Corporation (the "Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of __________, (the "PPTA") and (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006 (the "Purchase Agreement" and together with the PPTA, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by New Century Mortgage Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to that certain Amended and Restated Interim Servicing Agreement, dated as of April 1, 2006 (the "Interim Servicing Agreement") and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H

                                          NC CAPITAL CORPORATION



                                          By:_________________________________
                                              Name:
                                              Title:



Accepted and Agreed:

   IXIS REAL ESTATE CAPITAL INC.

By: ___________________________________
    Name:
    Title:

By: ___________________________________
    Name:
    Title:

                                                                       Exhibit H

                                    EXHIBIT A
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                      Exhibit H

                                    EXHIBIT C
                    TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                                                       Exhibit J

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and NC Capital Corporation (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of April 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6.03 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (a) otherwise specifically stated in such representations and warranties or (b) in connection with the representation and warranty in Section 9.02(b), regarding payment delinquencies, of the Purchase Agreement, otherwise specifically set forth on
Schedule 9.02(b) attached hereto.

Remedies for Breach of Representations and Warranties

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                                                       Exhibit J

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          NC CAPITAL CORPORATION



                                          By:_________________________________
                                             Name:
                                             Its:



                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                             Name:
                                             Its:



                                          By:_________________________________
                                             Name:
                                             Its:



                                          [__________________________]



                                          By:_________________________________
                                             Name:
                                             Its:

                                                                       Exhibit J
                                    EXHIBIT A
                   TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                       Exhibit J


                                SCHEDULE 9.02(b)
                   TO ASSIGNMENT AND RECOGNITION AGREEMENT

                              PAYMENT DELINQUENCIES

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

              This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and [_____________], a [_______________] (the
"Seller").

              WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

              WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Third Restated and Amended Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

              WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

              NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

              1. Indemnification and Contribution.

              (a) Seller agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

              As used herein:

              "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

              "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

              "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [_________________]].

              (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

              If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

              Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

              Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

              (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

              (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

              2. Representations and Warranties. Seller represents and warrants that:

              (i) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

              (ii) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

              (iii) the execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

              (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

              (v) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

              (vi) this Agreement has been duly executed and delivered by Seller; and

              (vii) the [Seller Information] satisfies the requirements of the applicable provisions of Regulation AB.

              3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller, will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

              4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

                                                                       Exhibit K

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                          IXIS REAL ESTATE CAPITAL INC.



                                          By:_________________________________
                                             Name:
                                             Title:



                                          By:_________________________________
                                             Name:
                                             Title:

                                          [SELLER]

                                          By:_________________________________
                                             Name:
                                             Title:

                                   EXHIBIT KK

                              QUICK LOAN AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT
                      ------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Quick Loan Funding Inc. (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator.

            The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of placeStateNew York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       QUICK LOAN FUNDING INC.




                                       By: /s/ Jacob Cluver
                                          ------------------------------------
                                          Name:  Jacob Cluber
                                          Its:   Secondary Marketing Director
                                                 Quick Loan Funding


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          ------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          ------------------------------------
                                          Name: Anthony Malanga
                                          Its:  Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

              EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------

           Representations and Warranties as to the Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Transfer Date"), unless otherwise set forth herein (provided, however, in no event does the Seller make any representation or warranty in connection with any Mortgage Loan Document that have been changed, modified or amended subsequent to the Servicing Transfer Date):

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule delivered by the Seller to the Purchaser, or its designee, in connection with the servicing transfer, is complete, true and correct;

            (b) Payments Current. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan.

            (c) No Outstanding Charges. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing Date"), except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. As of the Securitization Closing Date, the Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the best of the Seller's knowledge since the Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. As of the Securitization Closing Date, (i) the Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties);
(ii) all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties; (iii) the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and (iv) no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. As of the Servicing Transfer Date, the Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related purchase price, the Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Seller. As of the Closing Date, the Seller relinquished all rights to possess, control and monitor the Mortgage Loan. As of the Closing Date, the Seller has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the Purchase Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. As of the Securitization Closing Date, the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. As of the Securitization Closing Date, the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Transfer Date and to the Seller's knowledge as of the Securitization Closing Date, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions, other than the credit and underwriting characteristics disclosed to the Purchaser prior to the Closing Date, with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date were consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. To the Seller's knowledge as of the Securitization Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. To the Seller's knowledge as of the Securitization Closing Date, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan had the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. As of the Transfer Date, and to the best of the Seller's knowledge, as of the Securitization Closing Date, no action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and as of the Securitization Closing Date, the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. As of the Securitization Closing Date, the Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and
(iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. To the best of the Seller's knowledge, as of the Securitization Closing Date, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. As of the Securitization Closing Date, the Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is an accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. As of the Securitization Closing Date, with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to dateYear2002Day1Month10October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three
(3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy (i.e underwriting guidelines) of offering the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months preceding the Closing Date (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. As of the Securitization Closing Date, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after dateYear2002Day1Month10October 1, 2002 through dateYear2003Day6Month3March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. As of the Securitization Closing Date, no Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. As of the Securitization Closing Date, no Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. As of the Securitization Closing Date, no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. As of the Securitization Closing Date, the Mortgagor is one or more natural persons and/or trustees for an placeStateIllinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Except as set forth on the Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. As of the Securitization Closing Date, all information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. Except as set forth on the Mortgage Loan Schedule, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. As of the Securitization Closing Date, no Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after dateYear2004Day1Month8August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. As of the Securitization Closing Date, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. As of the Securitization Closing Date, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. As of the Securitization Closing Date, except as otherwise set forth on the Mortgage Loan Schedule, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. As of the Securitization Closing Date, all fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing (prior to the Servicing Transfer Date) of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

================================================================================


                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                            -------------------------



                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                            QUICK LOAN FUNDING INC.,

                                     Seller

                             Dated as of May 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans


================================================================================

                                TABLE OF CONTENTS


SECTION 1.    DEFINITIONS......................................................

SECTION 2.    AGREEMENT TO PURCHASE............................................

SECTION 3.    MORTGAGE SCHEDULES...............................................

SECTION 4.    PURCHASE PRICE...................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES....................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER..............................

   Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files

   Subsection 6.02. Books and Records..........................................

   Subsection 6.03. Delivery of Mortgage Loan Documents........................

   Subsection 6.04. Quality Control Procedures.................................

   Subsection 6.05. MERS Designated Mortgage Loans.............................

SECTION 7.    SERVICING OF THE MORTGAGE LOANS..................................

SECTION 8.    TRANSFER OF SERVICING............................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH.............................................

   Subsection 9.01. Representations and Warranties Regarding the Seller........

   Subsection 9.02. Representations and Warranties Regarding Individual
                     Mortgage Loans............................................

   Subsection 9.03. Remedies for Breach of Representations and Warranties......

   Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full...........

   Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults...

   Subsection 9.06. Purchaser's Right to Review................................

SECTION 10.   CLOSING..........................................................

SECTION 11.   CLOSING DOCUMENTS................................................

SECTION 12.   COSTS............................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION......................

SECTION 14.   THE SELLER.......................................................

   Subsection 14.01. Additional Indemnification by the Seller; Third Party
                      Claims...................................................

   Subsection 14.02. Merger or Consolidation of the Seller.....................

SECTION 15.   FINANCIAL STATEMENTS.............................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...................

SECTION 17.   NOTICES..........................................................

SECTION 18.   SEVERABILITY CLAUSE..............................................

SECTION 19.   COUNTERPARTS.....................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS........

SECTION 21.   INTENTION OF THE PARTIES.........................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.........

SECTION 23.   WAIVERS..........................................................

SECTION 24.   EXHIBITS.........................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES..................................

SECTION 26.   REPRODUCTION OF DOCUMENTS........................................

SECTION 27.   FURTHER AGREEMENTS...............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE...........................

SECTION 29.   NO SOLICITATION..................................................

SECTION 30.   WAIVER OF TRIAL BY JURY..........................................

SECTION 31.   COMPLIANCE WITH REGULATION AB....................................

   Subsection 31.01. Intent of the Parties; Reasonableness.....................

   Subsection 31.02. Additional Representations and Warranties of the Seller...

   Subsection 31.03. Information to Be Provided by the Seller..................

   Subsection 31.04. Indemnification; Remedies.................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C      FORM OF OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
               SERVICER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      [RESERVED]

EXHIBIT H      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I      SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K      FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

               MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
               -----------------------------------------------

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of May 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Quick Loan Funding Inc., a California corporation, having an office at 535 Anton Blvd., Costa Mesa, CA 92626 (the "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association and its successors in interest.

            Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Credit Files: As defined in Section 5 herein.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

            Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

            Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act. The Securities Exchange Act of 1934, as amended.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc. and its successors in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: Quick Loan Funding Inc., a California corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

            Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc. and its successors in interest.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

            Mortgagor: The obligor on a Mortgage Note.

            OCC: Office of the Comptroller of the Currency and its successors in interest.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision and its successors in interest.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

            Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: Any Securitization Transaction or Whole Loan
Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

            Reconstitution Date: As defined in Section 13.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve (12) months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

            Seller: Quick Loan Funding Inc., a California corporation, and its successors in interest.

            Seller Information: As defined in Subsection 31.04(a).

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

            VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

            Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02. Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            Subsection 6.03. Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

            In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04. Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05. MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01. Representations and Warranties Regarding the
Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years, if applicable, and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

            (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and, except as set forth in the Mortgage Loan Schedule, that no residence or dwelling is a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. Except as set forth on the Mortgage Loan Schedule, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the related Mortgage Loan Schedule the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions, other than the credit and underwriting characteristics disclosed to the Purchaser prior to the Closing Date, with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is an accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy (i.e. underwriting guidelines) of offering the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months preceding the Closing Date (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Except as set forth on the related Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. Except as set forth on the Mortgage Loan Schedule, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) except as set forth on the related Mortgage Loan Schedule the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

            Subsection 9.03. Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            The Purchaser shall engage Deutsche Bank National Trust Company ("DBNT") as bailee in connection with the repurchase or substitution of a Mortgage Loan. At the time of repurchase or substitution, the Purchaser shall reassign the Deleted Mortgage Loan to the Seller and deliver to the Seller documents constituting a complete set of Mortgage Loan Documents held by DBNT relating to the Deleted Mortgage Loan and release any right, interest, lien or claim on the Deleted Mortgage Loan upon receipt of the Repurchase Price. In the event DBNT does not serve as Custodian for the Purchaser, prior to such repurchase, the Purchaser shall engage a mutually agreeable bailee and the Seller and the Purchaser shall work in good faith to effect the repurchase or substitution, as the case may be, of the Deleted Mortgage Loan.

            In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

            If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan, less any prepayment penalty received by the Purchaser, as of the date of such prepayment in full.

            Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

            (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

            (c) Notwithstanding the foregoing, Seller will only be required to repurchase a Mortgage Loan subject to this Section 9.05 if Purchaser notifies Seller of a Mortgage Loan delinquency and after obtaining actual knowledge thereof promptly demands Seller repurchase the Mortgage Loan, but in no event later than one hundred twenty (120) days following the related Closing Date.

            Subsection 9.06. Purchaser's Right to Review.

            From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

            All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

            Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

            (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

            6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

            14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

            15.   Exhibit B to the related Assignment and Conveyance Agreement;
                  and

            16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the date set forth in the related Reconstitution Agreement make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution, as of the date set forth in the related Reconstitution Agreement. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02. Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Quick Loan Funding Inc.
                        535 Anton Blvd., Suite 600
                        Costa Mesa, CA 92626
                        Attention: Chief Operating Officer
                        Fax:  714-885-6481

                        with a copy to:

                        Quick Loan Funding Inc.
                        535 Anton Blvd., Suite 600
                        Costa Mesa, CA 92626
                        Attention: General Counsel
                        Fax:  714-885-6463

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  Christopher Connelly
                        Fax:  212-891-6288
                        Email:  c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  General Counsel
                        Fax:  212-891-1922
                        Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

            SECTION 29. No Solicitation.

            From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

            SECTION 31. Compliance with Regulation AB

            Subsection 31.01. Intent of the Parties; Reasonableness.

            The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

            Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

            The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

            Subsection 31.02. Additional Representations and Warranties of the Seller.

            (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

            Subsection 31.03. Information to Be Provided by the Purchaser and Seller.

            In connection with any Securitization Transaction the Seller shall
(i) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

            (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

                  (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                        (1)   the sponsor;

                        (2)   the depositor;

                        (3)   the issuing entity;

                        (4)   any servicer;

                        (5)   any trustee;

                        (6)   any originator;

                        (7)   any significant obligor;

                        (8)   any enhancement or support provider; and

                        (9)   any other material transaction party.

            (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

            Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

            If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (c) With respect to those Mortgage Loans that were sold to the Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, upon request by Seller, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information"). The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format ("pdf") file, or such other format as reasonably requested by the Seller.

            Promptly following notice or discovery of a material error in the Loan Performance Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Purchaser shall provide updated Loan Performance Information to the Seller, in the same electronic format in which such information was previously provided.

            (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

            Subsection 31.04. Indemnification; Remedies.

            (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this
      Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

            (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

            In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

            (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

            (c) The Purchaser shall indemnify the Seller and the respective present and former directors, officers, employees, agents and affiliates of the Seller (each, an "Indemnified Party"), and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

            (i) (A) any untrue statement of a material fact contained in the Loan Performance Information, or (B) the omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information;

            (ii) any failure by the Purchaser to deliver any information, report, certification, accountants' letter or other material when and as required under Subsection 31.03(c), or

            (d) The indemnification provided in this Subsection 31.04 shall survive the termination of this Agreement or the termination of any party to this Agreement.

                   [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)


                                       By:  __________________________________
                                            Name:
                                            Title:


                                       By:  __________________________________
                                            Name:
                                            Title:


                                       QUICK LOAN FUNDING INC.
                                          (Seller)


                                       By:  __________________________________
                                            Name:
                                            Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT
                       -----------------------------------

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE
                          -----------------------------

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [placecountry-regionUnited States] (the "Company"), and further as follows:

                  1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of May 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

                  8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and the Interim Servicing Agreement].

                                                                       Exhibit C

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:________________________
                                              Name:  _____________
[Seal]                                        Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

                                          By:_____________________
                                              Name:  _____________
Dated:____________________                    Title:  [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


NAME                        TITLE                       SIGNATURE
----                        -----                       ---------


------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

------------------------    ------------------------    ------------------------

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (date)
                    ----------------------------------------

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of May 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____ by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We] [I] have examined the following documents:

            1. the Purchase Agreement;

            2. the Interim Servicing Agreement;

            3. the form of Assignment of Mortgage;

            4. the form of endorsement of the Mortgage Notes; and

            5 such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

      3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

      7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

      8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,




                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION




                                                      ___________________, _____

________________________

________________________

________________________


Attention: ________________________

           ________________________

            Re:   Notice of placeCitySale and Release of Collateral
                  -------------------------------------------------

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E


            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,



                                          ____________________________________

                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________


Acknowledged and approved:

__________________________


By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution


_______________________________________
(Name)


_______________________________________
(Address)


By:____________________________________

                                                                       Exhibit F


                          II. Certification of Release

            The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.



                                         _____________________________________


                                         By:__________________________________
                                         Title:_______________________________
                                         Date:________________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of ___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H




                                       [SELLER]


                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________


Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By: ________________________________

    Name:___________________________

    Title:__________________________


By: ________________________________

    Name:___________________________

    Title:__________________________

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B

                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES
                        --------------------------------

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                 --------------------------------------------

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

                  (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                  (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                  (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of placeStateNew York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]

                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________


                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________



                                       [__________________________]


                                       By:  __________________________________
                                            Name:_____________________________
                                            Its:______________________________

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------

                             Mortgage Loan Schedule

              EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT
              -------------------------------------------------

           Representations and Warranties as to the Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Transfer Date"), unless otherwise set forth herein (provided, however, in no event does the Seller make any representation or warranty in connection with any Mortgage Loan Document that have been changed, modified or amended subsequent to the Servicing Transfer Date):

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule delivered by the Seller to the Purchaser, or its designee, in connection with the servicing transfer, is complete, true and correct;

            (b) Payments Current. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan.

            (c) No Outstanding Charges. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing Date"), except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. As of the Securitization Closing Date, the Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the best of the Seller's knowledge since the Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

            (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                  (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                  (2) the lien of current real property taxes and assessments not yet due and payable;

                  (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

            (k) Validity of Mortgage Documents. As of the Securitization Closing Date, (i) the Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties);
(ii) all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties; (iii) the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and (iv) no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. As of the Servicing Transfer Date, the Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing Date, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related purchase price, the Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Seller. As of the Closing Date, the Seller relinquished all rights to possess, control and monitor the Mortgage Loan. As of the Closing Date, the Seller has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the Purchase Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

            (t) Origination; Payment Terms. As of the Securitization Closing Date, the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. As of the Securitization Closing Date, the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the Transfer Date and to the Seller's knowledge as of the Securitization Closing Date, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions, other than the credit and underwriting characteristics disclosed to the Purchaser prior to the Closing Date, with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

            (bb) Condominiums/Planned Unit Developments. As of the Securitization Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date were consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. To the Seller's knowledge as of the Securitization Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. To the Seller's knowledge as of the Securitization Closing Date, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Mortgage Loan Attributes: The Mortgage Loan had the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

            (kk) Other Insurance Policies; No Defense to Coverage. As of the Transfer Date, and to the best of the Seller's knowledge, as of the Securitization Closing Date, no action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and as of the Securitization Closing Date, the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

            (nn) Appraisal. As of the Securitization Closing Date, the Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and
(iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

            (oo) Disclosure Materials. As of the Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. As of the Securitization Closing Date, the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) No Defense to Insurance Coverage. To the best of the Seller's knowledge, as of the Securitization Closing Date, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (rr) Qualified Mortgage. As of the Securitization Closing Date, the Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

            (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

            (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is an accepted practice;

            (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. As of the Securitization Closing Date, with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to dateYear2002Day1Month10October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three
(3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy (i.e underwriting guidelines) of offering the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

            (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months preceding the Closing Date (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (yy) Predatory Lending Regulations. As of the Securitization Closing Date, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after dateYear2002Day1Month10October 1, 2002 through dateYear2003Day6Month3March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

            (zz) Single-Premium Credit Life Insurance Policy. As of the Securitization Closing Date, no Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. As of the Securitization Closing Date, no Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. As of the Securitization Closing Date, no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (aaa) Regarding the Mortgagor. As of the Securitization Closing Date, the Mortgagor is one or more natural persons and/or trustees for an placeStateIllinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

            (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

            (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

            (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

            (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (fff) Origination Date. Except as set forth on the Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

            (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

            (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

            (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

            (jjj) Accuracy of Information. As of the Securitization Closing Date, all information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

            (kkk) Mortgagor Bankruptcy. Except as set forth on the Mortgage Loan Schedule, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (lll) No Construction Loans. As of the Securitization Closing Date, no Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

            (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

            (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

            (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after dateYear2004Day1Month8August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

            (ppp) Origination Practices/No Steering. As of the Securitization Closing Date, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

            (qqq) Underwriting Methodology. As of the Securitization Closing Date, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (rrr) Points and Fees. As of the Securitization Closing Date, except as otherwise set forth on the Mortgage Loan Schedule, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

            (sss) Fees Charges. As of the Securitization Closing Date, all fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing (prior to the Servicing Transfer Date) of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

            (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2) where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach Representation.

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT
                        ---------------------------------

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

            WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

            1. Indemnification and Contribution.

            (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

            As used herein:

            "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

            "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (dateYear2005Day7Month1Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

            ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

            (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

            (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

            (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer]; and

            (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of placeStateNew York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                 [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:  __________________________________
                                            Name:
                                            Title:


                                       By:  __________________________________
                                            Name:
                                            Title:

                                       [SELLER]

                                       By:  __________________________________
                                            Name:
                                            Title:

                                       [INITIAL SERVICER]


                                       By:  __________________________________
                                            Name:
                                            Title:

                                   EXHIBIT LL

                                 ROSE AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT
                      ------------------------------------

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Rose Mortgage, Inc. (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, Deutsche Bank National Trust Company, as trustee and custodian (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the "Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Wells"), JPMorgan Chase Bank, N.A., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "JPMorgan"), Saxon Mortgage Services Inc., as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, "Saxon"), Homeq Servicing Corporation, as a servicer (in such capacity, including its successors in interest and any successor servicer under the Pooling Agreement, together with Saxon, JPMorgan and Wells, the "Servicers") , First NLC Financial Services, LLC, as an originator, Decision One Mortgage Corporation, as an originator, and WMC Mortgage Corp, as an originator. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) as of the date hereof that:

              (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

              (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

              (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, Securities Administrator, Master Servicer and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       ROSE MORTGAGE, INC.


                                       By: /s/ Ralph Vitiello
                                          --------------------------------------
                                          Name:  Ralph Vitiello
                                          Its:   Chief Executive Officer


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By: /s/ Kathy Lynch
                                          ------------------------------------
                                          Name:  Kathy Lynch
                                          Its:   Director


                                       By: /s/ Anthony Malanga
                                          ------------------------------------
                                          Name: Anthony Malanga
                                          Its:  Managing Director


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /S/ Valerie Kay
                                           -----------------------------------
                                           Name:  Valerie Kay
                                           Title: Managing Director

================================================================================

 SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                ------------------------------------------------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                              ROSE MORTGAGE, INC.,

                                     Seller

                ------------------------------------------------

                             Dated as of May 1, 2006

        Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

SECTION 1.    DEFINITIONS...................................................

SECTION 2.    AGREEMENT TO PURCHASE.........................................

SECTION 3.    MORTGAGE SCHEDULES............................................

SECTION 4.    PURCHASE PRICE................................................

SECTION 5.    EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.    CONVEYANCE FROM SELLER TO PURCHASER...........................

   Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files

   Subsection 6.02 Books and Records

   Subsection 6.03 Delivery of Mortgage Loan Documents

   Subsection 6.04 Quality Control Procedures

   Subsection 6.05 MERS Designated Mortgage Loans

SECTION 7.    SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.    TRANSFER OF SERVICING.........................................

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

   Subsection 9.01 Representations and Warranties Regarding the Seller

   Subsection 9.02 Representations and Warranties Regarding Individual Mortgage
                   Loans

   Subsection 9.03 Remedies for Breach of Representations and Warranties

   Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full

   Subsection 9.05 Repurchase of Mortgage Loans with First Payment Defaults

   Subsection 9.06 Purchaser's Right to Review

SECTION 10.   CLOSING.......................................................

SECTION 11.   CLOSING DOCUMENTS.............................................

SECTION 12.   COSTS.........................................................

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.   THE SELLER....................................................

   Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims

   Subsection 14.02 Merger or Consolidation of the Seller

SECTION 15.   FINANCIAL STATEMENTS..........................................

SECTION 16.   MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.   NOTICES.......................................................

SECTION 18.   SEVERABILITY CLAUSE...........................................

SECTION 19.   COUNTERPARTS..................................................

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 21.   INTENTION OF THE PARTIES......................................

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.   WAIVERS.......................................................

SECTION 24.   EXHIBITS......................................................

SECTION 25.   GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.   REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.   FURTHER AGREEMENTS............................................

SECTION 28.   RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.   NO SOLICITATION...............................................

SECTION 30.   WAIVER OF TRIAL BY JURY.......................................

SECTION 31.   COMPLIANCE WITH REGULATION AB.................................

   Subsection 31.01 Intent of the Parties; Reasonableness

   Subsection 31.02 Additional Representations and Warranties of the Seller

   Subsection 31.03 Information to Be Provided by the Seller

   Subsection 31.04 Indemnification; Remedies

                                    EXHIBITS

EXHIBIT A     CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B     [RESERVED]

EXHIBIT C     FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D     FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
              SERVICER

EXHIBIT E     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F     FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G     [RESERVED]

EXHIBIT H     FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I     SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J     FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K     FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

 SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
 ---------------------------------------------------------------------------

              This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of May 1, 2006, by and between IXIS Real Estate Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Rose Mortgage, Inc., a New Jersey corporation, having an office at 1160 Parsippany Boulevard, 2nd Floor, Parsippany, New Jersey 07054 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

              WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

              WHEREAS, the Purchaser and the Seller are parties to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, as amended by Amendment No. 1, dated as of January 12, 2006 (the "Original Purchase Agreement"); and

              WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein.

              NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

              SECTION 1. Definitions.

              For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

              Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

              Act: The National Housing Act, as amended from time to time.

              Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

              Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

              Agreement: This Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

              ALTA: The American Land Title Association and its successors in interest.

              Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

              Assignment and Conveyance Agreement: As defined in Subsection
6.01.

              Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

              Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage Loan.

              Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

              Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

              Code: Internal Revenue Code of 1986, as amended.

              Commission: The United States Securities and Exchange Commission.

              Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

              Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

              Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

              Credit Files: As defined in Section 5 herein.

              Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Custodial Agreement: The Custodial Agreement, dated as of June 1, 2005, by and between the Purchaser and the Custodian, as may be amended from time to time.

              Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided. If at any time there is no Custodial Agreement in effect with respect to a Mortgage Loan, all references to the Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

              Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

              Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

              Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

              Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

              Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

              Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

              Exchange Act. The Securities Exchange Act of 1934, as amended.

              Fannie Mae: The Federal National Mortgage Association and its successors in interest.

              Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

              Fannie Mae Transfer: As defined in Section 13 hereof.

              FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

              FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

              First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

              Fitch: Fitch, Inc. and its successors in interest.

              Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

              Freddie Mac: The Federal Home Loan Mortgage Corporation and its successors in interest.

              Freddie Mac Transfer: As defined in Section 13 hereof.

              GEMICO: General Electric Mortgage Insurance Corporation, a North Carolina corporation and its successors in interest.

              Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

              High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and
(ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

              Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

              HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

              Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance Agreement.

              Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

              Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

              Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

              Interim Servicer: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

              Interim Servicing Agreement: The Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Purchaser and the Interim Servicer, as may be amended from time to time.

              Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

              Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

              Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

              Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

              MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors and assigns.

              MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R) System.

              MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

              MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

              MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

              Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

              Moody's: Moody's Investors Service, Inc. and its successors in interest.

              Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

              Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

              Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

              Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

              Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

              Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

              Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

              Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

              Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

              Mortgagor: The obligor on a Mortgage Note.

              OCC: Office of the Comptroller of the Currency and its successors in interest.

              Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

              Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

              OTS: Office of Thrift Supervision and its successors in interest.

              Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

              Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

              Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

              Preliminary Mortgage Schedule: As defined in Section 3.

              Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

              Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

              Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

              Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable). All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

              Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms Agreement (subject to adjustment as provided therein) related to such Mortgage Loan.

              Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

              Qualified Correspondent: Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

              Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

              Reconstitution: A Whole Loan Transfer or a Securitization Transaction.

              Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

              Reconstitution Date: As defined in Section 13.

              Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

              REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

              REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

              Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

              RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

              Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

              Securities Act: The Securities Act of 1933, as amended.

              Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

              Seller: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest.

              Seller Information: As defined in Subsection 31.04(a).

              Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

              Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

              Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

              Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

              Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

              Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

              Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

              Static Pool Information: Static pool information as described in
Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

              Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

              Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

              Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Interim Servicer in accordance with the Interim Servicing Agreement.

              Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

              VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans Affairs.

              Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans other than a Securitization Transaction.

              SECTION 2. Agreement to Purchase.

              The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

              SECTION 3. Mortgage Schedules.

              The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

              The Seller shall deliver the Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

              SECTION 4. Purchase Price.

              The Purchase Price for the Mortgage Loans shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

              The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

              SECTION 5. Examination of Mortgage Files.

              At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

              SECTION 6. Conveyance from Seller to Purchaser.

              Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing Files.

              The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

              Subsection 6.02. Books and Records.

              Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

              The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

              The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

              Subsection 6.03. Delivery of Mortgage Loan Documents.

              The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

              The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

              The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

              In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

              The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

              Subsection 6.04. Quality Control Procedures.

              The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

              Subsection 6.05. MERS Designated Mortgage Loans.

              With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

              SECTION 7. Servicing of the Mortgage Loans.

              The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

              The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Except as set forth in the Interim Servicing Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

              Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

              SECTION 8. Transfer of Servicing.

              On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

              On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

              (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

              (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

              (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

              (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

              (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

              (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

              (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

              (h) Misapplied Payments. Misapplied payments shall be processed as follows:

              (i) All parties shall cooperate in correcting misapplication errors;

              (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

              (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

              (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

              (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

              (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

              (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

              (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

              SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

              Subsection 9.01. Representations and Warranties Regarding the Seller.

              The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

              (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

              (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

              (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

              (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

              (e) Reasonable Servicing Fee. The Seller, in its capacity as Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

              (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

              (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

              (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

              (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

              (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

              (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

              (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

              (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

              (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

              (o) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

              (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

              (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

              (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

              (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

              (t) Credit Reporting. The Seller, for so long as it is the Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

              Subsection 9.02. Representations and Warranties Regarding Individual Mortgage Loans.

              The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

              a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

              (b) Payments Current. All payments required to be made up to the Closing Date under the terms of the Mortgage Note have been made and credited. As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

              (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

              (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

              (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

              (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

              (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

              (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule [except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate] and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and
(vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

              (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                     (1) with respect to Second Lien Loans, the lien of the
              first mortgage on the Mortgaged Property;

                     (2) the lien of current real property taxes and assessments not yet due and payable;

                     (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                     (4) other matters to which like properties are commonly
              subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

              (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

              (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

              (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

              (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

              (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

              (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

              (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

              (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

              (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

              (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

              (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

              (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

              (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

              (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

              (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

              (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

              (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

              (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

              (cc) Transfer of Mortgage Loans. Except with respect to MERS Designated Mortgage Loans, the Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

              (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

              (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

              (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

              (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

              (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

              (jj) Mortgage Loan Attributes: The Mortgage Loan has the characteristics set forth on Exhibit B to the related Assignment and Conveyance Agreement;

              (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (ll) No Violation of Environmental Laws. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

              (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

              (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

              (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

              (pp) Construction or Rehabilitation of Mortgaged Property. The Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

              (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

              (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

              (ss) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

              (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

              (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment penalty period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

              (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

              (ww) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

              (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

              (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

              (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

              (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

              (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a simple interest Mortgage Loan;

              (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

              (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

              (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

              (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

              (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

              (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

              (jjj) Accuracy of Information. All information provided to the Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

              (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

              (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

              (mmm) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

              (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

              (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

              (ppp) Origination Practices/No Steering. The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material Breach Representation;

              (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (rrr) Points and Fees. No Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

              (sss) Fees Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

              (ttt) With respect to second lien loans,

                     (1) No Negative Amortization of Related First Lien Loan.
              The related first lien loan does not permit negative amortization;

                     (2) Request for Notice; No Consent Required. Where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien loan or (b) such consent has been obtained and is contained in the related Mortgage File;

                     (3) No Default Under First Lien. To the best of Seller's
              knowledge, the related first lien loan is in full force and effect, and there is no default lien, breach, violation or event which would permit acceleration existing under such first lien mortgage or mortgage note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such first lien loan;

                     (4) Right to Cure First Lien. The related first lien
              mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien mortgage; and

                     (5) Principal Residence. The related Mortgaged Property is the Mortgagor's principal residence.

              This representation and warranty is a Deemed Material and Adverse Representation.

              Subsection 9.03. Remedies for Breach of Representations and Warranties.

              It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

              Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

              At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

              For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

              In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

              Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

              If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

              Subsection 9.05. Repurchase of Mortgage Loans with First Payment Defaults.

              (a) If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

              Subsection 9.06. Purchaser's Right to Review.

              From the related Closing Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

              All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

              Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

              SECTION 10. Closing.

              The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

              The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

              (a) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

              (b) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

              (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

              (e) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

              Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

              SECTION 11. Closing Documents.

              The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

              1. this Agreement (to be executed and delivered only for the initial Closing Date);

              2. the Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

              3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

              4. the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

              5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

              6. with respect to the initial Closing Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

              7. with respect to the initial Closing Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

              8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

              9. with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

              10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

              11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

              12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

              13. with respect to the initial Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

              14. Assignment and Conveyance Agreement in the form of Exhibit H hereto;

              15. Exhibit B to the related Assignment and Conveyance Agreement; and

              16. a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

              The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

              SECTION 12. Costs.

              The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

              SECTION 13. Cooperation of Seller with a Reconstitution.

              The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

                  a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

                  b)    Freddie Mac (the "Freddie Mac Transfer"); or

                  c) one or more third party purchasers in one or more Whole Loan Transfers; or

                  d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

              The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

              With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

              In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

              All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

              SECTION 14. The Seller.

              Subsection 14.01. Additional Indemnification by the Seller; Third Party Claims.

              (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

              (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

              Subsection 14.02. Merger or Consolidation of the Seller.

              The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

              Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

              SECTION 15. Financial Statements.

              The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

              The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

              SECTION 16. Mandatory Delivery; Grant of Security Interest.

              The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

              SECTION 17. Notices.

              All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                  (i)   if to the Seller:

                        Rose Mortgage, Inc.
                        1160 Parsippany Boulevard
                        2nd Floor
                        Parsippany, New Jersey  07054
                        Attention: Jeffrey Pennington, Director
                        Secondary Marketing
                        Fax: 973-334-1590
                        Email: jpennington@rosemtg.com

                  (ii)  if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Christopher Connelly
                        Fax: 212-891-6288
                        Email: c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention: General Counsel
                        Fax: 212-891-1922
                        Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

              SECTION 18. Severability Clause.

              Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

              SECTION 19. Counterparts.

              This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

              SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

              THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

              SECTION 21. Intention of the Parties.

              It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

              SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

              This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

              SECTION 23. Waivers.

              No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

              SECTION 24. Exhibits.

              The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

              SECTION 25. General Interpretive Principles.

              For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

              (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

              (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

              (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

              (d) reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

              (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

              SECTION 26. Reproduction of Documents.

              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

              SECTION 27. Further Agreements.

              The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

              SECTION 28. Recordation of Assignments of Mortgage.

              To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

              SECTION 29. No Solicitation.

              From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

              SECTION 30. Waiver of Trial by Jury.

              THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

              SECTION 31. Compliance with Regulation AB

              Subsection 31.01. Intent of the Parties; Reasonableness.

              The Purchaser and the Seller acknowledge and agree that the purpose of Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

              Subsection 31.02. Additional Representations and Warranties of the Seller.

              (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

              (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

              Subsection 31.03. Information to Be Provided by the Seller.

              In connection with any Securitization Transaction the Seller shall
(i) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

              (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

              (A) the originator's form of organization;

              (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

              (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

              (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1) the sponsor;

                     (2) the depositor;

                     (3) the issuing entity;

                     (4) any servicer;

                     (5) any trustee;

                     (6) any originator;

                     (7) any significant obligor;

                     (8) any enhancement or support provider; and

                     (9) any other material transaction party.

              (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

              If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

              (c) [Reserved].

              (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

              Subsection 31.04. Indemnification; Remedies.

              (a) The Seller shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                     (i) (A) any untrue statement of a material fact contained
              or alleged to be contained in any information, report, certification, accountants' letter or other material provided under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

                     (ii) any failure by the Seller or any Third-Party
              Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

                     (iii) any breach by the Seller of a representation or
              warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

              In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

              (iv) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                   [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                          ROSE MORTGAGE, INC.
                                                (Seller)


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

              With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

              (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of ______, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

              (b) the original of any guarantee executed in connection with the Mortgage Note;

              (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

              (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

              (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

              (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

              (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

              (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

              In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing Date. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                                   [RESERVED]

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE
                     --------------------------------------

              I, _________________, hereby certify that I am the duly elected [Vice] President of Rose Mortgage, Inc., a New Jersey corporation (the "Company"), and further as follows:

              1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

              2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

              3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

              4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement") and the Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

              8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

                                                                       Exhibit C

              IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________             By:____________________________
                                          Name:___________________
[Seal]                                    Title: [Vice] President

              I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

              IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________             By:____________________________
                                          Name:___________________
                                          Title: [Assistant] Secretary

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                           TITLE                         SIGNATURE
----                           -----                         ---------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

-------------------            -------------------           -------------------

                                                                       Exhibit D

                                    EXHIBIT D

                   FORM OF OPINION OF COUNSEL TO THE SELLER
                              AND INTERIM SERVICER
                   ----------------------------------------
                                     (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Rose Mortgage, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of May 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, and serviced pursuant to an Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 by and between Rose Mortgage, Inc. (in such capacity, the "Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

            [We]  [I] have examined the following documents:

              1.     the Purchase Agreement;

              2.     the Interim Servicing Agreement;

              3.     the form of Assignment of Mortgage;

              4.     the form of endorsement of the Mortgage Notes; and

              5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

              To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim Servicer contained in the Purchase Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

              Based upon the foregoing, it is [our] [my] opinion that:

              1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the State of New Jersey.

              2. The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

              3. Each of the Agreements has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

              4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

              5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of, or compliance by the Company with, the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

              6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

              7. There is no action, suit, proceeding or investigation pending or threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company to perform under the terms of the Agreements to which it is a party.

              8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

              9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Agreements. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

              This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,


                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------


                                                    -------------------, -----

------------------------

------------------------

------------------------

Attention:
              ---------------------------

              ---------------------------

              Re:   Notice of Sale and Release of Collateral
                    ----------------------------------------

Dear Sirs:

              This letter serves as notice that Rose Mortgage, Inc. a corporation, organized pursuant to the laws of the State of New Jersey (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

              The Company acknowledges that the mortgage loans to be sold to IXIS Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                                                       Exhibit E

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,


                                       _______________________________________


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________



Acknowledged and approved:

___________________________



By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest
                            ----------------------------

              The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

      --------------------------------
            (Name)

      --------------------------------
            (Address)

      By:
         -----------------------------

                                                                       Exhibit F

                          II. Certification of Release

              The Company named below hereby certifies to IXIS Real Estate Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          _____________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                                                       Exhibit H

                                    EXHIBIT H

                 FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
                 -------------------------------------------

              On this ___ day of __________, ____, Rose Mortgage, Inc. ("Seller"), as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of May [__], 2005 (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by Rose Mortgage, Inc. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

              The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

              In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

              Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                                                       Exhibit H


                                       ROSE MORTGAGE, INC.


                                          By:
                                             -----------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------


Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
   -----------------------------------
Name:
      --------------------------------
Title:
      --------------------------------


By:
   -----------------------------------
Name:
      --------------------------------
Title:
      --------------------------------

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                                                       Exhibit H

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF
                           EACH MORTGAGE LOAN PACKAGE

              Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

              No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate of at least ______% per annum and an outstanding principal balance less than $________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                                                       Exhibit H

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                    EXHIBIT J

                 FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
                 --------------------------------------------

              THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), [____________________] ("Assignee") and Rose Mortgage, Inc. (the "Company"):

              For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

              1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

              The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company
--------------------------

              2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200__ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

              3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

       (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

       (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

       (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

              4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

              5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

              6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

              7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

              8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

              9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

              10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

              11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

              12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       ROSE MORTGAGE, INC.

                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                           Its:
                                               ---------------------------------


                                       IXIS REAL ESTATE CAPITAL INC.

                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                           Its:
                                               ---------------------------------


                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                           Its:
                                               ---------------------------------


                                       [                          ]
                                        --------------------------

                                       By:
                                          --------------------------------------
                                          Name:
                                                --------------------------------
                                           Its:
                                               ---------------------------------

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                    EXHIBIT K

              FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT
              --------------------------------------------------

              This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Rose Mortgage, Inc., a [_______________] (the "Seller").


              WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

              WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

              WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

              WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

              NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

              1. Indemnification and Contribution.

              (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp Materials and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Initial Servicer]. The foregoing indemnity agreement is in addition to any liability which Seller [and Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

              As used herein:

              "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines] relating to the Mortgage Loans set forth in the Prospectus Supplement or the Comp Materials [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular or the Comp Materials] [incorporated by reference from the website located at [_______]].

              The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter (the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20,
1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

              ["Servicer Information" means any information relating to Initial Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement or the Comp Materials [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular or the Comp Materials] [incorporated by reference from the website located at [______________]].]

              (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

              If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

              Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

              Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

              Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

              (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

              (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered Certificates.

              2. Representations and Warranties. Seller [and Initial Servicer] represents and warrants that:

              (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

              (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

              (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

              (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

              (vi) this Agreement has been duly executed and delivered by Seller [and Initial Servicer].

              3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to Rose Mortgage, Inc., 1160 Parsippany Boulevard, 2nd Floor, Parsippany, New Jersey 07054, Attention:
Director, Secondary Mortgage; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel.

              4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].


                                       IXIS REAL ESTATE CAPITAL INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       ROSE MORTGAGE, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT MM

                                 IXIS AGREEMENTS

================================================================================


                        MORGAN STANLEY ABS CAPITAL I INC.

                                   Depositor,

                                       and

                         IXIS REAL ESTATE CAPITAL INC.,

                               Unaffiliated Seller


                          _____________________________


                         UNAFFILIATED SELLER'S AGREEMENT

                            Dated as of June 30, 2006


================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions...................................................


                                   ARTICLE II

                 PURCHASE, SALE AND CONVEYANCE OF MORTGAGE LOANS

Section 2.01  Agreement to Purchase the Mortgage Loans......................
Section 2.02  Purchase Price................................................
Section 2.03  Conveyance of Mortgage Loans; Possession of Mortgage Files....
Section 2.04  Examination of Mortgage Files.................................
Section 2.05  Books and Records.............................................
Section 2.06  Cost of Delivery and Recordation of Documents.................


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

Section 3.01  Representations and Warranties as to the Unaffiliated Seller..
Section 3.02  Representations and Warranties of the Depositor...............
Section 3.03  Further Representations and Warranties........................


                                   ARTICLE IV

                             THE UNAFFILIATED SELLER

Section 4.01  Covenants of the Unaffiliated Seller..........................
Section 4.02  Merger or Consolidation.......................................
Section 4.03  Costs.........................................................


                                    ARTICLE V

                              CONDITIONS OF CLOSING

Section 5.01  Conditions of Depositor's Obligations.........................
Section 5.02  Conditions of Unaffiliated Seller's Obligations...............
Section 5.03  Termination of Depositor's Obligations........................


                                   ARTICLE VI

                                  MISCELLANEOUS

Section 6.01  Notices.......................................................
Section 6.02  Severability of Provisions....................................
Section 6.03  Agreement of Unaffiliated Seller..............................
Section 6.04  Survival......................................................
Section 6.05  Effect of Headings and Table of Contents......................
Section 6.06  Successors and Assigns........................................
Section 6.07  Confirmation of Intent; Grant of Security Interest............
Section 6.08  Miscellaneous.................................................
Section 6.09  Amendments....................................................
Section 6.10  Third-Party Beneficiaries.....................................
Section 6.11  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL..
Section 6.12  Execution in Counterparts.....................................

Exhibit A     Mortgage Loan Schedule

            THIS UNAFFILIATED SELLER'S AGREEMENT, dated as of June 1, 2006, by and among MORGAN STANLEY ABS CAPITAL I INC., a Delaware corporation, and its successors and assigns (the "Depositor"), and IXIS Real Estate Capital Inc., a New York corporation, and its successors (the "Unaffiliated Seller").

            WHEREAS, Exhibit A attached hereto and made a part hereof lists certain first and second lien mortgage loans (the "Mortgage Loans") owned by the Unaffiliated Seller and the Unaffiliated Seller desires to sell to the Depositor and that the Depositor desires to purchase; and

            WHEREAS, it is the intention of the Unaffiliated Seller and the Depositor that simultaneously with the Unaffiliated Seller's conveyance of the Mortgage Loans to the Depositor on the Closing Date, (a) the Depositor shall deposit the Mortgage Loans in a trust pursuant to a Pooling and Servicing Agreement to be dated as of June 1, 2006 (the "Pooling and Servicing Agreement"), to be entered into by and among the Depositor, the Unaffiliated Seller, as a sponsor, Wells Fargo Bank, National Association, as master servicer, securities administrator, and a servicer, Saxon Mortgage Services, Inc., as a servicer, JPMorgan Chase Bank, National Association, as a servicer, HomEq Servicing Corporation, as a servicer, First NLC Financial Servicer LLC, as a responsible party, Decision One Mortgage Company, LLC, as a responsible party, WMC Mortgage Corp, as a responsible party, and Deutsche Bank National Trust Company, as trustee (the "Trustee"), and (b) the Trustee shall issue certificates evidencing beneficial ownership interests in the property of the trust fund formed by the Pooling and Servicing Agreement;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article I:

            "Agreement" means this Unaffiliated Seller's Agreement, as amended or supplemented in accordance with the provisions hereof.

            "Covered Loan": A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard and Poor's Glossary.

            "Free Writing Prospectus" means the Free Writing Prospectus, dated June 8, 2006, in the form filed with the Commission pursuant to Rule 433 with respect to the offer and sale of the Offered Certificates.

            "High Cost Loan": A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary.

            "Home Loan": A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            "Offering Documents" means each of the Prospectus, the Prospectus Supplement and the Free Writing Prospectus.

            "Prospectus" means the Prospectus, dated March 14, 2006, relating to the offering by the Depositor from time to time of its Mortgage-Pass-through Certificates (Issuable in Series) in the form in which it was or will be filed with the Commission pursuant to Rule 424(b) under the Securities Act with respect to the offer and sale of the Offered Certificates.

            "Prospectus Supplement" means the Prospectus Supplement, dated June 27, 2006, relating to the offering of the Certificates in the form in which it was or will be filed with the Commission pursuant to Rule 424(b) under the Securities Act with respect to the offer and sale of the Offered Certificates.

            "Registration Statement" means that certain registration statement on Form S-3, as amended (Registration No. 333-130694) relating to the offering by the Depositor from time to time of its Mortgage-Backed Certificates (Issuable in Series) as heretofore declared effective by the Commission.

            "Standard & Poor's Glossary" means the Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            "Termination Event" means the existence of any one or more of the following conditions:

            (a) a stop order suspending the effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been initiated or threatened by the Commission; or

            (b) subsequent to the execution and delivery of this Agreement, a downgrading, or public notification of a possible change, without indication of direction, shall have occurred in the rating afforded any of the debt securities or claims paying ability of any person providing any form of credit enhancement for any of the Certificates, by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act; or

            (c) subsequent to the execution and delivery of this Agreement, there shall have occurred an adverse change in the condition, financial or otherwise, earnings, affairs, regulatory situation or business prospects of the Unaffiliated Seller reasonably determined by the Depositor to be material; or

            (d) subsequent to the date of this Agreement there shall have occurred any of the following: (i) a suspension or material limitation in trading in securities substantially similar to the Certificates; (ii) a general moratorium on commercial banking activities in the State of New York declared by either federal or New York State authorities; or (iii) the engagement by the United States in hostilities, or the escalation of such hostilities, or any calamity or crisis, if the effect of any such event specified in this clause (iii) in the judgment of the Depositor makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Certificates on the terms and in the manner contemplated in the Offering Documents.

            "Unaffiliated Seller" means IXIS Real Estate Capital Inc., in its capacity as Unaffiliated Seller of the Mortgage Loans under this Agreement.

            Capitalized terms used herein that are not otherwise defined shall have the respective meanings ascribed thereto in the Pooling and Servicing Agreement.

                                   ARTICLE II

                 PURCHASE, SALE AND CONVEYANCE OF MORTGAGE LOANS

            Section 2.01 Agreement to Purchase the Mortgage Loans.

            (a) Subject to the terms and conditions of this Agreement, the Unaffiliated Seller agrees to sell, and the Depositor agrees to purchase, the Mortgage Loans having the Cut-off Date Aggregate Principal Balance or, in accordance with Section 2.03 hereof, such other balance as is evidenced by the actual Cut-off Date Aggregate Principal Balance of the Mortgage Loans accepted by the Depositor on the Closing Date and listed in the Mortgage Loan Schedule.

            (b) The Depositor and the Unaffiliated Seller have agreed upon which of the Unaffiliated Seller's Mortgage Loans are to be purchased by the Depositor on the Closing Date pursuant to this Agreement, and the Unaffiliated Seller has prepared a schedule describing the Mortgage Loans (the "Mortgage Loan Schedule") setting forth all of the Mortgage Loans to be purchased under this Agreement, which schedule is attached hereto as Exhibit A. The Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" in the Pooling and Servicing Agreement.

            (c) The closing for the purchase and sale of the Mortgage Loans shall take place at the offices of Cadwalader, Wickersham & Taft LLP, New York, New York, at 10:00 a.m., New York time, on June 30, 2006 or such other place and time as the parties shall agree (such time being herein referred to as the "Closing Date").

            Section 2.02 Purchase Price. On the Closing Date, as consideration for the Unaffiliated Seller's sale of the Mortgage Loans to the Depositor, the Depositor will deliver to the Unaffiliated Seller (i) an amount in cash equal to $[___], payable by wire transfer of same day funds.

            The consideration described in this Section 2.02 collectively represents full consideration for the Unaffiliated Seller's sale of the Mortgage Loans to the Depositor.

            Section 2.03 Conveyance of Mortgage Loans; Possession of Mortgage Files.

            (a) On the Closing Date the Unaffiliated Seller shall sell, transfer, assign, set over and convey or cause to be assigned, set over or conveyed, to the Depositor, without recourse but subject to the terms of this Agreement and each of the IXIS Assignment and Recognition Agreements to which the Unaffiliated Seller is a party (the "IXIS Assignment and Recognition Agreements"), all right, title and interest in and to the applicable Mortgage Loans, including all principal outstanding as of, and all interest due after, the Cut-off Date, after giving effect to scheduled principal payments due on the Cut-off Date, whether or not received, the Insurance Policies relating to each such Mortgage Loan, all right, title and interest in and to the proceeds of such Insurance Policies and all of its rights under this Agreement with respect to the Mortgage Loans from and after the Cut-off Date. Upon payment of the purchase price for such Mortgage Loans as provided in Section 2.02 of this Agreement, the Unaffiliated Seller shall have hereby, and shall be deemed to have, or caused to have sold, transferred, assigned, set over and conveyed such Mortgage Loans, the Insurance Policies relating to each such Mortgage Loan, all right, title and interest in and to the proceeds of such Insurance Policies and all of their rights under this Agreement with respect to the Mortgage Loans from and after the Cut-off Date.

            (b) Upon the sale of such Mortgage Loans, the ownership of each related Mortgage Note, each related Mortgage and the contents of the related Mortgage File shall immediately vest in the Depositor and the ownership of all related records and documents with respect to each Mortgage Loan prepared by or which come into the possession of the Unaffiliated Seller shall immediately vest in the Depositor. The contents of any Mortgage File in the possession of the Unaffiliated Seller at any time after such sale, and any principal and interest due on the Mortgage Loans after the Cut-off Date and received by or on behalf of the Unaffiliated Seller, shall be held in trust by the Unaffiliated Seller for the benefit of the Depositor as the owner thereof, and shall be promptly delivered by the Unaffiliated Seller to or upon the order of the Depositor.

            (c) Pursuant to the Pooling and Servicing Agreement, the Depositor shall, on the Closing Date, assign all of its right, title and interest in and to the applicable Mortgage Loans, the related Insurance Policies and any proceeds thereof and all of its rights under this Agreement to the Trust.

            Section 2.04 Examination of Mortgage Files. Prior to the Closing Date, the Unaffiliated Seller shall make the Mortgage Files available to the Depositor or its designee for examination at the Unaffiliated Seller's offices or at such other place as the Unaffiliated Seller shall reasonably specify. Such examination may be made by the Depositor or its designee at any time on or before the Closing Date. If the Depositor or its designee makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Depositor as described in this Agreement, such Mortgage Loans shall be deleted from the Mortgage Loan Schedule and may be replaced, prior to the Closing Date, by substitute Mortgage Loans acceptable to the Depositor. The Depositor may, at its option and without notice to the Unaffiliated Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that the Depositor or the Trustee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Depositor or the Trustee to demand repurchase or other relief as provided in this Agreement.

            Section 2.05 Books and Records. The sale of each Mortgage Loan shall be reflected on the Unaffiliated Seller's accounting and other records, balance sheet and other financial statements as a sale of assets by the Unaffiliated Seller to the Depositor. The Unaffiliated Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership of each Mortgage Loan by the Trustee for the benefit of the Certificateholders.

            Section 2.06 Cost of Delivery and Recordation of Documents. The costs relating to the delivery and recordation of the documents specified in this Article II in connection with the Mortgage Loans shall be borne by the related Originator.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            Section 3.01 Representations and Warranties as to the Unaffiliated Seller. The Unaffiliated Seller hereby represents and warrants to the Depositor, as of the Closing Date, that:

            (a) The Unaffiliated Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state necessary in order to conduct business of the type conducted by the Unaffiliated Seller and to perform its obligations as the Unaffiliated Seller hereunder; the Unaffiliated Seller has the full power and authority, corporate and otherwise, to execute and deliver this Agreement and each of the IXIS Assignment and Recognition Agreements and to perform in accordance herewith and therewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Unaffiliated Seller and each of the IXIS Assignment and Recognition Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and each of the IXIS Assignment and Recognition Agreements evidence the valid, binding and enforceable obligations of the Unaffiliated Seller; and all requisite corporate action has been taken by the Unaffiliated Seller to make this Agreement and each of the IXIS Assignment and Recognition Agreements valid and binding upon the Unaffiliated Seller in accordance with their respective terms;

            (b) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Unaffiliated Seller of or compliance by the Unaffiliated Seller with this Agreement and each of the IXIS Assignment and Recognition Agreements or the sale of the Mortgage Loans pursuant to the terms of this Agreement and each of the IXIS Assignment and Recognition Agreements or the consummation of the transactions contemplated by this Agreement and each of the IXIS Assignment and Recognition Agreements, or if required, such approval has been obtained prior to the Closing Date;

            (c) Neither the execution and delivery of this Agreement, each of the IXIS Assignment and Recognition Agreements, the acquisition nor origination of the Mortgage Loans by the Unaffiliated Seller nor the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, has or will conflict with or result in a breach of any of the terms, conditions or provisions of the Unaffiliated Seller's charter or by-laws or any legal restriction or any agreement or instrument to which the Unaffiliated Seller is now a party or by which it is bound or to which its property is subject, or constitute a default or result in an acceleration under any of the foregoing, except such unfulfillment, non-compliance or default or acceleration does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or result in the violation of any law, rule, regulation, order, judgment or decree to which the Unaffiliated Seller or its property is subject, except such violation does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or impair the ability of the Trustee (or the Servicer as the agent of the Trustee) to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

            (d) There is no action, suit, proceeding or investigation pending nor, to the knowledge of the Unaffiliated Seller, threatened before a court, administrative agency or government tribunal against the Unaffiliated Seller which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Unaffiliated Seller, or in any material impairment of the right or ability of the Unaffiliated Seller to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement and any of the IXIS Assignment and Recognition Agreements, the Mortgage Loans, or of any action taken or to be taken in connection with the obligations of the Unaffiliated Seller contemplated herein or therein, or which would impair materially the ability of the Unaffiliated Seller to perform under the terms of this Agreement or any of the IXIS Assignment and Recognition Agreements or that will prohibit its entering into this Agreement or any of the IXIS Assignment and Recognition Agreements or the consummation of any of the transactions contemplated hereby or under any subservicing agreements;

            (e) The Unaffiliated Seller is not in violation of or in default with respect to, and the execution and delivery of this Agreement by the Unaffiliated Seller and its performance of and compliance with the terms hereof will not constitute a violation or default with respect to, any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which violation or default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Unaffiliated Seller or its properties or might have consequences that would materially and adversely affect its performance hereunder or under any subservicing agreement;

            (f) Upon the sale of the Mortgage Loans by the Unaffiliated Seller to the Depositor under this Agreement, the Depositor will own each Mortgage Loan free and clear of any lien, encumbrance, equity, participation interest, pledge, charge, claim or security interest (collectively, "Liens"), other than any Liens created by the Depositor or any of its assignees;

            (g) The consummation of the transactions contemplated by this Agreement and each of the IXIS Assignment and Recognition Agreements are in the ordinary course of business of the Unaffiliated Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Unaffiliated Seller pursuant to this Agreement and each of the IXIS Assignment and Recognition Agreements are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (h) With respect to any Mortgage Loan purchased by the Unaffiliated Seller, the Unaffiliated Seller acquired title to the Mortgage Loan in good faith, without notice of any adverse claim;

            (i) The Unaffiliated Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement and each of the IXIS Assignment and Recognition Agreements. The Unaffiliated Seller is solvent and the sale of the Mortgage Loans by the Unaffiliated Seller pursuant to the terms of this Agreement and each of the IXIS Assignment and Recognition Agreements will not cause the Unaffiliated Seller to become insolvent. The sale of the Mortgage Loans by the Unaffiliated Seller pursuant to the terms of this Agreement and each of the IXIS Assignment and Recognition Agreements was not undertaken with the intent to hinder, delay or defraud any of the Unaffiliated Seller's creditors;

            (j) The Mortgage Loans are not intentionally selected in a manner so as to affect adversely the interests of the Depositor or of any transferee of the Depositor (including the Trust and the Trustee);

            (k) The Unaffiliated Seller will treat the disposition of the Mortgage Loans pursuant to this Agreement and each of the IXIS Assignment and Recognition Agreements as a sale for accounting and tax purposes;

            (l) The Unaffiliated Seller has not dealt with any broker or agent or anyone else that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans to the Depositor other than to the Depositor or an affiliate thereof;

            (m) The consideration received by the Unaffiliated Seller upon the sale of the Mortgage Loans under this Agreement and each of the IXIS Assignment and Recognition Agreements constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (n) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (o) Each Mortgage Loan originated on or after November 27, 2003 but prior to July 7, 2004, which is secured by an owner-occupied property located in the State of New Jersey, will be a purchase money home loan and no Mortgage Loan originated on or after November 27, 2003 but prior to July 7, 2004, which is secured by an owner-occupied property located in the State of New Jersey, will be a "covered" loan;

            (p) No Mortgage Loan originated on or after November 27, 2003 which is secured by an owner-occupied property located in the State of New Jersey, will be a "high cost" loan, a home improvement loan or be secured by manufactured housing;

            (q) Any and all requirements of any federal, state or local law, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending and disclosure laws applicable to the Mortgage Loans have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations; and

            (r) There is no Mortgage Loan that was originated (funded) on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia.

            Section 3.02 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Unaffiliated Seller, as of the date of execution of this Agreement and the Closing Date, that:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the corporate power and authority to purchase each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all the transactions contemplated by this Agreement and each of the IXIS Assignment and Recognition Agreements;

            (c) This Agreement and each of the IXIS Assignment and Recognition Agreements has been duly and validly authorized, executed and delivered by the Depositor, and, assuming the due authorization, execution and delivery hereof and thereof by the Unaffiliated Seller and the related Originator, as applicable, constitutes the legal, valid and binding agreements of the Depositor, enforceable against the Depositor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or any of the IXIS Assignment and Recognition Agreements or the consummation by the Depositor of any of the transactions contemplated hereby or thereby, except such as have been made on or prior to the Closing Date;

            (e) The Depositor has filed or will file (i) the Free Writing Prospectus with the Commission in accordance with Rule 433 under the Securities Act, and (ii) the Prospectus and Prospectus Supplement with the Commission in accordance with Rule 424(b) under the Securities Act; and

            (f) None of the execution and delivery of this Agreement or any of the IXIS Assignment and Recognition Agreements, the purchase of the Mortgage Loans from the Unaffiliated Seller, the consummation of the other transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement or any of the IXIS Assignment and Recognition Agreements, (i) conflicts or will conflict with the charter or bylaws of the Depositor or conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under, any term, condition or provision of any indenture, deed of trust, contract or other agreement or other instrument to which the Depositor is a party or by which it is bound and which is material to the Depositor, or (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree of any court or governmental authority having jurisdiction over the Depositor.

            Section 3.03 Further Representations and Warranties. (a) The Unaffiliated Seller represents and warrants to the Depositor and its assignees that with respect to each representation and warranty made by an Originator who is a party to an IXIS Assignment and Recognition Agreement as of a date earlier than the Closing Date, no event has occurred from the applicable Representation Date to the Closing Date, including, but not limited to, the passage of time, which would render such representation and warranty untrue in any material respect as of the Closing Date.

            (b) The Unaffiliated Seller represents and warrants to the Depositor and its assignees that each Assignment and Recognition Agreement is duly authorized, executed and enforceable against the respective Originator who executed such agreement.

                                   ARTICLE IV

                             THE UNAFFILIATED SELLER

            Section 4.01 Covenants of the Unaffiliated Seller.(a) The Unaffiliated Seller covenants to the Depositor as follows:

            (a) The Unaffiliated Seller shall cooperate with the Depositor and the firm of independent certified public accountants retained with respect to the issuance of the Certificates in making available all information and taking all steps reasonably necessary to permit the accountants' letters required hereunder to be delivered within the times set for delivery herein.

            (b) The Unaffiliated Seller agrees to satisfy or cause to be satisfied on or prior to the Closing Date, all of the conditions to the Depositor's obligations set forth in Section 5.01 hereof that are within the Unaffiliated Seller's (or its agents') control.

            (c) The Unaffiliated Seller hereby agrees to do all acts, transactions and things and to execute and deliver all agreements, documents, instruments and papers by and on behalf of the Unaffiliated Seller as the Depositor or its counsel may reasonably request in order to consummate the transfer of the Mortgage Loans to the Depositor and the subsequent transfer thereof to the Trustee, and the rating, issuance and sale of the Certificates.

            Section 4.02 Merger or Consolidation. The Unaffiliated Seller will keep in full effect its existence, rights and franchises as a corporation and will obtain and preserve its qualification to do business as a foreign corporation, in each jurisdiction necessary to perform its duties under this Agreement. Any Person into which the Unaffiliated Seller or the Unaffiliated Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Unaffiliated Seller shall be a party, or any Person succeeding to the business of the Unaffiliated Seller, shall be approved by the Depositor which approval shall not be unreasonably withheld. The Unaffiliated Seller shall send notice of any such merger or consolidation to the Depositor.

            Section 4.03 Costs. In connection with the transactions contemplated under this Agreement and the Pooling and Servicing Agreement, the Unaffiliated Seller shall promptly pay (or shall promptly reimburse the Depositor to the extent that the Depositor shall have paid or otherwise incurred the Unaffiliated Seller's pro rata portion (based upon the aggregate Cut-off Date Principal Balance of the Mortgage Loans as a portion of the Cut-off Date Pool Principal Balance)): (a) the fees and disbursements of the Depositor's and the Unaffiliated Seller's counsel; (b) the fees of Fitch, S&P and Moody's; (c) any of the fees of the Trustee and the fees and disbursements of the Trustee's counsel; (d) expenses incurred in connection with printing the Prospectus, the Prospectus Supplement, any amendment or supplement thereto, any preliminary prospectus and the Certificates; (e) fees and expenses relating to the filing of documents with the Commission (including without limitation periodic reports under the Exchange Act); (f) the shelf registration amortization fee of [___]% of the Certificate Balance of the Offered Certificates on the Closing Date, paid in connection with the issuance of Offered Certificates; and (g) the fees and disbursements for the accountants for the Unaffiliated Seller. For the avoidance of doubt, the parties hereto acknowledge that it is the intention of the parties that the Depositor shall not pay any of the Trustee's fees and expenses (other than amounts paid from Trust Fund cashflow under Section 4.02 of the Pooling and Servicing Agreement) in connection with the transactions contemplated by the Pooling and Servicing Agreement. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expenses.

                                    ARTICLE V

                              CONDITIONS OF CLOSING

            Section 5.01 Conditions of Depositor's Obligations. The obligations of the Depositor to purchase the Mortgage Loans will be subject to the satisfaction on the Closing Date of the following conditions. Upon payment of the purchase price for the Mortgage Loans, such conditions shall be deemed satisfied or waived.

            (a) Each of the obligations of the Unaffiliated Seller and of the Originators who are parties to any IXIS Assignment and Recognition Agreement required to be performed by it or them on or prior to the Closing Date pursuant to the terms of this Agreement, each Assignment and Recognition Agreement or the Pooling and Servicing Agreement shall have been duly performed and complied with, the representations and warranties of the Unaffiliated Seller under this Agreement and of such Originators under the related IXIS Assignment and Recognition Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, and the Depositor shall have received a certificate to the effect of the foregoing signed by an authorized officer of the Unaffiliated Seller and the Originators.

            (b) The Depositor shall have received a letter dated the date of this Agreement, in form and substance acceptable to the Depositor and its counsel, prepared by Ernst & Young LLP, independent certified public accountants, regarding (i) the numerical information contained in each of the Free Writing Prospectus and the Prospectus Supplement including, but not limited to the information under the captions "Prepayment and Yield Considerations" and "The Mortgage Loan Pool", (ii) any numerical information in any marketing materials relating to the Certificates and (iii) any other information as reasonably requested by the Depositor, in each such case to the extent such information relates to or derives from the Mortgage Loans.

            (c) The Mortgage Loans will be acceptable to the Depositor, in its sole reasonable discretion.

            (d) The Depositor shall have received the following additional closing documents, in form and substance reasonably satisfactory to the Depositor and its counsel:

            (i) the Mortgage Loan Schedule;

            (ii) this Agreement, each Assignment and Recognition Agreement, the Pooling and Servicing Agreement, the Sponsor Indemnification Agreement, dated as of June 27, 2006, among the Depositor, Morgan Stanley Mortgage Capital Inc., the Unaffiliated Seller and IXIS Securities North America Inc., the Swap Counterparty Indemnification Agreement, dated as of June 27, 2006, among the Depositor, Morgan Stanley & Co. Incorporated and IXIS Financial Products Inc., the Underwriting Agreement dated as of June 30, 2006 between the Depositor, IXIS Securities North America Inc., Morgan Stanley & Co. Incorporated, and all documents required thereunder, duly executed and delivered by each of the parties thereto other than the Depositor;

            (iii) officer's certificates of an officer of the Unaffiliated Seller, dated as of the Closing Date, and attached thereto resolutions of the board of directors and a copy of the Unaffiliated Seller's charter and by-laws;

            (iv) copies of the Unaffiliated Seller's charter and all amendments, revisions, and supplements thereof, certified by a secretary of each entity;

            (v) opinions of counsel for each of the Originators, to the extent required by the Underwriting Agreement, and the Unaffiliated Seller as to various corporate matters in form and substance acceptable to the Depositor, its counsel, Fitch, S&P and Moody's (it being agreed that each such opinion shall expressly provide that the Trustee shall be entitled to rely on such opinion);

            (vi) opinions of counsel for the Unaffiliated Seller, in form and substance acceptable to the Depositor, its counsel, Fitch, S&P and Moody's as to such matters as shall be required for the assignment of a rating to the Class A Certificates of "AAA" by Fitch, "AAA" by S&P, and "Aaa" by Moody's (it being agreed that such opinions shall expressly provide that the Trustee shall be entitled to rely on such opinions);

            (vii) a letter from Moody's to the effect that it has assigned ratings of "Aaa," "Aaa," "Aaa," "Aaa," "Aaa," "Aa1," "Aa2," "Aa3," "A1," "A2," "A3," "Baa1," "Baa2" and "Baa3" to the Class A-fpt, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, respectively;

            (viii) a letter from S&P to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+," "A," "A-,"
      "BBB+," "BBB" and "BBB-" to the Class A-fpt, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, respectively;

            (ix) a letter from Fitch to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+," "A," "A-,"
      "BBB+," "BBB" and "BBB-" to the Class A-fpt, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, respectively;

            (x) an opinion of counsel for the Trustee in form and substance acceptable to the Depositor, its counsel, Fitch, Moody's and S&P (it being agreed that such opinion shall expressly provide that the Unaffiliated Seller shall be entitled to rely on such opinion);

            (xi) opinions of counsel for the Servicer, in form and substance acceptable to the Depositor, its counsel, Fitch, Moody's and S&P (it being agreed that such opinion shall expressly provide that the Unaffiliated Seller shall be entitled to rely on such opinion); and

            (e) All proceedings in connection with the transactions contemplated by this Agreement and all documents incident hereto shall be satisfactory in form and substance to the Depositor and its counsel.

            (f) The Unaffiliated Seller shall have furnished the Depositor with such other certificates of its officers or others and such other documents or opinions as the Depositor or its counsel may reasonably request.

            Section 5.02 Conditions of Unaffiliated Seller's Obligations. The obligations of the Unaffiliated Seller under this Agreement shall be subject to the satisfaction, on the Closing Date, of the following conditions:

            (a) Each of the obligations of the Depositor required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with and all of the representations and warranties of the Depositor contained in this Agreement shall be true and correct as of the Closing Date and the Unaffiliated Seller shall have received a certificate to that effect signed by an authorized officer of the Depositor.

            (b) The Unaffiliated Seller shall have received the following additional documents:

            (i) each of the IXIS Assignment and Recognition Agreements, the Pooling and Servicing Agreement, and all documents required thereunder, in each case executed by the Depositor as applicable; and

            (ii) a copy of a letter from Moody's to the Depositor to the effect that it has assigned ratings of "Aaa," "Aaa," "Aaa," "Aaa," "Aaa," "Aa1," "Aa2," "Aa3," "A1," "A2," "A3," "Baa1," "Baa2" and "Baa3" to the Class
      A-fpt, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, respectively; a copy of a letter from Fitch to the Depositor to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+," "A," "A-," "BBB+," "BBB"
      and "BBB-"to the Class A-fpt, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, respectively; and a copy of a letter from S&P to the Depositor to the effect that it has assigned ratings of "AAA," "AAA," "AAA," "AAA," "AAA," "AA+," "AA," "AA-," "A+," "A," "A-," "BBB+," "BBB" and "BBB-" to the Class A-fpt, Class A-1, Class A-2, Class A-3, Class A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, respectively.

            (iii) an opinion of counsel for the Trustee in form and substance acceptable to the Unaffiliated Seller and its counsel;

            (iv) an opinion of the counsel for the Depositor as to securities, bankruptcy and tax matters in form and substance acceptable to the Unaffiliated Seller and its counsel; and

            (c) All legal opinion letters and accountant's comfort letters delivered in connection with the transactions contemplated by this Agreement and the other agreements referred to herein shall be addressed to the Unaffiliated Seller and shall be in form and substance satisfactory to the Unaffiliated Seller.

            (d) The Depositor shall have furnished the Unaffiliated Seller with such other certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Agreement as the Unaffiliated Seller may reasonably request.

            Section 5.03 Termination of Depositor's Obligations. The Depositor may terminate its obligations hereunder by notice to the Unaffiliated Seller at any time before delivery of and payment of the purchase price for the Mortgage Loans if: (a) any of the conditions set forth in Section 5.01 are not satisfied when and as provided therein; (b) there shall have been the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Unaffiliated Seller, or for the winding up or liquidation of the affairs of the Unaffiliated Seller; (c) there shall have been the consent by the Unaffiliated Seller to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Unaffiliated Seller or of or relating to substantially all of the property of the Unaffiliated Seller; (d) any purchase and assumption agreement with respect to the Unaffiliated Seller or the assets and properties of the Unaffiliated Seller shall have been entered into; or (e) a Termination Event shall have occurred. The termination of the Depositor's obligations hereunder shall not terminate the Depositor's rights hereunder or its right to exercise any remedy available to it at law or in equity.

                                   ARTICLE VI

                                  MISCELLANEOUS

            Section 6.01 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by telex or telegraph and confirmed by a similar mailed writing, (i) if to the Depositor, addressed to the Depositor at Morgan Stanley ABS Capital I Inc., 1585 Broadway, New York, New York 10036, Attention: Managing Director Asset Backed Finance Group, with a copy to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Melissa Dawson, Esq. or to such other address as the Depositor may designate in writing to the other parties, or (ii) if to the Unaffiliated Seller, addressed to the Unaffiliated Seller at IXIS Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General Counsel, or to such other address as the Unaffiliated Seller may designate in writing to the other parties.

            Section 6.02 Severability of Provisions. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

            Section 6.03 Agreement of Unaffiliated Seller. The Unaffiliated Seller agrees to execute and deliver such instruments and take such actions as the Depositor may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

            Section 6.04 Survival. The parties to this Agreement agree that the representations, warranties and agreements made by each of them herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the other party hereto, notwithstanding any investigation heretofore or hereafter made by such other party or on such other party's behalf, and that the representations, warranties and agreements made by the parties hereto in this Agreement or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans.

            Section 6.05 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

            Section 6.06 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly permitted by the terms hereof, this Agreement may not be assigned, pledged or hypothecated by any party hereto to a third party without the written consent of the other party to this Agreement.

            Section 6.07 Confirmation of Intent; Grant of Security Interest. It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Unaffiliated Seller to the Depositor as contemplated by this Agreement and each of the IXIS Assignment and Recognition Agreements be, and be treated for all purposes as, a sale of the Mortgage Loans and that the conveyance of the Mortgage Loans by the Unaffiliated Seller to the Depositor as contemplated by this Agreement and each of the IXIS Assignment and Recognition Agreements be, and be treated for accounting purposes as, a sale of the Mortgage Loans. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Unaffiliated Seller to the Depositor to secure a debt or other obligation of the Unaffiliated Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the applicable Originator or the Unaffiliated Seller then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein and each of the IXIS Assignment and Recognition Agreements shall be deemed to be a grant by the applicable Originator to the Unaffiliated Seller and by the Unaffiliated Seller to the Depositor of a security interest in all of such parties' right, title and interest in and to the Mortgage Loans and all amounts payable on the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (c) the possession by the Depositor of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Depositor for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Depositor pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Unaffiliated Seller and the Depositor shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement or any of the IXIS Assignment and Recognition Agreements were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.

            Section 6.08 Miscellaneous. This Agreement and each of the IXIS Assignment and Recognition Agreements supersedes all prior agreements and understandings relating to the subject matter hereof.

            Section 6.09 Amendments.

            (a) This Agreement may be amended from time to time by the Unaffiliated Seller and the Depositor by written agreement, but without notice to or consent of the Certificateholders, to cure any ambiguity, to correct or supplement any provisions herein, to comply with any changes in the Code, or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by (i) an Opinion of Counsel, at the expense of the party requesting the change, delivered to the Trustee or (ii) a letter from each Rating Agency confirming that such amendment will not result in the reduction, qualification or withdrawal of the current rating of the Certificates, adversely affect in any material respect the interests of any Certificateholder; and provided, further, that no such amendment shall (x) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, or (y) change the rights or obligations of any other party hereto without the consent of such party or (z) cause the Unaffiliated Seller to conduct any activity not permitted for qualified special purpose entities under the current accounting literature.

            (b) It shall not be necessary for the consent of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

            Section 6.10 Third-Party Beneficiaries. The parties agree that each of the Master Servicer, Securities Administrator, each Servicer and the Trustee is an intended third-party beneficiary of this Agreement to the extent necessary to enforce the rights and to obtain the benefit of the remedies of the Depositor under this Agreement which are assigned to the Trustee for the benefit of the Certificateholders, pursuant to the Pooling and Servicing Agreement, and to the extent necessary to obtain the benefit of the enforcement of the obligations and covenants of the Unaffiliated Seller under Section 4.01 of this Agreement.

            Section 6.11 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

            (b) THE DEPOSITOR AND THE UNAFFILIATED SELLER EACH HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH IN SECTION 6.01 OF THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID. THE DEPOSITOR AND THE UNAFFILIATED SELLER EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE DEPOSITOR AND THE UNAFFILIATED SELLER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY SUCH PARTIES' RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

            (c) THE DEPOSITOR AND THE UNAFFILIATED SELLER EACH HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

            Section 6.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties to this Unaffiliated Seller's Agreement have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                       MORGAN STANLEY ABS CAPITAL I INC.


                                        By:  /s/ Valerie Kay
                                           ----------------------------------
                                           Name:  Valerie Kay
                                           Title: Managing Director


                                       IXIS REAL ESTATE CAPITAL INC.


                                        By:  /s/ F. Rene Mendez
                                           ----------------------------------
                                           Name:  F. Rene Mendez
                                           Title: Managing Director


                                        By:  /s/ Christopher Hayden
                                           ----------------------------------
                                           Name:  Christopher Hayden
                                           Title: Managing Director


             [Signature Page to the Unaffiliated Seller's Agreement]

                                    Exhibit A

                             Mortgage Loan Schedule

                       [IXIS to provide prior to Closing.]

                                   EXHIBIT NN

                                 CHL AGREEMENTS

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 30, 2006 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee"), Countrywide Home Loans Servicing LP (the "Servicer") and Countrywide Home Loans, Inc. (the "Company"):

            For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Sale and Servicing Agreement (the "Sale and Servicing Agreement"), dated as of October 1, 2005, as amended by the Amendment Reg AB thereto, dated as of January 26, 2006, among the Assignor, as purchaser (the "Purchaser"), the Company, as seller, and the Servicer, as servicer, solely insofar as the Sale and Servicing Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to (a) Subsection 7.04 of the Sale and Servicing Agreement or (b) any mortgage loans subject to the Sale and Servicing Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign its rights under the Sale and Servicing Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley IXIS Real Estate Capital Trust 2006-1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling Agreement"), among the Assignee, First NLC Financial Services, LLC, Decision One Mortgage Company, LLC, WMC Mortgage Corp., Wells Fargo Bank, National Association, Saxon Mortgage Services, Inc., JPMorgan Chase Bank, National Association, HomEq Servicing Corporation, IXIS Real Estate Capital Inc. and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"). Each of the Company and the Servicer hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Sale and Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) in accordance with the Sale and Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Sale and Servicing Agreement with respect to the Mortgage Loans shall be segregated accounts for the benefit of the Trust and all such accounts and all Eligible Investments purchased under the Sale and Servicing Agreement for the reinvestment of proceeds from the Mortgage Loans shall meet the applicable requirements of the Rating Agencies in the Securitization. None of the Company, the Servicer or the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Sale and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's or the Servicer's performance under the Sale and Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company and the Servicer
--------------------------------------------------------------

            3. Each of the Company and the Servicer warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

            (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreement. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreement, and it is solvent.

            4. Pursuant to Section 15 of the Sale and Servicing Agreement, each of the Company and the Servicer hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection 7.02 of the Sale and Servicing Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Subsection 7.03 of the Sale and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Amendments to Sale and Servicing Agreement for the Securitization
-----------------------------------------------------------------

            6. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Sale and Servicing Agreement:

            The following definitions set forth in the Sale and Servicing Agreement are amended and restated in their entirety as follows:

Distribution Date: With respect to any Mortgage Loan, the 25th day of each calendar month, or if such 25th day is not a Business Day, the next succeeding Business Day, commencing in July 2006.

Remittance Date: With respect to any Distribution Date, the second Business Day immediately preceding such Distribution Date.

Miscellaneous
-------------

            7. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            9. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which Assignor, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee, the Servicer or Company, respectively, hereunder.

            10. Each of this Agreement and the Sale and Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreement.

            11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            12. In the event that any provision of this Agreement conflicts with any provision of the Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            13. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       COUNTRYWIDE HOME LOANS, INC.


                                       By: /s/ Kushal Bhakta
                                          ------------------------------------
                                          Name: Kushal Bhakta
                                          Its:  First Vice President


                                       COUNTRYWIDE HOME LOANS SERVICING LP


                                       By: /s/ Kushal Bhakta
                                          ------------------------------------
                                          Name: Kushal Bhakta
                                          Its:  Authorized Signatory


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By: /s/ Valerie Kay
                                          ------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director


                                        MORGAN STANLEY ABS CAPITAL I INC.



                                       By: /s/ Valerie Kay
                                          ------------------------------------
                                          Name:  Valerie Kay
                                          Its:   Managing Director

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

    (Delivered to the Securities Administrator and the Trustee on the Closing
                                      Date)

--------------------------------------------------------------------------------


                  MORTGAGE LOAN SALE AND SERVICING AGREEMENT

                                      among

                          COUNTRYWIDE HOME LOANS, INC.,
                                    as Seller

                      COUNTRYWIDE HOME LOANS SERVICING LP,
                                   as Servicer

                                       and

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,
                                  as Purchaser

                           Dated as of October 1, 2005

                                  Conventional,
                           Fixed and Adjustable Rate,
                       Subprime Residential Mortgage Loans


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

SECTION 1.        DEFINITIONS.................................................

SECTION 2.        PURCHASE AND CONVEYANCE.....................................

SECTION 3.        MORTGAGE LOAN SCHEDULE......................................

SECTION 4.        PURCHASE PRICE..............................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES...............................

SECTION 6.        DELIVERY OF MORTGAGE LOAN DOCUMENTS.........................

Subsection 6.01     Possession of Mortgage Files..............................
Subsection 6.02     Books and Records.........................................
Subsection 6.03     Delivery of Mortgage Loan Documents.......................
Subsection 6.04     MERS Designated Loans.....................................

SECTION 7.        REPRESENTATIONS, WARRANTIES AND COVENANTS; REMEDIES FOR
                  BREACH......................................................

Subsection 7.01     Representations and Warranties Regarding Individual
                    Mortgage Loans............................................
Subsection 7.02     Seller and Servicer Representations.......................
Subsection 7.03     Remedies for Breach of Representations and Warranties.....
Subsection 7.04     Repurchase of Mortgage Loans with First Payment Defaults..
Subsection 7.05     Premium Recapture.........................................
Subsection 7.06     Representations and Warranties Regarding the Purchaser....

SECTION 8.        CLOSING.....................................................

SECTION 9.        CLOSING DOCUMENTS...........................................

SECTION 10.       COSTS.......................................................

SECTION 11.       ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS..........

Subsection 11.01    Servicer to Act as Servicer...............................
Subsection 11.02    Liquidation of Mortgage Loans.............................
Subsection 11.03    Collection of Mortgage Loan Payments......................
Subsection 11.04    Establishment of Custodial Account; Deposits in Custodial
                    Account...................................................
Subsection 11.05    Withdrawals From the Custodial Account....................
Subsection 11.06    Establishment of Escrow Account; Deposits in Escrow
                    Account...................................................
Subsection 11.07    Withdrawals From Escrow Account...........................
Subsection 11.08    Payment of Taxes, Insurance and Other Charges;
                    Collections Thereunder....................................
Subsection 11.09    Transfer of Accounts......................................
Subsection 11.10    Maintenance of Hazard Insurance...........................
Subsection 11.11    Fidelity Bond; Errors and Omissions Insurance.............
Subsection 11.12    Title, Management and Disposition of REO Property.........
Subsection 11.13    Servicing Compensation....................................
Subsection 11.14    Distributions.............................................
Subsection 11.15    Statements to the Purchaser...............................
Subsection 11.16    Advances by the Servicer..................................
Subsection 11.17    Assumption Agreements.....................................
Subsection 11.18    Satisfaction of Mortgages and Release of Mortgage Files...
Subsection 11.19    Annual Statement as to Compliance.........................
Subsection 11.20    Annual Independent Public Accountants' Servicing Report
                    or Attestation............................................
Subsection 11.21    Servicer Shall Provide Access and Information as
                    Reasonably Required.......................................
Subsection 11.22    Transfer of Servicing.....................................

SECTION 12.       THE SERVICER................................................

Subsection 12.01    Indemnification; Third Party Claims.......................
Subsection 12.02    Merger or Consolidation of the Seller or Servicer.........
Subsection 12.03    Limitation on Liability of the Servicer and Others........
Subsection 12.04    Seller and Servicer Not to Resign.........................

SECTION 13.       DEFAULT.....................................................

Subsection 13.01    Events of Default.........................................
Subsection 13.02    Waiver of Defaults........................................

SECTION 14.       TERMINATION.................................................

Subsection 14.01    Termination...............................................
Subsection 14.02    Termination of the Servicer Without Cause.................
Subsection 14.03    Successors to the Servicer................................

SECTION 15.       COOPERATION OF SELLER AND THE SERVICER WITH A RECONSTITUTION

SECTION 16.       NOTICES.....................................................

SECTION 17.       SEVERABILITY CLAUSE.........................................

SECTION 18.       NO PARTNERSHIP..............................................

SECTION 19.       COUNTERPARTS................................................

SECTION 20.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS...

SECTION 21.       MANDATORY DELIVERY..........................................

SECTION 22.       INTENTION OF THE PARTIES....................................

SECTION 23.       SUCCESSORS AND ASSIGNS......................................

SECTION 24.       WAIVERS.....................................................

SECTION 25.       EXHIBITS....................................................

SECTION 26.       GENERAL INTERPRETIVE PRINCIPLES.............................

SECTION 27.       REPRODUCTION OF DOCUMENTS...................................

SECTION 28.       AMENDMENT...................................................

SECTION 29.       CONFIDENTIALITY.............................................

SECTION 30.       ENTIRE AGREEMENT............................................

SECTION 31.       FURTHER AGREEMENTS..........................................

SECTION 32.       NO SOLICITATION.............................................

SECTION 33.       WAIVER OF JURY TRIAL........................................


                               EXHIBITS

EXHIBIT 1       MORTGAGE LOAN DOCUMENTS
EXHIBIT 2       CONTENTS OF EACH MORTGAGE FILE
EXHIBIT 3       FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT
EXHIBIT 4       FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 5       FORM OF CUSTODIAL ACCOUNT LETTER AGREEMENT
EXHIBIT 6       FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 7       FORM OF ESCROW ACCOUNT LETTER AGREEMENT
EXHIBIT 8       [RESERVED]
EXHIBIT 9       FORM OF MONTHLY REMITTANCE REPORT
EXHIBIT 10-1    FORM OF SELLER'S OFFICER'S CERTIFICATE
EXHIBIT 10-2    FORM OF SERVICER'S OFFICER'S CERTIFICATE
EXHIBIT 11      [RESERVED]
EXHIBIT 12      FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT 13      FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT 14      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
EXHIBIT 15      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
EXHIBIT 16      FORM OF ANNUAL CERTIFICATION

                   MORTGAGE LOAN SALE AND SERVICING AGREEMENT

            THIS MORTGAGE LOAN SALE AND SERVICING AGREEMENT (the "Agreement"), dated as of October 1, 2005, is hereby executed by and among MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation (the "Purchaser"), and COUNTRYWIDE HOME LOANS, INC., a New York corporation, as seller (the "Seller" or "Countrywide") and COUNTRYWIDE HOME LOANS SERVICING LP, a Texas limited partnership, as servicer (the "Servicer").

                              W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, on a servicing-retained basis, certain conventional fixed and adjustable rate residential first or second lien mortgage loans (the "Mortgage Loans") serviced by the Servicer as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first lien or a second lien, as applicable, on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser, the Seller and the Servicer wish to prescribe the manner of the conveyance, servicing by the Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Seller and the Servicer agree as follows:

            Section 1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: Practices (including collection procedures) that the Servicer customarily employs and exercises in servicing and administering mortgage loans for its own account that are similar to the Mortgage Loans and which are in accordance with accepted mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions where the related Mortgaged Properties are located.

            Adjustable Rate Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement, the Mortgage Interest Rate of which is adjusted from time to time in accordance with the terms of the related Mortgage Note.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Servicer shall be deemed an Affiliate of the Seller.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Sale and Servicing Agreement including all exhibits, schedules, amendments and supplements hereto.

            ALTA: The American Land Title Association.

            Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by a Qualified Appraiser and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, that in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by a Qualified Appraiser.

            Assignment and Conveyance Agreement: As defined in Section 2.

            Assignment of Mortgage: An individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form and in blank, sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser.

            Business Day: Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the state in which (i) the Servicer is located or (ii) the Custodial Account is maintained, are authorized or obligated by law or executive order to be closed.

            Cash-Out Refinance: A Refinanced Mortgage Loan in which the proceeds received were in excess of the amount of funds required to repay the principal balance of any existing first mortgage on the related Mortgaged Property, pay related closing costs and satisfy any outstanding subordinate mortgages on the related Mortgaged Property and which provided incidental cash to the related Mortgagor of more than the lesser $2,000 or 2% of the original principal balance of such Mortgage Loan.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Closing Documents: The documents required to be delivered on each Closing Date pursuant to Section 9.

            CLTA: The California Land Title Association.

            Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

            Commission: The United States Securities and Exchange Commission.

            Condemnation Proceeds: All awards, compensation and settlements in respect of a taking of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Co-op: A private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Co-op Lease.

            Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

            Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Account: As defined in Subsection 11.04.

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: The custodian under each Custodial Agreement, and its successors in interest, or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Cut-off Date Principal Balance: The aggregate Stated Principal Balance of the Mortgage Loans as of the applicable Cut-off Date, which is determined after the application, to the reduction of principal, of payments of principal due on or before such Cut-off Date, whether or not collected, and of partial principal prepayments received before such Cut-off Date.

            Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced with a Qualified Substitute Mortgage Loan in accordance with this Agreement.

            Delinquent Mortgage Loans: As defined in Subsection 11.01.

            Determination Date: With respect to each Remittance Date, the 18th day (or, if such 18th day is not a Business Day, the following Business Day) of the month in which such Remittance Date occurs.

            Due Date: With respect to each Remittance Date, the first day of the calendar month in which such Remittance Date occurs, which is the day on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to each Remittance Date and any Mortgage Loan, the period beginning on the second day of the month preceding such Remittance Date through and including the first day of the month in which such Remittance Date occurs.

            Eligible Investments: Any one or more of the following obligations or securities:

            (a) obligations of or guaranteed as to principal and interest by Freddie Mac, Fannie Mae or any agency or instrumentality of the United States when such obligations are backed by the full faith and credit of the United States; provided, however, that such obligations of Freddie Mac or Fannie Mae shall be limited to senior debt obligations and mortgage participation certificates except that investments in mortgage-backed or mortgage participation securities with yields evidencing extreme sensitivity to the rate of principal payments on the underlying mortgages shall not constitute Eligible Investments hereunder;

            (b) repurchase agreements on obligations specified in clause (a) maturing not more than one month from the date of acquisition thereof;

            (c) federal funds, certificates of deposit, demand deposits, time deposits and bankers' acceptances (which shall each have an original maturity of not more than ninety (90) days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than thirty (30) days) denominated in United States dollars of any United States depository institution or trust company incorporated under the laws of the United States or any state thereof or of any domestic branch of a foreign depository institution or trust company;

            (d) commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which is rated not lower than "P-2" by Moody's Investors Service, Inc. and rated not lower than "A-2" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.; and

            (e) a money market fund;

provided, however, that no instrument shall be an Eligible Investment if it represents, either (1) the right to receive only interest payments with respect to the underlying debt instrument or (2) the right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest with respect to such instrument provide a yield to maturity greater than 120% of the yield to maturity at par of such underlying obligations.

            Escrow Account: As defined in Subsection 11.06.

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges (to the extent required under the related condominium agreement), and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the Mortgage or any other document.

            Event of Default: Any one of the conditions or circumstances enumerated in Subsection 13.01.

            Fannie Mae: The Federal National Mortgage Association or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 15.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Fidelity Bond: The fidelity bond required to be obtained by the Servicer pursuant to Subsection 11.11.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 15.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary.

            Home Loan: A Mortgage Loan categorized as a Home Loan pursuant to Appendix E of the Standard & Poor's Glossary.

            HUD: The United States Department of Housing and Urban Development, or any successor thereto.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Only Mortgage Loan: A Mortgage Loan that requires payments of interest only during its term and the entire original principal balance at maturity, and that does not amortize during its term.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date as specified in the related Mortgage Note with respect to the initial Interest Rate Adjustment Date, or the related Mortgage Loan Schedule, with respect to subsequent Interest Rate Adjustment Dates.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Liquidation Proceeds: The proceeds received in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of REO Property, Insurance Proceeds and Condemnation Proceeds.

            Loan-to-Value Ratio: With respect to any Mortgage Loan as of any date of determination, the ratio, expressed as a percentage, the numerator of which is the outstanding principal balance of such Mortgage Loan at origination (unless otherwise indicated) and the denominator of which is the Appraised Value of the related Mortgaged Property.

            LPMI Fee: With respect to an LPMI Loan, the LPMI Fee Rate for that LPMI Loan times the Stated Principal Balance of such LPMI Loan as of the applicable Cut-off Date.

            LPMI Fee Rate: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by the Servicer to pay the premium due on the Policy with respect to such LPMI Loan.

            LPMI Loan: Any mortgage loan with respect to which the Servicer is responsible for paying the premium due on the related LPMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

            LPMI Policy: A policy of mortgage guaranty insurance issued by an insurer qualified to do business in the jurisdiction where the Mortgaged Property is located.

            LTV: Loan-to-Value Ratio.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            Maximum Mortgage Interest Rate: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the term of each Adjustable Rate Mortgage Loan shall not at any time exceed such maximum Mortgage Interest Rate set forth in the related Mortgage Note.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with the MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: With respect to any Mortgage Loan, the scheduled payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: With respect to a Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on the Mortgaged Property. With respect to a Co-op Loan, the Security Agreement.

            Mortgage File: With respect to any Mortgage Loan, the items listed in Exhibit 2 hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

            Mortgage Loan: Each mortgage loan sold, assigned and transferred pursuant to this Agreement and identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan.

            Mortgage Loan Documents: With respect to any Mortgage Loan, the documents listed in Exhibit 1 hereto.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest payable to the Purchaser, which shall be equal to the related Mortgage Interest Rate minus the related Servicing Fee Rate and the LPMI Fee, if any.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) [reserved]; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) payment current through date; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) the type of lien (i.e. First or Second Lien Loan); (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, Cash-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) [reserved]; (26) the loan's risk grade (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) [reserved]; (29) the Mortgage Interest Rate as of origination; (30) the credit risk score (FICO score); (31) the date of origination; (32) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor; (35) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (36) [reserved]; (37) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization;
(38) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (39) a code indicating whether the Mortgage Loan is a Home Loan; (40) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (41) the Due Date for the first Monthly Payment; (42) the original Monthly Payment due; (43) a code indicating whether there is a LPMI Policy, the percentage of coverage and the LPMI Fee, if any;
(44) Appraised Value; (45) appraisal type; (46) LPMI Fee Rate; (47) LPMI Loan;
(48) [reserved]; (49) the MERS Identification Number, if applicable; and (50) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans;
(5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The original executed note or other evidence of the Mortgage Loan indebtedness of a Mortgagor, including any riders or addenda thereto.

            Mortgaged Property: With respect to a Mortgage Loan that is not a Co-op Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling. With respect to a Co-op Loan, the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

            Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

            Mortgagor: The obligor on a Mortgage Note, who is an owner of the Mortgaged Property and the grantor or mortgagor named in the Mortgage and such grantor's or mortgagor's successors in title to the Mortgaged Property.

            NAIC: The National Association of Insurance Commissioners or any successor thereto.

            OCC: Office of the Comptroller of the Currency, or any successor thereto.

            Officer's Certificate: A certificate signed by a Vice President or a more senior officer, and by the Treasurer, the Secretary, or one of the Assistant Treasurers or the Assistant Secretaries of the Person on behalf of whom such certificate is being delivered.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller or the Servicer, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an eligible account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or Servicer or in an Affiliate of either and
(iii) is not connected with the Seller or Servicer as an officer, employee, director or person performing similar functions.

            OTS: The Office of Thrift Supervision or any successor thereto.

            Owner: As defined in Subsection 11.12.

            P&I Advance: As defined in Subsection 11.16.

            Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-offered or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Payment Adjustment Date: As to each Adjustable Rate Mortgage Loan, the date on which an adjustment to the Monthly Payment on a Mortgage Note becomes effective.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect.

            Periodic Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

            Person: An individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Preliminary Mortgage Loan Schedule: The initial schedule of Mortgage Loans delivered prior to the related Closing Date setting forth the information described under the definition of Mortgage Loan Schedule with respect to each Mortgage Loan in the related Mortgage Loan Package.

            Prepayment Interest Excess: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the period from the related Due Date to the end of the related Principal Prepayment Period, any prepayment of interest received in connection therewith (net of any applicable Servicing Fee) representing interest accrued for any portion of such month of receipt.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage. Such Prepayment Penalties shall be retained by the Purchaser.

            Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal (Northeast edition).

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment Period: With respect to each Remittance Date and any Mortgage Loan, the period beginning on the sixteenth day of the month preceding such Remittance Date through and including the fifteenth day of the month in which such Remittance Date occurs.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller pursuant to this Agreement in exchange for the Mortgage Loans purchased on such Closing Date, which shall be the percentage of par (expressed as a decimal) set forth in the Purchase Price and Terms Agreement times the applicable Cut-off Date Principal Balance.

            Purchase Price Percentage: The percentage of par (expressed as decimal) set forth in the related Purchase Price and Terms Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder and thereunder, between the Seller and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied all of the requirements of Fannie Mae or Freddie Mac in effect from time to time, as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, be approved by the Purchaser and (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than one percent (1%) greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Cap and Index); (v) comply as of the date of substitution with each representation and warranty set forth in Subsection 7.01 of this Agreement; (vi) be current in the payment of principal and interest;
(vii) be secured by a Mortgaged Property of the same type and occupancy status as secured the Deleted Mortgage Loan; and (viii) have payment terms that do not vary in any material respect from those of the Deleted Mortgage Loan.

            Rate/Term Refinance: A Refinanced Mortgage Loan, in which the proceeds received were not in excess of the amount of funds required to repay the principal balance of any existing first mortgage loan on the related Mortgaged Property, pay related closing costs and satisfy any outstanding subordinate mortgages on the related Mortgaged Property and did not provide incidental cash to the related Mortgagor of more than two percent (2%) of the original principal balance of such Mortgage Loan.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution Agreement: As defined in Section 15.

            Record Date: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

            Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

            Regulation AB: Regulation AB under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as such Regulation is amended from time to time.

            Remittance Date: The 24th day of any month (or, if such 24th day is not a Business Day, the following Business Day).

            REO Disposition: The final sale by the Servicer of an REO Property.

            REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Subsection 11.12.

            REO Property: A Mortgaged Property acquired by the Servicer through foreclosure or deed in lieu of foreclosure, as described in Subsection 11.12.

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project, or (iv) a one-family dwelling in a planned unit development, none of which is a co-operative, mobile or Manufactured Home.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The federal Securities Act of 1933, as amended.

            Securities Exchange Act: The federal Securities Exchange Act of 1934, as amended.

            Security Agreement: The agreement creating a security interest in the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

            Seller: As defined in the initial paragraph of this Agreement, together with its successors in interest.

            Servicer: As defined in the initial paragraph of this Agreement, together with its successors and assigns as permitted under the terms of this Agreement.

            Servicing Advances: All customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, and (iv) payments made by the Servicer with respect to a Mortgaged Property pursuant to Subsection 11.08.

            Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Servicer, which shall, for each month, be equal to one-twelfth of (i) the product of the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed, and shall be pro rated (based upon the number of days of the related month the Servicer so acted as Servicer relative to the number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Subsection 11.05) of related Monthly Payments collected by the Servicer, or as otherwise provided under Subsection 11.05.

            Servicing Fee Rate: With respect to each Mortgage Loan, the per annum rate set forth in the applicable Purchase Price and Terms Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer, during the period in which the Servicer is acting as servicer pursuant to this Agreement, consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser, its designee or the Custodian and copies of the Mortgage Loan Documents listed on Exhibit 1 hereto.

            Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished to the Purchaser by the Servicer, as such list may be amended from time to time.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Stated Principal Balance: As to each Mortgage Loan as to any date of determination, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (without duplication) (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof on such Mortgage Loan.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 7.03 and 12.01.

            Transfer Date: In the event the Servicer is terminated as servicer of a Mortgage Loan pursuant to Subsections 12.04, 13.01, 14.01(c) or 14.02, the date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of such Mortgage Loans, and the Servicer, shall cease all servicing responsibilities.

            Underwriting Guidelines: The then-current underwriting guidelines of the Seller applicable to the Mortgage Loans for the Mortgage Loan Package, a copy of which shall be attached as an exhibit to the related Assignment and Conveyance Agreement.

            Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            Section 2. Purchase and Conveyance. The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein. The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit 14 (the "Assignment and Conveyance Agreement").

            With respect to each Mortgage Loan purchased, the Purchaser shall own and be entitled to receive: (a) all scheduled principal due after the related Cut-off Date, (b) all other payments and/or recoveries of principal collected after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Servicer after the related Cut-off Date shall belong to the Seller), and (c) all payments of interest on the Mortgage Loans net of the Servicing Fee and LPMI Fee, if any, (minus that portion of any such interest payment that is allocable to the period prior to the related Cut-off Date).

            For the purposes of this Agreement, payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to reduce the Stated Principal Balance as of the related Cut-off Date. Such prepaid amounts (minus the applicable Servicing Fee) shall be the property of the Purchaser. The Seller shall remit to the Servicer for deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser, for remittance by the Servicer to the Purchaser on the appropriate Remittance Date. All payments of principal and interest, less the applicable Servicing Fee, due on a Due Date following the related Cut-off Date shall belong to the Purchaser.

            Section 3. Mortgage Loan Schedule. The Seller from time to time shall provide the Purchaser with a Preliminary Mortgage Loan Schedule setting forth certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement.

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall include all Mortgage Loans to be purchased on the related Closing Date.

            Section 4. Purchase Price. Subject to the conditions set forth herein, the Purchaser shall pay the Purchase Price plus accrued interest on the Stated Principal Balance of each Mortgage Loan as of the applicable Cut-off Date at its Mortgage Loan Remittance Rate from the related Cut-off Date through the day prior to the related Closing Date, both inclusive, to the Seller on the related Closing Date. Such payment shall be made by wire transfer of immediately available funds to the account designated by the Seller.

            Section 5. Examination of Mortgage Files. At least five (5) Business Days prior to the related Closing Date, the Seller shall either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage to the extent available (other than with respect to MERS Designated Mortgage Loans), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans do not conform to any of the requirements set forth in the related Purchase Price and Terms Agreement, or as an Exhibit annexed thereto, the Purchaser may delete such Mortgage Loans from the related Mortgage Loan Schedule, and such Deleted Mortgage Loan (or Loans) may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Mortgage File with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan as the price and in the manner specified in Subsection 7.03.

            Section 6. Delivery of Mortgage Loan Documents.

            Subsection 6.01 Possession of Mortgage Files. The contents of each Mortgage File required to be retained by or delivered to the Servicer to service the Mortgage Loans pursuant to this Agreement and thus not delivered to the Purchaser, or its designee, are and shall be held in trust by the Servicer for the benefit of the Purchaser as the owner thereof. The Servicer's possession of any portion of each such Mortgage File is at the will of the Purchaser for the sole purpose of facilitating servicing of the Mortgage Loans pursuant to this Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, each Mortgage and the contents of each Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Servicer at the will of the Purchaser in such custodial capacity only. The Mortgage File retained by the Servicer with respect to each Mortgage Loan pursuant to this Agreement shall be appropriately identified in the Servicer's computer system to reflect clearly the sale of such related Mortgage Loan to the Purchaser. The Servicer shall release from its custody the contents of any Mortgage File retained by it only in accordance with this Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 7.03 or if required under applicable law or court order.

            Subsection 6.02 Books and Records. Record title to each Mortgage and the related Mortgage Note as of the related Closing Date shall be in the name of the Seller, or of an Affiliate of the Seller; provided, however, that if a Mortgage has been recorded in the name of MERS or its designee, the Seller is shown as the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. Notwithstanding the foregoing, ownership of each Mortgage and the related Mortgage Note shall be vested solely in the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Servicer after the related Cut-off Date and due on or after such Cut-off Date on or in connection with a Mortgage Loan as provided in Section 2 shall be vested in the Purchaser; provided, however, that all such funds received on or in connection with a Mortgage Loan as provided in Section 2 shall be received and held by the Servicer in trust for the benefit of the Purchaser as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the related Mortgage Loans by the Seller and not a pledge of such Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. Consequently, the sale of each Mortgage Loan shall be reflected as a purchase on the Purchaser's business records, tax returns and financial statements, and as a sale of assets on the Seller's business records, tax returns and financial statements.

            Subsection 6.03 Delivery of Mortgage Loan Documents. The Seller shall (i) at least two (2) Business Days prior to the related Closing Date (with respect to any Mortgage Loan Package for up to 250 Mortgage Loans), or (ii) at least three (3) Business Days prior to the related Closing Date (with respect to any Mortgage Loan Package for more than 250 Mortgage Loans), or, in either case, such later date as the Purchaser may reasonably request, deliver and release to the Purchaser, or its designee, the Mortgage Loan Documents with respect to each Mortgage Loan pursuant to a bailee letter agreement.

            To the extent received by it, the Servicer shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks after their execution; provided, however, that the Servicer shall provide the Purchaser, or its designee, with a copy, certified by the Servicer as a true copy, of any such document submitted for recordation within two (2) weeks after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within two (2) weeks following receipt of the original document by the Servicer; provided, however, that such original recorded document or certified copy thereof shall be delivered to the Purchaser no later than 270 days following the related Closing Date, unless there has been a delay at the applicable recording office.

            In the event any document required to be delivered hereunder, including an the original or copy of any document submitted for recordation to the appropriate public recording office, is not delivered to the Purchaser or its designee within 270 days following the related Closing Date, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 7.03. The foregoing repurchase obligation shall not apply if the Seller cannot cause the Servicer to deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that (i) the Servicer shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Servicer, confirming that such document has been accepted for recording, and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the Assignments of Mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 MERS Designated Loans. With respect to each MERS Designated Mortgage Loan, the Seller shall, on the related Closing Date or the next Business Day, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System, such listing to be effected within 2 Business Days of the related Closing Date. In addition, within two (2) Business Days of the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person listed as Interim Funder with respect to each MERS Designated Mortgage Loan.

            Section 7. Representations, Warranties and Covenants; Remedies for Breach.

            Subsection 7.01 Representations and Warranties Regarding Individual Mortgage Loans. The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct in all material respects;

            (b) Payments Current. All payments of principal and interest required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any material respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related LPMI Policy and the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related LPMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any valid right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Underwriting Guidelines. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms with the Underwriting Guidelines. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. At the time of origination, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and Prepayment Penalties, have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, to the extent required by applicable law, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. With respect to a Mortgage Loan that is not a Co-op Loan and is not secured by an interest in a leasehold estate, the Mortgaged Property is a fee simple estate that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation); provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was being used for commercial purposes, and to the best of Seller's knowledge, no portion of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is being used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first or second lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property. The lien of the Mortgage is subject only to:

                  (A) the lien of current real property taxes and assessments not yet due and payable;

                  (B) with respect to any Second Lien Loan, the lien of the
            related first mortgage loan;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first or second lien and first or second priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            With respect to any Co-op Loan, the related Mortgage is a valid, subsisting and enforceable first or second priority security interest on the related cooperative shares securing the Mortgage Note, subject only to (a) liens of the related residential cooperative housing corporation for unpaid assessments representing the Mortgagor's pro rata share of the related residential cooperative housing corporation's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security interest intended to be provided by the related Security Agreement;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan has taken place on the part of the Seller, or, to the best of the Seller's knowledge, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of such Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. Immediately prior to the payment of the purchase price, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%.

            (p) Title Insurance. With respect to a Mortgage Loan which is not a Co-op Loan, the Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable under the Underwriting Guidelines and each such title insurance policy is issued by a title insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A) through (D) of paragraph (j) of this Subsection 7.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its Affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. Other than liens insured against by a title policy, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Maximum Mortgage Interest Rate and the Periodic Rate Cap and the Periodic Rate Floor are as set forth on the related Mortgage Loan Schedule. As stated in the related Mortgage Note, the Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (generally rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Except with respect to Interest Only Mortgage Loans, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan by its original terms or any modification thereof, does not provide for amortization beyond its scheduled maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

            (w) Occupancy of the Mortgaged Property. As of the origination of the Mortgage Loan, the related Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian;

            (bb) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (cc) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder;

            (dd) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ee) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (ff) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the Mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (gg) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or, to the best of the Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. At the time of origination and, to the best of the Seller's knowledge as of the Closing Date, the related Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (hh) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (ii) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

            (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, LPMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in such policies or bonds including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller, or, to the best of Seller's knowledge, by any third party;

            (kk) No Violation of Environmental Laws. At the time of origination and to the best of the Seller's knowledge as of the Closing Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (ll) Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, as amended, or other similar state statute;

            (mm) Appraisal. Unless the Mortgage Loan was underwritten in accordance with one of the Seller's streamline documentation programs (as described in the Underwriting Guidelines) and identified on the Mortgage Loan Schedule, the Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (nn) Disclosure Materials. The Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans;

            (oo) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (pp) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (qq) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (rr) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (ss) [Reserved];

            (tt) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (uu) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the Mortgagee under the Mortgage Loan and allows such Mortgagee to cure any default under the related first lien Mortgage;

            (vv) No Failure to Cure Default. With respect to Second Lien Loans, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (ww) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

            (xx) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the Mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the Mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (yy) Prepayment Penalty. Each Mortgage Loan that is subject to a Prepayment Penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule and each such Prepayment Penalty is permitted pursuant to applicable federal, state or local law. Except as set forth on the related Mortgage Loan Schedule, no Prepayment Penalty may be imposed for a term in excess of five (5) years following origination;

            (zz) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002, through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (aaa) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (bbb) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ccc) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable;

            (ddd) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (eee) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (fff) Mortgagor Bankruptcy. On or prior to the date related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property; and

            (ggg) No Arbitration. Solely with respect to each Mortgage Loan that
(i) has an original Stated Principal Balance that meets Fannie Mae or Freddie Mac limits for conforming mortgage loans, and (ii) is subsequently sold to Fannie Mae or Freddie Mac, no Mortgage Loan originated on or after August 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 7.02. Seller and Servicer Representations. Each of the Seller and Servicer hereby represents and warrants to the Purchaser that, as of the related Closing Date:

            (a) Due Organization and Authority. The Seller and the Servicer are each validly existing, and in good standing under the laws of their jurisdiction of incorporation or formation and have all licenses necessary to carry on their business as now being conducted and are licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller or the Servicer. Each of the Seller and the Servicer have the power and authority to execute and deliver this Agreement and to perform their obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller and the Servicer, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite action has been taken by the Seller and the Servicer to make this Agreement valid and binding upon the Seller and the Servicer in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or the Servicer is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller and the Servicer, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement by the Seller and the Servicer, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter or by-laws or the Servicer's partnership agreement or any legal restriction or any agreement or instrument to which the Seller or the Servicer are now a party or by which they are bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller, the Servicer or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to best of knowledge of the Seller or the Servicer, threatened against the Seller or the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may reasonably result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the Servicer, or in any material impairment of the right or ability of the Seller and the Servicer to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Servicer, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller and the Servicer contemplated herein, or which would be likely to impair materially the ability of the Seller or the Servicer to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. Neither the Seller nor the Servicer believes, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the Servicer are solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

            (i) Servicer's Ability to Service. The Servicer is an approved seller/servicer for Fannie Mae and Freddie Mac in good standing and is a mortgagee approved by the Secretary of HUD. No event has occurred, including a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements;

            (j) Reasonable Servicing Fee. The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

            (k) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 7.01 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 9 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Pass-Through Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (q) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial Statements that would have a material adverse effect on its ability to perform its obligations under this Agreement.

            Subsection 7.03. Remedies for Breach of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Subsections 7.01 and 7.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or lack of examination of any Mortgage File. Upon discovery by the Seller, the Servicer or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other relevant parties.

            Within ninety (90) days after the earlier of either discovery by or notice to the Seller and the Servicer of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall repurchase such Mortgage Loan or Mortgage Loans at the Repurchase Price. Notwithstanding the above sentence, within sixty (60) days after the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clauses (qq), (yy), (zz),
(aaa), (bbb), or (ggg) of Subsection 7.01, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 7.02, and such breach cannot be cured in sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach, shall involve a representation or warranty set forth in Subsection 7.01 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within two hundred seventy (270) days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Qualified Substitute Mortgage Loans; provided, however, that any such substitution shall be effected not later than two hundred seventy (270) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan pursuant to the foregoing provisions of this Subsection 7.03 shall occur on a date designated by the Purchaser, and acceptable to the Seller, and shall be accomplished by the Seller remitting to the Servicer for deposit the amount of the Repurchase Price in the Custodial Account for distribution to the Purchaser on the next scheduled Remittance Date.

            At the time of repurchase of any deficient Mortgage Loan (or removal of any Deleted Mortgage Loan), the Purchaser and the Seller shall arrange for the assignment of the repurchased Mortgage Loan (or Deleted Mortgage Loan) to the Seller or its designee and the delivery to the Seller of any documents held by the Purchaser relating to the repurchased Mortgage Loan in the manner required by this Agreement with respect to the purchase and sale of such Mortgage Loan on the related Closing Date. In the event the Repurchase Price is deposited in the Custodial Account, the Seller shall, simultaneously with its remittance to the Servicer of such Repurchase Price for deposit, give written notice to the Purchaser that such deposit has taken place. Upon such repurchase, the related Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

            As to any Deleted Mortgage Loan for which the Seller substitutes one or more Qualified Substitute Mortgage Loans, the Seller shall be deemed to have made the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall effect such substitution by delivering to the Purchaser for each Qualified Substitute Mortgage Loan the Mortgage Note, the Mortgage, the Assignment of Mortgage and such other documents and agreements as are required by Subsection
6.03. The Seller shall remit to the Servicer for deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on each Qualified Substitute Mortgage Loan in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan. The Seller shall give written notice to the Purchaser that such substitution has taken place and shall amend the related Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan. Upon such substitution, each Qualified Substitute Mortgage Loan shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan, as of the date of substitution, the covenants, representations and warranties set forth in Subsections 7.01 and 7.02.

            For any month in which the Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be remitted to the Servicer by the Seller for distribution by the Servicer in the month of substitution pursuant to Subsection 11.04. Accordingly, on the date of such substitution, the Seller will remit to the Servicer from its own funds for deposit into the Custodial Account an amount equal to the amount of such shortfall plus one month's interest thereon at the Mortgage Loan Remittance Rate.

            In addition to such repurchase or substitution obligation, the Seller and the Servicer, jointly and severally, shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller or of the Servicer of the representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 7.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 7.03 and in Subsection 12.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller or the Servicer relating to or arising out of the breach of any representations and warranties made in Subsections 7.01 and 7.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller or the Servicer to the Purchaser, (ii) failure by the Seller or the Servicer to cure such breach, substitute a Qualified Substitute Mortgage Loan, or repurchase such Mortgage Loan as specified above and (iii) demand upon the Seller or the Servicer by the Purchaser for compliance with this Agreement.

            Subsection 7.04 Repurchase of Mortgage Loans with First Payment Defaults. If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment after the related Closing Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the Repurchase Price. The Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of such request.

            Subsection 7.05 Premium Recapture.

            With respect to any Mortgage Loan that prepays in full during the first month following the Closing Date, the Seller shall pay the Purchaser, within three (3) business days after such prepayment in full, (a) with respect to any Mortgage Loan without a prepayment penalty, an amount equal to the difference between (i) the Purchase Price for such Mortgage Loan and (ii) the outstanding principal balance of such Mortgage Loan as of the cut-off date, and
(b) with respect to any Mortgage Loan with a prepayment penalty, an amount equal to the difference between (i) the Purchase Price for such Mortgage Loan and (ii) the sum of (x) the outstanding principal balance of such Mortgage Loan as of the cut-off date and (y) the prepayment penalty contractually due. This premium protection will be assignable.

            Subsection 7.06 Representations and Warranties Regarding the Purchaser.

            The Purchaser represents, warrants and covenants to the Seller and the Servicer that as of each Closing Date:

            (a) Due Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all licenses necessary to carry on its business as now being conducted. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the Purchaser in accordance with their terms;

            (b) No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter or by-laws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound;

            (c) No Litigation Pending. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending or to the knowledge of the Purchaser threatened, against the Purchaser or with respect to this Agreement, which if adversely determined would have a material adverse effect on the transactions contemplated by this Agreement; and

            (d) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            Section 8. Closing. The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree. Each closing shall be subject to each of the following conditions:

            (a) all of the representations and warranties of the Seller and the Servicer in this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement;

            (b) the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in Section 9, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories as required pursuant to the terms hereof; and

            (c) all other terms and conditions of this Agreement shall have been complied with.

            Section 9. Closing Documents. On the related Closing Date (or, with respect to Section 9(p) below, within the time period specified therein), the Purchaser, the Seller and the Servicer, as applicable, shall deliver, or the Purchaser shall cause the Custodian to deliver, to the Purchaser's attorneys in escrow fully executed originals of:

            (a) this Agreement (to be executed and delivered only for the initial Closing Date);

            (b) the related Purchase Price and Terms Agreement, executed in four
(4) counterparts;

            (c) with respect to the initial Closing Date, a Custodial Account Certification in the form attached as Exhibit 4 hereto or a Custodial Account Letter Agreement in the form attached as Exhibit 5 hereto;

            (d) with respect to the initial Closing Date, an Escrow Account Certification in the form attached as Exhibit 6 hereto or an Escrow Account Letter Agreement in the form attached as Exhibit 7 hereto;

            (e) the related Mortgage Loan Schedule, segregated by Mortgage Loan Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance Agreement as the Mortgage Loan Schedule thereto;

            (f) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit 10-1 hereto with respect to the Seller, including all attachments thereto and with respect to subsequent Closing Dates, an Officer's Certificate upon reasonable request of the Purchaser;

            (g) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit 10-2 hereto with respect to the Servicer, including all attachments thereto and with respect to subsequent Closing Dates, an Officer's Certificate upon reasonable request of the Purchaser;

            (h) with respect to the initial Closing Date, an Opinion of Counsel of the Seller and Servicer (who may be an employee of the Seller or the Servicer), in the form reasonably acceptable to the Purchaser and with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon the reasonable request of the Purchaser;

            (i) with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

            (j) a Security Release Certification, in the form of Exhibit 12 or
Exhibit 13, as applicable, hereto executed by any person, as requested by the Purchaser, with respect to any Mortgage Loan which, as of the related Closing Date, is subject to any security interest, pledge or hypothecation for the benefit of such person;

            (k) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            (l) with respect to each Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance Agreement;

            (m) Assignment and Conveyance Agreement in the form of Exhibit 14 hereto, including all exhibits thereto;

            (n) a Custodian's Certification, as required under the Custodial Agreement, in the form required by the Custodial Agreement; and

            (o) no later than 2 Business Days after the related Closing Date, a MERS Report listing the Purchaser as Investor, the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller and Servicer shall bear the risk of loss of their respective closing documents until such time as they are received by the Purchaser or its attorneys.

            Section 10. Costs. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage including recording fees, fees for title policy endorsements and continuations, fees for recording the initial Assignments of Mortgage, and the Seller's and Servicer's attorney's fees, shall be paid by the Seller and the Servicer, respectively.

            Section 11. Administration and Servicing of the Mortgage Loans.

            Subsection 11.01 Servicer to Act as Servicer. The Servicer shall service and administer the Mortgage Loans in accordance with this Agreement and Accepted Servicing Practices and the terms of the Mortgage Notes and Mortgages, and shall have full power and authority, acting alone or through sub-servicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement. The Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder.

            Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor; provided, however, that (unless the Mortgagor is in default with respect to the Mortgage Loan, or such default is, in the judgment of the Servicer, imminent, and the Servicer has the consent of the Purchaser) the Servicer shall not permit any modification with respect to any Mortgage Loan which materially and adversely affects the Mortgage Loan, including without limitation, any modification that would defer or forgive the payment of any principal or interest, change the outstanding principal amount (except for actual payments of principal), make any future advances, extend the final maturity date or change the Mortgage Interest Rate, as the case may be, with respect to such Mortgage Loan. Notwithstanding the foregoing, the Servicer shall not waive any Prepayment Penalty or portion thereof unless (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership or other similar laws relating to creditors' rights generally or is otherwise prohibited by law, or (ii) the enforceability thereof shall have been permanently limited due to acceleration in connection with a foreclosure or other involuntary payment or (iii) in the Servicer's reasonable judgment, (x) such waiver relates to a default or a reasonably foreseeable default, (y) such waiver would maximize recovery of total proceeds taking into account the value of such Prepayment Penalty and related Mortgage Loan and (z) doing so is in accordance with Acceptable Servicing Practices (including any waiver of a Prepayment Penalty in connection with a refinancing of a Mortgage Loan that is related to a default or reasonably foreseeable default). Except as provided in the preceding sentence, in no event will the Servicer waive a Prepayment Penalty in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default. If the Servicer waives or does not collect all or a portion of a Prepayment Penalty relating to a Principal Prepayment in full or in part due to any action or omission of the Servicer, other than as permitted above, the Servicer shall deposit from its own funds without any right of reimbursement therefor the amount of such Prepayment Penalty (or such portion thereof as had been waived for deposit) into the Custodial Account for distribution in accordance with the terms of this Agreement. In connection with any waiver of a Prepayment Penalty by the Servicer, the Servicer shall account for such waiver in its monthly reports as agreed upon by the Servicer and the Purchaser. Without limiting the generality of the foregoing, the Servicer in its own name or acting through sub-servicers or agents is hereby authorized and empowered by the Purchaser when the Servicer believes it appropriate and reasonable in its best judgment, to execute and deliver, on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Purchaser pursuant to the provisions of Subsection 11.12. The Servicer shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Purchaser shall furnish to the Servicer any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

            Notwithstanding anything to the contrary in this Agreement, the Purchaser may at any time and from time to time, in its sole discretion, upon written notice to the Servicer, with respect to (1) any REO Property or (2) all Mortgage Loans that are 90 or more days delinquent as of the date of such notice and any Mortgage Loans that subsequently become 90 or more days delinquent following the date of such notice (for the purposes of this paragraph such Mortgage Loans, "Delinquent Mortgage Loans"), terminate the Servicer's servicing obligations hereunder with respect to such REO Properties and Delinquent Mortgage Loans, upon reimbursement of any unreimbursed advances owed to the Servicer and payment of the termination fee referred to in Subsection 14.02. Upon the effectiveness of any such termination of the Servicer's servicing obligations with respect to any such REO Property or Delinquent Mortgage Loan, the Servicer shall deliver all agreements, documents, and instruments related thereto to the Purchaser, in accordance with Accepted Servicing Practices and applicable law and shall transfer servicing to the Purchaser's designee in accordance with Acceptable Servicing Practices, at the sole cost and expense of the Purchaser.

            Subsection 11.02 Liquidation of Mortgage Loans. If any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as it shall deem to be in the best interest of the Purchaser. If any payment due under any Mortgage Loan remains delinquent for a period of one hundred twenty (120) days or more, the Servicer shall commence foreclosure proceedings in accordance with the guidelines set forth by Fannie Mae or Freddie Mac. In such event, the Servicer shall from its own funds and to the extent deemed recoverable make all necessary and proper Servicing Advances.

            Subsection 11.03 Collection of Mortgage Loan Payments. Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable. Further, the Servicer will in accordance with Accepted Servicing Practicies ascertain and estimate taxes, assessments, fire and hazard insurance premiums, and all other charges that, as provided in any Mortgage, will become due and payable to the end that the installments payable by the Mortgagors, if applicable, will be sufficient to pay such charges as and when they become due and payable.

            Subsection 11.04 Establishment of Custodial Account; Deposits in Custodial Account. The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the "Custodial Account"), titled "[SERVICER], in trust for Morgan Stanley Mortgage Capital Inc. as Purchaser of Mortgage Loans and various Mortgagors." Such Custodial Account shall be established with a commercial bank, a savings bank or a savings and loan association (which may be a depository Affiliate of the Servicer) which meets the guidelines set forth by Fannie Mae or Freddie Mac as an eligible depository institution for custodial accounts. In any case, the Custodial Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Servicer. The creation of any Custodial Account shall be evidenced by (i) a certification in the form of Exhibit 4 hereto, in the case of an account established with a depository Affiliate of the Servicer, or (ii) a letter agreement in the form of Exhibit 5 hereto, in the case of an account held by a depository other than an Affiliate of the Servicer. In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser upon request.

            The Servicer shall deposit in the Custodial Account within two (2) Business Days following receipt thereof, and retain therein the following payments and collections received or made by it subsequent to the related Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the related Cut-off Date):

            (a) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (b) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

            (c) all Liquidation Proceeds;

            (d) all proceeds received by the Servicer under any title insurance policy, hazard insurance policy, or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices;

            (e) all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices;

            (f) any amount required to be deposited in the Custodial Account pursuant to Subsections 11.14, 11.16 and 11.18;

            (g) any amount required to be deposited by the Servicer in connection with any REO Property pursuant to Subsection 11.12;

            (h) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Subsection 7.03, and all amounts required to be deposited by the Servicer in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Subsection 7.03; and

            (i) with respect to each Principal Prepayment in full, an amount (to be paid by the Servicer out of its own funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment in full, equals one month's interest on the amount of principal so prepaid for the month of prepayment at the applicable Mortgage Loan Remittance Rate; provided, however, that the Servicer's aggregate obligations under this paragraph for any month shall be limited to the total amount of Servicing Fees actually received with respect to the Mortgage Loans by the Servicer during such month.

            The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees, (excluding any Prepayment Penalties, which shall belong to the Purchaser), Prepayment Interest Exess and other ancillary fees need not be deposited by the Servicer in the Custodial Account.

            The Servicer may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Servicer for the benefit of the Purchaser, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (A) any investment in the institution with which the Custodial Account is maintained may mature on such Remittance Date and (B) any other investment may mature on such Remittance Date if the Servicer shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Owner) and shall not be sold or disposed of prior to maturity. Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Servicer and shall be subject to withdrawal by the Servicer. The amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Servicer out of its own funds immediately as realized.

            Subsection 11.05 Withdrawals From the Custodial Account. The Servicer shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

            (a) to make payments to the Purchaser in the amounts and in the manner provided for in Subsection 11.14;

            (b) to reimburse itself for P&I Advances, the Servicer's right to reimburse itself pursuant to this subclause (b) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser, except that, where the Seller is required to repurchase a Mortgage Loan, pursuant to Subsection 7.03, the Servicer's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to Subsection 7.03, and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

            (c) to reimburse itself for any unpaid Servicing Fees and for unreimbursed Servicing Advances, the Servicer's right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser unless the Seller is required to repurchase a Mortgage Loan pursuant to Subsection 7.03, in which case the Servicer's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to Subsection 7.03 and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

            (d) to reimburse itself for unreimbursed Servicing Advances and for unreimbursed P&I Advances, in accordance with Subsection 11.16, to the extent that such amounts are nonrecoverable by the Servicer pursuant to subclause (b) or (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by the Seller pursuant to Subsection 7.03;

            (e) to reimburse itself for expenses incurred by and reimbursable to it pursuant to Subsection 12.01;

            (f) to withdraw amounts to make P&I Advances in accordance with Subsection 11.16;

            (g) to pay to itself any interest earned or any investment earnings on funds deposited in the Custodial Account;

            (h) to reimburse itself for LPMI Fees, if any;

            (i) to withdraw any amounts inadvertently deposited in the Custodial Account; and

            (j) to clear and terminate the Custodial Account upon the termination of this Agreement.

            Subsection 11.06 Establishment of Escrow Account; Deposits in Escrow Account. The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the "Escrow Account"), titled "[SERVICER], in trust for Morgan Stanley Mortgage Capital Inc. as Purchaser of Mortgage Loans and various Mortgagors." The Escrow Account shall be established with a commercial bank, a savings bank or a savings and loan association (which may be a depository Affiliate of Servicer), which meets the guidelines set forth by Fannie Mae or Freddie Mac as an eligible institution for escrow accounts. In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Servicer. The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit 6 hereto, in the case of an account established with a depository Affiliate of the Servicer, or by a letter agreement in the form of Exhibit 7 hereto, in the case of an account held by a depository. In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser upon request.

            The Servicer shall deposit in the Escrow Account within two (2) Business Days, and retain therein: (a) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property. The Servicer shall make withdrawals therefrom only in accordance with Subsection 11.07. As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

            Subsection 11.07 Withdrawals From Escrow Account. Withdrawals from the Escrow Account shall be made by the Servicer only (a) to effect timely payments of ground rents, taxes, assessments, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, (b) to reimburse the Servicer for any Servicing Advance made by Servicer pursuant to Subsection 11.08 with respect to a related Mortgage Loan, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account,
(g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), (h) to the extent permitted under the terms of the related Mortgage Note and applicable law, to pay late fees with respect to any Monthly Payment which is received after the applicable grace period, (i) to withdraw suspense payments that are deposited into the Escrow Account, (j) to withdraw any amounts inadvertently deposited in the Escrow Account or (k) to clear and terminate the Escrow Account upon the termination of this Agreement.

            Subsection 11.08 Payment of Taxes, Insurance and Other Charges; Collections Thereunder. With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments and other charges which are or may become a lien upon the Mortgaged Property and the status of fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. If a Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments, subject to its ability to recover such Servicing Advances pursuant to Subsection 11.07(b). With respect to each Mortgage Loan, on or before January 31st of each year during the term of this Agreement, beginning January 31, 2006, the Servicer shall ensure that all taxes due during the prior calendar year have been paid on the related Mortgaged Property.

            Subsection 11.09 Transfer of Accounts. The Servicer may transfer the Custodial Account or the Escrow Account to a different depository institution. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser; such consent not to be unreasonably withheld.

            Subsection 11.10 Maintenance of Hazard Insurance. The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located that conforms to the requirements of Fannie Mae or Freddie Mac. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) the Servicer will cause to be maintained a flood insurance policy meeting the requirements of Fannie Mae or Freddie Mac. The Servicer shall also maintain on REO Property fire and hazard insurance with extended coverage in an amount which meets the requirements of Fannie Mae or Freddie Mac. Any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the property subject to the related Mortgage or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor in accordance with Accepted Servicing Practices) shall be deposited in the Custodial Account, subject to withdrawal pursuant to Subsection 11.05. It is understood and agreed that no earthquake or other additional insurance need be required by the Servicer of any Mortgagor or maintained on REO Property other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to Servicer, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either its insurance carrier or agent; provided, however, that the Servicer shall not accept any such insurance policies that do not conform to the requirements of Fannie Mae or Freddie Mac.

            Subsection 11.11 Fidelity Bond; Errors and Omissions Insurance. The Servicer shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. These policies shall insure the Servicer against losses resulting from dishonest or fraudulent acts committed by the Servicer's personnel, any employees of outside firms that provide data processing services for the Servicer, and temporary contract employees or student interns. The Fidelity Bond shall also protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Subsection 11.11 requiring such Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer of its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Servicing Guide or by Freddie Mac in the Freddie Mac Sellers' & Servicers' Guide, as amended or restated from time to time, or in an amount as may be permitted to the Servicer by express waiver of Fannie Mae or Freddie Mac.

            Subsection 11.12 Title, Management and Disposition of REO Property. If title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Servicer or its nominee, in either case as nominee, for the benefit of the Purchaser of record on the date of acquisition of title (the "Owner"). If the Servicer is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer, at the expense of the Purchaser, from an attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.

            The Servicer shall cause to be deposited within two (2) Business Days in the Custodial Account all revenues received with respect to the conservation and disposition of the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Subsection 11.10 and the fees of any managing agent acting on behalf of the Servicer. Any disbursement in excess of $5,000 shall be made only with the written approval of the Purchaser. The Servicer shall make distributions as required on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

            The disposition of REO Property shall be carried out by the Servicer in accordance with the provisions of this Agreement and shall be made at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Owner. Upon the request of the Owner, and at the Owner's expense, the Servicer shall cause an appraisal of the REO Property to be performed for the Owner. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account and, as soon as practical thereafter, the expenses of such sale shall be paid, the Servicer shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees, unreimbursed advances made pursuant to Subsection 11.16 and any appraisal performed pursuant to this paragraph and the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

            The Servicer shall either itself or through an agent selected by the Servicer, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as the Servicer deems to be in the best interest of the Owner.

            If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO Property are held, the Servicer shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" within the meaning of Section 860G(c)(2) of the Code.

            Upon request, with respect to any REO Property, the Servicer shall furnish to the Owner a statement covering the Servicer's efforts in connection with the sale of that REO Property and any rental of the REO Property incidental to the sale thereof for the previous month (together with an operating statement).

            Subsection 11.13 Servicing Compensation. As compensation for its services hereunder, the Servicer shall be entitled to retain the Servicing Fee from interest payments on the Mortgage Loans. Additional servicing compensation in the form of assumption fees, Prepayment Interest Excess, late payment charges and other ancillary income shall be retained by the Servicer. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

            Subsection 11.14 Distributions. On each Remittance Date the Servicer shall remit by wire transfer of immediately available funds to the account designated in writing by the Purchaser of record on the preceding Record Date
(a) all Monthly Payments due in the Due Period relating to such Remittance Date and received by the Servicer prior to the related Determination Date, plus (b) all amounts, if any, which the Servicer is obligated to distribute pursuant to Subsection 11.16, plus (c) any amounts attributable to Principal Prepayments received during the Principal Prepayment Period relating to such Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayments in accordance with Subsection 11.04(i), minus (d) all amounts that may be withdrawn from the Custodial Account pursuant to Subsections 11.05(b) through (e).

            With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percent (3%), but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day immediately preceding the Business Day on which such payment is made, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

            Subsection 11.15 Statements to the Purchaser. Not later than on each Remittance Date, the Servicer shall forward to the Purchaser in hard copy and electronic format mutually acceptable to the Purchaser and the Servicer, a statement, substantially in the form of Exhibit 9 and certified by a Servicing Officer, setting forth (a) the amount of the distribution made on such Remittance Date which is allocable to principal and allocable to interest; (b) the amount of servicing compensation received by the Servicer during the prior calendar month; (c) the aggregate Stated Principal Balance and the aggregate unpaid principal balance of the Mortgage Loans as of the last day of the preceding month; and (d) the paid through date for each Mortgage Loan. Such statement shall also include information regarding delinquencies on Mortgage Loans, indicating the number and aggregate principal amount of Mortgage Loans which are either one (1), two (2) or three (3) or more months delinquent and the book value of any REO Property. The Servicer shall submit to the Purchaser monthly a liquidation report with respect to each Mortgaged Property sold in a foreclosure sale as of the related Record Date and not previously reported. Such liquidation report shall be incorporated into the remittance report delivered to Purchaser in the form of Exhibit 9 hereto.

            The Servicer shall furnish to the Purchaser an individual loan accounting report in hard copy and electronic format mutually acceptable to the Purchaser and the Seller, as of the last Business Day of each month, in the Purchaser's assigned loan number order (provided that such loan numbers previously have been provided in writing by the Purchaser to the Servicer) to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the 10th calendar day of the following month, which report shall contain the following:

            (i) with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Subsection 11.14);

            (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest; and

            (iii) the next actual due date for each Mortgage Loan.

            The Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare federal income tax returns as the Purchaser may reasonably request from time to time.

            Subsection 11.16 Advances by the Servicer. On the Business Day immediately preceding each Remittance Date, the Servicer shall either (a) deposit in the Custodial Account from its own funds an amount equal to the aggregate amount of all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date (each such advance, a "P&I Advance"), (b) cause to be made an appropriate entry in the records of the Custodial Account that amounts held for future distribution have been, as permitted by this Subsection 11.16, used by the Servicer in discharge of any such P&I Advance or (c) make P&I Advances in the form of any combination of (a) or (b) aggregating the total amount of P&I Advances to be made. Any amounts held for future distribution and so used shall be replaced by the Servicer by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Servicer's obligation to make P&I Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of a Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all other payments or recoveries (including proceeds under any title, hazard or other insurance policy, or condemnation awards) with respect to a Mortgage Loan; provided, however, that such obligation shall cease (i) for any Mortgage Loan and on any Remittance Date that the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) occurs with respect to such Mortgage Loan or (ii) if the Servicer, in its good faith judgment, determines that P&I Advances would not be recoverable pursuant to Subsection 11.05(d). The determination by the Servicer that a P&I Advance, if made, would be nonrecoverable, shall be evidenced by an Officer's Certificate of the Servicer, delivered to the Purchaser, which details the reasons for such determination.

            Subsection 11.17 Assumption Agreements. The Servicer will use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note, provided that the Servicer shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto; provided, however, the Servicer will not exercise such rights if prohibited by law from doing so. In connection with any such assumption, the outstanding principal amount, the Monthly Payment or the Mortgage Interest Rate of the related Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased. If an assumption is allowed pursuant to this Subsection 11.17, the Servicer is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.

            Subsection 11.18 Satisfaction of Mortgages and Release of Mortgage Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will obtain the portion of the Mortgage File that is in the possession of the Purchaser or its designee, prepare and process any required satisfaction or release of the Mortgage and notify the Purchaser in accordance with the provisions of this Agreement. The Purchaser agrees to deliver to the Servicer the original Mortgage Note for any Mortgage Loan not later than three (3) Business Days following its receipt of a notice from the Servicer that such a payment in full has been received or that a notification has been received that such a payment in full shall be made. Such Mortgage Note shall be held by the Servicer, in trust, for the purpose of canceling such Mortgage Note and delivering the cancelled Mortgage Note to the Mortgagor in a timely manner as and to the extent provided under applicable state law. If the Mortgage has been recorded in the name of MERS or its designee, the Servicer shall take all necessary action to effect the release of the Mortgage Loan on the records of MERS.

            If the Servicer grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Servicer, upon written demand of the Purchaser, shall remit to the Purchaser the Stated Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account. After the Purchaser has received such remittance, the Servicer shall have the right to pursue any course of action it may have against the Mortgagor with respect to any such Mortgage. The Fidelity Bond shall insure the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            Subsection 11.19 Annual Statement as to Compliance. The Servicer shall deliver to the Purchaser, by March 15, 2006 and by March 15th of each year thereafter (or if not a Business Day, the immediately preceding Business Day), an Officer's Certificate stating that (i) a review of the activities of the Servicer during the preceding calendar year and if performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

            Subsection 11.20 Annual Independent Public Accountants' Servicing Report or Attestation. On or before March 15, 2006 and by March 15th of each year thereafter, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Servicer's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Servicer's servicing has been conducted in compliance with the agreements examined pursuant to this Subsection 11.20, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Servicer to the Purchaser upon request.

            Subsection 11.21 Servicer Shall Provide Access and Information as Reasonably Required. The Servicer shall provide to the Purchaser, and for any Purchaser insured by FDIC or NAIC, the supervisory agents and examiners of FDIC and OTS or NAIC, access to any documentation regarding the Mortgage Loans which may be required by applicable regulations. Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of the Servicer.

            In addition, the Servicer shall furnish upon request by the Purchaser, and at the reasonable expense of the Purchaser, during the term of this Agreement, such periodic, special or other reports or information as are standard in the securitization industry, whether or not provided for herein, as shall be commercially reasonable and appropriate with respect to the purposes of this Agreement and applicable regulations. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions the Purchaser may require. The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

            Subsection 11.22 Transfer of Servicing.

            On the related Transfer Date, if any, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Servicer cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. On or prior to the related Transfer Date, the Servicer shall, at its sole cost and expense in the Event of Default hereunder, or at Purchaser's sole cost and expense in connection with any termination under Subsection 14.02 hereof, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Servicer shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990, as amended; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Servicer shall provide the Purchaser with copies of all such related notices no later than the related Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the related Transfer Date. The Seller shall provide the Purchaser with copies of all such notices no later than the related Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan.

            (d) Escrow Payments. No later than five (5) Business Days after the related transfer, the Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller.

            (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the related Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the related Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the related Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the related Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by the Seller after the related Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the related Transfer Date and discovered after such Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the related Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the related Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 11.22(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the related Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall conform in all material respects with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the related Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall file or shall cause to be filed all IRS forms 1099, 1099A or 1098 which are required to be filed on or before the related Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            Section 12. The Servicer.

            Subsection 12.01 Indemnification; Third Party Claims. The Servicer agrees to indemnify and hold the Purchaser and any Successor Servicer and their respective present and former directors, officers, employees and agents harmless from any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including, without limitation, any legal fees and expenses, judgments or expenses relating to such liability, claim, loss or damage) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the Servicer's failure:

            (a) to observe and perform any or all of Servicer's duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or in the related Purchase Price and Terms Agreement; or

            (b) to comply with all applicable requirements contained in this Agreement or the related Purchase Price and Terms Agreement with respect to the servicing of the Mortgage Loans and the transfer of servicing rights.

            The Servicer immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement.

            For purposes of this Section, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            If any action is commenced for which indemnification may be available under this Subsection 12.01 of which an indemnified party has notice, promptly after receipt by such indemnified party under this Subsection 12.01 of notice of the commencement of such action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 12.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 12.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 12.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 12.02 Merger or Consolidation of the Seller or Servicer. The Seller and the Servicer will keep in full effect their existence, rights and franchises under the laws of its jurisdiction of incorporation or organization, and will obtain and preserve their qualification to do business in each other jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller or the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller or the Servicer shall be a party, or any Person succeeding to the business of the Seller or the Servicer, shall be the successor of the Seller or the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business is the origination and servicing of mortgage loans, unless otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, and shall be qualified to service mortgage loans on behalf of Fannie Mae or Freddie Mac.

            Subsection 12.03 Limitation on Liability of the Servicer and Others. The duties and obligations of the Servicer shall be determined solely by the express provisions of this Agreement, the Servicer shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Servicer. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in accordance with Accepted Servicing Practices and otherwise in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer against any liability resulting from any breach of any representation or warranty made herein, or from any liability specifically imposed on the Servicer herein; and, provided, further, that this provision shall not protect the Servicer against any liability that would otherwise be imposed by reason of the willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of the obligations or duties hereunder. The Servicer and any director, officer, employee or agent of the Servicer may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder. Subject to the terms of Subsection 12.01, the Servicer shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to the Servicer's duty to service the Mortgage Loans in accordance with this Agreement.

            Subsection 12.04 Seller and Servicer Not to Resign. With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Seller and the Servicer acknowledge that the Purchaser has acted in reliance upon the Seller and the Servicer's independent status, the adequacy of their servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, neither Seller nor Servicer shall assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall not be unreasonably withheld, or upon the determination that the Servicer's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the unilateral resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser, which Opinion of Counsel shall be in form and substance reasonably acceptable to the Purchaser. No such resignation or assignment shall become effective until a successor has assumed the Servicer's responsibilities and obligations hereunder in accordance with Subsection 14.03.

            Section 13. Default.

            Subsection 13.01 Events of Default. In case one or more of the following Events of Default by the Servicer shall occur and be continuing:

            (a) any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser;

            (b) failure by the Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Servicer as set forth in this Agreement which failure continues unremedied for a period of sixty (60) days (or, in the case of (i) the annual statement of compliance required under Subsection 11.19, (ii) the annual independent public accountants' servicing report or attestation required under Subsection 11.20, (iii) the annual assessment of servicing compliance required under Subsection 11.23, or
(iv) the certification required under Section 15 in the form of Exhibit 16, ten
(10) days) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser;

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

            (d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all or substantially all of the Servicer's property; or

            (e) the Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Servicer, may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof. Upon receipt by the Servicer of such written notice from the Purchaser stating that it intends to terminate the Servicer as a result of such Event of Default, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Subsection 14.03. Upon written request from the Purchaser, the Servicer shall, in accordance with Subsection 11.22 prepare, execute and deliver to a successor any and all documents and other instruments, place in such successor's possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicer's sole expense. The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            Subsection 13.02 Waiver of Defaults. The Purchaser may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

            Section 14. Termination.

            Subsection 14.01 Termination. The respective obligations and responsibilities of the Servicer, as servicer, shall terminate upon (a) the distribution to the Purchaser of the final payment or liquidation with respect to the last Mortgage Loan (or advances of same by the Servicer); (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder or (c) by mutual consent of the Servicer and the Purchaser in writing. Upon written request from the Purchaser in connection with any such termination, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in the Purchaser's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Purchaser's sole expense. The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder as servicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            Subsection 14.02 Termination of the Servicer Without Cause. Notwithstanding anything herein to the contrary, the Purchaser may terminate the obligations and responsibilities of the Servicer in its capacity as Servicer, without cause, upon payment to the Servicer of a termination fee equal to the greater of (i) two and one half percent (2.5%) of the aggregate outstanding principal balance of the Mortgage Loans as of the date of such termination, as well as any reasonable and necessary costs to transfer servicing under Subsection 11.22 or (ii) the fair market value of the related servicing rights, as determined by a portfolio market valuation performed by a mutually agreed upon independent third-party appraiser selected by the parties (provided, however, that if the parties are unable to agree upon such an appraiser, such portfolio market valuation shall be made by two independent third-party appraisers, one selected by each of the parties, with the final portfolio market valuation being the average of the two portfolio market valuations provided by the two independent third-party appraisers). The termination fee provided for in this Subsection 14.02 shall be paid by the Purchaser within three (3) Business Days of any such termination without cause by the Purchaser or as mutually agreed by Servicer and Purchaser.

            Subsection 14.03 Successors to the Servicer. Prior to the termination of the Servicer's responsibilities and duties under this Agreement pursuant to Subsections 12.04, 13.01, 14.01 or 14.02, the Purchaser shall, (a) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement upon such termination. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. If the Servicer's duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to the aforementioned Subsections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned Subsections shall not become effective until a successor shall be appointed pursuant to this Subsection 14.03 and shall in no event relieve the Seller of the representations and warranties made pursuant to Subsections 7.01 and 7.02 and the remedies available to the Purchaser under Subsection 7.03, it being understood and agreed that the provisions of such Subsections 7.01 and 7.02 shall be applicable to the Seller notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

            Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Subsections 12.04, 13.01, 14.01 or 14.02 shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination or resignation.

            Upon a successor's acceptance of appointment as such, the Servicer shall notify by mail the Purchaser of such appointment.

            Section 15. Cooperation of Seller and the Servicer with a Reconstitution. The Seller, the Servicer and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer");

            (b)   Freddie Mac (the "Freddie Mac Transfer");

            (c) one or more third party purchasers in one or more Whole Loan Transfers; or

            (d) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers provided that Purchaser shall not enter into more than five (5) Reconstitutions of the Mortgage Loans in a Mortgage Loan Package.

            The Seller and the Servicer agree to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable among the Purchaser, the Seller, the Servicer, Fannie Mae or Freddie Mac (as the case may be), a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit 15 (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements if such opinion of counsel is reasonably required in connection with such Reconstitution.

            With respect to each Whole Loan Transfer and each Pass Through Transfer entered into by the Purchaser, the Seller and the Servicer agree (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser and reasonably acceptable to Seller and the Servicer; and (3) to restate the representations and warranties set forth in Subsection 7.02 of this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). The Seller and the Servicer shall provide to such master servicer, the Depositor or the trustee, as the case may be, and any other participants or purchasers in such Reconstitution, at the reasonable expense of the Purchaser: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its Affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Servicer as are reasonably believed necessary by the Purchaser or any such other participant and deemed reasonably acceptable to the Seller or the Servicer, as applicable; and (iii) execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit 3. Moreover, the Seller and the Servicer agree to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

            In connection with any Pass-Through Transfer, Countrywide and Servicer, jointly and severally, shall indemnify, defend and hold harmless the Purchaser from and against any and all losses, claims, expenses, damages or liabilities to which the Purchaser may be subject to as a result of any untrue statement of any material fact contained in any information (such information, the "Countrywide Information" or the Servicer Information", respectively) prepared and furnished to the Purchaser or any Affiliate thereof by Countrywide or the Servicer for inclusion in any related offering document or prospectus (or incorporated by reference therein, as specified by the Seller) (collectively, "Offering Materials"), necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse the Purchaser for damages or expenses reasonably incurred by it; provided, however, that Countrywide and the Servicer shall be liable only insofar as such untrue statement or omission relates solely to the Countrywide Information or the Servicer Information in the Offering Materials furnished to the Purchaser by Countrywide and the Servicer specifically for inclusion in the Prospectus Supplement. The Purchaser shall indemnify, defend and hold harmless Countrywide and the Servicer from and against any and all losses, claims, expenses, damages or liabilities to which Countrywide and the Servicer may be subject to as a result of any untrue statement of any material fact contained in any Offering Materials, or arise out of, or are based upon, any omission in any information included in the Offering Materials necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse Countrywide and the Servicer for damages or expenses reasonably incurred by it; provided, however, that Purchaser shall be liable only insofar as such untrue statement or omission does not relate to the Countrywide Information or the Servicer Information in the Offering Materials furnished to the Purchaser by Countrywide and the Servicer specifically for inclusion in the Offering Materials.

            With respect to any Mortgage Loans that are subject to a Pass-Through Transfer or other securitization, to the extent that either of the Purchaser, any master servicer which is master servicing loans in connection with such transaction (a "Master Servicer"), any related depositor (a "Depositor"), or any related trustee (a "Trustee") is required under the Sarbanes-Oxley Act of 2002, as may be amended and in effect from time to time (the "Sarbanes-Oxley Act") to prepare and file a certification pursuant to
Section 302 of the Sarbanes-Oxley Act, on or before March 15, 2005, and March 15th of each year thereafter, an officer of Countrywide shall, prior to the deadline for such certification, execute and deliver an Officer's Certificate, in the form attached hereto as Exhibit 16 (with such changes as the Purchaser reasonably determines to be necessary or appropriate as a result of such changes promulgated under Regulation AB to the Sarbanes-Oxley Act certification required to be delivered by the party providing such certification) to such Purchaser, Master Servicer, Depositor, or Trustee as the case may be, for the benefit of such entity. For the purposes of this subsection (e) only, the Master Servicer, Depositor or Trustee, as the case may be, shall be deemed a third party beneficiary of this subsection and shall be entitled to enforce the provisions of this subsection (e).

            Countrywide and the Servicer, jointly and severally, shall indemnify and hold harmless such Purchaser, Master Servicer, Depositor or Trustee, as the case may be (any such party, an "Indemnified Party") from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by Countrywide or the Servicer or any of its officers, directors, or agents of its obligations pursuant to the preceding paragraph; provided, however, that Countrywide and the Servicer shall not be obligated to indemnify or hold harmless any Indemnified Party from or against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon the negligence, bad faith or willful misconduct of such Indemnified Party. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnified Party, then Countrywide and the Servicer agree that they shall contribute to the amount paid or payable by the Indemnified Party as a result of the losses, claims, damages or liabilities of the Indemnified Party in such proportion as is appropriate to reflect the relative fault of the Indemnified Party and Countrywide or the Servicer, as the case may be, in the other in connection with a breach of Countrywide's or the Servicer's obligations under this Section 15, or Countrywide's or the Servicer's gross negligence or willful misconduct in connection therewith.

            Notwithstanding any provision in this Agreement to the contrary, in connection with each Pass-Through Transfer with a Reconstitution Date after December 31, 2005, the Seller and the Servicer shall provide the Purchaser and any prospective purchaser, in form and substance reasonably satisfactory, all information (including without limitation, static pool information of the Seller and the Servicer), statements, reports and certifications reasonably necessary to comply with the final rules promulgated by the Commission related to asset-backed securities (Release Nos. 33-8518; 34-50905) (as such rules may be amended or modified from time to time). The Seller and the Servicer shall provide the Purchaser and such prospective purchaser with such additional opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Servicer as are reasonably necessary to the Purchaser or any such other participant in such Pass-Through Transfer (including, without limitation, such revisions to this Agreement relating to the servicing of REO Property and the provision of remittance reports reasonably necessary to enable such servicer to fulfill its servicing obligations).

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement, and with respect thereto this Agreement shall remain in full force and effect.

            Section 16. Notices. All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (a)   if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention: Whole Loan Operations Manager

            (b)   if to the Servicer:

                  Countrywide Home Loans Servicing LP
                  400 Countrywide Way
                  Simi Valley, California 93065
                  Attention: Lupe Montero
                  Fax: 805-520-5615
                  Email: lupe_montero@countrywide.com

            (c)   if to the Seller:

                  Countrywide Home Loans, Inc.
                  4500 Parkway Granada
                  Calabasas, California 91302
                  Attention: Leon Daniels
                  Fax: 818-225-4006
                  Email: leon_daniels@countrywide.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 17. Severability Clause. Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            Section 18. No Partnership. Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Purchaser.

            Section 19. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 20. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER, THE SELLER AND THE SERVICER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            Section 21. Mandatory Delivery. The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan
Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            Section 22. Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Seller and the Servicer shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            Section 23. Successors and Assigns. Subject to Section 15, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Servicer and the Purchaser and the respective permitted successors and assigns of the Seller, the Servicer and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller or the Servicer to a third party without the prior written consent of the Purchaser, which consent may not be unreasonably withheld by the Purchaser. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. The number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement shall be subject to
Section 15. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller and the Servicer acknowledge and agree to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller or the Servicer with respect thereto.

            Section 24. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            Section 25. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 26. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the terms "include" and "including" shall mean without limitation by reason of enumeration.

            Section 27. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party hereto in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            Section 28. Amendment. This Agreement may be amended from time to time by the Purchaser, the Seller and the Servicer by written agreement signed by the parties hereto.

            Section 29. Confidentiality. Each of the Purchaser, the Seller and the Servicer shall employ proper procedures and standards designed to maintain the confidential nature of the terms of this Agreement, except to the extent:
(a) the disclosure of which is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) disclosed to any one or more of such party's employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such Person's duties for such party, to the extent such party has procedures in effect to inform such Person of the confidential nature thereof; (c) that is disclosed in a prospectus, prospectus supplement or private placement memorandum relating to a securitization of the Mortgage Loans by the Purchaser (or an Affiliate assignee thereof) or to any Person in connection with the resale or proposed resale of all or a portion of the Mortgage Loans by such party in accordance with the terms of this Agreement; and
(d) that is reasonably believed by such party to be necessary for the enforcement of such party's rights under this Agreement.

            Notwithstanding any other express or implied agreement to the contrary, each of the Purchaser, the Seller and the Servicer agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms "tax treatment" and "tax structure" have the meanings specified in Treasury Regulation section 1.6011-4(c).

            Section 30. Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

            Section 31. Further Agreements. The Seller, the Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            Section 32. No Solicitation. From and after the related Closing Date, the Seller hereby agrees that the Seller will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on the Seller's behalf, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that the Seller may solicit any Mortgagor for whom the Seller or its affiliates have received a request for verification of mortgage, a request for demand for payoff, a Mortgagor-initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the Mortgagor initiates a title search, provided further, it is understood and agreed that promotions undertaken by the Seller or any of its affiliates which (i) concern optional insurance products or other additional products or (ii) are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation nor is the Seller prohibited from responding to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor. Notwithstanding the foregoing, the following solicitations, if undertaken by the Seller or any affiliate of the Seller, shall not be prohibited: (i) solicitations that are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to mortgagors; provided, however, that similar messages and inserts are sent to the borrowers of other mortgage loans serviced by the Seller or any affiliate of the Seller.

            Section 33. Waiver of Jury Trial. THE SELLER, THE SERVICER, AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Purchaser, the Seller and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized on the date first above written.

                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       COUNTRYWIDE HOME LOANS, INC.



                                       By:____________________________________
                                          Name:
                                          Title:


                                       COUNTRYWIDE HOME LOANS SERVICING LP

                                          By:  Countrywide GP, Inc.,
                                                its general partner


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT 1
                                    ---------

                             MORTGAGE LOAN DOCUMENTS

            With respect to each Mortgage Loan, the Mortgage Loan Documents shall consist of the following:

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]." If the original Mortgage Note is not available, the Seller shall provide a lost note affidavit in a form acceptable to the Purchaser, with a copy of the Mortgage Note attached thereto;

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) with respect to Mortgage Loans that are not Co-op Loans, the original Mortgage with evidence of recording thereon. With respect to any Co-op Loan, an original or copy of the Security Agreement. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon, or if any such instrument has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded instruments, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such instrument, together with (i) in the case of a delay caused by the public recording office, an Officers Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such instrument has been dispatched to the appropriate public recording office for recordation and that such original recorded instrument or a copy of such instrument certified by the appropriate public recording office to be a true and complete copy of the original recorded instrument will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an instrument where a public recording office retains the original recorded instrument or in the case where an instrument is lost after recordation in a public recording office, a copy of such instrument certified by such public recording office to be a true and complete copy of the original recorded instrument;

            (e) with respect to Mortgage Loans that are not Co-op Loans, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) with respect to Mortgage Loans that are not Co-op Loans, the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) with respect to Mortgage Loans that are not Co-op Loans, the original mortgagee policy of title insurance (upon receipt thereof by the Seller) or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

            (i) with respect to any Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement of the interests of the Mortgagee with respect to the Co-op Loan by the residential cooperative housing corporation, the stock of which was pledged by the related Mortgagor to the originator of such Co-op Loan; and (iv) copies of the financing statement filed by the originator as secured party and, if applicable, a filed UCC-3 assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 assignment of such security interest by the Seller in a form sufficient for filing; and

            (j) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

                                    EXHIBIT 2
                                    ---------

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, unless otherwise disclosed to the Purchaser on the data tape, which shall be available for inspection by the Purchaser and which shall be retained by the Servicer or delivered to the Purchaser:

            (a) Copies of the Mortgage Loan Documents.

            (b) Residential loan application.

            (c) Mortgage Loan closing statement.

            (d) Verification of employment and income, if required.

            (e) Verification of acceptable evidence of source and amount of downpayment, if applicable.

            (f) Credit report on Mortgagor, in a form acceptable to either Fannie Mae or Freddie Mac.

            (g) Residential appraisal report (except the case of a stream-lined refinancing).

            (h) Photograph of the Mortgaged Property and photographs of comparable properties.

            (i) Survey of the Mortgaged Property, unless a survey is not required by the title insurer.

            (j) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, home owner association declarations, etc.

            (k) Copies of all required disclosure statements.

            (l) If applicable, termite report, structural engineer's report, water potability and septic certification.

            (m) Sales Contract, if applicable.

            (n) Copy of the owner's title insurance policy or attorney's opinion of title and abstract of title, as applicable.

            (o) Evidence of electronic notation of the hazard insurance policy, and, if required by law, evidence of the flood insurance policy.

                                    EXHIBIT 3
                                    ---------

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among [________________] (the "Depositor"), a
[______________] corporation (the "Depositor"), Morgan Stanley Mortgage Capital Inc., a New York corporation ("Morgan"), [_____________], a [_______________]
(the "Seller") and [_____], a [______] (the "Servicer").

                              W I T N E S S E T H:

            WHEREAS, the Depositor is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");


            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement"), between the Depositor and the Underwriter[s], and [_______________] (the "Initial Purchaser[s]") to enter into the Certificate Purchase Agreement, dated [____________] (the "Certificate Purchase Agreement"), between the Depositor and the Initial Purchaser[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, Morgan purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") serviced by the Servicer pursuant to the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005 (the "Sale and Servicing Agreement"), by and among Morgan, Seller and Servicer; and

            WHEREAS, pursuant to Section 15 of the Sale and Servicing Agreement, the Seller and the Servicer have agreed to indemnify the Depositor, Morgan, the Underwriter[s], the Initial Purchaser[s] and their respective Affiliates, present and former directors, officers, employees and agents, and Morgan has agreed to indemnify Seller, the Servicer and their respective Affiliates, present and former directors, officers, employees and agents.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Depositor, Morgan, the Seller and the Servicer agree as follows:

1.    Indemnification and Contribution.

            The Seller and the Servicer, jointly and severally, shall indemnify and hold harmless the Depositor, Morgan, the Underwriter[s], the Initial Purchaser[s], their respective Affiliates and their respective present and former directors, officers, employees and agents and each Person, if any, who controls the Depositor, Morgan, the Underwriter[s], the Initial Purchaser[s], or such Affiliates, within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act") or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses to which the Depositor, Morgan, the Underwriter[s] or the Initial Purchaser[s], or their respective Affiliates or any present and former director, officer, employee and agent or controlling Person may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures, fees, costs, judgments or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Seller Information or the Servicer Information and Seller and Servicer shall in each case reimburse the Depositor, Morgan, the Underwriter[s] and the Initial Purchaser[s], their respective Affiliates and each present and former director, officer, employee and agent or controlling Person for any legal or other expenses reasonably incurred by the Depositor, Morgan, the Underwriter[s] and the Initial Purchaser[s], their respective Affiliates and each present and former director, officer, employee and agent or controlling Person, in connection with investigating or defending any such loss, claim, damage, liability, penalty, fine, forfeiture, or action. The foregoing indemnity is in addition to any liability which Seller or Servicer may otherwise have to the Depositor, Morgan, the Underwriter[s], the Initial Purchaser[s] and their respective Affiliates and each present and former director, officer, employee and agent or controlling Person.

            Morgan shall indemnify and hold harmless Seller and the Servicer, their respective Affiliates and their respective present and former directors, officers, employees and agents and each Person, if any, who controls Seller or the Servicer or such Affiliates within the meaning of either the 1933 Act or the 1934 Act, against any and all losses, claims, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other cost, fees and expenses to which Seller, Servicer or their respective Affiliates or any present and former director, officer, employee and agent or controlling Person may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures, fees, costs, judgments or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Morgan Information in the Prospectus Supplement or the Offering Circular, and Morgan shall in each case reimburse Seller, Servicer, their respective Affiliates and each present and former director, officer, employee and agent or controlling Person for any legal or other expenses reasonably incurred by Seller, Servicer, their respective Affiliates and each present and former director, officer, employee and agent or controlling Person, in connection with investigating or defending any such loss, claim, damage, liability, penalty, fine, forfeiture or action.

            Notwithstanding the foregoing, nothing in this Agreement shall amend, modify or supercede the obligations of Seller, the Servicer and Morgan under the terms of the Sale and Servicing Agreement between the Servicer and Morgan.

            As used herein:

            "Morgan Information" means any information set forth in the Prospectus Supplement other than Seller Information or Servicer Information.

            "Offering Circular" means the offering circular, dated [__________] relating to the private offering of the [_______________] Certificates.

            "Seller Information" means any information relating to Seller, the Mortgage Loans and/or the underwriting guidelines relating to the Mortgage Loans provided by the Seller for inclusion in the Prospectus Supplement or the Offering Circular [and static pool information regarding mortgage loans originated or acquired by the Seller and included in the Prospectus Supplement or Offering Circular] [or incorporated by reference from the website located at [________]].

            "Servicer Information" means any information relating to Servicer, the Mortgage Loans and/or the servicing of the Mortgage Loans provided by the Servicer for inclusion in the Prospectus Supplement or the Offering Circular.

            (a) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (b) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (c) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Depositor, Morgan, the Underwriter[s], the Initial Purchaser[s] or their respective affiliates, directors, officers, employees or agents or any person controlling the Depositor, Morgan, the Underwriter[s], the Initial Purchaser[s] or any such affiliate, and (iii) acceptance of and payment for any of the Offered Certificates.

2. Representations and Warranties. The Depositor, Morgan, Seller and Servicer each represent and warrant that:

            (i) it has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

            (ii) this Agreement has been duly executed and delivered by such party; and

            (iii) assuming the due authorization, execution and delivery by each other party hereto, this Agreement will constitute the legal, valid and binding obligation of the party making this representation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder.

3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller, will be mailed, delivered or faxed or emailed and confirmed by mail to [______________________]; if sent to Morgan, will be mailed, delivered or faxed or emailed and confirmed by mail to Morgan Stanley Mortgage Capital Inc., 1221 Broadway, New York, New York 10019, Attention: Peter Woroniecki - Whole Loans Operations Manager, Fax: [_____], Email: peter.woroniecki@morganstanley.com, with copies to (i) Michelle Wilke, Morgan Stanley - Legal Counsel, Securities, Morgan Stanley, 1585 Broadway, 38th Floor, New York, New York 10020, Fax [_____], Email: michelle.wilke@morganstanley.com, and (ii) Steven Shapiro, Morgan Stanley
      - SPG Finance, Morgan Stanley, 1585 Broadway, 10th Floor, New York, New York 10036, Fax [_____], Email: steven.shapiro@morganstanley.com; if to the Depositor, will be mailed, delivered or telegraphed and confirmed to [____________________]; or if to the Underwriter[s], will be mailed, delivered or telegraphed and confirmed to [_____________________]; or if to the Initial Purchaser[s], will be mailed, delivered or telegraphed and confirmed to [---------------------].

4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.


                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].


                                       [DEPOSITOR]


                                       By:____________________________________
                                          Name:
                                          Title:


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [SELLER]


                                       By:____________________________________
                                          Name:
                                          Title:


                                       [SERVICER]


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT 4
                                    ---------

                         CUSTODIAL ACCOUNT CERTIFICATION

                                                               [_________], 2005

            Countrywide Home Loans Servicing LP hereby certifies that it has established the account described below as a Custodial Account pursuant to Subsection 11.04 of the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005, Conventional Fixed and Adjustable Rate Residential Mortgage Loans.

      Title of Account: "Countrywide Home Loans Servicing LP in trust for Morgan Stanley Mortgage Capital Inc. as Purchaser of Mortgage Loans and various Mortgagors."

      Account Number:   __________________________

      Address of office or
      branch of [_____________________]
      at which the Custodial
      Account is maintained:  ______________________
                              ______________________
                              ______________________


                                       COUNTRYWIDE HOME LOANS SERVICING LP

                                          By:  Countrywide GP, Inc.,
                                                its general partner



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT 5
                                    ---------

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                                               [_________], 2005

To:

            (the "Depository")

            As Servicer under the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005, we hereby authorize and request you to establish an account, as a Custodial Account, to be designated as "Countrywide Home Loans Servicing LP in trust for Morgan Stanley Mortgage Capital Inc. as Purchaser of Mortgage Loans and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

                                       COUNTRYWIDE HOME LOANS SERVICING LP

                                          By:  Countrywide GP, Inc.,
                                                its general partner



                                       By:____________________________________
                                          Name:
                                          Title:

            The undersigned, as Depository, hereby certifies that the above-described account has been established under Account Number
____________________ at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF").

                                       [___________________________],
                                            as Depository


                                       By:____________________________________
                                          Name:
                                          Title:
                                          Date:

                                    EXHIBIT 6
                                    ---------

                          ESCROW ACCOUNT CERTIFICATION

                                                               [_________], 2005

            [_____________________] hereby certifies that it has established the account described below as an Escrow Account pursuant to Subsection 11.06 of the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005 Conventional, Fixed and Adjustable Rate Residential Mortgage Loans.

      Title of Account: "Countrywide Home Loans Servicing LP, in trust for Morgan Stanley Mortgage Capital Inc. as Purchaser of Mortgage Loans and various Mortgagors."

      Account Number:   __________________________

      Address of office or
      branch of [_____________________]
      at which the Escrow
      Account is maintained:  ______________________
                              ______________________
                              ______________________


                                       COUNTRYWIDE HOME LOANS SERVICING LP

                                          By:  Countrywide GP, Inc.,
                                                its general partner


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT 7
                                    ---------

                         ESCROW ACCOUNT LETTER AGREEMENT

                                                                 June [__], 2005

To:

            (the "Depository")

            As Servicer under the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005, we hereby authorize and request you to establish an account, as an Escrow Account, to be designated as "Countrywide Home Loans Servicing LP in trust for Morgan Stanley Mortgage Capital Inc. as Purchaser of Mortgage Loans and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                       COUNTRYWIDE HOME LOANS SERVICING LP

                                          By:  Countrywide GP, Inc.,
                                                its general partner


                                       By:____________________________________
                                          Name:
                                          Title:

            The undersigned, as Depository, hereby certifies that the above-described account has been established under Account Number
____________________ at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund ("BIF") or the Savings Association Insurance Fund ("SAIF").

                                       [_____________________],
                                            as Depository

                                       By:____________________________________
                                          Name:
                                          Title:
                                          Date:

                                    EXHIBIT 8
                                    ---------

                                   [Reserved]

                                    EXHIBIT 9
                                    ---------

                        FORM OF MONTHLY REMITTANCE REPORT

                              [SERVICER TO PROVIDE]

                                  EXHIBIT 10-1
                                  ------------

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of Countrywide Home Loans, Inc. [COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof.

            3. Attached hereto as Exhibit 3 is a [copy of the][for the initial Closing Date: an original] certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005, by and among Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), Countrywide Home Loans Servicing LP and the Company (the "Sale and Servicing Agreement") [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Sale and Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or
      (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Sale and Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may reasonably result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Sale and Servicing Agreement or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Sale and Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Sale and Servicing Agreement and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Sale and Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:  __________________________

By:     __________________________

Name:   __________________________

[Seal]                            Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of Countrywide Home Loans, Inc., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:  __________________________

By:     __________________________

Name:   __________________________

Title:  __________________________
        [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

          NAME                    TITLE                 SIGNATURE
------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

                                  EXHIBIT 10-2
                                  ------------
                    FORM OF SERVICER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of Countrywide Home Loans Servicing LP, a partnership organized under the laws of the [state of ____________] [United States] (the "Servicer") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the partnership agreement of the Servicer which is in full force and effect on the date hereof.

            2. Attached hereto as Exhibit 2 is a [copy of the][for the initial Closing Date: an original] certificate of good standing of the Servicer issued within ten days of the date hereof.

            3. The execution and delivery of the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005, by and among Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), Countrywide Home Loans, Inc. and the Servicer (the "Sale and Servicing Agreement") and any other documents or certificates related to and in furtherance of the transactions contemplated by the foregoing, are in the ordinary course for the Servicer and therefore do not require specific resolutions.

            4. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with the Sale and Servicing Agreement, or the consummation of the transactions contemplated thereby; or (ii) any required consent, approval, authorization or order has been obtained by the Servicer.

            5. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Sale and Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the partnership agreement of the Servicer, the terms of any indenture or other agreement or instrument to which the Servicer is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Servicer is subject or by which it is bound.

            6. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Servicer which, in my judgment, either in any one instance or in the aggregate, may reasonably result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Servicer or which would draw into question the validity of the Sale and Servicing Agreement, or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Servicer to perform under the terms of the Sale and Servicing Agreement.

            7. Each person listed on Exhibit 4 attached hereto who, as an officer or representative of the Servicer, signed (a) the Sale and Servicing Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Servicer, who holds the office set forth opposite his or her name on Exhibit 4, and the signatures of such persons appearing on such documents are their genuine signatures.

            8. The Servicer is duly authorized to engage in the transactions described and contemplated in the Sale and Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:  __________________________

By:     __________________________

Name:   __________________________

[Seal]                            Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of Countrywide Home Loans Servicing LP, hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Servicer and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:  __________________________

By:     __________________________

Name:   __________________________

Title:  __________________________
        [Assistant] Secretary

                                  EXHIBIT 4 to
                        Servicer's Officer's Certificate

          NAME                    TITLE                 SIGNATURE
------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

------------------------  ----------------------  ------------------------

                                   EXHIBIT 11
                                   ----------

                                   [RESERVED]

                                   EXHIBIT 12
                     FORM OF SECURITY RELEASE CERTIFICATION

                                                    ___________________, _____


_________________________
_________________________
_________________________

Attention:   ___________________________
             ___________________________

             Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that Countrywide Home Loans, Inc. a corporation organized pursuant to the laws of the state of [___________] (the "Company") has committed to sell to Morgan Stanley Mortgage Capital Inc. under the Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

            Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________] may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

                                       Very truly yours,


                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________
                                       Date:__________________________________



Acknowledged and approved:

___________________________



By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                   EXHIBIT 13
                                   ----------

                FORM OF SECURITY RELEASE CERTIFICATION AGREEMENT

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by Morgan Stanley Mortgage Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005 and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc.

Name and Address and Wire Instructions of Financial Institution

      ________________________________
            (Name)


      ________________________________
            (Address)


      ________________________________
      ________________________________
      ________________________________


      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                          ______________________________

                                          By:___________________________
                                          Title:________________________
                                          Date:_________________________

                                   EXHIBIT 14
                                   ----------

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Mortgage Loan Sale and Servicing Agreement, dated as of October 1, 2005 (the "Sale and Servicing Agreement") and, together with the PPTA, the "Agreements") does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Sale and Servicing Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by the Servicer to service the Mortgage Loans pursuant to the Sale and Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Servicer in its capacity as Servicer for the benefit of the Purchaser as the owner thereof. The Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Sale and Servicing Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Servicer at the will of the Purchaser in such custodial capacity only.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Sale and Servicing Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Sale and Servicing Agreement.

                            [Signature Page Follows]

                                       [SELLER]


                                       By:____________________________________
                                          Name:
                                          Title:


Accepted and Agreed:

MORGAN STANLEY MORTGAGE CAPITAL INC.



By:_________________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

            Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

            No Mortgage Loan has: (1) an outstanding principal balance less than $_________; (2) an origination date earlier than _ months prior to the related Cut-off Date; (3) an LTV of greater than _____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than __%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $_________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                   EXHIBIT 15
                                   ----------

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Sale and Servicing Agreement (the "Sale and Servicing Agreement"), dated as of October 1, 2005, among the Assignor, as purchaser (the "Purchaser"), the Company, as seller, and Countrywide Home Loans Servicing LP, as servicer, solely insofar as the Sale and Servicing Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to (a) Subsection 7.04 of the Sale and Servicing Agreement or (b) any mortgage loans subject to the Sale and Servicing Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Sale and Servicing Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [__________, 200_] (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in
Section 6 of the Sale and Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Sale and Servicing Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Sale and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Sale and Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or to the best of the Company's knowledge threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Sale and Servicing Agreement, and the Company is solvent.

            4. Pursuant to Section 15 of the Sale and Servicing Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 7.02 of the Sale and Servicing Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Section 3 hereof shall be as set forth in Subsection 7.03 of the Sale and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Sale and Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       [SELLER]


                                       By: ___________________________________
                                          Name: ______________________________
                                          Its: _______________________________


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.


                                       By: ___________________________________
                                          Name: ______________________________
                                          Its: _______________________________


                                       [ASSIGNEE]


                                       By: ___________________________________
                                          Name: ______________________________
                                          Its: _______________________________

                                   EXHIBIT 16

                              ANNUAL CERTIFICATION

      Re: [_______________] (the "Trust"), Mortgage Pass-Through Certificates, Series [_____], issued pursuant to the Pooling and Servicing Agreement, dated as of [_____], 200_ (the "Pooling and Servicing Agreement"), among [_____], as depositor (the "Depositor"), [_____], as trustee (the "Trustee"), [_____], as servicer (the "Servicer"), and [_____], as responsible party

            I, [identify the certifying individual], certify to the Depositor, the Trustee [and the Master Servicer], and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

                  1. The servicing information required to be provided to the
            [Purchaser]/[Depositor]/[Servicer]/[Trustee] by Countrywide Home Loans Servicing LP under the Pooling and Servicing Agreement has been so provided;

                  2. I am responsible for reviewing the activities performed by
            Countrywide Home Loans Servicing LP under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance review required under the Pooling and Servicing Agreement, and except as disclosed in the annual compliance statement required to be delivered to the [Purchaser]/[Depositor]/[ Servicer]/[Trustee] in accordance with the terms of the Pooling and Servicing Agreement (which has been so delivered to the [Purchaser]/[Depositor]/[Servicer]/[Trustee]), Countrywide Home
            Loans Servicing LP has fulfilled its obligations under the Pooling and Servicing Agreement; and

                  3. All significant deficiencies relating to the Countrywide
            Home Loans Servicing LP's compliance with the minimum servicing standards for purposes of the report provided by an independent public accountant, after conducting a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, have been disclosed to such accountant and are included in such report.


                                    Date: _________________________


                                    _______________________________
                                    [Signature]
                                    [Title]

                                AMENDMENT REG AB
                TO THE MORTGAGE LOAN SALE AND SERVICING AGREEMENT

This is Amendment Reg AB ("Amendment Reg AB"), dated as of January 26, 2006, by and among Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), Countrywide Home Loans, Inc. (the "Seller") and Countrywide Home Loans Servicing LP (the "Servicer", and collectively with the Seller, the "Company") to (i) that certain Second Amended and Restated Mortgage Sale and Servicing Agreement, dated as of September 1, 2005, by and among the Seller, the Servicer and the Purchaser, and
(ii) that certain Mortgage Sale and Servicing Agreement, dated as of October 1, 2005, by and among the Seller, the Servicer and the Purchaser (collectively, as amended, modified or supplemented, the "Existing Agreements").

                               W I T N E S S E T H

      WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreements be amended to reflect agreed upon revisions to the terms of the Existing Agreement.

      Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that each Existing Agreement is hereby amended as follows:

      1. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreements. Each Existing Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

      Commission: The United States Securities and Exchange Commission.

      Company Information: As defined in Section 2(g)(i)(A)(1).

      Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

      Exchange Act: The Securities Exchange Act of 1934, as amended.

      Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were either (x) originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines or (y) individually re-underwritten by the Company to the Designated Guidelines at the time such Mortgage Loans were acquired by the Company; (ii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iii) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that either Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company or the Mortgage Loans purchased by the Company substantially comply with the Designated Guidelines.

      Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

      Reconstitution Agreement: An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.

      Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

      Securities Act: The Securities Act of 1933, as amended.

      Securitization Transaction: Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated mortgage-backed securities or (2) an issuance of publicly offered, rated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

      Servicer: As defined in Section 2(c)(iii).

      Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

      Static Pool Information: Static pool information as described in Item
1105.

      Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

      Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term "Subservicer" shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any "back-up servicer" or trustee performing servicing functions on behalf of a Securitization Transaction.

      Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

      Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

      2. The Purchaser and the Company agree that each Existing Agreement is hereby amended by adding the following provisions:

      (a) Intent of the Parties; Reasonableness.

      The Purchaser and the Company acknowledge and agree that the purpose of
Article 2 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, and agrees to negotiate in good faith with the Purchaser or any Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, and any parties or items identified in writing by the Purchaser, including, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans necessary in order to effect such compliance.

      The Purchaser agrees that it will cooperate with the Company and provide sufficient and timely notice of any information requirements pertaining to a Securitization Transaction. The Purchaser will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

      (b) Additional Representations and Warranties of the Company.

            (i) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2(c) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
      (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

            (ii) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2(c), the Company shall, within ten Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

      (c) Information to Be Provided by the Company.

      In connection with any Securitization Transaction the Company shall (1) within ten Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraphs (i), (ii), (iii) and (vi) of this Section 2(c), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

            (i) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), or (y) as applicable, each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                  (A) the originator's form of organization;

                  (B) to the extent material, a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; if material, information regarding the size and composition of the originator's origination portfolio; and information that may be material to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                  (C) a brief description of any material legal or governmental proceedings pending (or known to be contemplated by a governmental authority) against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

                  (D) a description of any affiliation or relationship between the Company, each Third-Party Originator, if applicable, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing within ten days in advance of such Securitization Transaction:

                        (1)   the sponsor;
                        (2)   the depositor;
                        (3)   the issuing entity;
                        (4)   any servicer;
                        (5)   any trustee;
                        (6)   any originator;
                        (7)   any significant obligor;
                        (8)   any enhancement or support provider; and
                        (9)   any other material transaction party.

            (ii) If so requested by the Purchaser or any Depositor, and if required by Regulation AB, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by
      (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), and/or (b) as applicable, each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or, if applicable, the Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator, as applicable) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format mutually agreed upon by the Purchaser and the Company.

            Promptly following notice or discovery of a material error (as determined in the judgment of the Company) in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

            If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), agreed-upon procedures letters of certified public accountants pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or, if applicable, Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which shall be limited to any Sponsor, any Depositor, any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction or any other party that is reasonably and customarily entitled to receive such statements and letters in a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

            (iii) If reasonably requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is reasonably requested for the purpose of compliance with Items 1108 of Regulation AB. Such information shall include, at a minimum:

                  (A) the Servicer's form of organization;

                  (B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                        (1) whether any prior securitizations of mortgage loans
                  of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

                        (2) the extent of outsourcing the Servicer utilizes;

                        (3) whether there has been previous disclosure of
                  material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                        (4) whether the Servicer has been terminated as servicer
                  in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                        (5) such other information as the Purchaser or any
                  Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

                  (C) a description of any material changes during the
            three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                  (D) information regarding the Servicer's financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                  (E) information regarding advances made by the Servicer on the
            Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                  (F) a description of the Servicer's processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                  (G) a description of the Servicer's processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                  (H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

            (iv) For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and, if applicable, any Third-Party Originator to) (a) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of the Company,
      (2) the Company's entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company's obligations under the Agreement or any Reconstitution Agreement, (3) any Event of Default under the terms of the Agreement or any Reconstitution Agreement, and (4) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third Party Originator.

            (v) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or
      (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

            (vi) If reasonably requested by the Purchaser or the Master Servicer, the Company shall provide to the Purchaser or the Master Servicer, evidence of the authorization of the person signing any certification or statement.

            (vii) The Company shall provide to the Purchaser and any Depositor a description of any affiliation or relationship required to be disclosed under Item 1119 of Regulation AB between the Company and any of the parties listed in Items 1119(a)(1)-(6) of Regulation AB that develops following the closing date of a Securitization Transaction (other than an affiliation or relationship that the Purchaser, the Depositor or any issuing entity has with any of such parties listed in Items 1119(a)(1)-(6) of Regulation AB) no later than 15 calendar days prior to the date the Depositor is required to file its Form 10-K disclosing such affiliation or relationship. For purposes of the foregoing, the Company (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to the Company pursuant to clause (D) of paragraph (i) of this Section 2(c), and
      (3) shall be entitled to rely upon any written identification of parties provided by the Depositor, the Purchaser or any master servicer.

            (viii) Not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

                  (a) any material modifications, extensions or waivers of Mortgage Loan terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB;

                  (b) material breaches of Mortgage Loan representations or warranties or transaction covenants under the applicable Existing Agreement, as amended herein (Item 1121(a)(12) of Regulation AB); and

                  (c) information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

      (d) Servicer Compliance Statement.

      On or before March 5 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company's servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its servicing obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

      (e) Report on Assessment of Compliance and Attestation.

            (i) On or before March 5 of each calendar year, commencing in 2007, the Company shall:

                  (A) deliver to the Purchaser and any Depositor a report
            regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the master servicer);

                  (B) deliver to the Purchaser and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

                  (C) cause each Subservicer and each Subcontractor determined by the Company pursuant to Section 2(f)(ii) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB (each, a "Participating Entity"), to deliver to the Purchaser and any Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and
            (ii) of this Section 2(e); and

                  (D) deliver to the Purchaser, Depositor or any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of
            2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification, signed by an appropriate officer of the Company, in the form attached hereto as Exhibit B; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

      The Company acknowledges that the party identified in clause (i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

            (ii) Each assessment of compliance provided by a Subservicer pursuant to Section 2(e)(i)(A) shall address each of the Servicing Criteria specified on Exhibit A hereto or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to
      Section 2(f).

      (f) Use of Subservicers and Subcontractors.

      The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (i) of this Subsection (f). The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

            (i) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. If required by Regulation AB, the Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Agreement , and to provide the information required with respect to such Subservicer under
      Section 2(c)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2(e) as and when required to be delivered.

            (ii) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. If required by Regulation AB, the Company shall after engagement of such Subcontractor, promptly provide a written description of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor, (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B) of this paragraph.

      The Company shall cause any such Participating Entity used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 2(e) of this Agreement. The Company shall be responsible for obtaining from each Participating Entity and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

      (g) Indemnification; Remedies.

            (i) The Company shall indemnify the Purchaser and the Depositor and each of the following parties participating in a Securitization
      Transaction: each sponsor and issuing entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                  (A) (1) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification or other material provided in written or electronic form under this Amendment Reg AB by or on behalf of the Company, or provided under this Amendment Reg AB by or on behalf of any Subservicer, Participating Entity or, if applicable, Third-Party Originator (collectively, the "Company Information"), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                  (B) any failure by the Company, any Subservicer, any
            Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to Section 2(f)(ii) any Participating Entity;

                  (C) any breach by the Company of a representation or warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to
            Section 2(b)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b)(ii) to the extent made as of a date subsequent to such closing date.

      If the indemnification provided for in this Section 2(g)(i) is unavailable or insufficient to hold harmless the indemnified parties set forth in this
      Section 2(g)(i) above, then the Company agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of any claims, losses, damages or liabilities incurred by such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and the Company on the other.

      In the case of any failure of performance described in clause (i)(B) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Participating Entity or any Third-Party Originator.

            (ii) (A) Any failure by the Company to deliver or, if required by Regulation AB, any Subservicer, any Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, which continues unremedied for three Business Days after receipt by the Company and by the applicable Subservicer, Subcontractor, or Third-Party Originator, so long as their addresses for notices has been provided, in writing, previously to the Purchaser or the Depositor, of written notice of such failure from the Purchaser or Depositor shall, except as provided in clause (B) of this paragraph, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement related thereto without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement related thereto to the contrary) of any compensation to the Company; provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                  (B) Any failure by the Company, or, if required under
            Regulation AB, any Subservicer or any Participating Entity to deliver any information, report, certification or accountants' letter when and as required under Section 2(d) or 2(e), including any failure by the Company to identify a Participating Entity, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants' letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                  (C) The Company shall promptly reimburse the Purchaser (or any affected designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Company, the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

            (iii) The indemnification and contribution obligations set forth in this Section 2(g) shall survive the termination of this Agreement or the termination of any party to this Agreement.

      3. Notwithstanding any other provision of this Amendment Reg AB, the Company shall seek the consent of the Purchaser for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the applicable Existing Agreement.

      4. Each Existing Agreement is hereby amended by adding the Exhibit attached hereto as Exhibit A to the end thereto. References in this Amendment Reg AB to "this Agreement" or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the applicable Existing Agreement as amended by this Amendment Reg AB. Except as expressly amended and modified by this Amendment Reg AB, each Existing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the applicable Existing Agreement, this Amendment Reg AB shall control.

      5. This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement. This Amendment Reg AB will become effective as of the date first mentioned above. This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

                           [Signature Page Follows]

      IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:


                                       COUNTRYWIDE HOME LOANS, INC.



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:


                                       COUNTRYWIDE HOME LOANS SERVICING LP



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:

                                    EXHIBIT A

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

      The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as "Applicable Servicing Criteria":

                                                                                           Applicable Servicing
                                   Servicing Criteria                                            Criteria
---------------------------------------------------------------------------------------------------------------
     Reference                                     Criteria
---------------------------------------------------------------------------------------------------------------
                                       General Servicing Considerations
---------------------------------------------------------------------------------------------------------------
                     Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the
1122(d)(1)(i)        transaction agreements.                                                         X
---------------------------------------------------------------------------------------------------------------
                     If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing
1122(d)(1)(ii)       activities.                                                                     X
---------------------------------------------------------------------------------------------------------------
                     Any requirements in the transaction agreements to maintain a
1122(d)(1)(iii)      back-up servicer for the mortgage loans are maintained.
---------------------------------------------------------------------------------------------------------------
                     A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
1122(d)(1)(iv)       agreements.                                                                     X
---------------------------------------------------------------------------------------------------------------
                                      Cash Collection and Administration
---------------------------------------------------------------------------------------------------------------
                     Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of
1122(d)(2)(i)        days specified in the transaction agreements.                                   X
---------------------------------------------------------------------------------------------------------------
                     Disbursements made via wire transfer on behalf of an obligor or to
1122(d)(2)(ii)       an investor are made only by authorized personnel.                              X
---------------------------------------------------------------------------------------------------------------
                     Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the
1122(d)(2)(iii)      transaction agreements.                                                         X
---------------------------------------------------------------------------------------------------------------
                     The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of
                     overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction
1122(d)(2)(iv)       agreements.                                                                     X
---------------------------------------------------------------------------------------------------------------
                     Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.
                     For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of
1122(d)(2)(v)        Rule 13k-1(b)(1) of the Securities Exchange Act.                                X
---------------------------------------------------------------------------------------------------------------
                     Unissued checks are safeguarded so as to prevent unauthorized
1122(d)(2)(vi)       access.                                                                         X
---------------------------------------------------------------------------------------------------------------
                     Reconciliations are prepared on a monthly basis for all
                     asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30
                     calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements;
                     (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other
1122(d)(2)(vii)      number of days specified in the transaction agreements.                         X
---------------------------------------------------------------------------------------------------------------
                                      Investor Remittances and Reporting
---------------------------------------------------------------------------------------------------------------
                     Reports to investors, including those to be filed with the
                     Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                     investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
1122(d)(3)(i)        Servicer.                                                                       X
---------------------------------------------------------------------------------------------------------------
                     Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in
1122(d)(3)(ii)       the transaction agreements.                                                     X
---------------------------------------------------------------------------------------------------------------
                     Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of
1122(d)(3)(iii)      days specified in the transaction agreements.                                   X
---------------------------------------------------------------------------------------------------------------
                     Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank
1122(d)(3)(iv)       statements.                                                                     X
---------------------------------------------------------------------------------------------------------------
                                          Pool Asset Administration
---------------------------------------------------------------------------------------------------------------
                     Collateral or security on mortgage loans is maintained as required
1122(d)(4)(i)        by the transaction agreements or related mortgage loan documents.               X
---------------------------------------------------------------------------------------------------------------
                     Mortgage loan and related documents are safeguarded as required by
1122(d)(4)(ii)       the transaction agreements                                                      X
---------------------------------------------------------------------------------------------------------------
                     Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or
1122(d)(4)(iii)      requirements in the transaction agreements.                                     X
---------------------------------------------------------------------------------------------------------------
                     Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage
1122(d)(4)(iv)       loan documents.                                                                 X
---------------------------------------------------------------------------------------------------------------
                     The Servicer's records regarding the mortgage loans agree with the
                     Servicer's records with respect to an obligor's unpaid principal
1122(d)(4)(v)        balance.                                                                        X
---------------------------------------------------------------------------------------------------------------
                     Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with
1122(d)(4)(vi)       the transaction agreements and related pool asset documents.                    X
---------------------------------------------------------------------------------------------------------------
                     Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements
1122(d)(4)(vii)      established by the transaction agreements.                                      X
---------------------------------------------------------------------------------------------------------------
                     Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency
1122(d)(4)(viii)     is deemed temporary (e.g., illness or unemployment).                            X
---------------------------------------------------------------------------------------------------------------
                     Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan
1122(d)(4)(ix)       documents.                                                                      X
---------------------------------------------------------------------------------------------------------------
                     Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements;
                     (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                     and (C) such funds are returned to the obligor within 30
                     calendar days of full repayment of the related mortgage loans, or
1122(d)(4)(x)        such other number of days specified in the transaction agreements.              X
---------------------------------------------------------------------------------------------------------------
                     Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such
1122(d)(4)(xi)       other number of days specified in the transaction agreements.                   X
---------------------------------------------------------------------------------------------------------------
                     Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the
1122(d)(4)(xii)      obligor's error or omission.                                                    X
---------------------------------------------------------------------------------------------------------------
                     Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
1122(d)(4)(xiii)     agreements.                                                                     X
---------------------------------------------------------------------------------------------------------------
                     Delinquencies, charge-offs and uncollectible accounts are
                     recognized and recorded in accordance with the transaction
1122(d)(4)(xiv)      agreements.                                                                     X
---------------------------------------------------------------------------------------------------------------
                     Any external enhancement or other support, identified in
                     Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is
1122(d)(4)(xv)       maintained as set forth in the transaction agreements.
---------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

                          FORM OF ANNUAL CERTIFICATION

      Re: The [__] agreement dated as of [__], 200[_] (the "Agreement"), among [IDENTIFY PARTIES]

      I, ________________________________, the _______________________ of
Countrywide Home Loans, Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

            (1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and
      Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[_] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Agreement (collectively, the "Company Servicing Information");

            (2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

            (3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

            (4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

                           [Intentionally Left Blank]

            (5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by each Subservicer and Participating Entity pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.



                                       Date:



                                       By:  __________________________________
                                       Name:  ________________________________
                                       Title:

                                   EXHIBIT OO

                       FORM OF SERVICER POWER OF ATTORNEY

When Recorded Mail To:

[Wells Fargo Bank, National Association
1 Home Campus
Des Moines, Iowa 50328]

[Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, Texas 76137]

[JPMorgan Chase Bank, National Association
c/o Chase Home Finance LLC
10790 Rancho Bernardo
San Diego, California 92127]

[HomEq Servicing Corporation
1620 East Roseville Parkway, Suite 210, Second Floor
Roseville, California 95661]

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Deutsche Bank National Trust Company, a national banking association organized and existing under the laws of the United States, and having its principal place of business at 1761 East St. Andrew Place, Santa Ana, California 92705, as Trustee pursuant to that Morgan Stanley IXIS Real Estate Capital Trust 2006-1 Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Securities Administrator and a Servicer ("Wells Fargo"), Saxon Mortgage Services, Inc., as a Servicer, ("Saxon"), JPMorgan Chase Bank, National Association, as Servicer ("JPMorgan"), HomEq Servicing Corporation, as Servicer ("HomEq"), First NLC Financial Services LLC, as a Responsible Party, Decision One Mortgage Company, LLC, as a Responsible Party, WMC Mortgage Corp., as a Responsible Party, and Deutsche Bank National Trust Company, as Trustee, hereby constitutes and appoints [Wells Fargo] [Saxon] [JPMorgan] [HomEq], by and through [Wells Fargo's] [Saxon's] [JPMorgan's] [HomEq's] officers, the Trustee's true and lawful Attorney-in-fact, in the Trustee's name, place and stead and for the Trustee's benefit, in connection with all mortgage loans serviced by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] pursuant to the Agreement solely for the purpose of performing such acts and executing such documents in the name of the Trustee necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the "Mortgages" and the "Deeds of Trust" respectively) and promissory notes secured thereby (the "Mortgage Notes") for which the undersigned is acting as Trustee for various certificateholders (whether the undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust) and for which [Wells Fargo] [Saxon] [JPMorgan] [HomEq] is acting as servicer.

This Appointment shall apply only to the following enumerated transactions and nothing herein or in the Agreement shall be construed to the contrary:

(6) The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re recording is solely for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re recording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

(7) The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

(8) The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

(9)   The completion of loan assumption agreements.

(10) The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

(11) The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

(12) The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

(13) With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed-in-lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

      (a) the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

      (b) the preparation and issuance of statements of breach or non performance;

      (c) the preparation and filing of notices of default and/or notices of sale;

      (d) the cancellation/rescission of notices of default and/or notices of sale;

      (e)   the taking of deed-in-lieu of foreclosure; and

      (f) the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8(a) through 8(e) above.

(14) With respect to the sale of property acquired through a foreclosure or deed-in-lieu of foreclosure, including, without limitation, the execution of the following documentation:

      (a)   listing agreements;

      (b)   purchase and sale agreements;

      (c) grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

      (d)   escrow instructions; and

      (e)   any and all documents necessary to effect the transfer of property.

(15) The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

            The undersigned gives said Attorney in fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney in fact shall be effective as of June 30, 2006.

            This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

            Nothing contained herein shall (i) limit in any manner any indemnification provided by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] to the Trustee under the Agreement, or (ii) be construed to grant [Wells Fargo] [Saxon] [JPMorgan] [HomEq] the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank National Trust Company except as specifically provided for herein. If [Wells Fargo] [Saxon] [JPMorgan] [HomEq] receives any notice of suit, litigation or proceeding in the name of Deutsche Bank National Trust Company or Bankers Trust Company of California, N.A., then [Wells Fargo] [Saxon] [JPMorgan] [HomEq] shall promptly forward a copy of same to the Trustee.

            This limited power of attorney is not intended to extend the powers granted to [Wells Fargo] [Saxon] [JPMorgan] [HomEq] under the Agreement or to allow [Wells Fargo] [Saxon] [JPMorgan] [HomEq] to take any action with respect to Mortgages, Deeds of Trust or Mortgage Notes not authorized by the Agreement.

            [Wells Fargo] [Saxon] [JPMorgan] [HomEq] hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by [Wells Fargo] [Saxon] [JPMorgan] [HomEq] of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

            This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

            Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

            IN WITNESS WHEREOF, Deutsche Bank National Trust Company, as Trustee has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

                                       Deutsche Bank National Trust Company,
                                          as Trustee

                                       By: ___________________________________
                                           Name:
                                           Title:

Acknowledged and Agreed

[Wells Fargo Bank, National Association]
[Saxon Mortgage Services, Inc.]
[JPMorgan Chase Bank, National Association]
[HomEq Servicing Corporation]


By:  ________________________
     Name:
     Title:

STATE OF CALIFORNIA
COUNTY OF ____________

            On ________________, _____, before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________________ of Deutsche Bank National Trust Company, as Trustee for Morgan Stanley IXIS Real Estate Capital Trust 2006-1, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted and executed the instrument.

            WITNESS my hand and official seal.

            (SEAL)

                                         __________________________________
                                         Notary Public, State of California

                                   EXHIBIT PP

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Trustee], [the Securities Administrator], [the Servicer], [each Subservicer] and [each Subcontractor] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":

                                                         SERVICING CRITERIA                            APPLICABLE SERVICING CRITERIA

Reference                                                     Criteria

                                                  General Servicing Considerations

1122(d)(1)(i)       Policies and procedures are instituted to monitor any performance or other                            Securities
                    triggers and events of default in accordance with the transaction agreements.             Administrator/Servicer

1122(d)(1)(ii)      If any material servicing activities are outsourced to third parties, policies                        Securities
                    and procedures are instituted to monitor the third party's performance and                Administrator/Servicer
                    compliance with such servicing activities.

1122(d)(1)(iii)     Any requirements in the transaction agreements to maintain a back-up servicer                                N/A
                    for the mortgage loans are maintained.

1122(d)(1)(iv)      A fidelity bond and errors and omissions policy is in effect on the party               Servicer/Master Servicer
                    participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

                                                 Cash Collection and Administration

1122(d)(2)(i)       Payments on mortgage loans are deposited into the appropriate custodial bank            Servicer/Master Servicer
                    accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)      Disbursements made via wire transfer on behalf of an obligor or to an investor               Servicer/Securities
                    are made only by authorized personnel.                                                      Administrator/Master
                                                                                                                            Servicer

1122(d)(2)(iii)     Advances of funds or guarantees regarding collections, cash flows or                    Servicer/Master Servicer
                    distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)      The related accounts for the transaction, such as cash reserve accounts or                   Servicer/Securities
                    accounts established as a form of overcollateralization, are separately                     Administrator/Master
                    maintained (e.g., with respect to commingling of cash) as set forth in the                              Servicer
                    transaction agreements.

1122(d)(2)(v)       Each custodial account is maintained at a federally insured depository                       Servicer/Securities
                    institution as set forth in the transaction agreements. For purposes of this                Administrator/Master
                    criterion, "federally insured depository institution" with respect to a foreign                         Servicer
                    financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)      Unissued checks are safeguarded so as to prevent unauthorized access.                        Servicer/Securities
                                                                                                                Administrator/Master
                                                                                                                            Servicer

1122(d)(2)(vii)     Reconciliations are prepared on a monthly basis for all asset-backed securities              Servicer/Securities
                    related bank accounts, including custodial accounts and related bank clearing               Administrator/Master
                    accounts. These reconciliations are (A) mathematically accurate; (B) prepared                           Servicer
                    within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and
                    (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

                                                 Investor Remittances and Reporting

1122(d)(3)(i)       Reports to investors, including those to be filed with the Commission, are                   Servicer/Securities
                    maintained in accordance with the transaction agreements and applicable                     Administrator/Master
                    Commission requirements. Specifically, such reports (A) are prepared in                                 Servicer
                    accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)      Amounts due to investors are allocated and remitted in accordance with                       Servicer/Securities
                    timeframes, distribution priority and other terms set forth in the transaction              Administrator/Master
                    agreements.                                                                                             Servicer

1122(d)(3)(iii)     Disbursements made to an investor are posted within two business days to the                 Servicer/Securities
                    Servicer's investor records, or such other number of days specified in the                  Administrator/Master
                    transaction agreements.                                                                                 Servicer

1122(d)(3)(iv)      Amounts remitted to investors per the investor reports agree with cancelled                  Servicer/Securities
                    checks, or other form of payment, or custodial bank statements.                             Administrator/Master
                                                                                                                            Servicer

                                                      Pool Asset Administration

1122(d)(4)(i)       Collateral or security on mortgage loans is maintained as required by the            Trustee/Servicer/Securities
                    transaction agreements or related mortgage loan documents.                                         Administrator

1122(d)(4)(ii)      Mortgage loan and related documents are safeguarded as required by the               Trustee/Servicer/Securities
                    transaction agreements                                                                             Administrator

1122(d)(4)(iii)     Any additions, removals or substitutions to the asset pool are made, reviewed                Servicer/Securities
                    and approved in accordance with any conditions or requirements in the                              Administrator
                    transaction agreements.

1122(d)(4)(iv)      Payments on mortgage loans, including any payoffs, made in accordance with the                          Servicer
                    related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)       The Servicer's records regarding the mortgage loans agree with the Servicer's                           Servicer
                    records with respect to an obligor's unpaid principal balance.

1122(d)(4)(vi)      Changes with respect to the terms or status of an obligor's mortgage loans                              Servicer
                    (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)     Loss mitigation or recovery actions (e.g., forbearance plans, modifications and                         Servicer
                    deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)    Records documenting collection efforts are maintained during the period a                               Servicer
                    mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)      Adjustments to interest rates or rates of return for mortgage loans with                                Servicer
                    variable rates are computed based on the related mortgage loan documents.

1122(d)(4)(x)       Regarding any funds held in trust for an obligor (such as escrow accounts): (A)                         Servicer
                    such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                    and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)      Payments made on behalf of an obligor (such as tax or insurance payments) are                           Servicer
                    made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)     Any late payment penalties in connection with any payment to be made on behalf                          Servicer
                    of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

1122(d)(4)(xiii)    Disbursements made on behalf of an obligor are posted within two business days                          Servicer
                    to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are recognized and                     Servicer/Securities
                    recorded in accordance with the transaction agreements.                                            Administrator

1122(d)(4)(xv)      Any external enhancement or other support, identified in Item 1114(a)(1) through        Securities Administrator
                    (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

                                          EXHIBIT QQ

                               Additional Form 10-D Disclosure

----------------------------------------------------------------------------------------------
                               ADDITIONAL FORM 10-D DISCLOSURE

----------------------------------------------------------------------------------------------
          Item on Form 10-D                                   Party Responsible
----------------------------------------------------------------------------------------------
   Item 1: Distribution and Pool
      Performance Information


----------------------------------------------------------------------------------------------
Information included in the Monthly Statement                     Servicers/
                                                               Master Servicer/
                                                           Securities Administrator

----------------------------------------------------------------------------------------------
Any information required by Item 1121 of                          Depositor
Regulation AB which is NOT included on the
Monthly Statement

----------------------------------------------------------------------------------------------
           Item 2: Legal Proceedings

Any legal proceeding pending against the
following entities or their respective
property, that is material to
Certificateholders, including any proceedings
known to be contemplated by governmental
authorities:
----------------------------------------------------------------------------------------------
o Issuing Entity                                          Master Servicer/Securities
                                                           Administrator/Servicers
----------------------------------------------------------------------------------------------
o Sponsor                                           Sponsor (if a party to the Pooling and
                                                      Servicing Agreement) or Depositor
----------------------------------------------------------------------------------------------
o Depositor                                                       Depositor
----------------------------------------------------------------------------------------------
o Trustee                                                          Trustee
----------------------------------------------------------------------------------------------
o Securities Administrator                                 Securities Administrator
----------------------------------------------------------------------------------------------
o Master Servicer                                              Master Servicer
----------------------------------------------------------------------------------------------
o Any Responsible Party                                      Responsible Parties
----------------------------------------------------------------------------------------------
o Any Item 1110(b) of Regulation AB Originator                    Depositor
(other than a Responsible Party)
----------------------------------------------------------------------------------------------
o Any Item1108(a)(2) of Regulation Servicer                       Servicers
(other than the Master Servicer or Securities
Administrator)
----------------------------------------------------------------------------------------------
o Any other party contemplated by Item                            Depositor
1100(d)(1) of Regulation AB
----------------------------------------------------------------------------------------------
Item 3: Sale of Securities and Use of Proceeds                    Depositor

Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the
sponsor, depositor or issuing entity, that are
backed by the same asset pool or are otherwise
issued by the issuing entity, whether or not
registered, provide the sales and use of
proceeds information in Item 701 of Regulation
S-K.  Pricing information can be omitted if
securities were not registered.
----------------------------------------------------------------------------------------------
    Item 4: Defaults Upon Senior Securities                Securities Administrator

Information from Item 3 of Part II of Form
10-Q:

Report the occurrence of any Event of Default
(after expiration of any grace period and
provision of any required notice)
----------------------------------------------------------------------------------------------
  Item 5: Submission of Matters to a Vote of          Depositor/Securities Administrator
               Security Holders

Information from Item 4 of Part II of Form 10-Q
----------------------------------------------------------------------------------------------
  Item 6: Significant Obligors of Pool Assets                        N/A

Item 1112(b) of Regulation AB - Significant
Obligor Financial Information*
----------------------------------------------------------------------------------------------
*This information need only be reported on the
Form 10-D for the distribution period in which
updated information is required pursuant to
the Item.
----------------------------------------------------------------------------------------------
   Item 7: Significant Enhancement Provider
                  Information

Item 1114(b)(2) of Regulation AB - Credit
Enhancement Provider Financial Information*
----------------------------------------------------------------------------------------------
o Determining applicable disclosure threshold                     Depositor
----------------------------------------------------------------------------------------------
o Requesting required financial information                       Depositor
(including any required accountants' consent
to the use thereof) or effecting incorporation
by reference
----------------------------------------------------------------------------------------------
  Item 1115(b) of Regulation AB - Derivative
      Counterparty Financial Information*
----------------------------------------------------------------------------------------------
o Determining current maximum probable exposure                   Depositor
----------------------------------------------------------------------------------------------
o Determining current significance percentage                     Depositor
----------------------------------------------------------------------------------------------
o Requesting required financial information                       Depositor
(including any required accountants' consent
to the use thereof) or effecting incorporation
by reference
----------------------------------------------------------------------------------------------
*This information need only be reported on the
Form 10-D for the distribution period in which
  updated information is required pursuant to
                  the Items.
----------------------------------------------------------------------------------------------
           Item 8: Other Information             Any party to this Agreement responsible for
                                                   the applicable Form 8-K Disclosure item
Disclose any information required to be
reported on Form 8-K during the period covered
by the Form 10-D but not reported
----------------------------------------------------------------------------------------------
               Item 9: Exhibits
----------------------------------------------------------------------------------------------
    Monthly Statement to Certificateholders                Securities Administrator
----------------------------------------------------------------------------------------------
  Exhibits required by Item 601 of Regulation                     Depositor
       S-K, such as material agreements
----------------------------------------------------------------------------------------------

                                          EXHIBIT RR

                               Additional Form 10-K Disclosure

----------------------------------------------------------------------------------------------
                               ADDITIONAL FORM 10-K DISCLOSURE
----------------------------------------------------------------------------------------------
               Item on Form 10-K                              Party Responsible
----------------------------------------------------------------------------------------------
          Item 9B: Other Information             Any party to this Agreement responsible for
Disclose any information required to be                  disclosure items on Form 8-K
reported on Form 8-K during the fourth quarter
covered by the Form 10-K but not reported
----------------------------------------------------------------------------------------------
    Item 15: Exhibits, Financial Statement                 Securities Administrator
                   Schedules                                      Depositor
----------------------------------------------------------------------------------------------
   Item 1115(b) of Regulation AB: Derivative
      Counterparty Financial Information*
----------------------------------------------------------------------------------------------
o Determining current maximum probable exposure                   Depositor
----------------------------------------------------------------------------------------------
o Determining current significance percentage                     Depositor
----------------------------------------------------------------------------------------------
o Requesting required financial information                       Depositor
(including any required accountants' consent
to the use thereof) or effecting incorporation
by reference
----------------------------------------------------------------------------------------------
*This information need only be reported on the
Form 10-D for the distribution period in which
updated information is required pursuant to
the Items.
----------------------------------------------------------------------------------------------
 Item 1117 of Regulation AB: Legal Proceedings

Any legal proceeding pending against the
following entities or their respective
property, that is material to
Certificateholders, including any proceedings
known to be contemplated by governmental
authorities:
----------------------------------------------------------------------------------------------
o Issuing Entity                                          Master Servicer/Securities
                                                    Administrator/Servicers and Depositor
----------------------------------------------------------------------------------------------
o Sponsor                                           Sponsor (if a party to the Pooling and
                                                      Servicing Agreement) or Depositor
----------------------------------------------------------------------------------------------
o Depositor                                                       Depositor
----------------------------------------------------------------------------------------------
o Trustee                                                          Trustee
----------------------------------------------------------------------------------------------
o Securities Administrator                                 Securities Administrator
----------------------------------------------------------------------------------------------
o Master Servicer                                              Master Servicer
----------------------------------------------------------------------------------------------
o Any Responsible Party                                       Responsible Party
----------------------------------------------------------------------------------------------
o Any  Item 1110(b) of Regulation AB                              Depositor
Originator (other than a Responsible Party)
----------------------------------------------------------------------------------------------
o Any Item 1108(a)(2) of Regulation AB                            Servicers
Servicer (other than the Master Servicer or
Securities Administrator)
----------------------------------------------------------------------------------------------
o Any other party contemplated by Item                            Depositor
1100(d)(1) of Regulation AB
----------------------------------------------------------------------------------------------
  Item 1119 of Regulation AB: Affiliations and
                 Relationships
----------------------------------------------------------------------------------------------
Whether (a) the Sponsor, Depositor or Issuing                Depositor as to (a)
Entity is an affiliate of the following           Sponsor (if a party to this Agreement) as
parties, and (b) to the extent known and                            to (a)
material, any of the following parties are
affiliated with one another:

----------------------------------------------------------------------------------------------
o Master Servicer                                              Master Servicer
----------------------------------------------------------------------------------------------
o Securities Administrator                                 Securities Administrator
----------------------------------------------------------------------------------------------
o Trustee                                                          Trustee
----------------------------------------------------------------------------------------------
o Any other Item 1108(a)(3) of Regulation AB                      Servicers
servicer
----------------------------------------------------------------------------------------------
o Any Item 1115 of Regulation AB Derivate           Depositor/Sponsor (if a party to this
Counterparty Provider                                             Agreement)
----------------------------------------------------------------------------------------------
o Any other 1101(d)(1) material party               Depositor/Sponsor (if a party to this
                                                                  Agreement)
----------------------------------------------------------------------------------------------
Whether there are any "outside the ordinary                  Depositor as to (a)
course business arrangements" other than would      Sponsor as to (a) (if a party to this
be obtained in an arm's length transaction                        Agreement)
between (a) the Sponsor, Depositor or Issuing
Entity on the one hand, and (b) any of the
following parties (or their affiliates) on the
other hand, that exist currently or within the
past two years and that are material to a
Certificateholder's understanding of the
Certificates:

----------------------------------------------------------------------------------------------
o Master Servicer                                              Master Servicer
----------------------------------------------------------------------------------------------
o Securities Administrator                                 Securities Administrator
----------------------------------------------------------------------------------------------
o Trustee                                                         Depositor
----------------------------------------------------------------------------------------------
o Any other Item 1108(a)(3) of Regulation AB                      Servicers
servicer
----------------------------------------------------------------------------------------------
o Any Responsible Party                                       Responsible Party
----------------------------------------------------------------------------------------------
o Any Item  1110 of Regulation AB Originator        Depositor/Sponsor (if a party to this
(other than a Responsible Party)                                  Agreement)
----------------------------------------------------------------------------------------------
o Any Item 1115 of Regulation AB Derivate           Depositor/Sponsor (if a party to this
Counterparty Provider                                             Agreement)
----------------------------------------------------------------------------------------------
o Any other Item  1101(d)(1) of Regulation AB       Depositor/Sponsor (if a party to this
material party                                                    Agreement)
----------------------------------------------------------------------------------------------
Whether there are any specific relationships                 Depositor as to (a)
involving the transaction or the pool assets        Sponsor as to (a) (if a party to this
between (a) the Sponsor, Depositor or Issuing                     Agreement)
Entity on the one hand, and (b) any of the
following parties (or their affiliates) on the
other hand, that exist currently or within the
past two years and that are material:

----------------------------------------------------------------------------------------------
o Master Servicer                                              Master Servicer
----------------------------------------------------------------------------------------------
o Securities Administrator                                 Securities Administrator
----------------------------------------------------------------------------------------------
o Trustee                                                         Depositor
----------------------------------------------------------------------------------------------
o Any other Item 1108(a)(3) of Regulation AB                       Servicer
servicer
----------------------------------------------------------------------------------------------
o Any Responsible Party                                       Responsible Party
----------------------------------------------------------------------------------------------
o Any Item 1110 of Regulation AB Originator         Depositor/Sponsor (if a party to this
(other than a Responsible Party)                                  Agreement)
----------------------------------------------------------------------------------------------
o Any Item 1115 of Regulation AB Derivate           Depositor/Sponsor (if a party to this
Counterparty Provider                                             Agreement)
----------------------------------------------------------------------------------------------
o Any other Item 1101(d)(1) of Regulation AB        Depositor/Sponsor (if a party to this
material party                                                    Agreement)
----------------------------------------------------------------------------------------------

                                          EXHIBIT SS

                               Form 8-K Disclosure Information

----------------------------------------------------------------------------------------------
                               FORM 8-K DISCLOSURE INFORMATION
----------------------------------------------------------------------------------------------
               Item on Form 8-K                               Party Responsible
----------------------------------------------------------------------------------------------
  Item 1.01- Entry into a Material Definitive     The party to this Agreement entering into
                   Agreement                          such material definitive agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive
agreements that are fully disclosed in the
prospectus
----------------------------------------------------------------------------------------------
     Item 1.02- Termination of a Material           The party to this Agreement requesting
             Definitive Agreement                    termination of a material definitive
                                                                  agreement
Disclosure is required regarding termination
of  any definitive agreement that is material
to the securitization (other than expiration
in accordance with its terms), even if
depositor is not a party.

Examples: servicing agreement, custodial
agreement.
----------------------------------------------------------------------------------------------
     Item 1.03- Bankruptcy or Receivership                        Depositor

Disclosure is required regarding the
bankruptcy or receivership, with respect to any of the following:

----------------------------------------------------------------------------------------------
o Issuing Entity                                      Securities Administrator/Servicer
----------------------------------------------------------------------------------------------
o Sponsor                                           Depositor/Sponsor (if a party to this
                                                                  Agreement)
----------------------------------------------------------------------------------------------
o Depositor                                                       Depositor
----------------------------------------------------------------------------------------------
o Master Servicer                                              Master Servicer
----------------------------------------------------------------------------------------------
o Any affiliated Servicer                                  The applicable Servicer
----------------------------------------------------------------------------------------------
o Other Servicer servicing 20% or more of the              The applicable Servicer
pool assets at the time of the report
----------------------------------------------------------------------------------------------
o Other material servicers                                        Servicers
----------------------------------------------------------------------------------------------
o Trustee                                                          Trustee
----------------------------------------------------------------------------------------------
o Securities Administrator                                 Securities Administrator
----------------------------------------------------------------------------------------------
o Derivative Counterparty                           Depositor/Sponsor (if a party to this
                                                                  Agreement)
----------------------------------------------------------------------------------------------
 Item 2.04- Triggering Events that Accelerate             Master Servicer/Securities
 or Increase a Direct Financial Obligation or              Administrator/Depositor
   an Obligation under an Off-Balance Sheet
                  Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than
waterfall triggers which are disclosed in the
monthly statements to the certificateholders.
----------------------------------------------------------------------------------------------
 Item 3.03- Material Modification to Rights of        Securities Administrator/Depositor
               Security Holders

Disclosure is required of any material
modification to documents defining the rights
of Certificateholders, including the Pooling
and Servicing Agreement.
----------------------------------------------------------------------------------------------
     Item 5.03- Amendments of Articles of                         Depositor
Incorporation or Bylaws; Change of Fiscal Year
Disclosure  is  required of any  amendment  "to
the governing documents of the issuing entity".
----------------------------------------------------------------------------------------------
Item 6.01- ABS Informational and Computational                    Depositor
                   Material

----------------------------------------------------------------------------------------------
  Item 6.02- Change of Servicer or Securities             Master Servicer/Securities
                 Administrator                             Administrator/Depositor/
                                                   applicable successor Servicer/applicable
Requires disclosure of any removal,                           successor Trustee
replacement, substitution or addition of any
master servicer, affiliated servicer, other
servicer servicing 10% or more of pool assets
at time of report, other material servicers or
trustee.
----------------------------------------------------------------------------------------------
Regulation AB disclosure about any new             applicable successor Servicer/applicable
servicer or master servicer is also required.        successor Master Servicers/Depositor
----------------------------------------------------------------------------------------------
Regulation AB disclosure about any new Trustee           applicable successor Trustee
is also required.
----------------------------------------------------------------------------------------------
  Item 6.03- Change in Credit Enhancement or          Depositor/Securities Administrator
               External Support
Covers termination of any enhancement in
manner other than by its terms, the addition
of an enhancement, or a material change in the
enhancement provided.  Applies to external
credit enhancements as well as derivatives.
----------------------------------------------------------------------------------------------
Regulation AB disclosure about any new                            Depositor
enhancement provider is also required.
----------------------------------------------------------------------------------------------
     Item 6.04- Failure to Make a Required                 Securities Administrator
                 Distribution
----------------------------------------------------------------------------------------------
 Item 6.05- Securities Act Updating Disclosure                    Depositor

If any material pool characteristic differs by
5% or more at the time of issuance of the
securities from the description in the final
prospectus, provide updated Regulation AB
disclosure about the actual asset pool.
----------------------------------------------------------------------------------------------
If there are any new servicers or originators                     Depositor
required to be disclosed under Regulation AB
as a result of the foregoing, provide the
information called for in Items 1108 and 1110
respectively.
----------------------------------------------------------------------------------------------
         Item 7.01- Reg FD Disclosure              All parties to this Agreement (excluding
                                                                 the Trustee)
----------------------------------------------------------------------------------------------
            Item 8.01- Other Events                               Depositor

 Any event, with respect to which information
 is not otherwise called for in Form 8-K, that
     the registrant deems of importance to
              certificateholders.
----------------------------------------------------------------------------------------------
 Item 9.01- Financial Statements and Exhibits    The party to this Agreement responsible for
                                                      reporting/disclosing the financial
                                                            statement or exhibit.
----------------------------------------------------------------------------------------------

                                  EXHIBIT TT

                         INTEREST RATE SWAP AGREEMENT

(Multicurrency -- Cross Border)


                                     ISDA(R)

                  International Swap Dealers Association, Inc.

                                MASTER AGREEMENT

                            dated as of June 30, 2006


    IXIS FINANCIAL PRODUCTS INC.       and        MORGAN STANLEY IXIS REAL
                                                  ESTATE CAPITAL TRUST 2006-1

have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:

Interpretation

1. Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

2. Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purposes of the relevant Transaction.

3. Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

Obligations

1.    General Conditions.

(a) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(b) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(c) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(d) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(e)   Netting. If on any date amounts would otherwise be payable:--

      (i)   in the same currency; and

      (ii)  in respect of the same Transaction,

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(f)   Deduction or Withholding for Tax.

      (i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:--

            (1) promptly notify the other party ("Y") of such requirement;

            (2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

            (3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

            (4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:--

                  (A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

                  (B) the failure of a representation made by Y pursuant to
                  Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

      (ii)  Liability. If: --

            (1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

            (2) X does not so deduct or withhold; and

            (3) a liability resulting from such Tax is assessed directly against X,

      then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(g) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect o-f the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

2.    Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:--

(a) Basic Representations.

      (i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

      (ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

      (iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

      (iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in lull force and effect and all conditions of any such consents have been complied with; and

      (v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

3.    Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:--

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:--

      (i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

      (ii) any other documents specified in the Schedule or any Confirmation;
      and

      (iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or an Credit Support Document to which it is a party.

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

4.    Events of Default and Termination Events

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party:--

      (i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

      (ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

      (iii) Credit Support Default.

            (1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

            (2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

            (3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of such Credit Support Document;

      (iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

      (v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party
      (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

      (vi) Cross Default. If "Cross Default" is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

      (vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:--

            (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors;
            (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
            (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

      (viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:--

            (1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

            (2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:--

      (i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): --

            (1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

            (2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

      (ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

      (iii) Tax Event Upon Merger. The party (the "Burdened Party") on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

      (iv) Credit Event Upon Merger. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

      (v) Additional Termination Event. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

5.    Early Termination

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)   Right to Terminate Following Termination Event.

      (i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

      (ii) Transfer to Avoid Termination Event. If either an Illegality under
      Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

      If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

      Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

      (iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

      (iv) Right to Terminate. If: --

            (1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

            (2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)   Effect of Designation.

      (i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

      (ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)   Calculations.

      (i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

      (ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

      (i) Events of Default. If the Early Termination Date results from an Event of Default: --

            (1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

            (2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-Defaulting Party's Loss in respect of this Agreement.

            (3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

            (4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

      (ii) Termination Events. If the Early Termination Date results from a Termination Event: --

            (1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

            (2) Two Affected Parties. If there are two Affected Parties: --

                  (A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

                  (B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

            If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

      (iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

      (iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

6.    Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: --

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

7. Contractual Currency

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered
(i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

8.    Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.
(e) Counterparts and Confirmations.

      (i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

      (ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

9.    Offices; Multibranch Parties

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

10.   Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

11.   Notices

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:--

      (i) if in writing and delivered in person or by courier, on the date it is delivered;

      (ii) if sent by telex, on the date the recipient's answerback is received;

      (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

      (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

      (v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day. (b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it. 12. Governing Law and Jurisdiction
(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:--

      (i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

      (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

13.   Definitions

As used in this Agreement:--

"Additional Termination Event" has the meaning specified in Section 5(b).

"Affected Party" has the meaning specified in Section 5(b).

"Affected Transactions" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

"Affiliate" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Applicable Rate" means:--

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

"Burdened Party" has the meaning specified in Section 5(b).

"Change in Tax Law" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"consent" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"Credit Event Upon Merger" has the meaning specified in Section 5(b).

"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement.

"Credit Support Provider" has the meaning specified in the Schedule.

"Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

"Defaulting Party" has the meaning specified in Section 6(a).

"Early Termination Date" means the date determined in accordance with Section 6(a) or 6(b)(iv).

"Event of Default" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"Illegality" has the meaning specified in Section 5(b).

"Indemnifiable Tax" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

"law" includes any treaty, law, rule or regulation (as modified, in the ease of tax matters, by the practice of any relevant governmental revenue authority) and "lawful" and "unlawful" will be construed accordingly.

"Local Business Day" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by
Section 2(b), in the place where the relevant new account is to be located and
(d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"Loss" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except so as to avoid duplication, if Section 6(e)(i)(l) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"Market Quotation" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with a respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such determination as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

"Non-defaulting Party" has the meaning specified in Section 6(a).

"Office" means a branch or office of a party, which may be such party's head or home office.

"Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Reference Market-makers" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"Relevant Jurisdiction" means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) its relation to any payment, from or through which such payment is made.

"Scheduled Payment Date" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"Settlement Amount" means, with respect to a party and any Early Termination Date, the sum of: --

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"Specified Entity" has the meanings specified in the Schedule.

"Specified Indebtedness" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

"Specified Transaction" means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

"Stamp Tax" means any stamp, registration, documentation or similar tax.

"Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"Tax Event" has the meaning specified in Section 5(b).

"Tax Event Upon Merger" has the meaning specified in Section 5(b).

"Terminated Transactions" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either ease) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).

"Termination Currency" has the meaning specified in the Schedule.

"Termination Currency Equivalent" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"Termination Event" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"Termination Rate" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"Unpaid Amounts" owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and
(b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each ease together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

MORGAN STANLEY CAPITAL                  WELLS FARGO BANK, NATIONAL ASSOCIATION,
SERVICES INC.                           not individually, but solely as
                                        Securities Administrator for Morgan
                                        Stanley IXIS Real Estate Capital I Trust
                                        2006-1, Mortgage Pass-Through
                                        Certificates, Series 2006-1


By:/S/ William Dallal............        By: /S/ Patricia M. Russo.............
  Name: William Dallal                      Name:  Patricia M. Russo
  Title: Managing Director                  Title: Vice President

  By:/S/ Christopher Hayden......
  Name: Christopher Hayden
  Title: Managing Director

                                    SCHEDULE
                                     to the
                              1992 MASTER AGREEMENT
                            dated as of June 30, 2006

                                     between
                          IXIS Financial Products Inc.
                                  ("Party A"),

                                       and

              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                          ("Party B" or the "Trust").

Part 1. Termination Provisions

      (a)   "Specified Entity" means in relation to Party A for the purpose of:

            Section 5(a)(v) (Default under Specified Transaction), Not
Applicable.

            Section 5(a)(vi) (Cross Default), Not Applicable.

            Section 5(a)(vii) (Bankruptcy), Not Applicable.

            Section 5(b)(iv) (Credit Event Upon Merger), Not Applicable.

and in relation to Party B for the purpose of:

            Section 5(a)(v) (Default under Specified Transaction), Not
Applicable.

            Section 5(a)(vi) (Cross Default), Not Applicable.

            Section 5(a)(vii) (Bankruptcy), Not Applicable.

            Section 5(b)(iv) (Credit Event Upon Merger), Not Applicable.

      (b) The "Breach of Agreement" provisions of Section 5(a)(ii) will not apply to Party A or Party B.

      (c) The "Misrepresentation" provisions of Section 5(a)(iv) will not apply to Party A or Party B.

      (d) The "Credit Support Default" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B.

      (e) The "Cross Default" provisions of Section 5(a)(vi) will not apply to Party A or Party B.

      (f) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will not apply to Party A or Party B.

      (g) The "Automatic Early Termination" provisions of Section 6(a) will not apply to Party A or to Party B.

      (h) With respect to Party B only, the "Bankruptcy" provision of Section 5(a)(vii)(2) is hereby amended as follows:

      "(2) becomes insolvent or is unable to pay its debts (other than payments due to holders of its subordinate certificates) or fails or admits in writing its inability generally to pay its debts (other than payments to holders of its subordinate certificates) as they become due"

      (i) Payments on Early Termination. For the purpose of Section 6(e):

            (i)   Market Quotation will apply.

            (ii) The Second Method will apply.

      (j) "Termination Currency" means U.S. Dollars.

      (k) The "Additional Termination Event" provisions of Section 5(b)(v) will apply. "Additional Termination Events" means:

            (i) the delivery of notice by Party B or the Securities Administrator of the designation of an Optional Termination Date pursuant to the Pooling and Servicing Agreement, in which event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions; provided, however, that the Early Termination Date shall be no earlier than the Distribution Date related to such Optional Termination Date;

            (ii) the irrevocable direction to dissolve or otherwise terminate the Trust following which all assets of the Trust will be liquidated and the proceeds thereof will be distributed to Certificateholders, in which event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions;

            (iii) the entry by Party B, without the prior written consent of Party A (which consent shall not be unreasonably withheld or delayed), into any amendment, modification or change to the Pooling and Servicing Agreement, if such amendment, modification or change could reasonably be expected to have a material adverse effect on the rights or obligations of Party A hereunder or under the Pooling and Servicing Agreement, in which event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions. Party B will furnish to Party A a copy of each proposed amendment, modification or change to the Pooling and Servicing Agreement and a copy of each executed amendment, modification or change to the Pooling and Servicing Agreement and copies of the letter from each Rating Agency stating that such amendment, modification or change would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates;

            (iv) a Replacement Agreement shall have been entered into between Party B and a New Counterparty following a Collateralization Event in accordance with Part 5(h)(iv) of this Schedule, in which event, Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions; provided that the Early Termination Date shall be the date on which such Replacement Agreement becomes effective;

            (v) the failure of Party A to satisfy any of the requirements of
      Part 5(h)(ii) following a Collateralization Event or the requirements of
      Part 5(i) following a Substitution Event, in which event, Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions; and

            (vi) the failure of Party A to satisfy any of the requirements of
      Part 5(r), within the applicable time periods set forth therein, in which event Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions.

      (l) The "Default Under Specified Transaction" provisions of Section 5(a)(v) will not apply to Party A or Party B.

      (m) The "Tax Event" provisions of Section 5(b)(ii) will apply to Party A and Party B.

      (n) The "Tax Event Upon Merger" provisions of Section 5(b)(iii) will apply to Party A and to Party B.

      (o) The "Merger Without Assumption" provisions of Section 5(a)(viii) will apply to Party A and will not apply to Party B.

Part 2. Tax Representations.

      (a) Payer Tax Representations. For purposes of Section 3(e) of the Agreement, Party A and Party B each made the following representation:

            It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

      (b) Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Party A makes the following representation:

             (i) Party A is a corporation organized under the laws of Delaware.

For the purpose of Section 3(f) of the Agreement, Party B makes the following representations:

            (i) Party B is a trust created under an agreement governed by New York law.

Part 3. Agreement to Deliver Documents.

            For the purpose of Section 4(a), each party agrees to deliver the following documents, as applicable:

      (a)   Tax forms, documents, or certificates to be delivered are:

            Party A agrees to complete (accurately and in a manner reasonably satisfactory to Party B), execute, and deliver to Party B, United States Internal Revenue Service Form W-9, or any successor of such form, (i) before the first Payment Date under the Agreement, (ii) promptly upon reasonable demand by Party B, and (iii) promptly upon learning that any such form(s) previously provided by Party A has become obsolete or is incorrect.

            Party B agrees to complete (accurately and in a manner reasonably satisfactory to Party A), execute, and deliver to Party A, United States Internal Revenue Service Form W-9, or any successor of such form, (i) before the first Payment Date under the Agreement, (ii) promptly upon reasonable demand by Party A, and (iii) promptly upon learning that any such form(s) previously provided by Party B has become obsolete or is incorrect.

      (b)   Other documents to be delivered are:

                                                                                                   Covered by
  Party required to                                                     Date by which             Section 3(d)
   deliver document             Form/Document/Certificate              to be delivered           Representation
-------------------------------------------------------------------------------------------------------------------
Party A                 Each of (i) the Credit Support Document    On the Closing Date                 Yes
                        of Party A and (ii) certificates or
                        other documents evidencing the authority
                        of Party A, and the persons acting on
                        behalf of Party A, to enter into this
                        Agreement, each Transaction, and the
                        Credit Support Document, respectively.
-------------------------------------------------------------------------------------------------------------------
Party B                 Each of (i) an executed copy of the        On the Closing Date                 Yes
                        Pooling and Servicing Agreement and the
                        other material operative documents
                        relating thereto and referred to
                        therein, executed and delivered by the
                        parties thereto and (ii) certificates or
                        other documents evidencing the authority
                        of Party B in relation to the Agreement
                        and each Transaction and the persons
                        acting on behalf of Party B in relation
                        thereto
-------------------------------------------------------------------------------------------------------------------
Party B                 Monthly Statements and Servicer            In accordance with the
                        Remittance Reports (as defined in the      Pooling and Servicing
                        Pooling and Servicing Agreement)           Agreement
-------------------------------------------------------------------------------------------------------------------
Party A/Party B         Each of (i) opinion of in-house counsel    On the Closing Date                 No
                        to Party A in form and substance
                        satisfactory to Party B and opinion of
                        in-house counsel to Party A's Credit
                        Support Provider and (ii) opinions of
                        counsel to Party B in form and substance
                        reasonably satisfactory to Party A

Part 4.     Miscellaneous.

      (a) Addresses for Notices. For the Purpose of Section 12(a): Address for notices or communications to Party A:

            IXIS FINANCIAL PRODUCTS INC.
            Address:    9 West 57th Street, 36th Floor
                        New York, NY 10019

            Attention:  Swaps Administration
            Telephone No.: (212) 891-6298
            Facsimile No.: (212) 891-6290

            with a copy to:

            IXIS FINANCIAL PRODUCTS INC.
            Address:    9 West 57th Street, 36th Floor
                        New York, NY 10019

            Attention:  General Counsel
            Telephone No.: (212) 891-6137
            Facsimile No.: (212) 891-1922

            Address for notices or communications to Party B:

            c/o Securities Administrator:

            Address:    Wells Fargo Bank, National Association
                        9062 Old Annapolis Road
                        Columbia, Maryland 21045-1951
                        Telecopy No.: 410-715-2380
            Attention:  Client Manager - MSIX 2006-1

      (b)   Process Agent. For the purpose of Section 13(c):

            Party A appoints as its Process Agent:  Not Applicable.

            Party B appoints as its Process Agent:  Not Applicable.

      (c)   Offices; Multibranch Parties.

            (i) The provisions of Section 10(a) will be applicable to the Agreement.

            (ii)  For the purpose of Section 10(c) of the Agreement:

                  Party A is not a Multibranch Party.
                  Party B is not a Multibranch Party.

      (d)   Calculation Agent. The Calculation Agent is Party A.

      (e) Governing Law. The Agreement and each Confirmation will, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by, and construed and enforced in accordance with, the law of the State of New York.

      (f) Waiver of Right to Trial by Jury. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY CREDIT SUPPORT DOCUMENT.

      (g) Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of Subparagraph (i) thereof the word "non-"; and (ii) deleting the final paragraph thereof.

      (h) "Affiliate" will have the meaning specified in Section 14, except that it shall not apply to Party B.

      (i) "Netting of Payments." Subparagraph (ii) of Section 2(c) of the Agreement will apply to all Transactions under the Agreement.

      (j) Credit Support Document. Details of any Credit Support Document:

            (i) Party A: (A) (i) with respect to Transactions entered into with an Effective Date on or before January 23, 2007, and a final termination date on or before January 23, 2017, the guarantee of the obligations of Party A by IXIS Corporate & Investment Bank (as successor-in-interest to CDC Finance-CDC IXIS), dated as of October 23, 2003 with recourse, according to the terms thereof, to Caisse des Depots et Consignations, and
      (ii) with respect to Transactions entered into with an Effective Date (a) on or before January 23, 2007 and a final termination date after January 23, 2017 or (b) after January 23, 2007 regardless of the final termination date, the guarantee of the obligations of Party A by IXIS Corporate & Investment Bank dated as of November 1, 2004 without recourse to Caisse des Depots et Consignations and (B) with respect to all Transactions, any ISDA Credit Support Annex entered into pursuant to Part 5(h)(ii) or Part 5(r)(C)(1) (the "Credit Support Annex"); provided that Party A shall not be required to post any Eligible Collateral except as and to the extent provided herein; and

            (ii) Party B: Not Applicable.

      (k) Credit Support Provider. Credit Support Provider means:

            (i) in relation to Party A: IXIS Corporate & Investment Bank, a limited liability company with executive and supervisory boards (societe anonyme a Directoire et Conseil de Surveillance) organized under the laws of the Republic of France; and

            (ii) in relation to Party B: Not Applicable.

Part 5. Other Provisions.

      (a) Definitions. The 2000 ISDA Definitions (the "Definitions") are incorporated into the Agreement and shall form part of the Agreement. In the event of any inconsistency among or between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) this Schedule; (iii) any other relevant definitions incorporated herein or in any Confirmation; (iv) the Definitions; (v) Sections 1 to 14 of the Agreement.

            "Pooling and Servicing Agreement" means that certain Pooling and Servicing Agreement, June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and as Securities Administrator and as Servicer, Saxon Mortgage Services, Inc., as Servicer, JPMorgan Chase Bank, National Association, as Servicer, HomEq Servicing Corporation, as Servicer, First NLC Financial Services, LLC, as Responsible Party, Decision One Mortgage Company, LLC, as Responsible Party, WMC Mortgage Corp., as Responsible Party, and Deutsche Bank National Trust Company, as Trustee, as the same may be amended or supplemented from time to time.

            Capitalized terms used in this Schedule but not defined in the Definitions, Section 14 of the Agreement or elsewhere herein shall have the meanings assigned to them in the Pooling and Servicing Agreement.

      (b) Severability. If any term, provision, covenant, or condition of the Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if the Agreement had been executed with the invalid or unenforceable portion eliminated, so long as the Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of the Agreement and the deletion of such portion of the Agreement will not substantially impair the respective benefits or expectations of the parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 1(c), 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with, any such Section) shall be so held to be invalid or unenforceable.

      (c) Additional Representations. Section 3 is hereby amended by adding the following additional Subsections:

            (i) No Agency. Party A is acting for its own account as principal and the Securities Administrator is executing the Agreement on behalf of the Trust as Party B and not for its own account in entering into the Agreement and each Transaction (and otherwise not as agent or in any other capacity, fiduciary or otherwise).

            (ii) Eligible Contract Participant. (a) It is an "eligible contract participant" as defined in the Commodity Exchange Act, as amended by the Commodity Futures Modernization Act of 2000, (b) the Agreement and each Transaction is subject to individual negotiation by each Party and (c) neither the Agreement nor any Transaction will be executed or traded on a "trading facility" within the meaning of Section la(33) of the Commodity Exchange Act, as amended.

            (iii) Line of Business. It has entered into the Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

            (iv) No Reliance. In connection with the negotiation of, the entering into, and the confirmation of the execution of, the Agreement and each Transaction: (i) the other party is not acting as a fiduciary or financial or investment advisor for it; (ii) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in the Agreement; and (iii) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

            (v) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

            (vi) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

      (d) Limited Recourse. Notwithstanding anything to the contrary contained herein (including, without limitation, any calculations made in accordance with Section 6 of the Agreement), the liability of Party B in relation to the Agreement and any Confirmation hereunder is limited in recourse to the portion of the assets of Party B and proceeds thereof payable to Party A thereunder applied in accordance with the priority of payments described in the Pooling and Servicing Agreement and, on exhaustion thereof, all claims against Party B arising from this Agreement or contemplated hereby shall be extinguished. The provisions of this Part 5(d) shall survive the termination of the Agreement for any reason whatsoever.

      (e) Non-petition. Party A agrees that it will not, prior to at least one year and one day (or if longer, the applicable preference period then in effect) following the payment in full of all the Certificates issued pursuant to the Pooling and Servicing Agreement and the expiration of all applicable preference periods under the laws of the United States or any other applicable jurisdiction, if longer, relating to any such payment, acquiesce, petition or otherwise invoke or cause Party B to invoke the process of any governmental authority for the purpose of commencing or sustaining a case (whether voluntary or involuntary) against Party B under any bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Party B or any substantial part of its property or ordering the winding-up or liquidation of the affairs of Party B; provided that this provision shall not restrict or prohibit Party A from joining any other person, including, without limitation, the Securities Administrator, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings already commenced or other analogous proceedings already commenced under applicable laws by such other person. The provisions of this Part 5(e) shall survive the termination of the Agreement for any reason whatsoever.

      (f) Notice of Amendments. Party B will deliver notice in writing to each Rating Agency and the Collateral Manager of any modification, amendment or waiver under Section 9(b) of the Agreement. Party B will obtain, or cause to be obtained, prior written confirmation from each Rating Agency to the effect that any proposed amendment will not result in a withdrawal, suspension or downgrade of such Rating Agency's rating assigned to any Class of Certificates, and such obligation shall be that of Party B only. Party B will provide to Party A a copy of each such prior written confirmation promptly after receipt thereof from each Rating Agency.

      (g) Transfer. Section 7 is hereby deleted in its entirety and replaced by the following:

            Neither Party A nor Party B is permitted to assign, novate or transfer (including pursuant to Section 6(b)(ii)), (whether by way of security or otherwise) as a whole or in part, any of its rights, obligations or interests under the Agreement without the prior written consent of the other party and confirmation from each Rating Agency; provided that Party A may transfer its rights and obligations under the Agreement to any Person, including, without limitation, another of Party A's offices, branches or affiliates (each, a "Transferee") on ten (10) Business Days' prior written notice to Party B, the Securities Administrator and each Rating Agency; provided that, with respect to this Part 5(g), (i) as of the date of such transfer, neither the Transferee nor Party B will be required to withhold or deduct on account of tax under the Agreement, (ii) a Termination Event or Event of Default does not occur under the Agreement as a result of such transfer, (iii) the transfer will not give rise to a taxable event or any adverse tax consequences to Party B or its interest holders, (iv) the Transferee satisfies the Swap Counterparty Ratings Requirement or the obligations transferred to the Transferee are guaranteed by a party that satisfies the Swap Counterparty Ratings Requirement pursuant to a guaranty substantially in a form meeting S&P's then-current published criteria with respect to guarantees, (v) each Rating Agency has confirmed in writing that such transfer will not result in a reduction, downgrade or withdrawal of its then-current rating of each Class of Certificates and (vi) both Party A and the Transferee are at the time of transfer "dealers in notional principal contracts" within the meaning of United States Treasury Regulation Section 1.1001-4.

      (h) Collateralization Events. (i) The following shall constitute a Collateralization Event in respect of the Agreement (each, a "Collateralization Event"):

            (A) Provided that no Substitution Event has occurred, (i) if Party A or its Credit Support Provider does not have a short-term debt rating from Moody's, the long-term senior unsecured debt rating by Moody's or Party A or its Credit Support Provider falls below "Aa3" (or if such rating is "Aa3" and is on credit watch for possible downgrade), or (ii) the short-term rating of Party A or its Credit Support Provider from Moody's is withdrawn, suspended or downgraded below "P-1" or is "P-1" and has been placed on and is remaining on credit watch with negative implications by Moody's or the long-term rating of Party A or its Credit Support Provider from Moody's is withdrawn, suspended or downgraded below "Al" or is "Al" and has been placed on and is remaining on credit watch with negative implications by Moody's, or

            (B) Provided that no Substitution Event has occurred, the long term rating of Party A or its Credit Support Provider is withdrawn, suspended or falls below (i) "A", if Party A or its Credit Support Provider has a short-term rating of at least "A-1" or (ii) "A+", if the short term rating of Party A or its Credit Support Provider from S&P is lower than "A-1" or, if Party A or its Credit Support Provider does not have a short term rating from S&P, or

            (C) Provided that no Substitution Event has occurred, the short-term issuer credit rating of Party A's Credit Support Provider from Fitch falls below "F1" or the long-term senior unsecured debt rating of Party A's Credit Support Provider from Fitch falls below "A" (the ratings described in clause (A), (B) and (C), the "Swap Counterparty Ratings Requirements").

            (ii) If a Collateralization Event occurs, Party A shall, solely at the expense of Party A, within 30 days of the occurrence of such Collateralization Event, either (A) enter into a Credit Support Annex and, pursuant to such Credit Support Annex, deliver to the Securities Administrator collateral of such types, in such amounts and at such times as are sufficient to maintain the then current rating of the Certificates by each Rating Agency as confirmed in writing by each Rating Agency, (B) find a replacement counterparty as permitted hereunder that satisfies the Swap Counterparty Ratings Requirement (subject to Part 5 (h)(iii)), (C) obtain a guarantor which absolutely and unconditionally guarantees (with such form of guarantee meeting S&P's then-current published criteria, as confirmed in writing by S&P, with respect to guarantees) for the obligations of the Swap Counterparty under the Hedge Agreement, that satisfies the Swap Counterparty Ratings Requirement or (D) take such other steps, as each Rating Agency that has downgraded Party A or its Credit Support Provider may require to ensure that the then current rating of the Certificates, by either S&P, Moody's or Fitch is not reduced or withdrawn. If Party A has not, within 30 days of the occurrence of such Collateralization Event taken any of the actions required above, an Additional Termination Event shall have occurred with Party A as the sole Affected Party. Party A shall bear all costs and expenses relating to posting Eligible Collateral and performing its obligations under the Credit Support Annex.

            (iii) At any time following a Collateralization Event, if Party A elects, upon 10 days' prior written notice to Party B, Party A may assign its rights and obligations hereunder to a New Counterparty (as defined below) pursuant to an agreement at the sole expense of Party A; provided that (A) as of the date of such assignment, the counterparty will not, as a result of such assignment, be required to withhold or deduct on account of tax under the Agreement, (B) a Termination Event or Event of Default does not occur under the Agreement as a result of such assignment and (C) each Rating Agency has confirmed in writing that such assignment will not result in a reduction, downgrade or withdrawal of its then-current rating the Certificates. Upon successful consummation of any such assignment, Party A's obligations to post collateral as contemplated above shall terminate and Party B shall release its security interest in, and return to Party A, any then-posted collateral.

            (iv) At any time following a Collateralization Event, Party A may designate a Payment Date as an Early Termination Date; provided that (A) Party A has identified a counterparty (the "New Counterparty") that satisfies the Swap Counterparty Ratings Requirement and with respect to which Rating Agency Confirmation has been received, (B) which has agreed in writing satisfactory to Party B to enter into an agreement, effective as of the date of such agreement with Party B, on terms substantially identical to the terms of the Agreement and all Transactions hereunder (a "Replacement Agreement"), (C) as of the date of such assignment, the counterparty will not, as a result of such assignment, be required to withhold or deduct on account of tax under the Agreement and (D) a Termination Event or Event of Default does not occur under the Agreement as a result of such assignment.

            (v) For the purpose of the foregoing designation of an Early Termination Date in Subsection (iv), Party A shall be the sole Affected Party and all Transactions shall be Affected Transactions. Upon Party B successfully entering into a Replacement Agreement, Party A's obligations to post collateral contemplated above shall terminate and Party B shall release its security interest in, and return to Party A, any then-posted collateral.

      (i) Substitution Events. The following shall constitute a Substitution Event in respect of the Hedge Agreement (each a "Substitution Event"):

            (i) So long as any of the Certificates are Outstanding and rated by S&P, the long term rating from S&P of Party A or its guarantor is withdrawn, suspended or downgraded below "BBB-" or, if no long term rating is available, the short term rating from S&P of Party A or its guarantor is withdrawn, suspended or downgraded below "A-3"; or

            (ii) The short-term rating of Party A or its guarantor from Moody's is withdrawn, suspended or downgraded to "P-2" or lower or the long-term rating of Party A or its guarantor is withdrawn, suspended or downgraded to "A3" or lower, or, if no short-term rating is available, the long-term rating of Party A or its guarantor from Moody's is withdrawn, suspended or downgraded to "A2" or lower; or

            (iii) The short-term issuer credit rating of Party A's Credit Support Provider from Fitch is withdrawn, suspended or falls below "F2" or the long-term senior unsecured debt rating of Party A's Credit Support Provider from Fitch is withdrawn, suspended or falls below "BBB-".

            If a Substitution Event occurs, Party A will be required, within 10 days following such Substitution Event, to assign its rights and obligations under all Transactions at no cost to Party B to a party (the "Substitute Party") selected by Party A who meets the Swap Counterparty Ratings Requirements and with respect to which each Rating Agency has confirmed in writing that its then-current ratings on any Certificates rated by such Rating Agency will not be adversely affected; provided that such right shall be subject to the assumption by the Substitute Party of all of Party A's obligations hereunder pursuant to an agreement satisfactory to Party B, and subject to the payment to Party A by the Substitute Party or by Party A to the Substitute Party (as applicable) of the Substitution Assignment Amount (as defined below) or such lesser or greater amount as Party A and such Substitute Party may agree, which in either case shall be the only amount payable by or to Party A in connection with such assignment. Upon successful consummation of the assignment to a Substitute Party as contemplated in this Part 5(i), Party A's obligations to post collateral as contemplated in Part 5(h) shall terminate and Party B shall release its security interest in, and return to Party A, any then-posted collateral.

            The "Substitution Assignment Amount" shall be calculated in accordance with the Market Quotation method as if the date of determination were an Early Termination Date for which all Transactions were Affected Transactions and Party A were the sole Affected Party; provided, however, that for purposes of this Part 5(i), Market Quotation shall mean, in the event that fewer than three quotations are provided, the average of the quotations provided.

      (j) Interpretation. References in the Agreement to the parties hereto, Party A and Party B, shall (for the avoidance of doubt) include, where appropriate, any permitted successors or assigns thereof.

      (k) Section 14 Definitions. The definition of "law" in Section 14 is hereby amended by the insertion of the words "either generally or with respect to a party to the Agreement" after the phrase "any relevant governmental revenue authority" and the addition of the words "Change in Tax Law", before the word "lawful" in the second line.

      (l) Gross Up. The third line of Section 2(d)(i) of the Agreement is hereby amended by the insertion before the phrase "of any relevant governmental revenue authority" of the words ", application or official interpretation" and the insertion of the words "(either generally or with respect to a party of the Agreement)" after such phrase.

      (m) Recorded Conversations. Each party to the Agreement acknowledges and agrees that the other may electronically record all telephonic conversations between them in connection with the Agreement or any Transaction or any other transaction between the parties and, to the extent admissible, any such recordings may be submitted in evidence to any court or in any proceeding for the purpose of establishing any matters pertinent to the Agreement or any such Transaction or transactions.

      (n) Limitation of Liability. No party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits (whether or not arising from negligence).

      (o) Applicable Transaction. This Agreement will apply to the one interest rate swap Transaction entered into between Party A and Party B confirmed by the Confirmation dated May 25, 2006 (the "Interest Rate Swap"), and that any subsequent transaction shall be governed by its own ISDA Master Agreement unless otherwise agreed. The parties hereto acknowledge that this Agreement will terminate on the date of expiration of the Transaction.

      (p) Set-off. Notwithstanding any provision of this Agreement, except as specifically provided for in Section 2(c) and, other than in connection with the calculation of the Defaulted Swap Termination Payment, Section 6(e) of this Agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.

      (q) Securities Administrator Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by Wells Fargo Bank, N.A. (i) this Agreement is executed and delivered by Wells Fargo Bank, N.A. not in its individual capacity but solely as Securities Administrator under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it as securities administrator thereunder,
(ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of the Securities Administrator but is made and intended for the purpose of binding only the Trust, (iii) under no circumstances shall Wells Fargo Bank, N.A. in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement, and (iv) all Persons having any claim against the Securities Administrator by reason of this Agreement or the transaction contemplated hereby shall look solely to the assets of the Trust for payment satisfaction thereof.

      (r) Compliance with Regulation AB.

            (A) If at any time, in the reasonable determination made in good faith of the Sponsor (as defined in the Prospectus Supplement), the aggregate "significance percentage" (as defined in Regulation AB ("Regulation AB") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of all derivative instruments (contemplated by Item 1115 of Regulation AB) provided by Party A and any of its affiliates to the Issuing Entity (as defined in the Prospectus Supplement) is at least 10% but less than 20%, Party A shall, subject to subparagraph (C) below, within five (5) Business Days following request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the financial information required under Item 1115(b)(1) of Regulation AB for Party A (and for the group of affiliated entities, if applicable) (the "Item 1115(b)(1) Information"). Any such Item 1115(b)(1) Information shall be in a form suitable for conversion to the format required for filing by the Depositor with the Securities and Exchange Commission via the Electronic Data Gathering and Retrieval System (EDGAR).

            (B) If at any time, in the reasonable determination made in good faith of the Sponsor, the aggregate "significance percentage" of all derivative instruments (contemplated by Item 1115 of Regulation AB) provided by Party A and any of its affiliates to the Issuing Entity (as defined in the Prospectus Supplement) is at least 20%, Party A shall, subject to subparagraph (C) below, within five (5) Business Days following request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the financial information required under Item 1115(b)(2) of Regulation AB for Party A (and for the group of affiliated entities, if applicable) (the "Item 1115(b)(2) Information", and together with the Item 1115(b)(1) Information, the "Additional Information"). Any such Item 1115(b)(2) Information shall be in a form suitable for conversion to the format required for filing by the Depositor with the Securities and Exchange Commission via the Electronic Data Gathering and Retrieval System (EDGAR). In addition, any such Item 1115(b)(2) Information shall be accompanied by any necessary auditor's consents.

            (C) If Party A is unable to satisfy the Sponsor and the Depositor as to its ability to provide any such Additional Information if, as and when required, Party A shall, at its option, within ten (10) Business Days following request therefor, (1) promptly post collateral satisfactory to the Sponsor in an amount which is reasonably determined in good faith to be sufficient to reduce the aggregate "significance percentage" to (x) in the case of subparagraph (A) above, below 10%, and (y) in the case of subparagraph (B) above, provided Party A is able to meet the requirements of subparagraph (A) above, below 20%, in each case pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Sponsor, or (2) at the sole expense of Party A, without any expense or liability to the Sponsor, the Depositor, Party B or the Issuing Entity, assign its rights and delegate its obligations under the Agreement to a substitute counterparty reasonably acceptable to the Sponsor and the Depositor that
      (x) is able to provide such Additional Information if, as and when required, (y) meets the Swap Counterparty Ratings Requirements and (z) enters into an agreement similar in form to this Agreement pursuant to which such substitute counterparty agrees to provide the Additional Information if, as and when required.

            (D) Party A's obligation to provide any such Additional Information shall terminate beginning in any such year in which the Issuing Entity's obligation to file periodic reports under the Exchange Act has terminated.


                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

                              IXIS FINANCIAL PRODUCTS INC.


                              By:  /s/ William Dellal
                                 -----------------------------------------------
                                 Name:William Dellal
                                 Title: Managing Director


                              By:  /s/ Christopher Hayden
                                 -----------------------------------------------
                                 Name:Christopher Hayden
                                 Title: Managing Director


                              MORGAN STANLEY IXIS REAL ESTATE CAPITAL TRUST
                              2006-1


                              By:   Wells Fargo Bank, N.A. not in its
                                    individual capacity but solely as
                                    Securities Administrator

                              By:  /s/ Patricia M. Russo
                                 -----------------------------------------------
                                 Name: Patricia M. Russo
                                 Title: Vice President

Date:    June 30, 2006


To:      Morgan Stanley IXIS Real Estate Capital Trust 2006-1


From:    IXIS FINANCIAL PRODUCTS INC. (formerly known as CDC FINANCIAL
         PRODUCTS INC.)
         9 W. 57th Street
         New York, NY
         Telephone: 212 891 6298/6194
         Facsimile: 212 891 0660

--------------------------------------------------------------------------------

                              RE: SWAP TRANSACTION

      The purpose of this letter (this "Confirmation") is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below.

      The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc., ("ISDA") are incorporated into this Confirmation. Capitalized terms used in this Confirmation have the respective meanings specified in this Confirmation (or elsewhere in the Agreement, as defined below). In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Capitalized terms used herein but not otherwise defined in the Agreement or in this Confirmation shall have the meaning ascribed thereto in the Pooling and Servicing Agreement, dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and as Securities Administrator and as Servicer, Saxon Mortgage Services, Inc., as Servicer, JPMorgan Chase Bank, National Association, as Servicer, HomEq Servicing Corporation, as Servicer, First NLC Financial Services, LLC, as Responsible Party, Decision One Mortgage Company, LLC, as Responsible Party, WMC Mortgage Corp., as Responsible Party, and Deutsche Bank National Trust Company, as Trustee (as amended, modified or supplemented from time to time, the "Pooling and Servicing Agreement").

      This Confirmation constitutes a "Confirmation" as referred to in, and supplements, forms part of and is subject to, the ISDA Master Agreement dated as of June 30, 2006 (including the Schedule thereto), as amended and supplemented from time to time (the "Agreement"), between IXIS Financial Products Inc. ("Party A") and Morgan Stanley IXIS Real Estate Capital Trust 2006-1 ("Party B"). All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

1. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Party A: IXIS FINANCIAL PRODUCTS INC. (formerly known as CDC FINANCIAL PRODUCTS INC.)

Party B:        Morgan Stanley IXIS Real Estate Capital Trust 2006-1

GENERAL TERMS

The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

  Our Ref:                          300564CF

  Notional Amount:                  With respect to any Calculation Period,
                                    the product of the amount and the
                                    multiplier set forth for such period on
                                    Schedule A attached hereto

  Trade Date:                       June 6, 2006

  Effective Date:                   June 30, 2006

  Termination Date:                 November 25, 2010 subject to adjustment in
                                    accordance with the Following Business Day
                                    Convention

  Initial Premium Payment by Party  $226,000.00, to be paid on the Effective
  B to the Party A:                 Date.

FLOATING AMOUNTS

  Floating Rate Payer:              Party A

  Floating Rate Payer Payment Date: The Business Day prior to the related Fixed
                                    Rate Payer Payment Date, commencing July 24,
                                    2006, continuing to and including the
                                    Termination Date, subject to adjustment in accordance with the Following Business Day Convention.

  Floating Rate For Initial
  Calculation Period:               5.35000%

  Floating Rate Option:             LIBOR (as defined in the Pooling and
                                    Servicing Agreement).

  Designated Maturity:              1 Month

  Spread:                           Inapplicable

  Floating Rate Day Count Fraction: Actual/360

  Reset Dates:                      The first Business Day of each Calculation
                                    Period

  Compounding:                      Inapplicable

  Business Days:                    As defined in the Pooling and Servicing
                                    Agreement.

  Business Days for Floating Rate   London
  Fixing:

FIXED AMOUNTS

  Fixed Rate Payer:                 Party B

  Fixed Rate Payer Payment Date:    The 25th day of each month, commencing
                                    July 25, 2006, continuing to and including the Termination Date, subject to adjustment in accordance with the Following Business
                                    Day Convention.

  Fixed Rate:                       5.4000 %

  Fixed Rate Day Count Fraction:    30/360

  Period End Date:                  No Adjustment

  Other:                            For the avoidance of doubt, for purposes of
                                    Section 2(c) of the Agreement, any amounts payable by the Floating Rate Payer on a Floating Rate Payer Payment Date, and by the Fixed Rate Payer on the related Fixed Rate Payer Payment Date, shall be netted even though such dates may be different, and the party with the larger aggregate amount shall make the net payment on the related party's applicable Payment Date.

ACCOUNT DETAILS

  Payment To Party A:               CITIBANK N.A.
                                    ABA 021-000-089
                                    Account No. 36216161
                                    A/C IXISFP

  Payments To Party B:              Wells Fargo Bank, N.A.
                                    ABA No.:  121000248
                                    Account No: 3970771416 for further credit to 50928801
                                    Ref:  Client Manager - MSIX 2006-1

OFFICES

      The Office of Party A for this Transaction is New York

      The Office of Party B for this Transaction is New York

      Securities Administrator Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Confirmation is executed by Wells Fargo Bank, N.A. (i) this Confirmation is executed and delivered by Wells Fargo Bank, N.A. not in its individual capacity but solely as Securities Administrator under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it as securities administrator thereunder,
(ii) each of the representations, undertakings and agreements herein made on behalf of the Trust is made and intended not as personal representations of the Securities Administrator but is made and intended for the purpose of binding only the Trust, (iii) under no circumstances shall Wells Fargo Bank, N.A. in its individual capacity be personally liable for the payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Confirmation, and (iv) all Persons having any claim against the Securities Administrator by reason of this Agreement or the transaction contemplated hereby shall look solely to the assets of the Trust for payment satisfaction thereof.

      Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to the Transaction by signing in the space provided below and sending a copy of the executed Confirmation by telecopier (212.891.0660) to the Operations Department, IXIS Financial Products Inc., Attention: Swap Operations. If we do not hear from you within three days of the date hereof, you will be deemed to have consented to the terms set forth herein.

      It has been a pleasure working with you on this transaction and we look forward to working with you again in the future.

                                       Sincerely,

                                       IXIS Financial Products Inc.



                                          By: /s/ William Dallal
                                            ------------------------------------
                                            Name:  William Dallal
                                            Title: Managing Director



                                          By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name:  Christopher Hayden
                                            Title: Managing Director


Confirmed as of the
date first above written:

Morgan Stanley IXIS Real Estate Capital Trust 2006-1

By:   Wells Fargo Bank, N.A.
      not in its individual capacity but solely as
      Securities Administrator


      By: /s/ Patricia M. Russo
         -----------------------------
         Name: Patricia M. Russo
         Title: Vice President

                                   SCHEDULE A

                            To a Confirmation between
  IXIS FINANCIAL PRODUCTS INC. (formerly known as CDC FINANCIAL PRODUCTS INC.)
                                    (Party A)
                                       and
              Morgan Stanley IXIS Real Estate Capital Trust 2006-1
                                    (Party B)


      From*                To*            USD Notional Amount   Multiplier
------------------   ------------------   -------------------   ----------
June 30, 2006        July 25, 2006           122,764,836.08         10
July 25, 2006        August 25, 2006         117,669,385.54         10
August 25, 2006      September 25, 2006      112,821,441.62         10
September 25, 2006   October 25, 2006        108,196,993.10         10
October 25, 2006     November 25, 2006       103,747,945.43         10
November 25, 2006    December 25, 2006        99,466,069.45         10
December 25, 2006    January 25, 2007         95,343,647.96         10
January 25, 2007     February 25, 2007        91,373,455.62         10
February 25, 2007    March 25, 2007           87,548,773.51         10
March 25, 2007       April 25, 2007           83,863,312.35         10
April 25, 2007       May 25, 2007             80,311,203.58         10
May 25, 2007         June 25, 2007            76,887,296.56         10
June 25, 2007        July 25, 2007            73,586,621.88         10
July 25, 2007        August 25, 2007          70,407,424.98         10
August 25, 2007      September 25, 2007       67,358,600.02         10
September 25, 2007   October 25, 2007         64,441,922.47         10
October 25, 2007     November 25, 2007        61,652,140.55         10
November 25, 2007    December 25, 2007        58,983,710.99         10
December 25, 2007    January 25, 2008         56,387,372.88         10
January 25, 2008     February 25, 2008        53,363,699.21         10
February 25, 2008    March 25, 2008           45,887,845.99         10
March 25, 2008       April 25, 2008           15,440,621.72         10
April 25, 2008       May 25, 2008             14,329,933.04         10
May 25, 2008         June 25, 2008            13,701,184.73         10
June 25, 2008        July 25, 2008            13,157,425.76         10
July 25, 2008        August 25, 2008          12,635,511.28         10
August 25, 2008      September 25, 2008       12,134,551.35         10
September 25, 2008   October 25, 2008         11,653,684.10         10
October 25, 2008     November 25, 2008        11,192,070.03         10
November 25, 2008    December 25, 2008        10,748,962.92         10
December 25, 2008    January 25, 2009         10,313,837.51         10
January 25, 2009     February 25, 2009         9,905,963.48         10
February 25, 2009    March 25, 2009            9,152,606.22         10
March 25, 2009       April 25, 2009            4,276,667.27         10
April 25, 2009       May 25, 2009              4,055,554.94         10
May 25, 2009         June 25, 2009             3,912,884.79         10
June 25, 2009        July 25, 2009             3,782,960.59         10
July 25, 2009        August 25, 2009           3,657,237.66         10
August 25, 2009      September 25, 2009        3,535,585.15         10
September 25, 2009   October 25, 2009          3,417,875.82         10
October 25, 2009     November 25, 2009         3,303,977.01         10
November 25, 2009    December 25, 2009         3,193,779.25         10
December 25, 2009    January 25, 2010          3,087,166.57         10
January 25, 2010     February 25, 2010         2,984,026.27         10
February 25, 2010    March 25, 2010            2,884,249.04         10
March 25, 2010       April 25, 2010            2,787,728.80         10
April 25, 2010       May 25, 2010              2,694,362.38         10
May 25, 2010         June 25, 2010             2,604,050.29         10
June 25, 2010        July 25, 2010             2,516,695.75         10
July 25, 2010        August 25, 2010           2,432,204.89         10
August 25, 2010      September 25, 2010        2,350,486.69         10
September 25, 2010   October 25, 2010          2,271,452.90         10
October 25, 2010     November 25, 2010         2,195,017.94         10


*  With respect to Party A only, subject to Following Business Day Convention

                                  EXHIBIT UU

                             SUBSERVICING AGREEMENT

      THIS SUBSERVICING AGREEMENT (the "Agreement") is made and entered into between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association (hereinafter called "JPMCB"), and CHASE HOME FINANCE LLC, a Delaware limited liability corporation (hereinafter called "CHF LLC"), dated as of June 1, 2006.

                                    RECITALS

      WHEREAS, JPMCB, as servicer, desires CHF LLC to act as subservicer on certain mortgage loans (the "Subserviced Loans" as further defined below);

      WHEREAS, CHF LLC desires to act as subservicer on behalf of JPMCB on such Subserviced Loans;

      WHEREAS, JPMCB and CHF LLC desire to set forth, in writing, their agreement as to the subservicing of the Subserviced Loans.

      NOW, THEREFORE, JPMCB and CHF LLC hereby agree as follows:

A.    MORTGAGE LOANS TO BE SUBSERVICED HEREUNDER

            The mortgage loans to be subserviced hereunder are all residential mortgage loans serviced by JPMCB pursuant to the Pooling and Servicing Agreement (the "PSA") dated as of June 1, 2006 among Morgan Stanley ABS Capital I Inc., JPMCB, as servicer, Wells Fargo Bank, National Association, HomEq Servicing Corporation, First NLC Financial Services, LLC, Saxon Mortgage Services, Inc., Decision One Mortgage Company, LLC, WMC Mortgage Corp., IXIS Real Estate Capital, Inc. and Deutsche Bank National Trust Company relating to the Morgan Stanley IXIS Real Estate Capital Trust 2006-1 securitization transaction (all of which mortgage loans are hereinafter referred to as "Subserviced Loans").

B.    GENERAL SUBSERVICING PROCEDURE:

           CHF LLC shall service and administer the Subserviced Loans in accordance with (i) any federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority, as applicable to the Subserviced Loans (hereinafter referred to as "Applicable Law") and (ii) Accepted Servicing Practices (as defined in the PSA).

           It is agreed that CHF LLC, as subservicer, shall perform all servicing functions relative to the Subserviced Loans on behalf of JPMCB as are required to be performed by CHF pursuant to the Agreement Regarding Servicing and Subservicing between JPMCB and CHF dated effective as of January 1, 2005 (the "Primary Subservicing Agreement"). The Primary Subservicing Agreement requires, among other things, for CHF LLC to comply with (x) Regulation AB (as defined in the PSA) and (y) all terms and conditions of the operative agreement pursuant to which JPMCB is named servicer including the PSA. In addition, CHF LLC shall perform all of the obligations, responsibilities and duties of a "Subservicer" under the PSA. .

C.    SERVICING FEE:

      1. The fee paid to CHF LLC hereunder for the Subserviced Loans shall be the "Servicing Fee" provided in the PSA less such amount as may be set out in the Primary Subservicing Agreement.

      2. In addition to the foregoing, CHF LLC shall retain all ancillary income that JPMCB is entitled to receive under the PSA.

D.    TERMINATION OF AGREEMENT:

            JPMCB may, by written notice to CHF LLC, terminate this Agreement as to the Subserviced Loans in accordance with the provisions of the Primary Subservicing Agreement.

E.          MISCELLANEOUS:

      1. This Agreement may not be modified or changed except by an instrument in writing duly executed by all parties hereto.

      2. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

      3. To the extent of any conflict between the provisions of this Agreement on the one hand and the Primary Subservicing Agreement on the other hand, the Primary Subservicing Agreement shall control.

      4. Except for their proper successors and assigns, the parties hereto intend that no third party shall have any rights or claims by reason of this Agreement.

      5. Headings in this Agreement are for convenience and are not to be used for interpreting or construing any provisions hereof.

      IN WITNESS WHEREOF, each party has caused this instrument to be signed in its corporate name on its behalf by its proper officials duly authorized as of June 1, 2006.

                  JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

                  By: /s/ Carol C. Rothweil
                     ----------------------------------------------

                  Its:_______Vice President________________________


                  CHASE HOME FINANCE LLC

                  By: /s/ Carol C. Rothweil
                     ----------------------------------------------

                  Its:_______Vice President____________________

                                  EXHIBIT VV

                  FORM OF ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW

Wells Fargo Bank, N.A. as Securities Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail:  cts.sec.notifications@wellsfargo.com

Morgan Stanley ABS Capital Inc.
1585 Broadway
New York, New York 10036

Attn:  Corporate Trust Services - MSIX 2006-1 - SEC REPORT PROCESSING

      Re: **Additional Form [10-D] [10-K] [8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 8.12 of the Pooling and Servicing Agreement (the "Agreement"), dated as of June 1, 2006, among Morgan Stanley ABS Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, securities administrator, and servicer, Saxon Mortgage Services, Inc., as servicer, JPMorgan Chase Bank, National Association, as servicer, HomEq Servicing Corporation, as servicer, First NLC Financial Services, LLC, as responsible party, Decision One Mortgage Company, LLC, as responsible party, WMC Mortgage Corp., as responsible party, IXIS Real Estate Capital Inc., as a sponsor, and Deutsche Bank National Trust Company, as trustee, the undersigned, as [_________________________] hereby notifies you that certain events have come to our attention that we are required to report to you for disclosure on Form [10-D] [10-K] [8-K].

Description of additional Form [10-D] [10-K] [8-K] Disclosure:

List of any attachments hereto to be included in the Additional Form [10-D] [10-K] [8-K] Disclosure:

Each of the attachments hereto is being transmitted to the Trustee in an EDGAR-compatible format.

Any   inquiries   related  to  this   notification   should  be   directed  to
[_________________]   phone  number   [___________________];   email   address
[______________________].

                                       [NAME OF PARTY],
                                          As [Role]

                                       By: ___________________________________
                                           Name:
                                           Title:

                                  EXHIBIT WW-1

                            FORM OF SERVICER REPORTS

                     Standard File Layout - Master Servicing

                                                                                                                    Max
Column Name            Description                                       Decimal    Format Comment                  Size
---------------------- ----------------------------------------------- ------------ ------------------------------- --------
SER_INVESTOR_NBR       A value assigned by the Servicer to define a                 Text up to 10 digits              20
                       group of loans.

LOAN_NBR               A unique identifier assigned to each loan by                 Text up to 10 digits              10
                       the investor.

SERVICER_LOAN_NBR      A unique number assigned to a loan by the                    Text up to 10 digits              10
                       Servicer. This may be different
                       than the LOAN_NBR.

BORROWER_NAME          The borrower name as received in the file.                   Maximum length of 30 (Last,       30
                       It is not separated by first and last name.                  First)

SCHED_PAY_AMT          Scheduled monthly principal and scheduled       2            No commas(,) or dollar signs      11
                       interest payment that a borrower is expected                 ($)
                       to pay, P&I constant.

NOTE_INT_RATE          The loan interest rate as reported by the       4            Max length of 6                    6
                       Servicer.

NET_INT_RATE           The loan gross interest rate less the service   4            Max length of 6                    6
                       fee rate as reported by the Servicer.

SERV_FEE_RATE          The servicer's fee rate for a loan as           4            Max length of 6                    6
                       reported by the Servicer.

SERV_FEE_AMT           The servicer's fee amount for a loan as         2            No commas(,) or dollar signs      11
                       reported by the Servicer.                                    ($)

NEW_PAY_AMT            The new loan payment amount as reported by      2            No commas(,) or dollar signs      11
                       the Servicer.                                                ($)

NEW_LOAN_RATE          The new loan rate as reported by the            4            Max length of 6                    6
                       Servicer.

ARM_INDEX_RATE         The index the Servicer is using to calculate    4            Max length of 6                    6
                       a forecasted rate.

ACTL_BEG_PRIN_BAL      The borrower's actual principal balance at      2            No commas(,) or dollar signs      11
                       the beginning of the processing cycle.                       ($)

ACTL_END_PRIN_BAL      The borrower's actual principal balance at      2            No commas(,) or dollar signs      11
                       the end of the processing cycle.                             ($)

BORR_NEXT_PAY_DUE_DATE The date at the end of processing cycle that                 MM/DD/YYYY                        10
                       the borrower's next payment is due to the
                       Servicer, as reported by Servicer.

SERV_CURT_AMT_1        The first curtailment amount to be applied.     2            No commas(,) or dollar signs      11
                                                                                    ($)

SERV_CURT_DATE_1       The curtailment date associated with the                     MM/DD/YYYY                        10
                       first curtailment amount.

CURT_ADJ_ AMT_1        The curtailment interest on the first           2            No commas(,) or dollar signs      11
                       curtailment amount, if applicable.                           ($)

SERV_CURT_AMT_2        The second curtailment amount to be applied.    2            No commas(,) or dollar signs      11
                                                                                    ($)

SERV_CURT_DATE_2       The curtailment date associated with the                     MM/DD/YYYY                        10
                       second curtailment amount.

CURT_ADJ_ AMT_2        The curtailment interest on the second          2            No commas(,) or dollar signs      11
                       curtailment amount, if applicable.                           ($)

SERV_CURT_AMT_3        The third curtailment amount to be applied.     2            No commas(,) or dollar signs      11
                                                                                    ($)

SERV_CURT_DATE_3       The curtailment date associated with the                     MM/DD/YYYY                        10
                       third curtailment amount.

CURT_ADJ_AMT_3         The curtailment interest on the third           2            No commas(,) or dollar signs      11
                       curtailment amount, if applicable.                           ($)

PIF_AMT                The loan "paid in full" amount as reported by   2            No commas(,) or dollar signs      11
                       the Servicer.                                                ($)

PIF_DATE               The paid in full date as reported by the                     MM/DD/YYYY                        10
                       Servicer.

ACTION_CODE            The standard FNMA numeric code used to                       Action Code Key:                   2
                       indicate the default/delinquent status of a                  15=Bankruptcy,
                       particular loan.                                             30=Foreclosure, , 60=PIF,
                                                                                    63=Substitution,
                                                                                    65=Repurchase,70=REO

INT_ADJ_AMT            The amount of the interest adjustment as        2            No commas(,) or dollar signs      11
                       reported by the Servicer.                                    ($)

SOLDIER_SAILOR_ADJ_AMT The Soldier and Sailor Adjustment amount, if    2            No commas(,) or dollar signs      11
                       applicable.                                                  ($)

NON_ADV_LOAN_AMT       The Non Recoverable Loan Amount, if             2            No commas(,) or dollar signs      11
                       applicable.                                                  ($)

LOAN_LOSS_AMT          The amount the Servicer is passing as a loss,   2            No commas(,) or dollar signs      11
                       if applicable.                                               ($)

SCHED_BEG_PRIN_BAL     The scheduled outstanding principal amount      2            No commas(,) or dollar signs      11
                       due at the beginning of the cycle date to be                 ($)
                       passed through to investors.

SCHED_END_PRIN_BAL     The scheduled principal balance due to          2            No commas(,) or dollar signs      11
                       investors at the end of a processing cycle.                  ($)

SCHED_PRIN_AMT         The scheduled principal amount as reported by   2            No commas(,) or dollar signs      11
                       the Servicer for the current cycle -- only                   ($)
                       applicable for Scheduled/Scheduled Loans.

SCHED_NET_INT          The scheduled gross interest amount less the    2            No commas(,) or dollar signs      11
                       service fee amount for the current cycle as                  ($)
                       reported by the Servicer -- only applicable
                       for Scheduled/Scheduled Loans.

ACTL_PRIN_AMT          The actual principal amount collected by the    2            No commas(,) or dollar signs      11
                       Servicer for the current reporting cycle --                  ($)
                       only applicable for Actual/Actual Loans.

ACTL_NET_INT           The actual gross interest amount less the       2            No commas(,) or dollar signs      11
                       service fee amount for the current reporting                 ($)
                       cycle as reported by the Servicer -- only
                       applicable for Actual/Actual Loans.

PREPAY_PENALTY_ AMT    The penalty amount received when a borrower     2            No commas(,) or dollar signs      11
                       prepays on his loan as reported by the                       ($)
                       Servicer.

PREPAY_PENALTY_ WAIVED The prepayment penalty amount for the loan      2            No commas(,) or dollar signs      11
                       waived by the servicer.                                      ($)

MOD_DATE               The Effective Payment Date of the                            MM/DD/YYYY                        10
                       Modification for the loan.

MOD_TYPE               The Modification Type.                                       Varchar - value can be alpha      30
                                                                                    or numeric

DELINQ_P&I_ADVANCE_AMT The current outstanding principal and           2            No commas(,) or dollar signs      11
                       interest advances made by Servicer.                          ($)

                                  EXHIBIT WW-2

                      FORM OF SERVICER REPORT FOR JPMORGAN

SER_INVESTOR_NBR
LOAN_NBR
SERVICER_LOAN_NBR
BORROWER_NAME
SCHED_PAY_AMT
NOTE_INT_RATE
NEW_PAY_AMT
NEW_PAY_AMT
NEW_LOAN_RATE
ARM_INDEX_RATE
ACTL_BEG_PRIN_BAL
ACTL_END_PRIN_BAL
BORR_NEXT_PAY_DUE_DATE
SERV_CURT_AMT_1
PIF_AMT
ACTION_CODE
INT_ADJ_AMTSOLDIER_SAILOR_ADJ_AMT
NON_ADV_LOAN_AMT
LOAN_LOSS_AMT
SCHED_BEG_PRIN_BAL
SCHED_PRIN_AMT
SCHED_NET_INT
PREPAY_PENALTY_AMT
PREPAY_PENALTY_WAIVED
MOD_EFF_DATE
MOD_TYPE
REPUR_LOAN*
P&IADV_AMT
SUBSTITUTE_LOAN


* Indicates Mortgage Loan was repurchased for breach of a representation, warranty or covenant.

                                   EXHIBIT XX

                  Standard File Layout - Delinquency Reporting

Column/Header Name                                           Description                               Decimal  Format Comment
--------------------------   ------------------------------------------------------------------------- -------  --------------------
SERVICER_LOAN_NBR             A unique number assigned to a loan by the Servicer.  This may be different than the LOAN_NBR
LOAN_NBR                      A unique identifier assigned to each loan by the originator.
CLIENT_NBR                    Servicer Client Number
SERV_INVESTOR_NBR             Contains a unique number as
                              assigned by an external servicer to
                              identify a group of loans in their
                              system.
BORROWER_FIRST_NAME           First Name of the Borrower.
BORROWER_LAST_NAME            Last name of the borrower.
PROP_ADDRESS                  Street Name and Number of Property
PROP_STATE                    The state where the  property located.
PROP_ZIP                      Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE        The date that the borrower's next
                              payment is due to the servicer at
                              the MM/DD/YYYY end of processing
                              cycle, as reported by Servicer.
LOAN_TYPE                     Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE         The date a particular bankruptcy claim was filed.                                 MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE       The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR           The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE        The payment due date once the bankruptcy has been approved by the courts          MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE    The Date The Loan Is Removed From Bankruptcy. Either by Dismissal,                MM/DD/YYYY
                              Discharged and/or a Motion For Relief Was Granted.
LOSS_MIT_APPR_DATE            The Date The Loss Mitigation Was Approved By The Servicer                         MM/DD/YYYY
LOSS_MIT_TYPE                 The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE        The Date The Loss Mitigation /Plan Is Scheduled To End/Close                      MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE        The Date The Loss Mitigation Is Actually Completed                                MM/DD/YYYY
FRCLSR_APPROVED_DATE          The date DA Admin sends a letter to the servicer with instructions to             MM/DD/YYYY
                              begin foreclosure proceedings.
ATTORNEY_REFERRAL_DATE        Date File Was Referred To Attorney to Pursue Foreclosure                          MM/DD/YYYY
FIRST_LEGAL_DATE              Notice of 1st legal filed by an Attorney in a Foreclosure Action                  MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE     The date by which a foreclosure sale is expected to occur.                        MM/DD/YYYY
FRCLSR_SALE_DATE              The actual date of the foreclosure sale.                                          MM/DD/YYYY
FRCLSR_SALE_AMT               The amount a property sold for at the foreclosure sale.                       2   No commas(,) or
                                                                                                                dollar signs ($)
EVICTION_START_DATE           The date the servicer initiates eviction of the borrower.                         MM/DD/YYYY
EVICTION_COMPLETED_DATE       The date the court revokes legal possession of the property from the              MM/DD/YYYY
                              borrower.
LIST_PRICE                    The price at which an REO property is marketed.                               2   No commas(,) or
                                                                                                                dollar signs ($)
LIST_DATE                     The date an REO property is listed at a particular price.                         MM/DD/YYYY
OFFER_AMT                     The dollar value of an offer for an REO property.                             2   No commas(,) or
                                                                                                                dollar signs ($)
OFFER_DATE_TIME               The date an offer is received by DA Admin or by the Servicer.                     MM/DD/YYYY
REO_CLOSING_DATE              The date the REO sale of the property is scheduled to close.                      MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE       Actual Date Of REO Sale                                                           MM/DD/YYYY
OCCUPANT_CODE                 Classification of how the property is occupied.
PROP_CONDITION_CODE           A code that indicates the condition of the property.
PROP_INSPECTION_DATE          The date a  property inspection is performed.                                     MM/DD/YYYY
APPRAISAL_DATE                The date the appraisal was done.                                                  MM/DD/YYYY
CURR_PROP_VAL                 The current "as is" value of the property based on brokers price              2
                              opinion or appraisal.
REPAIRED_PROP_VAL             The amount the property would be worth if repairs are completed pursuant      2
                              to a broker's price opinion or appraisal.
If applicable:
-------------
DELINQ_STATUS_CODE            FNMA Code Describing Status of Loan
DELINQ_REASON_CODE            The circumstances which caused a
                              borrower to stop paying on a loan.
                              Code indicates the reason why the
                              loan is in default for this cycle.
MI_CLAIM_FILED_DATE           Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.          MM/DD/YYYY
MI_CLAIM_AMT                  Amount of Mortgage Insurance Claim Filed                                          No commas(,) or
                                                                                                                dollar signs ($)
MI_CLAIM_PAID_DATE            Date Mortgage Insurance Company Disbursed Claim Payment                           MM/DD/YYYY
MI_CLAIM_AMT_PAID             Amount Mortgage Insurance Company Paid On Claim                               2   No commas(,) or
                                                                                                                dollar signs ($)
POOL_CLAIM_FILED_DATE         Date Claim Was Filed With Pool Insurance Company                                  MM/DD/YYYY
POOL_CLAIM_AMT                Amount of Claim Filed With Pool Insurance Company                             2   No commas(,) or
                                                                                                                dollar signs ($)
POOL_CLAIM_PAID_DATE          Date Claim Was Settled and The Check Was Issued By The Pool Insurer               MM/DD/YYYY
POOL_CLAIM_AMT_PAID           Amount Paid On Claim By Pool Insurance Company                                2   No commas(,) or
                                                                                                                dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE   Date FHA Part A Claim Was Filed With HUD                                          MM/DD/YYYY
FHA_PART_A_CLAIM_AMT          Amount of FHA Part A Claim Filed                                              2   No commas(,) or
                                                                                                                dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE    Date HUD Disbursed Part A Claim Payment                                           MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT     Amount HUD Paid on Part A Claim                                               2   No commas(,) or
                                                                                                                dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE   Date FHA Part B Claim Was Filed With HUD                                          MM/DD/YYYY
FHA_PART_B_CLAIM_AMT          Amount of FHA Part B Claim Filed                                              2   No commas(,) or
                                                                                                                dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE    Date HUD Disbursed Part B Claim Payment                                           MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT     Amount HUD Paid on Part B Claim                                               2   No commas(,) or
                                                                                                                dollar signs ($)
VA_CLAIM_FILED_DATE           Date VA Claim Was Filed With the Veterans Admin                                   MM/DD/YYYY
VA_CLAIM_PAID_DATE            Date Veterans Admin. Disbursed VA Claim Payment                                   MM/DD/YYYY
VA_CLAIM_PAID_AMT             Amount Veterans Admin. Paid on VA Claim                                       2   No commas(,) or
                                                                                                                dollar signs ($)

                   Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
      o     ASUM- Approved Assumption
      o     BAP- Borrower Assistance Program
      o     CO- Charge Off
      o     DIL- Deed-in-Lieu
      o     FFA- Formal Forbearance Agreement
      o     MOD- Loan Modification
      o     PRE- Pre-Sale
      o     SS- Short Sale
      o     MISC- Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
      o     Mortgagor
      o     Tenant
      o     Unknown
      o     Vacant

The Property Condition field should show the last reported condition of the property as follows:
      o     Damaged
      o     Excellent
      o     Fair
      o     Gone
      o     Good
      o     Poor
      o     Special Hazard
      o     Unknown

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

            Delinquency Code      Delinquency Description
            001                   FNMA-Death of principal mortgagor
            002                   FNMA-Illness of principal mortgagor
            003                   FNMA-Illness of mortgagor's family member
            004                   FNMA-Death of mortgagor's family member
            005                   FNMA-Marital difficulties
            006                   FNMA-Curtailment of income
            007                   FNMA-Excessive Obligation
            008                   FNMA-Abandonment of property
            009                   FNMA-Distant employee transfer
            011                   FNMA-Property problem
            012                   FNMA-Inability to sell property
            013                   FNMA-Inability to rent property
            014                   FNMA-Military Service
            015                   FNMA-Other
            016                   FNMA-Unemployment
            017                   FNMA-Business failure
            019                   FNMA-Casualty loss
            022                   FNMA-Energy environment costs
            023                   FNMA-Servicing problems
            026                   FNMA-Payment adjustment
            027                   FNMA-Payment dispute
            029                   FNMA-Transfer of ownership pending
            030                   FNMA-Fraud
            031                   FNMA-Unable to contact borrower
            INC                   FNMA-Incarceration

The FNMA Delinquent Status Code field should show the Status of Default as follows:

            Status Code           Status Description
                 09               Forbearance
                 17               Pre-foreclosure Sale Closing Plan Accepted
                 24               Government Seizure
                 26               Refinance
                 27               Assumption
                 28               Modification
                 29               Charge-Off
                 30               Third Party Sale
                 31               Probate
                 32               Military Indulgence
                 43               Foreclosure Started
                 44               Deed-in-Lieu Started
                 49               Assignment Completed
                 61               Second Lien Considerations
                 62               Veteran's Affairs-No Bid
                 63               Veteran's Affairs-Refund
                 64               Veteran's Affairs-Buydown
                 65               Chapter 7 Bankruptcy
                 66               Chapter 11 Bankruptcy
                 67               Chapter 13 Bankruptcy

                                   EXHIBIT YY

               FORM 322 CALCULATION OF REALIZED LOSS/GAIN FORM 332

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1. The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2. The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3. Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12. Complete as applicable. Required documentation:

      * For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

      *     For escrow advances - complete payment history

            (to calculate advances from last positive escrow balance forward)

      * Other expenses - copies of corporate advance history showing all payments

      *     REO repairs > $1500 require explanation

      *     REO repairs >$3000 require evidence of at least 2 bids.

      * Short Sale or Charge Off require P&L supporting the decision and WFB's approved Officer Certificate

      *     Unusual or extraordinary items may require further documentation.

13.   The total of lines 1 through 12.

      Credits:
      -------

14-21. Complete as applicable. Required documentation:

      * Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

            Letter of Proceeds Breakdown.

      *     Copy of EOB for any MI or gov't guarantee

      *     All other credits need to be clearly defined on the 332 form

22.   The total of lines 14 through 21.

      Please Note:   For HUD/VA loans, use line (18a) for Part A/Initial
                     proceeds and line (18b) for Part B/Supplemental proceeds.

      Total Realized Loss (or Amount of Any Gain)
      -------------------------------------------

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by:  __________________                          Date:  _______________
Phone:  ______________________               Email Address:_____________________

Servicer Loan No.              Servicer Name                    Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type:  REO Sale               3rd Party Sale                Short Sale       Charge Off
Was this loan granted a Bankruptcy deficiency or cramdown                  Yes               No
If "Yes", provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)  Actual Unpaid Principal Balance of Mortgage Loan                 $ ________________   (1)
(2)  Interest accrued at Net Rate                                       ________________   (2)
(3)  Accrued Servicing Fees                                             ________________   (3)
(4)  Attorney's Fees                                                    ________________   (4)
(5)  Taxes (see page 2)                                                 ________________   (5)
(6)  Property Maintenance                                               ________________   (6)
(7)  MI/Hazard Insurance Premiums (see page 2)                          ________________   (7)
(8)  Utility Expenses                                                   ________________   (8)
(9)  Appraisal/BPO                                                      ________________   (9)
(10) Property Inspections                                               ________________   (10)
(11) FC Costs/Other Legal Expenses                                      ________________   (11)
(12) Other (itemize)                                                    ________________   (12)
          Cash for Keys__________________________                       ________________   (12)
          HOA/Condo Fees_______________________                         ________________   (12)
          ______________________________________                        ________________   (12)
          Total Expenses                                              $ ________________   (13)
Credits:
(14) Escrow Balance                                                   $ ________________   (14)
(15) HIP Refund                                                         ________________   (15)
(16) Rental Receipts                                                    ________________   (16)
(17) Hazard Loss Proceeds                                               ________________   (17)
(18) Primary Mortgage Insurance / Gov't Insurance                       ________________   (18a)
HUD Part A
                                                                        ________________   (18b) HUD
Part B
(19) Pool Insurance Proceeds                                            ________________   (19)
(20) Proceeds from Sale of Acquired Property                            ________________   (20)
(21) Other (itemize)                                                    ________________   (21)
     _________________________________________                          ________________   (21)
     Total Credits                                                    $ ________________   (22)
Total Realized Loss (or Amount of Gain)                               $ ________________   (23)

Escrow Disbursement Detail

   Type      Date Paid   Period of   Total Paid    Base    Penalties   Interest
(Tax/Ins.)               Coverage                 Amount
----------   ---------   ---------   ----------   ------   ---------   --------

                                   EXHIBIT ZZ

                  FORM 332 REALIZED LOSS REPORT FOR JPMORGAN TO
                             WELLS FARGO BANK, N.A.

Purpose

      To provide the Servicer with a form for the calculation of any Realized Loss (or gain) as a result of a Mortgage Loan having been foreclosed and Liquidated.

Distribution

      The Servicer will prepare the form in duplicate and send the original together with evidence of conveyance of title and appropriate supporting documentation to the Master Servicer with the Monthly Accounting Reports which supports the Mortgage Loan's removal from the Mortgage Loan Activity Report. The Servicer will retain the duplicate for its own records.

Due Date

      With respect to any liquidated Mortgage Loan, the form will be submitted to the Master Servicer no later than the date on which statements are due to the Master Servicer under Section 4.02 of this Agreement (the "Statement Date") in the month following receipt of final liquidation proceeds and supporting documentation relating to such liquidated Mortgage Loan; provided, that if such Statement Date is not at least 30 days after receipt of final liquidation proceeds and supporting documentation relating to such liquidated Mortgage Loan, then the form will be submitted on the first Statement Date occurring after the 30th day following receipt of final liquidation proceeds and supporting documentation.

Preparation Instructions

      The numbers on the form correspond with the numbers listed below.

1.    The actual Unpaid Principal Balance of the Mortgage Loan.

2. The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed.

3-7. Complete as necessary. All line entries must be supported by copies of appropriate statements, vouchers, receipts, canceled checks, etc., to document the expense. Entries not properly documented will not be reimbursed to the Servicer.

8. Accrued Servicing Fees based upon the Stated Principal Balance of the Mortgage Loan as calculated on a monthly basis.

10.   The total of lines 1 through 9.

Credits

11-17. Complete as necessary. All line entries must be supported by copies of the appropriate claims forms, statements, payment checks, etc. to document the credit. If the Mortgage Loan is subject to a Bankruptcy Deficiency, the difference between the Unpaid Principal Balance of the Note prior to the Bankruptcy Deficiency and the Unpaid Principal Balance as reduced by the Bankruptcy Deficiency should be input on line 16.

18.   The total of lines 11 through 17.

Total Realized Loss (or Amount of Any Gain)
-------------------------------------------

19. The total derived from subtracting line 18 from 10. If the amount represents a realized gain, show the amount in parenthesis ( ).

                       JPMORGAN/WELLS FARGO BANK, N.A.
                         CALCULATION OF REALIZED LOSS

--------------------------------------------------------------------------------

          [                      ] Trust:  ___________________________

Prepared by:  _______________                               Date:______________
Phone:  ___________________
Servicer Loan No.                  Servicer Name                Servicer Address


[Master Servicer and Trust Administrator]
Loan No. ______________________________
Borrower's Name:
Property
Address:

Liquidation and Acquisition Expenses:
          Actual Unpaid Principal Balance of Mortgage Loan            $___________________(1)
          Interest accrued at Net Rate                                ____________________(2)
          Attorney's Fees                                             ____________________(3)
          Taxes                                                       ____________________(4)
          Property Maintenance                                        ____________________(5)
          MI/Hazard Insurance Premiums                                ____________________(6)
          Hazard Loss Expenses                                        ____________________(7)
          Accrued Servicing Fees                                      ____________________(8)
          Other (itemize)                                             ____________________(9)
          ________________________________________                    $______________________
          ________________________________________                    _______________________
          ________________________________________                    _______________________
          ________________________________________                    _______________________
          Total Expenses                                              $__________________(10)
Credits:
          Escrow Balance                                              $__________________(11)
          HIP Refund                                                  ___________________(12)
          Rental Receipts                                                                (13)
          Hazard Loss Proceeds                                        ___________________(14)
          Primary Mortgage Insurance Proceeds                         ___________________(15)
          Proceeds from Sale of Acquired Property                     ___________________(16)
          Other (itemize)                                             ___________________(17)
          ________________________________________                    _______________________
          ________________________________________                    _______________________
          Total Credits________________________________________       $__________________(18)
          Total Realized Loss (or of Gain)                            $__________________(19)

Data must be submitted to Master Servicer in an Excel spreadsheet format with fixed field names and data type. The Excel spreadsheet should be used as a template consistently every month when submitting data for all loans that are 60 days + delinquent and/or in bankruptcy, foreclosure or REO.